As filed with the Securities and Exchange Commission on March 25, 2025.

Registration No. 333-273211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6 to

Form F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JBS B.V.*

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	2011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Stroombaan 16, 5th Floor,

1181 VX, Amstelveen, Netherlands

+31 20 656 47 00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JBS USA Food Company

1770 Promontory Circle

Greeley, Colorado 80634

+1 (970) 506-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald E. Baker, Esq.

John R. Vetterli, Esq.

Karen Katri, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

+1 (212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*

The Registrant intends to convert its legal form under Dutch law from a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and to change its name to “JBS N.V.” prior to the closing of the proposed transaction.

EXPLANATORY NOTE

JBS B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, is filing this registration statement on Form F-4 (this “Registration Statement”) to register the offering of JBS N.V. Class A Common Shares (initially in the form of JBS N.V. BDRs), which is the result of the Redemption (as defined below) immediately following the Merger of Shares (as defined below) that are part of a proposed corporate restructuring (the “Corporate Restructuring”) of JBS S.A., a corporation (sociedade anônima) incorporated under the laws of Brazil (“JBS S.A.”), and its subsidiaries (collectively, the “JBS Group”) and the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period (as defined below) (the “Conversion”). Upon the completion of the Corporate Restructuring, JBS N.V. (as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law, or “JBS N.V.”, which definition is meant to include JBS B.V. prior to the conversion of the company into a Dutch public limited liability company) will be the ultimate holding company of the JBS Group. Following the completion of the Corporate Restructuring, holders of common shares of JBS S.A. (“JBS S.A. Common Shares”) on the last day the JBS S.A. Common Shares will trade on the B3 (as defined below) (the “Last Trading Day”) and holders of American Depositary Shares (“ADSs”), each representing two JBS S.A. Common Shares (“JBS S.A. ADSs”), who surrender their JBS S.A. ADSs after the closing of the Redemption will become shareholders of JBS N.V., and JBS S.A. will be an indirect wholly-owned subsidiary of JBS N.V.

Upon completion of the Corporate Restructuring, the issued capital of JBS N.V. will consist of two classes of common shares: (1) Class A common shares, par value €0.01 per share (“JBS N.V. Class A Common Shares”); and (2) Class B common shares, par value of €0.10 per share (“JBS N.V. Class B Common Shares” and, together with the JBS N.V. Class A Common Shares, the “JBS N.V. Common Shares”). JBS N.V. intends to apply to have the JBS N.V. Class A Common Shares listed for trading on the New York Stock Exchange. JBS N.V. also intends to sponsor a Brazilian Depositary Receipt (“BDR”) program to permit JBS N.V. Class A Common Shares represented by BDRs (“JBS N.V. BDRs”) to be listed for trading on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão) (“B3”). We will not seek a listing for the JBS N.V. Class B Common Shares. The JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares will have the same economic and voting rights, except that JBS N.V. Class B Common Shares will be entitled to 10 votes per share and JBS N.V. Class A Common Shares will be entitled to one vote per share at a general meeting of shareholders of JBS N.V.

The proposed steps of the Corporate Restructuring are as follows:

Step 1: As the first step in the Corporate Restructuring, JBS N.V. will, through a series of transactions (the “Controlling Shareholder Contributions”), become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions will occur in two phases: (A) in the first phase, which took place on December 22, 2023: (1) J&F Investimentos S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil (“J&F”) contributed and transferred a portion of its JBS S.A. Common Shares (or 369,918,510 JBS S.A. Common Shares), and Fundo de Investimento em Participações em Cadeias Produtivas Agroindustriais – FIP FIAGRO Formosa – Investimento no Exterior (formerly Fundo de Investimento em Participações Multiestratégia Formosa), a Brazilian investment fund (“FIP Formosa”) indirectly wholly owned by J&F, contributed and transferred all of its JBS S.A. Common Shares (or 180,010,329 JBS S.A. Common Shares) to JBS Participações Societárias S.A., a Brazilian corporation (sociedade por ações) (“JBS Participações” or “Brazil HoldCo”) in exchange for newly-issued shares of Brazil HoldCo; (2) immediately thereafter, J&F and FIP Formosa contributed and transferred all such shares of Brazil HoldCo to J&F Investments Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg (“LuxCo”); and (3) immediately thereafter, LuxCo contributed and transferred all such shares of Brazil HoldCo to JBS N.V.; and (B) in the second phase: (1) J&F will contribute and transfer all of its remaining JBS S.A. Common Shares (or 522,224,559 JBS S.A. Common Shares) to Brazil HoldCo as payment for previously issued but unpaid shares of Brazil HoldCo; (2) immediately thereafter, J&F will contribute and transfer all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo will contribute and transfer all such shares of Brazil HoldCo to JBS N.V. As a result of the completion of the first phase of the

Controlling Shareholder Contributions, as of the date of this prospectus, J&F and Brazil HoldCo are the direct controlling shareholders of JBS S.A. (JBS S.A.’s “direct controlling shareholders”). J&F indirectly owns 100% of the total capital stock of Brazil HoldCo, and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista (our “ultimate controlling shareholders”) indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. If the Merger of Shares is not approved at the JBS S.A. General Meeting, then the second phase of the Controlling Shareholder Contributions may or may not occur, and the first phase of the Controlling Shareholder Contributions may or may not be reversed, depending exclusively on how our ultimate controlling shareholders decide to maintain their ownership structure of JBS S.A.’s common shares, which decision will not affect JBS S.A. Following the completion of the second phase of the Controlling Shareholder Contributions and immediately prior to the second step described below, we expect that LuxCo will hold 241,234,515 JBS N.V. Class A Common Shares and 294,842,184 JBS N.V. Class B Common Shares. Once the second phase of the Controlling Shareholder Contributions is completed, JBS N.V. will, through Brazil HoldCo, indirectly hold the JBS S.A. Common Shares that are currently held directly by J&F. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions have been and will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption (defined below), which will result in each holder of JBS S.A. Common Shares (“JBS S.A. Shareholder”) issued and outstanding on the Last Trading Day and each holder of JBS S.A. ADSs (“JBS S.A. ADS Holder”) who surrenders their JBS S.A. ADSs after the closing of the Redemption receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described in this prospectus. However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our ultimate controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period (as defined below).

Step 2: As the second and final step in the Corporate Restructuring, subject to the corporate approvals described below, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who surrender their JBS S.A. ADSs after the closing of the Redemption will receive JBS N.V. Class A Common Shares (and in the case of JBS S.A. Shareholders, initially in the form of BDRs) and a cash dividend on the terms defined below (the “Proposed Transaction”):

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Merger of Shares. Subject to approval at a general meeting of shareholders of JBS S.A. (the “JBS S.A. General Meeting”), a merger of shares (incorporação de ações) under Brazilian law (the “Merger of Shares”) will be implemented pursuant to which every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by Brazil HoldCo (including by The Bank of New York Mellon, as depositary with respect to the JBS S.A. ADSs (the “JBS S.A. ADS Depositary Bank”)) will be automatically contributed for their book value into Brazil HoldCo in exchange for one newly issued mandatorily redeemable preferred share of Brazil HoldCo (“Brazil HoldCo Redeemable Shares”), as a result of which JBS S.A. will become a wholly-owned subsidiary of Brazil HoldCo. The Brazil HoldCo Redeemable Shares will be mandatorily redeemable for JBS N.V. BDRs.

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Redemption. Subject to approval by JBS N.V. at a general meeting of the sole shareholder of Brazil HoldCo (the “Brazil HoldCo General Meeting”) and immediately after the implementation of the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one Brazil HoldCo Redeemable Share held (the “Redemption”). The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs.

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Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive a cash dividend.

For a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026 (the “Class A Conversion Period”), each person entitled to one or more JBS N.V. BDRs at the opening of trading on the first trading day of the JBS N.V. BDRs on the B3 (the “Conversion Record Date”), who is entitled to such JBS N.V. BDRs in connection with the Proposed Transaction, and each JBS S.A. ADS Holder who is entitled to receive the underlying JBS N.V. Class A Common Shares in connection with the Proposed Transaction (each, an “Eligible Shareholder”), may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction (the “Maximum Convertible Shares”). Except with respect to conversion requests submitted during the Last Conversion Quarter (as defined below), the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to 55% of such Eligible Shareholder’s Maximum Convertible Shares (the “Maximum Conversion Rate”). During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026) (the “Last Conversion Quarter”), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the number of JBS N.V. Class A Common Shares held by non-controlling shareholders (being at the time of the Proposed Transaction all shareholders of JBS N.V. except LuxCo) divided by the total number of JBS N.V. Common Shares outstanding multiplied by 100% (the “JBS N.V. Free Float Percentage”) on December 31, 2026 to fall below 20% (the “Minimum Free Float”), the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A

Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above. Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares. However, JBS N.V. Class B Common Shares may at any time be converted into JBS N.V. Class A Common Shares.

This Registration Statement includes a prospectus for the JBS N.V. Class A Common Shares and JBS N.V. BDRs that will be issued to JBS S.A. Shareholder and JBS S.A. ADS Holders, as the case may be, as part of the consideration upon completion of the Proposed Transaction and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted as part of the Conversion and held by Eligible Shareholders.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 25, 2025

PRELIMINARY PROSPECTUS

TRANSACTION PROPOSED

JBS N.V.

572,981,486 Class A Common Shares (including Class A Common Shares in the form of Brazilian Depositary Receipts) and up to 572,981,486 Class B Common Shares

Dear JBS S.A. Shareholder and JBS S.A. ADS Holder:

This prospectus relates to: (1) 572,981,486 Class A common shares, par value €0.01 per share (“JBS N.V. Class A Common Shares”), of JBS N.V. (as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law, or “JBS N.V.”, which definition is meant to include JBS B.V. prior to the conversion of the company into a Dutch public limited liability company), including JBS N.V. Class A Common Shares in the form of Brazilian Depositary Receipts (“BDRs”), each representing one JBS N.V. Class A Common Share (“JBS N.V. BDRs”), to be issued to holders of common shares of JBS S.A., a Brazilian corporation (sociedade anônima) (“JBS S.A.”) listed on the São Paulo Stock Exchange (B3 S.A.—Brasil, Bolsa, Balcão) (“B3”) (“JBS S.A. Common Shares”), and holders of American Depositary Shares (“ADSs”) each representing two JBS S.A. Common Shares (“JBS S.A. ADSs”), pursuant to the terms of the Proposed Transaction (as defined below) and subject to the satisfaction of certain conditions described in this prospectus; and (2) up to 572,981,486 Class B common shares, par value €0.10 per share (“JBS N.V. Class B Common Shares” and, together with the JBS N.V. Class A Common Shares, the “JBS N.V. Common Shares”), of JBS N.V. into which JBS N.V. Class A Common Shares may be converted during the Class A Conversion Period (as defined below), which will take place after the completion of the Proposed Transaction. References to the “JBS Group” are to: (i) JBS S.A. and its consolidated subsidiaries prior to the completion of the Proposed Transaction; and (ii) JBS N.V. and its consolidated subsidiaries (including JBS S.A.), following the completion of the Proposed Transaction, unless the context otherwise requires or otherwise indicated.

The Proposed Transaction is part of a corporate restructuring of the JBS Group with the purpose of listing the JBS N.V. Class A Common Shares on the New York Stock Exchange (“NYSE”) and the JBS N.V. BDRs on the B3. Prior to the Closing Date (as defined in the section “Certain Defined Terms”), JBS S.A.’s direct controlling shareholders (as defined in the section “Certain Defined Terms”) will transfer their interest in JBS S.A. to JBS N.V. Following the completion of the Proposed Transaction, JBS S.A. will be an indirect wholly-owned subsidiary of JBS N.V., and the JBS S.A. Common Shares will no longer be publicly traded.

Pursuant to the Proposed Transaction, holders of JBS S.A. Common Shares (“JBS S.A. Shareholders”) and holders of JBS S.A. ADSs (“JBS S.A. ADS Holders”) will receive JBS N.V. Class A Common Shares (and in the case of JBS S.A. Shareholders, initially in the form of BDRs) and a cash dividend on the terms defined below. The proposed transaction will consist of the three steps below (collectively, the “Proposed Transaction”):

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Merger of Shares. Subject to approval at the general meeting of shareholders of JBS S.A. scheduled for      , 2025 (“JBS S.A. General Meeting”), on the Closing Date, the merger of shares will be implemented through an incorporação de ações under the Brazilian Corporation Law (as defined in the section “Certain Defined Terms”) (the “Merger of Shares”). Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the last day the JBS S.A. Common Shares will trade on the B3 (the “Last Trading Day”) that are not held by JBS Participações Societárias S.A., a Brazilian corporation (sociedade por ações) (“Brazil HoldCo”) (including by The Bank of New York Mellon, as depositary with respect to the JBS S.A. ADSs (the “JBS S.A. ADS Depositary Bank”)) that will be wholly owned by JBS N.V. prior to the Closing Date, will be automatically contributed for their book value into Brazil HoldCo in exchange for one newly issued mandatorily redeemable preferred share of Brazil HoldCo (“Brazil HoldCo Redeemable Shares”), determined pursuant to the Exchange Ratio (as defined in the section “Certain Defined Terms”), and JBS S.A. will become a wholly-owned subsidiary of Brazil HoldCo. The Brazil HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

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Redemption. Subject to approval by JBS N.V. at a general meeting of the sole shareholder of Brazil HoldCo scheduled for      , 2025 (the “Brazil HoldCo General Meeting”) and immediately after the implementation of the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one Brazil HoldCo Redeemable Share held (the “Redemption”). The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

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Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) (the “ADS Cash Dividend Record Date”) will be entitled to receive a cash dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held (the “Cash Dividend”). The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course. Prior to the Closing Date, Brazil HoldCo expects to distribute its portion of the Cash Dividend to JBS N.V., for further distribution to LuxCo.

JBS S.A. Shareholders (and JBS S.A. ADS Holders, through the JBS S.A. ADS Depositary Bank) will have the opportunity to vote on the Proposed Transaction at the JBS S.A. General Meeting, as follows: (1) the Merger of Shares and ancillary matters, such as the Merger of Shares Protocol (as defined in the section “Certain Defined Terms”) and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of the majority (at least 50% plus 1 share) of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) (or an “absolute majority” for purposes of Brazilian corporate law); (2) the Cash Dividend requires the affirmative vote of the majority (at least 50% plus 1 share) of the issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting; and (3) the delisting of the JBS S.A. Common Shares from the Novo Mercado listing segment of the B3 (the “Delisting”) requires the affirmative vote of the majority (at least 50% plus 1 share) of the JBS S.A. Free Float Outstanding (as defined in the section “Certain Defined Terms”) (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. BNDESPar has advised us that it will abstain from voting and, therefore, it will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (see “Principal Shareholders—J&F/BNDESPar Agreement”). For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.”

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of these shares. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the

Merger of Shares) must be approved by a majority of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.7% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 14, 2025 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders” beginning on page 36.

JBS S.A.’s direct controlling shareholders, who held 48.34% of the issued and outstanding JBS S.A. Common Shares as of March 14, 2025, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is first approved by a majority of the shares held by JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting and only if the votes of JBS S.A.’s direct controlling shareholders are necessary to approve the Merger of Shares (and ancillary matters) and the Cash Dividend, which as stated above must be approved by the majority of the total outstanding JBS S.A. Common Shares or the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting, as the case may be. Accordingly, if JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting do not approve the Delisting, JBS S.A.’s direct controlling shareholders will abstain from voting on the Merger of Shares (and ancillary matters) and the Cash Dividend. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by JBS S.A.’s direct controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

The JBS S.A. General Meeting will not be called if the registration statement on Form F-4 of which this prospectus is a part is not declared effective. In order to approve the Merger of Shares, holders of at least the majority of the outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), voting together, must vote in favor of the Proposed Transaction. The completion of the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, as further described below.

The Exchange Ratio is defined in the section “Certain Defined Terms.” The Exchange Ratio has been established so that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista (our “ultimate controlling shareholders”) (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs, as described below, and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to Brazil HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADSs in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

In connection with the Proposed Transaction, Brazil HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of Resolution No. 4,373/2014 issued by the CMN (“CMN Holders”), recently revoked and replaced by Joint Resolution No. 13/2024, jointly issued by the Brazilian Central Bank and the CVM, including the JBS S.A. ADS Depositary Bank (which will receive JBS N.V. BDRs upon the settlement of the Proposed Transaction on B3). In order to determine whether any withholding will be required, CMN Holders must report, through their Brazilian custodian or broker dealer, certain information relating to their historical cost and tax domiciliation. Such information must be provided after the JBS S.A. General Meeting, in accordance with the procedures that will be publicly announced prior to the date of the JBS S.A. General Meeting. If Brazil HoldCo determines based on the available information that withholding will be required, or if any CMN Holder fails to provide such information, Brazil HoldCo has the right, at its sole discretion, to: (1) deduct any amount required to be withheld by Brazil HoldCo from the Cash Dividend payable by JBS S.A. to such CMN Holder; and (2) retain JBS N.V. BDRs which such CMN Holder is entitled to receive, in an amount sufficient to generate cash payment sufficient to cover any required tax withholding, and Brazil HoldCo will retain such amount upon sale of such BDRs. See “Material Tax Considerations—Material Brazilian Tax Considerations.”

At any time, and from time to time, on or about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs by: (1) instructing its broker or custodian operating in Brazil to cancel its JBS N.V. BDRs with Banco Bradesco S.A., in its capacity as depositary for the JBS N.V. BDRs (the “JBS N.V. BDR Depositary Bank”); and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement (as defined in the section “Certain Defined Terms”). The cancellation instruction to the broker or custodian must include an appropriate brokerage account outside of Brazil to receive the underlying JBS N.V. Class A Common Shares. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.”

For a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026 (the “Class A Conversion Period”), each person entitled to one or more JBS N.V. BDRs at the opening of trading on the first trading day of the JBS N.V. BDRs on the B3 (the “Conversion Record Date”), who is entitled to such JBS N.V. BDRs in connection with the Proposed Transaction, and each JBS S.A. ADS Holder who is entitled to receive the underlying JBS N.V. Class A Common Shares in connection with the Proposed Transaction (each, an “Eligible Shareholder”), may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction (the “Maximum Convertible Shares”). Except with respect to conversion requests submitted during the Last Conversion Quarter (as defined below), the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to 55% of such Eligible Shareholder’s Maximum Convertible Shares (the “Maximum Conversion Rate”). During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026) (the “Last Conversion Quarter”), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the number of JBS N.V. Class A Common Shares held by non-controlling shareholders (being at the time of the Proposed Transaction all shareholders of JBS N.V. except LuxCo) divided by the total number of JBS N.V. Common Shares outstanding multiplied by 100% (the “JBS N.V. Free Float Percentage”) on December 31, 2026 to fall below 20% (the “Minimum Free Float”), the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above. Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares. However, JBS N.V. Class B Common Shares may at any time be converted into JBS N.V. Class A Common Shares. For more information, see “The Proposed Transaction—Class A Conversion Period.”

Upon completion of the Proposed Transaction, JBS N.V.’s issued share capital will consist of the: (1) JBS N.V. Class A Common Shares and (2) JBS N.V. Class B Common Shares. Each JBS N.V. Class A Common Share confers the right to one vote at a general meeting of shareholders. Each JBS N.V. Class B Common Share confers the right to 10 votes at a general meeting of shareholders. Currently, there is no public market for the JBS N.V. Common Shares. We intend to apply to list the JBS N.V. Class A Common Shares on the NYSE under the symbol “JBS”. We also intend to apply to list the JBS N.V. BDRs on the B3 under the symbol “JBSS32”. We will not seek a listing for the JBS N.V. Class B Common Shares on the NYSE or on any other exchange. Trades in JBS N.V. Class A Common Shares are expected to settle through the facilities of The Depository Trust Company (“DTC”), and trades in JBS N.V. BDRs on the B3 will settle through the facilities of the Central Depositary of the B3.

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment” beginning on page 30.

To permit delivery of JBS N.V. BDRs upon completion of the Proposed Transaction, JBS N.V. has applied for its registration as a foreign issuer in Brazil and for the registration of its BDR Program with the Brazilian Securities Commission (Comissão de Valores Mobiliários (“CVM”). After the Closing Date, a holder of JBS N.V. Class A Common Shares will be able to deposit its JBS N.V. Class A Common Shares with the JBS N.V. BDR Depositary Bank and receive JBS N.V. BDRs, and a holder of JBS N.V. BDRs will be able to cancel its JBS N.V. BDRs and receive underlying JBS N.V. Class A Common Shares (see “Description of BDRs and Deposit Agreement”). Additionally, in connection with the listing of JBS N.V. BDRs, JBS N.V. expects to apply to have its BDRs classified as Level II BDRs pursuant to Brazilian regulation, in which case JBS N.V. will be required to obtain a registration as a foreign issuer in Brazil before the CVM and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Upon completion of the Proposed Transaction, the JBS S.A. Common Shares will no longer be listed on B3 or any other exchange. JBS S.A. will become a wholly owned subsidiary of Brazil HoldCo.

Immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 29.63% of the issued and outstanding JBS N.V. Class A Common Shares, which will in the aggregate represent a majority of the voting power in the general meeting of shareholders of JBS N.V., and will effectively control all matters requiring shareholder approval. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, our ultimate controlling shareholders will (indirectly, through LuxCo) hold 48.34% of the then-outstanding JBS N.V. Common Shares and 84.77% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be (indirectly) held by our ultimate controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. Common Shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

As a result of the above, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista are expected to have control or the ability to control significant corporate activities that require a resolution by shareholders at a general meeting of shareholders pursuant to Dutch law and/or JBS N.V.’s articles of association, including, among other matters, the election, suspension and removal of our board of directors, and their interests may be different from yours. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common

Shares and the JBS N.V. BDRs—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial” beginning on page 27 and “—Risks Relating to Our Business and Industries—Our ultimate controlling shareholders have influence over the conduct of our business and may have interests that are different from yours” beginning on page 57. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista may also serve as members of the board of directors of, or in other senior management positions at, JBS Group companies or affiliates. At this time, we expect that they will serve on the board of directors of JBS N.V. effective on the date of the listing of the JBS N.V. Class A Common Shares on the NYSE. For more information, see “Management—Board Structure—Director Nominees” beginning on page 207. In 2017, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, among others, entered into collaboration agreements (acordos de colaboração premiada) (the “Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), and J&F Investimentos S.A. (“J&F”), one of JBS S.A.’s direct controlling shareholders, on behalf of itself and its subsidiaries, entered into a leniency agreement (the “Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. In 2020, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista also entered into a settlement with the United States Securities and Exchange Commission (“SEC”), and J&F reached a plea agreement with the United States Department of Justice relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. As a consequence of these agreements and other proceedings related to the matters set forth therein, the reputation of our ultimate controlling shareholders has suffered and may continue to suffer. In addition, to the extent that the negative reputational impact of these events continues into the future, if pending investigations and proceedings are not resolved favorably to JBS S.A. and our ultimate controlling shareholders, or if future events or actions give rise to new investigations, allegations or proceedings involving us, our ultimate controlling shareholders or affiliates, our reputation and our ability to execute our business strategies, enter into beneficial transactions, partnerships or acquisitions, we may be materially adversely affected. For more information, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders” beginning on page 227 and the related risk factor beginning on page 59.

We will be considered a “foreign private issuer” under U.S. securities laws and the NYSE rules, and we intend to rely on corporate governance exemptions available to foreign private issuers under NYSE rules. See “Management—Corporate Governance Practices” for more information. We may also be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under NYSE rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain NYSE corporate governance standards. See “Management—Corporate Governance Practices” for more information. If we were to lose our foreign private issuer status but remain a controlled company, we may elect in the future to avail ourselves of the “controlled company” exemptions under NYSE corporate governance rules. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” beginning on page 42.

None of the SEC, the CVM, nor any securities commission of any jurisdiction has approved or disapproved any of the transactions described in this prospectus or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the Federative Republic of Brazil or a solicitation of a proxy under the laws the Federative Republic of Brazil, and it is not intended to be, and is not, a prospectus or an offer document within the meaning of Brazilian law and the rules of the CVM. You should inform yourself about and observe any such restrictions, and none of JBS N.V., JBS S.A. or their respective subsidiaries accepts any liability in relation to any such restrictions.

This prospectus does not constitute an offer of securities to the public in the European Union within the meaning of Article 3(1) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, (the “Prospectus Regulation”) and is not a prospectus or an offer document within the meaning of the Prospectus Regulation.

WE ARE NOT ASKING FOR A PROXY. The accompanying disclosure documents contain detailed information about the Proposed Transaction and the JBS S.A. General Meeting. This document is a prospectus for JBS N.V. Class A Common Shares and JBS N.V. BDRs that will be issued to JBS S.A. Shareholders and JBS S.A. ADS Holders as part of the consideration upon completion of the Proposed Transaction and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted as part of the Conversion and held by Eligible Shareholders. You should read this prospectus carefully. In particular, please read the section “Risk Factors” beginning on page 27 for a discussion of risks that you should consider in evaluating the Proposed Transaction described in this prospectus.

The date of this prospectus is     , 2025.

This document, which is part of a registration statement on Form F-4 filed with the SEC by JBS N.V., constitutes a prospectus of JBS N.V. under Section 5 of the U.S. Securities Act of 1933, as amended (“Securities Act”), with respect to JBS N.V. Class A Common Shares and JBS N.V. BDRs to be issued to JBS S.A. Shareholders and JBS S.A. ADSs, pursuant to the transactions described herein.

No person has been authorized to provide you with information that is different from what is contained in this prospectus, and, if given or made by any person, such information must not be relied upon as having been authorized. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover or such other previous reference date expressly mentioned in this prospectus. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except as required by law.

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Any reference to a website address does not constitute incorporation by reference of the information contained at or available through such website, and you should not consider it to be a part of this prospectus.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer or sale thereof is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public.

Non-U.S. shareholders should consult their advisors in considering whether there are any restrictions or limitations on transactions in the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs that may apply in their home countries. Neither JBS N.V. nor JBS S.A. can provide any assurance about whether such limitations may exist.

IMPORTANT DATES

JBS S.A. Shareholders and JBS S.A. ADS Holders should take note of the following expected important dates in connection with the Proposed Transaction:

Date / Period	Event
December 22, 2023	Corporate Restructuring – First Step, Part A: Contributions of a portion of the JBS S.A. Common Shares held by J&F and all of the JBS S.A. Common Shares held by FIP Formosa to Brazil HoldCo and of the corresponding shares issued to J&F and FIP Formosa by Brazil HoldCo to LuxCo for further transfer to JBS N.V.
, 2025	Approval by the board of directors of JBS S.A. to convene the JBS S.A. General Meeting
On or about , 2025	Formal notice convening the JBS S.A. General Meeting, published in the official gazette and a major newspaper, as required under Brazilian law
On or about , 2025	ADS Voting Record Date(1)
On or about , 2025	JBS S.A. General Meeting(1) Brazil HoldCo General Meeting ADS Cash Dividend Record Date(1)
On or about , 2025	Corporate Restructuring – First Step, Part B: Contribution of remaining JBS S.A. Common Shares held by J&F to LuxCo, for further transfer to JBS N.V. and Brazil HoldCo
On or about , 2025	Conversion of JBS B.V. into JBS N.V.
On or about , 2025	Suspension of Issuance and Cancellations of JBS S.A. ADSs(2)
On or about , 2025	Last Trading Day (JBS S.A. Common Shares)
On or about , 2025	Corporate Restructuring – Second Step: Closing Date (Merger of Shares and Redemption)
On or about , 2025	First day of trading of JBS N.V. BDRs on the B3 (Conversion Record Date)
On or about , 2025	First day holders of JBS N.V. BDRs can request cancellation of JBS N.V. BDRs
On or about , 2025	ADS Exchange Date(3)
On or about , 2025	First day of trading of JBS N.V. Class A Common Shares on the NYSE
On or about , 2025	Beginning of Class A Conversion Period
On or about , 2025	ADS Program Termination(4)
December 31, 2026	End of Class A Conversion Period

(1)	The JBS S.A. General Meeting scheduled for , 2025 will not be called if the registration statement on Form F-4 of which this prospectus is a part is not declared effective.

There is no record date for purposes of determining direct JBS S.A. Shareholders entitled to attend the JBS S.A. General Meeting or to vote. JBS S.A. Shareholders on the date of the JBS S.A. General Meeting are entitled to attend the JBS S.A. General Meeting and vote on the items set forth on the agenda, as long as they have timely provided the appropriate documentation required by JBS S.A. at the time of the call notice to the JBS S.A. General Meeting, which required documentation will be set out in the notice of the JBS S.A. General Meeting and/or in the documents relating thereto.

The record date on which JBS S.A. ADS Holders must hold JBS S.A. ADSs in order to give instructions to the JBS S.A. ADS Depositary Bank for the exercise of voting rights at the JBS S.A. General Meeting is     , 2025 (the “ADS Voting Record Date”). Anyone becoming a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting.

Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive the Cash Dividend (the “ADS Cash Dividend Record Date”). The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

(2)

The JBS S.A. ADS Depositary Bank will suspend the issuance and cancellation of JBS S.A. ADSs beginning on or about     , 2025. This means that beginning on this date, you will not be able to surrender your JBS S.A. ADSs for delivery of JBS S.A. Common Shares or deposit your JBS S.A. Common Shares for delivery of JBS S.A. ADSs. However, the closing of the issuance and cancellation books does not impact trading, and you may continue to trade your JBS S.A. ADSs.

(3)

On or about the date on which the JBS S.A. ADS Depositary Bank receives the JBS N.V. Class A Common Shares pursuant to the cancellation of the JBS N.V. BDRs it receives in connection with the Redemption, the JBS S.A. ADS Depositary Bank will initiate the exchange of existing JBS S.A. ADSs for JBS N.V. Class A Common Shares (such date, the “ADS Exchange Date”). We expect that the ADS Exchange Date will be approximately two U.S. business days after the Closing Date.

If you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary that is a participant in DTC (a “DTC Participant”), you will not be required to take any action to surrender your JBS S.A. ADSs. Once the exchange is initiated by the JBS S.A. ADS Depositary Bank on the ADS Exchange Date, DTC will surrender the JBS S.A. ADSs held by all its DTC Participants in one lot for exchange. The DTC Participant through which you hold your JBS S.A. ADSs will then allocate the JBS N.V. Class A Common Shares to which you are entitled to your broker or other securities intermediary’s account, and your broker or other securities intermediary will credit such JBS N.V. Class A Common Shares to your account. We will pay the ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, and reimburse the JBS S.A. ADS Depositary Bank for the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which fee the JBS S.A. ADS Depositary Bank must pay to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive pursuant to the Redemption. JBS S.A. ADSs will remain outstanding until surrendered for exchange. Any unsettled trades of JBS S.A. ADSs at the time DTC surrenders the JBS S.A. ADSs held by DTC Participants will be settled in JBS N.V. Class A Common Shares. If you are a registered holder of JBS S.A. ADSs, see “The Proposed Transaction—JBS S.A. ADS Holders—Receiving JBS N.V. Class A Common Shares” for more information.

(4)

The JBS S.A. ADS Deposit Agreement will terminate 30 days after the date the JBS S.A. ADS Depositary Bank issues a termination notice in respect thereof or the date on which all JBS S.A. ADSs have been surrendered for exchange, whichever occurs first. The majority of the JBS S.A. ADSs, which are held through DTC participants or by registered holders in uncertificated form, will be surrendered automatically after the ADS Exchange Date. For more information, see “The Proposed Transaction—JBS S.A. ADS Holders—Termination of JBS S.A. ADS Program.”

CERTAIN DEFINED TERMS

Except where the context otherwise requires, in this prospectus:

•

“JBS N.V.” or the “issuer” refers to JBS N.V., as JBS B.V. is expected to be known upon its renaming and conversion into a public limited liability company (naamloze vennootschap) under Dutch law prior to the Closing Date. For the avoidance of doubt, this definition is meant to include JBS B.V. prior to the conversion of the company into a Dutch public limited liability company.

•	“JBS S.A.” refers to JBS S.A., a Brazilian corporation (sociedade anônima).

•

“JBS Group,” “we,” “our,” “us,” “our company” or like terms refer to: (1) JBS S.A. and its consolidated subsidiaries prior to the completion of the Proposed Transaction; and (2) JBS N.V. and its consolidated subsidiaries (including JBS S.A.), following the completion of the Proposed Transaction, unless the context otherwise requires or otherwise indicated.

•

“JBS USA” refers to JBS USA Holding Lux S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. JBS USA Lux S.A. was merged into JBS USA on December 21, 2023, with JBS USA as the surviving entity. JBS USA is an indirect wholly-owned subsidiary of JBS S.A.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of LuxCo and holds, through Brazil Holdco, 24.79% of the JBS S.A. Common Shares. Prior to the completion of the Proposed Transaction, J&F intends to transfer the remainder of its JBS S.A. Common Shares to Brazil Holdco and to transfer the corresponding shares issued by Brazil Holdco to LuxCo for further transfer to JBS N.V., as a result of which the issuer will indirectly hold all of the shares of JBS S.A. that are currently indirectly held by our ultimate controlling shareholders.

In addition, in this prospectus, except where otherwise indicated or where the context requires otherwise:

•	“ADS” means American Depositary Share.

•

“ADS Cash Dividend Record Date” means the record date on which JBS S.A. ADS Holders must hold JBS S.A. ADSs in order to receive the Cash Dividend. The ADS Cash Dividend Record Date will be set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date).

•

“ADS Exchange Date” means date on which the JBS S.A. ADS Depositary Bank will initiate the exchange of existing JBS S.A. ADSs for JBS N.V. Class A Common Shares. We expect that the ADS Exchange Date will be approximately two U.S. business days after the Closing Date.

•

“ADS Voting Record Date” means the record date on which JBS S.A. ADS Holders must hold JBS S.A. ADSs in order to give instructions to the JBS S.A. ADS Depositary Bank for the exercise of voting rights at the JBS S.A. General Meeting. The ADS Voting Record Date is expected to be    , 2025.

•	“Australia” means the Commonwealth of Australia.

•	“BDR” means Brazilian Depositary Receipt.

•	“BNDES” means the Brazilian Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES).

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•	“BNDESPar” means BNDES Participações S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil and wholly owned by BNDES. For more information, see “Principal Shareholders.”

•	“B3” or “São Paulo Stock Exchange” means B3 S.A. – Brasil, Bolsa, Balcão.

•	“Brazil” means the Federative Republic of Brazil.

•

“Brazil Holdco” or “JBS Participações” means JBS Participações Societárias S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil. JBS Participações is a holding company that is wholly owned by JBS N.V. and controlled by our ultimate controlling shareholders. See “Principal Shareholders.” Brazil Holdco has no operations and holds no assets other than a certain number of JBS S.A. Common Shares previously owned by J&F and FIP Formosa.

•

“Brazil HoldCo General Meeting” means the general meeting of the sole shareholder of Brazil HoldCo scheduled for    , 2025, during which JBS N.V., as sole shareholder of Brazil HoldCo, will approve the Redemption.

•	“Brazil HoldCo Redeemable Shares” means Brazil HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs.

•	“Brazilian Central Bank” means the Central Bank of Brazil (Banco Central do Brasil).

•	“Brazilian Corporation Law” means the Brazilian Law No. 6,404/76, as amended.

•	“Brazilian real,” “Brazilian reais” or “R$” means the Brazilian real, the official currency of Brazil.

•

“Cash Dividend” means the proposed cash dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share, to be paid to all JBS S.A. Shareholders (including JBS S.A.’s direct controlling shareholders) as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of the ADS Cash Dividend Record Date, subject to approval at the JBS S.A. General Meeting. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. For more information, see “The Proposed Transaction.”

•

“Class A Conversion Period” means the period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026. During the Class A Conversion Period, Eligible Shareholders may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of their JBS N.V. Class A Common Shares, up to the Maximum Convertible Shares, into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held, subject to the Minimum Free Float requirement. In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•

“Class A Conversion Request” means a written request by an Eligible Shareholder or LuxCo addressed to our board of directors indicating, among other information, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder or LuxCo, as the case may be, is requesting to convert into JBS N.V. Class B Common Shares. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•	“Closing Date” means the date on which the Merger of Shares and the Redemption will take place, resulting in: (1) as it relates to the Merger of Shares, the contribution of every two JBS S.A. Common

Shares issued and outstanding on the Last Trading Day that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) in exchange for one newly issued Brazil HoldCo Redeemable Share; and (2) as it relates to the Redemption, the immediate redemption by Brazil HoldCo of all of its Brazil HoldCo Redeemable Shares for JBS N.V. BDRs.

•	“CMN” means the Brazilian Monetary Council (Conselho Monetário Nacional).

•

“Controlling Shareholder Contributions” means the first step in the Corporate Restructuring, pursuant to which JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. For more information, see “The Proposed Transaction—Overview.”

•

“Conversion” means the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•	“Conversion Record Date” means the first trading day of the JBS N.V. BDRs on the B3. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•

“Corporate Restructuring” means the corporate restructuring process that the JBS Group intends to conduct which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V. The Proposed Transaction is the second and final step in the Corporate Restructuring. For more information about the Corporate Restructuring, see “Information about JBS N.V.”

•	“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários).

•	“Delisting” means the delisting of the JBS S.A. Common Shares from the Novo Mercado listing segment of B3.

•

“direct controlling shareholders” means, with respect to JBS S.A. as of the date of this prospectus, J&F and JBS Participações, and prior to the completion of the Proposed Transaction, JBS Participações. Following the completion of the Proposed Transaction, our direct controlling shareholder will be LuxCo. See “Principal Shareholders.”

•	“DOJ” means the U.S. Department of Justice.

•	“DTC” means The Depository Trust Company.

•

“Eligible Shareholder” means a person entitled to one or more JBS N.V. BDRs at the opening of trading on the Conversion Record Date who is entitled to such JBS N.V. BDRs in connection with the Proposed Transaction, and each JBS S.A. ADS Holder who is entitled to receive the underlying JBS N.V. Class A Common Shares in connection with the Proposed Transaction. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert into JBS N.V. Class B Common Shares (the “Maximum Convertible Shares”) equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction. For more information, see “The Proposed Transaction.”

•	“EUR” or “€” means the Euro, the official currency of the European Economic Area.

•	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

•	“Exchange Ratio” means the number of Brazil HoldCo Redeemable Shares that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) will receive per JBS S.A. Common Share in consideration for the Merger of Shares. On the Closing Date, JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) will receive one Brazil HoldCo Redeemable Share for every two JBS S.A. Common Shares it holds on the Last Trading Day. Immediately thereafter, each Brazil HoldCo Redeemable Share will be redeemed in exchange for one JBS N.V. BDR. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). For more information, see “The Proposed Transaction.”

•

“FIP Formosa” means Fundo de Investimento em Participações em Cadeias Produtivas Agroindustriais – FIP FIAGRO Formosa – Investimento no Exterior (formerly Fundo de Investimento em Participações Multiestratégia Formosa), a Brazilian investment fund indirectly wholly owned by J&F and controlled by our ultimate controlling shareholders. FIP Formosa was formerly a direct shareholder of JBS S.A., holding 8.1% of the total capital stock of JBS S.A. On December 22, 2023, FIP Formosa contributed and transferred all of its JBS S.A. Common Shares to Brazil Holdco. As of the date of this prospectus, FIP Formosa remains an indirect shareholder of JBS S.A.

•	“IBAMA” means the Brazilian Institute of the Environment and Natural Resources (Instituto Brasileiro de Meio Ambiente e dos Recursos Naturais Renováveis).

•	“IFRS – Accounting Standards” means International Financial Reporting Standards (IFRS) – Accounting Standards, as issued by the International Accounting Standards Board (IASB).

•	“J&F” means J&F Investimentos S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil. J&F is controlled by our ultimate controlling shareholders. See “Principal Shareholders.”

•	“JBS Australia” means Baybrick Pty Limited, an Australian proprietary limited company. JBS Australia is an indirect wholly-owned subsidiary of JBS S.A.

•	“JBS Canada” means JBS Food Canada ULC, a Canadian unlimited company. JBS Canada is an indirect wholly-owned subsidiary of JBS S.A.

•

“JBS Finance Luxembourg” means JBS Finance Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. JBS Finance Luxembourg is an indirect wholly-owned subsidiary of JBS S.A.

•	“JBS N.V. BDRs” means BDRs representing one JBS N.V. Class A Common Share. We intend to apply to list the JBS N.V. BDRs on the B3.

•	“JBS N.V. BDR Custodian” means The Bank of New York Mellon, in its capacity as U.S. custodian of the JBS N.V. BDR Depositary Bank.

•	“JBS N.V. BDR Deposit Agreement” means the deposit agreement dated July 20, 2023, between JBS N.V. and the JBS N.V. BDR Depositary Bank.

•	“JBS N.V. BDR Depositary Bank” means Banco Bradesco S.A., the depositary for the JBS N.V. BDRs.

•

“JBS N.V. Class A Common Shares” means class A common shares in the capital of JBS N.V., with a par value of €0.01 (equivalent to approximately US$0.010351, converted using the foreign exchange rate as at December 31, 2024) per class A common share, whereby each JBS N.V. Class A Common Share confers the right to one vote per share at a general meeting of shareholders.

•

“JBS N.V. Class B Common Shares” means class B common shares in the capital of JBS N.V., with a par value of €0.10 (equivalent to approximately US$0.10351, converted using the foreign exchange rate as at December 31, 2024) per class B common share, whereby each JBS N.V. Class B Common Share confers the right to ten votes per share at a general meeting of shareholders.

•	“JBS N.V. Common Shares” means, collectively, JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares.

•

“JBS N.V. Conversion Shares” means conversion shares in the capital of JBS N.V., with a par value of €0.09 (equivalent to approximately US$0.093159, converted using the foreign exchange rate as at December 31, 2024) per conversion share, whereby each JBS N.V. Conversion Share confers the right to nine votes per share at a general meeting of shareholders.

•

“JBS N.V. Free Float Percentage” means the number of JBS N.V. Class A Common Shares held by non-controlling shareholders (being at the time of the Proposed Transaction all shareholders of JBS N.V. except LuxCo) divided by the total number of JBS N.V. Common Shares outstanding multiplied by 100%.

•	“JBS N.V. Shares” means, collectively, the JBS N.V. Class A Common Shares, the JBS N.V. Class B Common Shares and the JBS N.V. Conversion Shares.

•	“JBS S.A. ADS” means an ADS representing two JBS S.A. Common Shares. JBS S.A. ADSs are issued pursuant to the JBS S.A. ADS Program and trade in the over-the-counter market under the symbol “JBSAY.”

•	“JBS S.A. ADS Deposit Agreement” means the deposit agreement dated as of December 1, 2008, among, inter alia, JBS S.A. and the JBS S.A. ADS Depositary Bank.

•	“JBS S.A. ADS Depositary Bank” means The Bank of New York Mellon, the depositary for the JBS S.A. ADSs.

•	“JBS S.A. ADS Holders” means holders of JBS S.A. ADSs.

•	“JBS S.A. ADS Program” means the Level 1 ADS program sponsored by JBS S.A. pursuant to which JBS S.A. ADSs have been issued.

•	“JBS S.A. Common Shares” means shares of common stock of JBS S.A.

•

“JBS S.A. General Meeting” means the general meeting of shareholders of JBS S.A. scheduled for    , 2025, during which JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) will have the opportunity to vote on the Merger of Shares and the Cash Dividend.

•

“JBS S.A. Free Float Outstanding” means all JBS S.A. Common Shares (including JBS S.A. Common Shares underlying JBS S.A. ADSs) except for treasury shares and shares owned by JBS S.A.’s direct controlling shareholders and their related parties or by directors or officers of JBS S.A.

•	“JBS S.A. Shareholders” means holders of JBS S.A. Common Shares.

•	“JBS USA Food Company” refers to JBS USA Food Company, a corporation incorporated under the laws of the State of Delaware. JBS USA Food Company is an indirect wholly-owned subsidiary of JBS S.A.

•

“JBS USA Foods Group Holdings” refers to JBS USA Foods Group Holdings, Inc. (formerly known as JBS Luxembourg Company S.à r.l.), a corporation incorporated under the laws of the State of Delaware. JBS USA Foods Group Holdings is an indirect wholly-owned subsidiary of JBS S.A.

•	“Last Conversion Quarter” means last quarter prior to the close of the Class A Conversion Period (i.e., the fourth quarter of 2026).

•	“Last Trading Day” means the last day the JBS S.A. Common Shares will trade on the B3, immediately prior to the Merger of Shares.

•

“LuxCo” means J&F Investments Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. Our ultimate controlling shareholders will indirectly hold their shares of JBS N.V. through LuxCo following the completion of the Corporate Restructuring. LuxCo will be a direct shareholder of JBS N.V. following the completion of the Corporate Restructuring. See “Principal Shareholders—JBS N.V.”

•	“Luxembourg” means the Grand Duchy of Luxembourg.

•

“Maximum Conversion Rate” means 55% of an Eligible Shareholder’s Maximum Convertible Shares. It refers to the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder which may be converted into JBS N.V. Class B Common Shares during the Class A Conversion Period, except during the Last Conversion Quarter. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•

“Maximum Convertible Shares” means the maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert into JBS N.V. Class B Common Shares during the Class A Conversion Period. The Maximum Convertible Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•

“Merger of Shares” means the incorporação de ações corporate transaction through which every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into Brazil HoldCo in exchange for one newly issued Brazil HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, resulting in JBS S.A. becoming a wholly owned subsidiary of Brazil HoldCo. For more information, see “The Proposed Transaction.”

•

“Merger of Shares Protocol” means the Brazilian-law document (Protocolo e Justificação de Incorporação de Ações), prepared by the management of JBS S.A. and Brazil HoldCo, to be submitted for approval by their respective shareholders at their respective special meetings of shareholders and that provides the shareholders with information on the terms, conditions and reasoning for the approval of the merger of shares contemplated by the Proposed Transaction. For more information, see “Related Party Transactions—Transaction Documents—Merger of Shares Protocol.”

•

“Minimum Free Float” means 20%. With respect to the Last Conversion Quarter, if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. For more information, see “The Proposed Transaction—Class A Conversion Period.”

•	“Mexico” means the United Mexican States.

•

“Moy Park” means Moy Park Holdings (Europe) Ltd., a private company incorporated under the laws of Northern Ireland. Moy Park owns the companies that comprise the “Moy Park” business based in the United Kingdom, France and the Netherlands. Moy Park is a wholly-owned subsidiary of PPC.

•	“the Netherlands” means the European part of the Kingdom of the Netherlands.

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•	“PPC” means Pilgrim’s Pride Corporation, a Delaware corporation. JBS S.A. beneficially owns approximately 83% of PPC’s outstanding common stock.

•

“Proposed Transaction” means: (1) the Merger of Shares; (2) the Redemption; and (3) the Cash Dividend, as detailed and subject to the conditions described in this prospectus. For more information, see “The Proposed Transaction.”

•

“Redemption” means the redemption by Brazil HoldCo of all of the Brazil HoldCo Redeemable Shares and delivery to each holder thereof (including the JBS S.A. ADS Depositary Bank) of one JBS N.V. BDR for every one Brazil HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. The Redemption will take place immediately after the Merger of Shares. For more information, see “The Proposed Transaction.”

•

“Seara” means Seara Alimentos Ltda., a Brazilian limited liability company (sociedade limitada). Seara and its subsidiaries produce poultry, pork and processed foods in Brazil. Seara is an indirect wholly-owned subsidiary of JBS S.A.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the United States Securities Act of 1933, as amended.

•

“TriOak Business Acquisition” means JBS USA’s acquisition of the TriOak Foods (“TriOak”) business. TriOak is an American pork producer and grain marketer. The TriOak Business Acquisition was completed on December 2, 2022.

•	“U.K.” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

•	“ultimate controlling shareholders” means Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista.

•	“U.S.” or “United States” means the United States of America.

•	“U.S. dollars,” “US$” or “$” means U.S. dollars, the official currency of the United States.

•	“USDA” means the United States Department of Agriculture.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements reflecting assumptions, expectations, intentions or beliefs about future events that are intended as “forward-looking statements.” All statements included in this prospectus, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “could,” “expect” and other words of similar meaning. In particular, these include, but are not limited to, statements of our current views and estimates of future economic circumstances, industry conditions in domestic and international markets and our performance and financial results.

Among the factors that may cause actual results and events to differ from the anticipated results and expectations expressed in such forward-looking statements are the following:

•	the Proposed Transaction and the expected timing and satisfaction of conditions precedent for completion of the Proposed Transaction;

•	the risk of outbreak of animal diseases, more stringent trade barriers in key export markets and increased regulation of food safety and security;

•	product contamination or recall concerns;

•	fluctuations in the prices of live cattle, hogs, chicken, corn and soymeal;

•	fluctuations in the selling prices of beef, pork and chicken products;

•	developments in, or changes to, the laws, regulations and governmental policies governing our business and products or failure to comply with them, including environmental and sanitary liabilities;

•	currency exchange rate fluctuations, trade barriers, exchange controls, political risk and other risks associated with export and foreign operations;

•	changes in international trade regulations;

•	our strategic direction and future operation;

•	deterioration of economic conditions globally and more specifically in the principal markets in which we operate;

•

our ability to implement our business plan, including our ability to arrange financing when required and on reasonable terms and the implementation of our financing strategy and capital expenditure plan;

•	the successful integration or implementation of mergers and acquisitions, joint ventures, strategic alliances or divestiture plans;

•	the competitive nature of the industry in which we operate and the consolidation of our customers;

•	customer demands and preferences;

•	our level of indebtedness;

•	adverse weather conditions in our areas of operations;

•	continued access to a stable workforce and favorable labor relations with employees;

•	our dependence on key members of our management;

•	the interests of our ultimate controlling shareholders;

•	reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and the outcome of these actions;

•	economic instability in Brazil and a resulting reduction in market confidence in the Brazilian economy;

•	political crises in Brazil;

•	the declaration or payment of dividends or interest attributable to shareholders’ equity;

•

the ongoing war between Russia and Ukraine and the Israel-Hamas conflict, including higher prices for commodities, such as food products, ingredients and energy products, increasing inflation in some countries, and disrupted trade and supply chains as a result of disruptions caused by these conflicts;

•	unfavorable outcomes in legal and regulatory proceedings and government investigations that we are, or may become, a party to;

•	the risk factors discussed under the heading “Risk Factors”;

•	other factors or trends affecting our financial condition, liquidity or results of operations; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

In addition, there may be other factors and uncertainties, many of which are beyond our control, that could cause our actual results and events to be materially different from the results referenced in the forward-looking statements. Many of these factors will be important in determining our actual future results. Consequently, any or all of our forward-looking statements may turn out to be inaccurate.

We caution investors not to place undue reliance on any forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements contained in this prospectus are qualified in their entirety by this cautionary statement.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

JBS N.V.

JBS N.V. is a wholly-owned subsidiary of LuxCo. As of the date of this prospectus, JBS N.V. holds, through Brazil Holdco, 24.79% of the JBS S.A. Common Shares. Prior to the completion of the Proposed Transaction, J&F intends to transfer the remainder of its JBS S.A. Common Shares to Brazil Holdco and to transfer the corresponding shares issued by Brazil Holdco to LuxCo for further transfer to JBS N.V., as a result of which JBS N.V. will indirectly hold all of the shares of JBS S.A. that are currently indirectly held by our ultimate controlling shareholders.

As further described in this prospectus, the JBS Group proposes that all remaining JBS S.A. Shareholders and JBS S.A. ADS Holders become shareholders of JBS N.V. Accordingly, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries as of the date of this prospectus.

Although JBS N.V. indirectly held 24.79% of the JBS S.A. Common Shares as of December 31, 2024, we have not provided separate financial statements of JBS N.V. as of and for the year ended December 31, 2024 (or for any subsequent interim period) in this prospectus, considering that JBS N.V. does not hold a controlling stake in JBS S.A. and has no revenues or business operations or material assets, liabilities or contingencies, apart from its non-controlling stake in JBS S.A. Accordingly, the separate financial statements of JBS N.V. as of and for the year ended December 31, 2024 would not provide any relevant information to investors that is not already included in the corresponding consolidated financial statements of JBS S.A. (JBS N.V.’s predecessor for accounting purposes), which are included elsewhere in this prospectus (as further described below).

Following the completion of the Proposed Transaction, JBS N.V. will begin reporting consolidated financial information to shareholders prepared in accordance with IFRS – Accounting Standards.

JBS S.A.

JBS S.A., which is JBS N.V.’s predecessor for accounting purposes, maintains its books and records in Brazilian reais, which is its functional currency. JBS S.A.’s consolidated financial statements included in this prospectus are presented in U.S. dollars. JBS S.A.’s consolidated financial statements included in this prospectus include the consolidation of the financial statements of all of its subsidiaries which are prepared using each subsidiary’s respective functional currency. At the entity level, transactions in foreign currencies other than the functional currency of the entity are initially measured using the exchange rates prevailing at the dates of each transaction. Foreign currency monetary items in the statement of financial position are translated using the closing exchange rate as of the reporting date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end of foreign currency monetary assets and liabilities are recognized in the consolidated statement of income, under the captions “Finance income” or “Finance expense.”

This prospectus includes financial information derived from JBS S.A.’s audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the related notes thereto, which are included elsewhere in this prospectus. We refer to these as “JBS S.A.’s audited financial statements.”

JBS S.A.’s audited financial statements have been prepared in accordance with IFRS – Accounting Standards.

The Corporate Restructuring and the Proposed Transaction

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate the JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V.

As the first step in the Corporate Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions will occur in two phases: (A) in the first phase, which took place on December 22, 2023: (1) J&F contributed and transferred a portion of its JBS S.A. Common Shares (or 369,918,510 JBS S.A. Common Shares), and FIP Formosa contributed and transferred all of its JBS S.A. Common Shares (or 180,010,329 JBS S.A. Common Shares) to Brazil HoldCo in exchange for newly-issued shares of Brazil HoldCo, ; (2) immediately thereafter, J&F and FIP Formosa contributed and transferred all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo contributed and transferred all such shares of Brazil HoldCo to JBS N.V.; and (B) in the second phase: (1) J&F will contribute and transfer all of its remaining JBS S.A. Common Shares (or 522,224,559 JBS S.A. Common Shares) to Brazil HoldCo as payment for previously issued but unpaid shares of Brazil HoldCo; (2) immediately thereafter, J&F will contribute and transfer all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo will contribute and transfer all such shares of Brazil HoldCo to JBS N.V. As a result of the completion of the first phase of the Controlling Shareholder Contributions, as of the date of this prospectus, J&F and Brazil HoldCo are the direct controlling shareholders of JBS S.A. J&F indirectly owns 100% of the total capital stock of Brazil HoldCo, and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. If the Merger of Shares is not approved at the JBS S.A. General Meeting, then the second phase of the Controlling Shareholder Contributions may or may not occur, and the first phase of the Controlling Shareholder Contributions may or may not be reversed, depending exclusively on how our ultimate controlling shareholders decide to maintain their ownership structure of JBS S.A.’s common shares, which decision will not affect JBS S.A. Following the completion of the second phase of the Controlling Shareholder Contributions and immediately prior to the second step described below, we expect that LuxCo will hold 241,234,515 JBS N.V. Class A Common Shares and 294,842,184 JBS N.V. Class B Common Shares. Once the second phase of the Controlling Shareholder Contributions is completed, JBS N.V. will, through Brazil HoldCo, indirectly hold the JBS S.A. Common Shares that are currently held directly by J&F. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions have been and will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our ultimate controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

The second and final step in the Corporate Restructuring, as further described in this prospectus, is to effect a Merger of Shares under which every two JBS S.A. Common Shares that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed into Brazil HoldCo in exchange for one newly issued mandatorily redeemable preferred share of Brazil HoldCo. Each JBS S.A.

Shareholder (including the JBS S.A. ADS Depositary Bank) will receive Brazil HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs, i.e., the Brazil HoldCo Redeemable Shares. Immediately following the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) JBS N.V. BDRs. As a result of this step, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V., and Brazil HoldCo will hold 100% of the JBS S.A. Common Shares.

As the ultimate controlling shareholders of all entities involved in the transaction are the same immediately prior to and immediately following the Corporate Restructuring, the Corporate Restructuring will be accounted for as a reorganization under common control. The consolidated operations, assets, liabilities and contingencies of JBS N.V. immediately following the Corporate Restructuring will be the same as those of JBS S.A. immediately prior to it and therefore the reorganization will be accounted for on a book value basis – the carrying amounts of JBS S.A.’s consolidated assets and liabilities will be reflected in JBS N.V.’s consolidated financial statements with no fair value adjustments related to the Proposed Transaction. As a result, the consolidated financial statements of JBS N.V. following the Corporate Restructuring will reflect:

•

The historical consolidated operating results, cash flows and financial position of JBS S.A. (as predecessor) for all dates and periods prior to the effective closing date of the Corporate Restructuring.

•	The contribution of JBS S.A.’s consolidated assets and liabilities at book value on the effective closing date of the Corporate Restructuring;

•

The consolidated operating results and cash flows of JBS N.V. (as successor) and its consolidated subsidiaries, including JBS S.A., following the effective closing date of the Corporate Restructuring as a continuation of those of JBS S.A., and the financial position of JBS N.V. as of the year-end subsequent to the effective closing date of the Corporate Restructuring. The comparative periods will be restated as if the reorganization had taken place at the beginning of the earliest comparative period presented.

•

An adjustment, against retained earnings, in the consolidated statement of changes in equity as of the effective closing date of the Corporate Restructuring to reflect the statutory equity reserves of JBS N.V.

•	The number of common shares issued by JBS N.V. will be reflected retrospectively to all periods, for the purposes of calculating earnings per share.

Non-GAAP Financial Measures

We have disclosed certain non-GAAP financial measures in this prospectus, including Adjusted EBITDA and Adjusted EBITDA Margin. These non-GAAP financial measures are used as measures of performance by our management and should not be considered as measures of financial performance in accordance with IFRS—Accounting Standards. You should rely on non-GAAP financial measures in a supplemental manner only in making your investment decision. There is no standard definition of non-GAAP financial measures, and JBS S.A.’s definitions may not be comparable to those used by other companies.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is calculated by making the following adjustments to net income, as further described in this prospectus (see “Summary—Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of antitrust agreements expenses; exclusion of donations and social programs expenses; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; exclusion of restructuring expenses; exclusion of fiscal payments and installments; exclusion of Rio Grande do Sul losses; exclusion of extemporaneous litigation expenses; exclusion of reversal of tax credits; and exclusion of certain other operating income (expense), net.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue.

The use of Adjusted EBITDA, instead of net income, and Adjusted EBITDA Margin, instead of net margin, have limitations as analytical tools, including the following:

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect changes in, or cash requirements for, working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect income tax expense or the cash requirements to pay taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect any cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•	Adjusted EBITDA and Adjusted EBITDA Margin include adjustments that represent cash expenses or that represent non-cash charges that may relate to future cash expenses.

For more information about Adjusted EBITDA and Adjusted EBITDA Margin and the adjusting items JBS S.A. used to calculate Adjusted EBITDA and Adjusted EBITDA Margin, see “Summary—Summary Historical Financial Data.”

Industry and Market Data

Certain market and industry data included in this prospectus have been obtained from third-party sources that we believe to be reliable, such as the USDA. We have not independently verified such third-party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Nothing in this prospectus should be interpreted as a market forecast.

Brands

This prospectus includes trademarks, trade names and trade dress of other companies. Use or display by us of other parties’ trademarks, trade names or trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trademark, trade name or trade dress owners. Solely for the convenience of investors, in some cases we refer to our brands in this prospectus without the ® symbol, but these references are not intended to indicate in any way that we will not assert our rights to these brands to the fullest extent permitted by law.

Rounding

Certain figures and some percentages included in this prospectus have been subject to rounding adjustments. Accordingly, the totals included in certain tables contained in this prospectus may not correspond to the arithmetic aggregation of the figures or percentages that precede them.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION, THE JBS S.A. GENERAL MEETING AND JBS N.V.

The following questions and answers are intended to briefly address some commonly asked questions regarding the Proposed Transaction, the JBS S.A. General Meeting, JBS N.V. and other matters. These questions and answers only highlight some of the information contained in this prospectus and may not contain all of the information that is important to you, current JBS S.A. Shareholder and JBS S.A. ADS Holder. Please further refer to “The Proposed Transaction” and the more detailed information contained elsewhere in this prospectus and the exhibits to this prospectus, which you should read carefully and in their entirety.

Questions and Answers for Current JBS S.A. Shareholders and JBS S.A. ADS Holders about the Proposed Transaction

What is the Proposed Transaction on which I am being asked to vote?

The Proposed Transaction is part of a corporate restructuring of the JBS Group with the purpose of listing shares on the NYSE and BDRs on the B3 that represent equity of JBS N.V. Currently, JBS S.A. Common Shares are listed on the B3 and JBS S.A. ADSs trade over-the-counter in the U.S. Upon completion of the Proposed Transaction, we expect to list JBS N.V. Class A Common Shares on the NYSE, to list JBS N.V. BDRs on the B3 and to delist JBS S.A. Common Shares from the Novo Mercado listing segment of the B3. In addition, the JBS S.A. ADS Program will be terminated following the completion of the Proposed Transaction. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

The completion of the Proposed Transaction is expected to occur on or about      business days after the JBS S.A. General Meeting and the Brazil HoldCo General Meeting, subject to the satisfaction of certain conditions described in this prospectus. The Proposed Transaction will consist of the three steps below:

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Merger of Shares. Subject to approval at the JBS S.A. General Meeting, on the Closing Date, the Merger of Shares will be implemented through an incorporação de ações under the Brazilian Corporation Law. Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into Brazil HoldCo in exchange for one Brazil HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, and JBS S.A. will become a wholly-owned subsidiary of Brazil HoldCo. The Brazil HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at the Brazil HoldCo General Meeting and immediately after the implementation of the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one Brazil HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

•

Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of the ADS Cash Dividend Record Date will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A.

Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course. Prior to the Closing Date, Brazil HoldCo expects to distribute its portion of the Cash Dividend to JBS N.V., for further distribution to LuxCo.

Immediately following the completion of the Proposed Transaction:

•	JBS S.A. will be an indirect wholly owned subsidiary of JBS N.V.

•	The business conducted by the JBS Group will be the same as prior to the Proposed Transaction.

•

You will become a shareholder of JBS N.V. (in some cases, initially through the holding of JBS N.V. BDRs, which can be cancelled to allow direct interest in JBS N.V. through holding JBS N.V. Class A Common Shares).

•

The shareholders of JBS N.V. will be the same as the shareholders of JBS S.A. on the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date. On the Closing Date, our ultimate controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as they will have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of our ultimate controlling shareholders will increase from 48.34% to 84.77% (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025).

•

Our ultimate controlling shareholders will continue to control the JBS Group’s business through the indirect ownership of JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares representing in the aggregate 84.77% of the voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025), which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V.

What is the purpose of the Proposed Transaction?

The purpose of the Proposed Transaction is to create a corporate structure that allows us to better reflect our global presence and diverse international operations and implement our growth strategy, which we expect will allow us to improve our rating indices and maximize shareholder value. As an NYSE-listed company, we expect to improve our access to funding sources and enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital.

If the Proposed Transaction is concluded, what will I receive?

Subject to the approval of the Merger of Shares at the JBS S.A. General Meeting and the satisfaction of the conditions described in this prospectus, each JBS S.A. Shareholder, except Brazil HoldCo, will receive one JBS N.V. BDR for every two JBS S.A. Common Shares it holds, and each JBS S.A. ADS Holder will receive, upon surrender of its JBS S.A. ADSs, one JBS N.V. Class A Common Share for every JBS S.A. ADS that it holds. There are certain fees payable to the JBS S.A. ADS Depositary Bank and the JBS N.V. BDR Depositary Bank in connection with the Proposed Transaction that we will pay on behalf of JBS S.A. ADS Holders. Specifically, the JBS S.A. ADS Depositary Bank will charge a fee of US$0.05 per JBS S.A. ADS in connection with the cancellation of the JBS S.A. ADSs and the delivery of JBS N.V. Class A Common Shares, in accordance with the JBS S.A. ADS Deposit Agreement. In addition, the JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to the JBS S.A. ADS Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank receives pursuant to the Redemption.

No tradable fractional JBS N.V. BDRs may be delivered to JBS S.A. Shareholders pursuant to the Proposed Transaction. Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to Brazil HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADS Holders in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

The Exchange Ratio is defined in the section “Certain Defined Terms.” The Exchange Ratio has been established so that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, our ultimate controlling shareholders (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

In addition, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of the ADS Cash Dividend Record Date will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course. Prior to the Closing Date, Brazil HoldCo expects to distribute its portion of the Cash Dividend to JBS N.V., for further distribution to LuxCo.

In connection with the Proposed Transaction, Brazil HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of CMN Resolution No. 4,373/2014. See “Material Tax Considerations—Material Brazilian Tax Considerations.”

Will all JBS S.A. Shareholders and JBS S.A. ADS Holders receive the same consideration?

In connection with the Proposed Transaction, each holder of JBS S.A. Common Shares issued and outstanding on the Last Trading Day (not including Brazil HoldCo) and each holder of JBS S.A. ADSs who surrenders their JBS S.A. ADSs after the Closing Date will receive JBS N.V. Class A Common Shares (directly or in the form of JBS N.V. BDRs), based on the Exchange Ratio. On the other hand, on the Closing Date, our ultimate controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as our controlling shareholders have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” Since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of our ultimate controlling shareholders will increase from 48.34% to 84.77% immediately upon completion of the Proposed Transaction (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025). Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our ultimate controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. Common Shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

In addition, if you are a JBS S.A. ADS Holder you may be required to pay various fees to receive the JBS N.V. Class A Common Shares to which you are entitled. Specifically, there is a fee of US$0.05 per JBS S.A.

ADS in connection with the cancellation of the JBS S.A. ADSs and the delivery of JBS N.V. Class A Common Shares, in accordance with the JBS S.A. ADS Deposit Agreement, which fee we will pay on your behalf. In addition, if you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, your intermediary may charge you a fee in connection with the delivery of JBS N.V. Class A Common Shares to your securities account. Furthermore, the JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to the JBS S.A. ADS Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank receives pursuant to the Redemption. We will reimburse the JBS S.A. ADS Depositary Bank for this fee. Furthermore, in connection with the Cash Dividend, the cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

At any time, and from time to time, on or about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs. The JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to JBS N.V. BDR holders in connection with the cancellation of the JBS N.V. BDRs

The various fees payable by JBS S.A. ADS Holders and/or JBS N.V. BDR holders will not be payable by our ultimate controlling shareholders or senior management receiving performance bonus shares.

What happens if the Proposed Transaction is not approved at the JBS S.A. General Meeting?

If the Proposed Transaction is not approved at the JBS S.A. General Meeting, the Proposed Transaction will not become effective. In this case:

•	You will continue to hold your JBS S.A. Common Shares and/or JBS S.A. ADSs.

•	JBS S.A. Common Shares will remain listed on B3 and JBS S.A. ADSs will continue to trade on the OTC market.

•	JBS N.V. will not have its Class A Common Shares listed on the NYSE, and you will not receive JBS N.V. Class A Common Shares or JBS N.V. BDRs.

•	You will not receive the Cash Dividend.

When do you expect the Proposed Transaction to be concluded?

We expect the Proposed Transaction to close on or about      business days after the JBS S.A. General Meeting, subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting and satisfaction of certain conditions. None of these conditions may be waived, and we cannot guarantee that the Proposed Transaction will be concluded within this timeframe. See “The Proposed Transaction—Conditions Precedent to the Proposed Transaction.”

Will the JBS N.V. Class A Common Shares and the JBS N.V. BDRs be traded on any stock exchange?

We expect that on or about     , 2025, the JBS N.V. BDRs will be listed on B3 under the symbol “JBSS32,” and on or about     , 2025, the JBS N.V. Class A Common Shares will be listed on the NYSE under the symbol “JBS”.

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

May I elect to receive JBS N.V. Class A Common Shares instead of JBS N.V. BDRs?

Holders of JBS S.A. Common Shares on the Last Trading Day shall receive JBS N.V. BDRs in connection with the Proposed Transaction. However, at any time, and from time to time, on or after about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs by: (1) instructing its broker or custodian operating in Brazil to cancel its JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank; and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement. The cancellation instruction to the broker or custodian must include an appropriate brokerage account outside of Brazil to receive the underlying JBS N.V. Class A Common Shares. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.”

May I elect to receive cash instead of JBS N.V. BDRs or JBS N.V. Class A Common Shares?

No. JBS S.A. Shareholders and JBS S.A. ADS Holders will not be given the option to receive cash in lieu of JBS N.V. BDRs or (in the case of JBS S.A. ADS Holders) JBS N.V. Class A Common Shares in the Proposed Transaction. If you do not want to receive JBS N.V. BDRs or (in the case of JBS S.A. ADS Holders) JBS N.V. Class A Common Shares in connection with the Proposed Transaction, you must sell you JBS S.A. Common Shares or JBS S.A. ADSs prior to the Last Trading Day. Alternatively, you have the option to: (1) sell the JBS N.V. BDRs on the B3; or (2) sell the JBS N.V. Class A Common Shares underlying the JBS N.V. BDRs on the NYSE (having first cancelled such JBS N.V. BDRs, if needed).

May I continue to be a JBS S.A. Shareholder or JBS S.A. ADS Holder?

If the Proposed Transaction is concluded, you will not be able to continue to be a direct shareholder of JBS S.A. or holder of JBS S.A. ADSs, but you will be able to continue to be an indirect shareholder of JBS S.A. through the ownership of JBS B.V. Class A Common Shares (including in the form of JBS N.V. BDRs) and JBS B.V. Class B Common Shares. Upon completion of the Proposed Transaction, JBS S.A. will no longer have its shares listed on B3 or any other exchange, the JBS S.A. ADS Program will terminate and JBS S.A. will become a wholly owned subsidiary of Brazil HoldCo.

May I participate in the Proposed Transaction as a JBS S.A. ADS Holder?

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the

JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting.

In addition, if you are a JBS S.A. ADS Holder, you will be entitled to receive a pro rata portion of the JBS N.V. Class A Common Shares that are represented by the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive in connection with the Proposed Transaction upon surrender of your JBS S.A. ADSs. Following the Redemption, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment of certain fees to the JBS S.A. ADS Depositary Bank. Specifically, there is a fee of US$0.05 per JBS S.A. ADS in connection with the cancellation of the JBS S.A. ADSs and the delivery of JBS N.V. Class A Common Shares, in accordance with the JBS S.A. ADS Deposit Agreement, which fee we will pay on your behalf. In addition, if you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, your intermediary may charge you a fee in connection with the delivery of JBS N.V. Class A Common Shares to your securities account. Furthermore, the JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to the JBS S.A. ADS Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank receives pursuant to the Redemption. We will reimburse the JBS S.A. ADS Depositary Bank for this fee.

See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

Must I take any action to receive the JBS N.V. BDRs or JBS S.A. Class A Common Shares to which I am entitled in connection with the Proposed Transaction?

If you hold JBS S.A. Common Shares on the Last Trading Day, you will not have to take any action to receive JBS N.V. BDRs in connection with the Proposed Transaction.

If you hold JBS S.A. ADSs, you may be required to take certain actions to receive JBS N.V. Class A Common Shares in connection with the Proposed Transaction. On or about the date on which the JBS S.A. ADS Depositary Bank receives the JBS N.V. Class A Common Shares pursuant to the cancellation of the JBS N.V. BDRs it receives in connection with the Redemption, the JBS S.A. ADS Depositary Bank will initiate the exchange of existing JBS S.A. ADSs for JBS N.V. Class A Common Shares (such date, the “ADS Exchange Date”). We expect that the ADS Exchange Date will be approximately two U.S. business days after the Closing Date.

If you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary that is a participant in DTC (a “DTC Participant”), you will not be required to take any action to surrender your JBS S.A. ADSs. Once the exchange is initiated by the JBS S.A. ADS Depositary Bank on the ADS Exchange Date, DTC will surrender the JBS S.A. ADSs held by all its DTC Participants in one lot for exchange. The DTC Participant through which you hold your JBS S.A. ADSs will then allocate the JBS N.V. Class A Common Shares to which you are entitled to your broker or other securities intermediary’s account, and your broker or other securities intermediary will credit such JBS N.V. Class A Common Shares to your account. We will pay the ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, and reimburse the JBS S.A. ADS Depositary Bank for the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which fee the JBS S.A. ADS Depositary Bank must pay to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive pursuant to the Redemption. JBS S.A. ADSs will remain outstanding until surrendered for exchange. Any unsettled trades of JBS S.A. ADSs at the time DTC surrenders the JBS S.A. ADSs held by DTC Participants will be settled in JBS N.V. Class A Common Shares.

If you are a registered holder of JBS S.A. ADSs (i.e., if you hold JBS S.A. ADSs in your own name and not through a bank or brokerage firm) in uncertificated form, you will not be required to take any action to surrender your JBS S.A. ADSs. Your JBS S.A. ADSs will be exchanged automatically within three U.S. business days following the ADS Exchange Date, and the JBS S.A. ADS Depositary Bank. We will pay the ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, and reimburse the JBS S.A. ADS Depositary Bank for the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which fee the JBS S.A. ADS Depositary Bank must pay to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive pursuant to the Redemption.

If you are a registered holder of JBS S.A. ADSs in certificated form, the JBS S.A. ADS Depositary Bank will send a letter of transmittal and termination notice to you, and your JBS S.A. ADSs will be exchanged when the JBS S.A. ADS Depositary Bank receives your signed letter of transmittal and JBS S.A. ADS certificate. We will pay the ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, and reimburse the JBS S.A. ADS Depositary Bank for the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which fee the JBS S.A. ADS Depositary Bank must pay to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive pursuant to the Redemption.

If you are a registered holder of JBS S.A. ADSs in uncertificated or certificated form, the JBS N.V. Class A Common Shares to which you are entitled will be registered in your name in book-entry position on the JBS N.V. share register kept by our transfer agent. Holders who receive JBS N.V. Class A Common Shares in a book-entry position on the JBS N.V. share register kept by our transfer agent will receive an account statement from our transfer agent reflecting their book-entry position through regular mail and may be unable to transfer their securities until they receive this account statement.

JBS S.A. ADSs will remain outstanding until surrendered for exchange; however, following the Closing Date, you will not have any rights in respect of the JBS S.A. Common Shares underlying your JBS S.A. ADSs since the JBS S.A. ADS Depositary Bank will have surrendered such JBS S.A. Common Shares in connection with the Merger of Shares. Any unsettled trades of JBS S.A. ADSs at the time the JBS S.A. ADSs are surrendered will be settled in JBS N.V. Class A Common Shares.

The JBS S.A. ADS Deposit Agreement will terminate 30 days after the date the JBS S.A. ADS Depositary Bank issues a termination notice in respect thereof or the date on which all JBS S.A. ADSs have been surrendered for exchange, whichever occurs first. The majority of the JBS S.A. ADSs, which are held through DTC participants or by registered holders in uncertificated form, will be surrendered automatically after the ADS Exchange Date. In the event that any certificated JBS S.A. ADSs remain outstanding after the ADS Exchange Date, we may instruct the JBS S.A. ADS Depositary Bank to issue the termination notice. If any remaining JBS S.A. ADS holders fail to surrender their JBS S.A. ADSs within 30 days from the date of the notice, the JBS S.A. ADS Deposit Agreement would terminate, but those unsurrendered JBS S.A. ADSs would remain outstanding. Holders of unsurrendered JBS S.A. ADSs would have no rights with respect to their JBS S.A. ADSs other than the right to receive JBS N.V. Class A Common Shares and any money or other property the JBS S.A. ADS Depositary Bank is holding under the JBS S.A. ADS Deposit Agreement, but only upon surrender of the JBS S.A. ADSs. Four months after the termination date, the JBS S.A. ADS Depositary Bank would sell any remaining deposited JBS N.V. Class A Common Shares it is holding and hold the net proceeds for the benefit of the holders of the remaining JBS S.A. ADSs.

Will the JBS S.A. ADS Depositary Bank suspend the issuance and cancellation of JBS S.A. ADSs in connection with the Proposed Transaction?

Yes. The JBS S.A. ADS Depositary Bank will suspend the issuance and cancellation of JBS S.A. ADSs beginning on or about     , 2025, which will be prior to the Last Trading Day. This means that beginning on this date, you will not be able to surrender your JBS S.A. ADSs for delivery of JBS S.A. Common Shares or deposit your JBS S.A. Common Shares for delivery of JBS S.A. ADSs. However, the closing of the issuance and cancellation books does not impact trading, and you may continue to trade your JBS S.A. ADSs. What conditions must be satisfied to complete the Proposed Transaction?

In addition to the necessary corporate approvals, including approval of the Proposed Transaction at the JBS S.A. General Meeting, the material conditions that must be satisfied to complete the Proposed Transaction are set forth below, in chronological order:

Before the JBS S.A. General Meeting is called:

•

The registration statement filed with the SEC on Form F-4 to effect the registration under the Securities Act of the JBS N.V. Class A Common Shares (i.e., the underlying assets of the JBS N.V. BDRs) to be issued and delivered to JBS S.A. Shareholders and JBS S.A. ADS Holders and the JBS N.V. Class B Common Shares (of which this prospectus is a part) shall have become effective prior to the date the JBS S.A. General Meeting is called, no stop order suspending the effectiveness of the Form F-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Before the completion of the Proposed Transaction:

•	JBS N.V. Class A Common Shares shall be approved for listing on the NYSE.

•	JBS N.V. BDRs shall be approved by the CVM and for listing on B3.

•

The Australian Foreign Investment Review Board shall have approved the transfer of the JBS S.A. common shares from J&F and FIP Formosa within the context of the Proposed Transaction. This approval was obtained on March 29, 2023.

None of these conditions may be waived.

Do I have withdrawal rights (direito de recesso) in connection with the Proposed Transaction?

No. None of the JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank) will have withdrawal rights (direito de recesso) under the Brazilian Corporation Law.

What will be the accounting treatment of the Proposed Transaction?

As the ultimate controlling shareholders of all entities involved in the transaction are the same immediately prior to and immediately following the Corporate Restructuring, the Corporate Restructuring will be accounted for as a reorganization under common control. The consolidated operations, assets, liabilities and contingencies of JBS N.V. immediately following the Corporate Restructuring will be the same as those of JBS S.A. immediately prior to it and therefore the reorganization will be accounted for on a book value basis – the carrying amounts of JBS S.A.’s consolidated assets and liabilities will be reflected in JBS N.V.’s consolidated financial statements with no fair value adjustments related to the Proposed Transaction. For more information, see “Presentation of Financial and Other Information—The Corporate Restructuring and the Proposed Transaction.”

Questions and Answers about the JBS S.A. General Meeting

What corporate approvals are needed for the Proposed Transaction?

The Merger of Shares and the Cash Dividend is subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting. On     , 2025, the board of directors of JBS S.A. approved convening the JBS S.A. General Meeting that will decide on the Proposed Transaction and recommended its approval.

The Redemption is subject to approval by JBS N.V., as sole shareholder of Brazil HoldCo.

Where and when will the JBS S.A. General Meeting be held?

TIME AND DATE:     , 2025, at      a.m./p.m. (São Paulo time).

PLACE:     .

AGENDA: Consider and vote on: (1) the Merger of Shares, including ancillary matters, such as the approval of the Merger of Shares Protocol and related valuation reports; (2) the Delisting; and (3) the Cash Dividend.

For additional information about the JBS S.A. General Meeting, see “JBS S.A. General Meeting.”

What is the quorum for installation of the JBS S.A. General Meeting?

The JBS S.A. General Meeting will be installed on first call if attended by shareholders representing collectively 1/4 of the outstanding capital stock of JBS S.A. (including JBS S.A. Common Shares represented by JBS S.A. ADSs). If the attendance requirement is not met for the JBS S.A. General Meeting on first call, the JBS S.A. General Meeting will be reconvened at a date and time at least eight calendar days after the date and time scheduled for the JBS S.A. General Meeting on first call. The JBS S.A. General Meeting may be installed on second call with any percentage of holders present at the meeting following the second call. Although JBS S.A.’s direct controlling shareholders will be counted for quorum purposes to install the JBS S.A. General Meeting, and their shares will be sufficient to establish a quorum, the JBS S.A. General Meeting will not be held if no non-controlling shareholders participate because the Proposed Transaction cannot be approved without participation by non-controlling shareholders. As described below under “What is the minimum vote required to approve the Proposed Transaction, and will JBS S.A.’s direct controlling shareholders vote at the JBS S.A. General Meeting?” all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting.

What is the minimum vote required to approve the Proposed Transaction, and will JBS S.A.’s direct controlling shareholders vote at the JBS S.A. General Meeting?

JBS S.A. Shareholders (and JBS S.A. ADS Holders, through the JBS S.A. ADS Depositary Bank) will have the opportunity to vote on the Proposed Transaction at the JBS S.A. General Meeting, as follows:

(1)

the Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of the majority (at least 50% plus 1 share) of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) (or an “absolute majority” for purposes of Brazilian corporate law);

(2)

the Cash Dividend requires the affirmative vote of the majority (at least 50% plus 1 share) of the issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting; and

(3)

the Delisting requires the affirmative vote of the majority (at least 50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. Accordingly, JBS S.A.’s direct controlling shareholders will not be entitled to vote on this matter.

For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting–Required Vote.”

BNDESPar has advised us that it will abstain from voting and, therefore, it will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (see “Principal Shareholders—J&F/BNDESPar Agreement”).

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of these shares. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.7% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 14, 2025 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors— Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.”

JBS S.A.’s direct controlling shareholders, who held 48.34% of the issued and outstanding JBS S.A. Common Shares as of March 14, 2025, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is first approved by a majority of the shares held by JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting and only if the votes of JBS S.A.’s direct controlling shareholders are necessary to approve the Merger of Shares (and ancillary matters) and the Cash Dividend, which as stated above must be approved by the majority of the total outstanding JBS S.A. Common Shares or the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting, as the case may be. Accordingly, if JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting do not approve the Delisting, JBS S.A.’s direct controlling shareholders will abstain from voting on the Merger of Shares (and ancillary matters) and the Cash Dividend. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by JBS S.A.’s direct controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

Are any JBS S.A. Shareholders or JBS S.A. ADS Holders already committed to vote in favor of the proposal to approve the Proposed Transaction?

As of the date of this prospectus, we have not received any formal or informal commitments to vote in favor of the Proposed Transaction.

However, on March 14, 2025, J&F and BNDESPar entered into an agreement (the “J&F/BNDESPar Agreement”) pursuant to which J&F has agreed to pay a conditional remuneration to BNDESPar for every JBS S.A. Common Share held by BNDESPar on the date of the J&F/BNDESPar Agreement, up to an aggregate maximum of R$500.0 million. See “Principal Shareholders—J&F/BNDESPar Agreement.” We have been advised by J&F and BNDESPar that as a result of BNDESPar becoming party to the J&F/BNDESPar Agreement, BNDESPar will abstain from voting at the JBS S.A. General Meeting that will deliberate on the Proposed Transaction. Accordingly, BNDESPar will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting, and ultimately a majority of the other non-controlling shareholders of JBS S.A. will decide whether or not to approve the Proposed Transaction. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—BNDESPar is a material shareholder of JBS S.A., and BNDESPar’s interests may be different from our interests or the interests of our other shareholders, including with respect to the Proposed Transaction” and “Principal Shareholders—J&F and BNDESPar Voting Agreement.”

To our knowledge, there is currently no voting agreement or understanding, formal or informal, between any other shareholders with respect to the Proposed Transaction.

May I attend the JBS S.A. General Meeting?

If you hold JBS S.A. Common Shares on the day of the JBS S.A. General Meeting, you may attend the JBS S.A. General Meeting, provided that you present the appropriate documentation required by JBS S.A. for participation. The documents and instructions for attendance of the JBS S.A. General Meeting will be available at JBS S.A.’s and CVM’s website in due course.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting.

May I vote at the JBS S.A. General Meeting?

If you hold JBS S.A. Common Shares on the day of the JBS S.A. General Meeting, you may vote at the JBS S.A. General Meeting, provided that you properly register to attend the JBS S.A. General Meeting. For more information, see “ –May I attend the JBS S.A. General Meeting?” above.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold the JBS S.A. ADSs in due course. If you do not timely provide the JBS S.A. ADS Depositary Bank or relevant broker or securities intermediary with voting instructions, the JBS S.A. Common Shares underlying your JBS S.A. ADSs will not be counted to establish a quorum to open the JBS S.A. General Meeting, voted in respect of the proposed resolutions, or taken into account in calculating whether the requisite majority required to approve the proposed resolutions. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

How can I attend and vote on the JBS S.A. General Meeting?

JBS S.A. will convene the JBS S.A. General Meeting by publishing a notice in a major Brazilian newspaper (Valor Econômico). The first call notice must be published not less than three times, beginning at least 30 calendar days prior to the JBS S.A. General Meeting date. On the second call, the notice must be published not less than three times, beginning at least eight calendar days prior to the JBS S.A. General Meeting date.

Shareholders may attend the JBS S.A. General Meeting: (1) in person, if an individual; (2) by its legal representatives, if a legal entity (company or investment fund); or (3) by proxy, provided the shareholder complies with the applicable rules. For more information, see “JBS S.A. General Meeting—Manner of Voting.”

The documents necessary for participating in the JBS S.A. General Meeting may be sent to JBS S.A. prior to the date for which the meeting was called in order for JBS S.A. to evaluate the request and grant access to the JBS S.A. General Meeting to the shareholder, if that is the case. The documents necessary for participating in the JBS S.A. General Meeting will be available at JBS S.A. Investor Relations website (https://ri.jbs.com.br/en/) and will also be disclosed to the market 30 days prior to the date of the JBS S.A. General Meeting. The information included on our website or that might be accessed through our website is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold the JBS S.A. ADSs in due course. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

Each JBS S.A. Common Share will be entitled to one vote, and each JBS S.A. ADS will be entitled to two votes at the JBS S.A. General Meeting (based on the ratio of two JBS S.A. Common Shares per JBS S.A. ADS).

As a JBS S.A. ADS Holder, may I change my voting instructions after delivering my voting instruction or withdraw my voting instruction?

Yes. As a JBS S.A. ADS Holder, you may change your voting instructions by sending a superseding voting instruction card to the JBS S.A. ADS Depositary Bank or by giving a superseding voting instruction to your broker or other securities intermediary, as applicable, to be received before the applicable cut-off date and time.

What happens if I do not vote?

If you are a JBS S.A. Shareholder or JBS S.A. ADS Holder and you do not vote, you will receive the same treatment as the other JBS S.A. Shareholders and JBS S.A. ADS Holders. If the Proposed Transaction is not approved at the JBS S.A. General Meeting, you will continue to hold your JBS S.A. Common Shares and/or JBS S.A. ADSs.

Does the board of directors of JBS S.A. recommend the Proposed Transaction?

On     , 2025, the board of directors of JBS S.A. approved convening the JBS S.A. General Meeting that will decide on the Proposed Transaction and recommended its approval.

What is this document and why am I receiving it?

This document is a prospectus of JBS N.V. relating to the JBS N.V. BDRs that will be issued as the consideration upon completion of the Proposed Transaction, the JBS N.V. Class A Common Shares underlying the JBS N.V. BDRs and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted during the Class A Conversion Period. It also informs JBS S.A. Shareholders and JBS S.A. ADS Holders of the upcoming JBS S.A. General Meeting at which JBS S.A. Shareholders and JBS S.A. ADS Holders will vote on, among other things, the Merger of Shares, the Delisting and the Cash Dividend, and provides details of the consideration JBS S.A. Shareholders and JBS S.A. ADS Holders will receive upon completion of the Proposed Transaction. You should carefully review this prospectus, because, as a JBS S.A. Shareholder or JBS S.A. ADS Holder, you will be entitled to vote at the JBS S.A. General Meeting that will be called in order for JBS S.A. Shareholders and JBS S.A. ADS Holders (through the JBS S.A. ADS Depositary Bank) to approve the Merger of Shares, among other matters.

Questions and Answers about JBS N.V. and the Conversion

Who is JBS N.V.?

JBS B.V. is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Prior to the Closing Date, JBS B.V. will be converted into a public limited liability company (naamloze vennootschap) under Dutch law, with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of LuxCo and holds, through Brazil Holdco, 24.79% of the JBS S.A. Common Shares. Prior to the completion of the Proposed Transaction, J&F intends to transfer the remainder of its JBS S.A. Common Shares to Brazil Holdco and to transfer the corresponding shares issued by Brazil Holdco to LuxCo for further transfer to JBS N.V., as a result of which the issuer will indirectly hold all of the shares of JBS S.A. that are currently indirectly held by our ultimate controlling shareholders. As further described in this prospectus, the JBS Group proposes that all remaining JBS S.A. Shareholders and JBS S.A. ADS Holders become shareholders of JBS N.V.

As the first step in the Corporate Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions will occur in two phases: (A) in the first phase, which took place on December 22, 2023: (1) J&F contributed and transferred a portion of its JBS S.A. Common Shares (or 369,918,510 JBS S.A. Common Shares), and FIP Formosa contributed and transferred all of its JBS S.A. Common Shares (or 180,010,329 JBS S.A. Common Shares) to Brazil HoldCo in exchange for newly-issued shares of Brazil HoldCo, ; (2) immediately thereafter, J&F and FIP Formosa contributed and transferred all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo contributed and transferred all such shares of Brazil HoldCo to JBS N.V.; and (B) in the second phase: (1) J&F will contribute and transfer all of its remaining JBS S.A. Common Shares (or 522,224,559 JBS S.A. Common Shares) to Brazil HoldCo as payment for previously issued but unpaid shares of Brazil HoldCo; (2) immediately thereafter, J&F will contribute and transfer all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo will contribute and transfer all such shares of Brazil HoldCo to JBS N.V. As a result of the completion of the first phase of the Controlling Shareholder Contributions, as of the date of this prospectus, J&F and Brazil HoldCo are the direct controlling shareholders of JBS S.A. J&F indirectly owns 100% of the total capital stock of Brazil HoldCo, and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. If the Merger of Shares is not approved at the JBS S.A. General Meeting, then the second phase of the Controlling Shareholder Contributions may or may not occur, and the first phase of the Controlling Shareholder Contributions may or may not be reversed, depending exclusively on how our ultimate controlling shareholders decide to maintain their ownership structure of JBS S.A.’s common shares, which decision will not affect JBS S.A. Following the completion of the second phase of the Controlling Shareholder Contributions and immediately prior to the second step described below, we expect that LuxCo will hold 241,234,515 JBS N.V. Class A Common Shares and 294,842,184 JBS N.V. Class B Common Shares. Once the second phase of the Controlling Shareholder Contributions is completed, JBS N.V. will, through Brazil HoldCo, indirectly hold the JBS S.A. Common Shares that are currently held directly by J&F. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions have been and will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A.

Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our ultimate controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

The second and final step in the Corporate Restructuring, as further described in this prospectus, is to effect a Merger of Shares under which every two JBS S.A. Common Shares that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed into Brazil HoldCo in exchange for one newly issued mandatorily redeemable preferred share of Brazil HoldCo. Each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank) will receive Brazil HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs, i.e., the Brazil HoldCo Redeemable Shares. Immediately following the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) JBS N.V. BDRs. As a result of this step, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V., and Brazil HoldCo will hold 100% of the JBS S.A. Common Shares.

Immediately prior to the Closing Date, JBS N.V. will not own any material assets other than shares of Brazil HoldCo, and Brazil HoldCo will not hold any material assets other than the shares of JBS S.A. formerly directly held by J&F and FIP Formosa. Neither JBS N.V. nor Brazil HoldCo will have any material liability or contingency. Therefore, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries immediately prior to the Proposed Transaction.

Who will be the shareholders of JBS N.V. after completion of the Proposed Transaction?

If the Proposed Transaction is concluded, the shareholders of JBS S.A. as of the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 29.63% of the then-outstanding JBS N.V. Class A Common Shares, representing 84.77% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS

N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. For more information, see “Principal Shareholders.”

Will Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista hold any management positions with JBS N.V. or J&F?

At this time, we expect that Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will serve on the board of directors of JBS N.V. effective on the date of the listing of the JBS N.V. Class A Common Shares on the NYSE (see “Management—Board Structure—Director Nominees”), as well as on the board of directors of J&F. In addition, they may serve as members of the board of directors of, or in other senior management positions at, JBS Group companies or affiliates. See “Risk Factors—Risks Relating to Our Business and Industries—Our ultimate controlling shareholders have influence over the conduct of our business and may have interests that are different from yours.”

In 2017, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, among others, entered into collaboration agreements (acordos de colaboração premiada) (the “Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), and J&F, on behalf of itself and its subsidiaries, entered into a leniency agreement (the “Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. In 2020, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista also entered into a settlement with the SEC, and J&F reached a plea agreement with the DOJ relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. As a consequence of these agreements and other proceedings related to the matters set forth therein, the reputation of our ultimate controlling shareholders has suffered and may continue to suffer. In addition, to the extent that the negative reputational impact of these events continues into the future, if pending investigations and proceedings are not resolved favorably to JBS S.A. and our ultimate controlling shareholders, or if future events or actions give rise to new investigations, allegations or proceedings involving us, our ultimate controlling shareholders or affiliates, our reputation and our ability to execute our business strategies, enter into beneficial transactions, partnerships or acquisitions, we may be materially adversely affected. For more information, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders” and “Risk Factors—Risks Relating to Our Business and Industries—We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image.”

Will I have voting rights as a holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs?

Yes, each JBS N.V. Class A Common Share (including JBS N.V. Class A Common Shares held as JBS N.V. BDRs) is entitled to one vote at a general meeting of shareholders of JBS N.V. Our ultimate controlling shareholders (through LuxCo) will own JBS N.V. Class B Common Shares, and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V. See “Description of Share Capital.” The procedure for voting if you hold JBS N.V. BDRs may be different. For more information, see “Description of JBS N.V. BDRs and Deposit Agreement.”

Will I have the right to receive dividends, as a holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs?

Yes. Each JBS N.V. Class A Common Share (including JBS N.V. Class A Common Shares held as JBS N.V. BDRs) and JBS N.V. Class B Common Share is entitled to receive dividends, if and when resolved upon by the general meeting of shareholders of JBS N.V. and subject to the capital requirements imposed by Dutch law. A holder of a JBS N.V. Class A Common Share (including JBS N.V. Class A Common Shares held as JBS N.V. BDRs) is entitled to receive the same amount of dividends per share as a holder of a JBS N.V. Class B Common Share. For further information on dividends, see “Per Share, Dividend and Market Data—Historical Dividend Data.”

What are the differences between JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares?

Each JBS N.V. Class A Common Share is entitled to one vote per share and each JBS N.V. Class B Common Share is entitled to 10 votes per share at a general meeting of shareholders of JBS N.V.

JBS N.V. intends to apply to list the JBS N.V. Class A Common Shares on the NYSE. JBS N.V. Class B Common Shares will not be listed on any exchange and, pursuant to JBS N.V.’s articles of association, each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically as of the transfer of a JBS N.V. Class B Common Share upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge).

The rights of the two classes of JBS N.V Common Shares are otherwise identical. See “Description of Share Capital.”

Can I convert my JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares?

Except during the Class A Conversion Period, holders of JBS N.V. Class A Common Shares will not be able to request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares.

During the Class A Conversion Period, if you are an Eligible Shareholder, you may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum

Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above.

If you are an Eligible Shareholder who wishes to exercise your right to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will be required to follow certain procedures as described in “The Proposed Transaction—Class A Conversion Period,” including providing a conversion notice and supporting documentation. In addition, in order to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you must first cancel the JBS N.V. BDRs you received in connection with the Proposed Transaction and receive the underlying JBS N.V. Class A Common Shares. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.” These procedures may be cumbersome and time consuming and hinder your ability to timely request a conversion during the Class A Conversion Period. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—You may experience delays or be unable to timely request the conversion of your JBS N.V. Class A Common Shares during the Class A Conversion Period.”

Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares, but JBS N.V. Class B Common Shares will remain convertible into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically as of the transfer of a JBS N.V. Class B Common Share upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge). The JBS N.V. Conversion Shares are introduced to facilitate a 1:1 conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares under Dutch law. For more information, see “Description of Share Capital—Conversion.”

Who may request to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period?

Only our ultimate controlling shareholders (through LuxCo) and Eligible Shareholders may request to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period.

You are an Eligible Shareholder if you are entitled to one or more JBS N.V. BDRs at the opening of trading on the Conversion Record Date. The maximum number of JBS N.V. Class A Common Shares which an Eligible

Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert into JBS N.V. Class B Common Shares equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo on the Conversion Record Date.

If I purchase JBS N.V. BDRs or JBS N.V. Class A Common Shares following the Conversion Record Date, will I be entitled to convert my JBS N.V. BDRs or JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares?

If you purchase JBS N.V. BDRs after opening of trading on the Conversion Record Date, you will be able to request the cancellation of all or a portion of your JBS N.V. BDRs and receive the underlying JBS N.V. Class A Common Shares by: (1) instructing your broker or custodian operating in Brazil to cancel your JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank; and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement. For more information, see “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.” However, you will not be eligible to convert your additional JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as the maximum number of JBS N.V. Class A Common Shares for which you may request a conversion into JBS N.V. Class B Common Shares is equal to the number of JBS N.V. BDRs to which you were entitled at the opening of trading on the Conversion Record Date. Similarly, if you purchase JBS N.V. Class A Common Shares after the Conversion Record Date, you will not be eligible to convert such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares.

Will I have to incur any costs to convert my JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares?

If you are an Eligible Shareholder and choose to convert all or a portion of your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will have to incur the costs of cancelling your JBS N.V. BDRs in order to receive the underlying JBS N.V. Class A Common Shares and complying with the conversion procedures established in our articles of association, including delivery of a Class A Conversion Request to our board of directors. You will not, however, be required to pay up the difference between the aggregate nominal value of the JBS N.V. Class A Common Shares to which your Class A Conversion Request pertains and the aggregate nominal value of the JBS N.V. Class B Common Shares into which your JBS N.V. Class A Common Shares are converted. Our board of directors will resolve to pay up such amount at the charge of the general share premium reserve maintained by JBS N.V. See “The Proposed Transaction—Class A Conversion Period.”

May I withdraw my request to convert my JBS N.V. Class A Common Shares to JBS N.V. Class B Common Shares?

No. Once you have sent your Class A Conversion Request to our board of directors, you will not be able to rescind such request. If you wish to receive JBS N.V. Class A Common Shares after having submitted a Class A Conversion Request, you must wait until your JBS N.V. Class A Common Shares are converted into JBS N.V. Class B Common Shares and follow the procedures to convert your JBS N.V. Class B Common Shares back into JBS N.V. Class A Common Shares pursuant to the procedures established in our articles of association. See “Description of Share Capital—Conversion—Class B Common Shares into Class A Common Shares.”

After I submit my request to convert my JBS N.V. Class A Common Shares to JBS N.V. Class B Common Shares, may I transfer my JBS N.V. Class A Common Shares?

No. Once you have sent your Class A Conversion Request to our board of directors, you will be subject to your undertaking not to transfer the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains. This restriction continues until (and including) the day on which the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains are converted into JBS N.V. Class B Common Shares. See “Description of Share Capital—Conversion—Class A Common Shares into Class B Common Shares.”

What are the differences between the rights of JBS S.A. Shareholders (including JBS S.A. ADS Holders) and holders of JBS N.V. Common Shares?

Rights of shareholders of JBS N.V. and rights of JBS S.A. Shareholders (including JBS S.A. ADS Holders) may be significantly different. JBS S.A. is a Brazilian corporation listed on B3, and subject to Brazilian Corporation Law, CVM regulation and B3 Novo Mercado listing rules. JBS S.A. is also considered a “foreign private issuer” under U.S. securities laws and a reporting company under the Exchange Act (although its securities are not listed on any national securities exchange in the United States). On the other hand, JBS N.V. is a Dutch company, subject to Dutch law, including the Dutch Civil Code. If and when the registration statement of which this prospectus is a part is declared effective by the SEC, JBS N.V. will also be considered a “foreign private issuer” under U.S. securities laws and a reporting company under the Exchange Act. In addition, the JBS N.V. Class A Common Shares are expected to be listed on the NYSE, subject to the NYSE listing rules. For a summary of the material differences between the rights of JBS S.A. Shareholders (including JBS S.A. ADS Holders) and JBS N.V. shareholders, see “Comparison of the Rights of Holders of JBS N.V. Shares and JBS S.A. Common Shares.”

Additionally, in connection with the listing of JBS N.V. BDRs, JBS N.V. has applied to have its BDRs classified as Level II BDRs pursuant to Brazilian regulation, as a result of which JBS N.V. will be required to obtain a registration as a foreign issuer in Brazil before the CVM and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Questions and Answers about Other Issues

Can I sell my JBS S.A. Common Shares after the JBS S.A. General Meeting?

Subject to the observance of applicable legal requirements, JBS S.A. Common Shares will continue to be listed on B3 and be eligible for trading over B3 under their existing ticker symbol until the Last Trading Day.

Will I have to pay any brokerage commission in connection with the Proposed Transaction?

You will not have to pay brokerage commissions if your JBS S.A. Common Shares are registered in your name. If your JBS S.A. Common Shares are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Merger of Shares or the other elements of the Proposed Transaction.

What are the U.S. federal income tax consequences of the Proposed Transaction to JBS S.A. Shareholders and JBS S.A. ADS Holders?

The Merger of Shares and Redemption together generally are expected to be treated as a fully taxable transaction for U.S. federal income tax purposes. A U.S. holder of JBS S.A. Common Shares or JBS S.A. ADSs generally is expected to recognize taxable gain or loss in an amount equal to the difference between the fair market value of any JBS. N.V. BDRs or JBS N.V. Class A Common Shares, as applicable, received on the date of exchange and its tax basis in the JBS S.A. Common Shares or JBS S.A. ADSs exchanged, in each case determined in U.S. dollars. This tax treatment, however, is not free from doubt and the IRS could disagree with this treatment.

If the Merger of Shares and Redemption, taken together with certain other steps of the Corporate Restructuring, including the LuxCo transfer of shares of Brazil HoldCo to JBS N.V., is treated as part of an integrated transaction qualifying as a nonrecognition transaction for U.S. federal income tax purposes, then U.S. Holders would not recognize any gain or loss with respect to the exchange of their JBS S.A. Common Shares for the Brazil HoldCo Redeemable Shares or the redemption of the Brazil HoldCo Redeemable Shares for JBS N.V. BDRs in the Proposed Transaction.

We expect that the Cash Dividend will be reported to U.S. Holders as a dividend taxable at ordinary income rates.

You should read the section entitled “Taxation—Material U.S. Federal Income Tax Consequences” for more information on the U.S. federal income tax consequences of the Proposed Transaction and you should consult your own tax advisors regarding the tax consequences of the Proposed Transaction in your particular circumstances.

What are the Brazilian income tax consequences of the Proposed Transaction to JBS S.A. Shareholders and JBS S.A. ADS Holders?

The Merger of Shares (incorporação de ações) of JBS S.A. Common Shares into Brazil HoldCo and the subsequent Redemption may trigger the recognition of gains subject to taxation in Brazil. The tax rates applicable to these gains would depend on the type, domicile and regime of the corresponding holder. You should read the section entitled “Taxation—Material Brazilian Tax Consequences” for more information on the Brazil income tax consequences of the Proposed Transaction. This section also describes the income tax treatment applicable to dividends or other similar income arising from JBS N.V. Class A Common Shares and JBS N.V. BDRs earned by Brazilian holders, which may be subject to income tax in accordance with the applicable regime for investments held outside Brazil. Such rules are different from the rules applicable to direct investments in a Brazilian company (such as JBS S.A.) and do not provide for certain benefits such as the tax exemption on the distribution of dividends currently in force.

You should consult your own tax advisors regarding the tax consequences of the Proposed Transaction in your particular circumstances.

What are the Dutch tax consequences of the Proposed Transaction to JBS S.A. Shareholders and JBS S.A. ADS Holders?

The Dutch tax consequences of the Proposed Transaction for a JBS S.A. Shareholder or JBS S.A. ADS Holder will depend in part on such holder’s circumstances. For JBS S.A. Shareholders and JBS S.A. ADS Holders that are not a tax resident of the Netherlands, save in the circumstances as described in section “Taxation—Material Dutch Tax Consequences,” the Merger of Shares of JBS S.A. Common Shares into Brazil HoldCo and the subsequent Redemption should generally not trigger recognition of gains that are taxable in the Netherlands. In any event, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the Proposed Transaction, including the applicability and effect of Dutch tax laws.

Are there risks associated with the Proposed Transaction?

Yes. There are a number of risks related to the Proposed Transaction that are discussed in this prospectus. In evaluating the Proposed Transaction, before making any decision on whether and how to vote, you are urged to read carefully and in its entirety this prospectus, in particular the section entitled “Risk Factors.”

Who can help answer my questions?

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained elsewhere in this prospectus. You should read carefully the entire prospectus, including the information in the exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

If you have any questions about the Proposed Transaction, please contact JBS S.A.’s investor relations office by phone at (+55 11) 3144-4146 and by e-mail at ri@jbs.com.br.

SUMMARY

The following summary highlights some of the information contained in this prospectus but does not contain all of the information that may be important to you. We urge you to read the entire prospectus carefully, including the sections entitled “Risk Factors” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Information about JBS N.V.,” “Information about JBS S.A.” and JBS S.A.’s audited financial statements and the notes thereto included elsewhere in this prospectus.

JBS N.V.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, and is currently named “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of LuxCo and holds, through Brazil HoldCo, 24.79% of the JBS S.A. Common Shares. Prior to the completion of the Proposed Transaction, J&F intends to transfer the remainder of its JBS S.A. Common Shares to Brazil HoldCo and to transfer the corresponding shares issued by Brazil Holdco to LuxCo for further transfer to JBS N.V., as a result of which the issuer will indirectly hold all of the shares of JBS S.A. that are currently indirectly held by Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders.

As further described in this prospectus, the JBS Group proposes that all remaining JBS S.A. Shareholders and JBS S.A. ADS Holders become shareholders of JBS N.V. Accordingly, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries as of the date of this prospectus.

If the Proposed Transaction is concluded, the shareholders of JBS S.A. as of the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 29.63% of the then-outstanding JBS N.V. Class A Common Shares, representing 84.77% of the aggregate voting power in JBS N.V., which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. For more information, see “Principal Shareholders.”

The issuer’s registered office is located at Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands. The issuer’s telephone number is +31 20 656 47 00. As soon as reasonably practicable after the completion of the Proposed Transaction, we plan to establish a website that will allow you to access certain information but such website or information will not constitute a part of this prospectus. The issuer’s agent for service of process in the United States is JBS USA Food Company, located at 1770 Promontory Circle, Greeley, Colorado 80634, and its telephone number is +1 (970) 506-8000.

JBS S.A.

Overview

We are the largest protein company and one of the largest food companies in the world in terms of net revenue for the year ended December 31, 2024, according to Bloomberg’s Food Index and publicly available sources. Our net revenue was US$77.2 billion, US$72.9 billion and US$72.6 billion for the years ended December 31, 2024, 2023 and 2022, respectively. We recorded a net income of US$2.0 billion for the year ended December 31, 2024, a net loss of US$0.1 billion for the year ended December 31, 2023 and a net income of US$3.1 billion for the year ended December 31, 2022. Our Adjusted EBITDA was US$7.2 billion, US$3.5 billion and US$6.7 billion for the years ended December 31, 2024, 2023 and 2022, respectively. Through strategic acquisitions and capital investment, we have created a diversified global platform that allows us to prepare, package and deliver fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers. We sell our products to more than 320,000 customers worldwide in approximately 180 countries on six continents.

As of December 31, 2024, we were:

•

the #1 global beef producer in terms of capacity, according to Nebraska Public Media, with operations in the United States, Australia, Canada and Brazil and an aggregate daily processing capacity of approximately 75,622 heads of cattle;

•

the #1 global poultry producer in terms of capacity, with operations in the United States, Brazil, United Kingdom, Mexico, Puerto Rico and Europe, and an aggregate daily processing capacity of approximately 13.8 million chickens according to WATT Poultry, a global resource for the poultry meat industries;

•

the #2 largest global pork producer in terms of capacity, with operations in the United States, Brazil, the United Kingdom, Australia and Europe, and an aggregate daily processing capacity of approximately 147,000 hogs according to WATT Poultry;

•	a leading lamb producer in terms of capacity, according to Levante, with operations in Australia and Europe and an aggregate daily processing capacity of approximately 23,533 heads;

•	a leading regional fish producer in terms of capacity, according to Forbes, with operations in Australia and an aggregate daily processing capacity of approximately 217 tons; and

•	a significant global producer of value-added and branded meat products.

We primarily sell protein products, which include fresh and frozen cuts of beef, pork, lamb, fish, whole chickens and chicken parts, to retailers (such as supermarkets, club stores and other retail distributors), and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors). Our food products are marketed under a variety of national and regional brands, including: in North America, “Swift,” “Just Bare,” “Pilgrim’s Pride,” “1855,” “Gold Kist Farms,” “Del Dia,” “Northern Gold” and “Canadian Diamond” and premium brand “Sunnyvalley”; in Brazil, “Swift,” “Seara,” “Friboi, “Maturatta,” “Reserva Friboi,” “Seara Da Granja,” “Seara Nature,” “Massa Leve,” “Marba,” “Doriana,” “Delícia,” “Primor,” “Delicata,” “Incrível,” “Rezende,” “LeBon,” “Frango Caipira Nhô Bento,” “Seara Turma da Mônica,” and premium brands “1953,” “Seara Gourmet,” “Hans” and “Eder”; in Australia, “Great Southern” and “AMH”; and in Europe, “Moy Park” and “O’Kane.” We also produce value-added and branded products marketed, primarily under our portfolio of widely recognized consumer brands in some of our key markets, including “Seara” in Brazil, “Primo,” “Rivalea” and “Huon” in Australia and “Beehive” in New Zealand.

We are geographically diversified. In the year ended December 31, 2024, we generated 74.1% of our net revenue from sales in the countries where we operate our facilities, which we classify as domestic sales, and 25.9% of our net revenue represented export sales. The United States, Brazil and Australia are leading exporters of protein to many fast-growing markets, including Asia, Africa and the Middle East. Asia represented 48.9% of our net revenue from export sales in the year ended December 31, 2024, primarily from sales in China, Japan and South Korea. Africa and the Middle East collectively represented 14.2% of our net revenue from export sales in the year ended December 31, 2024.

Our management uses net revenue, along with Adjusted EBITDA and Adjusted EBITDA Margin, to measure our performance. The following table sets forth some of our financial information for the periods indicated.

	For the year ended December 31,
	2024	2023	2022
	(in millions of US$, except percentages)
Net revenue	77,182.5	72,918.1	72,613.9
Net income (loss)	1,967.6	(131.7)	3,143.5
Net margin (1)	2.5%	(0.2)%	4.3%
Adjusted EBITDA (2)	7,191.9	3,457.9	6,722.0
Adjusted EBITDA margin (3)	9.3%	4.7%	9.3%

(1)	Net margin is calculated by dividing net income (loss) by net revenue.
(2)

Adjusted EBITDA is used as a measure of performance by our management. Adjusted EBITDA is calculated by making the following adjustments to net income, as further described in this prospectus (see “—Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of antitrust agreements expenses; exclusion of donations and social programs expenses; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; exclusion of restructuring expenses; exclusion of fiscal payments and installments; exclusion of Rio Grande do Sul losses; exclusion of extemporaneous litigation expenses; exclusion of reversal of tax credits; and exclusion of certain other operating income (expense), net. Adjusted EBITDA is not a measure required by or calculated in accordance with IFRS – Accounting Standards, and should not be considered as a substitute for income from continuing operations, net income or any other measure of financial performance reported in accordance with IFRS – Accounting Standards or as measures of operating cash flows or liquidity. You should rely primarily on our financial information prepared in accordance with IFRS – Accounting Standards and use of Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-GAAP Financial Measures.” For a reconciliation of Adjusted EBITDA to net income, see “—Summary Historical Financial Data.”

(3)	Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenue.

Set forth below is a map showing, by region, the geographic distribution of our more significant brands and percentage contribution to our net revenue for the year ended December 31, 2024, based on destination and origin of sale for the same period.

We have grown our business rapidly through strategic acquisitions and organic growth via a continuous focus on efficient capital investment targeted at high-return opportunities. As set forth in the charts below, we have grown our business from US$38.6 billion in net revenue in 2012 to US$77.2 billion in net revenue in 2024, representing a 5.9% compound annual growth rate (“CAGR”) since 2012 and Adjusted EBITDA (calculated as set forth below) from US$2.2 billion in 2012 to US$7.2 billion in 2024, representing a 10.2% CAGR. During the same period, our net income was US$0.4 billion in 2012 and US$2.0 billion in 2024, representing a CAGR of 14.5%, and our operating profit increased from US$1.4 billion in 2012 to US$4.4 billion in 2024, representing a CAGR of 10.1%. To calculate CAGR, we divided the value of the period in question by its value for the earliest comparative period, raised the result to the power of one divided by the number of intervening periods, and subtracted one from the subsequent result.

Description of Business Segments

In order to efficiently manage our global operations, we are organized according to the following seven business segments:

•

Brazil. Our Brazil segment includes all the operating activities from JBS S.A., mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products, such as leather, collagen and other products produced in Brazil. In 2024, our Brazil segment had net revenue of US$12.6 billion and Adjusted EBITDA of US$965.0 million.

•

Seara. Our Seara segment includes all of the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. In 2024, our Seara segment had net revenue of US$8.8 billion and Adjusted EBITDA of US$1,538.6 million.

•

Beef North America. Our Beef North America segment includes JBS USA’s beef processing operations in North America and the plant-based businesses in Europe. Beef North America also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the United States and Vivera Topholding BV produces and sells plant-based protein products in Europe. In 2024, our Beef North America segment had net revenue of US$24.3 billion and Adjusted EBITDA of US$247.3 million.

•

Pork USA. Our Pork USA segment includes JBS USA’s pork operations, including Swift Prepared Foods. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, we will source live hogs for our pork processing operations. In 2024, our Pork USA segment had net revenue of US$8.1 billion and Adjusted EBITDA of US$1,071.2 million.

•

Pilgrim’s Pride. Our Pilgrim’s Pride segment includes PPC’s operations, the majority of whose revenues are generated from United States, United Kingdom, Europe and Mexico sales of fresh and prepared chicken. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. In 2024, our Pilgrim’s Pride segment had net revenue of US$17.9 billion and Adjusted EBITDA of US$2.7 billion.

•

Australia. Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. We also operate lamb, sheep, pork and fish processing facilities in Australia and New Zealand. In 2024, our Australia segment had net revenue of US$6.6 billion and Adjusted EBITDA of US$664.3 million.

•

Others. Our Others segment includes certain operations not directly attributable to our primary segments set forth above, such as corporate expenses, international leather operations and other operations in Europe. In 2024, our Others segment had net revenue of US$526.3 million and Adjusted EBITDA of US$3.4 million.

For additional information about our reportable segments, see note 25 to JBS S.A.’s audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reportable Segments” and “—Description of Main Consolidated Statement of Income Line Items—Net Revenue.” Each segment’s operating profit or loss is evaluated by our chief operating decision maker based on Adjusted EBITDA. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin.”

The following charts set forth the proportion our total net revenue and Adjusted EBITDA by segment for the year ended December 31, 2024.

(1)	Does not consider intercompany eliminations.

Other Considerations

Level of Indebtedness

As of December 31, 2024, our total outstanding indebtedness was US$19,326.8 million, consisting of US$2,084.2 million of current loans and financings and US$17,242.6 million of non-current loans and financings, representing 59.4% of our total liabilities, which totaled US$32,551.0 million as of December 31, 2024. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Factors Affecting our Financial Condition and Results of Operations—Effect of level of indebtedness and interest rate.” If we are unable to repay or refinance our current or non-current loans and financings as they mature, this would have a material adverse effect on our financial condition.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a significant extent, is subject to general economic, financial, competitive, legislative, tax, regulatory, environmental and other factors that are beyond our control. We believe that our cash and cash equivalents and margin cash balance together with our borrowing capacity under our revolving credit facilities as of December 31, 2024 should be sufficient to meet our outstanding debt requirements through mid-2032. As of December 31, 2024, we had cash and cash equivalents of US$5,750.2 million. In addition, as of the same date, we are permitted to borrow up to US$3,353.0 million under our revolving credit facilities.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our revolving credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes offered hereby on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we fail to do so, our business could be harmed, possibly materially. If we are unable to make payments on our debt, we could be forced to renegotiate such debt or seek to obtain additional equity or other forms of additional financing or otherwise default on such debt obligations.

See “Risk Factors—Risks Relating to our Business and Industries—Covenant restrictions under certain of our other debt agreements may limit our ability to operate our business.”

Legal Proceedings

In the ordinary course of business, we are subject to a number of contingencies arising from litigation and claims brought by governmental authorities, including tax authorities, and private parties, particularly with respect to civil, tax, labor and environmental claims, which may be decided to our detriment, and we are involved in various government investigations. For more information regarding our proceedings and investigations, see “Information about JBS S.A.—Legal Proceedings.”

Our operations and earnings continue, from time to time, to be affected to varying degrees by political, legislative, fiscal and regulatory developments. We cannot guarantee that new lawsuits (judicial or administrative of any nature) or investigations against us, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista (our ultimate controlling shareholders) and managers, will not arise. Adverse rulings that have material economic or reputational impacts on us or impede the execution of our growth plan may adversely affect our financial condition and results of operations. In addition, unfavorable decisions in proceedings or investigations involving us and our ultimate controlling shareholders and managers may affect our image and business. For certain lawsuits, we were not required to and have not established any provision on our statement of financial position or have established provisions only for part of the amounts in dispute, based on our judgments as to the likelihood of winning these lawsuits. We cannot guarantee that the provisioned amounts (if any) will be sufficient to cover the costs and expenses of the corresponding proceedings, which could adversely impact our business and operating results. The amounts claimed in relation to any such proceedings and, if such claims against us were successful, the costs of implementing the remedies sought in the various cases could be substantial. There remains a high degree of uncertainty around these contingencies, as well as their potential effect on future operations, earnings, cash flows and our financial condition. See “Risk Factors—Risks Relating to our Business and Industries—Unfavorable decisions in legal, administrative, antitrust or arbitration proceedings and government investigations may adversely affect us.”

Recent Developments

Payment of Interim Dividends

On January 15, 2025, JBS S.A. paid interim dividends from profit reserves in the amount of R$2.2 billion (equivalent to US$355.3 million considering the exchange rate on December 31, 2024), corresponding to R$1.00 (equivalent to US$0.16 million considering the exchange rate on December 31, 2024) per common share. The constitution of these interim dividends is reflected in our historical consolidated balance sheet as of December 31, 2024.

JBS USA’s Offering of 5.950% Senior Notes due 2035 and 6.375% Senior Notes due 2055

On January 21, 2025, JBS USA completed a sale of US$1,750.0 million in aggregate principal amount of senior notes, consisting of (i) 5.950% Senior Notes due 2025 in an aggregate principal amount of US$1,000.00 million, and (ii) 6.375% Senior Notes due 2055 in an aggregate principal amount of US$750.0 million.

JBS USA used the net proceeds from these offerings of notes for general corporate purposes, including the repayment of approximately US$1.1 billion in current loans and financings and US$0.1 billion in non-current loans and financings.

Mantiqueira Acquisition

On January 27, 2025, JBS S.A. announced that it had entered into an investment agreement with Mantiqueira Alimentos Ltda. (“Mantiqueira”) to subscribe for 48.5% of the total capital stock and 50% of the voting shares of Mantiqueira (the “Mantiqueira Acquisition”). The value of the investment will be established based on an enterprise value for 100% of Mantiqueira of R$1.9 billion. Upon completion of the investment, we will share control of Mantiqueira with its founding member, Mr. Leandro Pinto.

The Mantiqueira Acquisition will allow us to enter the egg sector and reinforce our global platform diversified by geography and protein. Mantiqueira currently has a static capacity of 17.5 million laying and rearing birds, 4 billion table eggs produced per year and a focus on free-range egg production since 2020. It has more than 3,000 employees, with units in six Brazilian states and a presence in markets in 16 Brazilian states with exports to South America, Asia, Africa and the Middle East. Mantiqueira’s “Happy Eggs” brand focuses on free-range chickens and “Fazenda da Toca” operates in the organic eggs segment.

The Mantiqueira Acquisition is subject to customary closing conditions. On February 26, 2025, the acquisition was approved without restrictions by the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica – CADE), Brazil’s competition regulator. Closing is expected to occur by the end of the first quarter of 2025.

Seara Agribusiness Credit Receivable Certificates (Certificados de Recebíveis do Agronegócio)

On March 6, 2025, three series of agribusiness receivables certificates (Certificados de Recebíveis do Agronegócio) (“CRAs”) due 2035, 2045 and 2055, in the aggregate principal amount of R$805.3 million (equivalent to US$130.0 million, considering the exchange rate on December 31, 2024), were issued. These CRAs represent rural financial product notes (Cédulas de Produto Rural Financeiras – CPR-Financeiras) to be issued by Seara and guaranteed by JBS S.A. Seara plans to use the net proceeds from the issuances of the rural financial product notes primarily to acquire raw materials, namely corn in natura, in the ordinary course of its business. The agreements governing these CRAs contain customary covenants and events of default; however, they do not include any financial covenants.

Dismissal of NYAG Complaint

On February 28, 2024, the Attorney General of the State of New York filed a civil complaint against our subsidiaries JBS USA Food Company and JBS USA Food Company Holdings (the “NYAG Defendants”) in the Supreme Court of the State of New York, County of New York (the “New York Court”), alleging that consumers in New York were misled by statements in which we expressed our goal of reducing greenhouse gas emissions and striving to achieve Net Zero by 2040. On January 10, 2025, the New York Court granted the NYAG Defendants’ Motion to Dismiss and dismissed the Attorney General’s claims against the NYAG Defendants without prejudice. For more information, see “Information about JBS S.A.—Legal Proceedings—Possible Loss (Contingent Liabilities)—Civil Proceedings—United States—U.S. State Matters.”

Conditional Partial Redemption of JBS USA’s 5.500% Senior Notes due 2030

On March 21, 2025, JBS USA Food Company sent a conditional notice of redemption to redeem US$850.0 million aggregate principal amount of its 5.500% Senior Notes due 2030 (the “2030 Notes”). The redemption is conditioned upon the receipt by PPC’s shareholders of a special cash dividend of US$6.30 per share, which will be payable on or around April 17, 2025.

The redemption is expected to occur on May 1, 2025, subject to the receipt of the cash dividend by PPC’s shareholders. The redemption price for the 2030 Notes will be equal to 102.750% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Proposal to Distribute Dividends

On March 25, 2025, JBS S.A.’s board of directors approved a proposal to distribute dividends from profit reserves with respect to the 2024 fiscal year in the amount of R$4.4 billion (equivalent to US$716.4 million considering the exchange rate on December 31, 2024), corresponding to R$2.00 (equivalent to US$0.32 considering the exchange rate on December 31, 2024) per common share. These dividends are subject to approval at JBS S.A.’s annual general shareholders’ meeting expected to be held on April 29, 2025.

Corporate Structure

Immediately following the completion of the Proposed Transaction, our corporate structure will be the following (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025 and not considering the effects of the Conversion):

(1)	To be held in the form of BDRs immediately following the completion of the Proposed Transaction.

For information about the effects of the Conversion on our corporate structure, see “The Proposed Transaction—Class A Conversion Period.”

Risk Factors

The Proposed Transaction involves risks, some of which are related to the Proposed Transaction itself and others of which are related to our businesses and to investing in and ownership of JBS N.V. Class A Common Shares and JBS N.V. BDRs. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors”, together with the other information included in this prospectus.

The following is a summary of some of the principal risks we face:

Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs

•

The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.

•	Our shareholders will not be subject to lock-up restrictions and may sell JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs at any time, subject to applicable law.

•

There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.

•	The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.

•

We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future, which may dilute your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

•

JBS S.A. is, and following the Proposed Transaction JBS N.V. will become, a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be immediately prepared to meet these requirements, which may strain our resources.

Risks Relating to Our Business and Industries

•	Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients.

•	Outbreaks of animal diseases may affect our ability to conduct our business and harm demand for our products.

•

Any perceived or real health risks related to the food industry could adversely affect our ability to sell our products. If our products become contaminated, we may be subject to product liability claims and product recalls.

•	Changes in consumer preferences and/or negative perception of the consumer regarding the quality and safety of our products could adversely affect our business.

•	We face competition in our business, which may adversely affect our market share and profitability.

Risks Relating to the Markets in Which We Operate

•	Deterioration of global economic conditions could adversely affect our business.

•	Our exports pose special risks to our business and operations.

•

We are subject to ordinary course audits in the jurisdictions where we operate and changes in tax laws and unanticipated tax liabilities, in either case, could adversely affect the taxes we pay and therefore our financial condition and results of operations.

•	We are exposed to emerging and developing country risks.

•	Market fluctuations could negatively impact our operating results, and our business may be adversely impacted by risks related to hedging activities.

Corporate Governance

Foreign Private Issuer Status

JBS N.V. will be considered a “foreign private issuer” under U.S. securities laws and the NYSE rules, and we intend to rely on corporate governance exemptions available to foreign private issuers under NYSE rules. See “Management—Corporate Governance Practices” and “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” for more information.

Dutch Law

JBS N.V. is also subject to the Dutch Civil Code. In addition, a company having its official seat in the Netherlands, and its shares admitted to listing on a stock exchange, including a company with shares listed on the NYSE, is required under Dutch law to disclose in its board report whether it complies with the provisions of the Dutch Corporate Governance Code and, if not, to explain the reasons for such deviations. The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between a company’s board of directors and its shareholders (e.g., the general meeting of shareholders) and its audit and financial reporting functions.

JBS N.V. intends to comply with the relevant best practice provisions of the Dutch Corporate Governance Code, except as may be noted from time to time in its board report.

Controlled Company Exemption

Immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 29.63% of the issued and outstanding JBS N.V. Class A Common Shares, which will represent 84.77% of the aggregate voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025), which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. As a result, we may be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under NYSE rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain NYSE corporate governance standards. See “Management—Corporate Governance Practices” for more information. If we were to lose our foreign private issuer status but remain a controlled company, we may elect in the future to avail ourselves of the “controlled company” exemptions under NYSE corporate governance rules. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” for more information.

SUMMARY OF THE PROPOSED TRANSACTION

The following is a brief summary of the terms of the Proposed Transaction. This summary may not contain all the information that is important to you. Please see “The Proposed Transaction,” “Risk Factors” and “Taxation” for a more detailed description of the matters described below.

The Proposed Transaction	The Proposed Transaction will consist of the three steps below:

•

Merger of Shares. Subject to approval at the JBS S.A. General Meeting, on the Closing Date, the Merger of Shares will be implemented through an incorporação de ações under the Brazilian Corporation Law. Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into Brazil HoldCo in exchange for one Brazil HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, and JBS S.A. will become a wholly-owned subsidiary of Brazil HoldCo. The Brazil HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at the Brazil HoldCo General Meeting and immediately after the implementation of the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one Brazil HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

•

Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of the ADS Cash Dividend Record Date will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course. Prior to the Closing Date, Brazil HoldCo expects to distribute its portion of the Cash Dividend to JBS N.V., for further distribution to LuxCo.

Exchange Ratio	The Exchange Ratio means the number of Brazil HoldCo Redeemable Shares that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) will receive per JBS S.A. Common Share in consideration for the Merger of Shares. The Exchange Ratio has been established so that each JBS S.A. Shareholder (excluding Brazil HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. On the Closing Date, JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) will receive one Brazil HoldCo Redeemable Share for every two JBS S.A. Common Shares it holds on the Last Trading Day. Immediately thereafter, each Brazil HoldCo Redeemable Share will be redeemed in exchange for one JBS N.V. BDR. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, our ultimate controlling shareholders (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs as described below, and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

Opening Price	The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

Expected Closing Date	On or about , 2025.

Class A Conversion Period	A period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, during which each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion

Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes.

Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. For more information, see “The Proposed Transaction—Class A Conversion Period.”

Conditions to the Proposed Transaction	The Proposed Transaction is subject to the conditions set forth in “The Proposed Transaction—Conditions Precedent to the Proposed Transaction.”

Fractional Shares	Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to Brazil HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADS Holders in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

Withdrawal	None of the JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank) will have withdrawal rights (direito de recesso) under the Brazilian Corporation Law.

Stock Exchange Listings	Currently, there is no public market for JBS N.V. Common Shares. We intend to apply to list the JBS N.V. Class A Common Shares on the NYSE under the symbol “JBS”. We anticipate that trading in JBS N.V.’s Class A Common Shares will begin on or about , 2025. We cannot predict the trading prices for JBS N.V.’s Class A Common Shares after the Closing Date. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

We also intend to apply to list the JBS N.V. BDRs on the B3 under the symbol “JBSS32”. We anticipate that trading in JBS N.V.’s BDRs will begin on or about , 2025.

We will not seek a listing for the JBS N.V. Class B Common Shares or the JBS N.V. Conversion Shares on the NYSE or on any other exchange.

Upon completion of the Proposed Transaction, the JBS S.A. Common Shares will no longer be listed on B3 or any other exchange. JBS S.A. will become a wholly owned subsidiary of Brazil HoldCo.

JBS S.A. ADS Holders	If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting.

In addition, if you are a JBS S.A. ADS Holder, you will be entitled to receive a pro rata portion of the JBS N.V. Class A Common Shares that are represented by the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive in connection with the Proposed Transaction upon surrender of your JBS S.A. ADSs. Following the Redemption, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment of certain fees to the JBS S.A. ADS Depositary Bank. Specifically, there is a fee of US$0.05 per JBS S.A. ADS in connection with the cancellation of the JBS S.A. ADSs and the delivery of JBS N.V. Class A Common Shares, in accordance with the JBS S.A. ADS Deposit Agreement, which fee we will pay on your behalf. In addition, if you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, your intermediary may charge you a fee in connection with the delivery of JBS N.V. Class A Common Shares to your securities account. Furthermore, the JBS N.V. BDR Depositary Bank will charge a fee of R$0.10 per JBS N.V. BDR to the JBS S.A. ADS Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank receives pursuant to the Redemption. We will reimburse the JBS S.A. ADS Depositary Bank for this fee.

Furthermore, in connection with the Cash Dividend, the cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders.

See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

Our Ultimate Controlling Shareholders	Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, immediately upon completion of the Proposed Transaction, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 29.63% of the then-outstanding JBS N.V. Class A Common Shares, representing 84.77% of the aggregate voting power in JBS N.V., which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025.

As a result, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista are expected to have control or the ability to control significant corporate activities that require a resolution by shareholders at a general meeting of shareholders pursuant to Dutch law and/or JBS N.V.’s articles of association, including, among other matters, the election, suspension and removal of our board of directors. For more information, see “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial” beginning on page 27 and “ —Risks Relating to Our Business and Industries—Our ultimate controlling shareholders have influence over the conduct of our business and may have interests that are different from yours” beginning on page 57.

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista may serve as members of the board of directors of, or in other senior management positions at, JBS Group companies or affiliates. For example, in February 2024, they were appointed to fill vacancies on the board of directors of PPC, and in April 2024, they were elected by majority vote of the shareholders of JBS S.A. to serve on JBS S.A.’s board of directors for the ongoing term ending in 2025. In addition, at this time, we expect that they will serve on the board of directors of JBS N.V. effective on the date of the listing of the JBS N.V. Class A Common Shares on the NYSE (see “Management—Board

Structure—Director Nominees” beginning on page 207), as well as on the board of directors of J&F.

In 2017, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, among others, entered into collaboration agreements (acordos de colaboração premiada) (the “Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), and J&F, on behalf of itself and its subsidiaries, entered into a leniency agreement (the “Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. In 2020, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista also entered into a settlement with the SEC, and J&F reached a plea agreement with the DOJ relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. As a consequence of these agreements and other proceedings related to the matters set forth therein, the reputation of our ultimate controlling shareholders has suffered and may continue to suffer. In addition, to the extent that the negative reputational impact of these events continues into the future, if pending investigations and proceedings are not resolved favorably to JBS S.A. and our ultimate controlling shareholders, or if future events or actions give rise to new investigations, allegations or proceedings involving us, our ultimate controlling shareholders or affiliates, our reputation and our ability to execute our business strategies, enter into beneficial transactions, partnerships or acquisitions, we may be materially adversely affected. For more information about the facts and circumstances underlying these agreements, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders” beginning on page 227 and the related risk factor beginning on page 59.

Tax Consequences of the Proposed Transaction	The material U.S. federal income, Brazilian and Dutch tax consequences of the Proposed Transaction and of holding JBS N.V. Class A Common Shares or JBS N.V. BDRs are discussed in more detail under “Taxation.”

In addition, our non-controlling shareholders may not benefit from the same tax treatment in connection with the Corporate Restructuring as our ultimate controlling shareholders (through LuxCo). For more information, see “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—Our ultimate controlling shareholders (through LuxCo) and our non-controlling shareholders will be treated differently with respect to certain aspects of the Corporate Restructuring.” However, due to the uncertainties regarding the U.S. federal income, Brazilian and Dutch tax treatment of the Proposed Transaction for non-controlling shareholders, which depends on a number of factors, including questions of interpretation of applicable law as well as the individual circumstances of each shareholder, as discussed under “Material U.S.

Federal Income Tax Consequences—Consequences of the Proposed Transaction—Consequences of the Merger of Shares and Redemption,” “Material Brazilian Tax Consequences—The Corporate Restructuring” and “Material Dutch Tax Consequences—The Proposed Transaction,” it is not possible to state with certainty that the tax treatment of the Corporate Restructuring will be disparate for our controlling and non-controlling shareholders.

Risk Factors	You should review the risks relating to the Proposed Transaction and ownership of the JBS N.V. Common Shares and the JBS N.V. BDRs, our business and industries and the markets in which we operate described in “Risk Factors” in this prospectus.

SUMMARY HISTORICAL FINANCIAL DATA

The following summary historical financial data of JBS S.A.is being provided to help you in your analysis of the financial aspects of the Proposed Transaction. You should read this information in conjunction with this rest of this prospectus, including the sections entitled “Presentation of Financial and Other Information,” “Per Share, Dividend and Market Data,” “Information about JBS S.A.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as JBS S.A.’s audited financial statements and the notes thereto included elsewhere in this prospectus.

JBS S.A.

The summary historical consolidated financial information of JBS S.A., which is JBS N.V.’s predecessor for accounting purposes, presented below has been derived from JBS S.A.’s audited financial statements. The summary historical consolidated financial information of JBS S.A. presented in this prospectus is not necessarily indicative of JBS S.A.’s future consolidated operating results. The tables below present a summary of JBS S.A.’s consolidated financial performance for the periods indicated. The following information should be read and analyzed together with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and JBS S.A.’s audited financial statements included elsewhere in this prospectus.

Items Affecting Comparability of Financial Results

The comparability of our financial results is affected by our acquisitions and fluctuations in foreign exchange rates, principally the Brazilian real against the U.S. dollar. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Items Affecting Comparability of Financial Results.”

	As of and for the year ended December 31,
	2024	2023	2022
	(in millions of US$)
Consolidated statement of income information:
Net revenue	77,182.5	72,918.1	72,613.9
Cost of sales	(65,594.3)	(64,951.0)	(61,070.2)

Gross profit	11,588.2	7,967.2	11,543.6

General and administrative expenses	(2,278.4)	(2,315.1)	(2,290.0)
Selling expenses	(4,827.3)	(4,594.3)	(4,681.6)
Other expenses	84.5	(122.1)	(99.6)
Other income	(189.3)	148.5	311.0

Net operating expense	(7,210.4)	(6,883.0)	(6,760.2)

Operating profit	4,377.8	1,084.1	4,783.3

Finance income	719.4	584.2	808.6
Finance expense	(2,389.1)	(1,937.6)	(2,050.3)

Net finance expense	(1,669.8)	(1,353.4)	(1,241.6)

Share of profit of equity-accounted investees, net of tax	2.9	9.5	11.8

Profit (loss) before taxes	2,711.0	(259.7)	3,553.4

Current income taxes	(870.5)	(69.5)	(515.2)
Deferred income taxes	127.1	197.5	105.3

Total income taxes	(743.4)	128.0	(410.0)

Net income (loss)	1,967.6	(131.7)	3,143.5

Attributable to:
Company shareholders	1,766.9	(198.9)	2,997.4
Non-controlling interest	200.7	67.1	146.0

	1,967.6	(131.7)	3,143.5

Consolidated statement of financial position information at period/year end:
Cash and cash equivalents	5,613.7	4,569.5	2,526.4
Trade accounts receivable	3,735.5	3,390.9	3,878.1
Inventories	5,016.0	5,101.2	5,393.5
Property, plant and equipment	11,780.9	12,918.2	11,915.3
Goodwill	5,417.1	6,105.0	5,828.7
Total assets	40,685.4	42,577.8	39,885.5
Total loans and financings (1)	19,326.8	19,999.1	17,700.1
Total equity	8,134.4	9,707.8	9,546.1
Consolidated cash flow information:
Net cash flows provided by (used in):
Operating activities	4,229.5	2,378.8	2,580.5
Investing activities	(1,417.7)	(1,408.4)	(2,535.6)
Financing activities	(1,414.8)	(1,022.1)	(1,667.4)
Other consolidated financial information
Adjusted EBITDA (2)	7,191.9	3,457.9	6,722.0

(1)	Current loans and financings plus non-current loans and financings.

(2)

Adjusted EBITDA is used as a measure of performance by our management. Adjusted EBITDA is calculated by making the following adjustments to net income, as further described below: exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of antitrust agreements expenses; exclusion of donations and social programs expenses; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; exclusion of restructuring expenses; exclusion of fiscal payments and installments; exclusion of Rio Grande do Sul losses; exclusion of extemporaneous litigation expenses; exclusion of reversal of tax credits; and exclusion of certain other operating income (expense), net. Adjusted EBITDA is not a measure required by or calculated in accordance with IFRS – Accounting Standards, and should not be considered as a substitute for income from continuing operations, net income or any other measure of financial performance reported in accordance with IFRS – Accounting Standards or as measures of operating cash flows or liquidity. You should rely primarily on our financial information prepared in accordance with IFRS – Accounting Standards and use of Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-GAAP Financial Measures.”

Adjusted EBITDA is reconciled to net income (loss) as follows:

	For the year ended December 31,
	2024	2023	2022
	(in millions of US$)
Net income (loss)	1,967.6	(131.7)	3,143.5
Income tax and social contribution taxes – current and deferred	743.4	(128.0)	410.0
Net finance expense	1,669.8	1,353.4	1,241.7
Depreciation and amortization expenses	2,189.5	2,149.1	1,907.9
Share of profit of equity-accounted investees, net of tax	(2.9)	(9.5)	(11.8)
Antitrust agreements expenses (a)	253.7	102.5	101.4
Donations and social programs expenses (b)	22.5	18.2	23.9
J&F Leniency expenses refund (c)	—	—	(93.8)
Impairment of assets (d)	—	26.3	17.4
Restructuring expenses (e)	95.6	52.2	—
Fiscal payments and installments (f)	81.8	—	—
Rio Grande do Sul losses (g)	19.3	—	—
Extemporaneous litigation expenses (h)	61.0	—	—
Reversal of tax credits (i)	32.0	—	—
Other operating income (expense), net (j)	30.9	25.5	(18.3)

Adjusted EBITDA	7,191.9	3,457.9	6,722.0

Adjusted EBITDA by segment:
Brazil	965.0	469.3	494.9
Seara	1,538.6	364.5	1,174.9
Beef North America	247.3	114.2	133.0
Pork USA	1,071.2	526.9	544.3
Pilgrim’s Pride	2,703.4	1,536.0	1,167.3
Australia	664.3	454.7	209.5
Others	3.5	(5.2)	8.7

Total reportable segments	7,193.2	3,460.4	3,732.7
Eliminations (k)	(1.3)	(2.6)	1.3

Adjusted EBITDA	7,191.9	3,457.8	3,734.0

(a)	Refers to antitrust agreements entered into by JBS USA and its subsidiaries. For more information, see “Information about JBS S.A.—Legal Proceedings.”

(b)

Refers to donations made to (i) the Instituto J&F for improvements to the school’s building, and (ii) the JBS Fund for The Amazon, a fund established by JBS S.A. to finance and support innovative, long-term initiatives that build on JBS S.A.’s legacy of conservation and sustainable development in the Amazon biome.

(c)

Refers to the amount that J&F agreed to pay to JBS S.A. in connection with the settlement agreement between the parties to Arbitration Proceeding No. 186/21, net of PIS/COFINS social contribution tax. For more information, see “Related Party Transactions—J&F Settlement Agreement.”

(d)	Refers to the impairment of assets related to Planterra’s plant on December 31, 2023.
(e)

Refers to multiple restructuring initiatives, primarily those in our indirect subsidiary PPC, which are registered as other expenses, as well as other non-significant restructuring projects that are registered as general and administrative expenses.

(f)	Refers to the special program for payment of tax processes with exemption from fines and reduction of interest.
(g)	This refers to the loss incurred as a result of the floods that occurred in the Brazilian State of Rio Grande do Sul.
(h)	This refers to extemporaneous litigation arising from debts of companies acquired by the JBS Group.
(i)	This refers to the reversal of ICMS credits on sales operations disallowed in the Brazilian State of Santa Catarina..
(j)	Refers to various adjustments, mainly outside of Brazil, such as expenses related to acquisitions and insurance indemnities, among others.
(k)	Includes intercompany and intersegment transactions.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading prices of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs could decline, and you may lose all or part of your investment. The risks described below are those that we currently believe may materially affect us. Additional risks not presently known to us, or that we currently consider immaterial, may also materially adversely affect us.

For purposes of this section, when we state that a risk, uncertainty or problem may, could or will have an “adverse effect” on us or “adversely affect” us, we mean that the risk, uncertainty or problem could have an adverse effect on our business, financial condition, results of operations, cash flow and/or prospects, and/or the price of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs, except as otherwise indicated. You should view similar expressions in this section as having similar meaning.

Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs

The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.

JBS N.V.’s share capital consists of JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares and JBS N.V. Conversion Shares. The JBS N.V. Conversion Shares are introduced solely for the purpose of facilitating a conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares under Dutch law. For more information, see “Description of Share Capital — Share Capital.” Please also refer to the risk factors below entitled “—Our shareholders are not subject to lock-up restrictions and may sell JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs at any time, subject to applicable law,” “—The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares” and “—We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future, which may dilute your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.”

JBS N.V. Class B Common Shares are entitled to 10 votes per share and JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. We intend to maintain this dual-class structure for the foreseeable future and have not included a ‘sunset’ provision in JBS N.V.’s articles of association, meaning that under JBS N.V.’s articles of association as these will read on the Closing Date, JBS N.V.’s share capital will include JBS N.V. Class B Common Shares for an indefinite period of time.

Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, immediately upon completion of the Proposed Transaction, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 29.63% of the then-outstanding JBS N.V. Class A Common Shares, representing 84.77% of the aggregate voting power in JBS N.V., which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible

Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. In contrast, the aggregate voting power of our non-controlling shareholders may decrease to as little as 9.66% from the 51.66% voting power in JBS S.A. they held as of March 14, 2025. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our controlling and non-controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. Common Shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction. Upon completion of the Proposed Transaction, to continue to control the outcome of matters submitted to shareholders for approval (assuming a simple majority is needed to approve such matters), our ultimate controlling shareholders must directly or indirectly hold approximately 9% of the total number of JBS N.V. Common Shares outstanding (assuming they directly or indirectly hold 100% of the JBS N.V. Class B Common Shares outstanding).

As a result of the dual-class share structure, our ultimate controlling shareholders are expected to have control or the ability to control significant corporate activities that require a resolution by shareholders at a general meeting of shareholders pursuant to Dutch law and/or JBS N.V.’s articles of association, including:

•	the election, suspension and removal of our board of directors;

•	merger, demerger or dissolution of JBS N.V.;

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issuances of JBS N.V. Common Shares or designating the board of directors to issue shares for a specific period not exceeding five years, provided that the prior or simultaneous approval of the group of holders of JBS N.V. Class A Common Shares is required if such resolution to issue shares or designate the board of directors is detrimental to the rights of the holders of JBS N.V. Class A Common Shares;

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limiting or excluding pre-emptive rights upon an issue of JBS N.V. Common Shares or designating the board of directors to limit or exclude pre-emptive rights for a specific period not exceeding five years;

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reducing our issued capital by: (1) reducing the nominal value of shares by amending JBS N.V.’s articles of association; or (2) by cancelling shares which JBS N.V. holds in treasury, provided that the prior or simultaneous approval of a group of holders of a specific class of common shares is required if such resolution is detrimental to the rights of the holders of such class of common shares;

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approving resolutions of our board of directors regarding (a) a significant change in the identity or nature of JBS N.V. or the enterprise, including: (1) the transfer of the enterprise or practically the entire enterprise to a third party; (2) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or a subsidiary with any other legal person or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V.; and (3) the acquisition or disposal of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS N.V., by JBS N.V. or a subsidiary, (b) JBS N.V. entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements, (c) JBS N.V. selling uncovered put options and/or call options (i.e. without JBS N.V. holding the asset(s) underlying the option), and (d) the board of directors exercising voting rights with respect to shares held by JBS N.V. in the capital of a subsidiary in respect of such subsidiary entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements;

•	amending JBS N.V.’s articles of association;

•	distribution of profits which remain after reservation by the board of directors; and

•	authorizing the board of directors, on JBS N.V.’s behalf, to repurchase shares in the capital of JBS N.V. against consideration, for a specific period not exceeding 18 months.

The foregoing means that, depending on the number of JBS N.V. Class B Common Shares outstanding, a holder of JBS N.V. Class A Common Shares may have no or no significant voting power at a general meeting of shareholders of JBS N.V.

Consequently, upon completion of the Proposed Transaction, our Class B shareholders will continue to be in a position to exert significant influence over JBS N.V. The interests of our Class B shareholders may differ from the interest of our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of JBS N.V., including transactions in which holders of the JBS N.V. Class A Common Shares might otherwise receive a premium for their shares. In addition, this concentrated control will limit the ability of holders of the JBS N.V. Class A Common Shares to influence corporate matters that they may view as beneficial. This effect will be exacerbated as a result of the dilution of voting power our non-controlling shareholders will experience as a result of the Proposed Transaction. Moreover, our dual-class structure could materially adversely affect the value and liquidity of the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs, for the reasons described above and as further described in the risk factor below entitled “—The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.”

Our shareholders will not be subject to lock-up restrictions and may sell JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs at any time, subject to applicable law.

Our shareholders will not be subject to any lock-up obligation. If our ultimate controlling shareholders (through LuxCo) or other major shareholders sell a large number of their JBS N.V. Class A Common Shares or JBS N.V. BDRs, the market price of JBS N.V. Class A Common Shares or JBS N.V. BDRs may decline significantly. In addition, to the extent that any JBS N.V. Class A Common Shares and/or JBS N.V Class B Common Shares may be pledged to lenders in support of any financing made to our shareholders, such a pledge could be exercised in the event of a default under such financing and such lender may sell the pledged shares in the market. These sales, or the possibility that these sales may occur, might also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In addition, although the JBS N.V. Class B Common Shares are not and are not expected to be listed on a stock exchange, a holder of JBS N.V. Class B Common Shares may transfer all or substantially all of the JBS N.V. Class B Common Shares held by it, which may result in a change of the composition of our controlling shareholders. Any such change, or the possibility that such change may occur, could materially adversely affect the value and liquidity of the JBS N.V. Class A Common Shares or JBS N.V. BDRs.

Furthermore, each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically as of the transfer of a JBS N.V. Class B Common Share upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge).

If holders of JBS N.V. Class B Common Shares exercise the right to convert their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares and sell a large number of their JBS N.V. Class A Common Shares, the market price of JBS N.V. Class A Common Shares may decline significantly.

The grant of registration rights to LuxCo may adversely affect the market price of the JBS N.V. Class A Common Shares.

Pursuant to a registration rights agreement that is expected to be entered into with LuxCo concurrently with the closing of the Proposed Transaction, our ultimate controlling shareholders (through LuxCo) will be able to demand that we register the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Corporate Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the JBS N.V. Class B Common Shares that it will receive in the first step of the Corporate Restructuring) and any other JBS N.V. Class A Common Shares acquired from JBS N.V. from time to time by LuxCo. Pursuant to the registration rights agreement, LuxCo shall also have the right to include its JBS N.V. Class A Common Shares in any underwritten offering by JBS N.V. We will bear all expenses incurred in effecting such a registration. The registration and availability of such a significant number of shares for trading in the public market may have an adverse effect on the market price of the JBS N.V. Class A Common Shares (including those JBS N.V. Class A Common Shares underlying JBS N.V. BDRs). For example, if LuxCo exercises its registration rights and sells JBS N.V. Class A Common Shares or is perceived by the market as intending to sell such shares, the market price of the JBS N.V. Class A Common Shares could drop or the volatility in the share price of the JBS N.V. Class A Common Shares could increase significantly. These factors could also make it more difficult for us to raise additional funds through future offerings of JBS N.V. Class A Common Shares or other securities. For more information about the LuxCo registration rights agreement, see “Principal Shareholders—Registration Rights Agreement with LuxCo.”

There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.

Prior to the Proposed Transaction, there has not been a public market for JBS N.V. Class A Common Shares or JBS N.V. BDRs. If active trading markets do not develop, you may have difficulty selling any of the JBS N.V. Class A Common Shares or JBS N.V. BDRs that you receive as part of the Proposed Transaction. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NYSE or the B3 or otherwise or how liquid that market might become.

As settlement of the Proposed Transaction will occur on B3, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares must cancel JBS N.V. BDRs so that the underlying JBS N.V. Class A Common Shares can be delivered to its indicated account. It is expected that a significant amount of JBS N.V. Class A Common Shares may be held through JBS N.V. BDRs, which may affect the liquidity and trading price of JBS N.V. Class A Common Shares on the NYSE.

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We cannot assure you that the trading price for JBS N.V. Class A Common Shares will reflect the price of JBS S.A. Common Shares on B3 or that these prices will prevail in the market following the Proposed Transaction. The price of JBS S.A. Common Shares on B3 has been subject to volatility. The trading price of JBS S.A. Common Shares in 2024 reached a high for the year of R$40.47 per share on December 17, 2024 and a low of R$20.86 per share on April 1 and April 2, 2024. The trading price of JBS S.A. Common Shares on March 14, 2025 was R$33.23 per share.

The listing of the JBS N.V. Class A Common Shares on the NYSE is a process that is not a traditional underwritten initial public offering. There will be no book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly.

Further, because of our listing process, individual investors may have greater influence in setting the opening public trading price and subsequent public trading prices of the JBS N.V. Class A Common Shares on the NYSE and may participate more in our initial and subsequent trading, leading to an increased amount of smaller orders at numerous prices, for example, than is typical for a traditional underwritten initial public offering with more institutional investor influence. These factors could result in more volatility in the public trading price of the JBS N.V. Class A Common Shares and an unsustainable trading price if the price of the JBS N.V. Class A Common Shares significantly rises upon listing and institutional investors believe the JBS N.V. Class A Common Shares is worth less than retail investors, in which case the price of the JBS N.V. Class A Common Shares may decline over time. Further, if the public trading price of the JBS N.V. Class A Common Shares is above the level that investors determine is reasonable for the JBS N.V. Class A Common Shares, some investors may attempt to short the JBS N.V. Class A Common Shares after trading begins, which would create additional downward pressure on the public trading price of the JBS N.V. Class A Common Shares. There will likely be more ability for such investors to short the JBS N.V. Class A Common Shares in early trading than is typical for a traditional underwritten public offering given increased availability of the JBS N.V. Class A Common Shares on the trading markets in part due to the lack of contractual lock-up agreements or other restrictions on transfer. To the extent that there is a lack of awareness among retail investors, such lack of awareness could reduce the value of the JBS N.V. Class A Common Shares and cause volatility in the public trading price of the JBS N.V. Class A Common Shares.

Moreover, due to the timing differences in the commencement of trading of the JBS N.V. BDRs on the B3 and JBS N.V. Class A Common Shares on the NYSE, investors will not be able to sell or otherwise trade shares on the NYSE during the period between the initial pricing and the commencement of the trading of the JBS N.V. BDRs on the B3 and the subsequent commencement of trading of the JBS N.V. Class A Common Shares on the NYSE, and will be subject to the risk that the trading prices of the JBS N.V. BDRs may fall before the JBS N.V. Class A Common Shares commence trading on the NYSE.

In addition, the market price of the JBS N.V. Class A Common Shares and/or JBS N.V. BDRs may be influenced by many factors, some of which are beyond our control, including:

•	announcements by us or our competitors of significant contracts or acquisitions;

•	technological innovations by us or competitors;

•	the failure of financial analysts to cover JBS N.V. Class A Common Shares or JBS N.V. BDRs after the Proposed Transaction or changes in financial estimates by analysts;

•	actual or anticipated variations in our results of operations;

•

changes in financial estimates by financial analysts, or any failure by us to meet or exceed any of these estimates, or changes in the recommendations of any financial analysts that elect to follow JBS N.V. Class A Common Shares, JBS N.V. BDRs or the shares of our competitors;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	adverse news relating to us and our business, our executives and key business partners or suppliers;

•	future sales of our shares; and

•	investor perceptions of us and the industries in which we operate.

Finally, the global stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected.

These broad market and industry factors may materially harm the market price of JBS N.V. Class A Common Shares and JBS N.V. BDRs. In the past, following periods of volatility in the market price of certain companies’ securities, securities class action litigation has been instituted against these companies. This litigation, if instituted against us, could adversely affect our financial condition or results of operations. If a market does not develop or is not maintained, the liquidity and price of JBS N.V. Class A Common Shares and JBS N.V. BDRs could be seriously harmed.

The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.

The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares could harm the value of the JBS N.V. Class A Common Shares to the extent that any investor or potential future purchaser of the JBS N.V. Class A Common Shares ascribes value to the right of holders of the JBS N.V. Class B Common Shares to 10 votes per JBS N.V. Class B Common Share. The existence of two classes of common shares could also result in less liquidity for the JBS N.V. Class A Common Shares than if there were only one class of common shares.

In addition, our dual-class structure may result in a lower or more volatile market price of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500. These changes exclude companies with multiple classes of shares of common stock from being added to these indices. In addition, several stockholder advisory firms have announced their opposition to the use of dual-class structures. As a result, our dual-class structure may prevent the inclusion of the JBS N.V. Class A Common Shares in these indices and may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs. Any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs.

The conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period may harm the liquidity of the JBS N.V. Class A Common Shares.

During the Class A Conversion Period, each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held, subject to the Minimum Free Float requirement. For more information, see “The Proposed Transaction—Class A Conversion Period.” Despite the Minimum Free Float requirement, if Eligible Shareholders exercise the right to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, the liquidity of JBS N.V. Class A Common Shares may be significantly harmed.

If you request to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will hold shares that do not trade on a market, and you may not be able to convert your JBS NV. Class B Common Shares into JBS N.V. Class A Shares in a timely manner.

We will not seek a listing for the JBS N.V. Class B Common Shares on the NYSE or on any other exchange. If you are an Eligible Shareholder and validly request to have your JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Conversion Period, you will not hold a class of common shares that will trade on a liquid market.

If you wish to convert your JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares you will need to comply with the procedures established in our articles of association. For example, you may need to deliver a conversion request to our board of directors. See “Description of Share Capital—Conversion” for more information. After delivering such conversion request, we cannot guarantee that your JBS N.V. Class B Common Shares will be converted into JBS N.V. Class A Common Shares in a timely manner or that the market price of the JBS N.V. Class A Common Shares will not be different at the time of such conversion. As such, the price of the JBS N.V. Class A Common Shares may vary substantially between the time you request to convert your JBS N.V. Class B Common Shares and the time your JBS N.V. Class B Common Shares are converted into JBS N.V. Class A Common Shares.

In addition, if you submit a request to convert JBS N.V. Class A Common Shares to JBS N.V. Class B Common Shares, you will be subject to your undertaking not to transfer the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains. For more information about the procedure for requesting a conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, see “The Proposed Transaction—Class A Conversion Period.”

Following the completion of the Proposed Transaction and the Class A Conversion Period, our ultimate controlling shareholders’ aggregate voting power in JBS N.V. may increase significantly.

Our ultimate controlling shareholders will, upon completion of the Proposed Transaction, own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 29.63% of the issued and outstanding JBS N.V. Class A Common Shares, which will represent 84.77% of the aggregate voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025), which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, our ultimate controlling shareholders’ voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. See “—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.”

We cannot estimate how many Eligible Shareholders will opt to request a conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period or reconvert into JBS N.V. Class A Common Shares thereafter. Eligible Shareholders must decide whether to request conversion of their JBS N.V. Class A Common Shares or reconvert into JBS N.V. Class A Common Shares thereafter based on their individual preferences and circumstances, which we cannot predict. Certain legal entities may also be limited in their ability to hold JBS N.V. Class B Common Shares due to the fact that the JBS N.V. Class B Common Shares will not be listed on the NYSE or on any other exchange.

You may experience delays in the conversion of your JBS N.V. Class A Common Shares during the Class A Conversion Period.

The ability to convert JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares will be a one-time process open solely to our ultimate controlling shareholders and holders of one or more JBS N.V. BDRs at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date and for a limited period of time. If you are an Eligible Shareholder who wishes to exercise your right to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you will be required to follow certain procedures as described in “The Proposed Transaction—Class A Conversion Period,” including providing a conversion request and supporting documentation. This request will require you to provide an undertaking to not transfer the JBS N.V. Class A Common Shares to which such request pertains, from the date on which such request is provided to the board of directors until (and including) the day on which the JBS N.V. Class A Common Shares to which such request pertains are converted into JBS N.V. Class B Common Shares. In addition, in order to convert your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, you must first cancel the JBS N.V. BDRs you received in connection with the Proposed Transaction and receive the underlying JBS N.V. Class A Common Shares. These procedures may be cumbersome and time consuming and delay the conversion of your JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares and your ability to timely vote such shares. See “The Proposed Transaction—Receiving JBS N.V. Class A Common Shares.”

Our ultimate controlling shareholders (through LuxCo) and our non-controlling shareholders will be treated differently with respect to certain aspects of the Corporate Restructuring.

Our ultimate controlling shareholders (through LuxCo) and our non-controlling shareholders will be treated differently with respect to certain aspects of the Corporate Restructuring.

For example, Eligible Shareholders are subject to limitations on the number of JBS N.V. Class A Common Shares they may convert during the Class A Conversion Period, whereas LuxCo is not subject to such limitations, with the effect of maintaining a specified minimum percentage of voting control by LuxCo. For more information about these limitations, see “The Proposed Transaction—Class A Conversion Period.” In the event that all Eligible Shareholders and LuxCo request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, our ultimate controlling shareholders’ voting power will be increased from 48.34% to 59.55% due to the Minimum Free Float limitation applicable to Eligible Shareholders only. For more information about our corporate structure immediately following the Class A Conversion Period considering various conversion scenarios, see “The Proposed Transaction—Class A Conversion Period.” Furthermore, during the Class A Conversion Period, our board of directors will resolve on any conversion requests received from LuxCo within 15 business days of receiving such request. However, in the case of requests received from Eligible Shareholders, our board of directors will only resolve on such requests 15 business days following the end of the fiscal quarter in which they are made.

In addition, our controlling and non-controlling shareholders may not benefit from the same tax treatment. The Controlling Shareholder Contributions in connection with the first step of the Corporate Restructuring are not expected to generate taxable gains for J&F or FIP Formosa in Brazil, and the Merger of Shares and the Redemption in connection with the second step of the Corporate Restructuring will not result in taxation for them because they are not participating in this step. On the other hand, our non-controlling shareholders may be subject to taxation in connection with the Corporate Restructuring. The Merger of Shares and Redemption together generally are expected to be treated as a taxable transaction for U.S. federal income tax purposes. In addition, the Merger of Shares and the Redemption may trigger the recognition of capital gains taxation in Brazil. However, due to the uncertainties regarding the U.S. federal income, Brazilian and Dutch tax treatment of the Proposed Transaction for non-controlling shareholders, which depends on a number of factors, including questions of interpretation of applicable law as well as the individual circumstances of each shareholder, as discussed under “Material U.S. Federal Income Tax Consequences—Consequences of the Proposed Transaction—Consequences of the Merger of Shares and Redemption,” “Material Brazilian Tax Consequences—The Corporate Restructuring” and “Material Dutch Tax Consequences—The Proposed Transaction,” it is not possible to state with certainty that the tax treatment of the Corporate Restructuring will be disparate for our controlling and non-controlling shareholders.

JBS S.A. may incur debt to pay the Cash Dividend. Repayment of this debt may be made with proceeds of future equity offerings of JBS N.V., which may adversely impact the value of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

JBS S.A. may incur debt to finance a portion of the Cash Dividend. The incurrence of debt by us in connection with or in advance of completion of the Proposed Transaction will not result in adjustments to the Exchange Ratio, and may impact the value of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs that you receive in connection with the Proposed Transaction. After the Closing Date, JBS S.A. will be a wholly owned subsidiary of JBS N.V., and JBS N.V. may use funds received from JBS S.A. (as dividend, interest on shareholders’ equity or capital reduction) to repay debt. This may prevent distributions or reduce cash available for distributions to shareholders of JBS N.V. Using funds from JBS S.A. or incurring debt may adversely affect our financial condition, JBS S.A.’s capitalization, and our ability to implement our business plan after the completion of the Proposed Transaction. We may issue equity securities in the future and use the proceeds to repay debt incurred. Future equity issuances or conversion of outstanding debt securities into JBS N.V. Class A Common Shares may result in your dilution and impact the value of JBS N.V. Class A Common Shares or JBS N.V. BDRs.

We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future, which may dilute your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

We may issue additional JBS N.V. Class A Common Shares and/or JBS N.V. Class B Common Shares in the future (or voluntarily or mandatorily convert JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares), which may result in a dilution of your interest in JBS N.V.’s share capital and affect the trading price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs. Under Dutch law, each JBS N.V. shareholder has pre-emptive rights on any issue of shares pro rata to the aggregate nominal value of his shares, except inter alia if shares are issued for a non-cash contribution, if shares are issued to employees or if shares are issued to persons exercising a previously granted right to subscribe for shares. The general meeting of shareholders is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. See “Description of Share Capital—Additional Issuances and Pre-Emptive Rights” for additional information. We may raise funds to grow our business and implement our growth strategy through public or private issuances of common shares or securities convertible into, or exchangeable for, JBS N.V. Common Shares, which may dilute your interest in JBS N.V.’s share capital or result in a decrease in the market price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs. In addition, we may also enter into mergers or other similar transactions in the future, which may dilute your interest in JBS N.V.’s share capital or result in a decrease in the market price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs. Any fundraising through the issuance of shares or securities convertible into or exchangeable for shares, the optional or mandatory conversion of JBS N.V. Class B Common Shares or the participation in corporate transactions with an effect similar to a merger, may dilute your interest in JBS N.V.’s share capital or result in a decrease in the market price of JBS N.V. Class A Common Shares and/or JBS N.V. BDRs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our businesses, the price and trading volume of the JBS N.V. Class A Common Shares and JBS N.V. BDRs could decline.

The trading market for the JBS N.V. Class A Common Shares and the JBS N.V. BDRs will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. While securities and industry analysts currently cover JBS S.A., securities and industry analysts do not currently cover JBS N.V., and may never publish research on us. If no securities or industry analysts commence coverage of us, the trading price for the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our businesses, the price of the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the JBS N.V. Class A Common Shares and/or the JBS N.V. BDRs could decrease, which might cause the price and trading volume of the JBS N.V. Class A Common Shares and/or JBS N.V. BDRs to decline.

The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.

Although, as described under “JBS S.A. General Meeting—Required Vote,” the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the outstanding JBS S.A. Common Shares, it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.5% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 14, 2025 amount to a majority of the of the JBS S.A. Common Shares outstanding). If non-controlling shareholders of JBS S.A. do not attend the JBS S.A. General Meeting, they may have no significant power to decide on the Proposed Transaction. In addition, JBS S.A. ADS Holders on the ADS Voting Record Date may not participate directly in the JBS S.A. General Meeting, but must instead instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying their JBS S.A. ADSs. JBS S.A. ADS Holders must provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. Also, if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. JBS S.A. These procedures may have the effect of limiting voting by JBS S.A. ADS Holders at the JBS S.A. General Meeting.

BNDESPar is a material shareholder of JBS S.A., and BNDESPar’s interests may be different from our interests or the interests of our other shareholders, including with respect to the Proposed Transaction.

BNDESPar, a corporation incorporated under the laws of Brazil, is a wholly-owned subsidiary of the Brazilian Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES) which, in turn, is wholly-owned by the Brazilian federal government. See “Principal Shareholders.” As of March 14, 2025, BNDESPar owned 20.81% of JBS S.A.’s total capital stock, conferring upon it the power to influence JBS S.A.’s shareholders meetings and strategic decisions and to appoint members of JBS S.A.’s board of directors (through the multiple vote and/or separate voting mechanisms under Brazilian corporate law) and fiscal council (through the mechanism of separate voting under Brazilian corporate law). However, the priorities of BNDESPar or the Brazilian federal government’s economic or social objectives, which are susceptible to political considerations, might not be strictly aligned with our strategy or the strategies of our other shareholders. Conflicts of interest or strategic divergences between the interests of BNDESPar and our interests or those of our other shareholders could adversely impact our ability to implement our business strategy and affect corporate governance.

For example, as described under “JBS S.A. General Meeting—Required Vote,” since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding

(including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. We have been advised by J&F and BNDESPar that as a result of BNDESPar becoming party to the J&F/BNDESPar Agreement (see “Principal Shareholders—J&F/BNDESPar Agreement”), BNDESPar will abstain from voting at the JBS S.A. General Meeting that will deliberate on the Proposed Transaction. Accordingly, BNDESPar will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting, and ultimately a majority of the other non-controlling shareholders of JBS S.A. will decide whether or not to approve the Proposed Transaction. However, we cannot make any assurances about how BNDESPar or any other shareholder will vote at the JBS S.A. General Meeting. As of March 14, 2025, BNDESPar held approximately 40% of the JBS S.A. Free Float Outstanding. If BNDESPar does not abstain from voting at the JBS S.A. General Meeting, BNDESPar may play a substantial role in the approval of the Proposed Transaction. If BNDESPar votes against the Proposed Transaction, almost all of JBS S.A.’s other non-controlling shareholders will be required to vote in favor of the Proposed Transaction in order for the Proposed Transaction to be approved. As of the date of this prospectus, we have not received any formal commitments to vote in favor of the Proposed Transaction. To our knowledge, there is currently no voting agreement or understanding, formal or informal, between any other shareholders with respect to the Proposed Transaction.

Failure to conclude the Proposed Transaction after approval at the JBS S.A. General Meeting may adversely affect the market price of JBS S.A. Common Shares.

The completion of the Proposed Transaction is subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting where holders representing at least 25% of JBS S.A.’s issued and outstanding voting capital must be present in person, represented by a proxy in accordance with Brazilian corporate law at the meeting or have submitted remote voting ballots (boletim de voto à distância), as follows:

(1)

the Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of the majority (at least 50% plus 1 share) of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) (or an “absolute majority” for purposes of Brazilian corporate law);

(2)

the Cash Dividend requires the affirmative vote of the majority (at least 50% plus 1 share) of the issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting; and

(3)

the Delisting requires the affirmative vote of the majority (at least 50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. Accordingly, JBS S.A.’s direct controlling shareholders will not be entitled to vote on this matter.

For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.”

BNDESPar has advised us that it will abstain from voting and, therefore, it will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (see “Principal Shareholders—J&F/BNDESPar Agreement”).

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General

Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of these shares. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.7% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 14, 2025 amount to a majority of the JBS S.A. Common Shares outstanding). See “—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.”

JBS S.A.’s direct controlling shareholders, who held 48.34% of the issued and outstanding JBS S.A. Common Shares as of March 14, 2025, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is first approved by a majority of the shares held by JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting and only if the votes of JBS S.A.’s direct controlling shareholders are necessary to approve the Merger of Shares (and ancillary matters) and the Cash Dividend, which as stated above must be approved by the majority of the total outstanding JBS S.A. Common Shares or the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting, as the case may be. Accordingly, if JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting do not approve the Delisting, JBS S.A.’s direct controlling shareholders will abstain from voting on the Merger of Shares (and ancillary matters) and the Cash Dividend. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by JBS S.A.’s direct controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

Completion of the Proposed Transaction is also subject to certain additional conditions, none of which may be waived. See “The Proposed Transaction—Conditions Precedent to the Proposed Transaction.” There is no assurance that the Proposed Transaction will be completed on the terms or timeline currently contemplated, or at all. Failure to conclude the Proposed Transaction after its approval at the JBS S.A. General Meeting may adversely affect the market price of JBS S.A. Common Shares.

In addition, we have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory and accounting services fees related to the Proposed Transaction. These expenses must be paid regardless of whether the Transaction is completed.

JBS S.A. could be subject to potential litigation relating to the Proposed Transaction that could delay the Proposed Transaction and/or result in significant costs and expenses.

JBS S.A. could be subject to potential litigation relating to the Proposed Transaction that could delay the Proposed Transaction and/or result in significant costs and expenses. In Brazil, for example, shareholder litigation often follows certain significant business transactions, such as the Proposed Transaction. The Proposed Transaction may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could adversely affect or delay the completion of the Proposed Transaction and/or result in significant costs and expenses.

Anti-takeover provisions in JBS N.V.’s articles of association could deter potential acquirers and make an acquisition of us difficult, limit attempts by our shareholders to replace or remove our current directors and management team, and limit the market price of our common shares.

The European Directive on Takeover Bids (2004/25/EC) has been implemented in Dutch legislation but applies only to companies whose shares are admitted to listing and trading on an EU regulated market. Given that the JBS N.V. Class A Common Shares shall only be admitted to listing and trading on the NYSE, these provisions are not applicable.

JBS N.V.’s articles of association contain provisions that, although they do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of JBS N.V. Common Shares and adversely affect the market price of JBS N.V. Common Shares and the voting and other rights of its shareholders. These provisions include:

•

provisions establishing a dual class share structure, not taking into consideration the JBS N.V. Conversion Shares, which, for so long the JBS N.V. Class B Common Shares are issued and outstanding, will allow the holders of JBS N.V. Class B Common Shares to control the outcome of most corporate matters requiring shareholder approval, to the extent these resolutions do not require a qualified majority, even if the number of JBS N.V. Class B Common Shares represent significantly less than a majority of the number of issued and outstanding JBS N.V. Common Shares. As a result, the holders of JBS N.V. Class B Common Shares could delay or prevent the approval of a change of control transaction that may otherwise be approved by the holders of our issued and outstanding JBS N.V. Class A Common Shares;

•

automatic conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares as of the transfer of JBS N.V. Class B Common Shares upon the enforcement of a security interest over such JBS N.V. Class B Common Shares (including, but not limited to, a right of pledge); and

•	minimum shareholding thresholds, based on nominal value, for shareholders to call general meetings or to add items to the agenda for those meetings.

In addition, concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. For more information, see “Principal Shareholders—Tag-Along Agreement with LuxCo.”

These provisions may be applied even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

As a holding company, our operating results, financial condition and ability to pay dividends or other distributions are entirely dependent on dividends and other distributions received from our subsidiaries.

As a holding company, our operating results and financial condition are entirely dependent on the performance of our operating subsidiaries. Additionally, our ability to pay dividends or other distributions in the future will depend on the level of dividends and other distributions, if any, received from our operating subsidiaries. The ability of our operating companies to make loans or distributions (directly or indirectly) to us may, from time to time, be restricted as a result of several factors, including restrictions in financing agreements, capital controls or other foreign exchange limitations, the requirements of applicable law (including Dutch law) and regulatory and fiscal or other restrictions (including, for example, the application of a dividend withholding tax and the ability to use any double tax treaty to mitigate such tax) in the jurisdictions in which our subsidiaries operate or if such operating subsidiaries were unable to make loans or distributions to us either directly or indirectly. If earnings and cash flow from operating subsidiaries were substantially reduced for a sufficient length of time, we may not be in a position in the longer term to make distributions to our shareholders in line with any future announced proposals or at all. We can only declare dividends out of the profits as determined following the adoption of the annual accounts by the general meeting of shareholders, or the freely distributable reserves available to us as determined in accordance with Dutch law.

Our ability to make dividend payments is subject to, inter alia, our future financial performance and cash flow position and by limitations under our debt agreements and Dutch law. Investors may not be able to rely on dividends to receive a return on their investment.

Although we currently expect to pay a regular annual dividend following the closing of the Proposed Transaction, any such determination to pay dividends will be at the discretion of the general meeting of shareholders and board of directors. Following the adoption of the annual accounts by the general meeting of shareholders, our board of directors may determine which part of the profits shall be reserved. The general meeting of shareholders may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the JBS N.V. Shares; without such resolution, these profits shall also be reserved. Our board of directors may, without shareholder approval but subject to certain conditions, also resolve to distribute an interim dividend on JBS N.V. Shares and/or to make a distribution from the reserves.

In addition, any such determination to pay dividends will also be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant. For example, pursuant to the Dutch Civil Code, JBS N.V. may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up issued capital plus the reserves as required to be maintained by Dutch law.

For these reasons, you will not be able to rely on dividends to receive a return on your investment. Accordingly, realization of a gain on the JBS N.V. Class A Common Shares or JBS N.V. BDRs you receive in the distribution may depend on the appreciation of the price of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs, as the case may be, which appreciation may never occur. Moreover, any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Dutch Civil Code.

Any shareholder whose principal currency is not the U.S. dollar will be subject to exchange rate fluctuations.

The JBS N.V. Class A Common Shares will be traded in, and any cash dividends or other distributions to be declared in respect of them, if any, will be denominated, in U.S. dollars. Shareholders whose principal currency is not the U.S. dollar will be exposed to foreign currency exchange rate risk. Any depreciation of the U.S. dollar in relation to such foreign currency would reduce the value of the JBS N.V. Class A Common Shares held by such shareholders, whereas any appreciation of the U.S. dollar would increase their value in foreign currency terms. In addition, we will not offer our shareholders the option to elect to receive dividends, if any, in any other currency. Consequently, our shareholders may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

JBS S.A. is, and following the Proposed Transaction JBS N.V. will become, a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be immediately prepared to meet these requirements, which may strain our resources.

In July 2023, the SEC declared effective a registration statement relating to notes guaranteed by JBS S.A., as a result of which JBS S.A. became a public reporting company in the United States, subject to reporting, disclosure control and other applicable obligations under the Exchange Act, the Sarbanes-Oxley Act (“SOX”), and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC. In addition, following the Proposed Transaction, JBS N.V. will itself become a public reporting company in the United States and Brazil and will be subject to reporting, disclosure control and other applicable obligations under the Exchange Act, SOX, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC, the NYSE, the CVM and the B3.

As a result, we have incurred higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. For example, Section 404 of SOX requires annual management assessment of the effectiveness of internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments, subject to phase-in accommodations for newly listed companies. Our management and other personnel may need to devote a substantial amount of time to these compliance initiatives, which we are in the process of developing and implementing while at the same time remaining focused on our existing operations. If we are unable to implement our compliance initiatives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.

In addition, during the course of documenting and testing our internal control procedures, in order to satisfy the applicable requirements of Section 404 of SOX, we may identify material weaknesses and significant deficiencies in our internal control over financial reporting. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our cash flows, results of operations or financial condition. If we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common shares could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies in the United States, could also restrict our future access to capital markets and reduce or eliminate the trading market for our common shares.

We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic registrants listed on the NYSE.

As a foreign private issuer, we will be exempt from a number of requirements under U.S. securities laws that apply to public companies that are not foreign private issuers. In particular, we will be exempt from the rules and regulations under the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we will generally be exempt from filing quarterly reports with the SEC under the Exchange Act. We will also be exempt from the provisions of Regulation FD, which prohibits the selective disclosure of material nonpublic information to, among others, broker-dealers and holders of a company’s securities under circumstances in which it is reasonably foreseeable that the holder will trade in such company’s securities on the basis of the information. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of our executive officers or directors may not be U.S. citizens or residents, (2) more than 50% of our assets cannot be located in the United States and (3) our business must be administered principally outside the United States. Following the completion of this offering or at some other time thereafter, U.S. residents may directly or indirectly own more than 50% of our outstanding voting securities. If so, we will cease to qualify as a foreign private issuer if we do not meet the requirements set forth in (b) above.

Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer would be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would also be required to follow U.S. proxy disclosure requirements. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE rules for domestic U.S. issuers, provided that we disclose any significant ways in which our corporate governance practices differ from those followed by domestic companies under NYSE listing standards. For example, foreign private issuers are permitted to follow home country practice with regard to director nomination procedures and the approval of compensation of officers. See “Description of Share Capital—Comparison of Dutch Corporate Law and U.S. Corporate Law” for more information on the significant differences between our corporate governance practices and those followed by domestic U.S. issuers.

As a result of our reliance on the corporate governance exemptions available to foreign private issuers under NYSE rules, you will not have the same protection afforded to shareholders of companies that are subject to all of the NYSE’s corporate governance requirements. We may also be a “controlled company” within the meaning of the corporate governance standards of the NYSE. If we were to lose our foreign private issuer status but remain a controlled company, we may rely on the “controlled company” exemption under NYSE corporate governance rules. See “Management—Corporate Governance Practices” for more information.

Availing ourselves of any of these exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic registrant, may provide less protection to you than is accorded to investors under the NYSE’s corporate governance rules. Therefore, any foreign private issuer or “controlled company” exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

We are incorporated under and subject to Dutch law, which may afford less protection to our shareholders than U.S. laws.

Our corporate affairs are governed by JBS N.V.’s articles of association and Dutch law. Dutch law may afford less protection to our shareholders than U.S. laws and may differ in some material respects from laws generally applicable to U.S. companies and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. There may be less publicly available information about us than is regularly published by or about U.S. companies. Dutch law governing the shares of Dutch companies may not be as extensive as those in effect in the United

States, and Dutch law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in the United States. See “Description of Share Capital.” For example, neither JBS N.V.’s articles of association nor Dutch law provides for appraisal rights for dissenting shareholders in certain extraordinary corporate transactions that may otherwise be available to shareholders under certain U.S. state laws.

All our general meetings of shareholders shall take place in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands. Shareholders may vote by proxy or in person at any general meeting of shareholders.

Dutch law provides that courts at the corporate seat of the issuer have jurisdiction for certain disputes between us and our shareholders, which could limit our shareholders’ ability to bring a claim in a U.S. court for disputes with us or members of our board of directors, senior management or employees.

Dutch law provides that the courts at the corporate seat of the issuer are the exclusive forum for, inter alia, any legal challenge by a shareholder of a resolution of the general meeting. This may limit a shareholders’ ability to bring a claim in a U.S. court for disputes with JBS N.V. or members of our board of directors, senior management or other employees, which may discourage lawsuits against JBS N.V. and members of our board of directors, senior management or other employees. This exclusive forum does not apply to claims under the Securities Act or the Exchange Act.

Instead, JBS N.V.’s articles of association will provide that, unless our board of directors consents in writing to the selection of an alternative forum for the resolution of a specific complaint, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States. Notwithstanding the foregoing, we note that holders of our securities cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities Act or the Exchange Act, or the respective rules and regulations promulgated thereunder.

The preceding exclusive forum provisions described in this risk factor may increase litigation costs or limit a shareholder’s ability to bring a claim in a U.S. court for disputes with JBS N.V. or members of our board of directors, senior management or other employees, which may discourage lawsuits against the Company and members of our board of directors, senior management and other employees. In addition, the enforceability of exclusive forum provisions in JBS N.V.’s articles of association is uncertain. If a court were to find any of the exclusive forum provisions described in this risk factor to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

The ability of shareholders to effect service of process or enforce civil liabilities under U.S. securities laws may be limited.

At the date of listing of the JBS N.V. Class A Common Shares, JBS N.V. will be a public limited liability company (naamloze vennootschap) under Dutch law and some of its directors and executive officers are (at that time) residents of countries other than the United States. A portion of our assets and the assets of some of its directors and executive officers are located outside the United States. As a result, it may not be possible for investors in the JBS N.V. Class A Common Shares to effect service of process within the United States upon such persons or upon us or to enforce in U.S. courts or outside the United States judgments obtained against such persons or against us. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the civil liability provisions of U.S. securities laws and there is substantial doubt as to the enforceability, in the Netherlands, of original actions or actions for enforcement based on the federal securities laws of the United States or judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court. Additionally, based on Dutch Supreme Court case law, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if that judgment: (1) resulted from legal proceedings compatible with Dutch notions of due process; (2) does not contravene public policy of the Netherlands; (3) was a decision of a court that has accepted its judgment on internationally accepted principles of private international law; and (4) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that the prior judgment qualifies for recognition in the Netherlands.

Judgments of Brazilian courts to enforce our obligations with respect to JBS N.V. Class A Common Shares or JBS N.V. BDRs may be payable only in Brazilian reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of JBS N.V. Class A Common Shares or JBS N.V. BDRs, we may not be required to discharge our obligations in a currency other than the Brazilian real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the Brazilian real may only be satisfied in Brazilian currency at the exchange rate, typically as determined by the Brazilian Central Bank, in effect on the date the judgment is obtained, and such amounts are then typically adjusted to reflect exchange rate variations and monetary restatements through the effective payment date. The then-prevailing exchange rate may not afford non- Brazilian investors with full compensation for any claim arising out of or related to our obligations under the JBS N.V. Class A Common Shares or JBS N.V. BDRs.

The receipt of the Cash Dividend pursuant to the Proposed Transaction is expected to be taxable at ordinary income rates for U.S. federal income tax purposes.

In general, subject to the discussion below under “—Passive Foreign Investment Company Rules,” the Cash Distribution will be a distribution paid on the JBS S.A. Common Shares which will be treated (i) as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), (ii) to the extent of any amount of such distribution in excess of our current and accumulated earnings and profits, as a non-taxable return of capital, thereby reducing a U.S. Holder’s adjusted tax basis in the JBS S.A. Common Shares (but not below zero), and (iii) thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder held the JBS S.A. Common Shares for more than one year as of the time such distribution is actually or constructively received. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that the Cash Distribution generally will be reported to U.S. Holders as a dividend, and taxable at ordinary income tax rates.

The tax consequences of the Proposed Transaction and of holding JBS N.V. Class A Common Shares or JBS N.V. BDRs are discussed in more detail below under “Taxation—Material U.S. Federal Income Tax Consequences.”

There could be adverse U.S. tax consequences to former JBS S.A. Shareholders or JBS S.A. ADS Holders that hold JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs following the Proposed Transaction if JBS S.A. or JBS N.V. is a passive foreign investment company.

U.S. shareholders of passive foreign investment companies are subject to potentially adverse U.S. federal income tax consequences. In general, a non-U.S. corporation is a passive foreign investment company (“PFIC”), for any taxable year in which: (1) 75% or more of its gross income consists of passive income; or (2) 50% or more of the average value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Based on JBS S.A.’s financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not believe that JBS S.A. was treated as a PFIC for the 2021, 2022, 2023 or 2024 taxable years and we do not anticipate JBS S.A. becoming a PFIC for the current taxable year or in the reasonably foreseeable future.

The determination whether JBS. N.V (or JBS S.A.) is a PFIC must be made annually after the close of each taxable year and based on the facts and circumstances at that time, such as the valuation of our assets (including, following the Proposed Transaction, the assets of JBS S.A.), including goodwill and other intangible assets, which may depend on the value of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares and JBS N.V. BDRs which can be expected to vary from time to time. It is possible that JBS.N.V. was a PFIC in prior taxable years and there can be no assurance that JBS.N.V. will not be treated as a PFIC for a given taxable year. If we are a PFIC, U.S. shareholders would be subject to certain adverse U.S. federal income tax consequences, including increased tax liability on gains from dispositions of common shares and certain excess distributions, and a requirement to file annual reports with the U.S. Internal Revenue Service, as discussed under “Taxation—Material U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules.”Prospective U.S. investors should consult their tax advisors regarding JBS.N.V.’s PFIC status and the consequences to them if JBS.N.V. was classified as a PFIC for any taxable year.

The Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs could result in substantial Brazilian tax liability for you.

You may be required to assess Brazilian capital gains and pay Brazilian taxes in connection with the exchange of JBS S.A. Common Shares for the consideration in the Proposed Transaction or with the subsequent acquisition, ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs. See “Taxation—Material Brazilian Tax Consequences” for more information regarding the potential Brazilian tax consequences to you of the Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs.

The Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs could result in substantial Dutch tax liability for you.

You may be required to pay Dutch capital gains or other taxes in connection with the exchange of JBS S.A. Common Shares for the consideration in the Proposed Transaction or with the subsequent acquisition, ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs. See “Taxation—Material Dutch Tax Consequences” for more information regarding the potential Dutch tax consequences to you of the Proposed Transaction and subsequent ownership and disposal of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares or JBS N.V. BDRs.

Holders of JBS N.V. BDRs may be subject to additional risks related to holding BDRs rather than JBS N.V. Class A Common Shares.

Because holders of JBS N.V. BDRs will not hold their JBS N.V. Class A Common Shares directly, they are subject to the following additional risks, among others:

•	a holder of JBS N.V. BDRs will not be treated as a direct holder of JBS N.V. Class A Common Shares and may not be able to exercise shareholder rights;

•

dividends on the JBS N.V. Class A Common Shares represented by the JBS N.V. BDRs will be paid to the JBS N.V. BDR Depositary Bank, and before the JBS N.V. BDR Depositary Bank makes a distribution to a holder on behalf of the JBS N.V. BDRs, withholding taxes or other governmental charges, if any, that must be paid, will be deducted;

•

we and the JBS N.V. BDR Depositary Bank may amend or terminate the JBS N.V. BDR Deposit Agreement without the consent of holders of the JBS N.V. BDRs in a manner that could prejudice holders of JBS N.V. BDRs or that could affect their ability to transfer JBS N.V. BDRs, among others; and

•	the JBS N.V. BDR Depositary Bank may take other actions inconsistent with the best interests of holders of JBS N.V. BDRs.

There are no specific rules relating to the delisting of our BDRs from the B3.

We may decide to delist the JBS N.V. BDRs from B3. In such case, we cannot guarantee that we (or any person related to us) will make a public offering for the acquisition of JBS N.V. BDRs or the underlying JBS N.V. Class A Common Shares on terms and conditions that meet the expectations of the BDR holders, who in any case will not be able to prevent us from deregistering from the CVM and delisting the JBS N.V. BDRs from the B3. Pursuant to B3 regulations effective as of August 18, 2023, if we decide to delist the JBS N.V. BDRs from the B3, we shall promptly disclose such decision to the market and submit a delisting request to B3 within five business days thereafter. Delisting procedures shall be approved by B3 and require us to grant BDR holders, at least, the following alternatives: (i) transferring, within 30 days of the date of disclosure of the delisting decision, the underlying JBS N.V. Class A Common Shares to a custody account in the main market in which they are traded, to be indicated by the holders of the JBS N.V. BDRs to the JBS N.V. BDR Depositary (“Transfer Period”); and (ii) sale, within 30 days following the end of the Transfer Period, of the underlying JBS N.V. Class A Common Shares in the main market in which they are traded, provided that the receipt of the sale proceeds by the holders of JBS N.V. BDRs in Brazil shall correspond to the average of the sale prices. In the event a JBS N.V. BDR holder shall not appoint a custody account pursuant to (i) above, it shall be presumed that such holder opted to the option (ii) above. B3 also has the authority to determine specific delisting conditions based on the characteristics of a BDR program (if it does so, such conditions shall also be approved by the CVM).

Risks Relating to Our Business and Industries

Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients.

Our operating margins depend on, among other factors, the purchase price of raw materials, primarily livestock and animal feed ingredients, and the sales price of our products. These prices may vary significantly, including during short periods of time, due to a number of factors, including beef, pork and poultry supply and demand and the market for other protein products. Raw materials accounted for a majority of the total cost of products sold during the year ended December 31, 2024. The supply and market for livestock depend on a number of factors that we have little or no control over, including outbreaks of diseases such as bovine spongiform encephalopathy (commonly referred to as mad cow disease) (“BSE”), and foot and mouth disease (“FMD”), the cost of animal feeding, economic and weather conditions.

Livestock prices demonstrate a cyclical nature both seasonally and over longer periods, reflecting the supply of, and demand for, livestock on the market and the market for other protein products such as fish. These costs are determined by constantly changing market forces of supply and demand, as well as other factors over which we have little or no control. These other factors include:

•	import and export restrictions;

•	changing livestock and grain inventory levels;

•	economic conditions;

•	crop and animal diseases; and

•	environmental, occupational health and safety and conservation regulations.

We do not generally enter into long-term sales arrangements with our customers with fixed price contracts, and, as a result, the prices at which we sell our products are determined in large part by market conditions. A majority of our livestock is purchased from independent producers who sell livestock to us under marketing contracts or on the open market. A significant decrease in beef, pork or chicken prices for a sustained period of time could have a material adverse effect on our net revenue. Also, a portion of our forward purchase and sale contracts are measured at fair value such that the related unrealized gains and losses are reported in profit or loss earnings on a quarterly basis. Such losses would adversely affect our earnings and may cause significant volatility in our earnings.

Profitability in the processing industry is materially affected by the commodity prices of animal feed ingredients, such as grain, corn and soybeans. The production of feed ingredients is positively or negatively affected due to various factors, primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the United States and foreign governments and weather patterns throughout the world. Market prices for feed ingredients remain volatile. High prices for animal feed ingredients may have a material adverse effect on our operating results.

Accordingly, we may be unable to pass on all or part of any increased costs we experience from time to time to consumers of our products directly, in a timely manner or at all. Additionally, if we do not attract and maintain contracts or marketing relationships with independent producers and growers, our production operations could be disrupted, adversely affecting us.

Outbreaks of animal diseases may affect our ability to conduct our business and harm demand for our products.

Supply of and demand for our products can be adversely impacted by outbreaks of animal diseases, which can have a significant impact on our financial results. Outbreaks of diseases affecting animals, such as BSE, FMD and various strains of influenza, which may be caused by factors beyond our control, or concerns that these diseases may occur and spread in the future, could significantly affect demand for our products, consumer perceptions of certain protein products, the availability of livestock for purchase by us and our ability to conduct our operations, including as a result of cancellations of orders by our customers or governmental restrictions on the import and export of our products to or from our suppliers, facilities or customers. For example, in February 2023, Brazil suspended beef exports to China following one confirmed case of atypical mad cow disease in Brazil. This suspension lasted approximately one month. Although this suspension did not have a material adverse effect on us given that sales of beef from Brazil to China represented less than 3% of JBS S.A. total consolidated net revenue in the year ended December 31, 2023, another case or outbreak of mad cow disease in the markets where we produce beef that leads to a more geographically widespread and/or longer lasting suspension of our beef sales may have a more significant adverse effect on results of operations.

Moreover, outbreaks of animal diseases could have a significant effect on the livestock we own by requiring us to, among other things, destroy any affected livestock and create negative publicity that may have a material adverse effect on customer demand for our products. For example, there have been recent outbreaks of both high- and low-pathogenic strains of avian influenza (“HPAI” and “LPAI”, respectively) in the countries and regions where we operate, including the United States, the United Kingdom, Mexico and Europe. Outbreaks of both HPAI and LPAI are increasingly common. For example, HPAI H5 has been detected in a number of states in the United States, predominantly in poultry flocks but also more recently in dairy cattle, wild birds and mammals, as well as in farm workers directly exposed to infected animals. Even if no additional highly pathogenic or highly contagious strains of avian influenza are confirmed in the countries where we operate, there can be no assurance that outbreaks of these strains elsewhere will not materially adversely affect international demand for poultry produced in the countries where we operate. Additionally, should any of these strains spread to or within the countries where we operate, there can be no assurance that it would not significantly affect our ability to conduct our operations and/or demand for our products, in each case in a manner having a material adverse effect on our business, reputation and/or prospects.

Furthermore, if the products of our competitors become contaminated, the adverse publicity associated with such an event may lower consumer demand for our products.

Any perceived or real health risks related to the food industry could adversely affect our ability to sell our products. If our products become contaminated, we may be subject to product liability claims and product recalls.

We are subject to risks affecting the food industry generally, including risks posed by the following:

•	food spoilage or food contamination;

•	consumer product liability claims;

•	product tampering;

•	the possible unavailability and expense of product liability insurance; and

•	the potential cost and disruption of a product recall.

Our products have in the past been, and may in the future be, exposed to contamination by organisms that may produce food borne illnesses, such as E. coli, listeria monocytogenes and salmonella. These organisms and pathogens are found generally in the environment and, as a result, there is a risk that they could be present in our products. These organisms and pathogens can also be introduced to our products through tampering or as a result of improper handling at the further processing, foodservice or consumer level. Once contaminated products have been shipped for distribution, illness or death may result if the products are not properly prepared prior to consumption or if the organisms and pathogens are not eliminated in further processing.

Our systems designed to monitor food safety risks may not eliminate the risks related to food safety. We have little, if any, control over handling procedures once our products have been shipped for distribution. If any of our products are determined to be contaminated, spoiled or inappropriately labeled, whether or not we are at fault, we may voluntarily recall, or be required to recall, our products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory and lost sales due to the unavailability of product for a period of time. We may also be subject to increased risk of exposure to product liability claims and governmental proceedings, which may result in penalties, injunctive relief and plant closings. Any of these occurrences may have an adverse effect on our financial results.

We may be subject to significant liability in the jurisdictions in which our products are sold if the consumption of any of our products causes injury, illness or death. Such liability may result from proceedings filed by the government’s attorney’s office, consumer agencies and individual consumers. Even an inadvertent shipment of contaminated products may be a violation of law. We may have to pay significant damages to consumers or to the government and such liability may be in excess of applicable liability insurance policy limits.

In addition, adverse publicity concerning any perceived or real health risk associated with our products could also cause customers to lose confidence in the safety and quality of our food products, which could adversely affect our ability to sell our products. We could also be adversely affected by perceived or real health risks associated with similar products produced by others to the extent such risks cause customers to lose confidence in the safety and quality of such products generally.

Changes in consumer preferences and/or negative perception of the consumer regarding the quality and safety of our products could adversely affect our business.

The food industry is generally subject to changing consumer trends, demands and preferences. Trends within the food industry frequently change, and our failure to anticipate, identify or react to changes in these trends could lead to reduced demand and prices for our products, among other concerns, and could have a material adverse effect on our business, financial condition and results of operations.

We could also be adversely affected if consumers lose confidence in the safety and quality of our food products or ingredients, or in the food safety system generally. Negative perceptions concerning the health implications of certain food products, or ingredients or loss of confidence in the food safety system generally, could influence consumer preferences and acceptance of some of our products and marketing programs. Negative perceptions and failure to satisfy consumer preferences could materially and adversely affect our product sales, financial condition and results of operations.

We face competition in our business, which may adversely affect our market share and profitability.

The beef, pork and chicken industries are highly competitive. Competition exists both in the purchase of live cattle and hogs and grains, and in the sale of beef, pork and chicken products. In addition, our beef, pork and chicken products compete with other protein sources, such as fish. We face competition from a number of beef, pork and chicken producers in the countries in which we operate.

The principal competitive factors in the animal protein processing industries are operating efficiency and the availability, quality and cost of raw materials and labor, price, quality, food safety, product distribution, technological innovations and brand loyalty. Our ability to be an effective competitor depends on our ability to compete on the basis of these characteristics. In addition, some of our competitors may have greater financial and other resources than us. We may be unable to compete effectively with these companies, in which case our market share and, consequently, our operations and results may be adversely affected.

Our growth (organic and inorganic) may require substantial capital and long-term investments.

Our competitiveness and growth depend on our ability to fund our capital expenditures. We cannot assure you that we will be able to fund our capital expenditures at reasonable costs due to adverse macroeconomic conditions, our performance or other external factors, which could have a material adverse effect on our business, financial condition and results of operations.

We may pursue additional opportunities to acquire complementary businesses, which could further increase leverage and debt service requirements and could adversely affect our financial situation, especially if we fail to successfully integrate the acquired business.

We intend to continue to pursue selective acquisitions of complementary businesses in the future. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	potential loss of key employees and customers of the acquired companies;

•	an increase in our expenses and working capital requirements;

•	failure of the acquired entities to achieve expected results;

•	our failure to successfully integrate any acquired entities into our business; and

•	our inability to achieve expected synergies and/or economies of scale.

These opportunities may also expose us to successor liability relating to actions involving any acquired entities, their respective management or contingent liabilities incurred prior to our involvement and will expose us to liabilities associated with ongoing operations, in particular to the extent we are unable to adequately and safely manage such acquired operations. These transactions may also be structured in such a manner that would result in our assumption of obligations or liabilities not identified during our pre-acquisition due diligence.

Any of these factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions, which could adversely affect our reputation and have a material adverse effect on us.

We are not prohibited from incurring significantly more debt.

As of December 31, 2024, our total outstanding indebtedness was US$19,326.8 million, consisting of US$2,084.2 million of current loans and financings and US$17,242.6 million of non-current loans and financings. If we are unable to repay or refinance our current or non-current loans and financings as they mature, this would have a material adverse effect on our financial condition.

The indentures governing our notes do not contain any restrictions on the incurrence of unsecured debt but the indentures do restrict our ability and the ability of our significant subsidiaries that guarantee the notes from creating certain liens securing debt on our future Principal Properties (as defined in the applicable indentures governing each series of notes). However, this covenant is subject to certain significant exceptions, including that as of the date of this prospectus, there are no Principal Properties. Our indentures do not contain any financial or operating covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limited covenants applicable in the indentures governing our notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. See “Description of Material Indebtedness.”

Our JBS USA Senior Unsecured Revolving Facility and our PPC Revolving Credit Facility (each as defined in “Description of Material Indebtedness”) include financial maintenance covenants that require compliance (subject to the collateral cure described below) (i) in the case of our JBS USA Senior Unsecured Revolving Facility, with a maximum total debt to capitalization of 55.0%, which shall be tested at the end of each fiscal quarter (the “JBS USA Financial Maintenance Covenant”) and (ii) in the case of our PPC Revolving Credit Facility, with an interest coverage ratio to not be less than 3.50:1.00, which shall be tested at the end of each fiscal quarter (the “PPC Financial Maintenance Covenant” and, together with the JBS USA Financial Maintenance Covenant, the “Financial Maintenance Covenants”). These facilities also contain debt covenants limiting any restricted subsidiary of JBS USA or PPC, as the case may be, that is not a loan party from incurring additional debt, subject to certain exceptions. See “Description of Material Indebtedness—Material Indebtedness—JBS USA Senior Unsecured Revolving Facility” and “—PPC Credit Facility.”

After the end of any fiscal quarter, the borrowers under the applicable facility may give notice that they will not be in compliance with the applicable Financial Maintenance Covenant and instead may elect to cause the applicable borrowers and guarantors to provide security interests in the collateral that secured the prior, applicable secured credit facility, in which case the Financial Maintenance Covenants will no longer apply and availability to borrow under the facilities will be limited and subject to certain terms and conditions.

Our failure to comply with the restrictive covenants governing our debt, as well as the terms of any future indebtedness we may incur from time to time, could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If an event of default under any such debt agreement were to occur, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable which could result in events of default under all of the indentures governing our notes pursuant to cross-default provisions in the indentures governing our notes. See “Description of Material Indebtedness.”

Covenant restrictions under certain of our other debt agreements may limit our ability to operate our business.

Certain of our debt agreements contain, among other provisions, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities by limiting our ability to:

•	incur additional indebtedness;

•	create liens on or sell our assets;

•	pay dividends on or redeem capital stock;

•	make restricted payments;

•	create or permit restrictions on the ability of subsidiaries to pay dividends or make other distributions;

•	enter into transactions with affiliates; and

•	engage in mergers, consolidations and certain dispositions of assets.

In addition, certain of our credit facilities require us and certain of our subsidiaries to maintain specified financial ratios and tests which may require that we or they take action to reduce debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests.

We may not meet those ratios and tests, and our creditors may not waive any failure to meet those ratios and tests. A breach of any of these covenants or failure to maintain these ratios would result in an event of default under the relevant credit facility, and any such event of default or resulting acceleration under such credit facility could result in an event of default under the indentures governing the notes and/or other debt agreements. If an event of default under a credit facility were to occur, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable which could result in events of default under the indentures governing our notes.

Failure by us to achieve our sustainability performance targets and environmental commitments may result in increased interest payments under future financings and harm to our reputation.

As described in “Description of Material Indebtedness—Material Indebtedness—Fixed-Rate Notes—Sustainability-Linked Bonds,” certain of our debt instruments contain certain sustainability performance targets and environmental commitments of JBS S.A., JBS USA or PPC that if unsatisfied will result in an increase in the interest rate payable on the respective debt instruments. Achieving these sustainability performance targets and environmental commitments or any similar sustainability performance targets or commitments we may choose to include in future financings or other arrangements will require us to expend significant resources. In 2021, we shared our ambition to strive for net zero greenhouse gas emissions in our operations and across our shared value chain by 2040. At that time, many companies, governments, and nongovernmental organizations made similar public goals in an effort to galvanize action against the most harmful impacts of climate change. While achievement of a goal of this ambitious magnitude was never under the control of any one company, organization, or government; we believed this collective movement towards net zero goals was a positive step and an important effort to join. For additional information, see “Information about JBS S.A.—Climate Change Reduction Goals.” However, the mere setting of these goals has subjected or may subject JBS S.A. and its affiliates to criticism, investigations, regulatory enforcement, litigation, or other risks, and may continue to do so in the future In addition, a failure by us to achieve these goals could expose us to litigation and harm our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity. For additional information, see “Information about JBS S.A.—Legal Proceedings—Possible Loss (Contingent Liabilities)—Civil Proceedings—United States—U.S. State Matters.”

Failure by us to meet the commitments we have made regarding our cattle and grain supply chains in Brazil may have a material adverse effect on our business and reputation.

While we have tools at our disposal to perform monitoring of the commitments we have made regarding our cattle and grain supply chains in Brazil and to which we are subject by Brazilian law and/or our internal policies, no assurance can be given that our monitoring efforts will be effective in every instance. For example, as mentioned under “Information about JBS S.A.—Regulation—Brazil—Brazilian Forest Code,” rural landowners are required to self-report electronic geo-referencing data to the Rural Environmental Registry (Cadastro Ambiental Rural) (“CAR”), in order to demonstrate compliance with Federal Law No. 12.651 (Código Florestal) (the “Forest Code”). In addition, as further discussed under “Information about JBS S.A.—Cattle and Grain Supply Chains and Deforestation— Seara Sustainable Grain and Oil Sourcing Policy,” Seara’s Sustainable Grain and Oil Sourcing Policy establishes guidelines for promoting and developing a deforestation-free supply chain for its primary grain and oil supply chains. This policy supports the conservation of native vegetation and sustainable use of agriculturally productive areas in Brazil. Currently, the policy monitors only direct suppliers to Seara. For the Amazon biome, Seara sources soy and its derivatives only from signatories of Brazil’s Amazon Soy Moratorium, which requires it to only purchase from suppliers that have records of zero deforestation in the biome.

To the extent that any of our suppliers provides incorrect or incomplete information to the CAR or to us as part of their reporting requirements, we may purchase cattle or grain from non-conforming suppliers in violation of our policies and applicable laws and regulations, thereby subjecting ourselves to potential liabilities. See “—We may not be able to ensure that our raw material suppliers are in compliance with all applicable environmental and labor laws and regulations, which could adversely affect our business, financial condition and results of operations.” Similarly, for purposes of monitoring our compliance with our commitment to avoid engaging with suppliers operating on embargoed land or that have been found to be in violation of Brazilian laws prohibiting slave-like conditions for workers, we rely on databases compiled and provided by Brazilian governmental ministries and other governmental entities. To the extent that such ministries or other entities do not maintain complete and regularly updated lists, we may inadvertently do business with one or more suppliers that are in violation of these requirements, which would also be in violation of our internal policies, which in turn could subject us to related liabilities. Our ability to monitor compliance by our indirect suppliers across all obligations is necessarily more limited than our ability to monitor compliance by our direct suppliers due to the inherent challenges associated with our access to full information in the supply chain, such as livestock origin, prior to our direct suppliers taking ownership. Failure by us to meet the commitments we have made regarding our cattle and grain supply chains in Brazil may have a material adverse effect on our business and reputation. For more information about our cattle supply monitoring commitments and compliance efforts, see “Information about JBS S.A.—Cattle and Grain Supply Chains and Deforestation.”

We are subject to interest rate fluctuations, which may be harmful to our business.

A portion of our debt is subject to interest rate fluctuations, including fluctuations in: (1) the Secured Overnight Financing Rate (“SOFR”) and the Euro Interbank Offered Rate (“EURIBOR”) and (2) Brazilian

financial market rates or inflation rates, such as the Interbank Deposit Certificate (Certificado de Depósito Interbancário) (“CDI”) and the Long-Term Interest Rate (Taxa de Juros de Longo Prazo) (the “Brazilian TJLP rate”) (Brazil’s long-term interest rate published quarterly by the CMN). We are also exposed to exchange rate risk because we have assets and liabilities and future cash flows and earnings denominated in foreign currencies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.” Fluctuations in exchange rates and interest rates are caused by a number of factors that are beyond our control.

If interest rates, such as SOFR, EURIBOR, the CDI and Brazilian TJLP rates, or exchange rates increase significantly, our finance expenses will increase and our ability to obtain financings may decrease, which may materially adversely affect our results of operations.

Unfavorable decisions in legal, administrative, antitrust or arbitration proceedings and government investigations may adversely affect us.

We are defendants in legal, administrative, antitrust and arbitration proceedings arising from the ordinary conduct of our business, particularly with respect to civil, tax, labor and environmental claims, which may be decided to our detriment, and we are involved in various government investigations. For more information regarding our proceedings and investigations, see “Information about JBS S.A.—Legal Proceedings.” In addition, we cannot guarantee that new lawsuits (judicial or administrative of any nature) or investigations against us, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista (our ultimate controlling shareholders) and managers, will not arise. For example, certain news media in Brazil have reported that the Brazilian State of Rondônia commenced legal proceedings seeking damages against JBS S.A., among other parties, for allegedly illegally purchasing cattle raised in protected areas in the Amazon region. Although the news was published in December 2023, we only became formally aware of the proceedings in June 2024. To date, JBS has already submitted its defense.

Applicable laws and regulations could subject us and our managers to civil and criminal penalties, including debarment from contracts concluded with the public administration and prohibition to celebrating new ones and loss of fiscal benefits, which could materially and adversely affect our product sales, reputation, financial condition and results of operations. Adverse rulings that have material economic or reputational impacts on us or impede the execution of our growth plan may adversely affect our financial condition and results of operations. In addition, unfavorable decisions in proceedings or investigations involving us and our ultimate controlling shareholders and managers may affect our image and business.

For certain lawsuits, we were not required to and have not established any provision on our statement of financial position or have established provisions only for part of the amounts in dispute, based on our judgments as to the likelihood of any adverse judgments or outcomes, as well as the amount of estimated losses, for these matters. Provisions are recognized as liabilities and administrative expenses when losses are considered probable (i.e., more likely than not that an outflow of resources embodying economic benefits will be required to settle the obligation) and the amount can be reliably measured. Where it is not probable that a present obligation exists, we disclose a contingent liability, unless the possibility of an outflow of resources embodying economic benefits is remote, in which case no provision or disclosure is made. As of December 31, 2024, we had ongoing proceedings in the aggregate amount of US$6.3 billion (US$6.0 billion as of December 31, 2023), which refer to civil, tax and labor proceedings whose loss potential is possible (but not more likely than not), for which no provisions were recognized. We cannot guarantee that the provisioned amounts (if any) will be sufficient to cover the costs and expenses of the corresponding proceedings, which could adversely impact our business and operating results.

We may not be able to ensure that our raw material suppliers are in compliance with all applicable environmental and labor laws and regulations, which could adversely affect our business, financial condition and results of operations.

The raising of cattle and other livestock is at times associated with deforestation, invasion of indigenous lands and protected areas and other environmental and human rights concerns. Most of the cattle we process are bred and raised by third parties and contractors. If we are unable to ensure that the direct and indirect suppliers of the cattle we use in our production process are in compliance with all applicable environmental and human rights laws and regulations, we may be subject to fines and other penalties that may adversely affect our image, reputation, business, financial condition and results of operations. For example, the European Union has adopted a new regulation to curb the European Union market’s impact on global deforestation and forest degradation around the world, as well as protecting the rights of indigenous peoples. The European Union Deforestation Regulation (the “EUDR”) mandates extensive due diligence on the value chain for all operators and traders dealing with certain products derived from cattle, cocoa, coffee oil palm, rubber, soya and wood. Penalties for non-compliance will be laid down under national law, but must be effective, proportionate and dissuasive. In due course, the intention is for the EUDR to be subject to criminal penalties, but under the EUDR itself, penalties may include fines and confiscation of products, among other things. The EUDR entered into force on June 29, 2023, and its main obligations, which were initially expected to become applicable in December 2024, are expected to become applicable in December 2025. If we are unable to ensure that we are in compliance with the EUDR, we may be subject to fines and other penalties. For more information about the EUDR, see “Information about JBS S.A.—Regulation—Europe—European Union Deforestation Regulation.”

Furthermore, Brazilian Environmental Policy Act, outlined in Federal Law No. 6,938/1981, regulates civil liability for damages caused to the environment and sets forth strict liability on the subject matter. Therefore, we may become party to environmental liability proceedings amongst any damage originator. As the majority of cattle processed by us are bred by third parties and subcontractors, we may be significantly impacted if third parties and subcontractors cause environmental damages in the implementation of their activities on our behalf.

See also “—Media campaigns related to food production; regulatory and customer focus on environmental, social and governance responsibility; and increased focus and attention by the U.S. government and other stakeholders on the meat processing industry and ESG-related issues could expose us to additional costs or risks.”

We are subject to various risks relating to worker safety.

Given the nature of our operations, the type of work performed by our employees, and the number of plants and employees that we have throughout the world, we are subject to various risks relating to worker safety. We cannot ensure that accidents will not occur. If our efforts to improve worker safety and reduce the frequency and number of workplace accidents are not successful, we may become subject to lawsuits, regulatory or administrative investigations and inquiries, fines and penalties, and our business, financial condition and results of operations may be adversely affected.

For example, a U.S. House of Representatives Select Subcommittee held a hearing in December 2022 entitled “Preparing For And Preventing The Next Public Health Emergency: Lessons Learned From The Coronavirus Crisis.” This hearing was accompanied by a final report of the same name, which describes an investigation of the largest companies in the U.S. meatpacking industry, including our subsidiary JBS USA Food Company, in the context of the Trump Administration’s response to the risks faced by these companies’ workers during the COVID-19 pandemic. JBS USA Food Company has complied with the document requests made in 2021 as part of the investigation.

We may also suffer reputational harm due to the actions of unrelated companies that do not adhere to applicable worker safety laws in the provision of services to us. For example, the U.S. Department of Labor

(“DoL”) commenced an investigation into allegations of child labor at certain of our facilities in August 2022. While this investigation did not result in any finding that we were employing any underage workers at any of our facilities, a federal judge granted a temporary restraining order against one of our suppliers. While this supplier is not affiliated with us, the investigation found that it had used underage workers to provide cleaning and sanitation services in the fulfillment of sanitation and cleaning contracts that it was performing at JBS facilities. This supplier has entered into a consent order and judgment pursuant to which it has agreed to comply with child labor laws at all of the facilities where it provides services. On January 13, 2025, JBS USA Food Company entered into an agreement with the DoL to resolve the aforementioned investigation. Pursuant to the agreement, JBS USA Food Company committed to hold key elements of its supply chain, third-party contractors and service providers accountable for illegal child labor. As part of the agreement, JBS USA Food Company will provide US$4 million to assist individuals and communities affected by unlawful child labor practices nationwide. The funds may provide direct assistance to affected individuals and community organizations in the form of scholarships, stipends and educational aid including assistance to community organizations to fund English as a Second Language teaching positions, literacy, job training and housing. In addition, JBS USA Food Company has committed, among other things, to create targeted advertising campaigns to raise awareness about unlawful child labor practices, incorporate a zero-tolerance policy in any contract agreements with third-party sanitation firms or poultry catching service providers, and hire a child labor compliance specialist to review its child labor compliance policies, develop training materials and conduct unannounced audits.

Additionally, we have from time to time had incidents at our plants involving worker health and safety. These have included ammonia releases due to mechanical failures in chiller systems and worker injuries and fatalities involving processing equipment and vehicle accidents. We have taken preventive measures in response; however, we can make no assurance that similar incidents will not arise in the future. New environmental, health and safety requirements, stricter interpretations of existing requirements, or obligations related to the investigation or clean up of contaminated sites, may materially affect our business or operations in the future.

While we adhere and require adherence from suppliers to all applicable worker safety laws throughout our global operations, no assurance can be given that we will not be materially adversely affected to the extent that companies that provide services to us do not demonstrate the same commitment to such laws. In addition, no assurance can be given that our reputation for worker safety will not be adversely affected by governmental investigations or other inquiries in the future.

We depend on our information technology systems, and any failure of these systems could adversely affect our business.

We depend on information technology systems for significant elements of our operations, including the storage of data and retrieval of critical business information, and within our supply chain. We also depend on our information technology infrastructure for digital marketing activities and for electronic communications among our locations, personnel, customers, and suppliers. Although our information systems are protected with robust backup systems, including physical and software safeguards and remote processing capabilities, our information technology systems and those of our supply chain are vulnerable to damage from a variety of sources, including network failures, malicious human acts, and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses, and similar disruptive problems. In addition, certain software used by us is licensed from, and certain services related to our information systems are provided by, third parties who could choose to discontinue their relationship with us. Failures or disruptions to our information technology systems or those used by our third-party service providers could prevent us from conducting our general business operations, and adversely affect our ability to process orders, maintain proper levels of inventories, collect accounts receivable, pay expenses, and maintain the security of our company and customer data. Any disruption or loss of information technology systems on which critical aspects of our operations depend could have an adverse effect on our business, results of operations, and financial condition.

For example, on May 30, 2021, we were the target of an organized cybersecurity attack (the “Cyberattack”), affecting some of the servers supporting our North American and Australian information technology systems.

JBS USA’s backup servers were not affected. JBS USA and PPC’s operations in North America and Australia were affected. PPC’s operations in Mexico and the United Kingdom were not impacted and conducted business as normal. Upon learning of the intrusion, we contacted federal officials and activated our cybersecurity protocols, including voluntarily shutting down all affected systems to isolate the intrusion, limit the potential infection and preserve core systems. Restoring systems critical to production was prioritized. In addition, the encrypted backup servers, which were not affected by the Cyberattack, allowed for a return to full operations within two days. As of June 3, 2021, JBS USA and PPC had resumed production at all of their facilities. Our response, IT systems and encrypted backup servers allowed for a rapid recovery from the Cyberattack. As a result, the loss of food produced was limited to less than one day of production. We are not aware of any evidence that any customer, supplier or employee data had been compromised or misused as a result of the Cyberattack. Since the Cyberattack, we have been working to improve our cybersecurity posture in order to minimize our risk and attack surface. We have identified good practices we had in place before the Cyberattack, and we have identified and completed items and actions that were needed to remediate.

Further, we store highly confidential information on our information technology systems, including information related to our products. If our servers or the servers of the third party on which our data is stored are attacked by a physical or electronic break-in, computer virus or other malicious human action, our confidential information could be stolen or destroyed. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our suppliers, customers, or others, whether by us or a third party, could disrupt our operations, subject us to civil and criminal penalties, have a negative impact on our reputation, expose us to liability to our suppliers, customers, other third parties or government authorities and increase our cyber-security protection and remediation costs. Any of these developments could have an adverse impact on our business, financial condition and results of operations. In addition, if our supply chain cybersecurity is compromised as a result of third-party action, employee error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our business may be harmed and we could incur significant liabilities. We mitigate this risk by having a diversified supply chain. There can be no assurance that we will be able to prevent all of the rapidly evolving forms of increasingly sophisticated and frequent cyber-attacks. Moreover, our efforts to address network security vulnerabilities may not be successful, resulting potentially in the theft, loss, destruction or corruption of information we store electronically, as well as unexpected interruptions, delays or cessation of service, any of which would cause harm to our business operations. The vulnerability of our systems and our failure to identify or respond timely to cyber incidents could have an adverse effect on our operations and reputation and expose us to liability or regulatory enforcement actions.

The loss of members of our senior management or our inability to attract and retain qualified senior management personnel could have an adverse effect on us.

Our ability to maintain our competitive position depends in large part on the performance of our senior management team, mainly because of our business model and our acquisition strategy. As a result of factors such as strong global economic conditions, we may lose key employees or face problems hiring qualified key employees. In order to retain key employees, we may have to make significant changes in our compensation policy to remain competitive, which would increase our costs. There is no assurance that we will succeed in attracting and retaining qualified senior management personnel. Also, decisions in any administrative proceedings involving our current managers may prevent them from remaining in their positions at our company. The loss of the services of any member of our senior management or our inability to attract and retain qualified personnel could have an adverse effect on us.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs could adversely affect our business.

As of December 31, 2024, we had approximately 280,000 employees worldwide. Certain of these employees are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements. We may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to us. In addition, any new agreements may be for shorter durations than our historical agreements. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If we are unable to negotiate acceptable collective bargaining agreements, we may become subject to union-initiated work stoppages, including strikes. Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Labor shortages and increased turnover or increases in employee and employee-related costs could have adverse effects on our profitability.

We and our third-party vendors have experienced increased labor shortages at some of our production facilities and other locations. Several factors have had and may continue to have adverse effects on the labor force available to us and our third-party vendors, including government regulations, which include laws and regulations related to workers’ health and safety, wage and hour practices and work authorization. Labor shortages and increased turnover rates within our company and our third-party vendors have led to and could in the future lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees and could negatively affect our ability to efficiently operate our production facilities or otherwise operate at full capacity and could result in downtime of our production facilities. An overall or prolonged labor shortage, lack of skilled labor, increased turnover or labor inflation for any of the foregoing reasons could have a material adverse impact on our operations, results of operations, reputation, liquidity or cash flows.

The consolidation of a significant number of our customers could adversely affect our business.

Many of our customers, such as supermarkets, warehouse clubs and food distributors, have consolidated in recent years, and consolidation is expected to continue. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products that are generally sold at lower prices. In addition, in periods of economic uncertainty, consumers tend to purchase more lower-priced private label or other economy brands. To the extent this occurs, we could experience a reduction in the sales volume of our higher margin products or a shift in our product mix to lower margin offerings. Because of these trends, we may need to lower prices or increase promotional spending for our products. The loss of a significant customer or a material reduction in sales to, or adverse change to trade terms with, a significant customer could materially and adversely affect our product sales, financial condition and results of operations.

Our ultimate controlling shareholders have influence over the conduct of our business and may have interests that are different from yours.

Our direct controlling shareholders are J&F and JBS Participações, which are in turn wholly owned by our ultimate controlling shareholders, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista. See “Principal Shareholders.” Immediately following the completion of the Proposed Transaction, as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of our ultimate controlling shareholders will increase from 48.34% to 84.77% (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025), and their ability to influence our company will be greater as a result of such concentrated control. See “—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs— Following the completion of the Proposed Transaction and the Class A Conversion Period, our ultimate controlling shareholders’ aggregate voting power in JBS N.V. may increase significantly” and “—The dual class structure of the JBS N.V.

Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial.”

Relatives of our ultimate controlling shareholders perform certain management and leadership roles at JBS S.A. and related companies. Mr. José Batista Sobrinho, the founder of JBS S.A. and the father of our ultimate controlling shareholders, serves as the Vice-Chairman of JBS S.A.’s board of directors and has served on the JBS S.A. board of directors since 2007. Mr. Wesley Mendonça Batista Filho, who is the son of Mr. Wesley Mendonça Batista and the grandson of Mr. José Batista Sobrinho, serves as the Chief Executive Officer of JBS USA since May 2023, and has served as an executive officer of JBS S.A. since 2017 and in other senior management positions in JBS Group companies in the past, including as Chief Executive Officer of Seara Alimentos. He also serves on the board of directors of various JBS Group companies. In addition, Mr. Henrique Mendonça Batista, who is also Wesley Mendonça Batista’s son, serves as the President of Huon Aquaculture Group Ltd, an Australian salmon processing company acquired by JBS S.A. in 2021. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista may serve as members of the board of directors of, or in other senior management positions at, JBS Group companies or affiliates. For example, in February 2024, they were appointed to fill vacancies on the board of directors of PPC, and in April 2024, they were elected by majority vote of the shareholders of JBS S.A. to serve on JBS S.A.’s board of directors for the ongoing term ending in 2025. In addition, at this time, we expect that they will serve on the board of directors of JBS N.V. effective on the date of the listing of the JBS N.V. Class A Common Shares on the NYSE (see “Management—Board Structure—Director Nominees”), as well as on the board of directors of J&F. In 2017, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, among others, entered into collaboration agreements (acordos de colaboração premiada) (the “Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), and J&F, on behalf of itself and its subsidiaries, entered into a leniency agreement (the “Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. In 2020, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista also entered into a settlement with the SEC, and J&F reached a plea agreement with the DOJ relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. As a consequence of these agreements and other proceedings related to the matters set forth therein, the reputation of our ultimate controlling shareholders suffered. For more information, see “—We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image” below.

In addition, our ultimate controlling shareholders may have an interest in causing us to pursue transactions that may enhance the value of their equity investments in us, even though such transactions may involve increased risks to us or the holders of our common shares. Furthermore, our ultimate controlling shareholders own, through J&F or other entities, equity investments in other businesses and may have an interest in causing us to pursue transactions that may enhance the value of those other equity investments, even though such transactions may not benefit us. Our ultimate controlling shareholders may also have an interest in pursuing new business opportunities through other companies which they own instead of us. In addition, JBS S.A. or other companies in which our ultimate controlling shareholders have an interest may engage in transactions with JBS USA or its subsidiaries. Any of these transactions could result in conflicting interests between us and the other companies in which our ultimate controlling shareholders own. We cannot assure you that we will be able to address these conflicts of interests or others in an impartial manner.

Given the degree of control over our company that is expected to be held by our direct controlling shareholders and our ultimate controlling shareholders following the consummation of the Proposed Transaction, there can be no assurance that the future actions or decisions of our direct controlling shareholders and our ultimate controlling shareholders will not impact our company, our prospects and the value of the JBS N.V. Class A Common Shares and JBS N.V. BDRs in ways that differ from your interests.

We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image.

As further described elsewhere in this prospectus (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”), in 2017, our ultimate controlling shareholders, among others, entered into Collaboration Agreements with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), and J&F, on behalf of itself and its subsidiaries, entered into a Leniency Agreement with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. Pursuant to the Leniency Agreement, J&F agreed to pay a fine of R$8.0 billion and contribute an additional R$2.3 billion to social projects in Brazil, each adjusted for inflation, over a 25-year period. The total fine was subsequently reduced to R$3.5 billion (equivalent to approximately US$565 million, converted using the foreign exchange rate as of December 31, 2024). In December 2023, the Brazilian Supreme Court (Supremo Tribunal Federal) justice overseeing the case suspended J&F’s obligation to make additional installment payments under the Leniency Agreement following a petition from J&F that cited potential misconduct by enforcement authorities in connection with entering into the Leniency Agreement. Notwithstanding the suspension of the fine, the Leniency Agreement otherwise remains in effect.

In 2020, J&F, JBS S.A., and our ultimate controlling shareholders (the “Respondents”) also entered into a settlement with the SEC relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. Pursuant to the SEC settlement and related order, the Respondents undertook, among other things, to improve anti-bribery and anti-corruption compliance programs, make progress reports to the SEC, and pay disgorgement and civil penalties. JBS S.A. was ordered to pay disgorgement to the SEC in the amount of US$26.9 million, and each of our ultimate controlling shareholders was ordered to pay a civil penalty of US$550,000, each of which payment has been made in full.

Also in 2020, J&F reached a plea agreement with the DOJ in which J&F pled guilty to one count of conspiracy to violate the U.S. Foreign Corrupt Practices Act in relation to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement and agreed to pay a criminal penalty of US$256.5 million, payable in two installments of approximately US$128.2 million each. J&F paid US$128.2 million to the U.S. government, and the balance was considered to have been offset by payments made by J&F Investimentos to Brazilian authorities under the Leniency Agreement. The DOJ plea agreement also required J&F to implement a compliance program and improve its internal policies and to make progress and other reports to the DOJ. Since 2017, JBS S.A. and J&F have implemented numerous and material changes to their anti-corruption compliance policies intended to detect and prevent illicit payments and conduct throughout their operations, including the introduction of new policies and practices and the hiring of experienced professionals who have a track record of building effective compliance programs, all as further detailed in “Information about JBS S.A.—Compliance Program.” In addition, the terms of the above-referenced agreements with Brazilian authorities, the SEC and the DOJ provide strong disincentives to any violation of their terms. Our management and leadership teams are strongly committed to operating our business in compliance with anti-corruption principles and law. However, no assurance can be given that new and improved policies, practices and personnel will be effective to detect or prevent illicit activities in all cases.

In addition, our ultimate controlling shareholders and J&F Investimentos were under investigation by the CVM in Brazil for alleged violations of Brazilian securities and corporate law, including possible violations of insider trading law involving shares of controlled companies, and foreign exchange futures contracts. These investigations have since been concluded, having resulted in full or partial exonerations of the investigated parties or settlement agreements, as the case may be. JBS S.A. and Seara (a subsidiary of JBS S.A.) were party to one of these investigations. Our ultimate controlling shareholders are also subject to ongoing criminal investigations by the Brazilian Federal Prosecution Office based on similar allegations. For more information about these investigations, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders—Other Investigations and Proceedings.”

As a result of the above-mentioned matters, the reputation of our direct controlling shareholders, our ultimate controlling shareholders and JBS S.A. has suffered and may continue to suffer. Although we and, to our knowledge, our ultimate controlling shareholders and their affiliates are currently in compliance with our and their respective obligations under the Brazilian Collaboration Agreements and Leniency Agreement, the SEC order and the DOJ plea agreement, and while we understand that these agreements resolved the Brazilian and U.S. criminal legal exposure of JBS S.A, J&F and our ultimate controlling shareholders related to the illicit conduct that was the subject of these agreements, any breach of any of the obligations under these agreements could result in negative publicity that could have a material adverse effect on our reputation and the reputation of our ultimate controlling shareholders. In addition, to the extent that the negative reputational impact of these events continues into the future, if pending investigations and proceedings are not resolved favorably to JBS S.A. and our ultimate controlling shareholders, or if future events or actions give rise to new investigations, allegations or proceedings involving us, our ultimate controlling shareholders or affiliates, our reputation and our ability to execute our business strategies, enter into beneficial transactions, partnerships or acquisitions, we may be materially adversely affected.

Negative publicity about us, our directors, our employees, our ultimate controlling shareholders or our industry and damage to our reputation and image or the reputation of our directors, our employees and ultimate controlling shareholder could adversely affect our business, financial condition, results of operations and future prospects.

Our credibility with the market is of great importance to enable us to conduct our business, and to attract and retain our customers, employees and investors. We can be subject to negative publicity based on a number of factors, including, without limitation, allegations or complaints, even if inaccurate, relating to our governance, our customer service, our relationships with suppliers or other third parties, our non-compliance with legal and regulatory obligations, our risk management practices, our financial results, health or work safety, social and environmental events, or unethical or corrupt behavior by our employees, directors, officers, our ultimate controlling shareholders, affiliates or suppliers. Any negative impact on our reputation and image may have a material adverse effect on our business, results of operations, financial condition and prospects. See, for example, “—We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image” above.

Furthermore, we cannot guarantee that we, our ultimate controlling shareholders or our affiliates will not be the subject of future negative publicity, even if inaccurate. We also cannot be certain that any actions we take in response to a reputational crisis will be effective or sufficient to mitigate any harm arising out of any such crisis. For example, in September 2024, the media began reporting allegations relating to the treatment of Haitian workers at one of our plants in Greeley, Colorado. In October 2024, a Charge of Discrimination (the “Charge”) on the basis of race, color and national origin was filed with the Equal Employment Opportunity Commission against Swift Beef Company by a Haitian employee on behalf of that person and similarly situated employees. Specifically, the Charge alleges that, when large numbers of Haitian employees began working for the company in late 2023, predominately on the plant’s second shift, (i) the company deliberately increased the speed of production on the second shift because the majority of employees on the second shift were Haitian; (ii) the increased speed of production on the second shift resulted in more injuries to second shift employees in comparison to first shift employees, resulting in a disproportionate impact on Haitian employees; and (iii) Haitian employees were discriminatorily denied unscheduled restroom breaks during production. Although we deny each of these allegations and intend vigorously defend ourselves against the Charge, we may suffer reputational harm as a result of the Charge and media reports surrounding it.

Actions or allegations (whether grounded or unfounded) regarding actions taken by our ultimate controlling shareholders or our affiliates, or by our suppliers or other third parties, including, but not limited to, illegal acts or corruption, actions contrary to health or worker safety, or actions contrary to socio-environmental regulations, may materially adversely impact our reputation and image with our customers, suppliers and the market, which may have a material adverse effect on our business, results of operations, financial condition and future prospects.

Media campaigns related to food production; regulatory and customer focus on environmental, social and governance responsibility; and increased focus and attention by the U.S. government and other stakeholders on the meat processing industry and ESG-related issues could expose us to additional costs or risks.

Individuals or organizations can use media platforms to publicize inappropriate or inaccurate stories or perceptions about the food production industry or our company. Such practices could cause damage to the reputations of our company, our ultimate controlling shareholders and/or the food production industry in general. This reputational damage could adversely affect our business, financial condition and results of operations.

Regulators, stockholders, customers and other interested parties have focused increasingly on the environmental, social and governance (“ESG”), practices of companies. This has led to an increase in regulations and may continue to cause us to be subject to additional regulations in the future.

For example, the European Corporate Sustainability Reporting Directive (“CSRD”), which entered into force on January 5, 2023 and which will apply to our reporting as of financial year 2025, will require more stringent reporting on environmental, social and governance matters. In addition, we are likely to become subject to the European Corporate Sustainability Due Diligence Directive (“CSDDD”) that introduces, inter alia, additional environmental and human rights due diligence requirements in respect of our business operations and value chain as well as the obligation to prepare a climate change transition plan. The CSDDD may become applicable to us as from 2027. For more information about the CSRD and the CSDDD, see “Information about JBS S.A.—Regulation—Europe—Corporate Sustainability Reporting Directive and Corporate Sustainability Due Diligence Directive.”

In addition, individual countries and regions are increasingly enacting regulations pertaining to labor practices, modern slavery, supply chain due diligence, animal welfare and other governance requirements. Also, the U.S. government has increased its focus on market dynamics within the meat industry. The U.S. government has inquired with the meat processing industry on matters such as market pricing to end consumers and the relationship between meat processors and the farming community. Increased attention on ESG-related practices could cause us to incur additional compliance costs, divert management attention from operating our business, impair our access to capital among certain investors and subject us to litigation risk for disclosures we make and practices we adopt regarding these issues. This in turn could have a material adverse effect on our business, financial condition and results of operations.

Our customers or other interested parties may also require us to implement certain procedures or standards that they perceive to be ESG-friendly or favorable to animal welfare concerns before doing or continuing to do business with us. Investor advocacy groups, investment funds and other influential investors are increasingly focused on our business practices and policies, especially as they relate to the environment, climate change, health and safety, supply chain management, diversity, labor conditions and human rights, both in our own operations and in our supply chain. Increased compliance costs related to these matters could result in material increases to our overall operational costs.

In any event, our business practices may not meet the standards of all of our stakeholders and, accordingly, advocacy groups may campaign for further changes or organize boycotts of our company or our products. Even if we do not agree with the positions of such advocacy groups or other influential parties, the perception of our failure to adapt to or comply with their demands, or to respond to investor or stakeholder expectations, could negatively impact us. To date, we have not experienced boycotts that have had a material adverse impact on our business, financial condition or results of operations, insofar as we are unable to tie any variations in our revenues or performance metrics to any particular instance of boycott activity. We also do not believe that such boycotts have materially damaged our reputation, including with respect to any material impact on our ability to conduct business with suppliers, customers or sources of funding. However, we cannot ensure that we will not experience boycotts in the future or that any such boycotts will not have a material adverse impact on our results of operations, reputation or our relationships with suppliers, customers and funding sources.

Our business and reputation could be materially adversely impacted by an increased regulatory burden and the impact of actions by governmental entities, advocacy groups and other stakeholder actions to the extent that such actions call into question our business practices and policies. See also “—Risks Relating to the Markets in Which We Operate—Compliance with existing or changing environmental requirements relating to current and/or discontinued operations may result in significant costs, and failure to comply may result in civil liabilities for damages as well as criminal and administrative sanctions.”

Risks Relating to the Markets in Which We Operate

Deterioration of global economic conditions could adversely affect our business.

Our business may be adversely affected by changes in global economic conditions, including changes in GDP, inflation, interest rates, availability of capital, consumer spending rates, energy availability and costs (including fuel surcharges) and the effects of governmental initiatives to manage economic conditions. Any such changes could adversely affect the demand for products both in domestic and international markets, or the cost and availability of our needed raw materials, including cooking ingredients and packaging materials, thereby adversely affecting our financial results.

Disruptions in credit and other financial markets and deterioration of global economic conditions could:

•	adversely affect global demand for protein products, which could result in a reduction of sales, operating profit and cash flows;

•	make it more difficult or costly for us to obtain financing for our operations or investments or to refinance our debt in the future;

•

cause our lenders to depart from prior credit industry practice and make more difficult or expensive the granting of any technical or other waivers under our debt agreements to the extent we may seek them in the future;

•	impair the financial condition of some of our customers and suppliers; and

•	decrease the value of our investments.

In addition, inflation, which has significantly risen, has and may continue to increase our operational costs, including labor costs and grain and feed ingredient costs, and continued increases in interest rates in response to concerns about inflation may have the effect of further increasing economic uncertainty and heightening these risks. As a result, instability and weakness of the U.S. and global economies, including due to the effects caused by disruptions to financial markets, inflation, recession, high unemployment, geopolitical events and other effects caused by the ongoing war between Russia and Ukraine and the Israel-Hamas conflict, and the negative effects on consumers’ spending, may materially negatively affect our business and results of operations. A prolonged period of reduced consumer spending could have an adverse effect on our business and our results of operations.

Our exports pose special risks to our business and operations.

Exports account for a significant portion of our net revenue, representing 25.9% of our net revenue for the year ended December 31, 2024. Exports subject us to risk factors that are outside our control in our principal sales markets, including:

•	changes in foreign currency exchange rates;

•	deterioration of economic conditions;

•	imposition of tariffs and other trade and/or health barriers, as further discussed below;

•	exchange controls and restrictions to exchange operations;

•	strikes or other events that may affect ports and transportation;

•	compliance with different foreign legal and regulatory regimes; and

•	trade barriers.

Disruptions due to import restrictions and tariffs, other trade protection measures and import or export licensing requirements regarding food products imposed by foreign countries pose significant risks. Significant political or regulatory developments in the jurisdictions in which we sell our products, such as those stemming from the presidential administration in the United States, are difficult to predict, may create uncertainty, and could impact our business. For example, the implementation of new tariff schemes by various governments, such as those implemented by the United States and China in recent years, could increase the costs of our operations and ultimately increase the cost of products sold from one country into another country.

Our future financial performance will depend significantly on economic, political and social conditions in our principal operating and sales markets. Negative consequences relating to these risks and uncertainties could jeopardize or limit our ability to transact business in one or more of those markets where we operate or in other developing markets and could materially adversely affect us.

We are subject to ordinary course audits by regulatory authorities in the jurisdictions where we operate and changes in tax laws and unanticipated tax liabilities, in either case, could adversely affect the taxes we pay and therefore our financial condition and results of operations.

As a global company, we are subject to ordinary course audits by regulatory authorities in the jurisdictions where we operate, including audits currently being conducted by applicable tax authorities in Brazil, Australia and the United Kingdom. The resolution of these audits remains uncertain, and we have not established any reserves for any potential liability relating to these or any other audits. It is possible that we could, in the future, incur unanticipated tax liabilities arising from these or any other audits, which could adversely impact our financial condition and results of operations.

In addition, we are subject to taxation in numerous countries, states and other jurisdictions. Tax laws, tax treaties, regulations, and administrative practices or their interpretation in various jurisdictions, with or without notice, due to economic, political and other conditions, and significant judgment is required in applying the relevant provisions of tax law.

In particular, the Organisation for Economic Co-operation and Development (the “OECD”) together with the G20 countries have committed to address abusive global tax avoidance, referred to as base erosion and profit shifting (“BEPS”) through 15 actions detailed in reports released on October 5, 2015 and through the Inclusive Framework on a global consensus solution to reform the international corporate tax system via a two-pillar plan agreed in 2021 (“Pillar Two”).

As part of the BEPS project, new rules dealing inter alia with the limitation of interest deductibility, double tax treaties abuse, the definition of permanent establishments, controlled foreign companies and hybrid mismatch arrangements, are being introduced into respective domestic law of BEPS member states via EU directives and a multilateral instrument. At international level, the “Multilateral Convention to Implement Tax Treaty Related Measures to prevent Base Erosion and Profit Shifting” (“MLI”) was published by the OECD on November 24, 2016. The aim of the MLI is to update international tax rules and lessen the opportunity for tax avoidance by transposing the results from the BEPS project into more than 2,000 double tax treaties worldwide. A number of jurisdictions (including Luxembourg) have signed the MLI and deposited instruments of ratification with the OECD. Luxembourg ratified the MLI through the law dated March 7, 2019 and deposited its instrument of ratification with the OECD on April 9, 2019. Its application per double tax treaty concluded with Luxembourg will depend on the ratification by the other contracting states and on the type of tax concerned. Subsequent changes in tax treaties negotiated by Luxembourg may have a material impact on the level of taxation of the JBS Group and any of its Luxembourg entities.

The European Council has adopted two Anti-Tax Avoidance Directives (being, Council Directive (EU) 2016/1164 of July 12, 2016 laying down rules against tax avoidance practices that directly affect the functioning of the internal market (“ATAD 1”) and Directive 2017/952/EU of May 29, 2017 amending ATAD 1 as regards hybrid mismatches with third countries (“ATAD 2”) that address many of the above-mentioned issues. The measures included in ATAD 1 were implemented into Luxembourg law on December 21, 2018 and almost all of them are applicable since January 1, 2019. The measures included in ATAD 2 were implemented into Luxembourg law on December 23, 2019 and almost all of them are applicable since January 1, 2020 (with certain provisions concerning reverse hybrid mismatch arrangements applicable since January 1, 2022). ATAD 1 and ATAD 2 may impact the level of taxation of the JBS Group and any of its Luxembourg entities.

At EU level, Pillar Two is implemented through Council Directive (EU) 2022/2523 of December 14, 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the European Union (the “Pillar Two Directive”). EU Member States were required to transpose the Pillar Two Directive in their national laws by December 31, 2023 and the rules had to become effective for tax years commencing on or after December 31, 2023, with the exception of the undertaxed payment rule, which applies for tax years commencing on or after December 31, 2024. Luxembourg has transposed the Pillar Two Directive through the law of December 22, 2023 (the “Pillar Two Law”). On December 19, 2024, Luxembourg’s Parliament voted a bill of law amending the Pillar Two Law, incorporating the latest administrative guidance issued by the OECD and clarifying important principles relevant for Luxembourg businesses impacted by the Pillar Two Law. The abovementioned rules may adversely affect the tax burden of the JBS Group and any of its Luxembourg entities.

Furthermore, in Brazil, the income tax exemption in force on dividend distribution to non-resident shareholders is currently under review by Brazilian Congress under Bill No. 1,087/2025 that, if approved, would subject dividends paid to non-resident shareholders to a withholding tax at a 10% flat rate. This bill also proposes, among other aspects, the creation of a procedure to allow for a partial or total refund of the withholding tax in case the sum of the effective corporate income tax payable by the company distributing the dividends, added to the withholding tax on dividends, exceed the nominal rates of Brazilian corporate income taxes. This bill is still subject to analysis, with potential modification to its original content, and further approval by the Brazilian Congress, if that ever happens.

In relation to interest on shareholders’ equity (juros sobre capital próprio), its prohibition or taxation increase in the future, including the modifications in its calculation basis such as recent changes introduced by Law No. 14,789/2023 (that, among other modifications, prevented the inclusion of the Tax Incentive Reserve in such calculation basis as of January 1, 2024), may impact the net amount to be received by our shareholders.

If such changes were to be adopted or if the tax authorities in the jurisdictions where we operate were to challenge our application of relevant provisions of applicable tax laws, our financial condition and results of operations could be adversely affected.

We are exposed to emerging and developing country risks.

Our operations in emerging and developing countries are subject to the customary risks of operating in these countries, which include potential political and economic uncertainty, government debt crises, application of exchange controls, reliance on foreign investment, nationalization or expropriation, crime and lack of law enforcement, political insurrection, terrorism, religious unrest, external interference, currency fluctuations and changes in government policy.

In Brazil, for example, the federal government frequently intervenes in the economy and its actions to control inflation and other regulations and policies have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports, among others. Due to our exposure in Brazil, these factors could affect us more than our competitors with less exposure to such emerging and developing countries, and any general decline in emerging and developing countries as a whole could impact us disproportionately compared to our competitors.

Such factors could affect our results by causing interruptions to operations, by increasing the costs of operating in those countries or by limiting the ability to repatriate profits from those countries. These circumstances could adversely impact our business, results of operations and financial condition.

Our business may be negatively impacted by economic or other consequences from Russia’s war against Ukraine and the sanctions imposed as a response to that action.

We face risks related to the ongoing Russia-Ukraine war that began in February 2022. The impact of the ongoing war and sanctions will not be limited to businesses that operate in Russia and Ukraine and may negatively impact other global economic markets including where we operate. The impacts have included and may continue to include, but are not limited to, higher prices for commodities, such as food products, ingredients and energy products, increasing inflation in some countries, and disrupted trade and supply chains. The conflict has disrupted shipments of grains, vegetable oils, fertilizer and energy products.

The impact on the agriculture markets falls into two main categories: (1) the effect on Ukrainian crop production, as the region is key in global grain production; and (2) the duration of the disruption in trade flows. Safety and financing concerns in the region are restricting export execution, which is in turn forcing grain and oil demand to find alternative supply. The duration of the war and related volatility makes global markets extremely sensitive to growing-season weather in other global grain producing regions and has led to a large risk premium in futures prices. Moreover, Russia’s suspension of the Black Sea Grain Initiative in June 2023 may further pressure on trade flows in the region. The continued volatility in the global markets, in part, as a result of the war has adversely impacted our costs by driving up prices, raising inflation and increasing pressure on the supply of feed ingredients and energy products throughout the global markets.

In addition, the U.S. government and other governments in jurisdictions in which we operate have imposed sanctions and export controls against Russia, Belarus and interests therein and threatened additional sanctions and controls. Our business may be impacted by the increase in energy prices and the availability of energy during the winter months. The impact of these measures, now and in the future, could adversely affect our business, supply chain or customers.

Finally, there may be increased risk of cyberattack as a result of the ongoing conflict. We have not seen any new or heightened risk of potential cyberattacks since the outbreak of the Russia-Ukraine war. See “—Risks Relating to Our Business and Industries—We depend on our information technology systems, and any failure of these systems could adversely affect our business” for additional information.

Market fluctuations could negatively impact our operating results, and our business may be adversely impacted by risks related to hedging activities.

Our business is exposed to potential changes in the value of our derivative instruments primarily caused by fluctuations in currency exchange rates and commodities prices. These fluctuations may result from changes in economic conditions, investor sentiment, monetary and fiscal policies, the liquidity of global markets, international and regional political events, and acts of war or terrorism and may adversely impact our results of operation. Also the use of hedge instruments may ultimately limit our ability to benefit from favorable commodity prices.

Our businesses are subject to government policies and extensive regulations affecting the beef, pork and poultry industries.

Livestock production and trade flows are significantly affected by government policies and regulations. Government policies affecting the livestock industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on livestock products, can influence industry profitability, the use of land resources, the location and size of livestock production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports. Our plants and products are subject to periodic inspections by federal, state and municipal authorities, such as the USDA, the Brazilian Federal Inspection Service (Serviço de Inspeção Federal—SIF) and the Australian Quarantine Inspection Service, and to comprehensive food regulation, including controls over processed food. Our operations are subject to extensive regulation and oversight by state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of its products, including food safety standards. Our failure to comply with such regulations may result in a need to recall products or in fines or other sanctions imposed by such authorities. Our exported products are often inspected by foreign food safety authorities, and any violation discovered during these inspections may result in a partial or total return of a shipment, partial or total destruction of the shipment and costs due to delays in product deliveries to our customers. For more information about the regulations to which our operations are subject, see “Information about JBS S.A.—Regulation.”

Government policies in the jurisdictions in which we operate may adversely affect the supply of, demand for and prices of livestock products, restrict our ability to do business in existing and target domestic and export markets and could adversely affect our results of operations. Import tariffs and/or other mandates imposed by the current presidential administration in the United States could potentially lead to a trade war with other foreign governments, and could significantly increase the prices on our products exported from the United States, such as pork and chicken. The U.S., EU or other countries could impose trade restrictions that would restrict or prevent us from exporting beef from Brazil. Such changes in regulations, or restrictions or bans on beef exports, could be imposed in connection with a desire by regulators to curb deforestation in the Amazon region. See “Information about JBS S.A.—Cattle and Grain Supply Chains and Deforestation.”

In addition, we are subject to regulation in multiple jurisdictions relating to animal welfare. We are required to dedicate time and resources to monitor compliance with these regulations and to the extent that animal welfare regulations become more restrictive in the future, we will be required to make additional investments of time and resources. Future regulations may require higher standards for animal handling, transportation, and slaughter, necessitating technological updates to our processes and facilities. In addition, there is a trend toward increasing consumer attention on animal welfare standards. If we do not meet consumer expectations in this regard we may suffer reputational damage and loss of market share. For additional information relating to applicable animal welfare regulations, see “Regulation—Animal Welfare Regulations.”

Compliance with existing or changing environmental requirements relating to current and/or discontinued operations may result in significant costs, and failure to comply may result in civil liabilities for damages as well as criminal and administrative sanctions.

Our operations are subject to extensive and increasingly stringent federal, state, local and foreign laws and regulations pertaining to the protection of the environment, including those relating to the discharge of materials into the environment, the handling, treatment and disposal of waste and remediation of soil and groundwater contamination. For more information, see “Information about JBS S.A.—Regulation.” Failure to comply with these requirements could have serious consequences for us, including criminal, civil and administrative penalties, claims for property damage, personal injury and damage to natural resources and negative publicity. Our activities may also be affected by future international agreements entered into force to protect the environment.

In general, environmental laws and regulations have become increasingly stringent over time. As a result of possible new environmental requirements, increasingly strict interpretation or enforcement thereof or other unforeseen events, we may have to incur additional expenses and divert management attention from operating our business in order to comply with such environmental rules and regulations, which may adversely affect our available resources for capital expenditures and other purposes, increase our costs and expenses, and, as a result, reduce our profit. For example, in March 2024 the SEC published its final rules to enhance and standardize climate-related disclosures, including certain climate-related metrics and greenhouse gas emissions data, information about climate-related targets and goals, climate-related risks and attestation requirements. We are currently assessing the impact of the new rules, including compliance phase-in dates, but at this time, we cannot predict the costs of implementation or any potential adverse impacts resulting from the new rules. However, we may incur increased costs relating to the assessment and disclosure of climate-related risks and increased litigation risks related to disclosures made pursuant to the new rules, either of which could materially and adversely affect our future results of operations and financial condition.

Health and environmental impact of animal-based meat consumption could negatively impact consumer demand for our animal-based products.

Consumer interest in plant-based proteins, particularly among millennial and younger generations, has been driven in part by a growing perception of the adverse health and environmental impacts of animal-based meat consumption. Consumers have access to unprecedented levels of information disseminated via the internet and social media channels, and global awareness of these issues may grow and could potentially have a negative impact on consumer demand for our animal-based meat products.

Natural disasters, climate change, climate change regulations, adverse weather conditions and greenhouse effects may adversely impact our operations and markets.

There is a growing political and scientific consensus that emissions of greenhouse gases (“GHG”), continue to alter the composition of the global atmosphere in ways that are affecting the global climate. Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition and liquidity. Natural disasters, fire, bioterrorism, pandemics, drought, changes in rainfall patterns or extreme weather, including floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of livestock or interfere with our operations due to power outages, fuel shortages, damage to our production and processing plants, disruption of transportation channels or increases in the price of livestock and animal feed ingredients, among other things. Furthermore, if heat waves and droughts occur with greater frequency and intensity in locations where we maintain livestock, we may have to incur additional expenses to maintain livestock in suitable conditions or move it to other locations. Any of these factors could have a material adverse effect on our financial results, either individually or in the aggregate.

We are subject to legislation and regulation regarding climate change, and compliance with related rules could be difficult and costly. Concerned parties in the countries in which we operate, such as government agencies, legislators and regulators, shareholders and non-governmental organizations, as well as companies in many business sectors, are considering ways to reduce GHG emissions. We could incur increased energy, environmental and other costs and capital expenditures to comply with existing or new GHG limitations. We could also face increased costs related to defending and resolving legal claims and other litigation related to climate change and the alleged impact of our operations on climate change, which may also impact our image. In addition, certain of our debt instruments contain certain sustainability performance targets of JBS S.A., JBS USA or PPC relating to GHG emissions. A failure by us to achieve these sustainability performance targets would not only result in increased interest payments under relevant financing arrangements, but could also harm our reputation, all of which could have a material adverse effect on our results of operations, financial condition and liquidity. For additional information, see “Description of Material Indebtedness—Material Indebtedness—Fixed-Rate Notes—Sustainability-Linked Bonds.”

Furthermore, growing attention on the environmental and climate change impact of beef production, in particular, could lead (1) to legislative or regulatory actions aimed at reducing the greenhouse gas emissions of cows that could materially increase the production cost of beef or (2) to changes in customer preferences and overall demand for beef that would materially affect consumption of our products.

Efforts to comply with immigration laws and/or the introduction of new immigration legislation could make it more difficult or costly for us to hire employees, as well as have a material adverse effect on our operations and subject us to civil or possible criminal penalties.

Immigration reform continues to attract significant attention among the public and governments in the markets in which we operate, including the United States. If new immigration legislation is enacted or further changes in immigration or work authorization laws could increase our compliance and oversight obligations, which could subject us to additional costs and potential liability and make our hiring process more burdensome, and could potentially reduce the availability of prospective employees. Additional labor costs and other costs of doing business could have a material adverse effect on our business, operating results and financial condition. In addition, despite our efforts to hire only persons legally authorized to work in the jurisdictions in which we operate, we are unable to ensure that all of our employees are persons legally authorized to work. No assurances can be given that enforcement efforts by governmental authorities will not disrupt a portion of our workforce or operations at one or more facilities, thereby negatively impacting our business. Moreover, efforts by governmental authorities in enforcing the law may occur, including civil or possible criminal penalties, and we may face shortages of personnel or interruptions in our operations in one or more plants, resulting in an adverse impact on our business.

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the Brazil Clean Company Act.

We are subject to a number of anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act and the Brazil Clean Company Act.

The FCPA and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments or improperly providing anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or keeping business and/or other benefits. Some of these laws have legal effect outside the jurisdictions in which they are adopted under certain circumstances. The FCPA also requires maintenance of adequate record-keeping and internal accounting practices to accurately reflect transactions. Under the FCPA, companies operating in the United States may be held liable for actions taken by their strategic or local partners or representatives.

The U.K. Bribery Act is broader in scope than the FCPA in that it directly prohibits commercial bribery (i.e. bribing others than government officials) in addition to bribery of government officials and it does not recognize certain exceptions, notably for facilitation payments, that are permitted by the FCPA. The U.K. Bribery Act also has wide jurisdiction. It covers any offense committed in the United Kingdom, but proceedings can also be brought if a person who has a close connection with the United Kingdom commits the relevant acts or omissions outside the United Kingdom. The U.K. Bribery Act defines a person with a close connection to include British citizens, individuals ordinarily resident in the United Kingdom and bodies incorporated in the United Kingdom. The U.K. Bribery Act also provides that any organization that conducts part of its business in the United Kingdom, even if it is not incorporated in the United Kingdom, can be prosecuted for the corporate offense of failing to prevent bribery by an associated person, even if the bribery took place entirely outside the United Kingdom and the associated person had no connection with the United Kingdom. Other jurisdictions in which we operate have adopted similar anti-corruption, anti-bribery and anti-kickback laws to which we are subject. Civil and criminal penalties may be imposed for violations of these laws.

The Brazil Clean Company Act provides that bribery, among other acts against the public and foreign administration, is illegal and subjects companies involved in these wrongdoings to severe penalties. Companies are subjected to strict liability, with the result that the existence or absence of intent or negligence is irrelevant. In case a company is found to be in violation of the Brazil Clean Company Act’s provisions, it may suffer the imposition of administrative sanctions in the form of a fine that can range from 0.1% to 20% of its gross revenue in the year before the initiation of the administrative proceeding leading to the imposition of sanctions. Companies may also be subject to judicial sanctions, such as: loss of assets, rights or profits directly or indirectly obtained from the wrongdoing; partial suspension or interdiction of its activities; compulsory dissolution of the legal entity; and prohibition from receiving incentives, subsidies, grants, donations or loans from public financial institutions. Furthermore, companies may be subject to reputational penalties, such as having their name included in the National Register of Punished Enterprises. According to the Brazil Clean Company Act, related, controlling and controlled companies as well as companies that are part of a consortium are jointly liable for the penalties, but limited to damages and fines.

The Code of Conduct and Ethics, adopted by JBS S.A. in May 2018 requires our employees or third-parties acting on behalf of JBS S.A. to not make any kind of payments to public or private entities or individuals in order to obtain undue advantages. We operate in some countries which are viewed as high risk for corruption. Despite our ongoing efforts to ensure compliance with the FCPA, the U.K. Bribery Act, the Brazil Clean Company Act and similar laws, there can be no assurance that our directors, officers, employees, agents, representatives, third-party intermediaries and the companies to which we outsource certain of our business operations, will comply with those laws and our anti-corruption policies, and we may be ultimately held responsible for any such non-compliance. If we or our directors or officers violate anti-corruption laws or other laws governing the conduct of business with government entities (including local laws), we or our directors or officers may be subject to criminal and civil penalties or other remedial measures, which could harm our reputation and have a material adverse impact on our business, financial condition, results of operations and prospects. Any investigation of any actual or alleged violations of such laws could also harm our reputation or have an adverse impact on our business, financial condition, results of operations and prospects.

The Brazilian government exercises, and will continue to exercise, significant influence over the Brazilian economy. These influences, as well as the political and economic conditions of the country, could negatively affect our activities.

The Brazilian government frequently intervenes in the country’s economy and occasionally implements significant political and regulatory changes. Government actions to control inflation and other regulations and policies have involved, among other measures, increases or decreases in interest rates, changes in fiscal policy, price control, currency depreciations and appreciations, capital controls, import limits, among other actions. Our activities, as well as our financial condition and results of operations, may be adversely affected by changes in government policies and regulations involving or affecting factors such as:

•	monetary policy and interest rates;

•	exchange controls and restrictions on international remittances;

•	exchange rate fluctuations;

•	tax changes;

•	liquidity of the Brazilian financial and capital markets;

•	interest rates

•	inflation;

•	shortage of energy;

•	fiscal policy.

Uncertainties related to the possibility that the Brazilian government may implement future policy and regulatory changes that involve or affect the factors mentioned above, among others, may contribute to a scenario of economic uncertainty in the country and high volatility in the domestic securities market, as well as securities issued by Brazilian companies abroad. This uncertainty and other future events affecting the Brazilian economy, as well as other measures taken by the government, may adversely affect our operations and operational results.

We cannot predict whether or when new fiscal, monetary and exchange policies will be adopted by the Brazilian government, or even whether such policies will in fact affect the country’s economy, operations, financial condition or our results.

Economic and political crises in Brazil may have a material adverse effect on our business, operations and financial condition.

Brazil has been affected by economic instability caused by different economic and political events in recent years, causing a decrease in gross domestic product and affecting supply (investment levels and increase in the use of technology in production, among others) and demand (employment levels and income, among others). As a result, the uncertainty over the Brazilian government’s ability to achieve the economic reforms necessary to improve public accounts and the economy in general has led to a reduction in market confidence in the Brazilian economy and aggravated the domestic political environment. The Brazilian economy is still influenced by government policies and actions that, if not successful or well implemented, may affect the operations and financial performance of companies, including ours. In the past few years, the Brazilian political environment experienced intense instability due principally to the exposure of a corruption scheme involving various politicians, including highly-ranked politicians, which led to the impeachment of the former president of Brazil and lawsuits against her successor and others. In October 2022, Brazil held elections for President, senators, federal deputies and state deputies. The leading candidates in the Presidential race were incumbent Jair Bolsonaro and former President Luiz Inácio Lula da Silva, representing distinctly opposing political ideologies. Former President Luiz Inácio Lula da Silva was elected President. Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy, and uncertainty regarding political developments and the policies the Brazilian federal government may adopt or alter may have material adverse effects on the macroeconomic environment in Brazil, as well as on businesses operating in Brazil, including ours. Political and economic instabilities may result in a negative perception of the Brazilian economy and an increase in the volatility of the Brazilian capital markets, which can also adversely affect our business. Any recurrent economic instability and political uncertainty may adversely affect our business and have a material adverse effect on us.

CAPITALIZATION

The following table sets forth JBS S.A.’s consolidated current and non-current loans and financings, consolidated total equity and total capitalization as of December 31, 2024:

•	on an actual historical basis, derived from JBS S.A.’s audited financial statements;

•	as adjusted to reflect:

(1)

the issuance of 5.950% Senior Notes due 2025 in an aggregate gross principal amount of US$1,000.00 million and 6.375% Senior Notes due 2055 in an aggregate gross principal amount of US$750.0 million on January 21, 2025, less aggregate transaction costs for both series of notes of US$21.7 million, which amounts to an aggregate net principal amount for both series of notes of US$1,728.3 million, and the use of net proceeds therefrom, including the repayment of approximately US$1.1 billion in current loans and financings and US$0.1 billion in non-current loans and financings (see “Summary—Recent Developments—JBS USA’s Offering of 5.950% Senior Notes due 2035 and 6.375% Senior Notes due 2055”);

(2)

the issuance on March 6, 2025 of three series of CRAs due 2035, 2045 and 2055, in the aggregate gross principal amount of R$805.3 million (equivalent to US$130.0 million, considering the exchange rate on December 31, 2024), less transaction costs of R$90.8 million (equivalent to US$14.7 million, considering the exchange rate on December 31, 2024), which amounts to an aggregate net principal amount of R$714.5 million (equivalent to US$115.4 million, considering the exchange rate on December 31, 2024), representing rural financial product notes (Cédulas de Produto Rural Financeiras – CPR-Financeiras) issued by Seara and guaranteed by JBS S.A. (see “Summary—Recent Developments—Seara Agribusiness Credit Receivable Certificates (Certificados de Recebíveis do Agronegócio)”);

(3)

the conditional partial redemption of JBS USA’s 5.500% Senior Notes due 2030 in an aggregate principal amount of US$850.0 million, which is expected to occur on May 1, 2025 and is conditioned upon the receipt by PPC’s shareholders of a special cash dividend on or around April 17, 2025 (see “Summary—Recent Developments—Conditional Partial Redemption of JBS USA’s 5.500% Senior Notes due 2030”); and

(4)

the proposal to distribute dividends from profit reserves with respect to the 2024 fiscal year in the amount of R$4.4 billion (equivalent to US$716.4 million considering the exchange rate on December 31, 2024), which are subject to approval by JBS S.A.’s annual general shareholders’ meeting expected to be held on April 29, 2025 (see “Summary—Recent Developments—Proposal to Distribute Dividends”); and

•

as further adjusted to give effect to the Proposed Transaction as if it had been completed on December 31, 2024, including the payment of the Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2.2 billion (equivalent to approximately US$355.3 million, considering the exchange rate on December 31, 2024), based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding.

You should read this table in conjunction with “Summary—Summary Historical Financial Data.” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Material Indebtedness” and JBS S.A.’s unaudited interim financial statements, which are included elsewhere in this prospectus.

	As of December 31, 2024
	Actual	As Adjusted (1)	As Further Adjusted (2)(3)
	(in millions of US$)
Loans and financings:
Total current loans and financings	2,084.2	984.2	984.2
Total non-current loans and financings	17,242.6	18,162.1	18,162.1

Total loans and financing	19,326.8	19,146.3	19,146.3

Equity:
Share capital – JBS S.A.:
Common shares, no par value (2,218,116,370 issued and outstanding shares)	13,177.8	13,177.8	—
Share capital – JBS N.V.:
Class A common shares, par value €0.01 per share (814,216,001 issued and outstanding shares) (4)	—	—	8.4
Class B common shares, par value €0.10 per share (294,842,184 issued and outstanding shares)	—	—	30.5
Capital reserve	(180.6)	(180.6)	12,958.3
Other reserves	(37.5)	(37.5)	(37.5)
Profit reserves	4,211.9	3,495.5	3,140.2
Accumulated other comprehensive loss	(10,077.3)	(10,077.3)	(10,077.3)

Attributable to company shareholders	7,094.5	6,377.9	6,022.6
Attributable to non-controlling interest	1,039.9	1,039.9	1,039.9

Total equity	8,134.4	7,417.8	7,062.5

Total capitalization (5)	27,461.2	26,564.6	26,209.3

(1)

Gives effect to: (i) the issuance of 5.950% Senior Notes due 2025 in an aggregate gross principal amount of US$1,000.00 million and 6.375% Senior Notes due 2055 in an aggregate gross principal amount of US$750.0 million on January 21, 2025, less aggregate transaction costs for both series of notes of US$21.7 million, which amounts to an aggregate net principal amount for both series of notes of US$1,728.3 million, and the use of net proceeds therefrom, including the repayment of approximately US$1.1 billion in current loans and financings and US$0.1 billion in non-current loans and financings (see “Summary—Recent Developments—JBS USA’s Offering of 5.950% Senior Notes due 2035 and 6.375% Senior Notes due 2055”); (ii) the issuance on March 6, 2025 of three series of CRAs due 2035, 2045 and 2055, in the aggregate gross principal amount of R$805.3 million (equivalent to US$130.0 million, considering the exchange rate on December 31, 2024), less transaction costs of R$90.8 million (equivalent to US$14.7 million, considering the exchange rate on December 31, 2024), which amounts to an aggregate net principal amount of R$714.5 million (equivalent to US$115.4 million, considering the exchange rate on December 31, 2024), representing rural financial product notes (Cédulas de Produto Rural Financeiras – CPR-Financeiras) issued by Seara and guaranteed by JBS S.A. (see “Summary—Recent Developments—Seara Agribusiness Credit Receivable Certificates (Certificados de Recebíveis do Agronegócio)”); (iii) the conditional partial redemption of JBS USA’s 5.500% Senior Notes due 2030 in an aggregate principal amount of US$850.0 million, which is expected to occur on May 1, 2025 and is conditioned upon the receipt by PPC’s shareholders of a special cash dividend on or around April 17, 2025 (see “Summary—Recent Developments—Conditional Partial Redemption of JBS USA’s 5.500% Senior Notes due 2030”); and (iv) the proposal to distribute dividends from profit reserves with respect to the 2024 fiscal year in the amount of R$4.4 billion (equivalent to US$716.4 million considering the exchange rate on December 31, 2024), which are subject to approval by JBS S.A.’s annual general shareholders’ meeting expected to be held on April 29, 2025 (see “Summary—Recent Developments—Proposal to Distribute Dividends”);. The constitution of interim dividends from profit reserves in the amount of R$2.2 billion (equivalent to US$355.3 million considering the exchange rate on December 31, 2024), which was paid on January 15, 2025 (see “Summary—Recent Developments—Payment of Interim Dividends”), is reflected in our actual historical consolidated balance sheet as of December 31, 2024.
(2)

Assumes the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of March 14, 2025 and none of the Eligible Shareholders or LuxCo requests to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period. If all Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, following which a number of JBS N.V. Class A Common Shares are converted into JBS N.V. Class B Common Shares, subject to the Minimum Free Float requirement, and LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period (and none of the JBS N.V. Class B Common Shares are reconverted into JBS N.V. Class A Common Shares), then the share capital of Class A common shares, par value €0.01 per share (221,811,637 issued and outstanding shares) would be US$2.3 million, the share capital of Class B common shares, par value €0.10 per share (887,246,548 issued and outstanding shares) would be US$91.8 million and the balance of the capital reserve account would be US$12,903.1 million. The remainder of the equity account balances are not affected by the results of the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period. Does not reflect the potential issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” These JBS N.V. Class A Common Shares will not, in the aggregate, exceed 1% of the total number of JBS N.V. Common Shares outstanding.

(3)

Gives effect to the payment of the Cash Dividend in connection with the Proposed Transaction. The Cash Dividend is estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2.2 billion (equivalent to approximately US$355.3 million, converted using the foreign exchange rate as at December 31, 2024 of R$6.1923 per US$1.00), based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding.

(4)	Pertains to the JBS N.V. Class A Common Shares underlying the JBS N.V. BDRs to be issued in connection with the Proposed Transaction.
(5)

Total capitalization is the sum of total current and non-current loans and financings and total consolidated equity. There is no standard definition of total capitalization, and JBS S.A.’s definition of total capitalization may not be comparable to those used by other companies.

PER SHARE, DIVIDEND AND MARKET PRICE DATA

Per Share Data

The following table set forth, for each of the periods indicated, certain per share data of JBS S.A. on a historical basis and JBS N.V. on a pro forma basis. The pro forma per share data gives effect to the Proposed Transaction as it had occurred on January 1, 2022. The historical data has been derived from, and should be read together with JBS S.A.’s audited financial statements.

This pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Proposed Transaction been completed during the periods presented, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should not rely on the pro forma information as being indicative of the historical results that would have occurred or the future results that we will experience after the Proposed Transaction. We may have performed differently had the Proposed Transaction occurred prior to the periods presented.

	As of and for the year ended December 31,
	2024	2023	2022
	(in US$, except as otherwise indicated)
JBS S.A. (Historical)
Net income (loss) attributable to company shareholders (in millions of US$)	1,766.9	(198.9)	2,997.5
Weighted average common shares outstanding:
Basic and diluted (1)	2,218,116,370	2,218,116,370	2,230,412,209
Earnings per share:
Basic and diluted (2)	0.80	(0.09)	1.34
Total equity (in millions of US$)	8,134.4	9,707.8	9,546.1
Common shares outstanding	2,218,116,370	2,218,116,370	2,218,116,370
Book value per share (3)	3.67	4.38	4.30

JBS N.V. (Pro forma)
Pro forma net income attributable to company shareholders (in millions of US$)	1,766.9	(198.9)	2,997.4
Pro forma weighted average common shares outstanding:
Basic and diluted (4)	1,109,058,185	1,109,058,185	1,115,206,104
Pro forma earnings per share:
Basic and diluted (5)	1.59	(0.18)	2.69
Pro forma total equity (in millions of US$) (6)	7,779.1	9,352.5	9,190.8
Pro forma common shares outstanding (7)	1,109,058,185	1,109,058,185	1,109,058,185
Pro forma book value per share (8)	7.01	8.43	8.29

(1)

The difference between the historical basic and diluted weighted average number of JBS S.A. Common Shares outstanding is immaterial. For more information about the historical basic and diluted weighted average number of JBS S.A. Common Shares outstanding, see note 23 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

(2)	Calculated by dividing (i) net income (loss) during the period attributable to company shareholders by (ii) the weighted average number of JBS S.A. Common Shares outstanding.
(3)	Calculated by dividing (i) total equity by (ii) the number of JBS S.A. Common Shares outstanding.
(4)

Calculated by dividing (i) the historical weighted average number of JBS S.A. Common Shares outstanding by (ii) two, to reflect the expectation that JBS S.A. Shareholders will receive one JBS N.V. BDR for every two JBS S.A. Common Shares held and JBS S.A. ADS Holders will receive one JBS N.V. Class A Common Share for every JBS S.A. ADS held, excluding common shares purchased and held as treasury shares.

(5)

Calculated by dividing (i) pro forma net income (loss) during the period attributable to company shareholders by (ii) the pro forma weighted average number of common shares outstanding calculated as described in footnote (4) above.

(6)

Includes the payment of the Cash Dividend from profit reserves estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2.2 billion (equivalent to approximately US$355.3 million, converted using the foreign exchange rate as at December 31, 2024), based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding.

(7)

Calculated by dividing (i) the number of JBS S.A. Common Shares outstanding by (b) two, to reflect the expectation that JBS S.A. Shareholders will receive one JBS N.V. BDR for every two JBS S.A. Common Shares held and JBS S.A. ADS Holders will receive one JBS N.V. Class A Common Share for every JBS S.A. ADS held, disregarding fractional BDR entitlements.

(8)	Calculated by dividing (i) pro forma total equity by (ii) the pro forma number of common shares outstanding calculated as described in footnote (7) above.

Historical Dividend Data

JBS N.V.

Since its incorporation on October 9, 2019, the issuer has not declared or paid any dividends. For more information about the issuer’s dividend policy expected to be in place on the Closing Date, see “Description of Share Capital—Dividend Rights.”

JBS S.A.

JBS S.A.’s bylaws require the payment of dividends of at least 25% of the annual net income attributable to company shareholders calculated in accordance with Brazilian law. JBS S.A. recognizes a liability at year-end for the minimum unpaid yearly dividend amount up to the limit of the mandatory minimum dividend. Dividends payables are recognized as a liability at December 31 of each year.

We distributed dividends to our shareholders in the amounts of US$759.0 million, US$448.0 million and US$872.8 million with respect to the 2024, 2023 and 2022 fiscal years, respectively.

On January 15, 2025, JBS S.A. paid interim dividends from profit reserves in the amount of R$2.2 billion (equivalent to US$355.3 million considering the exchange rate on December 31, 2024), corresponding to R$1.00 (equivalent to US$0.16 million considering the exchange rate on December 31, 2024) per common share. The constitution of these interim dividends is reflected in our historical consolidated balance sheet as of December 31, 2024.

For more information about the comparative dividend policies of JBS N.V. and JBS S.A., see “Description of Share Capital—Comparison of the Rights of Holders of JBS N.V. Shares and JBS S.A. Common Shares—Dividends.”

Historical Per Share Market Data

JBS N.V.

JBS N.V.’s common shares are not listed on any stock exchange and are not traded in an organized market. Therefore, no historical market data is available.

JBS S.A.

The principal trading market for the JBS S.A. Common Shares is the B3, where they are traded under the symbol “JBSS3”. The JBS S.A. Common Shares began trading on the B3 on March 29, 2007. On December 4, 2008, the JBS S.A. ADSs began trading on the OTCQX market in the United States under the symbol “JBSAY”.

The table below sets forth the high and low closing sales prices and the approximate average daily trading volume for the JBS S.A. Common Shares on the B3 and the high and low closing sales prices and the approximate average daily trading volume for the JBS S.A. ADSs on the OTCQX market for the periods indicated. The closing prices per share of the JBS S.A. Common Shares on the B3 and the JBS S.A. ADSs on the OTCQX on July 11, 2023 (the date preceding the public announcement of the Proposed Transaction) were R$17.24 and US$7.17, respectively.

	B3			OTCQX
	Closing Price per JBS S.A. Common Share		Average Daily Trading Volume	Closing Price per JBS S.A. ADS		Average Daily Trading Volume
	High	Low		High	Low
	(in Brazilian reais)		(in number of shares)	(in U.S. dollars)		(in number of ADSs)
2020	30.09	16.75	18,309,685	14.21	6.45	177,223
2021	39.05	23.41	12,670,885	14.20	8.82	92,062
2022	39.03	20.24	9,225,406	16.69	7.72	152,463
2023	25.04	16.14	10,092,682	10.29	6.45	214,033
2024	40.47	20.86	7,550,169	14.07	8.30	109,464
2022
First Quarter	38.68	33.87	11,002,344	15.93	12.59	190,673
Second Quarter	39.03	31.59	9,961,326	16.69	12.10	97,882
Third Quarter	33.18	25.12	7,615,847	12.64	9.36	102,239
Fourth Quarter	27.80	20.24	8,374,206	10.50	7.72	220,418
2023
First Quarter	22.88	17.85	10,045,362	8.81	6.98	260,754
Second Quarter	19.34	16.14	12,640,145	7.98	6.45	196,304
Third Quarter	19.88	17.24	9,347,132	8.31	6.95	208,279
Fourth Quarter	25.04	18.03	8,338,088	10.29	6.93	190,796
2024
First Quarter	25.17	21.25	6,020,714	10.12	8.48	93,813
Second Quarter	32.66	20.86	8,031,748	11.82	8.30	161,279
Third Quarter	38.16	30.58	7,680,670	14.07	10.81	127,941
Fourth Quarter	40.47	31.87	8,451,668	13.49	11.25	55,370
Most Recent Six Months
September 2024	34.60	31.11	8,906,881	12.43	11.40	78,588
October 2024	36.70	31.87	7,551,552	12.63	11.25	47,200
November 2024	37.32	34.66	10,197,029	12.99	11.92	63,975
December 2024	40.47	36.21	7,726,673	13.49	11.80	55,699
January 2025	37.10	33.56	7,205,352	12.19	10.97	74,548
February 2025	35.71	30.58	8,834,395	12.21	10.65	77,924
March 2025 (through March 14)	33.23	30.73	7,058.430	11.54	10.29	95,509

Source: Bloomberg

JBS S.A. GENERAL MEETING

JBS N.V. is providing this prospectus to JBS S.A. Shareholders and JBS S.A. ADS Holders in advance of the JBS S.A. General Meeting that will be called for the purpose of approving the Proposed Transaction. This prospectus contains information that you need to know about the Proposed Transaction and the proposals to be voted on at the JBS S.A. General Meeting, in order to be able to vote or instruct your vote, as applicable, at the JBS S.A. General Meeting.

Date, Time and Place of the JBS S.A. General Meeting

The JBS S.A. General Meeting to consider the Proposed Transaction is scheduled to be held on     , 2025 at:      a.m./p.m. (São Paulo time) at JBS S.A.’s headquarters, in the City of São Paulo, at Avenida Marginal Direita do Tietê, 500, Bloco I, 3º andar, CEP 05118-100.

Agenda of the JBS S.A. General Meeting

The JBS S.A. General Meeting will consider and vote on the following matters:

(1) the Merger of Shares, including ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as further discussed under “Related Party Transactions—Transaction Documents—Merger of Shares Protocol”;

(2) the Cash Dividend; and

(3) the Delisting.

If any of the matters above are not approved, the Proposed Transaction will not be concluded.

Quorum for Installation

The JBS S.A. General Meeting will be installed on first call if attended by shareholders representing collectively 1/4 of the outstanding capital stock of JBS S.A. (including JBS S.A. Common Shares represented by JBS S.A. ADSs). If the attendance requirement is not met for the JBS S.A. General Meeting on first call, the JBS S.A. General Meeting will be reconvened at a date and time at least eight calendar days after the date and time scheduled for the JBS S.A. General Meeting on first call. The JBS S.A. General Meeting may be installed on second call with any percentage of holders present at the meeting following the second call. Although JBS S.A.’s direct controlling shareholders will be counted for quorum purposes to install the JBS S.A. General Meeting, and their shares will be sufficient to establish a quorum, the JBS S.A. General Meeting will not be held if no non-controlling shareholders participate because the Proposed Transaction cannot be approved without participation by non-controlling shareholders. As described below under “—Required Vote,” all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting, the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting.

Required Vote

(1) Merger of Shares. The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described above under the caption “—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of the majority (at least 50% plus 1 share) of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) (or an “absolute majority” for purposes of Brazilian corporate law).

(2) Cash Dividend. The Cash Dividend requires the affirmative vote of the majority (at least 50% plus 1 share) of the issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting.

(3) Delisting. The Delisting requires the affirmative vote of the majority (at least 50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. Accordingly, JBS S.A.’s direct controlling shareholders will not be entitled to vote on this matter.

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of these shares. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.7% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 14, 2025 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors— Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.”

JBS S.A.’s direct controlling shareholders, who held 48.34% of the issued and outstanding JBS S.A. Common Shares as of March 14, 2025, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is first approved by a majority of the shares held by JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting and only if the votes of JBS S.A.’s direct controlling shareholders are necessary to approve the Merger of Shares (and ancillary matters) and the Cash Dividend, which as stated above must be approved by the majority of the total outstanding JBS S.A. Common Shares or the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting, as the case may be. Accordingly, if JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting do not approve the Delisting, JBS S.A.’s direct controlling shareholders will abstain from voting on the Merger of Shares (and ancillary matters) and the Cash Dividend. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by JBS S.A.’s direct controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

BNDESPar has advised us that it will abstain from voting and, therefore, it will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (see “Principal Shareholders—J&F/BNDESPar Agreement”).

Excluding Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, the directors and executive officers of JBS S.A. collectively held less than 1% of the issued and outstanding JBS S.A. Common Shares as of March 14, 2025.

Shareholders Entitled to Attend the JBS S.A. General Meeting and to Vote

JBS S.A. Shareholders on the date of the JBS S.A. General Meeting are entitled to attend the JBS S.A. General Meeting and vote on the items set forth on the agenda, as long as they have timely provided the appropriate documentation required by JBS S.A. at the time of the call notice to the JBS S.A. General Meeting, which required documentation will be set out in the notice of the JBS S.A. General Meeting and/or in the documents relating thereto. There is no record date for purposes of determining direct JBS S.A. Shareholders entitled to attend the JBS S.A. General Meeting or to vote. JBS S.A. Shareholders wishing to authorize a proxy to vote their JBS S.A. Common Shares may do so by following the instructions which will be available in the notice of the JBS S.A. General Meeting and/or in the documents relating thereto. To be valid, the proxy must be appointed less than one year before the JBS S.A. General Meeting. For legal entities that hold JBS S.A. Common Shares, any proxy duly constituted in accordance with applicable law and such legal entities’ corporate documents may represent the shareholder at the JBS S.A. General Meeting. However, an investment fund must be represented by its investment fund officer. For individuals who hold JBS S.A. Common Shares, the proxy must be either a shareholder, an executive officer or board member of JBS S.A., a lawyer or a financial institution.

To participate in the JBS S.A. General Meeting you will need to review the information included on the notice of the JBS S.A. General Meeting and in the documents relating thereto.

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information.

No Solicitation of Proxies from JBS S.A. Shareholders or JBS S.A. ADS Holders

Please note that this document is not a proxy or solicitation of votes for the JBS S.A. General Meeting or any shareholders’ meeting of JBS S.A., Brazil HoldCo or a general meeting of shareholders of JBS N.V. that will be held in connection with the Proposed Transaction.

Manner of Voting

JBS S.A. Shareholders may exercise their voting rights at the JBS S.A. General Meeting by voting in person or by proxy during the meeting or by using distance vote ballots (boletim de voto a distância). In such ballots shareholders convey their vote to JBS S.A. directly or their voting instructions for the completion of the ballot of remote vote through the respective custodian agents, in case they provide said services.

The service of collection and transmission of instructions and completion of vote may also be provided by B3 and Banco Bradesco S.A., bookkeeping agent of the stocks issued by JBS S.A.

JBS S.A. Shareholders are allowed to exercise their voting rights by means of the distance vote ballots directly and by sending the identification documents to JBS S.A. (ri@jbs.com.br).

The distance vote ballots, accompanied by the respective documentation, shall be considered solely in case they are received by JBS S.A., in order, within up to four days before the date of the JBS S.A. General Meeting. According to the provisions set forth in CVM regulations, JBS S.A. shall inform JBS S.A. Shareholders whether the documents received are sufficient so that the vote is considered valid, or the procedures and terms for possible rectification or resend, as necessary.

JBS S.A. ADS Holders may exercise their voting rights by instructing the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying their JBS S.A. ADSs at the JBS S.A. General Meeting. See “—Shareholders Entitled to Attend the JBS S.A. General Meeting and to Vote” above. JBS S.A. ADS Holders as of the ADS Voting Record Date will receive the documents and instructions for voting their JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which they hold JBS S.A. ADSs in due course. See “The Proposed Transaction—JBS S.A. ADS Holders” for additional information.

THE PROPOSED TRANSACTION

The following is a description of the material aspects of the Proposed Transaction. This section does not purport to be complete and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the full text of the Merger of Shares Protocol, forms of which are included as exhibits to the registration statement of which this prospectus is a part, for a more complete understanding of the Proposed Transaction. All descriptions in this summary and in this prospectus of the terms and conditions of the Proposed Transaction are qualified in their entirety by reference to the Merger of Shares Protocol. In addition, important business and financial information about each of JBS N.V. and JBS S.A. is included in this prospectus and exhibits to the registration statement of which this prospectus is a part.

Overview

The Proposed Transaction is part of a proposed corporate restructuring of the JBS Group with the purpose of listing shares on the NYSE and BDRs on the B3 that represent equity of JBS N.V. Currently, JBS S.A. Common Shares are listed on the B3 and JBS S.A. ADSs trade over-the-counter in the U.S. Upon completion of the Proposed Transaction, we expect to list JBS N.V. Class A Common Shares on the NYSE, to list JBS N.V. BDRs on the B3 and to delist JBS S.A. Common Shares from the Novo Mercado listing segment of the B3. In addition, the JBS S.A. ADS Program will be terminated following the completion of the Proposed Transaction. See “—JBS S.A. ADS Holders” for additional information regarding the treatment of JBS S.A. ADS Holders in the Proposed Transaction.

JBS B.V. is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Prior to the Closing Date, JBS B.V. will be converted into a public limited liability company (naamloze vennootschap) under Dutch law, with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of LuxCo and holds, through Brazil HoldCo, 24.79% of the JBS S.A. Common Shares. Prior to the completion of the Proposed Transaction, J&F intends to transfer the remainder of its JBS S.A. Common Shares to Brazil HoldCo and to transfer the corresponding shares issued by Brazil Holdco to LuxCo for further transfer to JBS N.V., as a result of which the issuer will indirectly hold all of the shares of JBS S.A. that are currently indirectly held by our ultimate controlling shareholders. As further described in this prospectus, the JBS Group proposes that all remaining JBS S.A. Shareholders and JBS S.A. ADS Holders become shareholders of JBS N.V.

As the first step in the Corporate Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions will occur in two phases: (A) in the first phase, which took place on December 22, 2023: (1) J&F contributed and transferred a portion of its JBS S.A. Common Shares (or 369,918,510 JBS S.A. Common Shares), and FIP Formosa contributed and transferred all of its JBS S.A. Common Shares (or 180,010,329 JBS S.A. Common Shares) to Brazil HoldCo in exchange for newly-issued shares of Brazil HoldCo, ; (2) immediately thereafter, J&F and FIP Formosa contributed and transferred all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo contributed and transferred all such shares of Brazil HoldCo to JBS N.V.; and (B) in the second phase: (1) J&F will contribute and transfer all of its remaining JBS S.A. Common Shares (or 522,224,559 JBS S.A. Common Shares) to Brazil HoldCo as payment for previously issued but unpaid shares of Brazil HoldCo; (2) immediately thereafter, J&F will contribute and transfer all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo will contribute and transfer all such shares of Brazil HoldCo to JBS N.V. As a result of the completion of the first phase of the Controlling Shareholder Contributions, as of the date of this prospectus, J&F and Brazil HoldCo are the direct controlling shareholders of JBS S.A. J&F indirectly owns 100% of the total capital stock of Brazil HoldCo, and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. If the Merger of Shares is not approved at the JBS S.A. General Meeting, then the second phase of the Controlling Shareholder Contributions may or may not occur, and the first phase of the Controlling Shareholder Contributions may or may not be

reversed, depending exclusively on how our ultimate controlling shareholders decide to maintain their ownership structure of JBS S.A.’s common shares, which decision will not affect JBS S.A. Following the completion of the second phase of the Controlling Shareholder Contributions and immediately prior to the second step described below, we expect that LuxCo will hold 241,234,515 JBS N.V. Class A Common Shares and 294,842,184 JBS N.V. Class B Common Shares. Once the second phase of the Controlling Shareholder Contributions is completed, JBS N.V. will, through Brazil HoldCo, indirectly hold the JBS S.A. Common Shares that are currently held directly by J&F. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions have been and will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our ultimate controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

Immediately following the first step in the Corporate Restructuring and conversion of JBS B.V. into JBS N.V., our corporate structure will be the following (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025):

The Proposed Transaction is the second and final step in the Corporate Restructuring. The completion of the Proposed Transaction is expected to occur on or about      business days after the JBS S.A. General Meeting and the Brazil HoldCo General Meeting, subject to the satisfaction of certain conditions described in this prospectus. The Proposed Transaction will consist of the three steps below:

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Merger of Shares. Subject to approval at the JBS S.A. General Meeting, on the Closing Date, the Merger of Shares will be implemented through an incorporação de ações under the Brazilian Corporation Law. Pursuant to the Merger of Shares, every two JBS S.A. Common Shares issued and outstanding on the Last Trading Day that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed for their book value into Brazil HoldCo in exchange for one Brazil HoldCo Redeemable Share, determined pursuant to the Exchange Ratio, and JBS S.A. will become a wholly-owned subsidiary of Brazil HoldCo. The Brazil HoldCo Redeemable Shares are mandatorily redeemable for JBS N.V. BDRs.

•

Redemption. Subject to approval by JBS N.V. at the Brazil HoldCo General Meeting and immediately after the implementation of the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) one JBS N.V. BDR for every one Brazil HoldCo Redeemable Share held. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. If any other holder of JBS N.V. BDRs wishes to receive the underlying JBS N.V. Class A Common Shares, that holder must take action to cancel their JBS N.V. BDRs at any time, and from time to time, beginning on or after about two business days after the Closing Date.

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Cash Dividend. Subject to approval at the JBS S.A. General Meeting, all JBS S.A. Shareholders as of the date of the JBS S.A. General Meeting (including JBS S.A.’s direct controlling shareholders) and all JBS S.A. ADS Holders as of the ADS Cash Dividend Record Date will be entitled to receive a Cash Dividend estimated, at current market conditions, at R$1.00 per JBS S.A. Common Share held. The aggregate amount of the Cash Dividend is R$2,218,116,370.00, based on 2,218,116,370 JBS S.A. Common Shares issued and outstanding. The cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course. Prior to the Closing Date, Brazil HoldCo expects to distribute its portion of the Cash Dividend to JBS N.V., for further distribution to LuxCo.

Immediately following the completion of the Proposed Transaction, our corporate structure will be the following (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025 and not considering the effects of the Conversion):

(1)	To be held in the form of BDRs immediately following the completion of the Proposed Transaction.

For information about the effects of the Conversion on our corporate structure, see “—Class A Conversion Period” below.

In connection with the Proposed Transaction, Brazil HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of CMN Resolution No. 4,373/2014 (“CMN Holders”), including the JBS S.A. ADS Depositary Bank (which is also subject to CMN Resolution No. 4,373/2014 and will receive JBS N.V. BDRs upon the settlement of the Proposed Transaction on B3). In order to determine whether any withholding will be required, CMN Holders must report, through their Brazilian custodian or broker dealer, certain information relating to their historical cost and tax domiciliation. Such information must be provided after the JBS S.A. General Meeting, in accordance with the procedures that will be publicly announced prior to the date of the JBS S.A. General Meeting. If Brazil HoldCo determines based on the available information that withholding will be required, or if any CMN Holder fails to provide such information, Brazil HoldCo has the right, at its sole discretion, to: (1) deduct any amount required to be withheld by Brazil HoldCo from the Cash Dividend payable by JBS S.A. to such CMN Holder; and (2) retain JBS N.V. BDRs which such CMN Holder is entitled to receive, in an amount sufficient to generate cash payment sufficient to cover any required tax withholding, and Brazil HoldCo will retain such amount upon sale of such BDRs. See “Material Tax Considerations—Material Brazilian Tax Considerations.”

Immediately following the completion of the Proposed Transaction:

•	JBS S.A. will be an indirect wholly owned subsidiary of JBS N.V.

•	The business conducted by the JBS Group will be the same as prior to the Proposed Transaction.

•

You will become a shareholder of JBS N.V. (in some cases, initially through the holding of JBS N.V. BDRs, which can be cancelled to allow direct interest in JBS N.V. through holding JBS N.V. Class A Common Shares).

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The shareholders of JBS N.V. will be the same as the shareholders of JBS S.A. on the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date. On the Closing Date, our ultimate controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as they will have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of our ultimate controlling shareholders will increase from 48.34% to 84.77% (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025).

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Our ultimate controlling shareholders will continue to control the JBS Group’s business through the indirect ownership of JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares representing 84.77% of the voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025), which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V.

Currently, JBS S.A. Common Shares are listed on the B3. Upon completion of the Proposed Transaction, we expect to list JBS N.V. Class A Common Shares on the NYSE and to list JBS N.V. BDRs on the B3. Upon completion of the Proposed Transaction, the JBS S.A. Common Shares will no longer be listed on the B3 or any other exchange. JBS S.A. will become a wholly owned subsidiary of Brazil HoldCo.

Immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 29.63% of the issued and outstanding JBS N.V. Class A Common Shares, which will in the aggregate represent a majority of the voting power in the general meeting of shareholders of JBS N.V., and will effectively control all matters requiring shareholder approval. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will (indirectly, through LuxCo) hold 48.34% of the then-outstanding JBS N.V. Common Shares and 84.77% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully undertake conversions during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our ultimate controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. Common Shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

The charts above do not contain JBS S.A.’s subsidiaries. For a complete chart containing JBS S.A.’s subsidiaries, see “Information about JBS S.A.—Corporate Structure.”

Exchange Ratio

The Exchange Ratio means the number of Brazil HoldCo Redeemable Shares that each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) will receive per JBS S.A. Common Share in consideration for the Merger of Shares. The Exchange Ratio has been established so that each JBS S.A. Shareholder (excluding Brazil HoldCo) receives, upon completion of the Proposed Transaction, one JBS N.V. BDR for every two JBS S.A. Common Shares that it holds on the Last Trading Day. On the Closing Date, JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, but excluding Brazil HoldCo) will receive one Brazil HoldCo Redeemable Share for every two JBS S.A. Common Shares it holds on the Last Trading Day. Immediately thereafter, each Brazil HoldCo Redeemable Share will be redeemed in exchange for one JBS N.V. BDR. The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Consequently, each JBS S.A. ADS Holder will receive, upon completion of the Proposed Transaction, one JBS N.V. Class A Common Share for each JBS S.A. ADS that it holds (each JBS S.A. ADS representing two JBS S.A. Common Shares). Prior to the completion of the Proposed Transaction, our ultimate controlling shareholders (through LuxCo) will have received one JBS N.V. Class A Common Share or one JBS N.V. Class B Common Share for every two JBS S.A. Common Shares held. This will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs as described below, and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

Opening Price

The opening price of the JBS N.V. BDRs on the B3 will be equivalent to the closing price of the JBS S.A. Common Shares on the Last Trading Day, as adjusted by the Exchange Ratio. We expect that the opening price of the JBS N.V. Class A Common Shares on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers. Based on such orders, the designated market maker will determine an opening price for the JBS N.V. Class A Common Shares. However, prior to the opening trade, there will not be a price at which underwriters initially sell the JBS N.V. Class A Common Shares to the public as there would be in a traditional underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, upon listing on the NYSE, the public trading price of the JBS N.V. Class A Common Shares may be more volatile than in a traditional underwritten initial public offering and could decline significantly and rapidly. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

Treatment of Fractional JBS N.V. BDRs

Following the Closing Date, any fractional JBS N.V. BDRs attributed to JBS S.A. Shareholders resulting from the Merger of Shares and the Redemption will be grouped into whole numbers and sold on the open market managed by B3, as applicable. The net proceeds from the sale of the fractional JBS N.V. BDRs will be distributed on a pro rata basis to the former JBS S.A. Shareholders who contributed their JBS S.A. Common Shares to Brazil HoldCo in the Merger of Shares and would have been entitled to receive fractional JBS N.V. BDRs by virtue of contributing an odd number of JBS S.A. Common Shares. Excluding the Cash Dividend, no additional consideration in cash or in kind will be paid to JBS S.A. Shareholders or JBS S.A. ADS Holders in connection with the Proposed Transaction. Considering that each JBS S.A. ADS represents two JBS S.A. Common Shares, which is the same Exchange Ratio used in the Proposed Transaction, no fractional JBS N.V. BDRs will be attributed to the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders.

Receiving JBS N.V. Class A Common Shares

Holders of JBS S.A. Common Shares on the Last Trading Day (including the JBS S.A. ADS Depositary Bank) shall initially receive JBS N.V. BDRs in connection with the Proposed Transaction because, pursuant to the rules of the B3, they are required to receive a Brazilian security in connection with the Merger of Shares and the Redemption. However, at any time, and from time to time, on or after about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs by: (1) instructing its broker or custodian operating in Brazil to cancel its JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank; and (2) delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement. The cancellation instruction to the broker or custodian must include an appropriate brokerage account outside of Brazil to receive the underlying JBS N.V. Class A Common Shares. Holders may also be able to hold JBS N.V. Class A Common Shares on the books of our registrar and transfer agent. Holders who choose to hold their JBS N.V. Class A Common Shares on the books of our registrar and transfer agent will receive a statement by regular mail indicating their position and must comply with the procedures established by our registrar and transfer agent before they can transfer or convert their shares.

The JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. For more information, see “—JBS S.A. ADS Holders” below.

JBS S.A. ADS Holders

Voting at the JBS S.A. General Meeting

If you are a JBS S.A. ADS Holder on the ADS Voting Record Date, you may not participate directly in the JBS S.A. General Meeting, but you will be entitled to instruct the JBS S.A. ADS Depositary Bank to vote the JBS S.A. Common Shares underlying your JBS S.A. ADSs at the JBS S.A. General Meeting. This means that if you become a JBS S.A. ADS Holder subsequent to the ADS Voting Record Date, which will be prior to the JBS S.A. General Meeting, you will not be entitled to give instructions for the exercise of voting rights at the JBS S.A. General Meeting. You will be required to provide voting instructions to the JBS S.A. ADS Depositary Bank several business days prior to the JBS S.A. General Meeting. These procedures may have the effect of limiting voting by JBS S.A. ADS Holders at the JBS S.A. General Meeting. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.” If you hold JBS S.A. ADSs as of the ADS Voting Record Date, you will receive the documents and instructions for voting your JBS S.A. ADSs from the JBS S.A. ADS Depositary Bank or the broker or other securities intermediary through which you hold JBS S.A. ADSs in due course. If you are a registered holder of JBS S.A. ADSs, you should receive a voting instruction card from the JBS S.A. ADS Depositary Bank, which you should mark, sign and return to the JBS S.A. ADS Depositary Bank, to be received prior to the cut-off date and time specified in the voting instruction card. If you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, you should receive voting materials from your intermediary, which you should use to give voting instructions to your intermediary, to be received prior to the cut-off date and time specified in those materials. If you do not timely provide the JBS S.A. ADS Depositary Bank or relevant broker or securities intermediary with voting instructions, the JBS S.A. Common Shares underlying your JBS S.A. ADSs will not be counted to establish a quorum to open the JBS S.A. General Meeting, voted in respect of the proposed resolutions, or taken into account in calculating whether the requisite majority required to approve the proposed resolutions. As a JBS S.A. ADS Holder, you may change your voting instructions by sending a superseding voting instruction card to the JBS S.A. ADS Depositary Bank or by giving a superseding voting instruction to their broker or other securities intermediary, as applicable, to be received before the applicable cut-off date and time.

You may also vote at the JBS S.A. General Meeting if you surrender your JBS S.A. ADSs in accordance with the provisions of the JBS S.A. ADS Deposit Agreement and receive the underlying JBS S.A. Common Shares prior to the date of the JBS S.A. General Meeting. See “JBS S.A. General Meeting— Shareholders Entitled to Attend the JBS S.A. General Meeting and to Vote.”

Receiving JBS N.V. Class A Common Shares

If you are a JBS S.A. ADS Holder, you will be entitled to receive a pro rata portion of the JBS N.V. Class A Common Shares that are represented by the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive in connection with the Proposed Transaction. Following the Redemption, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. In addition, if you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary, your intermediary may charge you a fee in connection with the delivery of JBS N.V. Class A Common Shares to your securities account.

On or about the date on which the JBS S.A. ADS Depositary Bank receives the JBS N.V. Class A Common Shares pursuant to the cancellation of the JBS N.V. BDRs it receives in connection with the Redemption, the JBS S.A. ADS Depositary Bank will initiate the exchange of existing JBS S.A. ADSs for JBS N.V. Class A Common Shares (such date, the “ADS Exchange Date”). We expect that the ADS Exchange Date will be approximately two U.S. business days after the Closing Date.

If you hold JBS S.A. ADSs in a securities account through a broker or other securities intermediary that is a participant in DTC (a “DTC Participant”), you will not be required to take any action to surrender your JBS S.A. ADSs. Once the exchange is initiated by the JBS S.A. ADS Depositary Bank on the ADS Exchange Date, DTC will surrender the JBS S.A. ADSs held by all its DTC Participants in one lot for exchange. The DTC Participant through which you hold your JBS S.A. ADSs will then allocate the JBS N.V. Class A Common Shares to which you are entitled to your broker or other securities intermediary’s account, and your broker or other securities intermediary will credit such JBS N.V. Class A Common Shares to your account. We will pay the ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, and reimburse the JBS S.A. ADS Depositary Bank for the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which fee the JBS S.A. ADS Depositary Bank must pay to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive pursuant to the Redemption. JBS S.A. ADSs will remain outstanding until surrendered for exchange. Any unsettled trades of JBS S.A. ADSs at the time DTC surrenders the JBS S.A. ADSs held by DTC Participants will be settled in JBS N.V. Class A Common Shares.

If you are a registered holder of JBS S.A. ADSs (i.e., if you hold JBS S.A. ADSs in your own name and not through a bank or brokerage firm) in uncertificated form, you will not be required to take any action to surrender your JBS S.A. ADSs. Your JBS S.A. ADSs will be exchanged automatically within three U.S. business days following the ADS Exchange Date, and the JBS S.A. ADS Depositary Bank. We will pay the ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit Agreement, and reimburse the JBS S.A. ADS Depositary Bank for the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which fee the JBS S.A. ADS Depositary Bank must pay to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive pursuant to the Redemption.

If you are a registered holder of JBS S.A. ADSs in certificated form, the JBS S.A. ADS Depositary Bank will send a letter of transmittal and termination notice to you, and your JBS S.A. ADSs will be exchanged when the JBS S.A. ADS Depositary Bank receives your signed letter of transmittal and JBS S.A. ADS certificate. We will pay the ADS cancellation fee of US$0.05 per JBS S.A. ADS, in accordance with the JBS S.A. ADS Deposit

Agreement, and reimburse the JBS S.A. ADS Depositary Bank for the U.S. dollar-equivalent of the fee of R$0.10 per JBS N.V. BDR (at an exchange rate to be determined by the JBS S.A. ADS Depositary Bank), which fee the JBS S.A. ADS Depositary Bank must pay to the JBS N.V. BDR Depositary Bank in connection with the cancellation of the JBS N.V. BDRs that the JBS S.A. ADS Depositary Bank will receive pursuant to the Redemption.

If you are a registered holder of JBS S.A. ADSs in uncertificated or certificated form, the JBS N.V. Class A Common Shares to which you are entitled will be registered in your name in book-entry position on the JBS N.V. share register kept by our transfer agent. Holders who receive JBS N.V. Class A Common Shares in a book-entry position on the JBS N.V. share register kept by our transfer agent will receive an account statement from our transfer agent reflecting their book-entry position through regular mail and may be unable to transfer their securities until they receive this account statement.

JBS S.A. ADSs will remain outstanding until surrendered for exchange; however, following the Closing Date, you will not have any rights in respect of the JBS S.A. Common Shares underlying your JBS S.A. ADSs since the JBS S.A. ADS Depositary Bank will have surrendered such JBS S.A. Common Shares in connection with the Merger of Shares. Any unsettled trades of JBS S.A. ADSs at the time the JBS S.A. ADSs are surrendered will be settled in JBS N.V. Class A Common Shares.

Suspension of Issuance and Cancellations of JBS S.A. ADSs

The JBS S.A. ADS Depositary Bank will suspend the issuance and cancellation of JBS S.A. ADSs beginning on or about     , 2025, which will be prior to the Last Trading Day. This means that beginning on this date, you will not be able to surrender your JBS S.A. ADSs for delivery of JBS S.A. Common Shares or deposit your JBS S.A. Common Shares for delivery of JBS S.A. ADSs. However, the closing of the issuance and cancellation books does not impact trading, and you may continue to trade your JBS S.A. ADSs.

Termination of JBS S.A. ADS Program

The JBS S.A. ADS Deposit Agreement will terminate 30 days after the date the JBS S.A. ADS Depositary Bank issues a termination notice in respect thereof or the date on which all JBS S.A. ADSs have been surrendered for exchange, whichever occurs first. The majority of the JBS S.A. ADSs, which are held through DTC participants or by registered holders in uncertificated form, will be surrendered automatically after the ADS Exchange Date. In the event that any certificated JBS S.A. ADSs remain outstanding after the ADS Exchange Date, we may instruct the JBS S.A. ADS Depositary Bank to issue the termination notice. If any remaining JBS S.A. ADS holders fail to surrender their JBS S.A. ADSs within 30 days from the date of the notice, the JBS S.A. ADS Deposit Agreement would terminate, but those unsurrendered JBS S.A. ADSs would remain outstanding. Holders of unsurrendered JBS S.A. ADSs would have no rights with respect to their JBS S.A. ADSs other than the right to receive JBS N.V. Class A Common Shares and any money or other property the JBS S.A. ADS Depositary Bank is holding under the JBS S.A. ADS Deposit Agreement, but only upon surrender of the JBS S.A. ADSs. Four months after the termination date, the JBS S.A. ADS Depositary Bank would sell any remaining deposited JBS N.V. Class A Common Shares it is holding and hold the net proceeds for the benefit of the holders of the remaining JBS S.A. ADSs.

Receiving the Cash Dividend

Subject to approval at the JBS S.A. General Meeting, all JBS S.A. ADS Holders as of a record date set by the JBS S.A. ADS Depositary Bank (which may be the date of the JBS SA General Meeting or a later date) will be entitled to receive the Cash Dividend (the “ADS Cash Dividend Record Date”). The Cash Dividend will be paid following the approval of the Proposed Transaction at the JBS S.A. General Meeting, at a date to be disclosed to the market in due course.

In connection with the Cash Dividend, the cost of converting Brazilian reais into U.S. dollars, a fee of US$0.02 per JBS S.A. ADS payable to the JBS S.A. ADS Depositary Bank and any applicable taxes will be deducted from payments made to JBS S.A. ADS Holders. The fee of the JBS S.A. ADS Depositary Bank will be payable by JBS S.A. ADS Holders only.

Class A Conversion Period

The Class A Conversion Period means a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, during which each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

In order to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares, Eligible Shareholders must first cancel the JBS N.V. BDRs they received in connection with the Proposed Transaction for receipt of the underlying JBS N.V. Class A Common Shares. See “—Receiving JBS N.V. Class A Common Shares” above.

Once they receive their JBS N.V. Class A Common Shares, Eligible Shareholders or LuxCo, as the case may be, must then provide a written request to our board of directors (“Class A Conversion Request”) during the Class A Conversion Period. The Class A Conversion Request must:

(1)

indicate the number of JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains, provided the maximum number of JBS N.V. Class A Common Shares in respect of which an Eligible Shareholder may request conversion equals the number of JBS N.V. BDRs to which the Eligible Shareholder was entitled at 10 a.m. São Paulo time on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction), and the maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date;

(2)

in the case of Eligible Shareholders, if such Eligible Shareholder is not registered in the shareholders’ register of JBS N.V., include a confirmation from the requesting shareholder’s broker that such shareholder holds a beneficial interest in the number of JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains;

(3)

in the case of Eligible Shareholders (other than former JBS S.A. ADS Holders), include a document issued by Banco Bradesco S.A. as depositary of the JBS N.V. BDRs, confirming (i) that such Eligible Shareholder qualifies as Eligible Shareholder and (ii) the number of JBS N.V. BDRs held by such Eligible Shareholder at the opening of trading on the Conversion Record Date;

(4)

in the case of Eligible Shareholders who are former JBS S.A. ADS Holders, include proof satisfactory to our board of directors confirming (i) that such Eligible Shareholder qualifies as an Eligible Shareholder and (ii) the number of JBS N.V. Class A Common Shares that such Eligible Shareholder received from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction. Such proof consists of a broker’s statement or statement from the JBS S.A. ADS Depositary Bank showing the number of JBS S.A. ADSs that were surrendered by the former JBS S.A. ADS Holder following the ADS Exchange Date and the JBS N.V. Class A Common Shares beneficially held by the former JBS S.A. ADS Holder upon surrendering their JBS S.A. ADSs; and

(5)

include an undertaking by the requesting shareholder to not transfer the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains, from the date on which the Class A Conversion Request is provided to the board of directors until (and including) the day on which the JBS N.V. Class A Common Shares to which the Class A Conversion Request pertains are converted into JBS N.V. Class B Common Shares.

Once they have sent their Class A Conversion Request, together with the applicable supporting materials described above, to our board of directors, Eligible Shareholders or LuxCo, as the case may be, will not be able to rescind such request. If they wish to receive JBS N.V. Class A Common Shares after having submitted a Class A Conversion Request, they must wait until their JBS N.V. Class A Common Shares are converted into JBS N.V. Class B Common Shares and follow the procedures to convert their JBS N.V. Class B Common Shares back into JBS N.V. Class A Common Shares pursuant to the procedures established in our articles of association. See “Description of Share Capital—Conversion—Class B Common Shares into Class A Common Shares.”

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

For every successful conversion request made, our board of directors will resolve to: (1) convert the aggregate number of JBS N.V. Class A Common Shares in respect of which they have received, during the Class A Conversion Period, one or more Class A Conversion Requests satisfactory to them into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share, subject to the Maximum Conversion Rate and the Minimum Free Float requirement; and (2) pay up the difference between the aggregate nominal value of the JBS N.V. Class A Common Shares to which the Class A Conversion Requests pertain (taking into consideration the Maximum Conversion Rate and the Minimum Free Float requirement) and the aggregate nominal value of the JBS N.V. Class B Common Shares into which the JBS N.V. Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which LuxCo may request to convert into JBS N.V. Class B Common Shares equals the number of JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the

Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes.

In the case of Class A Conversion Request(s) received from LuxCo, for every successful conversion request made, our board of directors will, within 15 business days after receiving such request, resolve to: (1) convert the aggregate number of JBS N.V. Class A Common Shares in respect of which they have received such request satisfactory to them into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share; and (2) pay up the difference between the aggregate nominal value of the JBS N.V. Class A Common Shares to which such requests pertain and the aggregate nominal value of the JBS N.V. Class B Common Shares into which the JBS N.V. Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

Once our board of directors resolves on the conversions described above, we will instruct our registrar and transfer agent to register the JBS N.V. Class B Common Shares on their books. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be. Following the end of each fiscal quarter, JBS N.V. will disclose to the market the number of JBS N.V. Class A Common Shares that were converted into JBS N.V. Class B Common Shares pursuant to the procedures described above.

Following the Class A Conversion Period, JBS N.V. Class A Common Shares will no longer be convertible into JBS N.V. Class B Common Shares, but JBS N.V. Class B Common Shares will remain convertible into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically as of the transfer of a JBS N.V. Class B Common Share upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge). The JBS N.V. Conversion Shares are introduced to facilitate a 1:1 conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares under Dutch law. For more information, see “Description of Share Capital—Conversion.”

The following tables set forth our corporate structure immediately following the Class A Conversion Period considering various conversion scenarios, assuming the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of March 14, 2025, any JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period will not be reconverted into JBS N.V. Class A Common Shares, and there will be no additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Scenario 1: None of the Eligible Shareholders request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares.

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	—	—	536,076,699	100.00%	536,076,699	48.34%	90.34%
Other shareholders	572,981,486	100.00%	—	—	572,981,486	51.66%	9.66%

Total	572,981,486	100.00%	536,076,699	100.00%	1,109,058,185	100.00%	100.00%

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	241,234,514	29.63%	294,842,185	100.00%	536,076,699	48.34%	84.77%
Other shareholders	572,981,486	70.37%	—	—	572,981,486	51.66%	15.23%

Total	814,216,000	100.00%	294,842,185	100.00%	1,109,058,185	100.00%	100.00%

Scenario 2: All Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares (Minimum Free Float of 20% is applied).

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	—	—	536,076,699	60.42%	536,076,699	48.34%	58.95%
Other shareholders	221,811,637	100.00%	351,169,849	39.58%	572,981,486	51.66%	41.05%

Total	221,811,637	100.00%	887,246,548	100.00%	1,109,058,185	100.00%	100.00%

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo	241,234,514	52.10%	294,842,185	45.64%	536,076,699	48.34%	46.07%
Other shareholders	221,811,637	47.90%	351,169,849	54.36%	572,981,486	51.66%	53.93%

Total	463,046,151	100.00%	646,012,034	100.00%	1,109,058,185	100.00%	100.00%

Our actual shareholder structure immediately following the Class A Conversion Period will depend on the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

The Merger of Shares Protocol

In connection with the Proposed Transaction, we will enter into the Merger of Shares Protocol, as further described below.

The Merger of Shares Protocol (Protocolo e Justificação de Incorporação de Ações) is a document prepared pursuant to Articles 224, 225 and 252 of the Brazilian Corporation Law, which the managements of JBS S.A. and Brazil HoldCo will each submit for approval at their respective special meetings of shareholders and which provides the shareholders with information on the terms, conditions and reasoning for the approval of the Merger of Shares contemplated by the Proposed Transaction. The terms and conditions of the Proposed Transaction are contained in the Merger of Shares Protocol are described in this prospectus, and an English translation of the Merger of Shares Protocol is included as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Merger of Shares Protocol carefully. All descriptions in this summary and in this prospectus of the terms and conditions of the Proposed Transaction are qualified in their entirety by reference to the Merger of Shares Protocol.

The Merger of Shares Protocol also establishes the justification presented by the managements of JBS S.A. and Brazil HoldCo, explaining the reasons why the Proposed Transaction is beneficial and meets the best interest of the shareholders.

For more information, see “Related Party Transactions—Transaction Documents—Merger of Shares Protocol.”

Purpose of the Proposed Transaction

The purpose of the Proposed Transaction is to create a corporate structure that allows us to better reflect our global presence and diverse international operations and implement our growth strategy, which we expect will allow us to improve our rating indices and maximize shareholder value. As an NYSE-listed company, we expect to improve our access to funding sources and enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital.

Set forth below are significant factors our management considered when designing and selecting the structure of the Proposed Transaction.

Why the Netherlands?

In connection with the Proposed Transaction, the JBS Group’s parent company will be a Dutch holding company. In selecting the new location for its parent company, management considered the strategic geographic and logistical position of the Netherlands within the JBS Group’s global operations. The JBS Group already operates business in the Netherlands through the trading of poultry and pork from Brazil, USA and Mexico, having a physical presence in the country for more than twenty years. We further believe that the Netherlands would be an appropriate jurisdiction for JBS N.V. given that, among other things, (i) the Netherlands is a jurisdiction with political and financial stability, strong tax policy and currency, offers a well-developed legal regime and established infrastructure that is well suited to facilitate our business operations, (ii) Dutch company law allows for a tailor-made corporate structure that fully aligns with our ownership structure while ensuring due observance of stakeholder interests, and (iii) the Netherlands has a strong bilateral investment and tax treaty network and has historically been an important hub for international companies. Finally, the annual cost of maintaining a listed Dutch vehicle is lower compared to other well-established jurisdictions.

Why a dual class structure?

In the first step in the Corporate Restructuring, prior to the Proposed Transaction, J&F and FIP Formosa have transferred or will transfer their JBS S.A. Common Shares to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares. In the second step in the Corporate Restructuring, which includes our Proposed Transaction, JBS S.A.’s minority shareholders will receive BDRs representing JBS N.V. Class A Common Shares (see “—Why BDRs?”).

The shareholders of JBS N.V. will be the same as the shareholders of JBS S.A. on the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date. On the Closing Date, our ultimate controlling shareholders will (indirectly, through LuxCo) hold an aggregate number of JBS N.V. Class B Common Shares and JBS N.V. Class A Common Shares that represents the same economic interest in JBS N.V. as they will have in JBS S.A. on the Last Trading Day, except for the effect of the sale of any fractional

JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V. (each JBS N.V. Class A Common Share is entitled to one vote at a general meeting of shareholders of JBS N.V. and each JBS N.V. Class B Common Share is entitled to 10 votes at a general meeting of shareholders of JBS N.V.), the voting power of our ultimate controlling shareholders will increase from 48.34% to 84.77% immediately upon completion of the Proposed Transaction (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025). Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. The exact percentage of the then-outstanding JBS N.V. Shares and aggregate voting power in JBS N.V. that will be held (indirectly) by our ultimate controlling shareholders upon completion of the Proposed Transaction and the Conversion will depend on the percentage of JBS S.A. Common Shares that they hold on the Last Trading Day, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

We believe that the proposed dual class structure is imperative to allow our company access to a cost-effective and readily available source of financing through the equity capital markets that is currently unavailable to JBS S.A. as a result of JBS S.A.’s single class structure. Currently, management proposals that require equity financing and would result in the dilution of our ultimate controlling shareholders depend on the approval of such proposals by our ultimate controlling shareholders at a general meeting of shareholders, and our ultimate controlling shareholders may not vote favorably for such proposals if such proposals would result in a loss of control. A dual-class structure, with our ultimate controlling shareholders holding high voting shares, would make it easier for our ultimate controlling shareholders to approve such proposals.

In addition, we believe that our ultimate controlling shareholders bring a long-term vision for our company that is grounded on past growth and success and ensuring our ultimate controlling shareholders’ long-term commitment and active participation is vital to safeguarding the long-term stability of our strategy and ensuring long-term value creation for all of our stakeholders, including our shareholders. For more information about the leadership of the Batista family and our company’s growth over the past 70 years, see “Information about JBS S.A.—History and Development.”

The Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of the majority (at least 50% plus 1 share) of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs). The Cash Dividend requires the affirmative vote of the majority (at least 50% plus 1 share) of the issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. In addition, holders of the majority (at least 50% plus 1 share) of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by

JBS S.A. ADSs) must approve the Delisting. BNDESPar has advised us that it will abstain from voting and, therefore, it will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (see “Principal Shareholders—J&F/BNDESPar Agreement”). For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.”

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of these shares. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.7% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 14, 2025 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.”

JBS S.A.’s direct controlling shareholders, who held 48.34% of the issued and outstanding JBS S.A. Common Shares as of March 14, 2025, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is first approved by a majority of the shares held by JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting and only if the votes of JBS S.A.’s direct controlling shareholders are necessary to approve the Merger of Shares (and ancillary matters) and the Cash Dividend, which as stated above must be approved by the majority of the total outstanding JBS S.A. Common Shares or the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting, as the case may be. Accordingly, if JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting do not approve the Delisting, JBS S.A.’s direct controlling shareholders will abstain from voting on the Merger of Shares (and ancillary matters) and the Cash Dividend. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by JBS S.A.’s direct controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

Why BDRs?

Holders of JBS S.A. Common Shares on the Last Trading Day (including the JBS S.A. ADS Depositary Bank) shall initially receive JBS N.V. BDRs in connection with the Proposed Transaction because, pursuant to the rules of the B3, they are required to receive a Brazilian security in connection with the Merger of Shares and the Redemption. However, the JBS S.A. ADS Depositary Bank will cause the JBS N.V. BDRs that it receives pursuant to the Redemption to be immediately cancelled for delivery of the underlying JBS N.V. Class A Common Shares, which it will deliver to JBS S.A. ADS Holders upon surrender by those holders of their JBS S.A. ADSs and payment by the JBS S.A. ADS Holders of certain fees to the JBS S.A. ADS Depositary Bank. Moreover, at any time, and from time to time, on or after about two business days after the Closing Date, a holder of JBS N.V. BDRs that wants to receive JBS N.V. Class A Common Shares may request the cancellation of all or a portion of its JBS N.V. BDRs. See “—Receiving JBS N.V. Class A Common Shares.”

Why Brazil HoldCo?

We structured the Proposed Transaction to include the intermediate steps involving Brazil HoldCo because under Brazilian law, a merger of shares (incorporação de ações), in which the merged company retains its legal identity, is only permitted between two Brazilian companies. Accordingly, the Proposed Transaction could not be implemented as a merger of shares directly between JBS S.A. (a Brazilian corporation) and JBS N.V. (a Dutch public limited liability company). As an alternative to the merger of shares, a full legal cross-border merger (incorporação) of JBS S.A. into JBS N.V. is not permitted under Dutch Law since JBS N.V. can only legally merge with an entity governed by the laws of a European Union or European Economic Area member state, which does not apply to Brazil HoldCo. Even if permitted, such merger would be unadvisable because upon its implementation, JBS S.A. would cease to exist. In such case, a large amount of human and financial resources and time would be required to implement the merger, including the succession of JBS S.A. by JBS N.V. under all of JBS S.A.’s existing agreements (financial, commercial and otherwise), permits and authorizations. This cost and time expenditure is avoided in the merger of shares structure contemplated by the Proposed Transaction, which preserves JBS S.A. as an existing entity.

Why LuxCo?

As the first step in the Corporate Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions will occur in two phases: (A) in the first phase, which took place on December 22, 2023: (1) J&F contributed and transferred a portion of its JBS S.A. Common Shares (or 369,918,510 JBS S.A. Common Shares), and FIP Formosa contributed and transferred all of its JBS S.A. Common Shares (or 180,010,329 JBS S.A. Common Shares) to Brazil HoldCo in exchange for newly-issued shares of Brazil HoldCo, ; (2) immediately thereafter, J&F and FIP Formosa contributed and transferred all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo contributed and transferred all such shares of Brazil HoldCo to JBS N.V.; and (B) in the second phase: (1) J&F will contribute and transfer all of its remaining JBS S.A. Common Shares to Brazil HoldCo (or 522,224,559 JBS S.A. Common Shares) as payment for previously issued but unpaid shares of Brazil HoldCo; (2) immediately thereafter, J&F will contribute and transfer all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo will contribute and transfer all such shares of Brazil HoldCo to JBS N.V. If the Merger of Shares is not approved at the JBS S.A. General Meeting, then the second phase of the Controlling Shareholder Contributions may or may not occur, and the first phase of the Controlling Shareholder Contributions may or may not be reversed, depending exclusively on how our ultimate controlling shareholders decide to maintain their ownership structure of JBS S.A.’s common shares, which decision will not affect JBS S.A. Once the second phase of the Controlling Shareholder Contributions is completed, JBS N.V. will, through Brazil HoldCo, indirectly hold the JBS S.A. Common Shares that are currently held directly by J&F.

We structured the first step of the Corporate Restructuring to include LuxCo for the following reasons. First, the intermediate step involving LuxCo is tax neutral for holders of both JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares. For JBS N.V., the contribution of shares of JBS S.A. by a European Union company such as LuxCo, as opposed to by JBS S.A.’s controlling shareholders, in JBS N.V. results in an intra-EU share transfer of JBS S.A.’s shares and solidifies the recognition of the contribution of the shares of JBS S.A. on JBS N.V.’s tax balance sheet for Dutch tax purposes. Moreover, LuxCo allows our ultimate controlling shareholders to concentrate their current participations at JBS S.A. in a single vehicle that will hold JBS N.V. Common Shares, solidifying our ultimate controlling shareholder’s corporate governance and facilitating the exercise of voting rights at general meetings of shareholders of JBS N.V.

Why an extended Class A Conversion Period, Maximum Conversion Rate and Minimum Free Float?

Following the conclusion of the Proposed Transaction, for a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, during which each Eligible Shareholder may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of such JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The maximum number of JBS N.V. Class A Common Shares which an Eligible Shareholder may request to convert into JBS N.V. Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of JBS N.V. BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction) and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of JBS N.V. Class A Common Shares held by an Eligible Shareholder that may be converted into JBS N.V. Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of JBS N.V. Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of JBS N.V. Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the JBS N.V. Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into JBS N.V. Class B Common Shares at the same ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held. The Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares. Any and all JBS N.V. Class A Common Shares not converted into JBS N.V. Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be.

We believe that granting Eligible Shareholders a multiple-year period to request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares will allow them to have a mature understanding of the dynamics of the behavior of the JBS N.V. Class A Common Shares trading on the NYSE. This will allow them to make an informed choice between holding JBS N.V. Class A Common Shares, which will trade on the NYSE, but with less votes, or if they are more interested in holding our JBS N.V. Class B Common Shares, destined to shareholders that present a longer term approach in their investment in JBS N.V. that want to try to enhance their influence in the matters subject to deliberation at general meetings of shareholders of JBS N.V.

The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of JBS N.V. Class A Common Shares outstanding in order to improve the liquidity of the JBS N.V. Class A Common Shares that will trade on the NYSE. For the avoidance of doubt, the Maximum Conversion Rate and

Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the JBS N.V. Class A Common Shares held by it on the Conversion Record Date into JBS N.V. Class B Common Shares, since the JBS N.V. Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes. See “Shares Eligible for Future Sale.” Notwithstanding the above, there is no existing market for JBS N.V. Class A Common Shares, and we cannot predict whether a liquid trading market will develop. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—There is no existing market for JBS N.V. Class A Common Shares or JBS N.V. BDRs, and we do not know whether one will develop to provide you with adequate liquidity. If the trading price of JBS N.V. Class A Common Shares or JBS N.V. BDRs fluctuates after completion of the Proposed Transaction, you could lose a significant part of your investment.”

Other considerations

In selecting the structure of the Proposed Transaction, our management also considered various negative aspects of the transaction, including:

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Risks relating to our dual-class structure. Our dual-class structure may result in a lower or more volatile market price of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs or in adverse publicity or other adverse consequences, including the inability of companies with multiple equity classes to be included in certain indices, such as the S&P 500. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The difference in the voting rights of the JBS N.V. Class A Common Shares and the JBS N.V. Class B Common Shares may harm the value and liquidity of the JBS N.V. Class A Common Shares.”

•

Implementation costs. We expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory and accounting services fees related to the Proposed Transaction. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs— Failure to conclude the Proposed Transaction after approval at JBS S.A. General Meeting may adversely affect the market price of JBS S.A. Common Shares.”

•

Compliance costs. Following the Proposed Transaction, JBS N.V. will become a public reporting company in the United States and Brazil and will be subject to reporting, disclosure control and other applicable obligations under the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC, the NYSE, the CVM and the B3. As a result, we will incur higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—JBS S.A. is, and following the Proposed Transaction JBS N.V. will become, a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be immediately prepared to meet these requirements, which may strain our resources.”

Despite these challenges, our management has chosen to proceed with the Proposed Transaction in its current form because it believes that, on balance, the benefits to our company and investors of the Proposed Transaction, including a U.S. listing, should outweigh the risks and costs.

Corporate Approvals

The completion of the Proposed Transaction is subject to the approval of JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank, on behalf of the JBS S.A. ADS Holders) at the JBS S.A. General Meeting, as follows:

(1)

the Merger of Shares and ancillary matters, such as the Merger of Shares Protocol and related valuation reports, as described under the caption “JBS S.A. General Meeting—Agenda of the JBS S.A. General Meeting,” require the affirmative vote of the majority (at least 50% plus 1 share) of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) (or an “absolute majority” for purposes of Brazilian corporate law);

(2)

the Cash Dividend requires the affirmative vote of the majority (at least 50% plus 1 share) of the issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting; and

(3)

the Delisting requires the affirmative vote of the majority (at least 50% plus 1 share) of the JBS S.A. Free Float Outstanding (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs) present at the JBS S.A. General Meeting. Accordingly, JBS S.A.’s direct controlling shareholders will not be entitled to vote on this matter.

For more information about the percentage of shareholders required to approve each matter being voted upon at the JBS S.A. General Meeting, see “JBS S.A. General Meeting—Required Vote.”

Although, as described above, the minimum vote requirements to approve the different matters being voted on at the JBS S.A. General Meeting vary, all matters subject to vote at the JBS S.A. General Meeting are conditional upon each other, such that if one matter is not approved, the others will also be rejected. Since the Delisting must be approved by a majority of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (including JBS S.A. Free Float Outstanding represented by JBS S.A. ADSs), the approval of all matters at the JBS S.A. General Meeting will ultimately require approval of the majority of these shares. A majority of the JBS S.A. Free Float Outstanding represents approximately 25% of the total issued and outstanding JBS S.A. Common Shares as of March 14, 2025. However, since certain matters being voted on at the JBS S.A. General Meeting (such as the Merger of Shares) must be approved by a majority of the total issued and outstanding JBS S.A. Common Shares (including JBS S.A. Common Shares represented by JBS S.A. ADSs), it is possible that the Proposed Transaction may be approved by non-controlling shareholders representing as little as approximately 1.7% of the total JBS S.A. Common Shares issued and outstanding (which combined with the 48.34% of the issued and outstanding JBS S.A. Common Shares held by JBS S.A.’s direct controlling shareholders as of March 14, 2025 amount to a majority of the JBS S.A. Common Shares outstanding). See “Risk Factors— Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The Proposed Transaction may be approved by a small percentage of our non-controlling shareholders.”

JBS S.A.’s direct controlling shareholders, who held 48.34% of the issued and outstanding JBS S.A. Common Shares as of March 14, 2025, will be counted for quorum purposes to install the JBS S.A. General Meeting but will only vote in favor of the Merger of Shares (and ancillary matters) and the Cash Dividend if the Delisting is first approved by a majority of the shares held by JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting and only if the votes of JBS S.A.’s direct controlling shareholders are necessary to approve the Merger of Shares (and ancillary matters) and the Cash Dividend, which as stated above must be approved by the majority of the total outstanding JBS S.A. Common Shares or the outstanding JBS S.A. Common Shares present at the JBS S.A. General Meeting, as the case may be. Accordingly, if JBS S.A.’s non-controlling shareholders present at the JBS S.A. General Meeting do not approve the Delisting, JBS S.A.’s direct controlling shareholders will abstain from voting on the Merger of Shares (and ancillary matters) and the Cash Dividend. In addition, if no non-controlling shareholders attend the JBS S.A. General Meeting, the meeting will not be held even though the shares held by JBS S.A.’s direct controlling shareholders will be sufficient to establish a quorum because, as described above, the Proposed Transaction cannot be approved without participation by non-controlling shareholders.

BNDESPar has advised us that it will abstain from voting and, therefore, it will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting (see “Principal Shareholders—J&F/BNDESPar Agreement”).

On     , 2025, the board of directors of JBS S.A. approved convening the JBS S.A. General Meeting that will decide on the Proposed Transaction and recommended its approval.

In addition, the Redemption requires the approval of JBS N.V., as sole shareholder of Brazil HoldCo, at the Brazil HoldCo General Meeting.

Conditions Precedent to the Proposed Transaction

In addition to the necessary corporate approvals, including approval of the Proposed Transaction at the JBS S.A. General Meeting, the material conditions that must be satisfied to complete the Proposed Transaction are set forth below, in chronological order:

Before the JBS S.A. General Meeting is called:

•

The registration statement filed with the SEC on Form F-4 to effect the registration under the Securities Act of the JBS N.V. Class A Common Shares (i.e., the underlying assets of the JBS N.V. BDRs) to be issued and delivered to JBS S.A. Shareholders and JBS S.A. ADS Holders and the JBS N.V. Class B Common Shares (of which this prospectus is a part) shall have become effective prior to the date the JBS S.A. General Meeting is called, no stop order suspending the effectiveness of the Form F-4 shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Before the completion of the Proposed Transaction:

•	JBS N.V. Class A Common Shares shall be approved for listing on the NYSE.

•	JBS N.V. BDRs shall be approved by the CVM and for listing on B3.

•

The Australian Foreign Investment Review Board shall have approved the transfer of the JBS S.A. common shares from J&F and FIP Formosa within the context of the Proposed Transaction. This approval was obtained on March 29, 2023.

None of these conditions may be waived.

Listing of JBS N.V. Shares

We intend to apply to list the JBS N.V. Class A Common Shares on the NYSE under the symbol “JBS”. We will not seek a listing for the JBS N.V. Class B Common Shares or the JBS N.V. Conversion Shares on the NYSE or on any other exchange. Trades in JBS N.V. Class A Common Shares are expected to settle through the facilities of DTC.

Listing of JBS N.V. BDRs

We intend to apply to list the JBS N.V. BDRs on the B3 under the symbol “JBSS32”. Trades in JBS N.V. BDRs on the B3 will settle through the facilities of the Central Depositary of the B3.

To permit delivery of JBS N.V. BDRs upon completion of the Proposed Transaction, JBS N.V. has applied for its registration as a foreign issuer in Brazil and for the registration of its BDR Program with the CVM. After the Closing Date, a holder of JBS N.V. Class A Common Shares will be able to deposit its JBS N.V. Class A Common Shares with the JBS N.V. BDR Depositary Bank and receive JBS N.V. BDRs, and a holder of JBS N.V. BDRs will be able to cancel its JBS N.V. BDRs and receive underlying JBS N.V. Class A Common Shares (see “Description of BDRs and Deposit Agreement”). Additionally, in connection with the listing of JBS N.V. BDRs, JBS N.V. has applied to have its BDRs classified as Level II BDRs pursuant to Brazilian regulation, as a result of which JBS N.V. will be required to obtain a registration as a foreign issuer in Brazil before the CVM and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Certain Information on the Ownership and Management of JBS N.V. Following the Proposed Transaction

Ownership of JBS N.V. Following the Proposed Transaction

Upon completion of the Proposed Transaction, shareholder participation in JBS N.V. will be as described in the tables contained in “Principal Shareholders.”

Management of JBS N.V. Following the Proposed Transaction

Upon the completion of the Proposed Transaction, JBS N.V.’s management will be as described in “Management.”

Withdrawal Rights

None of the JBS S.A. Shareholders (including the JBS S.A. ADS Depositary Bank) will have withdrawal rights (direito de recesso) under the Brazilian Corporation Law

Accounting Treatment of the Proposed Transaction

As the ultimate controlling shareholders of all entities involved in the transaction are the same immediately prior to and immediately following the Corporate Restructuring, the Corporate Restructuring will be accounted for as a reorganization under common control. The consolidated operations, assets, liabilities and contingencies of JBS N.V. immediately following the Corporate Restructuring will be the same as those of JBS S.A. immediately prior to it and therefore the reorganization will be accounted for on a book value basis – the carrying amounts of JBS S.A.’s consolidated assets and liabilities will be reflected in JBS N.V.’s consolidated financial statements with no fair value adjustments related to the Proposed Transaction. For more information, see “Presentation of Financial and Other Information—The Corporate Restructuring and the Proposed Transaction.”

INFORMATION ABOUT JBS N.V.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of LuxCo and holds, through Brazil HoldCo, 24.79% of the JBS S.A. Common Shares. Prior to the completion of the Proposed Transaction, J&F intends to transfer the remainder of its JBS S.A. Common Shares to Brazil HoldCo and to transfer the corresponding shares issued by Brazil Holdco to LuxCo for further transfer to JBS N.V., as a result of which the issuer will indirectly hold all of the shares of JBS S.A. that are currently indirectly held by our ultimate controlling shareholders. As further described in this prospectus, the JBS Group proposes that all remaining JBS S.A. Shareholders and JBS S.A. ADS Holders become shareholders of JBS N.V.

As the first step in the Corporate Restructuring, prior to the Closing Date, JBS N.V. will, through a series of transactions, become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions will occur in two phases: (A) in the first phase, which took place on December 22, 2023: (1) J&F contributed and transferred a portion of its JBS S.A. Common Shares (or 369,918,510 JBS S.A. Common Shares), and FIP Formosa contributed and transferred all of its JBS S.A. Common Shares (or 180,010,329 JBS S.A. Common Shares) to Brazil HoldCo in exchange for newly-issued shares of Brazil HoldCo, ; (2) immediately thereafter, J&F and FIP Formosa contributed and transferred all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo contributed and transferred all such shares of Brazil HoldCo to JBS N.V.; and (B) in the second phase: (1) J&F will contribute and transfer all of its remaining JBS S.A. Common Shares (or 522,224,559 JBS S.A. Common Shares) to Brazil HoldCo as payment for previously issued but unpaid shares of Brazil HoldCo; (2) immediately thereafter, J&F will contribute and transfer all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo will contribute and transfer all such shares of Brazil HoldCo to JBS N.V. As a result of the completion of the first phase of the Controlling Shareholder Contributions, as of the date of this prospectus, J&F and Brazil HoldCo are the direct controlling shareholders of JBS S.A. J&F indirectly owns 100% of the total capital stock of Brazil HoldCo, and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. If the Merger of Shares is not approved at the JBS S.A. General Meeting, then the second phase of the Controlling Shareholder Contributions may or may not occur, and the first phase of the Controlling Shareholder Contributions may or may not be reversed, depending exclusively on how our ultimate controlling shareholders decide to maintain their ownership structure of JBS S.A.’s common shares, which decision will not affect JBS S.A. Following the completion of the second phase of the Controlling Shareholder Contributions and immediately prior to the second step described below, we expect that LuxCo will hold 241,234,515 JBS N.V. Class A Common Shares and 294,842,184 JBS N.V. Class B Common Shares. Once the second phase of the Controlling Shareholder Contributions is completed, JBS N.V. will, through Brazil HoldCo, indirectly hold the JBS S.A. Common Shares that are currently held directly by J&F. Accordingly, JBS N.V. will become the indirect controlling shareholder of JBS S.A. The Controlling Shareholder Contributions have been and will be subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders pursuant to the Merger of Shares and Redemption, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” However, since the capital structure of JBS N.V. will differ from that of JBS S.A. as a result of the dual-class structure of JBS N.V., the voting power of our ultimate controlling shareholders (held indirectly, through LuxCo) may increase substantially in relation to our non-controlling shareholders as a result of the aforementioned steps, depending on the number of JBS N.V. Class A Common Shares converted into JBS N.V. Class B Common Shares during the Class A Conversion Period.

The second and final step in the Corporate Restructuring, as further described in this prospectus, is to effect a Merger of Shares under which every two JBS S.A. Common Shares that are not held by Brazil HoldCo (including by the JBS S.A. ADS Depositary Bank) will be automatically contributed into Brazil HoldCo in exchange for one newly issued mandatorily redeemable preferred share of Brazil HoldCo. Each JBS S.A. Shareholder (including the JBS S.A. ADS Depositary Bank) will receive Brazil HoldCo shares that are mandatorily redeemable for JBS N.V. BDRs, i.e., the Brazil HoldCo Redeemable Shares. Immediately following the Merger of Shares, Brazil HoldCo will redeem all of the Brazil HoldCo Redeemable Shares and deliver to each holder thereof (including the JBS S.A. ADS Depositary Bank) JBS N.V. BDRs. As a result of this step, JBS S.A. Shareholders on the Last Trading Day and JBS S.A. ADS Holders who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V., and Brazil HoldCo will hold 100% of the JBS S.A. Common Shares.

Immediately prior to the Closing Date, JBS N.V. will not own any material assets other than shares of Brazil HoldCo, and Brazil HoldCo will not hold any material assets other than the shares of JBS S.A. formerly directly held by J&F and FIP Formosa. Neither JBS N.V. nor Brazil HoldCo will have any material liability or contingency. Therefore, the business of JBS N.V. and its consolidated subsidiaries following the completion of the Proposed Transaction will be the same as the business of JBS S.A. and its consolidated subsidiaries immediately prior to the Proposed Transaction.

If the Proposed Transaction is concluded, the shareholders of JBS S.A. as of the Last Trading Day and holders of JBS S.A. ADSs who surrender their JBS S.A. ADSs after the Closing Date will become shareholders of JBS N.V. Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will (indirectly, through LuxCo) hold 100% of the then-outstanding JBS N.V. Class B Common Shares and 29.63% of the then-outstanding JBS N.V. Class A Common Shares, representing 84.77% of the aggregate voting power in JBS N.V, which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. For more information, see “Principal Shareholders.”

The issuer’s registered office is located at Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands. The issuer’s telephone number is +31 20 656 47 00. As soon as reasonably practicable after the completion of the Proposed Transaction, we plan to establish a website that will allow you to access certain information but such website or information will not constitute a part of this prospectus. The issuer’s agent for service of process in the United States is JBS USA Food Company, located at 1770 Promontory Circle, Greeley, Colorado 80634, and its telephone number is +1 (970) 506-8000.

INFORMATION ABOUT JBS S.A.

Overview

We are the largest protein company and one of the largest food companies in the world in terms of net revenue for the year ended December 31, 2024, according to Bloomberg’s Food Index and publicly available sources. Our net revenue was US$77.2 billion, US$72.9 billion and US$72.6 billion for the years ended December 31, 2024, 2023 and 2022, respectively. We recorded a net income of US$2.0 billion for the year ended December 31, 2024, a net loss of US$0.1 billion for the year ended December 31, 2023 and a net income of US$3.1 billion for the year ended December 31, 2022. Our Adjusted EBITDA was US$7.2 billion, US$3.5 billion and US$6.7 billion for the years ended December 31, 2024, 2023 and 2022, respectively. Through strategic acquisitions and capital investment, we have created a diversified global platform that allows us to prepare, package and deliver fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers. We sell our products to more than 320,000 customers worldwide in approximately 180 countries on six continents.

As of December 31, 2024, we were:

•

the #1 global beef producer in terms of capacity, according to Nebraska Public Media, with operations in the United States, Australia, Canada and Brazil and an aggregate daily processing capacity of approximately 75,622 heads of cattle;

•

the #1 global poultry producer in terms of capacity, with operations in the United States, Brazil, United Kingdom, Mexico, Puerto Rico and Europe, and an aggregate daily processing capacity of approximately 13.8 million chickens according to WATT Poultry, a global resource for the poultry meat industries;

•

the #2 largest global pork producer in terms of capacity, with operations in the United States, Brazil, the United Kingdom, Australia and Europe, and an aggregate daily processing capacity of approximately 147,000 hogs according to WATT Poultry;

•	a leading lamb producer in terms of capacity, according to Levante, with operations in Australia and Europe and an aggregate daily processing capacity of approximately 23,533 heads;

•	a leading regional fish producer in terms of capacity, according to Forbes, with operations in Australia and an aggregate daily processing capacity of approximately 217 tons; and

•	a significant global producer of value-added and branded meat products.

We primarily sell protein products, which include fresh and frozen cuts of beef, pork, lamb, fish, whole chickens and chicken parts, to retailers (such as supermarkets, club stores and other retail distributors), and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors). Our food products are marketed under a variety of national and regional brands, including: in North America, “Swift,” “Just Bare,” “Pilgrim’s Pride,” “1855,” “Gold Kist Farms,” “Del Dia,” “Northern Gold” and “Canadian Diamond” and premium brand “Sunnyvalley”; in Brazil, “Swift,” “Seara,” “Friboi, “Maturatta,” “Reserva Friboi,” “Seara Da Granja,” “Seara Nature,” “Massa Leve,” “Marba,” “Doriana,” “Delícia,” “Primor,” “Delicata,” “Incrível,” “Rezende,” “LeBon,” “Frango Caipira Nhô Bento,” “Seara Turma da Mônica,” and premium brands “1953,” “Seara Gourmet,” “Hans” and “Eder”; in Australia, “Great Southern” and “AMH”; and in Europe, “Moy Park” and “O’Kane.” We also produce value-added and branded products marketed, primarily under our portfolio of widely recognized consumer brands in some of our key markets, including “Seara” in Brazil, “Primo,” “Rivalea” and “Huon” in Australia and “Beehive” in New Zealand.

We are geographically diversified. In the year ended December 31, 2024, we generated 74.1% of our net revenue from sales in the countries where we operate our facilities, which we classify as domestic sales, and 25.9% of our net revenue represented export sales. The United States, Brazil and Australia are leading exporters of protein to many fast-growing markets, including Asia, Africa and the Middle East. Asia represented 48.9% of our net revenue from export sales in the year ended December 31, 2024, primarily from sales in China, Japan and South Korea. Africa and the Middle East collectively represented 14.2% of our net revenue from export sales in the year ended December 31, 2024.

Corporate Structure

The following diagram sets forth JBS S.A.’s simplified corporate structure as of the date of this prospectus. For information about the principal shareholders of JBS S.A., see “Principal Shareholders.”

(1)	Includes approximately 83% of the outstanding common stock of PPC.

History and Development

Overview

We were founded in 1953 by Mr. José Batista Sobrinho, who began by operating a small slaughterhouse in the City of Anápolis, in the State of Goiás, Brazil, with a daily slaughtering capacity of five head of cattle. Since the earliest days of our founding, Mr. José Batista Sobrinho developed techniques and know-how that were crucial to the initial success of the business. As the business and Mr. José Batista Sobrinho’s family grew, our founder took great care to pass down this know-how, as well as the values and culture that drive the results of the business, to the subsequent generations. In spite of the massive global growth that the company has experienced over the decades, JBS S.A. has held onto the know-how, culture and understanding of the protein business that propelled its early growth. In fact, Mr. José Batista Sobrinho’s legacy helps to support the company even today, as he serves as the Vice-Chairman of JBS S.A.’s board of directors. We believe that the continuity and consistency of Mr. José Batista Sobrinho’s original vision is a significant driver of our success over the past seven decades.

Following the company’s founding in 1953, Mr. Batista Sobrinho successfully expanded the operations organically, from a single slaughterhouse in Goiás to a daily slaughtering capacity of approximately 500 head of cattle as of 1970. Even as the company grew, Mr. José Batista Sobrinho focused consistently on the need to pass down the company’s culture, technique and know-how to the next generation, in order to ensure the long-term success and growth of the business. As a result, our ultimate controlling shareholders have spent the entirety of their careers working within the company that their father founded and have dedicated themselves to helping it grow into the multinational leading protein company that it is today.

By 1998, the company had expanded to slaughtering capacity to 5,800 head of cattle per day. In order to more adequately address the needs of the rapidly growing business, on December 10, 1998, the company began operations under the name Friboi Ltda. in 1999, which quickly became a recognized brand in the Brazilian consumer market, representing high-quality fresh packaged beef. In 2006, the company changed its name to JBS S.A., adopting a corporate structure as a sociedade anônima that was better suited to the size and complexity that it had achieved. It continued using the “Friboi” brand, as part of a growing portfolio of consumer brands.

In 2007, our ultimate controlling shareholders led the company to the next phase of its corporate evolution, through JBS S.A.’s initial public offering of common shares in Brazil, resulting in the offering and sale of 150,000,000 common shares for total net proceeds of R$1,152.0 million. In 2010, JBS S.A. completed a follow-on equity offering of 200,000,000 common shares for total net proceeds of R$1,562.5 million.

Also in 2007, we acquired the U.S. meat packer Swift & Company for approximately US$1.5 billion. This acquisition represented our first major expansion into the United States and represented a key initial step in a new phase of our corporate development marked by significant growth through acquisitions, both in Brazil and abroad, a strategy led by our ultimate controlling shareholders.

We successfully integrated Swift into our operations and in 2009, on the heels of the successful Swift deal, we acquired a majority stake in PPC, one of the largest chicken processors in the United States, with operations in Mexico and Puerto Rico. As the result of subsequent purchases, as of the date of this prospectus, we own approximately 83% of PPC’s total capital stock. We financed the 2009 acquisition of PPC through an issuance of JBS S.A. convertible debentures for total proceeds of approximately US$2.0 billion. BNDESPar purchased substantially all of these convertible debentures, which were cancelled in May 2011 following another capital raise, whereby BNDESPar acquired approximately 19.85% of JBS S.A.’s total capital stock at the time. As of March 14, 2025, BNDESPar owned 20.81% of JBS S.A.’s total capital stock. For more information about JBS S.A.’s principal shareholders, see “Principal Shareholders.”

Since our acquisitions of Swift and PPC, we continued to grow through acquisitions, as well as organically, throughout the world. As evidenced by our success in integrating these major acquisitions, our leadership team and ultimate controlling shareholders have a decades-long track record of growth and expansion, while at the same time maintaining the culture of hard work, operational efficiency and leveraging market opportunities for growth, and know-how dating back to our founding by Mr. José Batista Sobrinho. Some of our significant acquisitions in addition to Swift and PPC, which have helped us to expand into the leading worldwide protein company that we are today, include:

•

In 2013, we acquired rights and equity interests in certain companies that comprised Marfrig Global Foods S.A.’s Seara Brasil poultry and pork business units. In addition to increasing JBS S.A.’s presence in the poultry and pork sectors in Brazil, the acquisition of Seara represented JBS S.A.’s first major expansion into the processed food products sector.

•

From 2014 to 2017, we completed various acquisitions that enhanced our geographic and product diversification and increased our production capacity for value-added and branded food products, including Tyson Foods’ poultry operations in Brazil and Mexico and the global operations of Primo Smallgoods Group, a leader in the Australian and New Zealand markets for processed food products such as ham, sausages and bacon.

•

In 2015, we acquired companies that comprised Marfrig’s United Kingdom-based “Moy Park” business, for a purchase price of approximately US$1.5 billion. As a result of the Moy Park acquisition, we expanded our operations in Europe, including our portfolio of processed and high value-added products, as well as poultry processing, with 13 food processing and manufacturing units in the UK, France, Holland and Ireland and over 12 thousand employees. The acquisition represented an important step towards our expansion strategy in Europe.

•

In 2015, we also acquired Cargill’s pork business in the U.S., for US$1.5 billion. The transaction added to JBS USA Pork two hog processing facilities, five feed mills, and four breeding units located in the States of Arkansas, Illinois, Iowa, Missouri, Oklahoma and Texas.

•

In 2017, we acquired GNP for US$357 million. GNP is a vertically integrated poultry business based in St. Cloud, Minnesota. Through the GNP acquisition of a portfolio of certified organic, natural product lines, we further strengthened our strategic position in the U.S. chicken market.

•

Also in 2017, we acquired Plumrose USA from Danish Crown A/S for an aggregate purchase price of US$230 million, which included five prepared foods facilities, including one in Elkhart, Indiana, two in Council Bluffs, Iowa, one in Booneville, Mississippi, and one in Swanton, Vermont, and two distribution centers in South Bend, Indiana, and Tupelo, Mississippi, respectively. This acquisition marks the continuation of our strategy of expanding our portfolio of branded, prepared foods, and the strengthening of our customer base and geographical distribution in the U.S. Plumrose USA offers an array of prepared foods including bacon, hams, sliced deli meats and cooked ribs.

•

In 2019, PPC acquired Tulip Limited, a leading integrated prepared foods supplier with fresh, value-added and branded operations in the United Kingdom, from Danish Crown A/S, for an aggregate purchase price of £290.0 million (equivalent to approximately US$363.2 million converted using the foreign exchange rate as at December 31, 2024).

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Since 2020, we completed various additional strategic acquisitions, including our acquisition of Huon Aquaculture Group Ltd, Australia’s second largest salmon aquaculture company with vertically integrated operations in Tasmania.

We believe that the combination of our culture, as originally established by Mr. José Batista Sobrinho and passed down to the second- and third-generation leadership, including our ultimate controlling shareholders, our know-how and expertise in the protein industry dating back 70 years, our proven track record of organic growth and growth by integrating complex international acquisitions, position our company well for continued growth and success.

Recent Acquisitions

Since 2009, through acquisitions and organic growth, we have increased our production capacity and product offerings in South and North America and expanded our production capacity to Australia and Europe. We currently operate a diversified global platform through which we offer fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers around the world. Since 2022, we have entered into several acquisitions, including primarily the TriOak Business Acquisition described below.

TriOak Business Acquisition

On December 2, 2022, JBS USA acquired the TriOak Foods (“TriOak”) business for US$235.7 million. TriOak is an American pork producer and grain marketer. In acquiring the TriOak business, JBS USA ensures access to a consistent supply of premium pork, strengthening its ability to provide high-quality pork products. JBS USA has served as the exclusive customer of TriOak market hogs since 2017.

Simplification of Corporate Structure

On December 6, 2023, JBS USA Finance, Inc. (a former co-issuer of our registered notes) was dissolved.

On December 7, 2023, JBS Holding Luxembourg S.à r.l. (a former guarantor of our registered notes) was dissolved.

On December 13, 2023, JBS Luxembourg Company S.à r.l. (currently known as JBS USA Foods Group Holdings, Inc.) entered into supplemental indentures relating to our registered notes, pursuant to which it became a co-issuer of our registered notes.

On December 22, 2023, JBS USA Lux S.A. merged into JBS USA Holding Lux S.à r.l., with JBS USA Holding Lux S.à r.l. being the surviving entity, and JBS USA Holding Lux S.à r.l. became a co-issuer of our registered notes.

Description of Business Segments

In order to efficiently manage our global operations, we are organized according to the following seven business segments:

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Brazil. Our Brazil segment includes all the operating activities from JBS S.A., mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products, such as leather, collagen and other products produced in Brazil. In 2024, our Brazil segment had net revenue of US$12.6 billion and Adjusted EBITDA of US$965.0 million.

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Seara. Our Seara segment includes all of the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. In 2024, our Seara segment had net revenue of US$8.8 billion and Adjusted EBITDA of US$1,538.6 million.

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Beef North America. Our Beef North America segment includes JBS USA’s beef processing operations in North America and the plant-based businesses in Europe. Beef North America also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the United States and Vivera Topholding BV produces and sells plant-based protein products in Europe. In 2024, our Beef North America segment had net revenue of US$24.3 billion and Adjusted EBITDA of US$247.3 million.

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Pork USA. Our Pork USA segment includes JBS USA’s pork operations, including Swift Prepared Foods. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, we will source live hogs for our pork processing operations. In 2024, our Pork USA segment had net revenue of US$8.1 billion and Adjusted EBITDA of US$1,071.2 million.

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Pilgrim’s Pride. Our Pilgrim’s Pride segment includes PPC’s operations, the majority of whose revenues are generated from United States, United Kingdom, Europe and Mexico sales of fresh and prepared chicken. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. In 2024, our Pilgrim’s Pride segment had net revenue of US$17.9 billion and Adjusted EBITDA of US$2.7 billion.

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Australia. Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. We also operate lamb, sheep, pork and fish processing facilities in Australia and New Zealand. In 2024, our Australia segment had net revenue of US$6.6 billion and Adjusted EBITDA of US$664.3 million.

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Others. Our Others segment includes certain operations not directly attributable to our primary segments set forth above, such as corporate expenses, international leather operations and other operations in Europe. In 2024, our Others segment had net revenue of US$526.3 million and Adjusted EBITDA of US$3.4 million.

For additional information about our reportable segments, see note 25 to JBS S.A.’s audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—

Reportable Segments” and “—Description of Main Consolidated Statement of Income Line Items—Net Revenue.” Each segment’s operating profit or loss is evaluated by our chief operating decision maker based on Adjusted EBITDA. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin.”

Products and Services

We generate the majority of our revenue in each segment from product sales. We sell our products domestically in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. For example, a product sold in the United States would be classified as a domestic sale if produced in one of our plants in the United States or an export sale if produced in another country.

Our range of fresh products includes: fresh and frozen beef and lamb products (including traditional cuts, prime cuts and offal); fresh and frozen pork products (including pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal); and fresh and frozen chicken products (including refrigerated and frozen whole and cut-up chickens, bone-in chicken parts and prepackaged case-ready chickens).

Our range of value-added and branded products includes: value-added and branded beef and lamb products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages); value-added and branded pork products (including ham, trimmings, bacon, sausage and deli and lunch meats); and prepared value-added and branded chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts).

In addition, we sell prepared food products (including ready-to-eat meals, frozen pizza and lasagna).

We also generate revenue from the services we provide, including cattle hotelling in Australia and hog farming in the United States. Cattle hotelling operations involve the custom housing and feeding of cattle that are owned by third parties in return for fees. While the feedlot operator generally sells the cattle on behalf of the owner (deducting the fees from the sale proceeds), the ultimate risk of the cattle going unsold is borne by the cattle owner, not the feedlot.

Brazil Segment

Products, Sales and Marketing

The majority of our Brazil segment revenues are generated from the sale of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and value-added and branded beef products (including frozen cooked and pre-cooked beef, beef cubes and consumer-ready products, such as hamburgers).

We sell our Brazil segment products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales.

Our customers include:

•	national and regional retailers (including grocery store chains and independent grocers), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in China, Hong Kong, the United States, the Middle East, Europe and emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our products through local sales teams and agents and distribute our products both directly from our facilities and through our distribution centers.

We market our Brazil segment products under the brand names “Friboi,” “1953,” “Maturatta” and “Reserva Friboi,” among other brand names.

Raw Materials

The primary raw material for our Brazilian beef processing operations is live cattle. We seek to purchase cattle from ranchers in Brazil generally located within 500 kilometers of one or more of our beef processing plants. The close proximity of our cattle suppliers to our beef processing facilities results in reduced transportation costs and reduces the risk of weight loss and bruising of cattle during transportation.

We enter into livestock purchase agreements with our cattle suppliers, including our affiliates J&F Floresta Agropecuária and JBJ Agropecuária. For more information about our agreement with JBJ Agropecuária, see “Related Party Transactions.” We employ experienced cattle buyers who purchase cattle in the principal cattle raising areas in Brazil. Our buyers are trained to select high quality, disease-free animals, and we constantly monitor their performance. We purchase cattle only from select registered producers, based on rigorous animal selection guidelines. Our cattle suppliers are required to document the quality of their operations and verify that their use of antibiotics and agricultural chemicals complies with industry standards. All cattle that we purchase in Brazil are inspected by officials from the SIF.

Cattle supply and prices are affected by several factors, such as climate, access to capital by cattle raisers and harvest period. The majority of the cattle slaughtered in Brazil is grass-fed.

Facilities

We operate 33 beef processing facilities in Brazil, in the States of Acre, Bahia, Goiás, Mato Grosso, Mato Grosso do Sul, Minas Gerais, Pará, Rondônia, São Paulo and Tocantins. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base.

For more information about our Brazil segment processing facilities and processing capacities, see “—Properties—Operating Facilities—Brazil Segment.”

Seara Segment

Products, Sales and Marketing

The majority of our Seara segment revenues from our chicken operations in Brazil are generated from the sale of value-added and branded chicken products (which may be fully cooked, partially cooked or raw, in addition to breaded and marinated products, including chicken nuggets and patties) and fresh chicken products (including refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts).

The majority of our Seara segment revenues from our pork operations in Brazil are generated from the sale of value-added and branded pork products (including trimmed cuts, marinated products, ham and bacon) and fresh pork products (including fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal).

We also sell prepared food products (including ready-to-eat meals, frozen pizza and lasagna) under our Seara segment.

We sell these products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales.

Our customers include:

•	national and regional retailers (including grocery store chains, independent grocers and our own retail stores), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in the Middle East, Europe, Africa, Asia and Latin America); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our Seara segment products under the brand names “Seara,” “Seara Nature,” “Doriana,” “Seara Gourmet,” “Massa Leve,” “Macedo,” “Frango Caipira Nhô Bento,” “Rezende,” “Excelsior,” “Frangosul,” “LeBon,” “Big Frango,” “Confiança,” “Delícia,” “Primor,” “Gradina,” “Delicata,” “Marba,” “Incrível,” “Seara Turma da Mônica,” among other brand names.

Raw Materials

Chicken

We are a vertically-integrated chicken processor in Brazil and control every phase of the production of our products, including feed mills, hatcheries, incubators, processing plants and distribution centers. We own and raise breeder flocks for the production of hatching eggs. Once hatched, the chicks, or broilers, are transported to independent contract grow-out farms, where they are grown to an age of six to seven weeks. We supply our contract growers with the chicks, feed and veterinary services.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. See “Risk Factors—Risks Relating to our Business and Industries— Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients.” We seek to manage certain of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices.

Pork

The primary raw material for our Brazil fresh pork processing operations is live hogs. Our Brazil fresh pork operations are mostly vertically integrated, and we own and raise hogs on feed for use in our own slaughterhouses. The raising of hogs is outsourced to contract farmers under strict supervision and control. We also purchase a small number of hogs from third parties on the spot market. The feed ingredients needed to raise hogs are substantially similar to those used to feed chickens. We generally purchase feed ingredients in the spot market or under forward purchase arrangements priced at market prices upon delivery or with fixed prices. We seek to hedge the feed ingredients we purchase in Brazil through financial instruments traded on the B3 in order to attempt to protect ourselves from price variations between the date of their purchase and the date of their delivery.

Facilities

We operate 30 fresh chicken processing and 25 value-added, branded and prepared foods facilities in Brazil. For more information about our Seara segment chicken processing facilities and processing capacities, see “—Properties—Operating Facilities—Seara Segment.”

We own and operate eight fresh pork processing facilities in Brazil, located in the States of Mato Grosso do Sul, Rio Grande do Sul, Paraná and Santa Catarina. For more information about our Seara segment pork processing facilities and processing capacities, see “—Properties—Operating Facilities—Seara Segment.”

As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in Brazil.

Beef North America Segment

Products, Sales and Marketing

The majority of our beef revenues from our operations in the United States and Canada are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). In addition, we sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Cattle hides are sold for both domestic and international use, primarily to the clothing and automotive industries. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Following JBS USA’s acquisition Vivera Topholding BV, which was completed in June 2021, we also sell plant-based food products in Europe.

We market products under several brand names, including “Swift,” “Swift Premium,” “Swift Angus Select,” “Swift Premium Black Angus,” “Aspen Ridge” and “Miller Blue Ribbon Beef.” Our hallmark brand, Swift, was founded in 1855. We believe that our brands, marketed primarily at the wholesale level, provide a platform for further growth and expansion of our value-added and premium program product lines.

We market our products through several channels including:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	prepared food companies who use our beef products as a food ingredient for prepared meals, raw materials for hamburger and by-products for pharmaceutical and leather production;

•	the foodservice industry, including foodservice distributors, restaurant and hotel chains and other institutional customers; and

•	international retailers and wholesale distributors (including Japan, Mexico, South Korea and Hong Kong).

Our largest distribution channel is retail. We intend to focus on increasing our direct sales to retail and prepared food customers and to international distribution channels, which we believe are likely to provide the higher margin opportunities over time.

Global Exports

We sell our U.S. and Canadian beef products in more than 60 countries on six continents. The international beef market is divided between the Pacific Block (which includes the United States, Japan, Canada, Mexico and South Korea) and the Atlantic Block (Europe, Africa, the Middle East and South America). This division reflects not only historical and geographical ties but also certain common sanitary criteria.

The Pacific Block prohibits imports of fresh beef from countries or regions where there is still a risk of new outbreaks of FMD and from countries or regions that are FMD-free but implement FMD vaccination programs. However, the Pacific Block permits imports of processed beef (including cooked and pre-cooked products) from these countries.

Most countries of the Atlantic Block permit imports of fresh beef from FMD-free countries that implement FMD vaccination programs. They also recognize that FMD can be eradicated on a regional (as opposed to national) basis in certain countries, including Brazil, which has areas that are FMD-free and have vaccination programs, qualifying them to export fresh beef. Under this regionalization concept, many beef producing regions in Brazil are thus qualified to export fresh beef to countries in the Atlantic Block. Notwithstanding the foregoing, most countries in the Atlantic Block impose import restrictions on beef treated with growth hormones, citing health concerns. Brazil and Argentina have prohibited the use of growth hormones on their cattle.

The United States has been an FMD-free country since the eradication of the disease, and it does not implement vaccination programs. However, the United States treats most of their cattle with growth hormones, and, accordingly, the European Union and several other countries have banned imports of beef from the United States treated with growth hormones.

Raw Materials

The primary raw material for our U.S. and Canadian beef processing plants is live cattle. Vertically integrated beef processors, who own cattle on feed, can be subject to significant financial impact in terms of working capital utilization, since cattle on feed eat in the yards for 90-180 days and do not generate revenue until processed. Since cattle on feed consume feed with a replacement price that is subject to market changes, vertically integrated beef processors have direct financial exposure to the volatility in corn and other feedstock prices. We do not own cattle on feed, and we generally purchase cattle in the spot market or pursuant to market-priced supply arrangements from feedlot operators and, except as described below, typically hold cattle for less than one day before processing. After processing, we sell the beef at spot prices. Because we generally buy cattle at market prices and sell the finished beef product at market prices with just a short time between the purchase and sale, we are not exposed to changing market prices over as great a span of time as vertically integrated processors. As such we are primarily a “spread” operator, and our operating profit is largely determined by plant operating efficiency and not by fluctuations in prices of cattle and beef.

All of our U.S. cattle procurement process is centralized at our headquarters in Greeley, Colorado. We require all of our cattle suppliers to document the quality of their feedlot operations, verify that the use of antibiotics and agricultural chemicals follow the manufacturer’s intended standards and confirm that feed containing animal-based protein products, which have been associated with outbreaks of BSE, has not been used. We have in excess of 3,000 suppliers who supply us with cattle. JBS Packerland’s four processing plants purchase lean Holstein steers and cows and other cattle, primarily from feedyards, auction barns, direct contract relationships with suppliers in close proximity to processing plants and from its existing cattle feeding operations. The close proximity of these plants to most of their suppliers reduces transportation costs, shrinkage and bruising of livestock in transit.

We secure our cattle needs under forward purchase arrangements and on the spot market. Our forward purchase contracts are not fixed price contracts but are priced at market prices upon delivery, thus generally minimizing our exposure to price volatility before delivery.

On March 16, 2018, Pinnacle Arcadia Cattle Holdco, LLC, as supplier, and JBS USA Food Company, as buyer, entered into a live cattle supply agreement, pursuant to which the supplier agreed to exclusively sell, and buyer agreed to purchase, all cattle owned by the supplier and its affiliates to JBS USA Food Company and its affiliates (subject to certain limited exceptions), and the supplier shall guarantee a continuous supply of cattle per week and per year pursuant to minimum and maximum volumes and prices set forth in the agreement, for processing at buyer’s facilities. The term of the live cattle supply agreement is 10 years.

Processing Facilities

We own and operate nine beef processing facilities in the United States and one beef processing facility in Canada. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. We also own and operate seven value-added and branded facilities in the United States and one in Canada, that are reported in our Beef North America segment and produce consumer-ready beef and pork products for certain customers. We also operate one hide tannery facility in the United States. We also own and operate three plant-based protein processing facilities in the Netherlands that are included in our Beef North America segment. For more information about our beef processing facilities and processing capacities in the United States and Canada, see “—Properties—Operating Facilities—Beef North America Segment.”

Our facilities utilize modern, highly-automated equipment to process and package beef products, which are typically marketed in the form of boxed beef. We also customize production and packaging of beef products for several large domestic and international customers. The designs of our facilities emphasize worker safety to ensure regulatory compliance and to reduce worker injuries. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards. We have equipped our Riverside, California facility to process value-added and branded products, including, for example, the G.F. Swift 1855 brand line of premium beef products. Our Greeley, Colorado; Cactus, Texas; and Grand Island, Nebraska, facilities have been equipped for value-added and branded operations, including slicing, grinding and cubing of beef products for retail and foodservice customers.

Our JBS Packerland facilities are engineered to process both fed cattle and cows. Steers and heifers raised on concentrated rations are typically referred to in the cattle industry as “fed cattle,” and cattle not fed such concentrated rations are usually referred to as “non-fed cattle.” Many beef processing facilities in the United States are engineered to process only cows or only fed cattle. This flexibility enables us to shift operations between fed cattle and cows based upon market availability, seasonal demand and margins. In addition, JBS Packerland facilities are located near major metropolitan areas, resulting in lower freight costs compared to cattle processing plants in other localities. JBS Packerland’s Tolleson, Arizona plant is located near Phoenix, Tucson and Los Angeles; the Plainwell, Michigan plant is located near Chicago and Detroit; the Green Bay plant is located near Milwaukee and Chicago; and the Souderton, Pennsylvania plant is located near Baltimore, Philadelphia and New York. We have also invested in a ground beef operation at the Tolleson plant.

Our food safety efforts incorporate what we believe to be a comprehensive network of leading technologies, such as our MultiCheck process, that minimize the risks involved in beef processing. Two of the elements of MultiCheck are double pasteurization of carcasses prior to chilling and a chilled carcass treatment using organic acid immediately prior to carcass disassembly. SwiftTrace™ is another element we implemented as part of our ongoing commitment to animal and human safety. SwiftTrace™ is a process whereby live animals and finished animal products can be traced backward or forward in the supply chain. This process helps to build confidence from suppliers, customers and consumers in the food supply chain.

Pork USA Segment

Products, Sales and Marketing

The majority of our revenues from our pork operations in the United States are generated from the sale of fresh pork products (including fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal). We also sell value-added and branded pork products, including hams, bellies and trimmings, which are sold predominantly to prepared food companies who, in turn, manufacture bacon, sausage and deli and luncheon meats. Our remaining sales are derived from by-products and from value-added and branded, higher margin products. Due to the higher margins attributable to value-added and branded products, in recent years we have placed greater emphasis on the sale of moisture-enhanced, seasoned, marinated and consumer-ready pork products to the retail channel and boneless ham and skinless bellies to the prepared food channel. We sell these products in the United States, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell our pork products in approximately 30 countries on five continents. Most of our United States pork exports are sold to Asia, Mexico and Canada, since the European Union prohibits the import of animals treated with certain antibiotics and certain growth hormones commonly used in the United States. However, our Worthington, Minnesota pork processing plant is EU-certified and sells a portion of its production to the European Union.

Our JBS USA Pork segment also includes Sunnyvalley, a smoked bacon, ham and turkey processing business in the U.S., which we acquired on December 1, 2021 and expanded our presence in the value-added and branded product categories, and TriOak, which we acquired on December 2, 2022, and ensures access to a consistent supply of premium hogs for our pork processing facilities.

We market our pork products through several channels, including:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	prepared food companies who use our pork products as a food ingredient for prepared meals, raw materials for sausage manufacturing and by-products for pharmaceutical and leather production;

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers; and

•	international retailers and wholesale distributors (including in Japan, Mexico, South Korea and China).

Raw Materials

The primary raw material for our United States pork processing operations is live hogs. We process live hogs in our production facilities and sell the finished products at spot prices. In the United States, the majority of our pork operations are not vertically integrated. Vertically-integrated pork processors, who own hogs on feed, can be subject to significant financial impact in terms of working capital utilization, since hogs on feed stay in yards for approximately 180 days. In addition, since hogs on feed consume feed with a replacement price that is subject to market volatility, vertically-integrated pork processors have direct financial exposure to the volatility in grains and feedstock prices. Because we typically acquire our live hogs within 24 hours of processing, we are not exposed to changing market prices over an extended span of time.

The majority of our live hog supply is purchased from third parties through long-term supply contracts. We employ a network of hog buyers at our processing plants and buying stations to secure our hog supply. These supply contracts are typically two to three years in duration and stipulate minimum and maximum purchase commitments with prices based in part on the market price of hogs upon delivery, with adjustments based on quality, weight, lean composition and meat quality. We purchase our remaining hogs on the spot market at a daily market price with the same general quality and yield grade as we require under our contracts.

We also own and operate nine hog farms in the United States, and we raise approximately 25% of our live hog needs.

Processing Facilities

We own and operate five fresh pork processing facilities in the United States, located in close proximity to major hog growing regions. We also own and operate nine pork only value-added and branded facilities in addition to the seven shared beef and pork value-added and branded facilities described above under “—Beef North America Segment—Processing Facilities—United States and Canada.” For more information about our pork operating facilities in the United States, see “—Properties—Operating Facilities—Pork USA Segment.”

Our facilities utilize modern, highly-automated equipment to process and package pork products, which are typically marketed in the form of boxed pork. Since July 2007, we have made capital and operational expenditures, including the installation of plate freezers and value-added and branded variety meats capture technology. We believe that these expenditures have enhanced product quality, improved customer satisfaction and increased sales potential. All of our pork facilities produce value-added and branded products, including seasoned and marinated pork items. The design of our facilities emphasizes worker safety to ensure regulatory compliance and to reduce worker injuries. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards. Our Worthington, Minnesota pork plant is a European Union-certified facility that enables us to export primal cuts to Europe.

Our food safety task force consists of experts in the field of meat processing, food microbiology and quality assurance, all working together to assure compliance at all stages of the production chain and distribution channels. Our internal programs, policies and standards are designed to exceed both regulatory requirements and customer specifications. Our food safety efforts incorporate what we believe is a comprehensive network of leading technologies, such as our MultiCheck process described above, that minimize the risks involved in pork processing.

Pilgrim’s Pride Segment

Products, Sales and Marketing

North America

The majority of our revenues from our chicken operations in the United States, Mexico and Puerto Rico are generated from the sale of refrigerated whole and cut-up chickens and prepackaged case-ready chicken (including various combinations of freshly refrigerated whole chickens and chicken parts ready for the retail grocer’s fresh meat counter) and prepared chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts). Our prepared chicken products may be fully cooked, partially cooked or raw and include breaded and marinated products. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors in approximately 120 countries on five continents; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

We market our North American chicken products under the brand names “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia,” among others.

Europe

Our revenues from our chicken operations in Europe are generated from our Moy Park business, which includes the sale of fresh and frozen, value-added, branded and prepared chicken products. In the United Kingdom, our fresh chicken sales primarily consist of refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts. In the United Kingdom, France and the Netherlands, we produce value-added, branded and prepared chicken products for sale to customers in retail, foodservice, agricultural and international distribution channels. We also sell a range of ready-to-cook, coated and ready-to-eat chicken products to major retailers and large foodservice customers. We maintain a new product development team and an executive chef to continue to develop new ideas for value added products across our range, and share those insights with our customers in order to drive sales. We have included new innovative products in its portfolio every year during the last five years with a growing new product development pipeline.

Our Pilgrim’s Pride segment also includes our U.K. prepared meat and meals products business, which we acquired through PPC’s acquisition of the specialty meats and ready meals businesses of Pilgrim’s Food Masters (formerly known as Kerry Group plc). Pilgrim’s Food Master is a leading manufacturer of branded and private label meats, meat snacks and food-to-go products in the U.K. and the Republic of Ireland. We closed the Pilgrim’s Food Masters acquisition in September 2021.

We have strong brands with high levels of brand recognition in the markets in which such brands are sold, including “Moy Park,” “Castle Lea,” “O’Kane Limited” and the Moy Park’s “Jamie Oliver” range. We believe the development of our brands is important as it provides customers with confidence in the quality and consistency of our products. Brand marketing is focused on establishing our brands through consistent quality and product innovation as well as developing relationships with key customers. We believe that our brands can be expanded throughout Europe, which provides the opportunity to sell higher-margin products in our traditional markets.

We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. Our customers include:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

We are a vertically-integrated chicken processor in North America and Europe. We control every phase of the production of our products, including farms (contract, owned, under poultry rearing agreements or under tenancy), feed mills, hatcheries and processing plants. A portion of our broilers are transported to independent contract grow-out farms, where they are grown to an age of approximately five weeks. We supply our contract growers with the chicks, feed and veterinary services.

We typically enter into long-term non-exclusive agreements with some of our suppliers for future physical delivery of feed ingredients at established prices. All of our suppliers are subject to inspection bodies and applicable laws in their area of operations. We have multiple suppliers and we believe a low risk of concentration.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices. Furthermore, in 2012 we began migrating a majority of our North American finished goods sales contracts to cost-plus contracts with certain of our customers and market-based contracts for most of our customers, thereby mitigating our exposure to grain price fluctuations.

Processing Facilities

North America

We own and operate 25 chicken processing facilities in the United States, six chicken processing facilities in Mexico and one chicken processing facility in Puerto Rico. For more information about our chicken processing facilities and processing capacities in the United States, Mexico and Puerto Rico, see “—Properties—Operating Facilities—Pilgrim’s Pride Segment.”

As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in the United States, Mexico and Puerto Rico.

Europe

We own and operate four fresh chicken processing facilities, two pork processing facilities, one lamb processing facility and one hog farm in the United Kingdom. As a vertically-integrated chicken processor, we also own and operate feed mills and hatcheries in the United Kingdom.

We conduct our value-added and prepared food operations in Europe through 24 processing facilities.

For more information about our chicken, value-added, branded and prepared food processing facilities and processing capacities in the United Kingdom and Europe, see “—Properties—Operating Facilities—Pilgrim’s Pride Segment.”

Australia Segment

Products, Sales and Marketing

The majority of our beef revenues from our operations in Australia are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We also operate lamb, pork and fish processing facilities in Australia and New Zealand. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

The majority of our beef products are derived from grass-fed cattle. However, we also sell beef products derived from grain-fed cattle, which provide higher quality meat and command a premium price, primarily to Japan.

We also provide cattle “hotelling” services in Australia. We operate several feedlots that provide custom feeds for other producers on an opportunistic basis, with a one-time feeding capacity of more than 150,000 cattle. While the feedlot operator generally sells the cattle on behalf of the owner (deducting any final feed and care costs for fattening the animal and delivering the fattened animal to the meat processor from the sale proceeds), the ultimate risk of the cattle going unsold is borne by the cattle’s owner, not the feedlot.

Our JBS Australia segment also includes Rivalea, a hog breeding and processing business in Australia we acquired on January 4, 2022, and Huon Aquaculture Group Ltd, an Australian salmon aquaculture company we acquired on November 17, 2021. This acquisition expands our presence in Australia as we enter into the salmon business.

Global Exports

Australia is an FMD-free country and does not implement vaccination programs against the disease. It also does not use growth hormones in a small part of its cattle herd and is therefore able to export to any country in the world.

As a result of this division and the sanitary restrictions between the Pacific Block and the Atlantic Block, we believe that our U.S. export operations of fresh beef today do not directly compete with our parent company’s Brazilian and Argentine export operations of fresh beef in our main export destinations. Although JBS S.A. is a large exporter of beef to the European Union, for example, we do not have relevant export volume to the European Union because of its restrictions on beef treated with growth hormones. Consequently, we do not have formal arrangements with JBS S.A. to coordinate our exports in our export markets. However, to the extent that sanitary restrictions change in the future, we could become direct competitors of our parent company in certain export markets.

Raw Materials

The primary raw materials for our Australia and New Zealand processing operations are live cattle, lamb, pork and fish. Our Australian cattle procurement function is focused on efficiently sourcing both grass-fed cattle and feeder cattle for our grain-fed business. Our cattle are primarily sourced from third party suppliers with specific weight and grade characteristics. This process helps ensure that the cattle we source meet our future order requirements.

Processing Facilities

In Australia, we own and operate seven standalone beef processing plants, including the largest and what we believe to be the most technologically advanced facility in that country, one combined beef and lamb processing plant, two standalone lamb processing plants and one other combined beef and lamb processing plant, three pork processing plants and two fish processing plants. We also operate seven value-added facilities and eight retail locations and 42 hog farms in Australia and one value-add facility in New Zealand. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. We also operate one hide processing facility in Australia. For more information about our beef, lamb and pork operating facilities in Australia and New Zealand, see “—Properties—Operating Facilities—Australia Segment.”

Since 2007, we have made capital and operational expenditures, including the installation of plate freezers and value-added variety meats capture technology. We believe these expenditures have enhanced product quality, improved customer satisfaction and increased sales potential. We have equipped our facilities to process value-added products and consumer-ready products. Our facilities produce additional value-added products, including seasoned and marinated beef items. The design of our facilities emphasizes worker safety to ensure regulatory compliance and to reduce worker injuries. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards.

All products are subject to stringent animal husbandry and food safety procedures. Our processing plants are subject to extensive regulation and inspection by the Australian government, through the Australian Quarantine Inspection Service (“AQIS”), the Australian equivalent of the USDA. Our Australian processing plants are currently in compliance with all AQIS international customer requirements. Our Dinmore and Beef City facilities are European Union-certified facilities, which enable us to export primal cuts to Europe. Our feedlots provide a clean and scientific feeding regimen to ensure that safe grain-fed products are delivered to our customers.

Others Segment

Our Others segment includes our global leather business, our Italian value-added and branded beef business and our trading companies.

We operate several hide tanneries around the world, including: one in Argentina, one in Uruguay, one in Mexico, one in Germany, one in Vietnam and one in Italy.

Distribution and Transportation

Our distribution and transportation network enables us to sell our products throughout the world and is fundamental to our strategy of expanding into new markets and consolidating our safe and high-quality services in markets in which we already operate. We continue to seek innovative solutions to accomplish this mission. Our distribution network consists of distribution centers and sales offices.

The table below sets forth our owned and leased distribution centers by location as of December 31, 2024:

	Owned Facilities	Leased Facilities	Total
Brazil	9	24	33
Mexico	8	14	22
United States	2	1	3
Puerto Rico	—	1	1
Australia	—	7	7
New Zealand	—	1	1
Europe	1	2	3

Total	20	50	70

South America

Our transportation network in Brazil consists of owned and outsourced trucks for distribution and transportation of raw material. We use this fleet to transport raw materials, including cattle, grains and chicken to our processing plants and export finished products to various ports throughout Brazil, as well as other vehicles that serve our direct distribution network of domestic retailers and end consumers.

In order to facilitate export logistics, we have an inland container terminal on land located in Cubatão, São Paulo (near the Port of Santos, the largest port in Latin America), which we purchased in October 2007.

North America

Our transportation network in the United States consists of owned or leased trucks in the United States that are especially equipped to transport raw materials and finished products. We also utilize third-party shipping companies that provide us with additional trucks to transport our raw materials and finished products. Our diesel fuel costs are not significant because fuel costs are generally borne by the customer and are therefore largely “passed through” to the buyer of the finished goods. We do not have long-term contracts to purchase diesel fuel since we purchase most of our fuel for our trucks on the national highway system in truck stops.

Europe

In Europe, we rely on a mix of owned and contractor-operated vehicles to transport live chickens from farms to our primary production sites in specialized humane high-welfare containers. We also rely on a mix of owned and contractor-operated refrigerated vehicles to move partly finished products between our various production sites for further processing. Once processed, our products are chilled or frozen and delivered to our customers. Chilled products typically move from the processing plant to the customer within one to two days.

For deliveries to customers, we outsource distribution using a number of distribution partners, which enables us to make use of a variety of flexible solutions provided by these logistics providers. Certain of our customers are involved in our product distribution process, either by handling all of their own delivery and distribution needs (effectively taking delivery of our products at the factory door) or by acting as contractors to back-haul certain products from Northern Ireland to destinations in Great Britain. In order to mitigate the risks associated with the refrigerated transportation of perishable items, we obtain insurance for loss of goods and we secure contractual provisions transferring some of the risk to haulers. However, we are at times forced to bear certain of these risks ourselves.

Our warehousing operations are predominantly focused at site level, with external cold storage locations available for use, as needed, but with a focus on minimizing their use to reduce costs. A dedicated internal team drives planning for logistical processes to ensure that operations are as low cost but as flexible as possible while maintaining the highest levels of customer service.

Our poultry by-products typically have a longer lag time between processing and delivery to the customer.

Australia and New Zealand

Our distribution network in Australia and New Zealand varies by product type. Our distribution facilities in Australia and New Zealand are strategically located near certain of our processing plants. We also sell our products to foodservice distributors that further distribute our products to restaurants and hotel chains and other customers. These foodservice distributors purchase our products from our processing plants.

Properties

Operating Facilities

The following tables set forth the number and aggregate capacities of our processing facilities by business segment and location as of December 31, 2024:

Brazil Segment

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity (1)
Fresh Beef Processing Plants
Brazil	33	33,426

Total	33	33,426

Hide Processing Plants
Brazil	15	46,068

Total	15	46,068

(1)	Capacity measured in head of cattle (beef processing plants) or hides (hide processing plants).

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Further Processed and Prepared Foods Plants (1)
Brazil	8	22,000

Total	8	22,000

(1)	Prepared food products plants process fresh and frozen beef and other raw materials into ready-to-eat meals.

Seara Segment

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity (1)
Fresh Chicken Processing Plants
Brazil	30	5,433,000

Total	30	5,433,000

Fresh Pork Processing Plants
Brazil	8	34,550

Total	8	34,550

(1)	Capacity measured in broilers (fresh chicken processing plants) or hogs (fresh pork processing plants).

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added, Branded and Prepared Foods Plants (1)
Brazil	25	131,915

Total	25	131,915

(1)	Prepared food products plants process fresh and frozen chicken, pork, beef, margarine and other raw materials into ready-to-eat meals.

Beef North America Segment

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(cattle)
Fresh Beef Processing Plants
United States	9	28,198
Canada	1	4,400

Total	10	32,598

Hide Processing Plants
United States	1	5,000

Total	1	5,000

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added and Branded Beef Processing Plants
United States (1)	7	19,342
Canada	1	492

Total	8	19,834

(1)	The value-added facilities in the Beef North America segment also process pork products.

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Plant-Based Protein Processing Plants
Europe	3	1,977

Total	3	1,977

The operations from JBS USA’s acquisition of Vivera Topholding BV are included in our Beef North America segment and include three production facilities and a research and development center located in the Netherlands.

Pork USA Segment

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
United States	5	92,600

Total	5	92,600

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added and Branded Pork Processing Plants
United States	9	20,012

Total	9	20,012

Pilgrim’s Pride Segment

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(broilers)
Fresh Chicken Processing Plants
United States	25	6,301,442
Mexico	6	1,106,942
United Kingdom and Europe	4	887,142
Puerto Rico	1	65,042

Total	36	8,360,568

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
United Kingdom and Europe	2	8,550

Total	2	8,550

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(lambs)
Fresh Lamb Processing Plant
Europe	1	3,333

Total	1	3,333

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added, Branded and Prepared Foods Plants (1)
United Kingdom (2)	18	45,819
United States	4	20,569
France	3	10,105
Ireland	2	9,691
Mexico	2	3,525
The Netherlands	1	683

Total	30	90,392

(1)	Prepared food products plants process fresh and frozen chicken and pork and other raw materials into ready-to-eat meals.
(2)	Five of the United Kingdom facilities prepare meal kits with a capacity of approximately 4,200 meals per week.

Australia Segment

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(cattle)
Fresh Beef Processing Plants
Australia (1)	8	9,598

Total	8	9,598

(1)	Includes one combined beef, lamb and sheep processing plant.

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(lambs)
Fresh Lamb and Sheep Processing Plants
Australia (1)	3	20,200

Total	3	20,200

(1)	Includes one combined beef, lamb and sheep processing plant.

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
Australia	3	11,260

Total	3	11,260

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(tons)
Fresh Fish Processing Plants
Australia	2	217

Total	2	217

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(hide)
Hide Processing Plants
Australia	1	7,900

Total	1	7,900

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Value-Added and Branded Beef Processing Plants
Australia	7	18,663
New Zealand	1	1,351

Total	8	20,014

Others Segment

	As of December 31, 2024
	Number of Facilities	Aggregate Daily Capacity
		(hide)
Hide Processing Plants
Argentina	1	4,450
Uruguay	1	3,000
Mexico	1	727
Germany	1	75
Vietnam	1	4,900
Italy	1	1,500

Total	6	14,652

	As of December 31, 2024
	Number of Facilities	Aggregate Monthly Capacity
		(tons)
Further Processed Pork Processing Plants
Italy	4	761

Total	4	761

As of December 31, 2024, we also operated eight feedlots in Brazil (of which two were owned and six were leased) and other facilities and farms related to feed production and animal raising.

We believe our facilities are generally adequate and suitable for our current purposes; however, seasonal fluctuations in inventories and production may occur as a reaction to market demands for certain products. We regularly engage in construction and other capital improvement projects intended to expand capacity and improve the efficiency of our processing and support facilities. We also evaluate the efficiencies of our operations and may from time to time consider changing the number or type of plants we operate to align with our capacity needs.

We believe our facilities are generally adequate and suitable for our current purposes; however, seasonal fluctuations in inventories and production may occur as a reaction to market demands for certain products. We regularly engage in construction and other capital improvement projects intended to expand capacity and improve the efficiency of our processing and support facilities. We also evaluate the efficiencies of our operations and may from time to time consider changing the number or type of plants we operate to align with our capacity needs.

Competition

Beef and Pork Industries

The beef and pork sectors are highly competitive in the markets in which we operate. We believe that the main competitive factors in the beef and pork industries are operational efficiency, product availability, quality and cost of raw materials, manpower, price, quality, food safety, product distribution, technological innovation and brand loyalty. Our ability to compete effectively depends on our capacity to compete in these areas. See “Risk Factors—Risks Relating to Our Business and Industries—We face competition in our business, which may adversely affect our market share and profitability.”

In the beef sector, our primary competitors are international beef producers, such as Marfrig and Minerva in Brazil, Tyson Foods, Inc., National Beef Packing Company, LLC and Cargill Inc. in the United States and Teys Bros Pty Ltd. and Nippon Meat Packers Ltd. in Australia. In the pork sector, our primary competitors are Smithfield Foods, Inc., Tyson Foods, Inc., Seaboard Foods and Hormel Foods Corporation in the United States and Cooperativa Aurora—Cooperativa Central Oeste Catarinense Ltda. in Brazil.

In addition, our United States, Canadian and Australian beef operations also compete with our South American beef operations to a limited degree. For example, our Australian operations export to markets in the European Union, Africa and the Middle East, Japan and South Korea, which are markets to which our South American operations also exports. We do not believe our intra-company competition in these markets has a material adverse effect on our current business.

Poultry Industry

The poultry sector is highly competitive in the markets in which we operate. We believe that the main competitive factors in the poultry industry vary in accordance with the market. In the retail market, we believe that competition is primarily based on product quality, brand awareness, client service and price. In the food services market, we believe that competition is primarily based on consistent quality, product development, customer service and price. Our ability to compete effectively depends on our capacity to compete in these areas. See “Risk Factors—Risks Relating to Our Business and Industries—We face competition in our business, which may adversely affect our market share and profitability.”

In the poultry sector, our primary competitors are Tyson Foods, Inc. and Sanderson Farms, Inc. in North America, BRF, S.A. in Brazil and 2 Sisters Food Group in Europe.

Seasonality

Demand

In the beef sector in the United States, seasonal demand for beef products is higher in the summer and autumn months, when weather patterns allow for more outdoor activities. There is typically an increase in the demand for higher value products, such as steaks, during such months. Both the prices for live cattle and packaged beef tend to reach seasonal highs at such times. Because of the increase in consumption and more favorable conditions for the growth and housing of confined animals in the winter months, there are generally more cattle available in the summer and autumn. Seasonal demand in Australia does not fluctuate as much as it does in the United States.

The pork sector in the United States presents similar seasonal cycles, but in different months. The greatest demand for pork occurs from October to March, when the availability of hogs combined with the holidays increase the demand for ham, pork loin and other pork products with greater aggregated value.

We experience no major seasonal fluctuations in demand in our United States, Mexico and Puerto Rico chicken business. Nevertheless, our net revenues have been historically higher in our second and third fiscal quarters, corresponding to the spring and summer in North America and lower in our first fiscal quarter, corresponding to the winter.

Generally, our sales in Brazil are not impacted by seasonality. However, in regards to our chicken segment, we have observed fluctuations in demand whereby our net revenues in Brazil from this segment are historically higher in the first half of the year, coinciding with the summer and fall, and sales volume of certain of our special product lines undergo considerable variation during certain holidays, including Christmas, New Year and Easter. Nonetheless, we believe that such variations do not materially affect our results.

Our chicken and processed food businesses are generally subject to minor seasonal fluctuations in our European division, which includes operations in the United Kingdom, Ireland, France and the Netherlands. While product mix changes seasonally, with certain prepared foods and barbeque items selling in higher volumes during the summer, and certain prepared foods and raw turkeys selling in higher volumes around Christmas, there is generally a continued demand for poultry throughout the year.

Impact of Commodity Prices

Beef, pork and chicken markets are affected by fluctuations in the prices of certain commodities. Our North American beef and pork businesses are indirectly influenced by fluctuations in the prices of feed ingredients since we do not keep or raise our own cattle and we raise only about 25% of our hogs. Instead, our beef and pork businesses are more directly affected by fluctuations in the spot market for beef cattle and hogs in the regions where we buy a significant part of the beef cattle and hogs required for our operations. On the other hand, our North American chicken business is more influenced by fluctuations in the prices of corn and soy meal, which are feed ingredients required for our vertically integrated chicken operations.

A substantial portion of animal feed production used for the growing of chicken in Brazil comes from soy, soy products and corn, and although these costs are denominated in Brazilian reais, the prices of these commodities tend to follow international prices, which in turn, are denominated in U.S. dollars and are influenced by exchange rate fluctuations. As a result, our businesses are heavily influenced by fluctuations in the prices of corn and soy meal, feed ingredients that are necessary for our vertically integrated chicken operations.

Likewise, the fluctuation of commodities prices impacts the prices of raw materials, primarily wheat and soy, used to produce feed for our chicken operations in Europe.

Regulation

Environmental and Health Regulations

Our operations are subject to local, state and federal environmental and health laws and regulations in the jurisdictions in which we operate. We believe that we are in substantial compliance with all applicable laws and regulations relating to the operations of our facilities and we maintain a rigorous program of interventions, inspections and testing to reduce the likelihood of food safety hazards.

The following presents a summary of the environmental- and health-related regulatory schemes to which we are subject in our most significant jurisdictions.

Brazil

Our Brazilian operations are subject to Brazilian federal, state and local laws and regulations governing environmental licensing, use of water resources, interference in specially protected areas (such as legal reserve areas, indigenous areas, quilombola community areas, conservation units, archaeological areas and permanent preservation areas), the discharge of effluents and emissions into the environment, the management and disposal of industrial waste and other environmental protection laws and regulations. The Brazilian Constitution grants federal, state and municipal governments the authority to issue environmental protection laws and to publish regulations based on those laws. While the Brazilian federal government has authority to issue environmental regulations setting general standards for environmental protection, state governments have the authority to issue stricter environmental regulations. Municipal governments may only issue regulations regarding matters of local interest or as a supplement to federal or state laws. In situations where there is a conflict of rules, the legislation offering greater environmental protection will normally prevail.

Our operations in Brazil are subject to environmental licensing, which is required for potentially polluting activities or those that may in any way cause environmental degradation. Environmental licensing is required for both greenfield and brownfield enterprises.

Environmental licensing is usually comprised of three stages: preliminary, installation and operating licenses. The preliminary license is granted during the preliminary phase of an enterprise or activity, to authorize its location and concept, attesting its environmental feasibility, and establishes the conditions and technical requirements to be complied in further stages of development. The installation license authorizes the facility’s construction in accordance with the specifications stated in the license and/or in the plans, programs and projects approved by the environmental authority. The operating license authorizes the commencement and continuation of operational activities after the fulfillment of the conditions and requirements stated in the installation license. The operating license also establishes conditions and technical requirements that must be fulfilled in order to maintain its validity. These licenses are also required for any significant expansion, amendments of our activities or increase of production capacity.

The renewal of environmental licenses usually must be requested within 120 (one hundred twenty) days before the end of its term of validity in order to automatically extend the validity of the licenses until the environmental authority’s definitive decision on such request. Carrying out a potentially polluting activity without the relevant and applicable environmental license is an administrative violation and a criminal offense, regardless of the legal obligation to repair any environmental damage eventually caused. In the administrative sphere, the legislation in effect authorizes the imposition of fines ranging from R$50.00 to R$50,000,000.00, among other penalties such as warning, embargo, full or partial suspension of the activities and demolition. The sanctions are also applicable in case the entrepreneur fails to comply with the technical conditions established in the related environmental license.

The Brazilian Federal Constitution provides for three different types of environmental liabilities: civil, administrative and criminal, that may be applied independently and cumulatively.

Civil liability for environmental damage is strict and applies to any individual or legal entity, whether public or private, that directly or indirectly harms the environment, irrespective of fault or intent. The proof of a causal link between the action (or omission) and the damage is enough. Brazilian law also imposes joint and several liability upon anyone who, by virtue of a given activity, facilitates or contributes to environmental damages.

Civil environmental liability in Brazil is also considered by case law as propter rem, that is, liability attaches to the real estate property. Therefore, whoever buys or holds environmentally damaged land will succeed in the liability for the clean up or recovery and for reparation of potential damage to third parties. Moreover, Federal Law No. 9,605/98 (Environmental Crimes Act) also provides for the possibility of piercing the corporate veil when it is an obstacle to recover damage caused to the environment. As a result, the controlling legal entity can be found liable despite a limited liability legal status. In this situation, shareholders and officers may become personally liable for the damage.

At the administrative level, environmental liability may be assigned through administrative sanctions imposed by the applicable environmental entities. These sanction may lead to: (1) warnings; (2) restriction of rights; (3) suspension or interdiction of the activities; (4) prohibition to contract with the government; (5) suspension of licenses; (6) withdrawal of tax incentives and benefits; and (7) imposition of fines, ranging from R$50.00 to R$50,000,000.00, tailored to the economic capacity and track record of the offender, in addition to the severity of the facts and past performance, with the possibility of these fines being imposed at double or triple rates for repeated offenses. Administrative liability falls on the person engaged in the conduct described as an administrative offense.

Criminal liability is personal, arising directly from the unlawful conduct of the agent. Brazilian law allows criminal liability to be assigned to individual persons, as well as corporate entities. When liability is assigned to corporate entities, the individual persons making the decision that resulted in the criminal conduct (such as directors, officers, administrators, board members, members of technical entities, auditors, managers, agents or representatives) may also be penalized to the extent of their culpability. Violators may be subject to criminal penalties, such as imprisonment and/or fines. There is also a possibility of replacement of custodial sentences with restricting rights penalties in specific cases established by law.

The presence of hazardous materials at our facilities may expose us to potential liabilities associated with the clean up of contaminated soil and groundwater. The existence of contamination represents an environmental liability that may result in civil, administrative and criminal sanctions for the polluter, operator and/or the purchaser of the affected property. We could be liable for (1) the costs involving the remediation of any existing contamination and (2) the restoration of natural resources damaged by any release, among other proceedings requested by the environmental agency. The investigations, remediation and monitoring of contaminated areas generally are time consuming and involve significant costs. In addition to the risk of sanctions in the criminal sphere (imprisonment for up to four years for shareholders, officers or any other person that has been found liable for the offense and assessment of a fine) and administrative sphere, and the obligation to repair the damage in the civil sphere, the existence of environmental contamination may negatively impact our image.

Our operations in Brazil are subject to extensive regulation and oversight by the Brazilian Ministry of Agriculture and Livestock (Ministério da Agricultura, Pecuária e Abastecimento), the Brazilian National Health Surveillance Agency (Agência Nacional de Vigilância Sanitária) (“ANVISA”), and other federal, state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures of the meat processing industry have been subject to increased scrutiny and oversight by the Brazilian Ministry of Agriculture and Livestock and ANVISA. Each facility in which we operate is subject to prior licensing by state authorities and must provide veterinarian oversight of a veterinarian duly enrolled before the Veterinary Medical Regional Council - CRMV. If we fail to comply with any health laws, to renew licenses or to otherwise comply with any laws regulating our industries, we may be subject to legal and civil liability, including warnings, fines, interdiction, and suspension of permits or licenses, as well as penalties under Law No. 6,437 of August 20, 1977, Decree No. 9,013, of March 29, 2017, and others.

All of our meat processing plants in Brazil are approved by the Brazilian Federal Inspection Service (Serviço de Inspeção Federal—SIF), which regulates the export of animal products and certifies our production facilities. Our animal product exports receive an international health certificate and our transfers in Brazil receive an uncertified transfer form. U.S. and European markets are regulated by the Brazilian Federal Inspection Service (Serviço de Inspeção Federal—SIF), whose controls are stricter. Our quality control measures include the use of on-site laboratories and expert technicians. To meet international health standards, our products are handled in climate-controlled rooms and our freezing and refrigeration chambers are equipped with computerized temperature-control systems. Noncompliance with these health standards may result in the revocation of our licenses or permits or suspension of our operations in addition to any financial liability or reputational damage.

Brazilian Forest Code

Brazil originally enacted a native vegetation protection law in 1965. In 2012, Brazil enacted an updated version of the law, through Federal Law No. 12.651 (Código Florestal) (the “Forest Code”), setting forth the rules for the protection of native vegetation in Brazil that are currently in force. The Forest Code organizes the application of its regulations through the establishment of permanent preservation areas, legal reserves, restricted use areas and permitted forest exploitation areas, each subject to different levels of regulation, as further explained below:

•

Permanent preservation areas. Under the Forest Code, a permanent preservation area is a designated area that is protected in order to preserve water courses and other bodies of water, as well as geological stability and biodiversity, to protect flora and fauna and assure well-being of human populations.

•

Legal reserve areas. Under the Forest Code, rural land is required to maintain a certain percentage of its area with native vegetation coverage, in order to assure sustainable economic use of natural resources, to facilitate conservation, rehabilitate the land, and promote conservation and biodiversity by providing space for flora and fauna, with the required percentage depending on where the property is located. For example, in the Amazon rainforest region, rural lands are required to maintain an 80% legal reserve, while other regions are required to maintain lower reserve percentages.

•	Restricted use areas. The Forest Code also establishes restricted use areas (such as wetlands and hillsides) where activities are required to follow good forestry and agricultural practices.

In addition, the Forest Code also provides some rural landowners greater leniency in cases where native vegetation was illegally clear-cut for agriculture or livestock breeding purposes prior to July 2008.

The Forest Code also established the Rural Environmental Registry (Cadastro Ambiental Rural) (“CAR”), which is a mandatory self-declaratory electronic registry applicable to rural properties. Rural land owners are required to register with the CAR electronic geo-referenced information relating to their properties with reference to the permanent preservation areas, legal reserve areas and restricted use areas defined in the Forest Code. This information is compiled into an electronic database and the CAR serves as the basis for the environmental management and monitoring by Brazilian environmental authorities, enhancing their ability to control deforestation in private landholdings. Under the Forest Code, Brazil has also implemented the Environmental Regularization Program (Programa de Regularização Ambiental), which aims to address and regulate environmental liabilities at the individual property level by working directly with landowners.

Compliance with the Forest Code is monitored by entities affiliated with the Brazilian National Environmental System (Sistema Nacional do Meio Ambiente) (the “SNMA”). The SNMA conducts verifications to assess whether market participants are in compliance with the Forest Code. Our environmental licenses to operate our facilities are required to be renewed every four years and each renewal requires an SNMA audit. Failure to comply with the preservation regulations applicable to the designated property types will subject the violating party to potential administrative, civil and criminal penalties in Brazil. Administrative penalties include fines, embargoes and injunctions and criminal penalties may include fines and imprisonment. Civil penalties may include the obligation to remediate environmental damage and related indemnification. Direct penalties for violative conduct would apply to the landowners to the extent that they do not adhere to the preservation rules applicable in accordance with the relevant type of property.

JBS has not been sanctioned or held liable for violations of the Forest Code. However, if one of our suppliers violates the applicable Forest Code regulations, it is possible that we could also be held liable in civil proceedings, together with the supplier in question, to the extent that we were found to be jointly responsible with the supplier for the supplier’s failure to follow applicable rules.

North America

Our United States operations are subject to extensive regulation by the United States Department of Agriculture (“USDA”), Environmental Protection Agency (the “EPA”), the Occupational Safety and Health Administration (“OSHA”), and other federal, state and local authorities relating to handling and discharge of industrial waste water, storm water, air emissions, treatment, storage and disposal of agricultural and food processing wastes, handling of hazardous substances, remediation of contaminated soil, surface water and groundwater and the use and maintenance of refrigeration systems, including ammonia-based chillers, noise, odor and dust management, the operation of mechanized processing equipment, and other operations. The USDA, EPA, OSHA and/or other U.S. federal, state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. Such compliance may require us to incur additional capital and operating expenses which may be significant. In order to ensure ongoing compliance with existing environmental laws, rules, and regulations, we must, from time to time, replace, repair, or upgrade existing facilities, equipment, or supplies, which may require us to incur additional capital expenditures.

We are also subject to government regulation by the Center for Disease Control, the USDA and the United States Food and Drug Administration (the “FDA”), in the United States. Our processing plants in the United States are subject to on-site examination, inspection and regulation by the USDA. The FDA inspects the production of our feed mills in the United States. We anticipate increased regulation by the EPA and various other state agencies concerning discharges to the environment, by the USDA concerning food safety and by the FDA concerning the use of medications in feed.

Our Canadian and Mexican operations also are subject to extensive regulation by Canadian and Mexican environmental authorities, respectively. Canadian and Mexican federal, state and local authorities may, from time to time, adopt revisions to environmental rules and regulations, and/or changes in the terms and conditions of our environmental permits, with which we must comply. Compliance with existing or new environmental requirements, including more stringent limitations imposed or expected in recently-renewed or soon-to be renewed environmental permits, will require capital expenditures and operating expenses which may be significant. Our Canadian and Mexican food processing plants and feed mills are also subject to on-site examination, inspection and regulation by Canadian and Mexican governmental agencies that performs functions similar to those performed by the USDA and the FDA.

Many of our facilities handle the treatment and disposal of wastewater, stormwater, and agricultural and food processing wastes, the use and maintenance of refrigeration systems, including ammonia-based chillers, noise, odor, and dust management, the operation of mechanized processing equipment, and other operations that potentially could affect the environment, health and safety. In addition, some of our facilities have been operating for many years, and were built before current environmental, health and safety standards were imposed and/or in areas that recently have become subject to residential and commercial development pressures. We are upgrading wastewater treatment facilities at a number of our facilities, either pursuant to consent agreements with regulatory authorities or on a voluntary basis in anticipation of future permit requirements. The exact amount of capital expenditures associated with these upgrades, which will be spread over a number of years, is still uncertain but may be material. In addition, many of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability. Some of our properties have been affected by contamination from spills and we and our predecessors have incurred costs to remediate such contamination. We also have voluntarily upgraded some of our facilities to address concerns of local governmental officials and/or our neighbors.

We are also subject to voluntary market withdrawals and recalls of our meat products in the event of suspected contamination or adulteration that could constitute food safety hazards. We maintain a rigorous program of interventions, inspections, and testing to reduce the likelihood of food safety hazards. As a proactive measure, for example, our management team expanded our testing procedures in all of our beef processing plants.

We have, from time to time had incidents at our plants involving worker health and safety. These have included ammonia releases due to mechanical failures in chiller systems and worker injuries and fatalities involving processing equipment and vehicle accidents. We have taken preventive measures in response; however, we can make no assurance that similar incidents will not arise in the future. New environmental, health and safety requirements, stricter interpretations of existing requirements, or obligations related to the investigation or clean up of contaminated sites, may materially affect our business or operations in the future. See “Risk Factors—Risks Relating to Our Business and Industries—We are subject to various risks relating to worker safety.”

Some of our properties have been impacted by contamination from spills, waste system discharges, violation of discharges permits, and air emissions concerns, and we have incurred costs to remediate such contamination. In addition, in the past we have acquired businesses with operations such as pesticide or fertilizer production that involved greater use of hazardous materials and generation of more hazardous wastes than our current operations. While many of those operations have been sold or closed, some environmental laws impose strict and, in certain circumstances, joint and several liability for costs of investigation and remediation of contaminated sites or third-party disposal sites on current and former owners and operators of the sites, and on persons who arranged for disposal of wastes at such sites. In addition, current owners or operators of such contaminated sites may seek to recover cleanup costs from us based on past operations or contractual indemnifications.

Increasing efforts to control emissions of GHG are also likely to impact our operations. In the United States, the EPA issued a rule establishing a mandatory GHG reporting system for certain activities, including manure management systems, which exceed specified emission thresholds, and some of our facilities are subject to these reporting requirements. The EPA is regulating GHG emissions through the Clean Air Act. In addition, the State of California and the SEC have enacted climate disclosure rules that will require compliant carbon accounting and reporting. On March 15, 2024, a federal appellate court imposed a temporary stay pending judicial review of the SEC’s new rules, and accordingly such rules are not currently in effect.

Australia

Our Australian export beef and lamb operations also are subject to extensive food safety and animal welfare regulation and oversight by the Australian Federal Department of Agriculture, Fisheries and Forestry (“DAFF”),

as well as Australian state government environmental authorities. In addition, compliance with the Australian federal government’s Export Meat Inspection Program, a full cost recovery program, requires us to incur significant costs. Additional capital and operating expenses which may be significant are also incurred in relation to ongoing compliance with existing environmental laws, rules, and regulations. We are also required, from time to time, to replace, repair, or upgrade existing facilities, equipment, or supplies in order to meet various regulatory requirements.

Some of our Australian facilities discharge wastewater directly into municipally operated wastewater treatment plants, and if such municipal plants are unable to comply with environmental rules, we may be required to make improvements or operational changes to improve the quality of water being delivered to such facilities, which requires us to incur additional costs. In addition, many of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability.

Australia has a well-established institutional framework to support the conservation and sustainable management of forests administered by the Australian Government Department of Agriculture, Fisheries and Forestry. Forest policy in Australia is developed and implemented at the national, state and territory levels. State and territory governments have primary responsibility for forest management. These laws apply to private and public lands throughout Australia administered by state regulators and associated councils. There are defined tree clearing exemptions applicable across Australia as well, however law requires any person clearing native vegetation must hold a permit, unless the clearing is for an exempt purpose.

Increasing efforts to control GHG emissions are being made by Australian federal and state government policies and such efforts are likely to impact our operations. We have developed a plan to address our GHG emissions in Australia, specifically Scope 1 emissions.

Europe and United Kingdom

Our operations in Europe and the United Kingdom are subject to a number of local, national and regional laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of activities, including:

•	the discharge of pollutants into the air and water;

•

the identification, generation, storage, handling, transportation, disposal, record-keeping, labelling, reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to:

•	construct or acquire new equipment;

•	acquire or amend permits to authorize facility operations;

•	modify, upgrade or replace existing and proposed equipment; and

•	clean up or decommission waste management facilities.

Our capital and operating budgets include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

The presence of hazardous materials at our facilities may expose us to potential liabilities associated with the clean up of contaminated soil and groundwater, and we could be liable for (1) the costs of responding to and remediating any release of hazardous materials and (2) the restoration of natural resources damaged by any such release, among other things. We have not incurred, nor do we anticipate incurring, material expenditures in order to comply with environmental laws or regulations pertaining to hazardous materials or the restoration of natural resources. We are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business.

Corporate Sustainability Reporting Directive (CSRD) and Corporate Sustainability Due Diligence Directive (CSDDD)

We will become subject to further sustainability-related reporting requirements in the near future. Directive (EU) 2022/2464 of the European Parliament and of the Council of December 14, 2022, amending Regulation (EU) No 537/2014, Directive 2004/109/EC, Directive 2006/43/EC and Directive 2013/34/EU, as regards corporate sustainability reporting (the “CSRD”), entered into force on January 5, 2023.

The CSRD implements more stringent rules about the social and environmental information that companies have to report. For 2025 (expected to be filed in 2026), the CSRD will require us to include in our Dutch annual report a sustainability statement that meets the requirements of the CSRD, and should reflect a “double materiality” concept that analyzes our impact on sustainability metrics, as well as how sustainability matters affect our own performance. The information required to be provided under the CSRD must include information on our own operations as well as those of our value chain.

In addition, the European Commission adopted its proposal for the Corporate Sustainability Due Diligence Directive (“CSDDD”) in February 2022. On May 24, 2024, the CSDDD was adopted by the Council of the European Union. It is expected that this directive will CSDDD start to apply from 2027 for the largest companies and 2029 for other in-scope companies.

The CSDDD is expected to require companies such as ours to identify and, where necessary, prevent, end, or mitigate actual or potential adverse human rights and environmental impacts, such as child labor, exploitation of workers, pollution, and biodiversity loss. More specifically, we would be required to:

•	integrate human rights and environmental due diligence into our policies and risk management systems to the extent not already integrated;

•	identify and assess actual and potential adverse human rights and environmental impacts in our own operations and those of our subsidiaries and upstream and downstream business partners;

•	take appropriate measures to prevent or mitigate potential adverse impacts on human rights or the environment;

•	bring to an end or minimize any actual adverse impacts on human rights or the environment that materialize and remedy these going forward;

•	establish and maintain a notification mechanism and complaints procedure;

•	monitor the effectiveness of our due diligence policy and measures; and

•	publicly communicate our due diligence procedures, to the extent not already covered in our CSRD reporting.

In addition, the CSDDD will require in-scope companies to adopt, put into effect and keep up-to-date a climate change transition plan for climate change mitigation, which aims to ensure that, through best efforts, their business model and strategy are compatible with the transition to a sustainable economy and with limiting global warming to 1.5°C.

European Union Deforestation Regulation

The European Union has adopted a new regulation to curb the European Union market’s impact on global deforestation and forest degradation around the world, as well as protecting the rights of indigenous peoples.

The European Union Deforestation Regulation (the “EUDR”) entered into force on June 29, 2023, and its main obligations, which were initially expected to become applicable in December 2024, are expected to become applicable in December 2025. The EUDR mandates extensive due diligence on the value chain for all operators and traders dealing in seven covered commodities:

•	Cattle;

•	Cocoa;

•	Coffee;

•	Palm oil;

•	Rubber;

•	Soy; and

•	Wood.

Businesses will be allowed a transition period after the regulations become applicable. While the specific implementing timelines have not yet been established, larger companies will potentially have a 12-month grace period from the date of the regulation’s applicability to come into compliance, depending on the specifics of EU member states’ individual enforcement schemes. During such grace period, companies are expected to implement due diligence systems and adapt their supply chains in preparation for the new rules. Since the EUDR came into force, we have been monitoring its implementation to ensure full compliance by the date of application. The recent postponement of EUDR allows us to improve our due diligence procedures. This includes assessments related to deforestation, human rights, land use rights, as well as the rights of indigenous peoples and local communities.

In addition, certain specified products made from the cover commodities must also be “deforestation-free” in order to be sold in the European Union market or exported from it. Imported covered goods must also be covered by a due diligence statement establishing that they are deforestation-free and were produced in accordance with applicable local laws. The EUDR does not apply to goods made before the EUDR’s entry into force (save for timber and timber products), or goods produced entirely from material that has completed its lifecycle and would otherwise have been discarded as waste.

Under the EUDR, “deforestation-free” means that the good does not contain, has not been fed, or been made using relevant covered commodities that were produced on deforested land (i.e., the conversion of forest to agricultural use, whether human-induced or not) after December 31, 2020. Certain products containing or having been made from wood must not use forest degradation-inducing wood (i.e., wood collected in a manner causing structural changes to the cover of certain forest).

Operators and traders wanting to market covered products in the European Union (or export them from the European Union) must conduct extensive diligence, including the geolocation of all plots of land where the relevant commodities were produced, as well as the date or time range of production, or face dissuasive penalties.

Before placing relevant products on the European Union market or exporting them, operators and non-small to medium size enterprises (“SME”) traders must submit a due diligence statement to their competent authority through a dedicated information system to be established by the European Commission. Importantly, such products may not be placed on the European Union market if the due diligence exercise reveals non-negligible risks that the products are not compliant.

To ensure that items entering the European Union market are not from land that has been deforested or subject to “forest degradation” since December 31, 2020, operators and non-SME traders will need to:

•	Collect detailed information that demonstrates the products comply with the EUDR;

•	Carry out a risk assessment in relation to each product to ascertain the risk of non-compliance with the EUDR; and

•	Mitigate risks by carrying out independent surveys/audits, gathering additional documentation, or working with suppliers (particularly SMEs) through capacity building and investments.

The EUDR also requires operators to establish and maintain a “due diligence system” of procedures and measures to ensure relevant products comply with the EUDR’s requirements. If not compliant, the competent authority will require the operator/trader to take corrective action within a specified and reasonable period of time. The competent authorities will have the powers to order:

•	Correction of any formal non-compliance (for example, failure to maintain due diligence statements);

•	A ban on the item being sold in the European Union or exported;

•	Immediate withdrawal or recall of the item; or

•	Donation to charity or public interest purposes or disposal of the products if that is not possible.

Penalties for non-compliance will be laid down under national law, but must be effective, proportionate and dissuasive. In due course, the intention is for the EUDR to be subject to criminal penalties, but under the EUDR itself, penalties may include:

•

Fines proportionate to the environmental damage and value of the items and will gradually increase with repeated infringements. The maximum fine will be at least 4% of European Union turnover in the preceding year and may be increased to exceed the potential economic benefit;

•	Confiscation of the products or confiscation of the revenues gained from the items;

•	Temporary exclusion from public procurement processes and public funding; and

•	For serious or repeated infringements:

•	temporary prohibition from dealing in the European Union in those items; or

•	a prohibition from using the simplified due diligence process.

Member states will also inform the European Commission of final judgments against legal persons within 30 days. The European Commission will publish the name, date and a summary of the activities that infringed the EUDR and the nature and amount of penalty imposed.

This summary is subject to change to the extent that individual EU member states implement the EUDR in the future in ways that differ from this discussion.

United Kingdom Deforestation Regulation

The U.K. Environment Act 2021 sets out provisions to tackle deforestation by controls on the U.K.’s international supply chain for certain agricultural commodities (other than timber and timber products) known as forest risk commodities (the “Forest Risk Commodities Scheme”). In December 2023, the U.K. government indicated that it would introduce legislation to create regulations that implement the Forest Risk Commodities Scheme in due course. The commodities identified as subject to the legislation are:

•	Cattle products (excluding dairy);

•	Cocoa;

•	Palm oil; and

•	Soy.

The Forest Risk Commodities Scheme is expected to extend existing supply chain due diligence requirements to prevent illegal deforestation by requiring regulated businesses to establish and implement a supply due diligence scheme for regulated commodities and their products used in U.K. commercial activities.

The implementing legislation of the Forest Risk Commodities Scheme has been delayed and the final adoption of the legislation has not occurred as of the date of this prospectus. The exact timing of any such final adoption remains uncertain.

Compliance with European Union and United Kingdom Initiatives

The EUDR and the U.K.’s Forest Risk Commodities Scheme are significantly different from each other in form and approach. The EUDR has a more comprehensive and uniform approach, restricting goods originating from all types of deforestation, while the Forest Risk Commodities Scheme only targets deforestation that is illegal according to the local laws of the country of origin. The EUDR program is designed to directly impact parties who import products into the European Union, as opposed to directly impacting the producers outside of the European Union.

During the 12-month period ended December 31, 2024, the sales of beef exported from Brazil to the European Union and the United Kingdom, represented less than 1% of our total consolidated net revenue.

As described below under “—Cattle and Grain Supply Chains and Deforestation—Brazilian Cattle Supply Chain,” we already perform extensive monitoring of our direct suppliers using recognized CAR and PRODES instruments for geolocation and illegal deforestation detection and, through the Platform, we are in the process of extending this due diligence to our indirect suppliers. With regard to the more extensive EUDR, we have been closely monitoring the developments surrounding this legislation’s implementation and are supportive of a standardized due diligence procedure.

At the Brazilian industry level, we have been advised that the Brazilian Association of Meat Exporting Industries (Associação Brasileira das Indústrias Exportadoras de Carnes—ABIEC), is in dialogue with the relevant EU authorities to discuss mutual recognition of due diligence documentation and evidence. Notwithstanding our development of the Transparent Livestock Platform (as further described below under “—Monitoring Compliance”), we are also engaged in ongoing development of new tools to provide increased indirect supply chain information through national traceability protocols. In addition, in March 2024, the Brazilian Roundtable on Sustainable Livestock (Mesa Brasileira da Pecuária Sustentável), a non-profit organization with over 60 member organizations representing different parts of the livestock supply chain, and the Brazilian Coalition on Climate, Forests and Agriculture, which advocates climate change mitigation and the restoration of biodiverse ecosystems, officially delivered a proposal for a national and individual public policy for cattle traceability to the Brazilian Ministry of Agriculture and Livestock. We are monitoring the outcome of these and other discussions so that we may tailor our compliance strategy accordingly. In the meantime, we are involved in individual traceability pilots at the Brazilian state level aimed primarily at improving traceability and monitoring in the indirect supply chain. For example, we have initiated a pilot program with the Brazilian State of Pará on animal traceability focused on testing different technologies for individual identification systems. This project, which was tested on a beef processing facility in Marabá, Pará, Brazil, started in November 2023 and has resulted in an instance of 100% animal traceability on a testing day.

Notwithstanding the efforts described above, and the fact that the final specifics of implementation to be required by relevant authorities are still pending definition, there can be no assurance that we will be able to comply with the EUDR and with the U.K.’s Forest Risk Commodities Scheme in full and, in such a case, we may be subject to fines and other penalties that may adversely affect our image, reputation, business, financial condition and results of operations. See “Risk Factors—Risks Relating to Our Business and Industries—We may not be able to ensure that our raw material suppliers are in compliance with all applicable environmental and labor laws and regulations, which could adversely affect our business, financial condition and results of operations.”

Animal Welfare Regulations

General

Our operations are subject to regulation by a variety of national and international bodies in the area of animal welfare. These include the standards set by the Brazilian Ministry of Agriculture and Livestock, the USDA in the United States, and the Canadian Food Inspection Agency, as well as applicable European, Mexican, and Australian authorities.

Our Animal Welfare, Food Safety and Quality Assurance teams are responsible for overseeing compliance with applicable animal welfare norms and are active in implementing our animal welfare program, which includes rigorous facility assessments, comprehensive training programs, and continuous monitoring. Our animal welfare program seeks to ensure that our livestock and poultry handling, processing, procurement, and human resources operations are in compliance with applicable regulations and our policies and our team members undergo annual training to ensure adherence to the required procedures. Violations of our animal welfare policies may be reported either anonymously via our ethics line or directly to management.

We have specially designated Animal Welfare Officers (“AWOs”) who are responsible for monitoring animal welfare throughout JBS’s supply chain, from farm to slaughterhouse. They conduct regular internal audits intended to ensure compliance with both internal and external standards. Also, in 2017, we established an Animal Welfare Committee, which sets guidelines and oversees the implementation of our animal welfare practices. JBS’s internal policies align with external regulations and standards. In furtherance of these efforts, to date we have trained over 18,000 employees in animal welfare practices, covering humane handling, stress reduction, and health monitoring. These training programs are mandatory and are refreshed regularly.

We also invest in technological advancements to improve animal welfare, including the development of advanced handling equipment, enhancement of facility design, and implementing data analytics to monitor welfare indicators in real time.

Brazil

Our operations in Brazil are governed, among other rules, by Order No. 365 issued in July 2021 by the Brazilian Ministry of Agriculture and Livestock (Ministério da Agricultura, Pecuária e Abastecimento). This regulation:

•	sets forth methods to stun animals to help ensure they do not suffer unnecessarily during slaughter;

•	provides guidelines for pre-slaughter handling of animals (including cattle, pigs, and poultry), including length of fasting, transport conditions and other stress and comfort-related items; and

•	establishes penalties for non-compliance (including potential suspension of operations) and mandates inspections.

We are also subject to other the Brazilian Ministry of Agriculture and Livestock rules that:

•

provide for the welfare of animals during transport, focusing on minimizing stress and injury, and covers conditions for transport vehicles, loading and unloading procedures and rest periods (Normative Instruction No. 56 (2008));

•	emphasize phytosanitary requirements as an element of animal welfare standards (Order No. 195 (2024));

•	regulate the use of animals in research and experimentation, requiring that ethical standards are maintained (Normative Instruction No. 30 (2021)); and

•

require safety and welfare standards to be met in connection with the inspection and handling of animal products, including enhanced inspection and enforcement procedures in all phases of animal processing (Order No. 113 (2024)).

European Union

Our operations in the European Union are governed by EU Regulation (CE) No 1099/2009. This regulation sets forth rules for the protection of animals at the time of slaughter, requiring humane and efficient procedures. Specifically, it mandates that animals slaughtered in the European Union must be spared any avoidable pain, distress, or suffering during slaughter. This includes a requirement that the animal be stunned (and contains exceptions in order to meet certain religious requirements relating to animal processing). The rule requires that slaughterhouse employees be trained and certified. Compliance monitoring is carried out by national authorities of the EU member states through inspections and audits. The rule also requires that slaughterhouses regularly report their operating procedures to the relevant authorities to help ensure that the required standards are being observed.

United States

In the United States, we are subject to the U.S. Humane Methods of Slaughter Act (the “HMSA”). This U.S. federal law requires the humane, quick and effective slaughter of food animals. The HMSA, originally passed in 1958, is enforced by the USDA Food Safety and Inspection Service (the “FSIS”).

The HMSA mandates that livestock be rendered insensible to pain prior to further processing or slaughter. Religious exemptions are available, such as for kosher or halal methods. The FSIS is a public health agency that enforces the HMSA rules by conducting inspections in slaughterhouses to verify compliance with humane slaughter requirements. The FSIS also requires slaughterhouses in the United States to implement systems designed to maintain humane handling standards and also to prevent food safety hazards.

Industry Standards and Certifications

In addition to the legislation referred to above, we also seek to align our practices with certain industry standards and certifications, including:

•

North American Meat Institute (NAMI) Protocols: Developed with experts like Dr. Temple Grandin, these protocols include the “Meat Institute Animal Handling Guidelines & Audit Program” and other best practice manuals that cover animal handling, stunning and slaughter, facility design, employee training and auditing and compliance;

•

Certified Humane: The “Certified Humane” label is a standard set forth by the Humane Farm Animal Care (HFAC) program, which sets specific standards to cover animal welfare from birth through slaughter, and include standards for prompt veterinary care and access to nutritious food and clean water. Certain of our products, including those marked under the Seara Da Granja and Frango Orgânico marketing names, are certified annually under this program; and

•

PAACO: We undergo regular audits in our business units conducted by the Professional Animal Auditor Certification Organization (PAACO), an independent third party organization established in 2004 by a coalition of professional organizations focused on veterinary medicine and animal science. These audits cover all aspects of animal handling from farm to slaughter.

Other Regulations

Our U.S. operations are subject to the U.S. Packers and Stockyards Act of 1921, as amended (“PSA”). This statute generally prohibits meat packers in the livestock and poultry industry from engaging in certain anti-competitive practices. In addition, this statute requires us to make payment for our (i) livestock purchases before the close of the next U.S. business day following the transfer of possession of the livestock we purchase, unless otherwise agreed to by our livestock suppliers and (ii) live poultry before the close of the 15th day following the end of the week that the live poultry was slaughtered, unless otherwise agreed to by our live poultry suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the PSA, we must hold our cash livestock purchases in trust for our livestock suppliers until they have received full payment of the cash purchase price. The USDA administers the Packers and Stockyards Act regulations which have recently been bolstered by two new rules: the Transparency in Poultry Grower Contracting and Tournaments rule, and the Inclusive Competition and Market Integrity Under the Packers and Stockyards Act rule. Both of these regulations will result in increased scrutiny of our operations and contain additional record keeping and reporting requirements.

Cattle and Grain Supply Chains and Deforestation

U.S. Senate Finance Committee Investigation

In 2021, the U.S. Senate Finance Committee (the “Committee”) began an investigation into deforestation of the Amazon rainforest. In connection with the investigation, the Committee sent requests to us and to others in the food industry that allegedly have deforestation issues in their supply chains. The Committee’s requests to us have been minimal, and we have cooperated with all Committee requests.

As part of the Committee’s investigation, a Congressional hearing was held on June 22, 2023 entitled “Cattle Supply Chains and Deforestation of the Amazon.” Our Global Chief Sustainability Officer, Jason Weller, testified at the hearing alongside three other parties: Ryan C. Berg, Director of the Americas Program at the Center for Strategic and International Studies; Rick Jacobsen, Manager of Commodities Policy at the U.S. office of the Environmental Investigation Agency (EIA); and Leo McDonnell, owner-operator of McDonnell Angus.

The purpose of the Committee’s hearing was to explore potential trade policy solutions to combat international deforestation associated with agricultural commodity production. As part of his testimony at the hearing, Mr. Weller stated that about 72% of all beef production in Brazil is consumed domestically, according to the USDA. In addition, Mr. Weller pointed out that, according to a U.S. State Department report, the United States is less significant, behind both China and the EU, in imports of major forest-risk commodities such as soy, beef and palm oil and stated that, accordingly, restrictive U.S. trade barriers would not be the most effective tool to influence on-the-ground decisions by landowners in Brazil. Mr. Weller also referenced the policy announced by Brazilian President Luiz Inácio Lula da Silva that sets forth the country’s plan to eliminate deforestation by 2030.

Mr. Weller also summarized for the Committee our own efforts to combat deforestation in our supply chain, including:

•	a zero-tolerance deforestation sourcing policy, targeting the company’s direct and indirect suppliers;

•	supply chain monitoring and enforcement that includes leveraging public databases, satellite imagery, geo-referenced data, and government data to verify compliance with socio-environmental standards;

•

technical assistance and extension services for producers, including provision of free technical support to farmers who want to improve environmental performance, productivity and sustainable practices; and

•

multi-stakeholder engagement and collaboration to accelerate sectoral change, including participation in multiple global forums like the United Nations Climate Change Conference of the Parties (COP), the

World Economic Forum and the Tropical Forest Alliance-supported Agriculture Sector Roadmap to 1.5°C.

Since the hearing, we have received no further requests from the Committee.

Cattle Price Discovery and Transparency Act

In February 2023, four U.S. Senators introduced the bipartisan Cattle Price Discovery and Transparency Act of 2023 (the “Transparency Act”), which would establish regional cattle purchasing standards and require cattle processors to participate in a cattle contract library. We take no position regarding the Transparency Act and, should the Transparency Act as proposed become law, we expect that it would have no material effect on our business. We will comply with the requirements of the Transparency Act if it is enacted.

Brazilian Cattle Supply Chain

Our Commitments

Our Responsible Procurement Policy (RPP)

In 2010, JBS S.A. implemented its Responsible Procurement Policy (“RPP”). The key components of our RPP include, in respect of our direct cattle suppliers:

•	not acquiring livestock from lands where illegal deforestation is present;

•	not acquiring livestock from lands where illegal invasion of indigenous lands is present;

•	not acquiring livestock from areas that have been embargoed for non-compliance with applicable environmental zoning regulations aimed at reducing or reversing deforestation; and

•	not acquiring livestock from producers that have been placed on the Brazilian government’s blacklist forced labor and/or slave-like conditions.

2009 Beef Conduct Adjustment Agreement (TAC)

JBS is a signatory to the Beef Conduct Adjustment Agreement (Termo de Ajustamento de Conduta) (“TAC”) entered into with the MPF in 2009. The purpose of the TAC was to formalize the commitment of companies operating in the Brazilian beef sector to avoid purchasing cattle from illegally deforested areas, embargoed areas, areas reserved for indigenous communities and areas associated with slave-like labor conditions. The TAC represented an effort by the Brazilian government to improve the coordination and enforcement of key social and environmental issues affecting the Amazon region, and to end the illegal deforestation in the area. In addition to JBS, other major Brazilian beef producers, including Minerva S.A. and Marfrig Global Foods S.A., have also signed TACs with relevant Brazilian states in the Amazon region.

The principal obligations under the TAC include not acquiring livestock from:

•	lands where illegal deforestation was present after July 2008;

•	lands where illegal invasion of indigenous lands is present;

•	areas that have been embargoes for non-compliance with applicable environmental zoning regulations aimed at reducing or reversing deforestation; and

•	producers that have been placed on the Brazilian government’s blacklist for forced labor and/or slave-like conditions for workers.

The TAC has an indefinite term and, as such, will remain in effect until compliance is sustained. Accordingly, the TAC takes a long-term approach to addressing its aims. The penalty for violation of the TAC is a monetary fine set at 50 times the value per head of fattened cattle arroba acquired in violation of the terms of the TAC, and provides reduced penalties for self-reported infractions. To date, this penalty has not been assessed against JBS.

Monitoring Compliance

In order to comply with the various commitments, we have made with respect to environmental, indigenous land and labor matters, including the TAC, and in order to comply with applicable laws and regulations and the principles of our RPP, we dedicate significant time, attention and resources to monitoring compliance with these commitments and requirements. As described more fully below, various Brazilian government entities and initiatives have been instituted to facilitate monitoring of these commitments and we have implemented our own programs to enhance further our ability to monitor compliance. In general, our ability to monitor compliance by our direct suppliers is greater than our ability to monitor the activities and conduct of our indirect suppliers, as described more fully below.

We also perform regular monitoring of our direct suppliers to confirm that such suppliers’ properties are not engaged in illegal land use or other prohibited activities relating to embargoes and labor conditions.

The principal components of our compliance monitoring efforts include:

•

the Protocol for Monitoring Amazon Region Beef Suppliers (Protocolo de Monitoramento de Fornecedores de Gado da Amazônia) (the “Protocol”), through which we have access to relevant information about our direct suppliers in terms of their compliance with applicable environmental regulations;

•	the analysis of supplier documentation produced pursuant to Brazilian regulations relating to the sanitary production of beef, and related environmental cross-checking;

•	regular consultation of the Brazilian government’s list of embargoed properties;

•	regular consultation of the Brazilian government’s forced labor blacklist; and

•	our Transparent Livestock Platform, which is a tool we have created to help us monitor compliance by our indirect suppliers.

Protocol for Monitoring Amazon Region Beef Suppliers

In 2020, in order to facilitate the monitoring of multiple requirements and commitments in connection with the sourcing of beef from the Amazon region, including the TAC, the Brazilian Public Prosecutor’s Office (Ministério Público Federal) (the “MPF”), created the Protocol (also known as “Beef on Track”), which applies to all operators in the beef production business that acquire cattle from the Amazon region. The Protocol was created with technical input and coordination from the meatpacking industry in Brazil, and its development was supported by the Institute of Forestry and Agricultural Management and Certification (Instituto de Manejo e Certificação Florestal e Agrícola) (“Imaflora”), a Brazil-based non-governmental organization founded in 1995 that advocates for environmental conservation and improving the quality of life of rural and forestry workers, traditional populations, indigenous people and others. In addition to JBS, Marfrig and Minerva, retailer such as Carrefour, Grupo Pao de Açúcar and Walmart (now Grupo Gig) are signatories to the Protocol.

The requirements of the Protocol are in addition to, and more stringent than, the requirements relating to land use set forth in the Forest Code. We, as well as all of our affiliates, are required to comply with the Protocol in connection with all purchases of cattle from the Amazon region, or any contracts for such purchases.

The Protocol applies to every company in the beef sector in Brazil that operates within or purchases raw material from Brazil’s Amazon region. The criteria under the Protocol must be met before any commercial purchase transaction or contract for purchase can be entered into by a covered company or any of its affiliates.

The Protocol’s principal focus is to monitor compliance with requirements relating to:

•	illegal deforestation of land;

•	illegal invasion of indigenous land;

•	preservation of protected areas under the Forest Code;

•	respecting embargoes applied to certain lands by IBAMA and relevant state environmental departments;

•	analyzing data provided through the CAR and GTA documentation systems (each as defined below); and

•	preventing purchases suppliers found to have engaged in illegal labor practices relating to forced labor and slave-like conditions.

Because our ability to adhere to the Protocol depends on the activities and transparency of our suppliers, the Protocol includes guidelines for engaging suppliers in the monitoring process, including communication strategies and training programs to ensure suppliers understand and comply with the Protocol’s requirements. Our adherence to the Protocol is audited on an annual basis by independent auditors and companies that have signed on to the Protocol are required to maintain record on their livestock transactions in the Amazon region for five years. Failure to comply with the terms of the Protocol may result in the penalties set forth in the TAC as mentioned above.

The Protocol aims to ensure compliance with laws relating to deforestation through a combination of:

•	geospatial monitoring, utilizing a geomonitoring system that includes updated georeferenced maps of supplier farms of at least 6.25 hectares, based on the CAR and PRODES databases;

•

deforestation verification, with companies required to confirm the existence of false-positive deforestation through geospatial multitemporal analysis, which involves comparing satellite images over different time periods to detect actual deforestation events, with properties proven to have been deforested excluded from the supply list until environmental damage is remedied;

•

transparency and reporting, through which Protocol companies must provide a public list of suppliers for auditing purposes, as well as detailed records and technical reports that demonstrate compliance and reparation efforts, and an annual technical monitoring report must be submitted, documenting the implementation of environmental regularization projects and the annual recovery of forest areas; and

•	ongoing monitoring of databases, with updates of the latest georeferenced maps of supplier farms annually, in accordance with the CAR base and PRODES (as defined herein) data.

The Protocol also seeks to monitor compliance with the requirement that cattle not be sourced from farms that overlap with indigenous lands and geomonitoring is used in this case as well, incorporating maps from the CAR and from the Brazilian National Indigenous Peoples Foundation (Fundação Nacional dos Povos Indígenas—FUNAI).

The Protocol calls for monitoring for overlaps with protected areas under the Forest Code, again using georeferenced maps of farms compared with official databases of federal and state environmental conservation units. Overlaps beyond designated thresholds (ranging from 2% to 10% depending on property size) make the property non-compliant. Unblocking requires documentation proving that the land is being used legally, which may be supported by certification from ICMBio (the Chico Mendes Institute for Biodiversity Conservation).

In addition, the Protocol seeks to monitor compliance with the requirement that cattle not be sourced from farms under environmental embargo due to deforestation. The analysis checks the farm’s georeferenced maps against the IBAMA’s embargo lists. Only if a property overlaps with an embargoed area, it is non-compliant until it can be unblocked by providing proof of compliance with embargo conditions, or a technical report from an approved geomonitoring system.

In addition, we and other stakeholders in government, civil society, cattle industry, and meat packing industry have recently adopted a comparable protocol for the Brazilian cerrado region—a vast tropical savanna ecoregion in eastern Brazil—known as the Voluntary Monitoring Protocol for Cattle Suppliers in the Cerrado. This is an important development and material to our efforts to reduce risks of illegal deforestation in our cattle supply chain.

Direct Supplier Monitoring Systems

Since 2010, JBS S.A. has utilized a supplier monitoring system that uses satellite images and supplier farm geo-referencing data to monitor its compliance with the TAC and the Protocol and try to ensure that the company only buys raw material from producers who fully meet the social and environmental criteria outlined in our RPP. To achieve this, the system generates a daily analysis of an area of over 610,000 km² (or 61 million hectares), evaluating more than 76,000 direct supplier farms. In cases of non-compliance, the properties have their commercial records automatically blocked in JBS S.A.’s digital system, preventing cattle purchase operations from being generated on these properties. By leveraging its monitoring system in this manner, JBS S.A. has blocked approximately 13,000 livestock supplying farms for non-compliance to date.

Another key tool in our monitoring program is a document knows as Animal Transit Guide (Guia de Trânsito Animal) (“GTA”). The GTA originated prior to the TAC as part of the Brazilian System of Inspection for Animal Products (Sistema Brasileiro de Inspeção de Produtos de Origem Animal). Originally instituted as a document used for sanitary control and verification purposes (i.e., verification of origin, destination, final use, species, vaccination status, etc.), the GTA subsequently took on an additional function as the principal document for purposes of verifying environmental compliance. When the information relating to the cattle from the GTA is cross-verified with data provided to the CAR described under “Regulation—Environmental and Health Regulation—Brazil—Brazilian Forest Code” above, as well as with satellite imagery provided by a Brazilian government program that undertakes satellite surveillance of clear cutting in the Amazon region. This satellite surveillance program is known as the Program for Satellite Monitoring of Deforestation (Programa de Monitoramento do Desmatamento por Satélite) (“PRODES”). Together with the CAR data, the PRODES database can be consulted to determine whether a given animal originated in land that has been illegally deforested. JBS performs this analysis on every head of cattle that it acquires.

Notwithstanding our ability to perform tracking on supplier farms and head of cattle as described above, there are limitations on our and other beef processing companies’ ability to confirm full compliance with the Forest Code and other environmental and social requirements along the entire supply chain. The GTA, for example, provides information only with respect to the direct supplier of the head of cattle. While this permits verification of compliance for the direct supplier, the GTA does not capture information relating to any indirect suppliers (suppliers in the supply chain prior to the direct supplier to us of the animal). As a result, there can be no assurance that available monitoring procedures can ensure that the origin of any head of cattle was in full compliance with applicable laws, regulations or our RPP.

Embargoed Properties

As mentioned above, one of the penalties for non-compliance with the Forest Code is the embargo of the violating property. A property can be subject to full or partial embargo and such embargo may include suspension of the activity that gave rise to the infraction and of the sale of goods created in the area of infraction; and cancellation of registrations, licenses or use authorizations granted by relevant environmental regulatory bodies that permit commercial activity. The relevant environmental regulatory body is required to publish details that permit other market participants to identify the embargoed property or the embargoed portions thereof with specificity.

From a monitoring perspective, in order to ensure that we avoid transacting in respect of cattle originating from embargoed areas, we regularly check the list of embargoed properties, which is available on a website maintained by the IBAMA. Any supplier appearing on the list of embargoed properties is blocked from supplying JBS or its affiliates.

Labor Blacklist Program

We also perform regular monitoring to help ensure that we are not supporting any suppliers that have been found to employ persons under forced labor or slave-like conditions. In 2020, the Brazilian Supreme Court authorized the institution of a blacklist of such employers. The Brazilian government is responsible for maintaining the list and it is accessible on a public website. JBS accesses the website on a regular basis and any supplier appearing on the blacklist is blocked from supplying.

Transparent Livestock Platform

In an effort to overcome the difficulty inherent in determining environmental regulatory compliance in respect of our indirect suppliers, in April 2021 we developed our Transparent Livestock Platform (Plataforma Pecuária Transparente), which employs blockchain technology and permits our direct suppliers to verify environmental regulatory compliance of its suppliers (i.e., our indirect suppliers) in the Amazon region as well as in other areas of Brazil where we operate. Our Transparent Livestock Platform allows us to advance cattle traceability by including indirect suppliers in the monitoring base. Specifically, our Transparent Livestock Platform is a tool by which information relating to social and environmental compliance in the livestock supply chain can be analyzed by cross-checking publicly available official information with information provided to our direct suppliers by our indirect suppliers. Our Transparent Livestock Platform produces this analysis on an automated basis and the analysis is made available to our Transparent Livestock Platform users who request the information, in compliance with Brazil’s Data Protection Law.

From January 1, 2026, it will be mandatory for all JBS S.A. direct cattle suppliers to join the Transparent Livestock Platform. Suppliers that fail to cooperate and comply will be blocked from selling to JBS S.A. A transparent roadmap with intermediate targets to benchmark progress from now until 2025 has also been developed. This includes annual targets based on the total slaughter of the previous year and expressed in number of head of cattle for each period, to ensure incremental progress. In December 2023, more than 62% of cattle processed by JBS was enrolled in the platform. This information has been published in JBS S.A.’s 2023 sustainability report, which is available on JBS S.A.’s website. This report is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference. As of December 31, 2024, more than 80% of cattle processed by JBS was enrolled in the platform.

While we have tools at our disposal to perform monitoring of the commitments we have made regarding our cattle supply chain in Brazil and to which we are subject by Brazilian law, no assurance can be given that our monitoring efforts will be effective in every instance. See “Risk Factors—Risks Relating to Our Business and Industries—Failure by us to meet the commitments we have made regarding our cattle and grain supply chains in Brazil may have a material adverse effect on our business and reputation.” As evidenced by our efforts to develop and invest in the Transparent Livestock Platform, we are continually seeking to expand our ability to access information that would permit us to achieve more complete monitoring of our indirect supply chain.

Seara Sustainable Grain and Oil Sourcing Policy

Seara’s Sustainable Grain and Oil Sourcing Policy establishes guidelines for promoting and developing a deforestation-free supply chain for its primary grain and oil supply chains. This policy supports the conservation of native vegetation and sustainable use of agriculturally productive areas in Brazil. Currently, the policy monitors only direct suppliers to Seara.

For the Amazon biome, Seara sources soy and its derivatives only from signatories of Brazil’s Amazon Soy Moratorium, which requires it to only purchase from suppliers that have records of zero deforestation in the biome. Additionally, we have a georeferencing monitoring system that analyzes Seara’s socio-environmental grain protocol to block non-compliant direct suppliers. We currently have 1,955 territories mapped in our system. In order not to be blocked as a supplier to Seara, suppliers must:

•	Respect our commitments regarding deforestation and the business partner code of conduct;

•	Comply with applicable Brazilian environmental legislation;

•	Not be included in the Official Dirty List of Slave Labor, respecting human rights and paying attention to local and traditional communities;

•	Comply with legal obligations, especially regarding child labor, contributing to its eradication;

•	With respect to the Amazon biome, not source or sell soybean in areas with native vegetation suppression and conversion into productive areas;

•	With respect to other biomes, not trade with areas that have illegal deforestation and conversion into agricultural production areas;

•

Not source and trade grains and oils from producers and areas that are embargoed according to IBAMA’s list as well as lists published by the Chico Mendes Institute for Biodiversity Conservation (ICMBio), and the relevant State Environmental Secretariats, when available; and

•	Not source and trade grains and oils from producers that overlap with conservation units, indigenous lands, and quilombola territories or fail to comply with current environmental legislation.

Currently, this policy only applies to our subsidiary, Seara and as mentioned above only covers Seara’s direct suppliers. However, Seara’s purchases of oil and grain represent 94% of the purchases of such products by JBS in Brazil, such that the Seara policy applies to substantially all of our purchases of these commodities in the country. Additionally, only approximately 5% of the grain and oil purchased by Seara is purchased from suppliers in the Amazon region. Currently, we do not have a similar policy covering grain and oil purchases in other parts of the world.

Climate Change Reduction Goals

In 2021, we shared our ambition to strive for net zero greenhouse gas emissions in our operations and across our shared value chain by 2040. At that time, many companies, governments, and nongovernmental organizations made similar public goals in an effort to galvanize action against the most harmful impacts of climate change. While achievement of a goal of this ambitious magnitude was never under the control of any one company, organization, or government; we believed this collective movement towards net zero goals was a positive step and an important effort to join. As part of our ambition, we started the process of establishing voluntary emissions reduction targets with the Science Based Target initiative (SBTi) in line with our Net Zero by 2040 goal. During the two-year process of target setting, SBTi created new requirements and draft methodologies for agriculture-based companies that fundamentally altered the target-setting process. As a result, many leading agricultural companies, including JBS, have not proceeded with setting targets through SBTi and are pursuing their environmental goals outside of the SBTi framework. While certifying bodies and standards will necessarily change over time, our climate ambitions are currently steadfast. Our ambition to set near-term science-based targets in line with our Net Zero by 2040 ambition has not changed. More importantly, no matter the long-term goal, there are significant on-the-ground actions that must occur today, such as our comprehensive efforts to address the drivers of deforestation in the Amazon, if we are to preserve a resilient global agricultural system that works for farmers, consumers and the planet tomorrow.

We will also continue to partner with farmers, nongovernmental organizations, universities, customers and other stakeholders to identify ways to reduce agricultural emissions, combat global food insecurity and enhance the sustainability of agricultural systems. We believe agriculture has an essential role to play in the climate change solution and that companies like us are well placed to participate in collective action.

While we are dedicated to working towards these climate change reduction goals, they are ambitious and success in achieving these goals will require collaboration and alignment, as well as resources and efforts by experts, shareholders, customers, governments, and partners throughout our supply chain. Our goals will also require advanced technologies, tools, and solutions. The mere setting of these goals has subjected or may subject

JBS S.A. and its affiliates to criticism, investigations, regulatory enforcement, litigation, or other risks, and may continue to do so in the future. In addition, a failure by us to achieve these goals could harm our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity. See “Risk Factors—Risks Relating to Our Business and Industries—Failure by us to achieve our sustainability performance targets may result in increased interest payments under future financings and harm to our reputation.”

Sustainability-Linked Frameworks

The JBS Group has adopted three different Sustainability-Linked Frameworks relating to its climate change reduction goals, as follows:

JBS S.A. June 2021 Sustainability-Linked Framework

In June 2021, JBS S.A. adopted a Sustainability-Linked Framework (the “JBS S.A. June 2021 Sustainability-Linked Framework”) establishing its sustainability strategy priorities and setting out goals with respect to one of its key priority areas: Global Greenhouse Gas Emissions Intensity (as defined below). JBS S.A.’s long-term goal is to reduce its Global Greenhouse Gas Emissions Intensity by the end of 2030 as measured against the 2019 baseline year. As part of this goal, JBS S.A. established a sustainability performance target to reduce its Global Greenhouse Gas Emissions Intensity by 16.364% by December 31, 2025, based on linear annual improvements against the 2019 baseline year, that will result in a 30% reduction by the end of 2030, subject to certain exclusions related to significant acquisitions and changes in laws and regulations. The JBS S.A. June 2021 Sustainability-Linked Framework is publicly available on JBS S.A.’s website. The JBS S.A. June 2021 Sustainability-Linked Framework is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

JBS S.A. defines “Global Greenhouse Gas Emissions Intensity” as MTCO2e divided by metric tonnes (“MTCO2e/MT”) produced. JBS S.A. defines “MTCO2e” as the sum of Scope 1 emissions (primarily from fuels combusted, dry-ice/gaseous CO2 used as a manufacturing aid, and wastewater treatment systems) and Scope 2 emissions (primarily from electricity purchased) during a given period from JBS S.A.’s global operations, measured in metric tonnes of carbon dioxide equivalent, and “tonnes produced” as the sum of fresh, frozen and value-added beef, chicken, pork and their respective rendered by-product parts and offal produced during a given period, measured in metric tonne increments. For the year ended December 31, 2019, JBS S.A.’s Global Greenhouse Gas Emissions Intensity was 0.2693 MTCO2e/MT produced (Scope 1 and 2), subject to third-party verification.

Under the terms of JBS USA’s 3.625% Sustainability-Linked Notes due January 2032, if JBS S.A. does not satisfy the sustainability performance target and provide confirmation thereof to the trustee together with a related confirmation by an external verifier at least 30 days prior to January 15, 2027, the interest rate payable on the notes will be increased by 25 basis points from and including January 15, 2027 to and including the maturity date of January 15, 2032. For more information about JBS USA’s 3.625% Sustainability-Linked Notes due January 2032, see “Description of Material Indebtedness—Material Indebtedness—Fixed-Rate Notes—Sustainability-Linked Bonds— JBS USA’s 3.625% Sustainability-Linked Notes due January 2032.”

JBS USA Sustainability-Linked Framework

In November 2021, JBS USA adopted a Sustainability-Linked Framework (the “JBS USA Sustainability-Linked Framework”) establishing its sustainability strategy priorities and setting out goals with respect to one of its key priority areas: Global Greenhouse Gas Emissions Intensity (as defined below). JBS USA’s long-term goal is to reduce its Global Greenhouse Gas Emissions Intensity by the end of 2030 as measured against the 2019 baseline year. As part of this goal, JBS USA has established a sustainability performance target to reduce its Global Greenhouse Gas Emissions Intensity by 20.30% by December 31, 2026, based on linear annual improvements against the 2019 baseline year, that will result in a 30% reduction by the end of 2030, subject to certain exclusions related to significant acquisitions and changes in laws and regulations. The JBS USA Sustainability-Linked Framework is publicly available on JBS USA’s website. The JBS USA Sustainability-Linked Framework is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

JBS USA defines “Global Greenhouse Gas Emissions Intensity” as MTCO2e divided by metric tonnes (“MTCO2e/MT”) produced. JBS USA defines “MT of CO2e” as the sum of Scope 1 emissions (primarily from fuels combusted, dry-ice/gaseous CO2 used as a manufacturing aid, and wastewater treatment systems) and Scope 2 emissions (primarily from electricity purchased) during a given period from JBS USA’s global operations, measured in metric tonnes of carbon dioxide equivalent, and “tonnes produced” as the sum of fresh, frozen and value-added beef, chicken, pork and their respective rendered by-product parts and offal produced during a given period, measured in metric tonne increments. For the year ended December 31, 2019, JBS USA’s Global Greenhouse Gas Emissions Intensity was 0.23807 MTCO2e/MT produced (Scope 1 and 2), subject to third-party verification.

Under the terms of JBS USA’s 3.000% Sustainability-Linked Notes due May 2032, if JBS USA does not satisfy the sustainability performance target and provide confirmation thereof to the trustee together with a related confirmation by an external verifier within six months after December 31, 2026, the interest rate payable on the notes will be increased by 25 basis points from and including November 15, 2027 to and including the maturity date of May 15, 2032. For more information about JBS USA’s 3.000% Sustainability-Linked Notes due May 2032, see “Description of Material Indebtedness—Material Indebtedness—Fixed-Rate Notes—Sustainability-Linked Bonds—JBS USA’s 3.000% Sustainability-Linked Notes due May 2032.”

PPC Sustainability-Linked Framework

In March 2021, PPC adopted a Sustainability-Linked Framework (the “PPC Sustainability-Linked Framework”) establishing its sustainability strategy priorities and setting out goals with respect to one of its key priority areas: Greenhouse Gas Emissions Intensity (as defined below). PPC’s long-term goal is to reduce its Greenhouse Gas Emissions Intensity by the end of 2030 as measured against the 2019 baseline year. As part of this goal, PPC has established a sustainability performance target to reduce its Greenhouse Gas Emissions Intensity by 17.679% by December 31, 2025, based on linear annual improvements against the 2019 baseline year, that will result in a 30% reduction by the end of 2030, subject to certain exclusions related to significant acquisitions and changes in laws and regulations. The PPC Sustainability-Linked Framework is publicly available on PPC’s website. The PPC Sustainability-Linked Framework is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

PPC defines “Greenhouse Gas Emissions Intensity” as tCO2e divided by 100 lbs. (“tCO2e/100 lbs.”) produced. PPC defines “tCO2e” as the sum of Scope 1 emissions (from stationary and mobile sources) and Scope 2 emissions (from indirect emissions) during a given period from global operations, including, without limitation, the use of dry ice, measured in metric tons of carbon dioxide equivalent, and “lbs. produced” as the sum of fresh, frozen and value-added chicken, pork and their respective rendered by-product parts and offal produced during a given period, measured in 100 lb. increments. For the year ended December 31, 2019, PPC’s Greenhouse Gas Emissions Intensity was 0.00988 tCO2e/100 lbs. produced, subject to third-party verification.

Under the terms of PPC’s 4.250% Sustainability-Linked Notes due April 2031, if PPC does not satisfy the sustainability performance target and provide confirmation thereof to the trustee together with a related confirmation by an external verifier at least 30 days prior to October 15, 2026, the interest rate payable on the notes will be increased by 25 basis points from and including October 15, 2026 to and including the maturity date of April 15, 2031. For more information about PPC’s 4.250% Sustainability-Linked Notes due April 2031, see “Description of Material Indebtedness—Material Indebtedness—Fixed-Rate Notes—Sustainability-Linked Bonds—PPC’s 4.250% Sustainability-Linked Notes due April 2031.”

Intellectual Property

Although we hold a number of trademarks that are registered or have been filed and are under analysis with the Brazilian Intellectual Property Office (Instituto Nacional de Propriedade Industrial), the United States Patent and Trademark Office and trademark offices in other jurisdictions, we do not depend on any specific trademark or other form of intellectual property to run our business.

Insurance

We have an insurance program that provides for protection against (1) property damages affecting most of our buildings, furniture, machinery, appliances, products and raw materials caused by fire, lightning, explosion, flooding, electrical faults, landslides, riots, strikes, lock-outs and windstorms, (2) deterioration of goods in refrigerated areas and (3) robbery and theft. We do not currently maintain insurance covering environmental liabilities. Our insurance is renewed annually. We believe that our insurance policies provide suitable coverage for the risks inherent to our operations both in terms of the type of coverage and of the insured amounts. Even though we have insurance policies, there are risks that are not covered, such as war, unavoidable and unforeseen circumstances or the interruption of some activities and losses arising from events that are not insured. If any of these events occur, we may incur significant costs which may have a material adverse effect upon our financial performance and results of operation.

Certain of our subsidiaries offer their employees defined medical and dental benefit, which expose us to actuarial risks. We purchase insurance policies with deductibles for certain losses related to workers’ compensation and casualty and property damage claims. We purchase stop-loss coverage in order to limit our exposure to any significant level of certain claims. We are self-insured for risks relating to environmental liability. Self-insured losses are accrued based upon periodic assessments of estimated settlements for known and anticipated claims.

Employees

As of December 31, 2024, we had 281,974 employees distributed among management, sales and manufacturing/operating areas.

The following table sets forth the number of our employees as of the dates indicated:

	As of December 31,
	2024	2023	2022
Management	25,580	30,167	38,019
Sales	14,574	12,315	9,071
Manufacturing/operating	241,820	230,083	213,254

Total	281,974	272,565	260,343

The following table sets forth the number of our employees by location as of the dates indicated:

	As of December 31,
	2024	2023	2022
Brazil	157,349	152,502	143,879
United States and Canada	78,298	75,128	71,551
Australia	14,493	13,810	13,033
Mexico	12,106	11,578	12,259
Argentina	514	481	471
Europe (including the United Kingdom)	16,818	17,815	18,575
Others (1)	2,396	1,251	575

Total	281,974	272,565	260,343

(1)	“Others” refers to Saudi Arabia, Vietnam, UAE, Uruguay, Kuwait and others.

Employee Compensation and Benefits

General

Our compensation policy offers competitive salaries to our employees, in accordance with our budget and market, and enables us to attract and retain skilled workers. Our policy is applicable to all our employees, including the employees of our subsidiaries, excluding our executive officers.

In addition to benefits we are required to provide by law, we offer meal and transportation vouchers and other benefits to all our employees in Brazil, excluding our executive officers, under our collective bargaining agreements.

In the United States and Australia, we offer benefits to all our employees, such as health, dental, vision and life insurance plans, reimbursement for expenses with education and employee assistance programs.

In addition to the above, we have insignificant number of employees in other countries and we offer local and specifics benefits customized to the size of the business and market in these countries.

Incentive Award Plan

Prior to the Closing Date, our board of directors expects to adopt an incentive award plan (the “Incentive Plan”) pursuant to which all equity-based awards will be granted. The following summary describes the material terms that are expected to encompass the Incentive Plan. The maximum aggregate number of shares that may be issued pursuant to awards under the new Incentive Plan is expected to be 3% of JBS N.V.’s shares outstanding at any time. Any proposal to grant awards to directors will be submitted to our general meeting for approval.

The Incentive Plan will be discretionary and will enable the board of directors, or a committee delegated by the board of directors, of JBS N.V. to grant share-based incentives, including, stock options, share appreciation rights, restricted shares, restricted share units, and other shared-based awards, to employees, directors and consultants of JBS N.V. and group company members. The administrator of the Incentive Plan will have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Incentive Plan. Awards may be subject to the fulfilment of certain performance criteria as determined by the board or the compensation committee.

Upon a change in control, the board of directors will have the discretion to: (1) accelerate the vesting of awards; (2) agree that some or all of the outstanding awards will be assumed or substituted by the surviving company on the same terms and conditions as the original award; (3) arrange for the continuation of the outstanding awards; or (4) settle some or all of the awards in cash. In the event of an alteration or reorganization in the capital structure, the board of directors may adjust any one or more of the following: the number of shares subject to the incentive award plan, the definition of a “Share” under the Incentive Plan, the number of shares which may be delivered under an outstanding award, or the amount payable for a share, provided that this amount may not be reduced to less than the par value of a share.

No award may be granted under the Incentive Plan more than ten years after the Incentive Plan is adopted by the board of directors. The Incentive Plan may be terminated at any time by the board of directors and will terminate on the tenth anniversary of the adoption date.

Director and Senior Management Compensation

JBS S.A.’s management compensation policy, which encompasses members of JBS S.A.’s board of directors and most qualified officers, is an important aspect of JBS S.A.’s human capital investment strategy and is intended to attract and retain the most qualified employees in the industry. Compensation is established based on market research and intended to align the interests of JBS S.A.’s executives with the interests of JBS S.A.’s shareholders.

The members of JBS S.A.’s board of directors are paid a monthly fixed compensation and are entitled to a variable cash benefit indexed to the price of JBS S.A.’s common shares on the B3. JBS S.A.’s statutory executive officers are compensated through a combination of the following components: base salary, bonuses that are tied to JBS S.A.’s financial performance and health and dental benefits. The members of JBS S.A.’s fiscal council are paid a monthly fixed salary only. JBS S.A.’s fiscal council is a separate corporate body independent from JBS S.A.’s board of directors and management and is established in accordance with Brazilian corporate law. The fiscal council is a supervisory body whose primary function is to review management’s activities to ensure that management is complying with their legal obligations and to protect the best interests of the company and its shareholders. The fiscal council also reviews JBS S.A.’s financial statements and renders opinions on certain management proposals submitted to shareholder vote, including matters relating to changes to JBS S.A.’s share capital, dividend distributions, corporate reorganizations and M&A transactions. JBS S.A.’s fiscal council is composed of between three and five members, and their respective alternates, who are elected by JBS S.A.’s shareholders at each annual general shareholders’ meeting. Neither members of JBS S.A.’s fiscal council nor their alternates can be members of the JBS S.A.’s board of directors or management.

In 2024, JBS S.A.’s board of directors, board of executive officers and fiscal council consisted of an average of nine, five and five members, respectively. For the year ended December 31, 2024, the aggregate compensation paid to JBS S.A.’s board of directors, statutory executive officers and fiscal council was US$32.1 million, composed of:

•	Board of Directors. US$3.3 million, consisting entirely of fixed compensation;

•	Executive Officers. US$28.4 million, consisting of US$5.8 million in fixed compensation and US$22.5 million in variable compensation; and

•	Fiscal Council. US$0.4 million, consisting of entirely of fixed compensation.

The table below sets forth the highest, lowest and average compensation paid to JBS S.A.’s board of directors, statutory executive officers and fiscal council for the year ended December 31, 2024:

	For the year ended December 31, 2024
	Board of Directors	Executive Officers	Fiscal Council
		(in US$ thousand)
Highest	462.5	11.342.8	86.9
Lowest	184.8	1.616.5	86.9
Average	298.4	4.714.3	86.9

Occupational Health and Safety

We have a culture that values health and safety at work and promotes health and safety standards through our Management System for Health and Safety, which integrates and makes all of our employees jointly responsible for these issues. This system is grounded in well-defined responsibilities at all levels of our company and is supported by a Self-Management Safety Program (the “PSAG”), and Internal Commissions for Accident Prevention (“CIPAs”), which are composed of members elected by our employees. Every month, the performance of these units is measured and monitored, and employees responsible for the PSAG perform periodic audits. This model also includes goals as well as awareness and prevention tools to assist in the identification, mitigation and elimination of risk conditions or behavior that lead to unsafe practices by employees. All of our employees are represented in various Committees of Safety and Health through CIPAs. In addition to the CIPAs, we have a Safety Committee, composed of members of our senior management, which analyzes indicators of health and safety indicators and all proposed improvements suggested by employees.

In April 2013, we signed Regulatory Norm No. 36—Workplace Safety and Health in Slaughtering and Meat and Byproducts Processing Plants, issued by the Brazilian Ministry of Labor, which regulates the working conditions and structure of the meatpackers’ processing units, such as the adequacy of use of our property, plant and equipment and specific furnishings and risk monitoring, among others, in order to provide better working conditions and improve the safety and quality of life for our employees. We also conducted training in our industrial units and mobilized all managers and all areas of the business units to comply with safety standards.

Relationship with Unions

Although we are subject to labor proceedings, investigations and fines in the ordinary course of business, we believe we have good relations with our employees and the unions and other labor organizations that represent them. Certain employees worldwide are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements.

Legal Proceedings

We are subject to lawsuits, investigations and other claims related to employment, environmental, product, taxes and other matters. Management is required to assess the likelihood of any adverse judgments or outcomes, as well as the amount of estimated losses, for these matters. Provisions are recognized as liabilities and administrative expenses when losses are considered probable (i.e., more likely than not that an outflow of resources embodying economic benefits will be required to settle the obligation) and the amount can be reliably measured. Where it is not probable that a present obligation exists, we disclose a contingent liability, unless the possibility of an outflow of resources embodying economic benefits is remote, in which case no provision or disclosure is made.

We are engaged in several judicial and administrative proceedings, mainly in Brazil. The assessment of the likelihood of losses in these cases considers the available evidence, the hierarchy of laws, case law, the most recent court decisions and their relevance, as well as the opinions of internal lawyers. Provisions are adjusted for inflation and recorded under net financial income (expenses). The average time to conclude the lawsuits are: labor approximately 2.5 years; civil approximately 4 years and tax and social security: between 5 to 10 years.

Probable Loss

The tables below set forth the amount of provisions recognized for legal and administrative proceedings by category and jurisdiction as of the dates indicated.

	As of December 31, 2024
	Labor	Civil	Tax and Social Security	Total
	(in millions of U.S. dollars)
Brazil	87.1	59.8	68.6	215.5
United States	—	280.8	—	280.8
Other jurisdictions	(0.1)	0.0	1.2	1.1

Total	87.0	340.6	69.8	497.4

	As of December 31, 2023
	Labor	Civil	Tax and Social Security	Total
	(in millions of U.S. dollars)
Brazil	107.9	73.5	133.0	314.4
United States	—	197.4	—	197.3
Other jurisdictions	0.1	0.1	1.4	1.5

Total	108.0	271.0	134.4	513.4

Set forth below are further details regarding proceedings for which provisions have been recognized as of December 31, 2024.

Labor Proceedings

Brazil

As of December 31, 2024, the total amount of provisions recognized for labor proceedings was US$87.1 million (US$107.9 million as of December 31, 2023). There is a large quantity of individually low value lawsuits filed by former employees seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time. These labor proceedings principally involve two classes of plaintiffs: ex-employees and the Brazilian Labor Ministry.

Civil Proceedings

Brazil

As of December 31, 2024, the total amount of provisions recognized for civil proceedings was US$59.8 million (US$73.5 million as of December 31, 2023). There is a large quantity of individually low value lawsuits mainly related to indemnities for collective moral damage, moral damage for improper protest, repairing damages for poultry partnership or pigs integration, cancellation of industry or trade mark complaints and consumer contracts - product quality.

United States

As of December 31, 2024, the total amount of provisions recognized for civil proceedings was US$280.8 million (US$197.4 million as of December 31, 2023). The main lawsuits are described below:

Broiler Antitrust Litigation

Between September 2, 2016 and October 13, 2016, a series of federal class action lawsuits were filed with the U.S. District Court for the Northern District of Illinois (the “Illinois Court”) against PPC and other defendants by and on behalf of direct and indirect purchasers of broiler chickens alleging violations of antitrust and unfair competition laws and styled as In re Broiler Chicken Antitrust Litigation, Case No. 1:16-cv-08637 (the “Broiler Antitrust Litigation”). The complaints seek, among other relief, treble damages for an alleged conspiracy among defendants to reduce output and increase prices of broiler chickens from the period of January 2008 to the present. PPC has entered into agreements to settle all claims made by the three certified classes for an aggregate total of US$195.5 million, each of which has received final approval from the Illinois Court and paid in 2021. PPC continues to defend itself against the direct action plaintiffs (those parties that have opted out of the class settlements) (collectively, the “Broiler Opt Outs”). PPC will continue to seek reasonable settlements where they are available. Through December 31, 2024, we had recognized an expense of US$582.5 million, including a US$45.0 million incremental increase in 2024, to cover settlements with various Broiler Opt Outs and paid a total of US$512.2 million to Broiler Opt Outs, of which US$13.6 million was paid in 2024. As of December 31, 2024, we had recorded a provision of US$70.3 million (US$ 38.9 million as of December 31, 2023) for these settlements. These settlement expenses were recognized within general and administrative expenses in our consolidated statement of income.

On January 27, 2017, a purported class action on behalf of broiler chicken farmers was brought against PPC and other chicken producers in the U.S. District Court for the Eastern District of Oklahoma (the “Oklahoma Court”) alleging, among other things, a conspiracy to reduce competition for grower services and depress the price paid to growers. The complaint was consolidated with several subsequently filed consolidated amended class action complaints and styled as In re Broiler Chicken Grower Litigation, Case No. CIV-17-033. On June

24, 2024, a settlement was reached in the amount of US$100.0 million. The settlement was paid on October 28, 2024. A US$71.0 million incremental increase in settlement amount was recognized in the year ended December 31, 2024. These settlement expenses were recognized within general and administrative expenses in our consolidated statement of income. On January 7, 2025, the Oklahoma Court granted final approval of PPC’s settlement and dismissed the case.

Pork Antitrust Litigation

Between June 28, 2018 and July 23, 2018, a series of purported class action lawsuits were filed with the U.S. District Court for the District of Minnesota (the “Minnesota Court”) against JBS USA, a number of other pork producers, and Agri Stats, Inc. on behalf of direct and indirect purchasers of pork alleging violations of federal and state antitrust, unfair competition, unjust enrichment, deceptive trade practice, and consumer protection laws, which were consolidated and styled as In re Pork Antitrust Litigation, Case No. 0:18-cv-01776 (the “Pork Antitrust Litigation”). JBS USA has entered into agreements to settle all claims made by the three certified classes, for an aggregate total of US$57.3 million, each of which has received final approval from the Minnesota Court and was paid in 2021. JBS USA continues to defend itself against the direct action plaintiffs (those parties that have opted out of the class settlements) (collectively, the “Pork Opt Outs”). JBS USA will continue to seek reasonable settlements in the Pork Antitrust Litigation where they are available. Through December 31, 2024, we had recognized an expense of US$83.7 million within general and administrative expenses in our consolidated statement of income, including a US$3.5 million incremental increase in 2024, to cover settlements with various Pork Opt Outs and paid a total of US$59.5 million to Pork Opt Outs, of which US$16.0 million was paid in 2024. As of December 31, 2024, we had recorded a provision of US$24.2 million for these settlements (US$36.7 million as of December 31, 2023).

Beef Antitrust Litigation

Between April 23, 2019 and June 18, 2020, a series of purported class action lawsuits were filed with the Minnesota Court against JBS USA, Swift Beef Company, JBS Packerland, Inc., JBS S.A., and certain other beef processors, each alleging, among other things, violations of the Sherman Antitrust Act, which were coordinated in the Minnesota Court for pre-trial purposes and styled as In re Cattle and Beef Antitrust Litigation, Case No. 0:20-cv-1319 (the “U.S. Beef Antitrust Litigation”). JBS USA has settled with three of the purported classes in the U.S. Beef Antitrust Litigation, for an aggregate amount of US$161.0 million, of which US77.5 million was paid in 2023 and US83.5 remained unpaid as of December 31 2024. The unpaid settlement expense requires approval of the Minnesota Court. During 2024, we recognized expenses in the amount of US$83.5 million (US$53 million in 2023) within general and administrative expenses in our consolidated statement of income. JBS USA continues to defend itself against the remaining classes and the direct action plaintiffs (those parties that have opted out of the class settlements) (collectively, the “Beef Opt Outs”). JBS USA will continue to seek reasonable settlements in the U.S. Beef Antitrust Litigation where they are available. During 2024, we recognized an expense of US$1.7 million within general and administrative expenses in our consolidated statement of income to cover settlements with various Beef Opt Outs and paid a total of US$23.1 million to Beef Opt Outs.

Hogan Litigation

On October 20, 2016, Patrick Hogan, acting on behalf of himself and a putative class of certain PPC stockholders, filed a class action complaint in the U.S. District Court for the District of Colorado (the “Colorado Court”) against PPC and its named executive officers styled as Hogan v. Pilgrim’s Pride Corporation, et al., No. 16-CV-02611 (“Hogan Litigation”). The complaint alleges, among other things, that PPC’s SEC filings contained statements that were rendered materially false and misleading. On December 6, 2024, PPC entered into a settlement agreement in principle with the putative class in the amount of US$41.5 million, which is subject to court approval, and no amount was paid as of December 31, 2024. This settlement expense was recognized within general and administrative expenses in our consolidated statement of income in 2024 and remains unpaid. As of December 31, 2024, PPC had recorded a provision of US$41.5 million for this settlement.

Poultry Workers Class Action

Between August 30, 2019 and October 16, 2019, a series of purported class action lawsuits were filed in the U.S. District Court for the District of Maryland (the “Maryland Court”) against PPC and a number of other chicken producers, as well as Webber, Meng, Sahl & Company and Agri Stats, styled as Jien, et al. v. Perdue Farms, Inc., et al., No. 19-cv-02521. The plaintiffs are a putative class of poultry processing plant production and maintenance workers (“Poultry Workers Class”) and allege that the defendants conspired to fix and depress the compensation paid to the Poultry Workers Class in violation of the Sherman Antitrust Act. On June 14, 2021, PPC entered into an agreement to settle all claims made by the Poultry Workers Class for US$29.0 million and recognized as an expense and paid the plaintiffs this amount during 2021, though the agreement is still subject to final approval by the Maryland Court. These settlement expenses were recognized within general and administrative expenses in our consolidated statement of income.

Colorado Court Compensation Class Action

On November 11, 2022, a purported class action lawsuit was filed with the U.S. District Court for the District of Colorado (the “Colorado Court”) against JBS USA and a number of other meatpackers as well as Webber, Meng, Sahl & Company and Agri Stats, Inc. The plaintiffs allege that the defendants conspired to fix and depress the compensation paid to pork and beef plant workers in violation of the Sherman Act and seek damages from January 1, 2014 to the present. In 2023, JBS USA agreed to settle all claims made by the purported class for US$55.0 million, which has been preliminarily approved by the Colorado Court. These settlement expenses were recognized within general and administrative expenses in our consolidated statement of income in 2023 and were paid on January 29, 2025.

U.S. State Matters

On September 1, 2020, February 22, 2021, and October 28, 2021, the Attorneys General in New Mexico (State of New Mexico v. Koch Foods, et al., D-101-CV-2020-01891), Alaska (State of Alaska v. Agri Stats, Inc., et al., 3AN-21-04632), and Washington (State of Washington v. Tyson Foods Inc., et al., 21-2-14174-5), respectively, filed complaints against PPC and others based on allegations similar to those asserted in the Broiler Antitrust Litigation. On March 9, 2023, PPC entered into an agreement to settle all claims made by the State of Washington for US$11.0 million. The State of Washington claim was paid in the second quarter of 2023. On June 24, 2024, PPC entered into a settlement with the Attorney General in New Mexico for US$5.2 million. The State of New Mexico settlement was paid on September 18, 2024. On July 3, 2024, PPC entered into a settlement with the Attorney General in Alaska for US$1.25 million, and this amount was paid on July 10, 2024. These settlement expenses were recognized within general and administrative expenses in our consolidated statement of income. These amounts were fully paid in the corresponding years and there was no provision recognized as of December 31, 2024.

On June 29, 2021 and October 25, 2021, the Attorneys General of New Mexico and Alaska, respectively, filed complaints against JBS USA Food Company based on allegations similar to those asserted in the Pork Antitrust Litigation. On October 16, 2024, JBS USA entered into a settlement with the Attorney General of Alaska for US$0.8 million. This settlement expense was recognized within general and administrative expenses in our consolidated statement of income and was paid on January 7, 2025.

Canada

Canada Antitrust Litigation

Between February 18, 2022 and March 24, 2022, two purported class action lawsuits were filed in Canada against JBS USA, Swift Beef Company, JBS Packerland, Inc., JBS Food Canada ULC (“JBS Canada”), and a number of other beef processors alleging similar claims to those in the U.S. Beef Antitrust Litigation (the “Canadian Beef Antitrust Litigation”). JBS Canada entered into an agreement to settle all claims made by the plaintiffs in the Canadian Beef Antitrust Litigation for US$5.5 million, which was paid on December 12, 2024, although the agreement is still subject to final approval by the court. During 2024, we recognized these expenses in the amount of US$5.5 million (zero in 2023) within general and administrative expenses in our consolidated statement of income.

Tax and Social Security Proceedings

Brazil

As of December 31, 2024, the total amount of provisions recognized for tax and social security proceedings was US$68.6 million (US$133.0 million as of December 31, 2023). None of these matters is individually material. Most of these lawsuits involve Brazilian taxes such as ICMS (value-added tax on sales and services), PIS/COFINS (social contribution on billings) and CSLL (social contribution on net income).

Possible Loss (Contingent Liabilities)

In addition, as of December 31, 2024, we had other ongoing proceedings in the aggregate amount of US$6.4 billion (US$6.0 billion as of December 31, 2023) whose likelihood of loss we have determined to be possible (i.e., not more likely than not, but more than remote), as a result of which no provisions have been recognized as of December 31, 2024.

Set forth below are further details regarding these proceedings.

	As of December 31,
	2024	2023
	(in millions of U.S. dollars)
Labor	334.9	267.0
Civil	211.6	405.1
Tax	5,773.2	5,346.0

Total	6,319.6	6,018.2

Labor Proceedings

As of December 31, 2024, the total amount of labor claims with a possible chance of loss was US$334.9 million (US$267.0 million as of December 31, 2023). Most of these lawsuits were filed by former employees seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time. None of these matters is individually material.

Civil Proceedings

As of December 31, 2024, the total amount of civil claims with a possible chance of loss was US$211.6 million (US$405.1 million as of December 31, 2023). Most of these lawsuits relate to indemnities for collective moral damage, moral damage for improper protest, repairing damages for poultry partnership or pork integration, cancellation of industry or trademark complaints and consumer contracts - product quality. Described below are further details regarding the individually significant proceedings.

United States

U.S. Federal Matters

On December 23, 2020 and October 29, 2021, we received civil investigative demands (“CIDs”) from the DOJ related to the fed cattle and beef packing industry. We cooperated with the DOJ in producing documents and information pursuant to the CIDs. The Attorneys General for multiple states participated in the investigation and coordinated with the DOJ. No loss related to these matters can be reasonably estimated.

On February 9, 2022, PPC learned that the DOJ opened a civil investigation into human resources antitrust matters; on October 6, 2022, PPC learned that the DOJ opened a civil investigation into grower contracts and payment practices; and on October 2, 2023, received a CID requesting information from PPC. PPC is cooperating with the DOJ in its investigations and CID. The DOJ has informed PPC that it is likely to file a civil complaint pursuant to at least one of these investigations. No loss related to these matters can be reasonably estimated.

U.S. State Matters

From February 21, 2017 through May 4, 2021, the Attorneys General for multiple U.S. states have issued civil investigative demands (“CIDs”). The CIDs request, among other things, data and information related to the acquisition and processing of broiler chickens and the sale of chicken products. PPC is cooperating with the Attorneys General in these states in producing documents pursuant to the CIDs. No loss related to this matter can be reasonably estimated.

On February 28, 2024, the Attorney General of the State of New York filed a civil complaint against our subsidiaries JBS USA Food Company and JBS USA Food Company Holdings (the “NYAG Defendants”) in the Supreme Court of the State of New York, County of New York (the “New York Court”), alleging that consumers in New York were misled by statements in which we expressed our goal of reducing greenhouse gas emissions and striving to achieve Net Zero by 2040. The complaint alleged claims for deceptive acts or practices under New York General Business Law (“GBL”) §349, false advertising under GBL §350 and fraud and illegality under New York Executive Law §63(12), and seeks an injunction, disgorgement of profits, civil penalties, attorney’s fees and other relief. On May 3, 2024, the NYAG Defendants moved to dismiss the complaint for lack of jurisdiction and the failure to state a claim under New York’s statute restricting strategic lawsuits against public participation (SLAPP) (New York Civil Rights Law §76-a(1)(a)). On January 10, 2025, the New York Court granted the NYAG Defendants’ Motion to Dismiss and dismissed the Attorney General’s claims against the NYAG Defendants without prejudice.

Tax and Social Security Proceedings

As of December 31, 2024, the total amount of tax and social security claims with a possible chance of loss was US$5.77 billion (US$5.35 billion as of December 31, 2023). Most of these lawsuits relate to disallowed credits of PIS/COFINS (social contribution on billings), ICMS (value-added tax on sales and services) and IPI (tax on industrialized products) taxes, fines for alleged non-compliance with ancillary obligations, assessments resulting from alleged non-compliance with requirements for deducting state and federal tax benefits. Most of these lawsuits are not individually significant, except as described below.

Brazil

Profits earned by foreign subsidiaries

Between 2006 and 2018, we received tax assessments related to the taxation of profits earned abroad, which were allegedly required to be included in the calculation base for Corporate Income Tax (IRPJ) and Social Contribution on Net Profit (CSLL). These assessments also included the disallowance of tax payment slips from foreign subsidiaries, based on the argument that they could not have been used to offset IRPJ and CSLL due in Brazil. Additionally, the assessments imposed fines, penalties, and interest charges.

We clarify that a significant portion of the IRPJ and CSLL assessments on foreign profits relates to earnings from subsidiaries located in jurisdictions with which Brazil has tax treaties to avoid double taxation. Moreover, a relevant portion of the assessments concerns formal requirements imposed by tax authorities for consolidating the results of its direct or indirect subsidiaries abroad. We disagree with the criteria applied by the tax authorities and has presented its defense. For nearly all of the amounts assessed, we are defending ourselves in administrative proceedings and awaiting judgment.

Our management considers that, as of December 31, 2024, the likelihood of loss was possible for approximately US$3.3 billion (US$2.3 billion as of December 31, 2023), while the likelihood of loss was remote for approximately US$122.1 million (US$144.6 million as of December 31, 2023).

In accordance with the technical interpretation CPC/IFRIC 23, our management has evaluated relevant tax rulings, identifying any discrepancies concerning our tax positions. Based on this analysis, as well as applicable case law, we recognized a provision of US$759 million related to differing interpretations regarding the taxation of profits from foreign subsidiaries in countries with international treaties. This provision was recorded by reducing the taxes recoverable line item, reflecting the potential future realization of these amounts.

Tax entries arising from Collaboration Agreements

We received infraction notices relating to the period from 2013 to 2016, primarily intended to collect withholding income tax on payments associated with transactions that were subsequently included in the Brazilian Collaboration Agreements (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”). The tax assessment is based on the alleged absence of a valid basis for the payment or the failure to properly identify its beneficiary. No provision was recorded in this case, as both the beneficiary’s identification and the rationale for the payment were duly provided to the tax authorities and documented in the plea agreement, which is further corroborated by an independent technical report. The potential loss is estimated at US$151 million.

Disallowance of PIS and COFINS Tax Credits

We are defendants in legal proceedings disputing our right to claim PIS and COFINS tax credits under the non-cumulative regime. The controversy involves several complex issues, including proving that the expenses are essential and relevant to our core economic activities, interpreting tax regulations across various sectors in which we operate, and providing documentary evidence of the actual incurrence of the expenses that support the credit claim. The decision not to record a provision is based on the fact that the claimed credits are well-supported by thorough documentation, a point further reinforced by independent technical reports. The potential loss in this matter is estimated at US$302 million.

Mexico

On May 12, 2022, the Mexican Tax Administration Service (“SAT”) issued tax assessments against Pilgrim’s Pride, S. de R.L. de C.V. and Provemex Holdings, LLC in connection with PPC’s acquisition of Tyson de México. Following the acquisition, PPC re-domiciled Provemex Holdings, LLC from the U.S. to Mexico. The tax authorities claim that Provemex Holdings, LLC was a Mexican entity at the time of the acquisition and, as a result, was obligated to pay taxes on the sale. The Mexican subsidiaries of PPC filed a petition to nullify these assessments. The District Court issued a judgement on January 20, 2025, in which the court now claims that the seller owed tax due to the indirect transfer of Mexican assets in connection with the sale, and that PPC or its subsidiaries should have withheld such taxes but also noted that only one of the assessments will proceed. PPC will appeal and will continue to defend this matter. The amount under appeal for the remaining assessment is approximately $269.5 million. No expense has been recorded for this amount at this time, and PPC has submitted an indemnification claim notice pursuant to the definitive agreement to acquire Tyson de México. There can be no assurances as to whether the indemnification claim will be successful or in what amounts.

Australia

During 2017, the Australian Tax Office (“ATO”) opened a review of JBS Australia Pty. Ltd. for income tax years 2015 through 2017 in connection with a corporate reorganization. On September 30, 2020, the ATO issued a tax assessment for income tax year 2015 for an immaterial amount while it continues to investigate tax years 2016 and 2017. No loss related to this matter can be reasonably estimated.

United Kingdom

In 2019 and 2020, the U.K. Revenue & Customs Authority (HMRC) opened reviews of the 2017 and 2018 tax returns of Onix Investments UK Ltd. (“Onix”), in which HMRC evaluated the deductibility of certain interest related expenses incurred by Onix (the “Deductions”). The Deductions total US$7.9 million for tax year 2017 and US$32.1 million for tax year 2018. On April 12, 2024, HMRC concluded that the Deductions should be disallowed, and Onix appealed. On October 8, 2024, HMRC issued a Review Conclusion Letter affirming the prior decision to disallow the Deductions. Onix Investments has timely filed a Grounds of Appeal and will continue to defend this matter. No loss related to this matter can be reasonably estimated.

Compliance Program

Since the execution of the Brazilian Collaboration Agreements and Leniency Agreement in 2017 (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”), JBS S.A. and its subsidiaries have made substantial investments in the improvement of their anti-bribery and anti-corruption compliance program (the “ABAC Program”). In particular, the ABAC Program has been structured around the key pillars described below:

•

Leadership and tone at the top. The ABAC Program is overseen by JBS S.A.’s board of directors through reporting from compliance department leadership. Senior professionals with significant legal and compliance experience in government and private practice have been hired to oversee the day-to-day operation of each company’s compliance department. These professionals include a Global Chief Ethics and Compliance Officer and heads of compliance in the United States, Brazil, Australia and the United Kingdom. The leadership teams are supported by dedicated compliance professionals who manage the compliance function. The ABAC Program also is supported by ethics and compliance committees, which have been implemented at JBS S.A., JBS USA and PPC. The committees meet at least quarterly and include senior business leaders or other business unit leaders. The committees address a variety of compliance matters, including assisting with improvements to the ABAC Program, reviewing ethics cases and providing guidance to the compliance departments.

In June 2022, as a part of our strategy to consolidate the ABAC Program under a global structure, JBS S.A. formed the Global Compliance Committee, which is an executive committee comprised of the JBS Chief Ethics and Compliance Officer, JBS S.A. Compliance Director, PPC Head of Ethics and Compliance, JBS Australia General Counsel, J&F Investimentos SA Global Compliance Officer and the Chairman of the JBS S.A. board of directors. The goal of the Global Compliance Committee is to harmonize key compliance-related policy areas in the company’s worldwide business. Specifically, the Global Compliance Committee’s organizational document charges the Global Compliance Committee with:

•	advising, supporting and identifying matters and subjects to improve within the ABAC Program, including detecting potential violations of law, regulations or policy;

•	recommending the implementation of policies to be applied globally by all of our companies;

•	helping ensure that our business is conducted with integrity and ethics, in accordance with all relevant laws and regulations, our Code of Conduct, policies and internal controls practices; and

•	preventing, detecting and correcting any ethical, behavioral, and/or any compliance-related deviation.

•

Risk assessment. JBS S.A. has conducted periodic risk assessments, with the assistance of experienced professionals, to understand the bribery and compliance risks associated with the company’s business activities. The risk assessments have been used to adapt our ABAC Program to the risks we face, including developing additional training and implementing mitigating controls.

•

Policies and procedures. We have adopted an updated global Code of Conduct, which is available in multiple languages, and have established and updated risk-based policies applicable to our business and the risks that we face. Our policies address the risks of bribery and corruption, conflicts of interest, gifts, meals, entertainment, donations, sponsorships and third parties. Under the guidance of the Global Compliance Committee, we recently adopted a Global Anti-Bribery Anti-Corruption Policy that applies to all of our businesses.

•

Training. Our employees receive training on our Code of Conduct and our policies, including our Global Anti-Bribery and Anti-Corruption Policy. Training is provided at onboarding and periodically thereafter.

•

Ethics line and investigations. We have implemented a global ethics reporting line that is hosted by an independent third party, which allows any interested party to report potential or suspected violations of our code, policies or applicable law on an anonymous basis. We have policies and procedures that govern how we review and investigate ethics line reports and, if necessary, impose discipline and implement remedial measures. Our Code and policies prohibit retaliation against anyone making a good faith report of a violation of the law or our Code and policies.

•

Third parties. We have implemented measures to mitigate ABAC risk presented by third parties, including conducting risk-based diligence on third parties, requiring compliance with our Business Associate Code of Conduct, which is similar to our Code, third party training and other risk mitigating measures.

•

Communications. We regularly communicate with our employees to promote our policies, drive engagement and highlight the risks we face. We also periodically host compliance events or participate in company events to promote ethics and compliance priorities.

•

Controls. The ABAC Program includes risk-based controls that have been implemented to mitigate material compliance risks. The controls include KPIs that allow our compliance professionals to track risks and assess the status and effectiveness of the ABAC Program. Other controls require the approval from the compliance department of certain transactions involving government officials or prohibit transactions with certain high risk parties.

•

Monitoring. We seek opportunities on an ongoing basis to improve the ABAC Program and we have undergone internal and external reviews intended to identify such opportunities. We have hired experienced professionals, including law firms and international auditing firms, to evaluate our program and we have collaborated with those professionals to refine our program to further mitigate risk.

THE GLOBAL PROTEIN INDUSTRY

Global Beef Industry

Beef is a rich source of protein and the third most produced and consumed protein in the world, after pork and poultry. According to data from the USDA, the world cattle herd stood more than 923 million head in 2024, producing 61.4 million tons of beef.

Imports and Exports

According to the USDA, global beef imports reached a total of 11.1 million tons in 2024, representing a 7.5% increase from 2023. In the future, imports are expected to rise due to increased demand from developed and emerging nations and the expectation that the volume of beef imports in China will increase as the gap between domestic production and demand widens. In September 2021, Brazil suspended beef exports to China, after confirming two cases of atypical mad cow disease in separate meat plants. China resumed trade with Brazil in December 2021. In February 2023, Brazil suspended beef exports to China again following another confirmed case of atypical mad cow disease in Brazil. This suspension lasted approximately one month.

Despite being the world’s leading beef producing nation, the United States is also a significant importer of beef as domestic production is insufficient to meet the full demand of United States consumers. The European Union, China and Russia are examples of other major markets experiencing deficits in beef production, making them dependent on importing beef from foreign markets.

The United States, despite a production deficit, is the world’s fourth largest beef exporting nation according to the USDA, exporting premium beef cuts to the global market. Australia was the world’s second largest beef exporter in 2024. Australia and the U.S. combined for 24.7% of total exports in 2024.

Key Geographies Where We Operate

United States

Excluding India, which for religious reasons does not make a significant part of its cattle herd available for commercial purposes, the United States had the third largest commercial cattle herd in the world, with 86.0 million head of cattle, and was the world’s top beef producing nation in 2024, producing 12.3 million tons of beef, according to the USDA. The U.S. has more cattle in feedlots than any other country. Feedlots are the preferred method of raising commercial cattle in the United States due to the high quality of meat procured and the shorter time to prepare cattle for slaughter when compared to the free range method of raising cattle.

Pure U.S. beef processors generally buy cattle raised in feedlots on the spot market or pursuant to market-priced supply agreements. They process the cattle in their own facilities and sell the beef to various customers or further processors. Cattle are normally purchased at market prices and kept for less than one day before slaughter. Pure beef processors are primarily “spread” operators, and their operating profit is largely determined by the operational efficiency of their facilities, as opposed to fluctuations in market prices for cattle and beef. In the United States we operate as a pure beef processor.

Australia

Grazing is the most common method for raising and feeding cattle in Australia. This method has lower feed input costs and requires a longer period of time for cattle to reach maturity. However, Australia also has a grain-fed beef cattle segment, which supplies beef predominantly processed for export, especially to Japan and South Korea. According to the USDA, Australia has been one of the world’s leading beef exporters for over a decade.

Brazil

According to the USDA, Brazil has the largest commercial herd of beef cattle in the world with 186.9 million head of cattle as of December 31, 2024. The Brazilian beef industry has undergone an intense process of internationalization. As a result, Brazilian beef exports have grown considerably. The increase in Brazilian beef exports is a result of increased productivity in the Brazilian beef sector and reduced production costs, intensified marketing and advertising campaigns and an increased number of export destinations.

Brazil offers a number of competitive advantages in the production of beef, the most important of which include:

•

low production costs. According to the Center for Advanced Studies on Applied Economics (Centro de Estudos Avançados em Economia Aplicada) at the Luiz de Queiroz College of Agriculture at the University of São Paulo, Brazil has one of the lowest production costs for beef among the world’s leading producers;

•

high potential for production growth. Brazil currently has the largest commercial beef cattle herd in the world and still has large tracts of land available in rural areas, which also makes it possible to substantially increase the farming and production of Brazilian beef;

•

grazing method of cattle farming and other advantages. Cattle farming in Brazil is predominantly grazing. Unlike most of the world’s top beef producers (including the United States and the countries of the European Union), Brazilian cattle graze and/or are fed on vegetable-based feed, which is seen as a factor that eliminates the risk of an outbreak of BSE among Brazilian cattle. In addition, the beef produced in Brazil has a low fat content and generally does not contain growth hormones used in cattle farming in other countries. Such factors are important to the marketing position for Brazilian beef, especially for a number of developed countries; and

•

strong demand from the domestic market. Brazil has a large domestic market for beef that consumed around 70.3% of its production in 2024. This strong demand from the domestic market makes it possible to optimize the utilization and processing of each carcass, which is believed to represent a competitive advantage in relation to other beef producers around the world.

Global Pork Industry

Pork is the most consumed protein in the world with China, the United States and the European Union representing the largest markets globally. According to data from the USDA, the world hog herd in 2024 stood at approximately 734.7 million head, producing 116.0 million tons of pork.

Imports and Exports

The world pork trade is growing faster than world pork production. Declining trade barriers are allowing pork to move more freely around the globe than ever, which is beneficial for pork producers who can produce quality pork at a competitive price, according to the industry publication National Hog Farmer.

China is the world’s largest pork market. A gap between consumption and production in China is fueling demand for pork imports. China imported 1.3 million metric tons of pork in 2024. This is 46% less than its 2023 imports but still one of the main countries. Japan returned to be the world’s top pork importer (Japan was the top one for more than 20 years until 2016 when China became the world’s largest importer, until 2023). In 2024, Japan imported 1.4 million metric tons, followed by Mexico, China, South Korea and the United Kingdom, according to the USDA.

The USA was the world’s largest pork exporting region in 2024, exporting 8.0% more pork than the European Union, the second largest exporter. Combined, the European Union and the United States accounted for 60.5% of world pork exports in 2024, according to the USDA.

Key Geographies Where We Operate

United States

The United States had the third largest commercial hog herd in the world in 2024, with 77.6 million head and was also the third largest global producer in 2024, having produced 12.7 million tons of pork. The United States was also the third largest consumer, having consumed 9.8 million tons in 2024, according to the USDA.

In the United States, pork processors include vertically integrated companies, who own and raise hogs for use in their own processing facilities, and pure processors, who do not own hogs. Pure processors generally purchase finished hogs under long-term supply contracts at prevailing market prices, process the hogs in their own facilities and sell the finished products at spot prices. Pure processors are typically exposed to oscillations in market prices for less than two weeks and are primarily “spread” operators with their operating profit largely determined by a plant’s operating efficiency and not by fluctuations in the market prices for hogs and pork products. Our pork operations based in the United States are a mix of pure pork processors and vertically integrated processors.

Global Chicken Industry

Chicken is the second most consumed protein in the world, after pork, and the most commonly consumed protein in the United States and Brazil. The largest chicken consuming regions in the world in 2024 were the United States, followed by China, the European Union and Brazil. According to the USDA, the world produced 100.6 million tons of chicken in 2024.

Imports and Exports

According to the USDA, world chicken imports reached a total of 11.1 million tons in 2024. The largest importers of poultry products in 2024 were Japan, Mexico, the United Kingdom, the European Union, and Saudi Arabia, which together accounted for 39.6% of the world’s imports of chicken products in aggregate.

Brazil was the largest exporter with 4.9 million tons, or 36.1% share of global chicken exports in 2024. The United States was the world’s second largest chicken exporter in 2024, with 3.1 million tons shipped. Export demand growth will likely be driven by increased market access, removal of trade restrictions on U.S. poultry, robust Chinese demand and a continued weakness in the Brazilian real.

Key Geographies Where We Operate

United States

Chicken products are the most commonly consumed source of protein in the United States. According to the USDA, the United States represented the largest production and consumption market globally in 2024, having produced 21.4 million tons and consumed 18.4 million tons of chicken.

Large-scale chicken processors in the United States are typically vertically integrated processors. Vertically integrated processors own and raise brood hens to lay eggs for incubation. Once hatched, the chicks are transported to independently contracted growth farms where they develop until they reach the age of seven to nine weeks. The processor supplies the hired farmers with the chicks, feed and veterinary services. Additionally, since chicks consume feed (meal produced from corn and soybean meal) with a replacement price that is subject to variations in market price, vertically integrated poultry processors have direct financial exposure to volatility in such grain prices.

The United States chicken sector is characterized by daily price alterations based on seasonal consumption patterns and overall supply and demand for chicken and other meats in the United States and abroad. The prices for chicken vary over time and are affected by inventory levels, production cycles, weather, disease and bird feeding costs, among other factors.

European Union

Chicken is the second most consumed animal protein in the European Union, after pork. According to the USDA, in 2024 the European Union was the fourth largest chicken producer in the world, with production of 11.4 million tons and the third largest chicken consumer, having consumed 10.3 million tons.

Brazil

Chicken is the most commonly consumed animal protein in Brazil, followed by beef and pork. Brazil is the world’s fourth largest consumer of chicken, having consumed 10.1 million tons in 2024. According to World Poultry and the USDA, the Brazilian chicken industry has experienced significant growth over the past four decades.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those discussed in the forward-looking statements for several reasons, including those described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and other issues discussed herein. The following analysis and discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, (1) JBS S.A.’s audited financial statements and related notes, which are included elsewhere in this prospectus, and (2) the information presented under the sections entitled “Presentation of Financial and Other Information” and “Summary—Summary Historical Financial Data.”

Overview

We are the largest protein company and one of the largest food companies in the world in terms of net revenue for the year ended December 31, 2024, according to Bloomberg’s Food Index and publicly available sources. Our net revenue was US$77.2 billion, US$72.9 billion and US$72.6 billion for the years ended December 31, 2024, 2023 and 2022, respectively. We recorded a net income of US$2.0 billion for the year ended December 31, 2024, a net loss of US$0.1 billion for the year ended December 31, 2023 and a net income of US$3.1 billion for the year ended December 31, 2022. Our Adjusted EBITDA was US$7.2 billion, US$3.5 billion and US$6.7 billion for the years ended December 31, 2024, 2023 and 2022, respectively. Through strategic acquisitions and capital investment, we have created a diversified global platform that allows us to prepare, package and deliver fresh and frozen, value-added and branded beef, poultry, pork, fish and lamb products to leading retailers and foodservice customers. We sell our products to more than 320,000 customers worldwide in approximately 180 countries on six continents.

As of December 31, 2024, we were:

•

the #1 global beef producer in terms of capacity, according to Nebraska Public Media, with operations in the United States, Australia, Canada and Brazil and an aggregate daily processing capacity of approximately 75,622 heads of cattle;

•

the #1 global poultry producer in terms of capacity, with operations in the United States, Brazil, United Kingdom, Mexico, Puerto Rico and Europe, and an aggregate daily processing capacity of approximately 13.8 million chickens according to WATT Poultry, a global resource for the poultry meat industries;

•

the #2 largest global pork producer in terms of capacity, with operations in the United States, Brazil, the United Kingdom, Australia and Europe, and an aggregate daily processing capacity of approximately 147,000 hogs according to WATT Poultry;

•	a leading lamb producer in terms of capacity, according to Levante, with operations in Australia and Europe and an aggregate daily processing capacity of approximately 23,533 heads;

•	a leading regional fish producer in terms of capacity, according to Forbes, with operations in Australia and an aggregate daily processing capacity of approximately 217 tons; and

•	a significant global producer of value-added and branded meat products.

We primarily sell protein products, which include fresh and frozen cuts of beef, pork, lamb, fish, whole chickens and chicken parts, to retailers (such as supermarkets, club stores and other retail distributors), and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors). Our food products are marketed under a variety of national and regional brands, including: in North America, “Swift,” “Just Bare,” “Pilgrim’s Pride,” “1855,” “Gold Kist Farms,” “Del Dia,” “Northern Gold” and “Canadian Diamond” and premium brand “Sunnyvalley”; in Brazil, “Swift,” “Seara,” “Friboi, “Maturatta,” “Reserva

Friboi,” “Seara Da Granja,” “Seara Nature,” “Massa Leve,” “Marba,” “Doriana,” “Delícia,” “Primor,” “Delicata,” “Incrível,” “Rezende,” “LeBon,” “Frango Caipira Nhô Bento,” “Seara Turma da Mônica,” and premium brands “1953,” “Seara Gourmet,” “Hans” and “Eder”; in Australia, “Great Southern” and “AMH”; and in Europe, “Moy Park” and “O’Kane.” We also produce value-added and branded products marketed, primarily under our portfolio of widely recognized consumer brands in some of our key markets, including “Seara” in Brazil, “Primo,” “Rivalea” and “Huon” in Australia and “Beehive” in New Zealand.

We are geographically diversified. In the year ended December 31, 2024, we generated 74.1% of our net revenue from sales in the countries where we operate our facilities, which we classify as domestic sales, and 25.9% of our net revenue represented export sales. The United States, Brazil and Australia are leading exporters of protein to many fast-growing markets, including Asia, Africa and the Middle East. Asia represented 48.9% of our net revenue from export sales in the year ended December 31, 2024, primarily from sales in China, Japan and South Korea. Africa and the Middle East collectively represented 14.2% of our net revenue from export sales in the year ended December 31, 2024.

Reportable Segments

Our management has defined our operating segments based on the reports that are used to make strategic decisions, analyzed by our chief operating decision maker, who is our chief executive officer. We operate in the following seven reportable business segments: (1) Brazil; (2) Seara; (3) Beef North America; (4) Pork USA; (5) Pilgrim’s Pride; (6) Australia; and (7) Others. For additional information, see note 25 to JBS S.A.’s audited financial statements and “Information about JBS S.A.—Description of Business Segments.” Each segment’s operating performance is evaluated by our chief operating decision maker based on Adjusted EBITDA. See “Presentation of Financial and Other Information—Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted EBITDA Margin.”

Description of Main Consolidated Statement of Income Line Items

Net Revenue

The vast majority of our net revenue is derived from contracts which are based upon a customer ordering our products. Net revenues are recognized when there is a contract with the customer, the transaction price is reliably measurable and when the control over the goods sold is transferred to the customer. We account for a contract, which may be verbal or written, when it is approved and committed by both parties, the rights of the parties are identified along with payment terms, the contract has commercial substance and collectability is probable. While there may be master agreements, the contract is only established when the customer’s order is accepted by us.

We evaluate the transaction for distinct performance obligations, which are the sale of our products to customers. Each performance obligation is recognized based upon a pattern of recognition that reflects the transfer of control to the customer at a point in time, which is upon destination (customer location or port of destination), which depicts the transfer of control and recognition of net revenue. There are instances of customer pick-up at our facility, in which case control transfers to the customer at that point and we recognize net revenue. Our performance obligations are typically fulfilled within days to weeks of the acceptance of the order.

The measurability of the transaction price can be impacted by variable consideration (i.e., discounts, rebates, incentives and the customer’s right to return products). Some or all of the estimated amount of variable consideration is included in the transaction price but only to the extent that it is highly probable a significant reversal in the amount of cumulative net revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. This is usually at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. However, due to the nature of our business, there is minimal variable consideration.

Allocating the transaction price to a specific performance obligation based upon the relative standalone selling prices includes estimating the standalone selling prices including discounts and variable consideration.

Shipping and handling activities are performed before a customer obtains control of the goods and its obligation is fulfilled upon transfer of the goods to a customer. Shipping and handling costs are recorded within cost of sales. We can incur incremental costs to obtain or fulfill a contract, such as payment of commissions, which are not expected to be recovered. The amortization period for such expenses is less than one year; therefore, the costs are expensed as incurred and included in deductions from sales.

We receive payments from customers based on terms established with the customer. Payments are typically due within seven days of delivery for domestic accounts and 30 days for international accounts. Customer contract liabilities relate to payments received in advance of satisfying the performance obligation under the contract. Moreover, a contract liability is recognized when we have an obligation to transfer products to a customer from whom the consideration has already been received. The recognition of the contractual liability occurs at the time when the consideration is received and settled. We recognize net revenue upon fulfilling the related performance obligation. Contract liabilities are presented as advances from customers in the statement of financial position.

We disaggregate our net revenues by (i) domestic sales, which refer to sales within each geographical location and; (ii) export sales, which refer to sales outside of each geographical location.

We also disaggregate our net revenues between Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride, Australia and Others to align with our segment presentation in note 25 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

Net revenue by significant category are as follows:

	For the year ended December 31,
	2024	2023	2022
	(in millions of US$)
Domestic sales	57,186.2	54,501.3	53,478,5
Export sales	19,996.4	18,416.8	19,135,5

Net revenue	77,182.5	72,918.1	72,613,9

Our net revenue is derived from our seven segments as set forth below.

•

Net Revenue from Sales of Brazil. This segment includes all of our operating activities in Brazil, mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products, such as leather, collagen and other products produced in Brazil. Net revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant users within the food chain.

•

Net Revenue from Sales of Seara. This segment includes all the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. Net revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant users within the food chain.

•

Net Revenue from Sales of Beef North America. This segment includes JBS USA’s beef processing operations in North America and the plant-based businesses. This segment also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the United States and Vivera Topholding BV produces and sells plant-based protein products in Europe.

•

Net Revenue from Sales of Pork USA. This segment includes JBS USA’s pork operations, including Swift Prepared Foods. Net revenues are generated from the sale of products predominantly to retailers of fresh pork, including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings, are sold predominantly to further processors who, in turn, manufacture bacon, sausage, and deli and luncheon meats. In addition, net revenues are generated from the sale of case ready products. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, JBS USA will source live hogs for its pork processing operations.

•

Net Revenue from Sales of Pilgrim’s Pride. Our Pilgrim’s Pride segment includes PPC’s operations, the majority of whose revenues are generated from United States, United Kingdom, Europe and Mexico sales of fresh and prepared chicken. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. The segment also generates net revenue from the sale of prepared pork products through Pilgrim’s Pride Limited. The segment includes the specialty meats and ready meals businesses of Pilgrim’s Food Masters and generates net revenues from branded and private label meats, meat snacks, food-to-go products, and ethnic chilled and frozen ready meals.

•

Net Revenue from Sales of Australia. Our Australia segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. The majority of our beef net revenues from our operations in Australia are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). We also sell value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We also operate lamb, pork and fish processing facilities in Australia and New Zealand, as the result of the acquisitions of Huon Aquaculture Group Ltd and the Rivalea hog breeding and processing business in Australia. JBS Australia also generates net revenues through their cattle hoteling business. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

•

Net Revenue from Sales of Others. Our Others segment includes certain operations not directly attributable to our primary segments set forth above, such as international leather operations and other operations in Europe.

Cost of Sales

A significant portion of our cost of sales consists of raw materials, primarily biological assets and feed ingredients. We incur costs to (1) purchase livestock (cattle, hogs and lamb) ready for slaughter in the production of beef, pork and lamb products and (2) feed live animals (chickens, hogs and fish) for breeding and slaughter in the production of chicken, pork and fish products in our vertically-integrated operations. Raw materials costs are generally influenced by fluctuations in prices to purchase (i) livestock in the spot market or under contracts and (ii) feed ingredients, primarily corn and soy meal, which are the main feed ingredients required in our vertically integrated operations. In addition to purchasing livestock and feed ingredients, our cost of sales also consists of other production costs (including packaging and other raw materials) and labor. The key drivers of costs by segment are as follows:

•

Brazil. In Brazil we generally purchase cattle livestock in the spot market transactions or under contracts that fluctuate with market conditions as we do not keep or raise our own cattle. Our Brazil operations are impacted primarily by grass-fed cattle supply. Reductions in the breeding herds can affect supply, and thus costs, over a period of years.

•	Seara. Our vertically-integrated chicken and pork operations are impacted primarily by fluctuations in the price of feed ingredients.

•

Beef North America. We generally purchase cattle livestock in the spot market or under contracts that fluctuate with market conditions as we do not keep or raise our own cattle. Our beef operations are impacted primarily by fed cattle supply. Our beef business is directly affected by fluctuations in the spot market based on available supply and indirectly influenced by fluctuations in the price of feed ingredients.

•

Pork USA. In North America, we generally purchase pork livestock in the spot market or under contracts that fluctuate with market conditions and we raise approximately 25% of our hogs. Our pork business is directly affected by fluctuations in the price of feed ingredients.

•	Pilgrim’s Pride. Our vertically-integrated chicken operations are impacted primarily by fluctuations in the price of feed ingredients.

•	Australia. Our Australian beef operations are impacted primarily by grass-fed cattle supply, in addition to fish feed ingredients and hog prices.

•

Others. Includes certain costs and expenses related to our operations not directly attributable to the primary segments, such as certain of our corporate expenses and our costs and expenses related to our international leather operations and other operations in Europe.

Adjusted EBITDA

Adjusted EBITDA is calculated by making the following adjustments to net income, as further described in this prospectus (see “—Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of antitrust agreements expenses; exclusion of donations and social programs expenses; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; exclusion of restructuring expenses; exclusion of fiscal payments and installments; exclusion of Rio Grande do Sul losses; exclusion of extemporaneous litigation expenses; exclusion of reversal of tax credits; and exclusion of certain other operating income (expense), net.

Operating Expenses

Our operating expenses consists primarily of:

•	General and Administrative Expenses. This line item primarily includes expenses relating to corporate payroll, utilities and maintenance of our corporate offices and headquarters.

•	Selling Expenses. This line item includes expenses relating to advertising, freights, payment of commissions and salaries to members of our sales team and allowances for doubtful accounts.

Net Finance Expense

Net finance expense includes expenses relating to interest incurred on our indebtedness, interest income, gains and losses related to our net exposure to foreign currencies and fair value adjustments from financing and commodity-related derivative transactions.

Items Affecting Comparability of Financial Results

Acquisitions

We have a track record of acquiring and integrating operations. Through strategic acquisitions, we have built a diversified global platform, which has significantly increased our net revenues, partially due to these acquisitions. Since 2022, we have entered into several acquisitions, including primarily the TriOak Business Acquisition, which closed on December 2, 2022.

Revenues, expenses and cash flows of acquired businesses are recorded for transactions consummated commencing after the closing date of the business acquired.

None of the acquisitions (individually or in the aggregate) that we completed during the periods discussed below under “—Summary of Results” is considered significant under the rules governing the inclusion of pro forma and historical financial statements in an SEC-registered offering of securities. Therefore, neither pro forma financial statements of JBS S.A. giving effect to these acquisitions nor separate historical financial statements of the acquired or divested businesses would be required to be included under Article 11 and Rule 3-05 of Regulation S-X. Accordingly, we have not included any pro forma financial information reflecting any acquisitions or any historical carve-out financial statements of any acquired businesses in this prospectus.

Currency

As a global company, our results of operations and financial condition have been, and will continue to be, exposed to foreign currency exchange rate fluctuations. The financial statements of each entity included in the consolidation are prepared using the functional currency of the main economic environment it operates.

Any depreciation or appreciation of the foreign currency exchange rate compared to an entity´s functional currency may impact our revenues, costs and expenses causing a monetary increase or decrease, provided that the other variables remain unchanged. In addition, a portion of our loans and financings is denominated in foreign currencies (foreign currency indicates loans denominated in a different currency from an entity´s functional currency). For this reason, any movement of the currency exchange rate compared to an entity´s functional currency may significantly increase or decrease our finance expense and our current and non-current loans and financings. Additionally, the results and financial position of all entities with a functional currency different from our functional currency (Brazilian real) have been translated to Brazilian real and then translated into the Group’s presentation currency (U.S. dollar).

Our risk management department enters into derivative instruments previously approved by our board of directors to protect financial assets and liabilities and future cash flow from commercial activities and net investments in foreign operations. Our board of directors has approved financial instruments to hedge our exposure to loans, investments, cash flows from interest payments, export estimate, acquisition of raw material, and other transactions, whenever they are quoted in currencies different than our or our subsidiaries’ functional currency. The primary exposures to exchange rate risk are in U.S. dollars, euros, British pounds, Mexican pesos and Australian dollars.

Principal Factors Affecting our Financial Condition and Results of Operations

Our results of operations have been influenced and will continue to be influenced by a variety of factors. In addition to the factors discussed below, factors that impact the results of our operations include outbreaks of livestock and poultry disease, product contamination or recalls, our ability to implement our business plan and the level of demand for our products in the countries in which we operate. Demand for our products in those countries is affected by the performance of their respective economies in terms of GDP, as well as prevailing levels of employment, inflation and interest rates.

Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride and Australia Segments

We operate globally and during the regular course of our operations are exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybeans, and energy, especially in our North American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies and storage costs, among others.

Our risk management department is responsible for mapping our exposure to commodity prices and proposing strategies to our risk management committee in order to mitigate such exposure. Biological assets are a very important raw material used by us. In order to maintain future supply of these materials, we enter into forward contracts to anticipate purchases with suppliers. To complement these forward purchases, we use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations - on inventories and sales contracts. We take the historical average amount spent on materials as an indication of the operational value to be protected by firm contracts.

In addition to the above, our risk management department monitors a number of other metrics and indicators that affect our operations in our Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride and Australia segments, including the following:

•	production volume;

•	plant capacity utilization;

•	sales volume;

•	selling prices;

•

customer demand and preferences (see “Risk Factors—Risks relating to our Business and Industries—Changes in consumer preferences and/or negative perception of the consumer regarding the quality and safety of our products could adversely affect our business”);

•

commodity futures prices for livestock (see “Risk Factors—Risks relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for, and the availability of, livestock and animal feed ingredients”);

•	the spread between livestock prices and selling prices for finished goods;

•	utility prices and trends;

•	livestock availability;

•	production yield;

•	seasonality;

•	the economy performance of the countries where we sell our products;

•	competition and industry consolidation;

•	taxation;

•	perceived value of our brands;

•	interest rate fluctuations;

•	currency exchange rate fluctuations (see “Risk Factors—Risks relating to our business and the beef, pork and chicken industries—Our exports pose special risks to our business and operations”); and

•

trade barriers, exchange controls and political risk and other risks associated with export and foreign operations (see “Risk Factors—Risks relating to our business and the beef, pork and chicken industries—Our exports pose special risks to our business and operations”).

Effects of the variation of prices for the purchase of raw materials on our costs of goods sold

Our principal raw materials are livestock and feed ingredients for our chicken, pork and fish operations. Raw materials accounted for a majority of the total cost of products sold during the year ended December 31, 2024. Changes in the price of cattle, pork and feed ingredients have a direct impact on operating costs and are based on factors beyond our management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others. We seek to hedge the price paid for cattle purchased through financial instruments in order to attempt to protect ourselves from price variations between their date of the purchase and their date of the delivery. Our risk management department is responsible for mapping the exposures to commodity prices of the JBS Group and proposing strategies to our risk management committee, in order to mitigate such exposures. Biological assets are a very important raw material used by us. In order to maintain future supply of these materials, we participate in forward contracts to anticipate purchases with suppliers. To complement these forward purchases, we use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations - on inventories and sales contracts. We take the historical average amount spent on materials as an indication of the operational value to be protected by firm contracts.

The price of cattle, pork and feed ingredients in the domestic markets has significantly fluctuated in the past, and we believe that it will continue to fluctuate over the next few years. Any increase in the price of cattle, pork and feed ingredients and, consequently, production costs may adversely impact our gross margins and our results of operations if we are not able to pass these price increases to our clients. Conversely, any decrease in the price of cattle, pork and feed ingredients and, consequently, our production costs, may positively impact our gross margins and our results of operations.

Effect of level of indebtedness and interest rates

As of December 31, 2024, our total outstanding indebtedness was US$19,326.8 million, consisting of US$2,084.2 million of current loans and financings and US$17,242.6 million of non-current loans and financings, representing 59.4% of our total liabilities, which totaled US$32,551.0 million as of December 31, 2024.

As of December 31, 2023, our total outstanding indebtedness was US$19,999.1 million, consisting of US$891.6 million of current loans and financings and US$19,107.6 million of non-current loans and financings, representing 61.1% of our total liabilities, which totaled US$32,872.0 million as of December 31, 2023.

The interest rates that we pay on our indebtedness depend on a variety of factors, including local and international interest rates and risk assessments of our company, our industry and the global economies.

Fluctuations in domestic market prices of fresh and processed products can significantly affect our operating revenues

Domestic market prices for fresh and processed products are generally determined in accordance with market conditions. These prices are also affected by the additional markup that retailers charge end consumers. We have negotiated these margins with each network of retailers and depending on the network, with each store individually.

Effects of fluctuations in export prices of fresh and processed products on operating revenues

Fluctuations in export prices of our raw and processed products can significantly affect our net operating income. The prices of fresh and processed products that we charge in domestic and export markets have fluctuated significantly in recent years, and we believe that these prices will continue to fluctuate in the future.

Effects of fluctuations in foreign exchange rates currencies

As our presentation currency is the U.S. dollars and some of our entities have other currencies as their functional currency (for example the Brazilian real), all else being equal, any strengthening of the U.S. dollar against these currencies will reduce the revenues and expenses of these entities, whereas any depreciation of the U.S. dollar against these currencies will increase their revenues and expenses.

For further information on our presentation currency, functional currencies and translation of foreign currencies see “—Items Affecting Comparability of Financial Results—Currency” above.

Impacts from Russia-Ukraine and Israel-Hamas conflicts

The Russia-Ukraine war began in February 2022. The impact of the ongoing war and sanctions has not been limited to businesses that operate in Russia and Ukraine and has negatively impacted and will likely continue to negatively impact other global economic markets including where we operate. The impacts have included and may continue to include, but are not limited to, higher prices for commodities, such as food products, ingredients and energy products, increasing inflation in some countries, and disrupted trade and supply chains. The conflict has disrupted shipments of grains, vegetable oils, fertilizer and energy products. Russia’s recent suspension of the Black Sea Grain Initiative, which allowed Ukraine to export grain and other food items, will likely further exacerbate rising food prices and supply chain issues if not reinstated.

The impact on the agriculture markets falls into two main categories: (1) the effect on Ukrainian crop production, as the region is key in global grain production; and (2) the duration of the disruption in trade flows. Safety and financing concerns in the region are restricting export execution, which is in turn forcing grain and oil demand to find alternative supply. The duration of the war and related volatility makes global markets extremely sensitive to growing-season weather in other global grain producing regions and has led to a large risk premium in futures prices. The continued volatility in the global markets as a result of the war has adversely impacted our costs by driving up prices, raising inflation and increasing pressure on the supply of feed ingredients and energy products throughout the global markets.

In addition, the U.S. government and other governments in jurisdictions in which we operate have imposed sanctions and export controls against Russia, Belarus and interests therein and threatened additional sanctions and controls. The impact of these measures, now and in the future, could adversely affect our business, supply chain or customers. See “Risk Factors—Risks Relating to the Markets in Which We Operate—Our business may be negatively impacted by economic or other consequences from Russia’s war against Ukraine and the sanctions imposed as a response to that action” in this prospectus for additional information.

Moreover, on October 7, 2023, Hamas attacked Israel, with Israel then declaring war on Hamas in the Gaza Strip. Escalation or expansion of hostilities, interventions by other groups or nations, the imposition of economic sanctions, disruption of shipping transit in the Straits of Hormuz or other significant trade routes, or similar outcomes could adversely affect the international trade, our business, results of operations, financial condition and cash flows. Although we do not have manufacturing operations in the affected regions, we are monitoring the development and unfolding of the situation and its potential effects on our sector and operations. As of the date of this prospectus, no significant impacts on our business have been measured.

Impact of Inflation

Most of the countries and regions in which we operate, including the United States, Brazil, Australia, Mexico and Europe, are currently experiencing pronounced inflation. None of the locations in which we operate are experiencing hyperinflation. All segments experienced inflation in operating costs, especially in labor, freight and transportation and certain materials. We have also experienced high average sales prices impacted by the current inflationary environment. We have responded to inflationary challenges in 2023 and 2024 by continuing negotiations with customers to pass through costs increases in order to recoup the increased expenses we have experienced. We also continue to focus on operational initiatives that aim to deliver labor efficiencies, better agricultural performance and improved yields.

For more information about the risks of inflation on our operations, see “Risk Factors—Risks Relating to the Markets in Which We Operate—Deterioration of global economic conditions could adversely affect our business” and “—We are exposed to emerging and developing country risks,” —The Brazilian government exercises, and will continue to exercise, significant influence over the Brazilian economy. These influences, as well as the political and economic conditions of the country, could negatively affect our activities” and “—Our business may be negatively impacted by economic or other consequences from Russia’s war against Ukraine and the sanctions imposed as a response to that action.”

Overview of Results

We recorded a net income of US$1,967.6 million in 2024 compared to a net loss of US$(131.7) million in 2023 and net income of US$3,143.5 million in 2022.

Summary of Results

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

	For the year ended December 31,
	2024	2023	% Change
	(in millions of US$)
Consolidated statement of income:
Net revenue	77,182.5	72,918.1	5.8%
Cost of sales	(65,594.3)	(64,951.0)	1.0%

Gross profit	11,588.2	7,967.2	45.5%

General and administrative expenses	(2,278.4)	(2,315.1)	1.6%
Selling expenses	(4,827.3)	(4,594.3)	5.1%
Other expenses	84.5	(122.2)	n.m.
Other income	(189.3)	148.6	n.m.

Net operating expense	(7,210.4)	(6,883.0)	4.8%

Operating profit	4,377.8	1,084.1	303.8%

Finance income	719.4	584.2	23.1%
Finance expense	(2,389.1)	(1,937.6)	23.3%

Net finance expense	(1,669.8)	(1,353.4)	23.4%

Share of profit of equity-accounted investees, net of tax	2.9	9.5	(69.1%)

Profit (loss) before taxes	2,711.0	(259.7)	n.m.

Current income taxes	(870.5)	(69.5)	1,153.2%
Deferred income taxes	127.1	197.5	-35.6%

Total income taxes	(743.4)	128.0	n.m.

Net income (loss)	1,967.6	(131.7)	n.m.

Net Income

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollar, unless otherwise indicated)
Net income (loss)	1,967.6	(131.7)	2,099.3	n.m.
Net margin (net income as percentage of net revenue)	2.5%	(0.2)%	2.7 p.p.	n.m.

For the reasons described below, we recorded a net income of US$1,967.6 million for the year ended December 31, 2024, compared to a net loss of US$(131.7) million for the year ended December 31, 2023. The net margin was 2.5% for the year ended December 31, 2024, compared to (0.2)% for the year ended December 31, 2023.

Net Revenue

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	77,182.5	72,918.1	4,264.4	5.8%

Our net revenue increased by US$4,264.4 million, or 5.8%, in 2024, as compared to 2023. Our net revenue was positively impacted mainly by an overall 5.9% increase in our consolidated sales volumes. For more information, see “—Segment Results” below.

Cost of Sales

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollar, unless otherwise indicated)
Cost of sales	65,594.3	64,951.0	643.3	1.0%
Gross profit	11,588.2	7,967.2	3,621.1	45.5%
Cost of sales as percentage of net revenue	85.0%	89.1%	(4.1) p.p.	—

Our cost of sales increased by US$643.3 million, or 1.0%, in 2024, as compared to 2023, primarily due to a 8.1% increase in salaries and benefits costs to US$8,260.1 million in 2024 from US$7,641.4 million in 2023, primarily due to increases in wages, as a result of (1) the annual salary adjustment, overtime and double time; (2) an increase in bonus provisions due to our company’s improved operational results in 2024 compared to the same period in 2023; and (3) an increase in the number of employees in our operations.

General and Administrative Expenses

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollar, unless otherwise indicated)
General and administrative expenses	2,278.4	2,315.1	(36.7)	1.6%
General and administrative expenses as percentage of net revenue	3.1%	3.2%	(0.0) p.p.	—

Our general and administrative expenses decreased by US$36.7 million, or 1.6%, in 2024, as compared to 2023, primarily due to:

•

Salaries and benefits – Salaries and benefits decreased by US$344.2 million, or 27.6%, to US$903.7 million in 2024 from US$1,247.9 million in 2023, primarily as a result of a 12.9% decrease in the number of administrative employees.

Partially offset by:

•

Fees, services purchased and general expenses – Fees, services purchased and general expenses increased by US$176.0 million, or 23.9%, to US$911.4 million in 2024 from US$735.4 million in 2023, primarily as a result of an expense of US$81.8 million for the JBS Group’s adherence to the special program for payment of tax processes with exemption from fines and reduction of interest.

•

DOJ and Antitrust agreements – DOJ and Antitrust agreements increased by US$151.2 million, or 147.5%, to US$253.7 million in 2024 from US$102.5 million in 2023, primarily due to changes during 2024 in PPC’s expenses related to expected payments of ongoing litigation settlements in the amount of US$127.8 million.

Selling Expenses

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollar, unless otherwise indicated)
Selling expenses	4,827.3	4,594.3	233.0	5.0%
Selling expenses as percentage of net revenue	6.1%	6.3%	(0.2) p.p.	—

Our selling expenses increased by US$233.0 million, or 5.0%, in 2024, primarily due to an 136.6% increase in salaries and benefits to US$715.6 million in 2024 from US$302.4 million in 2023, mainly as a result of (1) the annual salary adjustment, overtime and double time; and (2) an increase in the global sales commission due to an increase in sales. This increase was partially offset by a 5.5% decrease in freight and selling expenses to US$3,638.0 million in 2024 from US$3,848.1 million in 2023, primarily due to lower fuel prices in the United States.

Other Income

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollar, unless otherwise indicated)
Other income	84.5	148.6	(64.1)	(43.1)%
Other income as percentage of net revenue	1.0%	0,2%	0.8 p.p.	—

Our other income decreased by US$64.1 million, or 43.1%, in 2024, as compared to 2023, mainly relate to; (1) tax refunds and extemporaneous tax credits, totaling US$7.0 million in 2024, as compared to US$48.8 million in 2023; and (2) insurance recovery, totaling US$0.1 million in 2024, as compared to US$21.3 million in 2023.

Other Expenses

	For the year ended December 31,			Change	% Change
	2024	2023
	(in millions of U.S. dollar, unless otherwise indicated)
Other expenses	(189.3)	(122.2)		(67.0)	54.8%
Other expenses as percentage of net revenue	(0.25)%	(0.17%	)	(0.08) p.p.	—

Our other expenses increased by US$67 million, or 54.8%, in 2024, as compared to 2023, primarily due to (1) reversal of extemporaneous credits amounting to US$58.7 million in 2024, (2) an increase in restructuring expenses totaling US$93.4 million in 2024, as compared to US$44.3 million in 2023, partially offset by a decrease in losses on asset sales, totaling US$16.6 million in 2024, as compared to US$29.0 million in 2023.

Net Finance Expense

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollar)
Net finance expense	(1,669.9)	(1,353.4)	(316.5)	23.4%
Gains / (losses) from exchange rate variation	138.4	57.5	80.9	140.6%
Fair value adjustments on derivatives	(502.6)	82.9	(585.6)	n.m.
Interest expense	(1,647.2)	(1,732.9)	85.7	(4.9%)
Interest income	453.7	326.4	127.3	39.0%
Bank fees and others	(112.1)	(87.4)	(24.7)	28.3%

Our net finance expense increased by US$316.5 million, or 23.4%, in 2024, as compared to 2023, primarily due to:

•

Fair value adjustments on derivatives – Loss from fair value adjustments on derivatives increased by US$585.6 million in 2024 compared to 2023, primarily driven by our short U.S. dollar and CDI rate derivatives liabilities, whose fair value declined due to the continued weakening of the Brazilian real against the U.S. dollar and rising interest rates in Brazil.

•

Bank fees and others – Bank fees and others increased by US$24.7 million, or 28.3%, in 2024, as compared to 2023, mainly as a result of the imposition of penalty fees for prepaying trade finance loans and CRAs during 2024, which did not occur during 2023.

•

Gains from exchange rate variation – Gains from exchange rate variation increased by US$80.9 million, or 140.6%, in 2024, as compared to 2023, mainly related to the impact of the exchange rate appreciation on our lower long dollar exposure during 2024.

Partially offset by:

•

Interest income – Interest income increased by US$127.3 million, or 39.0%, in 2024, as compared to 2023, mainly due to a US$77.0 million increase in interest income from short-term investments, driven by both higher global interest rates worldwide and a higher cash and cash equivalents position throughout 2024.

Interest Expense – Interest expense decreased by US$85.7 million, or 4.9%, in 2024, as compared to 2023, mainly due to a lower position in loans and financings throughout 2024 compared to the same period in 2023.

Current and Deferred Income Taxes

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Profit before taxes	2,711.0	(259.7)	2,970.7	n.m.
Nominal rate	34%	34%	—	—

Expected tax expense	(921.7)	88.3	(1,010.0)	n.m.

Current income taxes	(870.5)	(69.5)	(801.0)	1,153.2%
Deferred income taxes	127.1	197.5	(70.4)	(35.6)%

Total income taxes	(743.4)	128.0	(871.4)	n.m.

Effective income tax rate	(27.42)%	49.28%	(76.7) p.p.	n.m.

n.m. = not meaningful.

The nominal tax rate for Brazilian income tax and social contribution is 34%. However, our effective tax rate may change in each period based on fluctuations in the taxable income generated by each of our foreign subsidiaries, different tax rates in countries where we operate and the tax credits generated by tax payments made by foreign subsidiaries, which can be used to offset taxes that would be paid in Brazil. On a consolidated basis, it is also important to consider that profits and losses from different subsidiaries are combined, along with tax expenses.

Therefore, the nature and timing of permanent differences arising during the period also affect our effective tax rate. These permanent differences typically relate to subsidies granted for investments in Brazil and abroad, differences in tax rates on foreign subsidiaries, the effects of profits earned by foreign subsidiaries taxed in Brazil, and deferred taxes not recognized in the current year.

Effective income tax rate decreased by 76.7 percentage points to (27.4)% in 2024, compared to 49.3% in 2023. In the period, although some of our subsidiaries abroad recognized income and, consequently, paid more taxes, other subsidiaries are still recognizing losses. These losses, when consolidated with the profits of the other subsidiaries, help to reduce the Company’s consolidated net income, which ends up generating an additional balance of tax paid abroad. As a result and taking into account that JBS Brazil is still recovering from the tax losses accumulated in previous periods, which reduces consolidated taxable income, part of the balance of tax paid abroad is recorded as a credit in the result.

Segment Results

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars)
Net revenue
Brazil segment	12,590.5	11,141.2	1,449.3	13.0%
Seara segment	8,774.5	8,272.5	502.0	6.1%
Beef North America segment	24,285.8	23,303.1	982.8	4.2%
Pork USA segment	8,115.5	7,713.8	401.7	5.2%
Pilgrim’s Pride segment	17,863.1	17,348.0	515.1	3.0%
Australia segment	6,648.1	6,209.0	439.0	7.1%
Others segment	526.3	893.5	(367.1)	(41.1%)

Total reportable segments	78,803.9	74,881.1	3,922.8	5.2%
Eliminations (1)	(1,621.3)	(1,962.9)	341.6	(17.4%)

Total net revenue	77,182.5	72,918.2	4,264.4	5.8%

Adjusted EBITDA
Brazil segment	965.0	469.3	495.7	105.6%
Seara segment	1,538.6	364.5	1,174.1	322.1%
Beef North America segment	247.3	114.2	133.0	116.5%
Pork USA segment	1,071.2	526.9	544.3	103.3%
Pilgrim’s Pride segment	2,703.4	1,536.0	1,167.3	76.0%
Australia segment	664.3	454.7	209.5	46.1%
Others segment	3.5	(5.2)	8.7	n.m.

Total reportable segments	7,193.2	3,460.4	3,732.7	107.9%
Eliminations (1)	(1.3)	(2.6)	1.3	(48.7%)

Total Adjusted EBITDA	7,191.9	3,457.8	3,734.0	108.0%

(1)	Includes intercompany and intersegment transactions.

n.m. = not meaningful.

We measure our segment profitability using Adjusted EBITDA, which is calculated by making the following adjustments to net income, as further described in this prospectus (see “— Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of antitrust agreements expenses; exclusion of donations and social programs expenses; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; exclusion of restructuring expenses; exclusion of fiscal payments and installments; exclusion of Rio Grande do Sul losses; exclusion of extemporaneous litigation expenses; exclusion of reversal of tax credits; and exclusion of certain other operating income (expense), net.

Brazil Segment

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	12,590.5	11,141.2	1,449.3	13.0%
Adjusted EBITDA	965.0	469.3	495.7	105.6%

Net Revenue. The increase in our Brazil segment net revenue was impacted by a 20.3% increase in sales volumes, mainly as a result of higher volumes in in natura beef mainly in export markets, partially offset by a 6.1% decrease in sales prices.

Adjusted EBITDA. Adjusted EBITDA in our Brazil segment increased by US$965.0 million, or 105.6%, to US$965.0 million in 2024, from US$469.3 million in 2023, primarily due to the increase in our net revenue, as mentioned above.

Seara Segment

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	8,774.5	8,272.5	502.0	6.1%
Adjusted EBITDA	1,538.6	364.5	1,174.1	322.1%

Net Revenue. The increase in our Seara segment net revenue was impacted by (1) an increase of 4.3% in volumes, mainly for chicken in natura in the domestic market, and (2) an increase of 1.7% in the average sales price, mainly for chicken in natura in both the domestic market and the export market.

Adjusted EBITDA. Adjusted EBITDA in our Seara segment increased by US$1,174.1 million, or 322.1%, to US$1,538.6 million in 2024, from US$364.5 million in 2023, primarily due to an increase in our net revenue and, a decrease in costs of raw materials, as a result of lower cost of grains, in which corn decreased by 17.2% and soy meal decreased by 19.7% in the year, as described above.

Beef North America Segment

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	24,285.8	23,303.1	982.8	4.2%
Adjusted EBITDA	247.3	114.2	133.0	116.5%

Net Revenue. The increase in our Beef North America segment net revenue was impacted by a 4.5% increase in sales volume in the domestic market. Sales prices remained flat period over year.

Adjusted EBITDA. Adjusted EBITDA in our Beef North America segment increased by US$133.0 million to US$247.3 million in 2024, from US$114.2 million in 2023 primarily due to an increase in revenue

Pork USA Segment

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	8,115.5	7,713.8	401.7	5.2%
Adjusted EBITDA	1,071.2	526.9	544.3	103.3%

Net Revenue. The increase in our Pork USA segment net revenue was impacted by a 6.1% increase in average sales prices driven by an increase in average sales prices in both domestic and export markets.

Adjusted EBITDA. Adjusted EBITDA in our Pork USA segment increased by US$544.3 million, or 103.3%, to US$1,071.2 million in 2024, from US$526.9 million in 2023, primarily due to the increase in our net revenue, and a decrease of 1.8% in certain costs, such as hog prices and feed costs.

Pilgrim’s Pride Segment

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	17,863.1	17,348.0	515.1	3.0%
Adjusted EBITDA	2,703.4	1,536.0	1,167.3	76.0%

Net Revenue. The increase in our Pilgrim’s Pride segment net revenue was impacted by a 4.1% increase in average sales prices, mainly as a result of favorable market pricing conditions in the United States.

Adjusted EBITDA. Adjusted EBITDA in our Pilgrim’s Pride segment increased by US$1,167.3 million, or 76.0%, to US$2,703.4 million in 2024, from US$1,536.0 million in 2023, primarily due to the increase in our net revenue and a reduction in the cost of goods sold, mainly driven by lower grain and feed costs, especially in the United States.

Australia Segment

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	6,648.1	6,209.0	439.0	7.1%
Adjusted EBITDA	664.3	454.7	209.5	46.1%

Net Revenue. The increase in our Australia segment was impacted by (1) an increase of 6.4% in sales volumes, mainly in the beef export market, and (2) an increase of 0.6% in average sales prices.

Adjusted EBITDA. Adjusted EBITDA in our Australia segment increased by US$209.5 million, or 46.1%, to US$664.3 million in 2024, compared to US$454.7 million in 2023, primarily due to the increase in our net revenue.

Others Segment

	For the year ended December 31,		Change	% Change
	2024	2023
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	526.3	893.5	(367.1)	(41.1%	)
Adjusted EBITDA	3.5	(5.2)	8.7	n.m.

Net Revenue. Our Others segment net revenue in 2024 decreased by 41.1% when compared with 2023.

Adjusted EBITDA. Adjusted EBITDA in our Others segment increased to US$3.5 million in 2024 from a loss of US$5.2 million in 2023.

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

	For the year ended December 31,
	2023	2022	% Change
	(in millions of US$)
Consolidated statement of income:
Net revenue	72,918.1	72,613.9	0.4%
Cost of sales	(64,951.0)	(61,070.2)	6.4%

Gross profit	7,967.2	11,543.6	(31.0)%

General and administrative expenses	(2,315.1)	(2,290.0)	1.1%
Selling expenses	(4,594.3)	(4,681.7)	(1.9)%
Other expenses	(122.2)	(99.6)	22.7%
Other income	148.6	311.1	(52.2)%

Net operating expense	(6,883.0)	(6,760.2)	1.8%

Operating profit	1,084.1	4,783.3	(77.3)%

Finance income	584.2	808.6	(27.8)%
Finance expense	(1,937.6)	(2,050.3)	(5.5)%

Net finance expense	(1,353.4)	(1,241.7)	9.0%

Share of profit of equity-accounted investees, net of tax	9.5	11.8	(19.5)%

Profit (loss) before taxes	(259.7)	3,553.5	n.m.

Current income taxes	(69.5)	(515.3)	(86.5)%
Deferred income taxes	197.5	105.3	87.5%

Total income taxes	128.0	(410.0)	n.m.

Net income (loss)	(131.7)	3,143.5	n.m.

Net Income

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net income (loss)	(131.7)	3,143.5	(3,275.3)	n.m.
Net margin (net income as percentage of net revenue)	(0.2)%	4.3%	(4.5) p.p.	n.m.

For the reasons described below, we recorded net loss of US$(131.7) million for the year ended December 31, 2023, compared to net income of US$3,143.5 million for the year ended December 31, 2022. The net margin was (0.2)% for the year ended December 31, 2023, compared to 4.3% for the year ended December 31, 2022.

Net Revenue

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Net revenue	72,918.1	72,613.9	304.2	0.4%

Our net revenue increased by US$304.2 million, or 0.4%, in 2023, as compared to 2022. Our net revenue was positively impacted by an overall 5.4% increase in our sales volumes. This increase was partially offset by a 4.7% decrease in average sales prices in all segments. For more information, see “—Segment Results” below.

Cost of Sales

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Cost of sales	64,951.0	61,070.2	3,880.7	6.4%
Gross profit	7,967.2	11,543.7	(3,576.5)	(31.0)%
Cost of sales as percentage of net revenue	89.1%	84.1%	5.0 p.p.	—

Our cost of sales increased by US$3,880.7 million, or 6.4%, in 2023, as compared to 2022, primarily due to an increase in operating costs to US$64,951.0 million in 2023 from US$61,070.2 million in 2022 primarily resulting from (i) a 5.7% increase in the cost of raw materials and production inputs due to increases in livestock and grain prices in certain regions where we operate which were impacted by lower availability of cattle and inflation; and (ii) a 9.9% increase in labor costs to US$7,641.4 million in 2023 from US$6,951.6 million in 2022 primarily due to increases in wages.

General and Administrative Expenses

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
General and administrative expenses	2,315.1	2,290.0	25.0	1.1%
General and administrative expenses as percentage of net revenue	3.2%	3.2%	0.0 p.p.	—

Our general and administrative expenses increased by US$25.0 million, or 1.1%, in 2023, as compared to 2022, primarily due to an increase of US$65.0 million in fees, services purchased and general expenses to US$735.4 million in 2023 from US$670.4 million in 2022, mainly due to the Proposed Equity Transaction. This increase is related to auditing, consultancy and legal expenses that were incurred in connection with the Proposed Equity Transaction.

Selling Expenses

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Selling expenses	4,594.3	4,681.7	(87.4)	(1.9%)
Selling expenses as percentage of net revenue	6.3%	6.4%	(0.1) p.p.	—

Our selling expenses decreased by US$87.4 million, or 1.9%, in 2023, as compared to 2022, mainly due to a 3.1% decrease in freight and selling expenses to US$3,848.1 million in 2023 from US$3,970.7 million in 2022. This reduction is primarily due to freight expenses, primarily driven by a reduction in fuel prices year over year, especially in the USA. The average diesel fuel price in the USA was approximately 20% lower in 2023 than in 2022.

Other Income

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Other income	148.6	311.1	(162.4)	(52.2)%
Other income as percentage of net revenue	0,2%	0,4%	(0.2) p.p.	—

Our other income decreased by US$162.4 million, or 52.2%, in 2023, as compared to 2022, primarily due to several transactions that are not individually significant and mainly relate to: (1) asset sales, totaling US$19.6 million in 2023, as compared to US$40.6 million in 2022; (2) insurance recovery, totaling US$21.3 million in 2023, as compared to US$16.2 million in 2022; (3) tax refunds and extemporaneous tax credits, totaling US$48.8 million in 2023, as compared to US$51.5 million in 2022; and (4) leniency expenses refund of nil in 2023, as compared to U$93.8 million in 2022.

Other Expenses

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar, unless otherwise indicated)
Other expenses	(122.2)	(99.6)	(22.6)	22.7%
Other expenses as percentage of net revenue	(0.17%)	(0.14%)	(0.03)p.p.	—

Our other expenses increased by US$22.6 million, or 22.7%, in 2023, as compared to 2022, primarily due to (i) restructuring expenses, totaling US$44.3 million in 2023, as compared to US$30.5 million in 2022, and (ii) losses on asset sales, totaling US$37.7 million in 2023, as compared to US$27.4 million in 2022.

Net Finance Expense

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollar)
Net finance expense	(1,353.4)	(1,241.7)	(111.7)	9.0%
Gains / (losses) from exchange rate variation	57.5	415.6	(358.0)	(86.2)%
Fair value adjustments on derivatives	82.9	(343.6)	426.5	(124.1)%
Interest expense	(1,732.9)	(1,342.5)	(390.4)	29.1%
Interest income	326.4	268.4	58.0	21.6%
Bank fees and others	(87.4)	(239.6)	152.3	(63.5)%

Our net finance expense increased by US$111.7 million, or 9.0%, in 2023 as compared to 2022, primarily due to:

•

Gains from exchange rate variation – Gains from exchange rate variation decreased by US$358.0 million, or 86.2%, in 2023, as compared to 2022, primarily as a result of the impact of the exchange rate variation on intercompany balances, which was a gain of US$311.7 million in 2022. Since the first quarter of 2022, our loan structure was reviewed and our intercompany loans were converted into equity investments that in substance form part of the reporting entity’s net investment in a foreign operation, and for which foreign exchange gains and losses are recognized in other comprehensive income instead of profit or loss. During 2023, the Brazilian real appreciated 5.8% against the U.S. Dollar as compared to 2022 when the Brazilian real appreciated 3.5% against the U.S. Dollar.

•

Interest Expense – Interest expense increased by US$390.4 million, or 29.1%, in 2023, as compared to 2022. Interest expense from loans and financings increased by US$273.9 million during 2023, as compared to 2022, primarily due to an increase in total loans and financings and an increase in interest rates, as compared to 2022.

Partially offset by:

•

Fair value adjustments on derivatives – Fair value adjustments changed to a gain of US$82.9 in 2023 from a loss of US$343.6 as compared to 2022, substantially all of which was related to our short U.S. dollar derivative positions in the fourth quarter of 2023, the fair value of which increased with the strengthening of the Brazilian real against the U.S. dollar.

•

Bank fees and others – Bank fees and others decreased by US$152.3 million, or 63.5%, in 2023, as compared to 2022, once there was not a significant amount of expenses of redemption premiums in 2023 as compared to the expenses of redemption premiums in the amount of US$167.8 million recorded in 2022, incurred in connection with the redemption of JBS USA`s 5.750% senior notes due 2028, JBS USA`s 6.750% senior notes due 2028, JBS USA’s 6.50% senior notes due 2029 and JBS USA`s term loan due 2026.

•

Interest income – Interest income increased by US$58.0 million, or 21.6%, in 2023, as compared to 2022, due to US$7.1 million increase in interest income primarily from present value adjustments of our accounts receivables and US$37.4 million increase in interest income from short-term investments as a result of a stronger cash position in the second half of the year.

Current and Deferred Income Taxes

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Profit before taxes	(259.7)	3,553.5	(3,813.2)	n.m.
Nominal rate	34%	34%	—	—

Expected tax expense	88.3	(1,208.2)	1,296.5	n.m.

Current income taxes	(69.5)	(515.3)	445.8	(86.5)%
Deferred income taxes	197.5	105.3	92.1	87.5%

Total income taxes	128.0	(410.0)	537.9	n.m.

Effective income tax rate	(49.28)%	(11.54)%	(37.74) p.p.	—

n.m. = not meaningful.

The nominal tax rate for Brazilian income tax and social contribution is 34%. However, our effective tax rate may change in each period based on fluctuations in the taxable income generated by each of our foreign subsidiaries, different tax rates in countries where we operate and the tax credits generated by tax payments made by foreign subsidiaries, which can be used to offset taxes that would be paid in Brazil.

Therefore, the nature and timing of the permanent differences that arise during the period also affect our effective tax rate. These permanent differences generally refer to subsidies made for investments in Brazil and abroad, differences in tax rates on foreign subsidiaries, unrecognized deferred taxes in the current year, income from untaxed interest on foreign subsidiaries and the impact of taxation on companies with dual jurisdiction.

In 2023, we recognized a tax benefit compared to a tax expense in 2022, and the effective tax rate was a net benefit rate of 49.3% in 2023 compared to a net tax expense effective tax rate of 11.54% in 2022, primarily due to the impact of: (1) non-taxable tax benefits, which decreased our effective income tax rate by 177.8% in 2023, compared with a 12.6% increase in 2022; and (2) non-taxable interest – foreign subsidiaries, which decreased the effective income tax rate by 54.0% in 2023, compared to an increase of 3.7% in 2022. These impacts were partially offset by: (1) deferred income tax not recognized, which increased the effective income tax rate by 143.6% in 2023, compared to an increase of 2.7% in 2022; and (2) profits taxed by-foreign jurisdictions, which increased the effective income tax rate by 78.5% in 2023, compared to a decrease of 7.5% in 2022.

Segment Results

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars)
Net revenue
Brazil segment	11,141.2	11,414.4	(273.2)	(2.4)%
Seara segment	8,272.5	8,324.2	(51.7)	(0.6)%
Beef North America segment	23,303.1	22,069.1	1,234.0	5.6%
Pork USA segment	7,713.8	8,153.1	(439.3)	(5.4)%
Pilgrim’s Pride segment	17,348.0	17,455.1	(107.1)	(0.6)%
Australia segment	6,209.0	6,323.3	(114.3)	(1.8)%
Others segment	893.5	842.0	51.5	6.1%

Total reportable segments	74,881.1	74,581.2	299.9	0.4%
Eliminations (1)	(1,962.9)	(1,967.2)	4.3	(0.2)%

Total net revenue	72,918.2	72,614	304.2	0.4%

Adjusted EBITDA
Brazil segment	469.3	468.9	0.3	0.1%
Seara segment	364.5	896.7	(532.3)	(59.4)%
Beef North America segment	114.2	2,081.7	(1,967.5)	(94.5)%
Pork USA segment	526.9	756.3	(229.4)	(30.3)%
Pilgrim’s Pride segment	1,536.0	2,084.6	(548.6)	(26.3)%
Australia segment	454.7	443.9	10.8	2.4%
Others segment	(5.2)	(7.9)	2.7	(34.2)%

Total reportable segments	3,460.4	6,724.2	(3,263.8)	(48.5)%
Eliminations (1)	(2.6)	(2.2)	(0.4)	18.2%

Total Adjusted EBITDA	3,457.8	6,722.0	(3,264.2)	(48.6)%

(1)	Includes intercompany and intersegment transactions.

n.m. = not meaningful.

We measure our segment profitability using Adjusted EBITDA, which is calculated by making the following adjustments to net income, as further described in this prospectus (see “—Summary Historical Financial Data”): exclusion of net finance expenses; exclusion of current and deferred income taxes; exclusion of depreciation and amortization expenses; exclusion of share of profit of equity-accounted investees, net of tax; exclusion of antitrust agreements expenses; exclusion of donations and social programs expenses; exclusion of J&F Leniency expenses refund; exclusion of impairment of assets; exclusion of restructuring expenses; and exclusion of certain other operating income (expense), net.

Brazil Segment

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	11,141.2	11,414.4	(273.2)	(2.4)%
Adjusted EBITDA	469.3	468.9	0.4	0.1%

Net Revenue. Changes in our Brazil segment net revenue were impacted by a 15.0% decrease in sales prices mainly as a result of lower prices in natura beef in both export and domestic markets, partially offset by an 14.8% increase in sales volumes, primarily due to the increase of 16.6% of in natura beef in 2023 when compared to 2022.

Adjusted EBITDA. Adjusted EBITDA in our Brazil segment increased by US$0.3 million, or 0.1%, to US$469.3 million, in line when compared to 2022.

Seara Segment

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	8,272.5	8,324.2	(51.7)	(0.6)%
Adjusted EBITDA	364.5	896.7	(532.3)	(59.4)%

Net Revenue. Changes in our Seara segment net revenue were impacted by a 5.1% decrease in sales prices as a result of lower sales prices in exports, specifically for in natura chicken, which was partially offset by a 4.8% increase in sales volumes in both export and domestic markets.

Adjusted EBITDA. Adjusted EBITDA in our Seara segment decreased by US$532.3 million, or 59.4%, to US$364.5 million in 2023 from US$896.7 million in 2022, primarily due to an increase in certain of our operating costs primarily a 16.7% increase in labor costs, due to increase in salaries.

Beef North America Segment

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	23,303.1	22,069.1	1,234.0	5.6%
Adjusted EBITDA	114.2	2,081.7	1,967.5	(94.5)%

Net Revenue. Changes in our Beef North America segment net revenue were impacted by a: (1) 3.4% increase in average sales prices, which includes the impact of the Canadian dollar to U.S. dollar exchange rate; and (2) 2.1% increase in beef sales volumes.

Adjusted EBITDA. Adjusted EBITDA in our Beef North America segment decreased by US$1,967.4 million, or 94.5%, to US$114.2 million in 2023, from US$2,081.7 million in 2022 due to an increase in some of our operating costs, primarily because of higher cost of goods sold, which increased 22.0% in livestock costs as a result of decreasing cattle availability.

Pork USA Segment

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	7,713.8	8,153.1	(439.2)	(5.4)%
Adjusted EBITDA	526.9	756.3	(229.3)	(30.3)%

Net Revenue. Changes in our Pork USA segment net revenue were impacted by a 10.3% decrease in average sales prices, partially offset by a 5.5% increase in sales volumes.

Adjusted EBITDA. Adjusted EBITDA in our Pork USA segment decreased by US$229.3 million, or 30.3%, to US$526.9 million in 2023 from US$756.3 million in 2022, primarily due to the decrease in our net revenue.

Pilgrim’s Pride Segment

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	17,348.0	17,455.1	(107.1)	(0.6)%
Adjusted EBITDA	1,536.0	2,084.6	(548.6)	(26.3)%

Net Revenue. Changes in our Pilgrim’s Pride segment net revenue were impacted by a 3.6% decrease in average sales prices, which includes the impact of the Euro, British pound and Mexican peso to U.S. dollar exchange rates. The decrease in average sales prices was partially offset by an increase in sales volumes.

Adjusted EBITDA. Adjusted EBITDA in our Pilgrim’s Pride segment decreased by US$548.6 million, or 26.3%, to US$1,536.0 million in 2023 from US$2,084.6 million in 2022, primarily due to: (1) the decrease in our net revenue; and (2) an increase in certain of our operating costs, primarily due to a 0.6% increase in live operation input costs (input costs are chicken growing costs, i.e., feed, labor, contract grower fees, etc.).

Australia Segment

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	6,209.0	6,323.3	(114.3)	(1.8)%
Adjusted EBITDA	454.7	443.9	10.8	2.4%

Net Revenue. Changes in our Australia segment net revenue were impacted by an 11.2% decrease in average sales prices partially offset by a 10.6% increase in sales volumes. The impact of the Australian dollar to U.S. dollar exchange rate is included in the decrease in average sales prices.

Adjusted EBITDA. Adjusted EBITDA in our Australia segment increased by US$10.8 million, or 2.4%, to US$454.7 million in 2023 from US$443.9 million in 2022, primarily due to a 12.7% decrease in livestock costs. The decrease in input costs also includes the impact of changes in the Australian dollar to U.S. dollar exchange rate.

Others Segment

	For the year ended December 31,		Change	% Change
	2023	2022
	(in millions of U.S. dollars, unless otherwise indicated)
Net revenue	893.5	842.0	51.5	6.1%
Adjusted EBITDA	(5.2)	(7.9)	2.7	(34.2)%

Net Revenue. Our Others segment net revenue in 2023 increased by 6.1% when compared with 2022.

Adjusted EBITDA. Adjusted EBITDA in our Others segment increased to a loss of US$5.2 million in 2023 from a loss of US$7.9 million in 2022.

Liquidity and Capital Resources

Our financial condition and liquidity is and will continue to be influenced by a variety of factors, including:

•	our ability to generate cash flows from operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on our indebtedness, which affects our net financial results;

•	prevailing domestic and international interest rates, which affect our debt service requirements;

•	our ability to continue to borrow funds from financial institutions or to access the capital markets;

•	our working capital needs, based on our growth plans;

•	our capital expenditure requirements, which consist primarily of purchasing property, plant and equipment; and

•	strategic investments and acquisitions.

Our principal cash requirements consist of the following:

•	the purchase of raw materials, most of which represents the purchase of feed ingredients for the production of chicken and hogs and the purchase of livestock for our processing operations;

•	our working capital requirements;

•	the servicing of our indebtedness;

•	capital expenditures related mainly to our purchases of property, plant and equipment;

•	strategic investments, and acquisitions;

•	dividends and other distributions; and

•	taxes in connection with our operations.

Our main sources of liquidity consist of the following:

•	cash flows from operating activities; and

•	short-term and long-term borrowings.

We believe that our cash on hand, cash flow from operations and remaining availability under credit lines from commercial banks will be sufficient to meet our ongoing operating requirements, make scheduled principal and interest payments on our outstanding debt and fund our capital expenditures for the foreseeable future.

As of December 31, 2024, our total outstanding indebtedness was US$19,326.8 million, consisting of US$2,084.2 million of current loans and financings and US$17,242.6 million of non-current loans and financings, representing 59.4% of our total liabilities, which totaled US$32,537.9 million as of December 31, 2024. We believe we have a strong liquidity position and a well-staggered debt maturity profile. As of December 31, 2024, we had cash and cash equivalents of US$5,750.2 million. In addition, as of the same date, we are permitted to borrow up to US$3,353.0 million under our revolving credit facilities. The table below shows our debt amortization schedule, together with our cash and cash equivalents as of December 31, 2024 and our borrowing capacity under our revolving credit facilities as of December 31, 2024.

Debt Amortization Schedule

(in US$ millions)

We believe that our cash and cash equivalents and margin cash balance together with our borrowing capacity under our revolving credit facilities as of December 31, 2024 should be sufficient to meet our outstanding debt requirements through mid-2032. However, this balance and our ability to continue to generate sufficient cash is subject to certain general economic, financial, industry, legislative, regulatory and other factors beyond our control. For more information, see “Risk Factors.”

Cash Flows

The table below shows our cash flows from operating, investing and financing activities for the periods indicated:

	For the year ended December 31,
	2024	2023	2022
		(in millions of U.S. dollars)
Net cash provided by operating activities	4,229.5	2,378.8	2,580.5
Net cash used in investing activities	(1,417.7)	(1,408.4)	(2,535.6)
Net cash provided by (used in) financing activities	(1,414.8)	1,022.1	(1,667.5)
Effect of exchange rate changes on cash and cash equivalents	(353.0)	50.6	(15.4)

Change in cash and cash equivalents, net	1,044.2	2,043.1	(1,637.9)
Cash and cash equivalents at the beginning of the period	4,569.5	2,526.4	4,164.3

Cash and cash equivalents at the end of the period	5,613.7	4,569.5	2,526.4

Operating Activities

Cash flow provided by (used in) operating activities may vary from time to time according to the fluctuation of sales revenues, cost of sales, operating expenses, changes in operating activities, interest paid and received and income tax paid.

Net cash provided by operating activities in 2024 was US$4,229.5 million, compared to US$2,378.8 million in 2023. This change was primarily due to an increase in net income adjusted for non-cash effects to US$6,891.4 million in 2024, compared to US$3,553.8 million in 2023.

This increase in net cash generation in operating activities was partially offset by:

•	a decrease in trade accounts receivable a cash generation of US$333.6 million in 2024, compared to a cash generation of US$624.8 million in 2023; and

•	an increase in cash consumption of inventories to US$377.4 million in 2024, compared to a cash generation of US$480.5 million in 2023.

Net cash provided by operating activities in 2023 was US$2,378.8 million, compared to net cash provided by operating activities of US$2,580.5 million in 2022. This decrease in net cash provided by operating activities was primarily due to:

•	a decrease in net income adjusted for non-cash effects to US$3,553.8 million in 2023, compared to US$6,681.2 million in 2022;

This decrease in generation of cash was partially offset by:

•	a decrease in income taxes paid to US$70.9 million in 2023 compared to US$1,039.4 million paid in 2022;

•	a decrease in inventories generating cash of US$480.5 million in 2023, compared to a cash consumption of US$458.2 million in 2022; and

•	a decrease in trade accounts receivable generating cash of US$624.8 million in 2023, compared to a cash consumption of US$269.5 million in 2022.

Investing Activities

Cash flow provided by (used in) investing activities is primarily related to: (1) our acquisition of subsidiaries minus net cash at the time of acquisition; (2) our acquisition of property, plant and equipment; (3) our acquisition of intangible assets; and (4) our receipt of payment from the sale of property, plant and equipment.

For 2024, net cash used in investing activities totaled US$1,417.7 million, of which US$1,480.3 million was cash used in purchases of property, plant and equipment, partially offset by US$47.2 million in cash provided by proceeds from sales of property, plant and equipment.

For 2023, net cash used in investing activities totaled US$1,408.4 million, of which US$1,502.1 million was cash used in purchases of property, plant and equipment, partially offset by US$72.0 million in cash provided by sales of property, plant and equipment.

For 2022, net cash used in investing activities totaled US$2,535.6 million, of which US$2,172.6 million was cash used in purchases of property, plant and equipment and US$378.9 million was cash used in payments of acquisitions, partially offset by US$48.8 million in cash provided by sales of property, plant and equipment.

Financing Activities

Cash flow provided by (used in) financing activities includes primarily proceeds from new loans and financings and derivatives settled in cash. Cash flow used in financing activities includes primarily principal payments on loans and financings, payments related to derivatives settled in cash, payments for purchase of treasury shares and payments of dividends.

For 2024, net cash used in financing activities totaled US$1,414.8 million, of which US$2,990.3 million was cash used in payments of loans and financings, US$759.3 million used in dividend payment, US$417.8 million used in payments of leasing contracts, and US$232.0 million was cash used in derivatives instruments; which was partially offset by US$2,976.3 million in cash proceeds from loans and financings.

For 2023, net cash provided by financing activities totaled US$1,022.1 million, of which US$9,035.7 million was cash proceeds from loans and financings; which was partially offset by US$7,091.7 million in cash used in payments of loans and financings and US$448.0 million in cash used in payments of dividends.

For 2022, net cash used in financing activities totaled US$1,667.5 million, of which US$7,473.2 million was cash used in payments of loans and financings, US$551.9 million was cash used in purchase of treasury shares and US$872.8 million was cash used in payments of dividends; which was partially offset by US$8,011.6 million in cash proceeds from loans and financings.

Indebtedness and Financing Strategy

As of December 31, 2024, our total outstanding indebtedness was US$19,328.8 million, consisting of US$2,084.2 million of current loans and financings and US$17,242.6 million of non-current loans and financings, representing 59.4% of our total liabilities, which totaled US$32,551.0 million as of December 31, 2024.

As of December 31, 2023, our total outstanding indebtedness was US$19,999.1 million, consisting of US$891.6 million of current loans and financings and US$19,107.6 million of non-current loans and financings, representing 61.1% of our total liabilities, which totaled US$32,872.0 million as of December 31, 2023.

Our financing strategy has been and will be, over the next several years, to: (1) extend the average maturity of our outstanding indebtedness, including by refinancing short-term debt through longer-term borrowings and issuing longer-term debt securities, in order to increase our liquidity levels and improve our strategic, financial and operational flexibility; and (2) reduce our financing costs by accessing lower-cost sources of finance, including through the capital markets and export finance.

Based on the profile of our indebtedness as of December 31, 2024 and our track record, we believe we will continue to be able to raise funds in U.S. dollars, euros and reais to meet our financial obligations. We further believe that our capital expenditures during recent years, in addition to capital expenditures that we intend to make in the near future, will allow us to increase our ability to generate cash, to strengthen our credit ratios and to enhance our capacity to meet our financial obligations.

We maintain lines of credit with various financial institutions to finance working capital requirements, and we believe we will continue to be able to obtain additional credit to finance our working capital needs based on our past track record and current market conditions.

Indebtedness Summary and Maturities

The table below sets forth our consolidated loans and financings as of December 31, 2024. A “foreign currency” instrument refers to an instrument whose currency is different from the functional currency of the borrower. A “local currency” instrument refers to an instrument whose currency is the same as the functional currency of the borrower.

Type	Average annual interest rate	Currency	Index	Maturity	As of December 31, 2024
					(in millions of U.S. dollars)
Foreign currency:
ACC – Advances on exchange contracts	5.94%	USD	—	2025	1,015.0
Prepayment	5.69%	USD	SOFR	2025-27	100.3
FINIMP – Import Financing	6.03%	USD, EUR	Euribor	2025	0.6
Working capital – Dollar	7.49%	USD	SOFR	2030	8.5
CRA – Agribusiness Credit Receivable Certificates	5.36%	USD	—	2029	65.9
Export Credit Note	6.96%	USD	SOFR	2025	102.4
Others	7.03%	USD	—		5.3

Total foreign currency					1,297.9

Local currency:
FINAME	6.00%	BRL	—	2025	0.0
Notes 2.50% JBS USA 2027	2.50%	USD	—	2027	1,001.8
Notes 5.13% JBS USA 2028	5.13%	USD	—	2028	908.4
Notes 6.50% JBS USA 2029	6.50%	USD	—	2029	70.8
Notes 3.00% JBS USA 2029	3.00%	USD	—	2029	596.3
Notes 5.50% JBS USA 2030	5.50%	USD	—	2030	1,272.6
Notes 3.75% JBS USA 2031	3.75%	USD	—	2031	490.5
Notes 3.00% JBS USA 2032	3.00%	USD	—	2032	986.4
Notes 3.63% JBS USA 2032	3.63%	USD	—	2032	971.6
Notes 5.75% JBS USA 2033	5.75%	USD	—	2033	1,649.9
Notes 6.75% JBS USA 2034	6.75%	USD	—	2034	1,515.8
Notes 4.38% JBS USA 2052	4.38%	USD	—	2052	903.9
Notes 6.50% JBS USA 2052	6.50%	USD	—	2052	1,534.2
Notes 7.25% JBS USA 2053	7.25%	USD	—	2053	891.3
Notes 4.25% PPC 2031	4.25%	USD	—	2031	851.8
Notes 3.50% PPC 2032	3.50%	USD	—	2032	902.7
Notes 6.25% PPC 2033	6.25%	USD	—	2033	996.3
Notes 6.88% PPC 2034	6.88%	USD	—	2034	490.3
Working capital – Euros	3.78%	EUR	Euribor	2025-28	30.5
Credit note – export	13.48%	BRL	CDI	2025-30	1.7
CDC – Direct credit to consumers	15.29%	BRL	—	2028	10.2
Livestock financing – Pre	11.01%	BRL	—	2025	341.5
CRA – Agribusiness Credit Receivable Certificates	6.85%	BRL	CDI and IPCA	—	1,229.7
Commercial Paper	5.10%	—	—	2028	202.1
Others	6.63%	Several	Several	—	178.8

Total local currency					18,028.9

Total					19,326.8
Breakdown:
Current loans and financings					2,084.2
Non-current loans and financings					17,242.6

Total					19,326.8

*	Balances classified as current which have their maturities between January 1, 2025 and December 31, 2025.

The table below sets forth the payment schedule of our consolidated loans and financings in the total amount of US$19,326.8 million, as of December 31, 2024:

	As of December 31, 2024
	(in millions of U.S. dollars)	(%)
Total current	2,084.2	10.8%

2025	37.9	0.2%
2026	1,008.4	5.2%
2027	982.9	5.1%
2028	705.8	3.7%
2029	1,365.8	7.1%

After 2029	13,141.8	68.0%

Total non-current	17,242.6	89.2%

Total	19,326.8	100.0%

Certain of our indebtedness is secured or guaranteed by the following: (1) receivables and inventories; (2) letters of credit; (3) guarantees by parent companies or subsidiaries; and (4) mortgages and liens on real estate, equipment and other items.

For a description of the material debt agreements of JBS S.A. and its subsidiaries, see “Description of Material Indebtedness.”

Capital Expenditures

We make capital expenditures primarily for acquisitions, strategic investments as well as equipment purchases and maintenance, expansions and modernization of our facilities including: (1) expansion and modernization of our Seara plants; (2) buildings and earthwork for our facilities in the United States; (3) investments in our new business (Novos Negócios) units and (4) the construction of a new Italian specialties and pepperoni plant in Columbia, South Carolina.

Our capital expenditures for the year ended December 31, 2024 totaled US$1,480.3 million in cash used in the purchase of property, plant and equipment, of which 66% were investments in facilities and 34% were investments in capacity expansion.

Our capital expenditures for the year ended December 31, 2023 totaled US$1,502.1 million in cash used in the purchase of property, plant and equipment, of which 51% were investments in facilities and 49% were investments in capacity expansion.

Our capital expenditures for the year ended December 31, 2022 totaled US$2,172.6 million in cash used in the purchase of property, plant and equipment, of which 44% were investments in facilities and 56% were investments in capacity expansion.

The source of cash for our capital expenditures generally tends to be our own cash flows.

Contractual Obligations

The following tables summarize our significant loans and financings, including estimated interest thereon, payables related to purchases of assets, finance lease obligations, operating lease obligations and other purchase obligations as of the dates indicated that have an impact on our liquidity.

	As of December 31, 2024
Contractual obligations	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Trade accounts payable and supply chain finance	6,194.2	—	—	—	6,194.2
Loans and financing	2,084.2	2,029.2	2,071.6	13,141.8	19,326.8
Estimated interest on loans and financings (1)	2,458.3	2,440.6	839.9	5,670.0	11,408.9
Derivatives liabilities (assets)	166.0	100.1	—	—	266.1
Other liabilities	16.3	16.4	—	24.2	56.9
Payment of leases	335.7	574.1	235.4	588.8	1,734.0

Total	11,254.7	5,160.4	3,147.0	19,424.8	38,986.9

(1)

Includes interest on all loans and financing outstanding. Payments are estimated for variable rate and variable term debt based on effective interest rates as of December 31, 2024. Payments in foreign currencies are estimated using the December 31, 2024 exchange rate.

	As of December 31, 2023
Contractual obligations	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
	(in millions of U.S. dollars)
Trade accounts payable and supply chain finance	6,205.1	—	—	—	6,205.1
Loans and financing	891.6	171.2	1,212.5	17,723.8	19,999.1
Estimated interest on loans and financings (1)	1,362.9	1,052.5	1,910.1	7,390.2	11,715,8
Derivatives liabilities (assets)	144.2	—	—	—	144.3
Other liabilities	21.2	20.9	—	62.0	104.0
Payment of leases	(2.8)	293.4	442.3	1,108.3	1,841.2

Total	8,622.2	1,538.1	3,565.0	26,284.3	40,009.5

(1)

Includes interest on all loans and financing outstanding. Payments are estimated for variable rate and variable term debt based on effective interest rates as of December 31, 2023. Payments in foreign currencies are estimated using the December 31, 2022 exchange rate.

We also have future commitments for purchase of grains and cattle whose balances as of December 31, 2024 and December 31, 2023 were US$33.5 billion and US$35.6 billion, respectively.

Research and Development, Patents and Licenses, Etc.

Our global innovation teams collaborate to share trends, solutions, and technological advancements, leveraging collective expertise to drive category growth. With a diverse product portfolio, JBS delivers high-quality offerings tailored to evolving customer needs and consumer preferences. Investments in cultivated protein are central to our strategic vision. In 2021, we entered the cultured protein market with the acquisition of BioTech Foods in Spain. Additionally, the upcoming JBS Biotech Innovation Centre in Santa Catarina will be Brazil’s largest research facility dedicated to food biotechnology. Our expansion into plant-based proteins is exemplified by Seara’s Incrível and the acquisition of Vivera Topholding BV, which produces and sells plant-based protein products in Europe.

Initiatives such as Seara’s Innovation Hub and Friboi’s Meat Technology and Study Center (Cetec) reflect our commitment to product quality and innovation. Through in-depth analysis of the entire production chain and continuous research, we adapt to shifting consumer expectations. In partnership with Colorado State University, we established the JBS Global Food Innovation Center, advancing food safety, meat sciences, and animal welfare practices. Furthermore, JBS USA makes significant investments in technology and innovation to uphold world-class quality standards, exemplified by the transition to zero-trim beef products. Meanwhile, Pilgrim’s Europe integrates advanced technologies, including Internet of Things (IoT) devices, to enhance operational efficiencies and predictive maintenance.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks arising from our normal business activities. These market risks, which are beyond our control, primarily involve the possibility that changes in interest rates, inflation, exchange rates and commodity prices will adversely affect the value of our financial assets and liabilities or future cash flows and earnings.

Our risk management strategy is designed to mitigate the financial impact derived from our exposure to market risks, and accordingly, we have used and may continue to use interest rate, exchange rates and commodity derivative instruments, cash and receivables to mitigate these market risks. Our hedging activities are governed by a financial risk management department, which follows corporate governance standards and guidelines for our company that are established by our risk management committee and approved by our board of directors.

For more information about our risk management, see note 27 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

Trend Information

The following list sets forth, in our view, the most important trends, uncertainties and events that are reasonably likely to continue to have a material effect on our revenues, income from operations, profitability, liquidity and capital resources, or that may cause reported financial information to be not necessarily indicative of future operating results or financial condition:

•	global economic conditions;

•	Brazilian economic environment;

•	effect of level of indebtedness and interest rates;

•	effect of the levels of sales of fresh and processed products in the domestic market on our results of operations;

•	effect of the levels of exports of fresh and processed products on our results of operations;

•	fluctuations in domestic market prices of fresh and processed products can significantly affect our operating revenues;

•	effects of fluctuations in export prices of fresh and processed products on operating revenues;

•	effects of the variation of prices for the purchase of raw materials on our costs of goods sold; and

•	effects of fluctuations in currency exchange rates.

For more information, see “—Principal Factors Affecting our Financial Condition and Results of Operations.”

Critical Accounting Estimates

The presentation of our financial condition and results of operation in accordance with IFRS – Accounting Standards, and the disclosures related to judgements and estimates can be found in note 2.6 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

Recent Accounting Pronouncements

Certain new and amended accounting standards and interpretations have been adopted by JBS S.A. and are described in note 2.5 to JBS S.A.’s audited financial statements, which are included elsewhere in this prospectus.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Material Indebtedness

The following summarizes our material indebtedness as of the date of this prospectus, unless otherwise noted.

Fixed-Rate Notes

We have the following series of material, fixed-rate debt securities in the international capital markets as of December 31, 2024.

Security	Outstanding Principal Amount	Final Maturity
(in millions)
JBS USA 2.500% Notes due 2027 (1)(2)	US$1,000.00	July 2027
JBS USA 5.125% Notes due 2028 (1)	US$899.7	February 2028
JBS USA 3.000% Notes due 2029 (1)	US$600.0	February 2029
JBS USA 6.500% Notes due 2029 (1)(5)	US$69.9	April 2029
JBS USA 5.500% Notes due 2030 (1)	US$1,250.0	January 2030
JBS USA 3.750% Notes due 2031 (1)	US$493.0	December 2031
JBS USA 3.625% Sustainability-Linked Notes due 2032 (1)(2)	US$969.1	January 2032
JBS USA 3.000% Sustainability-Linked Notes due 2032 (1)	US$1,000.0	May 2032
JBS USA 5.750% Notes due 2033 (1)(3)	US$1,661.7	April 2033
JBS USA 6.750% Notes due 2034 (1)(3)	US$1,507.0	March 2034
JBS USA 4.375% Notes due 2052 (1)	US$900.0	February 2052
JBS USA 6.500% Notes due 2052 (1)	US$1,548.0	December 2052
JBS USA 7.250% Notes due 2053 (1)	US$900.0	November 2053
PPC 4.250% Sustainability-Linked Notes due 2031 (4)	US$855.7	April 2031
PPC 3.500% Notes due 2032 (4)	US$900.0	March 2032
PPC 6.250% Notes due 2033 (4)	US$980.0	July 2033
PPC 6.875% Notes due 2034 (4)	US$500.0	May 2034

(1)

The issuers of these notes are JBS USA, JBS USA Food Company and JBS USA Foods Group Holdings (formerly known as JBS Luxembourg Company S.à r.l.), and these notes are fully and unconditionally guaranteed by JBS S.A. and certain other direct and indirect parent companies of JBS USA.

(2)

In August, 2022, JBS USA launched offers to exchange any and all outstanding (i) 2.500% Senior Notes due 2027 and (ii) 3.625% Sustainability-Linked Senior Notes due 2032 issued by JBS USA Food Company (originally issued by JBS Finance Luxembourg S.à r.l.) and guaranteed by JBS S.A. for new notes to be issued by JBS USA, JBS USA Food Company and JBS USA Foods Group Holdings (formerly known as JBS Luxembourg Company S.à r.l.) and guaranteed by JBS S.A. and certain other direct and indirect parent companies of JBS USA and (2) cash. JBS USA received tenders with respect to approximately 97% of the aggregate principal amount of the 2.500% Senior Notes due 2027 and 93% of the aggregate principal amount of the 3.625% Sustainability-Linked Senior Notes due 2032. The outstanding principal amount of these two series of notes set forth in the table above includes (1) US$8.6 million in aggregate principal amount of the 2.500% Senior Notes due 2027 and (2) US$25.4 million in aggregate principal amount of the 3.625% Sustainability-Linked Senior Notes due 2032 that were not tendered in the exchange offers. The issuer and the guarantor of the notes that were not tendered in the exchange offers remain JBS USA Food Company and JBS S.A., respectively.

(3)

On June 28, 2024, in connection with a previously announced cash tender offers, we accepted for purchase (1) US$387,993,000 of our 5.750% Senior Notes due 2033 and (2) US$92,954,000 of its 6.750% Senior Notes due 2034.

(4)	These notes were issued by PPC and are guaranteed by Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC, and JFC LLC.
(5)	On February 18, 2025, JBS USA redeemed the outstanding 6.500% Senior Notes due 2029.

The indentures governing these notes contain negative covenants that limit JBS USA or PPC, as applicable, and their respective significant restricted subsidiaries that guarantee these notes from creating liens on future Principal Property (as defined in the applicable indentures governing each series of notes) to secure debt and entering into certain sale and leaseback transactions. In addition, the indentures governing these notes restrict JBS USA’s or PPC’s, as applicable, ability to merge, consolidate, sell or otherwise dispose of all or substantially all of their respective assets. These covenants are subject to certain exceptions and qualifications, including that as of the date of this prospectus, there are no Principal Properties. For more information about these covenants and the indentures governing each series of these notes, see Exhibits 4.5 through 4.56 to the registration statement of which this prospectus forms a part. We are currently in compliance with the covenants under the indentures governing our notes.

Expiration of JBS USA Exchange Offers

On October 25, 2024, we launched our offers to exchange (the “JBS USA Exchange Offers”) the following 13 series of notes issued by JBS USA, JBS USA Food Company and JBS USA Foods Group Holdings (formerly known as JBS Luxembourg Company S.à r.l.) (collectively, the “Existing JBS USA Notes”): (1) US$1,507,046,000 aggregate principal amount of our outstanding 6.750% Senior Notes due 2034; (2) US$900,000,000 aggregate principal amount of our outstanding 7.250% Senior Notes due 2053; (3) US$3,062,000 aggregate principal amount of our outstanding 2.500% Senior Notes due 2027; (4) US$20,416,000 aggregate principal amount of our outstanding 5.125% Senior Notes due 2028; (5) US$803,000 aggregate principal amount of our outstanding 6.500% Senior Notes due 2029; (6) US$343,000 aggregate principal amount of our outstanding 3.000% Senior Notes due 2029; (7) US$4,320,000 aggregate principal amount of our outstanding 5.500% Senior Notes due 2030; (8) US$909,000 aggregate principal amount of our outstanding 3.750% Senior Notes due 2031; (9) US$16,974,000 aggregate principal amount of our outstanding 3.000% Sustainability-Linked Senior Notes due 2032; (10) US$10,598,000 aggregate principal amount of our outstanding 3.625% Sustainability-Linked Senior Notes due 2032; (11) US$483,000 aggregate principal amount of our outstanding 5.750% Senior Notes due 2033; (12) US$115,000 aggregate principal amount of our outstanding 4.375% Senior Notes due 2052; and (13) US$345,000 aggregate principal amount of our outstanding 6.500% Senior Notes due 2052, in each case, for the same principal amount of newly issued registered exchange notes (the “New JBS USA Notes”).

The JBS USA Exchange Offers expired on November 25, 2024 and approximately 99% of the aggregate principal amount of the Existing JBS USA Notes, were tendered in the JBS USA Exchange Offers.

In connection with the settlement of the JBS USA Exchange Offers, we delivered the New JBS USA Notes to holders of Existing JBS USA Notes who validly tendered and did not validly withdraw their Existing JBS USA Notes prior to the expiration date. The settlement date for the JBS USA Exchange Offers occurred on November 27, 2024. The New JBS USA Notes will not be listed for trading on any organized exchange.

JBS USA’s Offering of 5.950% Senior Notes due 2035 and 6.375% Senior Notes due 2055

On January 21, 2025, JBS USA completed a sale of US$1,750.0 million in aggregate principal amount of senior notes, consisting of (i) 5.950% Senior Notes due 2025 in an aggregate principal amount of US$1,000.00 million, and (ii) 6.375% Senior Notes due 2055 in an aggregate principal amount of US$750.0 million. JBS USA used the net proceeds from these offerings of notes for general corporate purposes, including the repayment of approximately US$1.1 billion in current loans and financings and US$0.1 billion in non-current loans and financings.

Sustainability-Linked Bonds

As described above, we have issued three series of fixed-rate sustainability-linked debt securities in the international capital markets, as follows:

•	JBS USA’s 3.625% Sustainability-Linked Notes due January 2032 in an aggregate principal amount of US$969.1 million;

•	JBS USA’s 3.000% Sustainability-Linked Notes due May 2032 in an aggregate principal amount of US$1.0 billion; and

•	PPC’s 4.250% Sustainability-Linked Notes due April 2031 in an aggregate principal amount of US$855.7 million.

As further described below, each series of sustainability-linked notes contains certain sustainability performance targets of JBS S.A., JBS USA or PPC that if unsatisfied will result in an increase in the interest rate payable on the respective notes. The applicable sustainability performance targets are specifically tailored to the business, operations and capabilities of JBS S.A., JBS USA and PPC and do not easily lend themselves to benchmarking against sustainability performance targets that may be used by other companies. In connection with these notes, none of JBS S.A., JBS USA or PPC has committed to (i) allocate the net proceeds specifically to projects or business activities meeting sustainability criteria or (ii) be subject to any other limitations or requirements that may be associated with green instruments, social instruments or sustainability instruments or other financial instruments in any particular market.

Furthermore, as there is currently no generally accepted definition (legal, regulatory or otherwise) of, nor market consensus as to what criteria a particular financial instrument must meet to qualify as, “green,” “social,” “sustainable” or “sustainability-linked” (and, in addition, the requirements of any such label may evolve from time to time), no assurance was or could be given to investors in these notes or to any other party by the issuers or the guarantors of the notes or any second party opinion providers or any qualified provider of third-party assurance or attestation services appointed by each company (an “external verifier”) that the notes will meet any or all investor expectations regarding the sustainability performance target qualifying as “green,” “social,” “sustainable” or “sustainability-linked,” or satisfy an investor’s requirements or any future legal, quasi-legal or other standards for investment in assets with sustainability characteristics, or that any adverse social and/or other impacts will not occur in connection with JBS S.A., JBS USA and/or PPC striving to achieve the sustainability performance target or the use of the net proceeds from the offering of notes.

In addition, no assurance or representation was given by the issuers and guarantors of the notes, any second party opinion providers or any external verifier as to the suitability or reliability for any purpose whatsoever of any opinion, report or certification of any third party in connection with the offering of the notes or the respective sustainability performance targets to fulfill any green, social, sustainability, sustainability-linked and/or other criteria. Any such opinion, report or certification is not, nor shall it be deemed to be, incorporated in and/or form part of this prospectus or the registration statement.

There can be no assurance of the extent to which JBS S.A., JBS USA and/or PPC will be successful in significantly decreasing their greenhouse gas emissions. Although a failure to achieve the applicable sustainability performance targets will give rise to an upward adjustment of the applicable interest rates, any such failure would not be an event of default under the notes, nor would such failure result in a requirement to redeem or repurchase such securities.

See “Risk Factors—Risks Relating to Our Business and Industries—Failure by us to achieve our sustainability performance targets may result in increased interest payments under future financings and harm to our reputation.”

JBS USA’s 3.625% Sustainability-Linked Notes due January 2032

Under the terms of JBS USA’s 3.625% Sustainability-Linked Notes due January 2032, if JBS S.A. does not satisfy the sustainability performance target it established under its Sustainability-Linked Framework adopted in

June 2021 (the “JBS S.A. June 2021 Sustainability-Linked Framework”) to reduce its Global Greenhouse Gas Emissions Intensity by 16.364% by December 31, 2025, based on linear annual improvements against the 2019 baseline year, and provide confirmation thereof to the trustee together with a related confirmation by an external verifier at least 30 days prior to January 15, 2027, the interest rate payable on the notes will be increased by 25 basis points from and including January 15, 2027 to and including the maturity date of January 15, 2032. For more information about the JBS S.A. June 2021 Sustainability-Linked Framework, including the sustainability performance target, see “Information about JBS S.A.—Climate Change Reduction Goals—Sustainability-Linked Frameworks—JBS S.A. June 2021 Sustainability-Linked Framework.”

JBS USA’s 3.000% Sustainability-Linked Notes due May 2032

Under the terms of JBS USA’s 3.000% Sustainability-Linked Notes due May 2032, if JBS USA does not satisfy the sustainability performance target it established under its Sustainability-Linked Framework adopted in November 2021 (the “JBS USA Sustainability-Linked Framework”) to reduce its Global Greenhouse Gas Emissions Intensity by 20.30% by December 31, 2026, based on linear annual improvements against the 2019 baseline year, and provide confirmation thereof to the trustee together with a related confirmation by an external verifier within six months after December 31, 2026, the interest rate payable on the notes will be increased by 25 basis points from and including November 15, 2027 to and including the maturity date of May 15, 2032. For more information about the JBS USA Sustainability-Linked Framework, including the sustainability performance target, see “Information about JBS S.A.—Climate Change Reduction Goals—Sustainability-Linked Frameworks— JBS USA Sustainability-Linked Framework.”

PPC’s 4.250% Sustainability-Linked Notes due April 2031

Under the terms of PPC’s 4.250% Sustainability-Linked Notes due April 2031, if PPC does not satisfy the sustainability performance target it established under the its Sustainability-Linked Framework adopted in March 2021 (the “PPC Sustainability-Linked Framework”) to reduce its Global Greenhouse Gas Emissions Intensity by 17.679% by December 31, 2025, based on linear annual improvements against the 2019 baseline year, and provide confirmation thereof to the trustee together with a related confirmation by an external verifier at least 30 days prior to October 15, 2026, the interest rate payable on the notes will be increased by 25 basis points from and including October 15, 2026 to and including the maturity date of April 15, 2031. For more information about the PPC Sustainability-Linked Framework, including the sustainability performance target, see “Information about JBS S.A.—Climate Change Reduction Goals—Sustainability-Linked Frameworks—PPC Sustainability-Linked Framework.”

JBS S.A. Revolving Credit Facility

On August 5, 2022, JBS S.A. and its subsidiaries JBS Investments Luxembourg S.à r.l., Seara Meats B.V. and Seara Alimentos Ltda., as borrowers and guarantors, entered into a US$450.0 million revolving unsecured credit facility (the “JBS S.A. Revolving Credit Facility”). Any borrowing made by a borrower will be guaranteed by the other three obligors. The capacity of JBS S.A. Revolving Credit Facility could be increased up to US$500.0 million, with an accordion expansion feature, which was put into effect in November 2024, after obtaining lender commitments. The JBS S.A. Revolving Credit Facility initially matured in August 2025 and included two one-year extensions that were exercised at the borrowers’ option and duly accepted by all counterparties. Pursuant to the terms of the JBS S.A. Revolving Credit Facility, the interest rate under any borrowings will accrue at an adjusted secured overnight financing rate (“SOFR”), plus applicable margins that are based on the corporate rating of JBS S.A. As of December 31, 2024, there were no outstanding borrowings under the JBS S.A. Revolving Credit Facility.

The JBS S.A. Revolving Credit Facility contains customary representations, covenants and events of default. The JBS S.A. Revolving Credit Facility contains negative covenants that restrict the borrowers and guarantors thereunder and significant restricted subsidiaries from creating liens on their property or assets to secure debt and entering into certain sale and leaseback transactions. In addition, the JBS S.A. Revolving Credit Facility restrict the borrowers’ and guarantors’ ability to merge, consolidate, sell or otherwise dispose of all or substantially all of their respective assets. These covenants are subject to certain exceptions and qualifications. For more information about these covenants and the JBS S.A. Revolving Credit Facility, see Exhibit 10.1 to the registration statement of which this prospectus forms a part. We are currently in compliance with the covenants under the JBS S.A. Revolving Credit Facility.

JBS USA Senior Unsecured Revolving Facility

On November 1, 2022, JBS USA, JBS USA Food Company, JBS USA Finance, Inc. (prior to its dissolution), JBS Australia and JBS Canada, as borrowers, entered into an unsecured revolving credit facility (as amended by that certain First Amendment, dated as of July 28, 2023, the “JBS USA Senior Unsecured Revolving Facility”), with Bank of Montreal, as administrative agent, and the lender parties thereto. The JBS USA Senior Unsecured Revolving Facility provides for a revolving credit commitment in an amount up to US$1,500.0 million with a maturity in 2027, with two one-year extension options at each lender’s discretion. The facility is available in two tranches of US$800.0 million and US$700.0 million and in multiple currencies, subject to sub-limits with respect to any amounts borrowed in currencies other than amounts borrowed in Dollars. These loans bear interest at the applicable benchmark rate or the prime rate plus applicable margins that are based on the corporate credit or family rating of JBS USA.

Guarantees. Subject to the JBS USA Collateral Cure (as described below), borrowings are guaranteed by JBS S.A., certain other direct or indirect parent companies of JBS USA, each of the borrowers under the JBS USA Senior Unsecured Revolving Facility (subject to certain exceptions) and any subsidiary of JBS USA that guarantees material indebtedness of any borrower or any subsidiary that is a guarantor. Following a JBS USA Collateral Cure, the direct parent entity of each borrower and each wholly-owned subsidiary of each borrower is required to become a guarantor (other than, in each case, certain excluded subsidiaries that are not required to become a guarantor).

Covenants. The JBS USA Senior Unsecured Revolving Facility contains customary representations and warranties, covenants and events of default. The JBS USA Senior Unsecured Revolving Facility imposes certain limitations and restrictions on JBS USA and its restricted subsidiaries, including, without limitation (1) restricting any restricted subsidiary of JBS USA that is not a borrower or guarantor of the JBS USA Senior Unsecured Revolving Facility from incurring additional debt, subject to certain significant exceptions and (2) creating liens, entering into certain transactions with affiliates and consolidating or merging, in each case, subject to certain significant exceptions. In addition, the JBS USA Senior Unsecured Revolving Facility and subject to the JBS USA Collateral Cure described below, includes a financial maintenance covenant that requires compliance with a maximum total debt to capitalization of 55.0%, which shall be tested at the end of each fiscal quarter of the borrowers (the “JBS USA Financial Maintenance Covenant”). For more information about these covenants and the JBS USA Senior Unsecured Revolving Facility, see Exhibits 10.2 and 10.3 to the registration statement of which this prospectus forms a part. We are currently in compliance with the covenants under the JBS USA Senior Unsecured Revolving Facility.

Collateral Cure. After the end of any fiscal quarter, the borrowers may give notice that they will not be in compliance with the JBS USA Financial Maintenance Covenant and instead may elect to cause the borrowers and each subsidiary guarantor, in each case organized in the United States, and the direct parent entity of each borrower to provide security interests in the collateral that secured the prior secured revolving credit facility (the “JBS USA Collateral Cure”). From and after the date of the JBS USA Collateral Cure, the JBS USA Financial Maintenance Covenant will no longer be in effect and availability under the JBS USA Senior Unsecured Revolving Facility will be limited and subject to collateral coverage utilizing a 75% advance rate on U.S. receivables and a 50% advance rate on U.S. inventory, subject to certain exceptions.

As of December 31, 2024, there were no outstanding borrowings under the JBS USA Senior Unsecured Revolving Facility.

JBS USA Commercial Paper Program

On December 2, 2024, we launched our commercial paper program. The program allows JBS USA, JBS USA Food Company and JBS USA Foods Group Holdings to issue up to US$1.0 billion in aggregate principal amount of short-term, unsecured notes without registration under the Securities Act. As of December 31, 2024, the outstanding aggregate principal amount of the Commercial Paper Program was US$187.5 million.

PPC Credit Facility

On October 4, 2023, PPC and certain of PPC’s subsidiaries entered into a Revolving Syndicated Facility Agreement (the “PPC Revolving Credit Facility”) with CoBank, ACB as administrative agent and collateral agent, and the other lenders party thereto. The PPC Revolving Credit Facility provides for a revolving loan commitment of US$850.0 million with a maturity in 2028. Outstanding borrowings under the PPC Revolving Credit Facility bear interest at a per annum rate equal to either SOFR or the prime rate plus applicable margins based on PPC’s credit ratings.

The PPC Revolving Credit Facility is not guaranteed by any of PPC’s subsidiaries. Following the PPC Collateral Cure, each wholly-owned subsidiary of each borrower is required to become a guarantor (other than certain excluded subsidiaries that are not required to become a guarantor).

The PPC Revolving Credit Facility contains customary representations and warranties, covenants and events of default. The PPC Revolving Credit Facility imposes certain limitations and restrictions on PPC and its restricted subsidiaries, including, without limitation on (1) liens, (2) indebtedness, (3) sales and other dispositions of assets, (4) dividends, distributions, and other payments in respect of equity interest, (5) investments, and (6) voluntary prepayments, redemptions or repurchases of junior debt, in each case, subject to certain exceptions which can be material and certain of such clauses only apply to PPC upon the occurrence of certain triggering events. In addition, the PPC Revolving Credit Facility and subject to the PPC Collateral Cure, includes a financial maintenance covenant that requires PPC not to permit its interest coverage ratio to be less than 3.50:1.00, which shall be tested at the end of each fiscal quarter of PPC (the “PPC Financial Maintenance Covenant”).

After the end of any fiscal quarter, PPC may give notice that they will not be in compliance with the PPC Financial Maintenance Covenant and instead may elect to cause the borrowers and each subsidiary guarantor to provide security interests in the collateral that secured PPC’s prior secured credit facility (the “PPC Collateral Cure”). From and after the date of the PPC Collateral Cure, the PPC Financial Maintenance Covenant will no longer be in effect and availability under the PPC Revolving Credit Facility will be limited and subject to collateral coverage utilizing a 75% advance rate on U.S. receivables and a 50% advance rate on U.S. inventory, subject to certain exceptions.

For more information about these covenants and the PPC Revolving Credit Facility, see Exhibit 10.4 to the registration statement of which this prospectus forms a part. We are currently in compliance with the covenants under the PPC Revolving Credit Facility.

As of December 31, 2024, PPC had outstanding letters of credit and available borrowings under the revolving credit commitment of US$24.2 million and US$825.8 million, respectively. There were no outstanding borrowings as of December 31, 2024.

Agribusiness Credit Receivable Certificates (Certificados de Recebíveis do Agronegócio)

JBS S.A.

From October 2019 through May 2024, JBS S.A. issued several series of non-convertible unsecured debentures through private placements in Brazil, with maturities ranging from 2024 until 2044. These debentures are denominated in Brazilian reais and bear interest at various rates, with an annual average interest rate of 6.90% as of December 31,

2024. A larger part of these debentures have their principal amount adjusted according to the Brazilian inflation – IPCA (Índice Nacional de Preços ao Consumidor Amplo). These debentures underlie the securitization of agribusiness receivables in Brazil through the issuance of agribusiness receivables certificates (Certificados de Recebíveis do Agronegócio) (“CRAs”). The net proceeds from the issuances of these debentures have been used primarily to acquire cattle, natural products and other inputs necessary for the processing or industrialization of bovine cattle, including the slaughter, preparation of by-products, and the manufacturing of meat products from the primary slaughter process mentioned above, as well as the sale of the resulting products and by-products of such process, including exportation, intermediation, storage, and transportation of the products, by-products, and derivatives.

As of December 31, 2024, the outstanding aggregate principal amount of the CRAs was US$1,057.0 million.

Seara

On October 3, 2024, three series of CRAs due 2029, 2034 and 2044, in the aggregate principal amount of R$1,502.6 million (equivalent to US$242.7 million, considering the exchange rate on December 31, 2024), were issued. These CRAs represent rural financial product notes (Cédulas de Produto Rural Financeiras – CPR-Financeiras) issued by Seara and guaranteed by JBS S.A. Seara used the net proceeds from the issuances of the rural financial product notes primarily to acquire raw materials, namely corn in natura, in the ordinary course of its business.

On March 6, 2025, three series of agribusiness receivables certificates (Certificados de Recebíveis do Agronegócio) (“CRAs”) due 2035, 2045 and 2055, in the aggregate principal amount of R$805.3 million (equivalent to US$130.0 million, considering the exchange rate on December 31, 2024), were issued. These CRAs represent rural financial product notes (Cédulas de Produto Rural Financeiras—CPR-Financeiras) to be issued by Seara and guaranteed by JBS S.A. Seara plans to use the net proceeds from the issuances of the rural financial product notes primarily to acquire raw materials, namely corn in natura, in the ordinary course of its business.

The agreements governing these CRAs contain customary covenants and events of default; however, they do not include any financial covenants.

Other Debt

For more information about our consolidated indebtedness, including our other, lower value debt instruments and facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” and note 15 to JBS S.A.’s audited financial statements, included elsewhere in this prospectus.

MANAGEMENT

For purposes of this section, references to “our company,” “we,” “us” and “our” refer only to the issuer.

In accordance with our articles of association that will be effective upon the execution of the deed of amendment of our articles of association implementing the governance to be in place upon listing of the JBS N.V. Class A Common Shares, JBV N.V. will be managed by a board of directors, consisting of executive directors and non-executive directors, who may appoint executive officers to manage its day-to-day operations.

Board Structure

Ultimately upon completion of the Proposed Transaction, JBS N.V. will have a one-tier board of directors. The number of directors shall be determined by the board of directors, provided that the board of directors shall consist of a minimum of seven directors and a maximum of 11 directors. In addition, the board of directors shall consist of a minimum of one and a maximum of four executive directors and a minimum of three and a maximum of ten non-executive directors. Directors shall be appointed as such by our general meeting of shareholders at the nomination of the board of directors, whether or not upon the recommendation of the nominating committee of the board of directors. At the nomination of the board of directors, the general meeting of shareholders shall appoint one of the non-executive directors as chairman of the board of directors.

Each director shall be appointed for a term of approximately one year, which period shall end immediately after the annual general meeting of shareholders that will be held in the calendar year after the date of his or her appointment. A director may be reappointed, with due observance of the provision in the previous sentence.

A director may at any time be suspended by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

As of the date of this prospectus, the issuer’s management board consists of the following members:

Name	Age	Position
Andre Alcantara Ocampos	44	Management Board Member
Aguinaldo Gomes Ramos Filho	31	Management Board Member

The business address of our management board is c/o JBS N.V., Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands.

Following the listing of the JBS N.V. Class A Common Shares on the NYSE, we do not expect that Andre Alcantara Ocampos or Aguinaldo Gomes Ramos Filho will serve on our board of directors.

Director Nominees

The following director nominees have agreed to join our board of directors, effective on the date of the listing of the JBS N.V. Class A Common Shares on the NYSE.

The following table sets forth the name and age as of the date of this prospectus and expected position of our director nominees as of the listing date:

Name	Age	Position
Jeremiah O’Callaghan	71	Chairman (Non-Executive Board Member)
Gilberto Tomazoni	66	Executive Board Member
Wesley Mendonça Batista	54	Non-Executive Board Member
Joesley Mendonça Batista	53	Non-Executive Board Member
Kátia Regina de Abreu Gomes	63	Non-Executive Board Member
Paulo Bernardo Silva	73	Non-Executive Board Member
Carlos Hamilton Vasconcelos Araújo	60	Non-Executive Board Member
Henrique de Campos Meirelles	79	Non-Executive Board Member
Raul Alfredo Padilla	69	Non-Executive Board Member

(1)	Mr. O’Callaghan will be a non-executive board member at listing.

The following is a summary of the business experience of our director nominees:

Jeremiah O’Callaghan has been chairman of the board of directors of JBS S.A. since October 2017 and an executive officer of JBS S.A. since January 15, 2019. Mr. O’Callaghan holds a degree in civil engineering from the University College Cork in Ireland. Mr. O’Callaghan entered the beef industry in 1983 and joined us in 1996 to develop our international trade. He has more than 30 years of experience in the beef production industry.

Gilberto Tomazoni has served as the chief executive officer of the issuer since October 2019. He was selected to this position by JBS S.A. Mr. Tomazoni has also been JBS S.A.’s Global Chief Executive Officer since December 2018. He has extensive experience in, and knowledge of, the food industry. He worked at Sadia for 27 years, where he started as a trainee and became Sadia’s chief executive officer. He served for three years as vice president of Bunge Alimentos, managing the food and ingredients business, and was also the executive director for their South and Central American business. He joined JBS S.A. as Global President of the poultry business in 2013, and subsequently led the establishment of Seara as its chief executive officer. In 2015, he was named President of JBS’ Global Operations. In 2013, he was named chairman of PPC’s board of directors. He is also a member of the International Advisory Council of Fundação Dom Cabral (FDC). He holds a degree in mechanical engineering from Universidade Federal de Santa Catarina in Santa Catarina, Brazil and a postgraduate degree in management.

Wesley Mendonça Batista is a co-controlling shareholder of J&F, one of the largest business groups in Brazil. Mr. Wesley Batista brings more than 35 years of experience in the protein industry and provides extensive operational expertise and business management experience to our company. He currently serves as Vice President of the J&F Institute, a non-profit organization that was created 14 years ago to transform businesses into companies committed to educating their communities. Additionally, he is a member of the board of directors of JBS S.A. and PPC.

Joesley Mendonça Batista is a co-controlling shareholder of J&F, one of the largest business groups in Brazil. Mr. Joesley Batista brings more than 35 years of experience in the protein industry, expertise in protein production operations and business management experience to our company. He currently serves as President of the J&F Institute, a non-profit organization that was created 14 years ago to transform businesses into companies committed to educating their communities. Additionally, he is a member of the board of directors of JBS S.A. and PPC.

Kátia Regina de Abreu Gomes has been an independent member of JBS S.A.’s board of directors since July 2023. She was the President of the Foreign Affairs Committee of the Brazilian Federal Senate between 2021 and 2022, Brazilian Federal Senator between 2007 and 2021, Minister of Agriculture, Livestock and Supplying of Brazil between 2015 and 2016, Brazilian Federal Deputy between 2003 and 2007, Substitute Brazilian Federal Deputy between 2000 and 2002, President of the Confederation of Agriculture and Livestock—CNA between 2009 and 2014, President of the Federation of Agriculture and Livestock of the State of Tocantins in 1996 and

President of the Rural Union of the Municipality of Gurupi in the State of Tocantins in 1994. In addition, she participated in several commissions and missions abroad and in Brazil.

Paulo Bernardo Silva has been an independent member of JBS S.A.’s board of directors since July 2023. He was Minister of Communications of Brazil between 2011 and 2014, Minister of Planning, Budget and Management of Brazil between 2005 and 2010, Federal Deputy for the State of Paraná in three terms (1991-1995, 1995-1999 and 2003-2007). Mr. Silva was also a career employee at Banco do Brasil (1975-2015), Secretary of State for Finance for the State of Mato Grosso do Sul (1999-2000) and Municipal Secretary of Finance and Planning for the City of Londrina (2001-2002).

Carlos Hamilton Vasconcelos Araújo has been an independent member of JBS S.A.’s board of directors since January 2022. Mr. Vasconcelos is currently the chief risk officer for Brasilcap Capitalização. Previously, Mr. Vasconcelos was the chief planning officer of Eldorado Celulose Brasil S.A., deputy governor at the Brazilian Central Bank, Secretary of Economic Policy of the Ministry of Finance of Brazil, chief operation officer and chief financial officer at Banco do Brasil S.A. and chief executive officer of Cateno Gestão de Contas de Pagamentos. In addition, he has served as a member of the board of directors of UBS BB Services, Banco Votorantim, Cielo, BB Seguridade and Neoenergia. Mr. Vasconcelos holds a degree in engineering and masters and doctorate in economics from Getulio Vargas Foundation.

Henrique de Campos Meirelles was president of the Brazilian Central Bank from 2003 to 2010 and Brazil’s Minister of Finance from 2016 to 2018. During most of his career he worked for BankBoston, where he was the president of the Brazilian operations from 1984 to 1996. In 1996, he became President and Chief Operating Officer of BankBoston Corporation and in 1999 was named President of Global Banking for FleetBoston Financial. He has served as a member of the board of directors of Best Foods Group, Raytheon Company, Fleet Boston and Azul Brazilian Airlines. Mr. Meirelles earned a bachelor’s degree in engineering from the Universidade de São Paulo and a master’s in business administration from the Universidade Federal do Rio de Janeiro—Coppead. He attended the Harvard Business School Advanced Management Program.

Raul Padilla has been an independent member of PPC since April 2022. He served as president of global operations of Bunge Limited until 2021. Prior to serving as president, Mr. Padilla held several leadership positions with Bunge, including president of Bunge South America, president of Bunge Sugar and Bioenergy, managing director of Bunge Global Agribusiness and chief executive officer of Bunge Product Lines. Mr. Padilla has over 40 years of experience in the oilseed processing and grain handling industries in Argentina, beginning his career with La Plata Cereal in 1977. He has served as president of the Argentine National Oilseed Crushers Association, vice president of the International Association of Seed Crushers and Director of the Buenos Aires Cereal Exchange and the Rosario Futures Exchange. Mr. Padilla is a graduate of the University of Buenos Aires. Mr. Padilla has over 40 years of experience in the agribusiness and food business with global responsibilities.

As further described elsewhere in this prospectus, in 2017, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, among others, entered into collaboration agreements (acordos de colaboração premiada) (the “Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), and J&F, on behalf of itself and its subsidiaries, entered into a leniency agreement (the “Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal) following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015. In 2020, Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista also entered into a settlement with the SEC, and J&F reached a plea agreement with the DOJ relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. For more information about the facts and circumstances underlying these agreements, see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders” and “Risk Factors—Risks Relating to Our Business and Industries—We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image.”

JBS N.V. may elect or appoint additional directors or director nominees prior to the completion of the Proposed Transaction. At such time, we will provide information regarding any such additional directors or director nominees, including summaries of their business experience.

Director Independence

Our board of directors has determined that all of its director nominees as of the date of this prospectus, other than Jeremiah O’Callaghan, Gilberto Tomazoni, Wesley Mendonça Batista and Joesley Mendonça Batista, qualify as independent under the NYSE rules on director independence.

In addition, all of our director nominees as of the date of this prospectus, other than Jeremiah O’Callaghan, Gilberto Tomazoni, Wesley Mendonça Batista and Joesley Mendonça Batista, qualify as independent within the meaning of the Dutch Corporate Governance Code.

Board Committees

Prior to the listing of the JBS N.V. Class A Common Shares on the NYSE, JBS N.V. will have an audit committee, a compensation committee, a nominating committee and an ESG committee. The composition and responsibilities of each of these committees is summarized below.

Audit Committee

Under NYSE corporate governance requirements, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise.

We expect that the audit committee will consist of the following members: Carlos Hamilton Vasconcelos Araújo (chair), Henrique de Campos Meirelles and Raul Padilla.

The audit committee will assist our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee will consist exclusively of members of our board of directors who are financially literate, and at least one member of our audit committee will be an “audit committee financial expert” as defined by the SEC.

Our board of directors has determined that each of the members of the audit committee will satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act.

The audit committee will be governed by a charter that complies with the applicable rules and regulations of the SEC and the listing standards of the NYSE. The audit committee will be responsible for, among other matters:

•	appointing and retaining our independent auditors, subject to board of directors and shareholder ratification;

•	overseeing the independence, compensation and performance of the company’s independent auditors;

•	the appointment, compensation, retention and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•	pre-approval of audit and non-audit services to be provided by the independent auditors; and

•	reviewing with management and our independent directors our financial statements prior to their submission to the SEC.

Compensation Committee

We expect that the compensation committee will consist of the following members: Jeremiah O’Callaghan (chair), Wesley Mendonça Batista and Joesley Mendonça Batista.

The compensation committee will be governed by a charter that will set forth the committee’s responsibilities, which will include, among other matters:

•	determining the remuneration of the individual directors, in accordance with the company’s remuneration policy;

•	overseeing the implementation of the company’s remuneration policy and administering equity incentive and deferred compensation benefits plans of the company; and

•	preparing the remuneration report and any other required compensation disclosure pursuant to the law and the rules of the SEC or the NYSE.

Nominating Committee

We expect that the nominating committee will consist of the following members: Wesley Mendonça Batista (chair), Joesley Mendonça Batista and Henrique de Campos Meirelles.

The nominating committee will be governed by a charter that will set forth the committee’s responsibilities, which will include, among other matters:

•	drawing up selection criteria and appointment procedures for directors;

•	periodically assessing the size and composition of the board of directors, and making a proposal for a composition profile of the board of directors;

•	periodically assessing the functioning of individual directors and the board of directors as a whole, and reporting on this to the board of directors;

•	making recommendations for director appointments and reappointments;

•

overseeing and approving the management continuity planning process, and reviewing and evaluating the succession plans relating to the executive officer positions and making recommendations to the board of directors with respect to the selection of individuals to occupy these positions;

•	supervising the policy of the board of directors on the selection criteria, appointment procedures and evaluation of senior management; and

•	together with the board of directors, providing an annual report on succession planning.

ESG Committee

We expect that the ESG committee will consist of the following members: Jeremiah O’Callaghan (chair), Kátia Regina de Abreu Gomes and Paulo Bernardo Silva.

The ESG committee will be governed by a charter that will set forth the committee’s responsibilities, which will include, among other matters:

•

assisting the board of directors in defining and regularly reviewing the company’s strategy relating to sustainability, environmental, social, corporate governance and other human capital matters (“ESG Matters”) and in devising and setting relevant goals, guidelines and key performance indicators (KPIs) for the board of directors and the company’s directors and executive officers;

•

monitoring, evaluating and providing guidance on the company’s policies, procedures, practices, targets and initiatives with respect to ESG Matters and assessing the effectiveness thereof to ensure they remain effective, up-to-date and consistent with relevant legal and regulatory requirements, industry standards and ESG guidelines;

•	overseeing the company’s ongoing commitment to environmental stewardship and corporate social responsibility;

•	overseeing the company’s public disclosure on ESG Matters and its consistency thereof, including any sustainability reports;

•	monitoring and reviewing the company’s initiatives to manage and mitigate its environmental impact;

•

monitoring actions or initiatives taken to prevent, mitigate and manage risks related to ESG Matters which may have a materially adverse impact on the company or are otherwise pertinent to its stakeholders, and providing guidance thereon; and

•	monitoring and reviewing any significant examination or audit by external auditors or regulators or key ESG rating agencies on ESG Matters.

Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of the date of this prospectus.

Name	Age	Position
Gilberto Tomazoni	66	Chief Executive Officer
Guilherme Cavalcanti	56	Chief Financial Officer

The business address of our executive officers is Av. Marginal Direita do Tietê, 500, CEP 05118-100, São Paulo, SP, Brazil. The following is a summary of the business experience of our executive officers:

Gilberto Tomazoni. Please see “—Board Structure—Director Nominees” above.

Guilherme Cavalcanti has served as the chief financial officer of the issuer since October 2019. He was selected to this position by JBS S.A. Mr. Cavalcanti has also been JBS S.A.’s Global Chief Financial Officer and Investor Relations Officer since January 2019. From 2012 to 2019, he served as director of finance and investor relations at Fibria Celulose S.A., a Brazilian pulp producer. He has also served as chief financial officer and investor relations officer at Vale S.A. and as the director of treasury and planning at Grupo Globo. He holds a bachelor’s and master’s degree in economics from Pontifical Catholic University of Rio de Janeiro in Rio de Janeiro, Brazil.

JBS N.V. may appoint additional executive officers prior to the completion of the Proposed Transaction. At such time, we will provide information regarding any such additional executive officers, including summaries of their business experience.

Corporate Governance Practices

Foreign Private Issuer Status

JBS N.V. will be considered a “foreign private issuer” under U.S. securities laws and the NYSE rules, and we intend to rely on corporate governance exemptions available to foreign private issuers under NYSE rules. Under U.S. securities laws, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. Under NYSE rules, a foreign private issuer, such as JBS N.V., may generally follow its home country rules of corporate governance in lieu of the comparable NYSE corporate governance requirements, except for certain matters, including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC. As a foreign private issuer under NYSE rules, we are exempt from the NYSE requirement to have a majority independent board, among other exemptions. For an overview of our corporate governance, see “Description of Share Capital.”

Dutch Law

JBS N.V. is also subject to the Dutch Civil Code. In addition, a company having its official seat in the Netherlands, and its shares admitted to listing on a stock exchange, including a company with shares listed on the NYSE, is required under Dutch law to disclose in its board report whether it complies with the provisions of the Dutch Corporate Governance Code and, if not, to explain the reasons why. The Dutch Corporate Governance Code contains principles and best practice provisions that regulate relations between a company’s board of directors and its shareholders (e.g., the general meeting of shareholders) and its audit and financial reporting functions.

JBS N.V. intends to comply with the relevant best practice provisions of the Dutch Corporate Governance Code, except as may be noted from time to time in its board report.

Controlled Company Exemption

Immediately upon completion of the Proposed Transaction, our ultimate controlling shareholders will own (indirectly, through LuxCo) 100% of the issued and outstanding JBS N.V. Class B Common Shares and 29.63% of the issued and outstanding JBS N.V. Class A Common Shares, which will represent 84.77% of the aggregate voting power in JBS N.V. (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025), which will represent an increase in their aggregate voting power from the 48.34% voting power in JBS S.A. they held as of March 14, 2025. Following the completion of the Proposed Transaction, and except for any future issuances of JBS N.V. Class A Common Shares, this voting power will be reduced only if and to the extent that holders of JBS N.V. Class A Common Shares successfully request conversions of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period and do not reconvert into JBS N.V. Class A Common Shares thereafter. Moreover, this voting power will be increased to 90.34% to the extent that our ultimate controlling shareholders (through LuxCo) successfully request conversions of all their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period, Eligible Shareholders do not request such conversion and our ultimate controlling shareholders (through LuxCo) do not reconvert into JBS N.V. Class A Common Shares thereafter and no new shares of JBS N.V. are issued. Following the Class A Conversion Period (and assuming no new shares of JBS N.V. are issued during this period), our ultimate controlling shareholders will (indirectly, through LuxCo) hold between 46.07% and 90.34% of the aggregate voting power in JBS N.V. As a result, we may be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under NYSE rules, a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company) may elect not to comply with certain NYSE corporate governance standards, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) the board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. If we were to lose our foreign private issuer status but remain a controlled company, we may elect in the future to avail ourselves of the “controlled company” exemptions under NYSE corporate governance rules. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of otherwise applicable NYSE requirements” for more information.

Compensation of Executive Officers and Directors

The board of directors determines the remuneration of the directors of JBS N.V. with due observance of the remuneration policy adopted by the general meeting of shareholders. Executive directors of JBS N.V. may not take part in the decision-making process in respect of the remuneration of executive directors. A proposal with respect to a remuneration scheme in the form of shares or rights to shares is submitted by the board of directors to the general meeting of shareholders for its approval. This proposal must set out at least the maximum number of shares or rights to shares to be granted to executive directors and the criteria for granting or amendment.

The compensation committee may validly resolve on (rechtsgeldig besluiten tot) determining the remuneration of the individual directors, with due observance of the remuneration policy adopted by the general meeting of shareholders, without resolutions, approvals or other involvement of the board of directors being required. Such resolution shall be considered to be a resolution of the board of directors. The compensation committee will inform the board of directors promptly after having adopted such a resolution.

Since its incorporation on October 9, 2019, the issuer has not paid any compensation to its directors or executive officers.

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction under their existing roles and responsibilities. These JBS N.V. Class A Common Shares will not, in the aggregate, exceed 1% of the total number of JBS N.V. Common Shares outstanding. For more information about the anticipated beneficial ownership of our directors and executive officers in the JBS N.V. Common Shares immediately following the completion of the Proposed Transaction and the Class A Conversion Period, see “Principal Shareholders—JBS N.V.—Interests of Certain Persons in the Proposed Transaction.”

Adjustments to Variable Remuneration

Pursuant to Dutch law, the variable remuneration of board members may be reduced or board members may be obliged to repay (part of) their remuneration to our company if certain circumstances apply, which are summarized below.

Pursuant to Dutch law, the board of directors may adjust the variable remuneration to an appropriate level if payment of the variable remuneration were to be unacceptable according to the criteria of reasonableness and fairness. In addition, the board of directors will have the authority under Dutch law to recover from an executive director any variable remuneration awarded on the basis of incorrect financial data in respect of underlying targets or other circumstances of which the variable remuneration is dependent.

Exculpation, Insurance and Indemnification of Directors and Officers

Members of our board of directors, including former members, will have the benefit of the following indemnification provisions in our articles of association:

Current and former members of our board of directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of a director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

Expenses that a director or former director has incurred in defending a civil or criminal action, suit or proceeding may be paid by JBS N.V. in advance of the final disposition of such action, suit or proceeding, upon a resolution of the board of directors with respect to the specific case upon receipt of an undertaking by or on behalf of the director to repay such amount, unless it is ultimately determined that such director is entitled to be indemnified by us.

A director or former director of JBS N.V. shall not be entitled to any indemnification, if and to the extent:

•	Dutch law would not permit such indemnification;

•

a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of the director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•	the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•	JBS N.V. brought up the procedure in question before a court.

Directors’ Service Contracts

As of the date of this prospectus, there are no arrangements or understandings between JBS N.V. and any of its directors that provide for benefits upon termination of their employment or service as directors of JBS N.V.

Incentive Award Plan

Prior to the Closing Date, our board of directors expects to adopt an incentive award plan, pursuant to which all equity-based awards will be granted.

The incentive award plan will be discretionary and will enable the board of directors, or a committee delegated by the board of directors, of JBS N.V. to grant share-based incentives, including, stock options, share appreciation rights, restricted shares, restricted share units, and other shared-based awards, to employees, directors and consultants of JBS N.V. and group company members. The administrator of the plan will have full authority and discretion to take any actions it deems necessary or advisable for the administration of the plan. Awards may be subject to the fulfilment of certain performance criteria as determined by the board or the compensation committee.

For more information, see “Information about JBS S.A.—Employees—Employee Compensation and Benefits—Incentive Award Plan.”

Family Relationships

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders and director nominees, are brothers. Their nephew, Mr. Aguinaldo Gomes Ramos Filho is currently a member of the issuer’s management board. He is not expected to serve on our board of directors following the listing of the JBS N.V. Class A Common Shares on the NYSE.

PRINCIPAL SHAREHOLDERS

JBS S.A.

Pursuant to the listing rules of the Novo Mercado segment of the B3, JBS S.A.’s capital stock is represented solely by common shares. The holders of JBS S.A.’s common shares have identical rights.

The following table sets forth the holders of the issued and outstanding JBS S.A. common shares and their respective shareholdings as of March 14, 2025:

Shareholder	Shares outstanding	%
J&F and JBS Participações (1)	1,072,153,398	48.34%
BNDESPar (2)	461,661,101	20.81%
Capital Research Global Investors (3)	111,572,477	5.03%
Other shareholders	572,729,394	25.82%

Total	2,218,116,370	100.00%

(1)

J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil, indirectly owns 100% of the total capital stock of JBS Participações, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.

(2)

BNDESPar, a corporation (sociedade por ações) incorporated under the laws of Brazil, is a wholly-owned subsidiary of the Brazilian Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES) (“BNDES”) which, in turn, is wholly-owned by the Brazilian federal government. BNDESPar invests and owns equity interests in Brazilian companies. Pursuant to the bylaws of BNDESPar as publicly available on BNDES’s website, governance over BNDESPar is exercised at three levels: first, by its sole shareholder BNDES, followed by its Board of Directors and finally by its Board of Executive Officers. Directors are appointed by BNDES, as sole shareholder, and officers are appointed by the directors. Pursuant to BNDESPar’s bylaws, the Board of Executive Officers is responsible for determining the vote of BNDESPar as a shareholder of any invested company, including JBS S.A. The Board of Executive Officers of BNDESPar is comprised of 10 members, the CEO being also the CEO of BNDES and the remaining nine officers being also officers of BNDES. The decisions of the Board of Executive Officers of BNDESPar, including how the shares held by BNDESPar are to be voted and/or disposed, are taken at ordinary weekly meetings or extraordinary meetings (as necessary), by majority of the members present. The officers of BNDES are appointed by the Board of Directors of BNDES, of which 10 out of 11 members are appointed by three Ministers of the Brazilian federal government.

(3)

Capital Research Global Investors is an investment division of Capital Research and Management Company. Capital Research and Management Company, a Delaware corporation, is a wholly-owned subsidiary of The Capital Group Companies, Inc., a privately-held asset management firm with operations around the world. Capital Research and Management Company is headquartered in Los Angeles, California, and is the investment adviser to the Capital Group exchange-traded funds (ETFs) and to the American Funds family of mutual funds, among other entities.

Changes in Share Ownership

J&F Group

On December 22, 2023, J&F transferred 369,918,510 JBS S.A. common shares, representing 16.68% of our total capital stock, to its indirect wholly-owned subsidiary JBS Participações. Also on December 22, 2023, Fundo

de Investimento em Participações em Cadeias Produtivas Agroindustriais – FIP FIAGRO Formosa – Investimento no Exterior (formerly Fundo de Investimento em Participações Multiestratégia Formosa) (“FIP Formosa”), a Brazilian investment fund controlled by our ultimate controlling shareholders, transferred all of its JBS S.A. common shares (or 180,010,329 JBS S.A. common shares, representing 8.12% of our total capital stock) to JBS Participações. FIP Formosa remains an indirect holder of JBS S.A. common shares through its partial indirect ownership of JBS Participações.

In February and March 2024, J&F sold 7,710,000 JBS S.A. common shares, representing 0.35% of our total capital stock, to third parties in the market at prevailing market prices.

On July 2024, J&F sold 3,266,500 JBS S.A. common shares, representing 0.15% of our total capital stock, to third parties in the market at prevailing market prices.

As a result of the transactions described above, J&F directly held 522,224,559 JBS S.A. common shares, representing 23.54% of our total capital stock, and JBS Participações directly held 549,928,839 JBS S.A. common shares, representing 24.79% of our total capital stock.

J&F indirectly owns 100% of the total capital stock of JBS Participações, and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F.

Capital Research and Management Company

On January 31, 2024, Capital Research Global Investors (“Capital Research”), an investment division of Capital Research and Management Company, a wholly-owned subsidiary of The Capital Group Companies, Inc., which is a privately-held asset management firm with operations around the world, notified us that it had acquired and managed 110,411,772 JBS S.A. common shares, corresponding to 4.97% of our total capital stock. Capital Research and Management Company, a Delaware corporation, is headquartered in Los Angeles, California, and is the investment adviser to the Capital Group exchange-traded funds (ETFs) and to the American Funds family of mutual funds, among other entities. We understand that during 2024, Capital Research periodically traded JBS S.A. common shares, maintaining its shareholding position at approximately 5% of our total capital stock throughout the year. On November 25, 2024, Capital Research informed us that it had reduced its equity interest in JBS S.A. to 110,348,453 common shares, falling below 5% of our total capital stock. On January 3, 2025, Capital Research informed us that it had increased its equity interest in JBS S.A. to 111,572,477 common shares, reaching 5.03% of our total capital stock.

Approval of Share Buyback Program

On September 23, 2024, JBS S.A.’s board of directors approved a new share buyback program (the “Share Buyback Program”), pursuant to which JBS S.A. may acquire up to 113,396,357 of its outstanding common shares, representing up to approximately 5% of JBS S.A. total issued and outstanding share capital, on the B3 at prevailing market prices, during a period of 18 months from September 23, 2024. The Share Buyback Program will not affect the number of shares owned by our ultimate controlling shareholders.

JBS N.V.

The JBS Group intends to conduct a corporate restructuring process which, as described in this prospectus, ultimately aims to migrate JBS S.A. Shareholders and JBS S.A. ADS Holders to become shareholders of JBS N.V. The following tables set forth the holders of the JBS N.V. Common Shares and their respective shareholdings immediately following the completion of the Proposed Transaction and the Class A Conversion Period considering various conversion scenarios, assuming that the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of March 14, 2025, any JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period will not be reconverted into JBS N.V. Class A Common Shares, and there will be no additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Our actual shareholder structure immediately following the Proposed Transaction and the Class A Conversion Period will depend on the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Scenario 1: None of the Eligible Shareholders request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period.

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	—	—	536,076,699	100.00%	536,076,699	48.34%	90.34%
BNDESPar	230,830,550	40.29%	—	—	230,830,550	20.81%	3.89%
Other shareholders	342,150,936	59.71%	—	—	342,150,936	30.85%	5.77%

Total	572,981,486	100.00%	536,076,699	100.00%	1,109,058,185	100.00%	100.00%

(1)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.

(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	241,234,514	29.63%	294,842,185	100.00%	536,076,699	48.34%	84.77%
BNDESPar	230,830,550	28.35%	—	—	230,830,550	20.81%	6.13%
Other shareholders	342,150,936	42.02%	—	—	342,150,936	30.85%	9.09%

Total	814,216,000	100.00%	294,842,185	100.00%	1,109,058,185	100.00%	100.00%

(1)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.

(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

Scenario 2: All Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares (Minimum Free Float of 20% is applied).

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	—	—	536,076,699	60.42%	536,076,699	48.34%	58.95%
BNDESPar	89,358,737	40.29%	141,471,813	15.95%	230,830,550	20.81%	16.54%
Other shareholders	132,452,900	59.71%	209,698,036	23.63%	342,150,936	30.85%	24.51%

Total	221,811,637	100.00%	887,246,548	100.00%	1,109,058,185	100.00%	100.00%

(1)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.

(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

Shareholder	Shares Outstanding						% Voting Power (2)
	Class A common shares		Class B common shares		Total
	Shares	%	Shares	%	Shares	%
LuxCo (1)	241,234,514	52.10%	294,842,185	45.64%	536,076,699	48.34%	46.07%
BNDESPar	89,358,737	19.30%	141,471,813	21.90%	230,830,550	20.81%	21.73%
Other shareholders	132,452,900	28.60%	209,698,036	32.46%	342,150,936	30.85%	32.20%

Total	463,046,151	100.00%	646,012,034	100.00%	1,109,058,185	100.00%	100.00%

(1)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.

(2)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

Interests of Certain Persons in the Proposed Transaction

The following table sets forth information with respect to the anticipated beneficial ownership of the JBS N.V. Common Shares immediately following the completion of the Proposed Transaction and the Class A Conversion Period by the following considering various conversion scenarios, assuming that the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction will be the same as its shareholding structure as of March 14, 2025, any JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period will not be reconverted into JBS N.V. Class A Common Shares, and there will be no additional issuances of JBS N.V. Common Shares after the Proposed Transaction:

•	each shareholder who is expected to beneficially own more than 5% of the JBS N.V. Common Shares;

•	each person expected to serve on our board of directors;

•	each person expected to be a member of our senior management; and

•	all of our directors and executive officers, as a group.

Our actual beneficial ownership information immediately following the Proposed Transaction and the Class A Conversion Period will depend on the shareholding structure of JBS S.A. immediately prior to the Proposed Transaction, the number of JBS N.V. Class A Common Shares that are converted into JBS N.V. Class B Common Shares during the Class A Conversion Period and reconverted into JBS N.V. Class A Common Shares, and any additional issuances of JBS N.V. Common Shares after the Proposed Transaction.

Scenario 1: None of the Eligible Shareholders request to convert their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares during the Class A Conversion Period.

(a) LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

	Shares Outstanding									% Voting Power (1)
	Class A common shares				Class B common shares		Total
	Shares		%		Shares	%	Shares		%
5% Shareholder
LuxCo (2)	—		—		536,076,699	100.00%	536,076,699		48.34%	90.34%
BNDESPar	230,830,550		40.29%		—	—	230,830,550		20.81%	3.89%
Directors and executive officers
Jeremiah O’Callaghan		*		*	—	—		*	*	*
Gilberto Tomazoni		*		*	—	—		*	*	*
Wesley Mendonça Batista (3)	—		—		536,076,699	100.00%	536,076,699		48.34%	90.34%
Joesley Mendonça Batista (3)	—		—		536,076,699	100.00%	536,076,699		48.34%	90.34%
Kátia Regina de Abreu Gomes	—		—		—	—	—		—	—
Paulo Bernardo Silva	—		—		—	—	—		—	—
Carlos Hamilton Vasconcelos Araújo		*		*	—	—		*	*	*
Henrique de Campos Meirelles		*		*	—	—		*	*	*
Raul Alfredo Padilla		*		*	—	—		*	*	*
Guilherme Cavalcanti		*		*	—	—		*	*	*

Total directors and executive officers (4)(5)		*		*	—	—		*	*	*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(2)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs.

Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.
(3)	Represents shares beneficially owned through ownership of LuxCo.
(4)

Excludes the shares held by LuxCo that are beneficially held by Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, who are expected to be members of the board of directors of JBS N.V.

(5)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding. For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

	Shares Outstanding								% Voting Power (1)
	Class A common shares			Class B common shares		Total
	Shares		%	Shares	%	Shares		%
5% Shareholder
LuxCo (2)	241,234,514		29.63%	294,842,185	100.00%	536,076,699		48.34%	84.77%
BNDESPar	230,830,550		28.35%	—	—	230,830,550		20.81%	6.13%
Directors and executive officers
Jeremiah O’Callaghan		*	*	—	—		*	*	*
Gilberto Tomazoni		*	*	—	—		*	*	*
Wesley Mendonça Batista (3)	241,234,514		29.63%	294,842,185	100.00%	536,076,699		48.34%	84.77%
Joesley Mendonça Batista (3)	241,234,514		29.63%	294,842,185	100.00%	536,076,699		48.34%	84.77%
Kátia Regina de Abreu Gomes	—		—	—	—	—		—	—
Paulo Bernardo Silva	—		—	—	—	—		—	—
Carlos Hamilton Vasconcelos Araújo		*	*	—	—		*	*	*
Henrique de Campos Meirelles		*	*	—	—		*	*	*
Raul Alfredo Padilla		*	*	—	—		*	*	*
Guilherme Cavalcanti		*	*	—	—		*	*	*

Total directors and executive officers (4)(5)		*	*	—	—		*	*	*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B

Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”
(2)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.

(3)	Represents shares beneficially owned through ownership of LuxCo.
(4)

Excludes the shares held by LuxCo that are beneficially held by Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, who are expected to be members of the board of directors of JBS N.V.

(5)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding. For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

Scenario 2: All Eligible Shareholders request to convert 100% of their JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares (Minimum Free Float of 20% is applied).

(a)	LuxCo requests to convert all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares and does not reconvert them into JBS N.V. Class A Common Shares:

	Shares Outstanding									% Voting Power (1)
	Class A common shares				Class B common shares		Total
	Shares		%		Shares	%	Shares		%
5% Shareholder
LuxCo (2)	—		—		536,076,699	60.42%	536,076,699		48.34%	58.95%
BNDESPar	89,358,737		40.29%		141,471,813	15.95%	230,830,550		20.81%	16.54%
Directors and executive officers
Jeremiah O’Callaghan		*		*	—	—		*	*	*
Gilberto Tomazoni		*		*	—	—		*	*	*
Wesley Mendonça Batista (3)	—		—		536,076,699	60.42%	536,076,699		48.34%	58.95%
Joesley Mendonça Batista (3)	—		—		536,076,699	60.42%	536,076,699		48.34%	58.95%
Kátia Regina de Abreu Gomes	—		—		—	—	—		—	—
Paulo Bernardo Silva	—		—		—	—	—		—	—
Carlos Hamilton Vasconcelos Araújo		*		*	—	—		*	*	*
Henrique de Campos Meirelles		*		*	—	—		*	*	*
Raul Alfredo Padilla		*		*	—	—		*	*	*
Guilherme Cavalcanti		*		*	—	—		*	*	*

Total directors and executive officers (4)(5)		*		*	—	—		*	*	*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(2)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.

(3)	Represents shares beneficially owned through ownership of LuxCo.
(4)

Excludes the shares held by LuxCo that are beneficially held by Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, who are expected to be members of the board of directors of JBS N.V.

(5)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding. For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

(b) LuxCo requests to convert none of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares:

	Shares Outstanding								% Voting Power (1)
	Class A common shares			Class B common shares		Total
	Shares		%	Shares	%	Shares		%
5% Shareholder
LuxCo (2)	241,234,514		52.10%	294,842,185	45.64%	536,076,699		48.34%	46.07%
BNDESPar	89,358,737		19.30%	141,471,813	21.90%	230,830,550		20.81%	21.73%
Directors and executive officers
Jeremiah O’Callaghan		*	*	—	—		*	*	*
Gilberto Tomazoni		*	*	—	—		*	*	*
Wesley Mendonça Batista (3)	241,234,514		52.10%	294,842,185	45.64%	536,076,699		48.34%	46.07%
Joesley Mendonça Batista (3)	241,234,514		52.10%	294,842,185	45.64%	536,076,699		48.34%	46.07%
Kátia Regina de Abreu Gomes	—		—	—	—	—		—	—
Paulo Bernardo Silva	—		—	—	—	—		—	—
Carlos Hamilton Vasconcelos Araújo		*	*	—	—		*	*	*
Henrique de Campos Meirelles		*	*	—	—		*	*	*
Raul Alfredo Padilla		*	*	—	—		*	*	*
Guilherme Cavalcanti		*	*	—	—		*	*	*

Total directors and executive officers (4)(5)		*	*	—	—		*	*	*

(1)

Percentage of total voting power represents voting power with respect to the aggregate voting power of all of the JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares combined. Holders of JBS N.V. Class B Common Shares are entitled to 10 votes per share, and holders of JBS N.V. Class A Common Shares are entitled to one vote per share at a general meeting of shareholders of JBS N.V. Holders of our JBS N.V. Class B Common Shares are at any time entitled to request conversion of their JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares pursuant to a mechanic that results in a 1:1 ratio, while JBS N.V. Class A Common Shares will not be convertible into JBS N.V. Class B Common Shares under any circumstances following the Class A Conversion Period. For more information about the rights of the JBS N.V. Common Shares, see “Description of Share Capital.”

(2)

Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, will hold their shares in JBS N.V. through LuxCo, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg. LuxCo is a wholly-owned subsidiary of J&F, a corporation (sociedade anônima) incorporated under the laws of Brazil. Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista indirectly own 100% of the capital stock of J&F and equally share voting and investment powers and the right to receive the economic benefit of the shares held by J&F. J&F is a party to secured loan agreements with a number of Brazilian financial institutions pursuant to which J&F has pledged, as security for the loans, JBS S.A. common shares. In connection with the Proposed Transaction, J&F expects (through LuxCo) to replace these existing pledges over JBS S.A. common shares with similar pledges over a proportionate holding of JBS N.V. Class A Common Shares.
(3)	Represents shares beneficially owned through ownership of LuxCo.
(4)

Excludes the shares held by LuxCo that are beneficially held by Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista, our ultimate controlling shareholders, who are expected to be members of the board of directors of JBS N.V.

(5)

In connection with the Proposed Transaction or immediately thereafter, we expect to deliver JBS N.V. Class A Common Shares to certain members of our senior management as a performance bonus for the successful completion of the Proposed Transaction. We do not expect that these JBS N.V. Class A Common Shares will exceed, in the aggregate, 1% of the total number of JBS N.V. Common Shares outstanding. For more information about senior management compensation, see “Management—Compensation of Executive Officers and Directors.”

*	Less than 1%.

Registration Rights Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a registration rights agreement (the “RRA”) that will establish certain registration rights and obligations relating to the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Corporate Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the JBS N.V. Class B Common Shares that it will receive in the first step of the Corporate Restructuring) and any other JBS N.V. Class A Common Shares acquired from the Company from time to time by LuxCo (“Registrable Securities”). Pursuant to the RRA, at any time and from time to time, LuxCo may request the registration or listing on the NYSE of all or any portion of its Registrable Securities on any applicable registration statement form then available to be offered in a fully-marketed underwritten public offering of Registrable Securities (an “Underwritten Registration Demand”). LuxCo shall be entitled to an unlimited number of Underwritten Registration Demand, based on market conditions. Pursuant to the RRA, LuxCo shall also have the right to include its JBS N.V. Class A Common Shares in any underwritten offering by JBS N.V. JBS N.V. will bear all expenses incurred in effecting a registration provided for in the RRA. The right of LuxCo to request registration or inclusion of Registrable Securities in any registration pursuant to the RRA shall terminate when LuxCo, directly or indirectly, holds less than 5% of JBS N.V. Shares then outstanding. Unless otherwise agreed by the parties thereto, the registration rights contained in the RRA shall only inure to the benefit of a transferee of Registrable Securities if (i) such transferee is an affiliate of LuxCo, and (ii) such subsequent holder accedes to the RRA. JBS N.V. will agree not to, without the prior written consent of LuxCo, enter into any agreement with any holder or prospective holder of any JBS N.V. Shares (or depositary receipts thereof) granting such holder or prospective holder the right to include such securities in any registration statement filed by JBS N.V. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The grant of registration rights to LuxCo may adversely affect the market price of the JBS N.V. Class A Common Shares.”

Tag Along Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement (the “Tag Along Agreement”) that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. Pursuant to the Tag Along Agreement, the undertaking given by LuxCo shall be also for the benefit of all shareholders of JBS N.V. from time to time as a revocable third party stipulation for no consideration. A shareholder of JBS N.V. can accept the third party stipulation by delivering a declaration of acceptance in writing to JBS N.V. and LuxCo, provided that LuxCo may at all times revoke the third party stipulation by delivering a declaration of revocation in writing to JBS N.V. after having obtained the prior approval of the board of directors of JBS N.V. (such including the affirmative vote of at least the majority of the independent non-executive directors of JBS N.V. in office).

J&F/BNDESPar Agreement

BNDESPar is currently JBS S.A.’s largest minority shareholder, holding 20.81% of JBS S.A.’s total capital stock. Under Brazilian law, this interest provides BNDESPar with enhanced corporate governance features, such as the right to nominate and appoint members of the board of directors and fiscal council of JBS S.A. We have been advised by J&F and BNDESPar that as a result of the fact that these benefits will no longer be available to BNDESPar if the Proposed Transaction is approved and the JBS Group’s parent company becomes a Dutch holding company, on March 14, 2025, J&F and BNDESPar entered into an agreement (the “J&F/BNDESPar Agreement”) pursuant to which J&F has agreed to create a remuneration mechanism to partially protect BNDESPar against the risk that the potential maximization of shareholder value as a result of the Proposed Transaction (see “The Proposed Transaction—Purpose of the Proposed Transaction”) do not materialize by December 31, 2026. To that end, J&F has agreed to pay a conditional remuneration to BNDESPar for every JBS S.A. Common Share held by BNDESPar on the date of the J&F/BNDESPar Agreement, up to an aggregate maximum of R$500.0 million.

We have been advised by J&F and BNDESPar that as a result of BNDESPar becoming party to the J&F/BNDESPar Agreement, BNDESPar will abstain from voting at the JBS S.A. General Meeting that will deliberate on the Proposed Transaction. Accordingly, BNDESPar will not be included in the calculation of the JBS S.A. Free Float Outstanding present at the JBS S.A. General Meeting, and ultimately a majority of the other non-controlling shareholders of JBS S.A. will decide whether or not to approve the Proposed Transaction. The J&F/BNDESPar Agreement will terminate if the Proposed Transaction is not concluded by December 31, 2026.

See also “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—BNDESPar is a material shareholder of JBS S.A., and BNDESPar’s interests may be different from our interests or the interests of our other shareholders, including with respect to the Proposed Transaction.”

Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders

Brazilian Collaboration and Leniency Agreements, SEC Settlement and DOJ Plea Agreement

In 2017, following disclosures of illicit payments made to Brazilian politicians from 2009 to 2015, our ultimate controlling shareholders, among others, entered into collaboration agreements (acordos de colaboração premiada) (“Collaboration Agreements”) with the Brazilian Attorney General’s Office (Procuradoria-Geral da República) and a leniency agreement (“Leniency Agreement”) with the Brazilian Federal Prosecution Office (Ministério Público Federal). In 2020, our ultimate controlling shareholders also entered into a settlement with the SEC, and J&F reached a plea agreement with the DOJ relating to the circumstances and payments that were the subject of the agreements in Brazil.

On May 3, 2017, former J&F officers, former senior executives and board members of JBS S.A. and JBS USA, as well as our ultimate controlling shareholders, entered into the Collaboration Agreements with the Brazilian Attorney General’s Office (Procuradoria-Geral da República), setting forth facts and conduct relating to illicit payments made to Brazilian politicians from 2009 to 2015. The information and documents disclosed by J&F representatives through the Collaboration Agreements enabled Brazilian authorities to launch several legal and administrative proceedings involving third parties, including criminal investigations and lawsuits. On June 5, 2017, J&F, on behalf of itself and its subsidiaries, entered into the Leniency Agreement with the Brazilian

Federal Prosecution Office (Ministério Público Federal) in relation to the conduct described in the Collaboration Agreements, and J&F agreed to pay a fine of R$8.0 billion and to contribute an additional R$2.3 billion to social projects in Brazil, each adjusted for inflation, over a 25-year period. The total fine was subsequently reduced to R$3.5 billion (equivalent to approximately US$565 million, converted using the foreign exchange rate as of December 31, 2024). In December 2023, the Brazilian Supreme Court (Supremo Tribunal Federal) justice overseeing the case suspended J&F’s obligation to make additional installment payments under the Leniency Agreement following a petition from J&F that cited potential misconduct by enforcement authorities in connection with entering into the Leniency Agreement. Notwithstanding the suspension of the fine, the Leniency Agreement otherwise remains in effect.

On October 14, 2020, J&F, JBS S.A. and our ultimate controlling shareholders (collectively, the “Respondents”), entered into a settlement agreement with the SEC relating to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. In connection with the SEC settlement, the SEC issued a cease-and-desist order (the “SEC order”), finding violations of certain provisions of Section 13(b) of the Exchange Act and the rules thereunder, including Exchange Act Rule 13b2-2, in connection with illicit payments made in Brazil from 2009 to 2015 pursuant to which, among other things, JBS S.A. received support from a government official to obtain financing from BNDES, which financing facilitated JBS S.A.’s acquisition of PPC in 2009, unbeknownst to the management of PPC. The SEC Order required the Respondents to: cease and desist from further violations of certain provisions of Section 13(b) of the Exchange Act and rules thereunder, and Exchange Act Rule 13b2-2; evaluate, review and continue to improve anti-bribery and anti-corruption compliance programs; and report to the SEC on such improvements and report any illicit payments that it discovers for a period of three years. JBS S.A. was also ordered to pay disgorgement to the SEC in the amount of US$26.9 million and each of our ultimate controlling shareholders was ordered to pay a civil penalty of US$550,000, each of which payment has been made in full. In January 2024, following a three-year reporting period, the SEC’s Division of Enforcement issued termination letters that formally concluded its investigation into each of the Respondents, including JBS S.A. In these termination letters, the SEC stated that, as of the date of the letters, it did not intend to recommend any further enforcement action in this matter.

Also on October 14, 2020, J&F reached an agreement with the DOJ, pursuant to which J&F agreed to plead guilty to one count of conspiracy to violate the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act (“FCPA”) in relation to the circumstances and payments that were the subject of the Collaboration Agreements and Leniency Agreement. The plea agreement imposed a criminal penalty of US$256.5 million, payable in two installments of approximately US$128.2 million. J&F paid US$128.2 million to the U.S. government, and the balance was considered to have been offset by payments made by J&F to Brazilian authorities under the Leniency Agreement. The plea agreement also required J&F to implement a compliance program that satisfies DOJ standards; review and improve its internal accounting controls, policies, and procedures regarding compliance with the FCPA; report to the DOJ regarding remediation efforts and progress on the implementation of J&F’s compliance program for three years; report evidence or allegations of violations of the anti-bribery provisions of the FCPA during the three-year period; and cooperate fully with the DOJ and other agencies in any investigation concerning J&F, its affiliates, executives, employees, or agents relating to the relevant conduct or any other conduct under investigation by the DOJ during the three-year period. Our ultimate controlling shareholders and J&F have informed us that they have satisfied all payment obligations and have complied with all undertakings and other obligations under the DOJ plea agreement.

Other Investigations and Proceedings

Our ultimate controlling shareholders and J&F were under investigation by the CVM in Brazil for alleged violations of Brazilian securities and corporate law, including possible violations of insider trading law involving shares of controlled companies, including JBS S.A., and foreign exchange futures contracts, as set forth below. These investigations have since been concluded. JBS S.A. and Seara (a subsidiary of JBS S.A.) were party to one of these investigations, as described below. Our ultimate controlling shareholders are also subject to ongoing criminal investigations by the Brazilian Federal Prosecution Office based on similar allegations.

On May 30, 2017, CVM filed an administrative proceeding against JBS S.A. and Mr. Wesley Mendonça Batista to investigate the alleged use of privileged information in connection with the purchase of U.S. dollar futures. On December 8, 2017, the CVM filed an administrative proceeding against Seara and Eldorado Brasil Celulose S.A. (an affiliate of JBS S.A.) to investigate the alleged use of privileged information in connection with trades of U.S. dollar derivatives contracts. On that date, the CVM joined the proceedings and began a punitive administrative proceeding (PAS 5388/2017) against JBS S.A., Seara, Mr. Wesley Mendonça Batista and Eldorado Brasil Celulose S.A. to determine possible liability in connection with these allegations. On September 2018, the Board of Commissioners of the CVM rejected the settlement proposal submitted jointly by the defendants to end those administrative proceedings. On May 29, 2023, the Board of Commissioners of the CVM, consisting of five members, met to vote on the proceeding. Three commissioners voted to acquit all of the defendants, one commissioner abstained from voting. The session was adjourned at the request of the fifth commissioner, who did not vote. The meeting was rescheduled for October 31, 2023, at which time the commissioners acquitted the defendants of all charges.

On September 25, 2017, the CVM began a punitive administrative proceeding (PAS 5390/2017) against Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista and J&F to determine possible liability in connection with allegations of price manipulation, misuse of privileged information, trading of assets in a blackout period, violation of the duty of loyalty and abuse of controlling power involving trades of JBS S.A. Common Shares. On May 29, 2023, the Board of Commissioners of the CVM, consisting of five members, met to vote on the proceeding. Four commissioners voted to acquit all of the defendants on all counts except for imposing a fine of R$500 thousand on J&F for trading in JBS S.A. Common Shares during a blackout period. The session was adjourned at the request of the fifth commissioner, who did not vote. The meeting was rescheduled for October 31, 2023, at which time the commissioners acquitted the defendants of all charges except for imposing the fine on J&F described above.

Furthermore, as a result of its investigation into the activities of our ultimate controlling shareholders for alleged insider trading, the CVM also alleged a lack of internal controls at JBS S.A. relating to former board members and asserted that Mr. Wesley Mendonça Batista had sole control over hedging transactions. In 2018, the CVM opened a punitive administrative proceeding (PAS 1225/2018) involving allegations of lack of proper care and diligence in monitoring JBS S.A.’s hedging policy and failing to implement recommendations proposed by JBS S.A.’s independent auditors, in violation of article 153 of the Brazilian Corporation Law. The alleged conduct took place in 2016 and 2017, at the time the defendants were members of the board of directors of JBS S.A. JBS S.A. contested these allegations and disputed the CVM’s claims of lack of internal controls relating to hedging transactions and that Mr. Wesley Mendonça Batista had sole control over such operations. On August 15, 2023, the CVM approved a settlement proposal submitted jointly by Messrs. José Batista Sobrinho, Joesley Mendonça Batista and Wesley Mendonça Batista and two other defendants. Pursuant to the settlement, the defendants have agreed to pay fines in the aggregate amount of R$12.7 million (US$2.6 million). With respect to internal controls, JBS S.A. has implemented various internal control measures relating to corporate risks and financial risk management, including the following:

•

Global Corporate Risk Management Policy. JBS S.A.’s Global Corporate Risk Management Policy defines the rules, guidelines, responsibilities and procedures for the control and management of strategic, operational, financial, regulatory, political, technological and environmental risks. Furthermore, it establishes guidelines, processes and responsibilities related to the identification, analysis and monitoring of risks that may affect our strategic plan. The purpose of the Global Corporate Risk Management Policy is to meet legal and regulatory requirements and standardize concepts and practices; improve the reporting of information to the market, ensuring transparency for all stakeholders, market analysts and credit agencies; ensure a reliable data base for decision making and planning, providing a dynamic and efficient flow of information; and improve our corporate governance. JBS S.A.’s board of directors is responsible for approving the Global Corporate Risk Management Policy, and JBS S.A.’s statutory audit committee is responsible for assessing and monitoring compliance with such policy. JBS S.A.’s risk management and internal controls office, which, among other duties, defines and maps risk factors and advises the various business areas in identifying and assessing the impact of the various types of risks involved, reports to JBS S.A.’s statutory audit committee.

•

Global Liquidity Management Policy. JBS S.A.’s Global Liquidity Management Policy provides liquidity management guidelines for JBS S.A. and its subsidiaries, including the use of hedging instruments. JBS S.A.’s financial and risk management committee, which is composed of members of JBS S.A.’s board of directors and executive officers, advises JBS S.A.’s board of directors in matters relating to the company’s financial and risk management policies, practices and strategies. JBS S.A.’s financial and risk management committee is supported by the risk management committee, whose responsibilities include defining the instruments that can be used to raise and invest funds, and JBS S.A.’s finance department, which enforces policy guidelines.

In April 2018, the CVM opened an investigation into alleged breaches by our ultimate controlling shareholders of certain provisions of Brazilian corporate law that prohibits shareholders from voting in certain corporate matters in which they have a conflict of interest. This investigation related to the vote, by FB Participações S.A. (“FB”) (at the time, the direct controlling shareholder of JBS S.A), to approve the 2016 financial statements of JBS S.A. at JBS S.A.’s annual general shareholders’ meeting held in 2017. Mr. Wesley Mendonça Batista and Mr. Joesley Mendonça Batista, both shareholders of J&F (at the time, the controlling shareholder of FB), acted as CEO and board member of JBS S.A., respectively, during 2016. The CVM initially argued that, by virtue of the relationship between FB and Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista and their roles at JBS S.A., the approval of JBS S.A.’s financial statements by FB would constitute a formal conflict of interest, under which allegedly conflicted shareholders are prohibited from voting, and, as a consequence, FB should have recused itself from the vote to approve JBS S.A.’s financial statements. However, the CVM later deliberated the matter on the basis of a substantive theory of conflicts of interest that relies on a facts and circumstances analysis following the vote to determine whether the vote should be nullified. On April 18, 2023, the CVM agreed to settle the case with a payment of R$6.5 million (US$1.3 million) by Messrs. Joesley Mendonça Batista and Wesley Mendonça Batista with no assumption of guilt by the defendants. This proceeding was terminated after payment was made on June 19, 2023. JBS S.A. has a conflicts of interest policy that applies to its executive officers and board members.

See also “Risk Factors—Risks Relating to Our Business and Industries—We are subject to reputational risk in connection with U.S. and Brazilian civil and criminal actions and investigations involving our ultimate controlling shareholders, and these actions may materially adversely impact our business and prospects and damage our reputation and image.”

RELATED PARTY TRANSACTIONS

The following summarizes the material transactions we engage in with our principal affiliates. For more information about our related party transactions, see note 8 to JBS S.A.’s audited financial statements, included elsewhere in this prospectus.

Transaction Documents

Merger of Shares Protocol

In connection with the Proposed Transaction, we will enter into the Merger of Shares Protocol, as further described below.

The Merger of Shares Protocol (Protocolo e Justificação de Incorporação de Ações) is a document prepared pursuant to Articles 224, 225 and 252 of the Brazilian Corporation Law, which the managements of JBS S.A. and Brazil HoldCo will each submit for approval at their respective special meetings of shareholders and which provides the shareholders with information on the terms, conditions and reasoning for the approval of the Merger of Shares contemplated by the Proposed Transaction. The terms and conditions of the Proposed Transaction are contained in the Merger of Shares Protocol are described in this prospectus, and an English translation of the Merger of Shares Protocol is included as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Merger of Shares Protocol carefully. All descriptions in this summary and in this prospectus of the terms and conditions of the Proposed Transaction are qualified in their entirety by reference to the Merger of Shares Protocol.

As described in the Merger of Shares Protocol, the JBS S.A. General Meeting will vote to approve the following third-party valuation report required pursuant to Brazilian law: since the Merger of Shares will result in the contribution of JBS S.A. Common Shares into Brazil HoldCo, a valuation report of JBS S.A. Common Shares at book value is required to determine the amount of the corresponding capital increase in Brazil HoldCo. Although this valuation report is required under Brazilian law to be prepared in connection with the Merger of Shares, the Proposed Transaction will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

The Merger of Shares Protocol also establishes the justification presented by the managements of JBS S.A. and Brazil HoldCo, explaining the reasons why the Proposed Transaction is beneficial and meets the best interest of the shareholders.

Registration Rights Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a registration rights agreement (the “RRA”), that will establish certain registration rights and obligations relating to the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Corporate Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the JBS N.V. Class B Common Shares that it will receive in the first step of the Corporate Restructuring) and any other JBS N.V. Class A Common Shares acquired from the Company from time to time by LuxCo (“Registrable Securities”). Pursuant to the RRA, at any time and from time to time, LuxCo may request the registration or listing on the NYSE of all or any portion of its Registrable Securities on any applicable registration statement form then available to be offered in a fully-marketed underwritten public offering of Registrable Securities (an “Underwritten Registration Demand”). LuxCo shall be entitled to an unlimited number of Underwritten Registration Demand, based on market conditions. Pursuant to the RRA, LuxCo shall also have the right to include its JBS N.V. Class A Common Shares in any underwritten offering by JBS N.V. JBS N.V. will bear all expenses incurred in effecting a registration provided for in the RRA. The right of LuxCo to request registration or inclusion of Registrable Securities in any registration pursuant to the RRA shall terminate when LuxCo, directly or indirectly, holds less than 5% of JBS N.V. Shares then outstanding. Unless otherwise agreed by the parties thereto, the registration rights contained in the RRA shall only inure to the benefit of a transferee of Registrable Securities if (i) such transferee is an affiliate of LuxCo, and (ii) such subsequent holder accedes to the RRA. JBS N.V. will agree not to, without the prior written consent of LuxCo, enter into any agreement with any holder or prospective holder of any JBS N.V. Shares (or depositary receipts thereof) granting such holder or prospective holder the right to include such securities in any registration statement filed by JBS N.V. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The grant of registration rights to LuxCo may adversely affect the market price of the JBS N.V. Class A Common Shares.”

Tag Along Agreement with LuxCo

Concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement (the “Tag Along Agreement”) that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. Pursuant to the Tag Along Agreement, the undertaking given by LuxCo shall be also for the benefit of all shareholders of JBS N.V. from time to time as a revocable third party stipulation for no consideration. A shareholder of JBS N.V. can accept the third party stipulation by delivering a declaration of acceptance in writing to JBS N.V. and LuxCo, provided that LuxCo may at all times revoke the third party stipulation by delivering a declaration of revocation in writing to JBS N.V. after having obtained the prior approval of the board of directors of JBS N.V. (such including the affirmative vote of at least the majority of the independent non-executive directors of JBS N.V. in office).

Banco Original S.A.

We have entered into an assignment agreement with Banco Original S.A., pursuant to which Banco Original S.A. acquires trade accounts receivables of certain or our customers in Brazil and outside Brazil. The assignments are done at face value of the receivable less the discount applied by Banco Original through a transfer without recourse to Banco Original S.A. of all of the associated risks and benefits of such trade accounts receivables. For the years ended December 31, 2024, 2023 and 2022, we incurred losses from the sale of the receivables of US$102.5 million, US$97.3 million and US$72.6 million, respectively, recognized as financial expenses.

As of December 31, 2024 and December 31, 2023, we held investments with Banco Original S.A. in the amounts of US$303.2 million and US$781.5 million, respectively, recognized as cash and cash equivalents. The investments have similar rates of return as the Brazilian interbank deposit (Certificado de Depósito Interbancário) rate, which is an average of interbank overnight rates in Brazil. For the years ended December 31, 2024, 2023 and 2022, we earned interest from these investments in the amounts of US$33.1 million, US$26.2 million and US$1.4 million, respectively, recognized as finance income.

Instituto J&F

We sponsor Instituto J&F (formerly Instituto Germinare), a youth-directed business school, whose goal is to educate future leaders by offering free, high-quality education. During the years ended December 31, 2024, 2023 and 2022, we made donations in the amounts of US$18.2 million, US$22.5 million and US$34.6 million, respectively, recognized as general and administrative expenses.

JBJ Agropecuária Ltda.

JBJ Agropecuária Ltda. (“JBJ”), is controlled by a family member of one of our ultimate controlling shareholders, who does not own any equity interests in J&F. It supplies cattle to JBS S.A.’s slaughterhouses. Transactions with JBJ are recurrent and conducted in the normal course of JBS S.A.’s businesses, in accordance with its needs and JBJ’s capacity to deliver cattle. JBJ also shares transportation services from the JBS Group.

The value of the transactions varies in accordance with the number of animals processed and pursuant to market conditions. As of December 31, 2024, the total amount of accounts receivable was US$311,000 (US$878,000 as of December 31, 2023) and the total amount of accounts payable was US$478,000 (US$401,000 as of December 31, 2023). For the year ended December 31, 2024, the total net revenue to JBJ was US$5.0 million (US$5.0 million and US$12.8 million for the years ended December 31, 2023 and 2022, respectively) and the total amount of purchases made by JBJ from the JBS Group was US$243.4 million (US$349.5 million and US$658.6 million for the years ended December 31, 2023 and 2022, respectively).

We have commitments to purchase cattle for future delivery signed with certain suppliers, including JBJ, guaranteeing the acquisition of cattle for fixed price, with no cash effect on us until the cattle are delivered. Based on these future delivery contracts, as of December 31, 2024 and December 31, 2023, we have commitment agreements in the amount of US$48.3 million (US$61.9 million as of December 31, 2023).

Flora Produtos de Higiene e Limpeza S.A.

Flora Produtos de Higiene e Limpeza S.A. (“Flora”), is controlled by J&F. Flora purchases products (beef tallow, palm oil, babassu oil and cans) from JBS S.A. and manufactures soaps. On December 30, 2024, we entered into an agreement to sell our hygiene and beauty operations to Flora. The transaction includes the transfer of assets and operations related to the manufacturing and commercialization of hygiene and beauty products, as per the terms agreed upon by the parties. The sale price was set at R$315 million (US$51 million, converted using the foreign exchange rate as of December 31, 2024), subject to working capital adjustments. The transaction will be completed upon the fulfillment of the precedent conditions stipulated in the agreement. We did not classify the operation as discontinued or the asset as held for sale as of December 31, 2024, as it does not represent a separately significant business line.

Âmbar Hidroenergia Ltda.

On June 26, 2024, we entered into an agreement with Âmbar Hidroenergia Ltda. (“Âmbar”) to form a consortium with the objective of pooling the assets, technical resources, and financial resources of the consortium members for the joint exploitation of power plants aimed at generating electricity. The participation in the consortium was defined as 99% for JBS S.A. and 1% for Âmbar.

J&F Settlement Agreement

In January 2021, in accordance with the resolution approved at an extraordinary general meeting of shareholders of JBS S.A. held in October 2020, JBS S.A. submitted an arbitration request with the B3’s Arbitration Chamber (Câmara de Arbitragem do Mercado – CAM B3) (“Arbitration Proceeding No. 186/21”) against our ultimate controlling shareholders and J&F, among others in connection with the defendants’ actions disclosed the Brazilian Collaboration Agreements and Leniency Agreement (see “Principal Shareholders—Civil and Criminal Actions and Investigations involving our Ultimate Controlling Shareholders”).

On December 22, 2022, the arbitration court ratified a settlement agreement between the parties to Arbitration Proceeding No. 186/21 and JBS S.A. published a Material Fact notifying the market of the terms and conditions of the agreement, pursuant to which J&F agreed to pay to JBS the amount of R$543.2 million (US$87.7 million, converted using the foreign exchange rate as of December 31, 2024). The execution and ratification of this settlement agreement brings an end to Arbitration Proceeding No. 186/21.

Policies and Procedures for Related Party Transactions

Our board of directors will be expected to review in advance any proposed related party transaction. All of our directors, officers and employees will be required to report to our board of directors any related party transaction prior to entering into the transaction.

It is our intention to ensure that all transactions between us and our officers, directors and principal shareholders and their affiliates are approved by our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

DESCRIPTION OF SHARE CAPITAL

For purposes of this section, references to “our company”, “the company”, “we”, “us” and “our” refer only to the issuer.

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” Its registered office is located at Stroombaan 16, 5th Floor, 1181 VX, Amstelveen, Netherlands. Its telephone number is +31 20 656 47 00.

The following description of our share capital is a summary of the material terms of our articles of association that will be effective on the Closing Date. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read the complete text of our articles of association, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Share Capital

Upon the completion of the Proposed Transaction, JBS N.V.’s share capital will consist of the: (1) Class A common shares, with a par value of €0.01 per share (“Class A Common Shares”): (2) Class B common shares, with a par value of €0.10 per share (“Class B Common Shares” and, together with the Class A Common Shares, the “Common Shares”); and (3) conversion shares, with a par value of €0.09 per share (“Conversion Shares”, and, together with the Common Shares, the “Shares”).

Upon incorporation on October 9, 2019 (as Violet Holdings B.V.), we issued one share with a par value of €1.00 to JBS S.A. On February 3, 2020, the issuer issued an additional 44,999 ordinary shares with a par value of €1.00 each to JBS S.A. to meet the minimum capital requirements for the conversion of the issuer into a public limited liability company (naamloze vennootschap) under Dutch law. These 45,000 ordinary shares were converted and split into 450,000 Class B Common Shares on November 17, 2022, pursuant to an amendment to our articles of association. On February 20, 2023, the issuer issued 624,500,000 Class A Common Shares to JBS S.A., which Class A Common Shares were immediately thereafter repurchased by and transferred to the issuer.

On September 4, 2023, JBS S.A. sold and transferred all 450,000 Class B Common Shares held by it to LuxCo. On September 15, 2023, the company issued 243,704,227 Class A Common Shares to LuxCo, the issue price for which shares was at the time left unpaid. On December 27, 2023, the company issued 297,860,722 Class B Common Shares to LuxCo against the contribution of shares in Brazilian HoldCo, by which contribution the Class A Common Shares issued on September 15, 2023, were also paid up.

As of the date of this prospectus, our issued share capital is €38,513,114.47, consisting of 868,204,227 Class A Common Shares, all of which have been fully paid in and of which 624,5000,000 are held by JBS B.V. and 243,704,227 are held by LuxCo, and 298,310,722 Class B Common Shares, all of which have been fully paid in and are held by LuxCo.

Immediately following the completion of the Proposed Transaction, our issued share capital will consist of 814,216,001 Class A Common Shares, of which 241,234,515 will be held by LuxCo and 572,981,486 will be held by JBS S.A.’s non-controlling shareholders, and 294,842,184 Class B Common Shares, all of which will be held by LuxCo., excluding the potential issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.”

These JBS N.V. Class A Common Shares will not, in the aggregate, exceed 1% of the total number of JBS N.V. Common Shares outstanding. Prior to the Merger of Shares, JBS B.V. intends to restructure its share capital, by cancelling shares, in order to reconcile its current capital structure with its intended capital structure.

It is anticipated that, immediately following the completion of the Proposed Transaction, JBS N.V.’s articles of association will provide for an authorized share capital in the amount of €152,700,000.90, consisting of 3,470,000,000 JBS N.V. Class A Common Shares with a nominal value of €0.01 each, 1,180,000,000 JBS N.V. Class B Common Shares with a nominal value of €0.10 each and 10 JBS N.V. Conversion Shares with a nominal value of €0.09 each.

As a matter of Dutch law, the voting right of each class of Shares is proportionate to its respective par value such that each Class A Common Share confers the right to cast one vote at a general meeting of shareholders, each Class B Common Share confers the right to cast ten votes at a general meeting of shareholders and each Conversion Share confers the right to cast nine votes at a general meeting of shareholders. See the section captioned “—General Meetings and Voting Rights” for a further description on voting rights. The Class A Common Shares carry the same economic rights as the Class B Common Shares with respect to dividends and liquidation rights, each as described further below under the sections captioned “—Dividend Rights” and “—Dissolution and Liquidation; Legal Merger and Demerger”. See also “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—The dual class structure of the JBS N.V. Common Shares has the effect of concentrating voting control with our Class B shareholders and limiting our other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of JBS N.V. Class A Common Shares may view as beneficial” for a description of certain risks relating to the dual-class structure, including among other things, our ultimate controlling shareholders being able to control significant corporate activities that require a resolution by shareholders at a general meeting of shareholders including issuances of Shares or designating the board of directors to issue Shares.

Shares shall be issued pursuant to a resolution of the general meeting of shareholders, or pursuant to a resolution of the board of directors if by resolution of the general meeting of shareholders, the board of directors has been authorized to issue shares. If the board of directors is authorized by the general meeting of shareholders to issue shares and limit or exclude pre-emptive rights of shareholders, this enables us to offer newly issued shares to investors free of pre-emptive rights without requiring general meeting approval. Under Dutch law, such authorizations may not exceed a period of five years, but may be renewed by a resolution of the general meeting of shareholders for subsequent five-year periods at any time.

Pursuant to the articles of association, Shares are not subject to transfer restrictions.

Shares are registered shares represented by an entry in our shareholders’ register. JBS N.V. intends to apply to list the Class A Common Shares on the NYSE. Beneficial interests in the Class A Common Shares that are traded on the NYSE will be held through the electronic book-entry system provided by DTC. The Class B Common Shares and Conversion Shares are not, and we do not expect that they will be, listed on a stock exchange.

Under Dutch law, shareholders are in principle entitled to pursue their own interests. However, the Dutch Civil Code provides that shareholders shall act in relation to JBS N.V. and its corporate bodies as well as their fellow shareholders in keeping with the principles of reasonableness and fairness. The Dutch Corporate Governance Code adds that this includes the willingness to engage in a dialogue with JBS N.V. and the other shareholders. The foregoing means that an individual shareholder or a group of shareholders (such as our ultimate controlling shareholders, through LuxCo) may not in all circumstances be able to exercise their shareholder rights to the fullest extent. For example, if our ultimate controlling shareholders (through LuxCo) were to exercise their shareholder rights (including, without limitation, their voting rights) in breach of these principles of reasonableness and fairness, it may result in JBS N.V. and/or other (non-controlling) shareholders successfully opposing to such exercise and may, in extraordinary circumstances, expose our ultimate controlling shareholders (through LuxCo) to liability towards JBS N.V. and/or other (non-controlling) shareholders for damages incurred.

Conversion

Class B Common Shares into Class A Common Shares

A holder of Class B Common Shares may at all times provide the board of directors with a conversion request requesting conversion of one or more of its Class B Common Shares. A conversion request must at least include (i) the number of Class B Common Shares to which the request relates, (ii) an irrevocable and unconditional power of attorney from the shareholder requesting conversion to JBS N.V., with full power of substitution and governed by Dutch law, to offer and transfer the Conversion Shares resulting from the conversion to JBS N.V against no consideration (om niet), and (iii) if (part of) the Class B Common Shares to which the request pertains are encumbered with any usufruct, right of pledge, attachment or other encumbrance, include a release in advance of the encumbrance that may vest on any Conversion Shares resulting from the conversion of Class B Common Shares.

After receipt of a request for conversion of Class B Common Shares into Class A Common Shares and Conversion Shares duly completed and signed to the satisfaction of our board of directors: (i) the board of directors shall resolve to convert the number of Class B Common Shares to which the conversion request relates into Class A Common Shares and Conversion Shares, whereby each Class B Common Share is converted into one Class A Common Share and one Conversion Share and (ii) the requesting shareholder shall be obliged to offer and transfer the Conversion Shares to JBS N.V. for no consideration (om niet).

Class B Common Shares shall automatically convert into Class A Common Shares and Conversion Shares in the same ratio referred above, as of the transfer of Class B Common Shares upon the enforcement of a security interest over such Class B Common Shares (including, but not limited to, a right of pledge). The date on which a Class B Common Share shall automatically convert into a Class A Common Share and a Conversion Share is (i) if JBS N.V. is a party to the deed of transfer whereby the Class B Common Share is transferred upon enforcement of a security interest over such Class B Common Share, the date of such deed or (ii) if JBS N.V. is not a party to the deed of transfer whereby the Class B Common Share is transferred upon enforcement of a security interest over such Class B Common Share, the date of service of notice of such deed, a true copy of such deed or an extract of such deed to JBS N.V.

The Conversion Shares are introduced to facilitate a 1:1 conversion of Class B Common Shares into Class A Common Shares under Dutch law. A 1:1 conversion of Class B Common Shares into Class A Common Shares would result in a capital reduction as the nominal value of the Class B Common Shares is higher than the nominal value of the Class A Common Shares. A capital reduction under Dutch law requires a resolution by the general meeting of shareholders of JBS N.V., adopted by a two/third majority if less than half of the issued capital is present or represented at the meeting. In addition, (minutes of) the resolution on the capital reduction will need to be deposited with the Dutch trade register and such is to be announced in a Dutch daily newspaper. Following the aforementioned announcement, a two-month opposition period will commence during which creditors may file an opposition to the capital reduction with the relevant Dutch court, requesting security for their claim. The resolution to reduce JBS N.V.’s capital will not be effective until the opposition period has ended and, if opposition has been filed timely, upon the withdrawal of the opposition or upon an order setting aside the opposition becoming enforceable. By converting each Class B Common Share, with a nominal value of €0.10 (equivalent to approximately US$0.10351, converted using the foreign exchange rate as at December 31, 2024), into one Class A Common Share, with a nominal value of €0.01 (equivalent to approximately US$0.010351, converted using the foreign exchange rate as at December 31, 2024), and one Conversion Share with a nominal value of €0.09 (equivalent to approximately US$0.093159, converted using the foreign exchange rate as at December 31, 2024), a conversion of Class B Common Shares will not result in a capital reduction.

If a Conversion Share is held by anyone other than JBS N.V. (the “Transferor”), such Transferor shall be obliged to offer and transfer such Conversion Shares to JBS N.V. unencumbered and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to JBS N.V., the voting rights, meeting rights and rights to receive distributions attached to the relevant Conversion Shares are suspended. As such, a Transferor will not be entitled to vote on the Conversion Shares, nor to received dividends on these shares. If the Transferor fails to offer and transfer the relevant Conversion Shares to JBS N.V. within 30 days after the conversion date, JBS N.V. is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to JBS N.V. until such transaction occurs. We expect to periodically cancel the Conversion Shares held in treasury by JBS N.V. No votes may be cast on Conversion Shares held by JBS N.V. or a subsidiary. For more information on the dividend rights of Conversion Shares, see the section “—Dividend Rights” below.

The end result of the conversion of Class B Common Shares and subsequent transfer to JBS N.V. of Conversion Shares is that a shareholder will hold one Class A Common Share for each Class B Common Share it held at the time of conversion.

Notwithstanding the conversion mechanics described above, JBS N.V. shall not proceed with the acquisition of Conversion Shares after receipt of a conversion request (as set out above) to the extent it would not be allowed to acquire such shares under Dutch law. In such event, the board of directors shall propose to our general meeting of shareholders that the requisite number of Shares held in treasury be cancelled in order to allow again for the acquisition of Conversion Shares.

Upon the conversion of Class B Common Shares into Class A Common Shares and Conversion Shares, the authorized share capital of JBS N.V. shall decrease with the number of Class B Common Shares so converted and shall increase with the number of Class A Common Shares and Conversion Shares into which such Class B Common Shares are converted.

Pursuant to the articles of association, each holder of Class B Common Shares can convert any number of Class B Common Shares held by such shareholder into Class A Common Shares and Conversion Shares as described above.

Class A Common Shares into Class B Common Shares

Except during a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026 (the “Class A Conversion Period”), holders of Class A Common Shares will not be able to request to convert their Class A Common Shares into Class B Common Shares.

During the Class A Conversion Period, if you are an Eligible Shareholder, you may request, after receiving the underlying JBS N.V. Class A Common Shares (having, if needed, first cancelled its relevant JBS N.V. BDRs), to convert all or a portion of your Class A Common Shares into Class B Common Shares, at a ratio of one Class B Common Share for each Class A Common Share held. The maximum number of Class A Common Shares which an Eligible Shareholder may request to convert into Class B Common Shares, which we refer to as the Maximum Convertible Shares, equals, in the case of a former JBS S.A. Shareholder, the number of BDRs to which such Eligible Shareholder is entitled at the opening of trading of the JBS N.V. BDRs on the B3 on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction), and, in the case of a former JBS S.A. ADS Holder, the number of JBS N.V. Class A Common Shares that such Eligible Shareholder is entitled to receive from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction.

In order to convert their Class A Common Shares into Class B Common Shares, Eligible Shareholders or LuxCo, as the case may be, must provide a written request to our board of directors (“Class A Conversion Request”) during the Conversion Period. The Class A Conversion Request must:

(1) indicate the number of Class A Common Shares to which the Class A Conversion Request pertains, provided the maximum number of Class A Common Shares in respect of which an Eligible Shareholder may request conversion equals the number of JBS N.V. BDRs to which the Eligible Shareholder was entitled at 10 a.m. São Paulo time on the Conversion Record Date (not including any fractional JBS N.V. BDRs received as part of the Proposed Transaction), and the maximum number of Class A Common Shares which LuxCo may request to convert into Class B Common Shares equals the number of Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date;

(2) in the case of Eligible Shareholders, if such Eligible Shareholder is not registered in the shareholders’ register of JBS N.V., include a confirmation from the requesting shareholder’s broker that such shareholder holds a beneficial interest in the number of Class A Common Shares to which the Class A Conversion Request pertains;

(3) in the case of Eligible Shareholders (other than former JBS S.A. ADS Holders), include a document issued by Banco Bradesco S.A. as depositary of the JBS N.V. BDRs, confirming (i) that such Eligible Shareholder qualifies as Eligible Shareholder and (ii) the number of JBS N.V. BDRs held by such Eligible Shareholder at the opening of trading on the Conversion Record Date;

(4) in the case of Eligible Shareholders who are former JBS S.A. ADS Holders, include proof satisfactory to our board of directors confirming (i) that such Eligible Shareholder qualifies as an Eligible Shareholder and (ii) the number of JBS N.V. Class A Common Shares that such Eligible Shareholder received from the JBS S.A. ADS Depositary Bank in connection with the Proposed Transaction. Such proof consists of a broker’s statement or statement from the JBS S.A. ADS Depositary Bank showing the number of JBS S.A. ADSs that were surrendered by the former JBS S.A. ADS Holder following the ADS Exchange Date and the JBS N.V. Class A Common Shares beneficially held by the former JBS S.A. ADS Holder upon surrendering their JBS S.A. ADSs; and

(5) include an undertaking by the requesting shareholder to not transfer the Class A Common Shares to which the Class A Conversion Request pertains, from the date on which the Class A Conversion Request is provided to the board of directors until (and including) the day on which the Class A Common Shares to which the Class A Conversion Request pertains are converted into Class B Common Shares.

Except with respect to conversion requests submitted during the Last Conversion Quarter, the maximum number of Class A Common Shares held by an Eligible Shareholder that may be converted into Class B Common Shares will be limited to the Maximum Conversion Rate of 55% of such Eligible Shareholder’s Maximum Convertible Shares. During the Class A Conversion Period, our board of directors will resolve on any conversion requests within 15 business days after the end of each fiscal quarter for any such requests received from Eligible Shareholders during such quarter, provided such requests are deemed satisfactory to the board of directors. With respect to the Last Conversion Quarter (i.e., the fourth quarter of 2026), the Maximum Conversion Rate will not apply, but if the aggregate number of Class A Common Shares in respect of which our board of directors has received one or more conversion requests during the entire Class A Conversion Period which it deems satisfactory would, if all JBS N.V. Class A Common Shares to which such conversion request(s) pertain(s) would be converted into JBS N.V. Class B Common Shares, cause the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float of 20%, the number of Class A Common Shares to which each such conversion request received during the Last Conversion Quarter pertains shall be reduced on a pro rata basis so that the aggregate number of Class A Common Shares converted into Class B Common Shares does not result in the JBS N.V. Free Float Percentage on December 31, 2026 to fall below the Minimum Free Float. The Maximum Conversion Rate and the Minimum Free Float are intended to maintain a minimum number of Class A Common Shares outstanding in order to improve the liquidity of the Class A Common Shares that will trade on the NYSE.

For every successful conversion request made, our board of directors will resolve to: (1) convert the aggregate number of Class A Common Shares in respect of which they have received, during the Class A Conversion Period, one or more Class A Conversion Requests satisfactory to them into Class B Common Shares at a ratio of one Class B Common Share for each Class A Common Share, subject to the Maximum Conversion Rate and the Minimum Free Float requirement; and (2) pay up the difference between the aggregate nominal value of the Class A Common Shares to which the Class A Conversion Requests pertain (taking into consideration the Maximum Conversion Rate and the Minimum Free Float requirement) and the aggregate nominal value of the Class B Common Shares into which the Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

In addition, during the Class A Conversion Period, our ultimate controlling shareholders (through LuxCo) may request to convert all or a portion of the Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date into Class B Common Shares at the same ratio of one Class B Common Share for each Class A Common Share held. The maximum number of Class A Common Shares which LuxCo may request to convert into Class B Common Shares equals the number of Class A Common Shares held by LuxCo at 10 a.m. São Paulo time on the Conversion Record Date. For the avoidance of doubt, the Maximum Conversion Rate and the Minimum Free Float will not be applicable to conversion requests made by LuxCo, which will be entitled at any time during the Class A Conversion Period to request to convert all or a portion of the Class A Common Shares held by it on the Conversion Record Date into Class B Common Shares, since the Class A Common Shares held by LuxCo will be subject to transfer restrictions and may be excluded from the calculation of “publicly-held shares” under the NYSE’s listing requirements for so long as LuxCo is considered an “affiliate” of JBS N.V., as that term is generally interpreted for U.S. federal securities law purposes.

In the case of Class A Conversion Request(s) received from LuxCo, for every successful conversion request made, our board of directors will, within 15 business days after receiving such request, resolve to: (1) convert the aggregate number of Class A Common Shares in respect of which they have received such request satisfactory to them into Class B Common Shares at a ratio of one Class B Common Share for each Class A Common Share; and (2) pay up the difference between the aggregate nominal value of the Class A Common Shares to which such requests pertain and the aggregate nominal value of the Class B Common Shares into which the Class A Common Shares are converted at the charge of the general share premium reserve maintained by JBS N.V.

Once our board of directors resolves on the conversions described above, we will instruct our registrar and transfer agent to register the Class B Common Shares on their books. Any and all Class A Common Shares not converted into Class B Common Shares by the Eligible Shareholders and/or LuxCo during the Class A Conversion Period will be retained as such by such Eligible Shareholder and/or LuxCo, as the case may be.

For more information about the Class A Conversion Period, please see “The Proposed Transaction—Class A Conversion Period.”

Upon the conversion of Class A Common Shares into Class B Common Shares, the authorized share capital of JBS N.V. shall decrease with the number of Class A Common Shares so converted and shall increase with the number of Class B Common Shares into which such Class A Common Shares are converted.

Following the Class A Conversion Period, Class A Common Shares will no longer be convertible into Class B Common Shares, but Class B Common Shares will remain convertible into Class A Common Shares and Conversion Shares upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically as of the transfer of a Class B Common Share upon the enforcement of a security interest over such Class B Common Share (including, but not limited to, a right of pledge). The Conversion Shares are introduced to facilitate a 1:1 conversion of Class B Common Shares into Class A Common Shares under Dutch law. For more information about the conversion of Class B Common Shares into Class A Common Shares, see “ —Class B Common Shares into Class A Common Shares” above.

Directors

Set forth below is a summary description of the material provisions of our articles of association relating to our board of directors. The summary does not restate our articles of association in their entirety.

Under our articles of association, directors are appointed by the general meeting of shareholders to serve on our board of directors for a term of approximately one year, which period shall end immediately after the annual general meeting of shareholders that will be held in the calendar year after the date of his appointment. A director may be reappointed, with due observance of the provision in the previous sentence.

JBS N.V. has a one-tier board structure, comprising both executive directors having responsibility for the day-to-day management and non-executive directors having the task to supervise the performance of the directors. The number of directors shall be determined by the board of directors. The directors shall be appointed as such by our general meeting of shareholders. The board of directors may nominate one or more candidates for each vacancy. The general meeting of shareholders determines whether a director is an executive director or a non-executive director upon his or her appointment. At the nomination of the board of directors, the general meeting of shareholders shall appoint one of the non-executive directors as chairman of the board of directors.

If the chairman of the board of directors is not independent within the meaning of the Dutch Corporate Governance Code, the board of directors may designate an independent non-executive director as the ‘Lead Independent Director.’ The Lead Independent Director shall, among other duties, deputize for the chairman in their absence and act as a liaison between the independent non-executive directors and the chairman and chief executive officer.

The task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. Tasks that are not allocated fall within the power of the board of directors as a whole. Regardless of an allocation of tasks, all directors remain collectively responsible for the proper management and strategy of JBS N.V. (including supervision thereof in case of non-executive directors).

In the performance of their tasks, the directors shall be guided by the interests of JBS N.V. and the enterprise connected with it. Under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The interest of the company is usually determined primarily by promoting the continued success of the enterprise affiliated to the company.

JBS N.V. has a policy in respect of the remuneration of the board of directors. With due observation of the remuneration policy, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that executive directors do not participate in the deliberations and decision-making regarding the determination of the remuneration of executive directors.

Liability to Further Capital Calls

All of the issued and outstanding Shares are fully paid and non-assessable.

Additional Issuances and Pre-Emptive Rights

Issuance of Shares. The general meeting of shareholders has the authority to resolve on any issuance of Shares. The general meeting of shareholders may also delegate this authority to the board of directors. The foregoing also applies to the granting of rights to subscribe for Shares, such as options, but does not apply to the issue of Shares to a person exercising a previously acquired right to subscribe for Shares. The designation granted pursuant to the aforesaid authorization must determine the number and class of shares that may be issued. The delegation may from time to time be extended for a period not exceeding five years. A resolution by the general meeting of shareholders to issue shares or designate the board of directors to issue shares requires a prior or simultaneous approval by each group of holders of a class of common shares whose rights are affected by the issuance or designation.

Pre-Emptive Rights. Under Dutch law and the articles of association, each shareholder has a pre-emptive right in proportion to the aggregate amount of its Class A Common Shares and Class B Common Shares upon the issuance of Class A Common Shares and Class B Common Shares (or the granting of rights to subscribe for Class A Common Shares and Class B Common Shares). No pre-emptive rights shall apply in respect of any issuance of Conversion Shares. This pre-emptive right does not apply to: (1) shares issued to employees of JBS N.V. or a group company of JBS N.V. as referred to in Section 2:24b Dutch Civil Code, (2) shares that are issued against payment other than in cash; and (3) shares issued to a person exercising a previously granted right to subscribe for shares.

The general meeting of shareholders may resolve to limit or exclude pre-emptive rights. If the general meeting of shareholders has designated this authority to the board of directors for a period not exceeding five years, the board of directors may limit or exclude pre-emptive rights, but only if the board of directors has also been designated the authority to issue shares. If less than 50% of the issued capital of JBS N.V. is represented at a general meeting of shareholders, a majority of at least two-thirds of the votes cast shall be required for a resolution of the general meeting of shareholders to limit or exclude a pre-emptive right or to designate this authority to the board of directors.

Subject to Section 2:96a of the Dutch Civil Code, when adopting a resolution to issue new shares, the general meeting of shareholders or the board of directors may determine how and during which period pre-emptive rights may be exercised.

Any issuance of Shares or grant of rights to subscribe for Shares and/or any limitation or exclusion of pre-emptive rights in respect of such issuance or grant, whether resolved upon by the general meeting of shareholders or by the board of directors, as applicable, shall be made with due observance of the applicable statutory provisions and the provisions included in the articles of association (including, without limitation, the principles of reasonableness and fairness as described above). The foregoing, for example, means that an issuance of Class A Common Shares to one shareholder or a specific group of shareholders (such as our ultimate controlling shareholders, through LuxCo) against an issue price at a discount to the trading price may not in all circumstances be effected due to such transaction not being in the corporate interest and/or it constituting a breach of the principles of reasonableness and fairness as described above.

Repurchase of Shares

JBS N.V. may acquire its own fully paid-up shares for no consideration (om niet), or subject to certain provisions of Dutch law and the articles of association for consideration, if: (1) our equity less the payment required to make the acquisition does not fall below the sum of called-up and paid-in share capital and any statutory reserves; (2) JBS N.V. would thereafter not hold a pledge over shares or together with its subsidiaries hold shares with an aggregate nominal value exceeding 50% of the issued share capital; and (3) the board of directors has been authorized to do so by the general meeting of shareholders, which authorization may be granted for a period not exceeding 18 months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange.

JBS N.V. can, jointly with its subsidiaries, hold shares in its own capital exceeding 10% of its issued capital for no more than three years after acquisition of shares for no consideration or under universal title of succession. Owned shares pledged by JBS N.V. and its subsidiaries are taken into account in this respect. Any shares held by JBS N.V. in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate JBS N.V. for the value of the shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of shares for employees under a scheme applicable to such employees, provided such shares are listed on a stock exchange and held by JBS N.V. for more than one year after acquisition thereof.

Reduction of Share Capital

The general meeting of shareholders may resolve to cancel shares which are held by JBS N.V. in treasury or to reduce the nominal value of the shares. A resolution to reduce the share capital requires a majority of at least two-thirds of the votes cast at a general meeting of shareholders if less than 50% of the issued capital is present or represented at the meeting. Any proposal for cancellation or reduction of nominal value is subject to general requirements of Dutch law with respect to reduction of share capital.

Transfer of Shares

Common Shares are, in principle, freely transferable.

In accordance with the provisions of Dutch law and our articles of association, the transfer of shares or creation of a right of pledge or right of usufruct thereon requires a deed executed for that purpose and, save in the event JBS N.V. itself is a party to such legal act, written acknowledgement by JBS N.V. of the transfer. Service of notice of the deed or of a certified notarial copy or extract of that deed on JBS N.V. will be the equivalent of such acknowledgement.

Shares that have been entered into the electronic book-entry system will be registered in the name of Cede & Co. as nominee of DTC, and transfer of beneficial entitlements in shares held in the electronic book-entry system will be effected by electronic bookings. The above-mentioned requirements applicable to a transfer of the shares do not apply to the trading of such beneficial entitlements in shares.

Annual Accounts and Independent Auditor

We expect that following the completion of the Proposed Transaction, our financial year will run from January 1 to December 31 of each calendar year. JBS N.V. will be required to publish its annual accounts within five months after the end of each financial year. The annual accounts are required to be made available to the public during a period of at least ten years.

All directors are required to sign the annual accounts and in case the signature of any member is missing, the reason for this must be stated. The annual accounts are to be adopted at the annual general meeting of shareholders, at which meeting the directors may be discharged from liability for performance of their duties with respect to any matter disclosed in the annual accounts for the relevant financial year insofar this appears from the annual accounts. The annual accounts, the board report and independent auditor’s report are made available through our website to the shareholders and other persons with meeting rights for review as from the day of the notice convening the annual general meeting of shareholders.

Dividend Rights

General

The holders of Class A Common Shares and Class B Common Shares shall be entitled pari passu to distributions, as any and all distributions on the Common Shares shall be made in such a way that on each share an equal amount or value will be distributed provided that and with observance of the following order of priority: (a) in the event of a distribution of profits in respect of a financial year, for each Conversion Share issued and outstanding an amount equal to one percent (1%) of the nominal value of such Conversion Share shall first be added to the dividend reserve maintained for the holders of Conversion Shares, and (b) following such, no further distribution shall be made on Conversion Shares nor shall any profit be added to the dividend reserve maintained for the holders of Conversion Shares, in respect of such financial year. Any determination to pay dividends will be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Dutch law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors our board of directors deems relevant. For example, pursuant to the Dutch Civil Code, JBS N.V. may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up issued capital plus the reserves as required to be maintained by Dutch law.

For more information about the risks related to our dividend policy and our ability to declare dividends to our shareholders, see “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—Our ability to make dividend payments is subject to, inter alia, our future financial performance and cash flow position and by limitations under our debt agreements and Dutch law. Investors may not be able to rely on dividends to receive a return on their investment.”

Manner and Time of Dividend Payments

Profit is distributed after the adoption of the annual accounts from which it appears that distribution of such profit is admissible. In other words, JBS N.V. may only make distributions to its shareholders to the extent its equity exceeds the sum of the paid-in and called-up part of the capital plus the reserves as required to be maintained by Dutch law.

Following the adoption of the annual accounts by the general meeting of shareholders, our board of directors may determine which part of the profits shall be reserved. The general meeting of shareholders may resolve that the part of the profits remaining after reservation shall be distributed as a dividend on the Shares; without such resolution, these profits shall also be reserved. Our board of directors may, without shareholder approval but subject to certain conditions, also resolve to distribute an interim dividend on the Shares.

Uncollected Dividends

A claim for any dividend declared lapses five years after the date on which those dividends were released for payment. Any dividend that is not collected within this period reverts to JBS N.V.

Taxation of Dividends

Dividend payments can be subject to (conditional) withholding tax in the Netherlands. For information about the Dutch tax issues relating to dividend payments, see “Taxation—Material Dutch Tax Consequences—Ownership of JBS N.V. Class A Common Shares or JBV N.V. BDRs—Dividend Withholding Tax.”

For information about U.S. federal income issues relating to dividend payments, see “Taxation—Material U.S. Federal Income Tax Consequences—Consequences of the Ownership and Disposition of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs— Taxation of Distributions.”

General Meetings and Voting Rights

Annual Meeting. An annual general meeting of shareholders must be held within six months from the end of the preceding financial year. The agenda of the annual general meeting of shareholders shall announce, among other things, discussion of implementation of the remuneration policy, discussion and adoption of the annual accounts and other proposals brought up for discussion by the board of directors.

General Meeting and Place of Meetings. Other general meetings of shareholders will be held if requested by the board of directors or the chairman, or by the written request (stating the exact subjects to be discussed) of one or more shareholders representing in aggregate at least 10% of the issued share capital of JBS N.V. (taking into account the relevant provisions of Dutch law, the articles of association of JBS N.V. and the applicable stock exchange regulations). General meetings of shareholders will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.

Convocation Notice and Agenda. General meetings of shareholders can be convened by a notice, specifying the subjects to be discussed, the place and the time of the meeting and admission and participation procedure, issued in accordance with Dutch law. All convocations, announcements, notifications and communications to shareholders and other persons entitled to attend the general meeting of shareholders must be made on our company’s corporate website in accordance with the relevant provisions of Dutch law. The agenda for a general meeting of shareholders may contain the items requested by one or more shareholders representing at least 3% of the issued share capital of JBS N.V., taking into account the relevant provisions of Dutch law. Requests must be made in writing, including the reasons for adding the relevant item on the agenda, and received by the board of directors at least 60 days before the day of the meeting.

The Dutch Corporate Governance Code provides that, if one or more shareholders intend to request that an item be put on the agenda that may result in a change in JBS N.V.’s strategy, the board of directors must be given the opportunity to invoke a response time granting a reasonable period not exceeding 180 days to respond to such intention. If invoked, the board of directors must use such response time for further deliberation and constructive consultation, in any event with the shareholder(s) concerned, and shall explore alternatives. At the end of the response time, the board of directors shall report on this consultation and the exploration of alternatives to the general meeting. The response time may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid. The response time may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting be convened.

Admission and Registration. Each shareholder entitled to vote, and each person holding a usufruct or pledge to whom the right to vote on the Shares accrues, shall be authorized to attend a general meeting of shareholders, to address the general meeting of shareholders and to exercise its voting rights. The record date of each general meeting of shareholders is the twenty-eighth day prior to the date of the general meeting of shareholders so as to establish which shareholders are entitled to attend and vote at the general meeting of shareholders. Only holders of shares and other persons entitled to vote or attend the general meeting of shareholders at such record date are entitled to attend and vote at the general meeting of shareholders. The convocation notice for the meeting shall state the record date and the manner in which the persons entitled to attend the general meeting of shareholders may register and exercise their rights. Those entitled to attend a general meeting of shareholders may be represented at a general meeting of shareholders by a proxy authorized in writing. The requirement that a proxy must be in written form is also fulfilled when it is recorded electronically. Directors have the right to render their advice at a general meeting of shareholders.

Voting Rights. Each Class A Common Share confers the right to cast one vote at a general meeting of shareholders, and each Class B Common Share confers the right to cast ten votes at a general meeting of shareholders. If and to the extent voting rights are not suspended, each Conversion Share confers the right on the holder to cast nine vote at a general meeting of shareholders. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS N.V. prescribe a larger majority.

No votes may be cast at a general meeting of shareholders on Shares held by JBS N.V. or its subsidiaries. Also no voting rights may be cast at a general meeting of shareholders in respect of Common Shares for which depositary receipts have been issued that are owned by JBS N.V. or its subsidiaries. Nonetheless, the holders of a right of usufruct or pledge in respect of shares held by JBS N.V. and its subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct or pledge was granted prior to the time such shares were acquired by JBS N.V. or its subsidiaries. Neither JBS N.V. nor any of its subsidiaries may cast votes in respect of a share on which it or its subsidiaries holds a right of usufruct or pledge.

Under Dutch law and/or the articles of association of JBS N.V., the following matters require at least two-thirds of the votes cast at a meeting if less than 50% of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to restrict or exclude rights of pre-emption; or

•	a resolution to authorize the board of directors to restrict or exclude shareholder rights of pre-emption.

Shareholders’ Votes on Certain Transactions. Under Dutch law any important change in the identity or character of JBS N.V. must be approved by the general meeting of shareholders, including (i) the transfer of the enterprise of JBS N.V. or practically the entire enterprise of JBS N.V. to a third party, (ii) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V. and (iii) the acquisition or disposal by JBS N.V. or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS N.V.

In addition, under the articles of association of JBS N.V. resolutions by our board of directors regarding (a) a significant change in the identity or nature of JBS N.V. or the enterprise, as described above, (b) JBS N.V. entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements, (c) JBS N.V. selling uncovered put options and/or call options (i.e. without JBS N.V. holding the asset(s) underlying the option), and (d) the board of directors exercising voting rights with respect to shares held by JBS N.V. in the capital of a subsidiary in respect of such subsidiary entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (1) a termination notice of at least ninety (90) days, and/or (2) the payment of a penalty, including, but not limited to, fines and take or pay arrangements, require approval by the general meeting of shareholders.

The absence of such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS N.V.

Amendments to the Articles of Association

The general meeting of shareholders may resolve to amend the articles of association of JBS N.V. The rights of shareholders may be changed only by amending the articles of association in compliance with Dutch law.

Dissolution and Liquidation; Legal Merger and Demerger

The general meeting of shareholders may resolve to dissolve JBS N.V. In the event of dissolution, JBS N.V. will be liquidated in accordance with Dutch law and the articles of association and the liquidation shall be arranged by the members of the board of directors, unless the general meeting of shareholders appoints other liquidators. During liquidation, the provisions of the articles of association will remain in force as long as possible.

During liquidation, to the extent possible the articles of association shall continue to apply. The Class A Common Shares and Class B Common Shares have equal economic rights at liquidation such that any balance remaining after payment of the debts of JBS N.V. shall be transferred to the shareholders pro rata in proportion to the number of Class A Common Shares and Class B Common Shares held by each shareholder, provided that and with observance of the following order of priority: an amount equal to the nominal value of a Conversion Share shall first be transferred on each Conversion Share to the holders of the Conversion Shares.

A resolution by the general meeting of shareholders regarding the legal merger or demerger of JBS N.V. requires a simple majority. If less than half of the issued capital of JBS N.V. is present or represented at the general meeting of shareholders concerned, a resolution regarding the legal merger or demerger of JBS N.V. requires a two-thirds majority.

Liability of Directors

Under Dutch law, the management of a company is a joint undertaking and each director can be held jointly and severally liable to JBS N.V. for damages in the event of improper or negligent performance of their duties. In such a scenario, all directors are jointly and severally liable to JBS N.V. for failure of one or more co-directors. An individual director is only exempted from liability if such director proves that he or she cannot be held liable for serious culpable conduct for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard, a director may refer to the allocation of tasks between the directors. Further, individual directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code (Burgerlijk Wetboek). In certain circumstances, including in the event of bankruptcy of our company, directors may incur additional specific civil and criminal liabilities. See “Management – Exculpation, Insurance and Indemnification of Directors and Officers” for a description of the indemnification provisions in our articles of association.

Squeeze-Out Provisions

Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who (alone or together with its group companies) holds at least 95 percent of the issued share capital of JBS N.V. may institute proceedings against the other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Dutch Enterprise Chamber of the Amsterdam Court of Appeals (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for the squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three expert(s) who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to it. Unless the addresses of all of them are known to it, it must also publish the same in a Dutch daily newspaper with a national circulation. A shareholder can only appeal against the judgment of the Enterprise Chamber before the Dutch Supreme Court.

Cooling-off Period

Pursuant to Dutch law, a statutory cooling-off period of up to 250 days can be invoked by the board of directors, during which the general meeting of shareholders of JBS N.V. would not be able to dismiss, suspend or appoint members of the board of directors (or amend the provisions in the JBS N.V. articles of association governing these matters) unless these matters were proposed by the board of directors. This cooling-off period could be invoked by the board of directors in the event:

•

shareholders, using either their shareholder proposal right or their right to request a general meeting of shareholders, propose an agenda item for the JBS N.V. general meeting to dismiss, suspend or appoint a director (or to amend any provision in the JBS N.V. articles of association dealing with those matters); or

•	a public offer for JBS N.V. has been announced or made without agreement having been reached with JBS N.V. on such offer,

provided, in each case, that in the opinion of the board of directors such proposal or offer materially conflicts with the interests of JBS N.V. and its business.

The cooling-off period, if invoked, ends upon the earliest of the following events:

•	the expiration of 250 days from:

(a) in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal for the next general meeting of shareholders has expired;

(b) in case of shareholders using their right to request a general meeting of shareholders, the day when they obtain court authorization to do so; or

(c) in case of a public offer as described above being made without agreement having been reached with JBS N.V. on such offer, the first following day;

•	the day after a public offer without agreement having been reached with JBS N.V. on such offer, having been declared unconditional; or

•	the board of directors deciding to end the cooling-off period earlier.

In addition, one or more shareholders that may (jointly) exercise the shareholder proposal right at the time that the cooling-off period is invoked, may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•

the board of directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have come to the conclusion that the relevant shareholder proposal or hostile offer constituted a material conflict with the interests of JBS N.V. and its business;

•	the board of directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making;

•

if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and are not terminated or suspended at the relevant shareholders’ written request within a reasonable period following the request (i.e., no ‘stacking’ of defensive measures).

During the cooling-off period, if invoked, the board of directors must gather all relevant information necessary for a careful decision-making process. In this context, the board of directors must at least consult with shareholders representing at least 3% of JBS N.V.’s issued share capital at the time the cooling-off period was invoked and with JBS N.V.’s works council (if applicable). Formal statements expressed by these stakeholders during such consultations must be published on JBS N.V.’s website to the extent these stakeholders have approved that publication.

Ultimately one week following the last day of the cooling-off period, the board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our company website. This report must also remain available for inspection by the shareholders and others with meeting rights under Dutch law at JBS N.V.’s office and must be tabled for discussion at the next general meeting of shareholders.

Comparison of Dutch Corporate Law and U.S. Corporate Law

The rights of the shareholders of JBS N.V. and the relative powers of our board of directors are governed primarily by Dutch corporate law and our articles of association. Because JBS N.V. is, as of the date of this prospectus, a Dutch public limited liability company (naamloze vennootschap), the rights of shareholders of JBS N.V. will be governed by applicable Dutch law and by our articles of association.

The following is a summary comparison of certain differences between the rights JBS N.V. shareholders will have as shareholders under applicable Dutch law, including Book 2 of the Dutch Civil Code, and our articles of association effective upon completion of the Proposed Transaction, and the rights of shareholders under the Delaware general corporation law (the “DGCL”), in a corporation incorporated in Delaware. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE listing requirements or on our governance or other policies. Such rights, obligations or provisions generally apply equally to the Shares.

	JBS N.V.	Delaware Entity
Authorized and Outstanding Capital Stock; Payment on Shares

Under Dutch law, at least 20% of the authorized capital of a (listed) public limited liability company must be issued and at least 25% of the par value of the issued shares (and obligated share capital) must be paid up. The issued and paid-up capital must amount to at least €45,000. Payment on shares in kind is possible. The articles of association include the authorized capital. All of the issued and outstanding Shares are fully paid and non-assessable.

Under Dutch law, the general meeting of shareholders is authorized to issue shares or delegate (by resolution or in the articles of association) such authority to the board of directors.

Under the DGCL, capital stock issued by a Delaware corporation may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to our company, in each case, having a value not less than the par value or stated capital of the shares so issued, as determined by our company’s board of directors.

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock.

Delaware corporations generally provide their authorized capital stock in their certificate of incorporation.

Consolidation and Division; Subdivision	Under Dutch law, the general meeting of shareholders may resolve to reduce the issued capital by reducing the nominal value of shares by amending the articles of association or by cancelling shares which our company holds. The issued shares may also be combined into a smaller number of shares or split into a greater number of shares through an amendment of the articles of association.	Under the DGCL, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation approved by shareholders.

Preemption Rights	Under Dutch law, each shareholder has pre-emptive rights on any issue of shares pro rata to the aggregate nominal value of his shares, except inter alia if shares are issued for a non-cash contribution, if shares are issued to employees or if shares are issued to persons exercising a previously granted right to subscribe for shares. The general meeting of shareholders is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. The general meeting of shareholders of JBS	Under the DGCL, shareholders have no pre-emptive rights on any issuances of stock or security convertible into such stock unless, and to the extent, such rights are expressly provided for in the certificate of incorporation.

	JBS N.V.	Delaware Entity
N.V. can delegate such authority to the board of directors for a period not exceeding five years. No pre-emptive rights shall apply in respect of any issuance of Conversion Shares.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

JBS N.V. can only make distributions insofar its equity exceeds the aggregate of the paid up and called up part of the issued capital increased with the reserves to be maintained by law. This rule applies to both dividend distributions (out of profit) and distributions of freely distributable reserves (such as share premium).

The board of directors may determine which part of the profits shall be reserved for purposes of a distribution, and the general meeting of shareholders may subsequently resolve to distribute any part of such profits to shareholders as dividend after the adoption of JBS N.V.’s annual accounts demonstrating that such distribution is legally permitted.

From time to time during the course of the year, the board of directors may also make interim distributions or distributions from reserves, without shareholder approval but subject to certain conditions. Such distributions may only be made if there are sufficient freely distributable reserves available based on the (interim) financial statements. The interim financial statements should reflect the financial position of JBS N.V. no earlier than the first day of the third month before the resolution to distribute an interim dividend was made public.

Repurchase

The board of directors may – subject to several capital protection

Distributions / Dividends

Under the DGCL, a Delaware corporation’s board of directors may declare and pay dividends to the holders of such corporation’s capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets. Dividends may be paid in cash, in shares of such corporation’s capital stock or in other property.

Repurchases / Redemptions

Unless otherwise restricted in a Delaware corporation’s certificate of incorporation and subject to notice requirements under the DGCL, a Delaware corporation may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If a Delaware corporation designates and issues shares of a series of preferred stock that are redeemable in accordance with its terms, such terms will govern the redemption of such shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. Shares that have

	JBS N.V.	Delaware Entity
	rules – repurchase shares if authorized thereto by the general meeting of shareholders. No authorization of the general meeting of shareholders is required if shares are acquired by JBS N.V. with the intention of transferring such shares to employees of JBS N.V. or any group company of JBS N.V. under an equity compensation plan, provided that such shares are listed on a stock exchange. The general meeting of shareholders of JBS N.V. may each year authorize the board of directors to repurchase shares for a period of 18 months.	been repurchased but have not been cancelled may be resold by a corporation for such consideration as the board may determine in its discretion.

Dividends in Shares; Bonus Issues	It is intended that the payment of dividends in U.S. dollars, if declared, will be made in cash. However, JBS N.V. may also declare dividends in kind by issuing new shares or otherwise.	The DGCL does not restrict distributions of capital stock to shareholders in the form of a share dividend.

Lien on Shares, Calls on Shares and Forfeiture of Shares	Upon a subscription for Shares, the nominal amount thereof, and any share premium, must be paid. Shares may only be issued against payment in full of the amount. Insofar as no other form of payment has been agreed, payment on Shares shall be made in cash.	Under the DGCL, a Delaware corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

Share Certificates	Dutch law allows a public limited liability company to issue share certificates, provided these are kept by a central institute or intermediary within the meaning of article 1 of the Giro Securities Act (Wet Giraal Effectenverkeer). The articles of association of JBS N.V. do not allow the issuance of share certificates.	The DGCL does not restrict use of physical share certificates or book-entry shares.

Election of Directors	Our executive directors and non-executive directors shall be appointed by the general meeting of shareholders. The board of	A Delaware corporation’s directors are elected by shareholders at an annual meeting of shareholders. The board of

	JBS N.V.	Delaware Entity
	directors may nominate one or more candidates for each vacancy. The board of directors shall consist of a minimum of seven directors and a maximum of 11 directors. In addition, the number of executive directors and the number of non-executive directors shall be determined by the board of directors, provided that the board of directors shall consist of a minimum of one and a maximum of four executive directors and a minimum of three and a maximum of ten non-executive directors. At the nomination of the board of directors, the general meeting of shareholders shall appoint one of the non-executive directors as chairman of the board of directors.	directors may determine the number of board members who will serve on the board, or such number may be fixed in the certificate of incorporation. The DGCL provides that shareholders of a corporation do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.

Removal of Directors; Vacancies

Suspension / Dismissal

A director may at any time be suspended or dismissed by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

Vacancies

In the event of a vacancy, a new director shall be appointed by the JBS N.V. general meeting of shareholders, for which vacancy the board of directors may nominate one or more candidates. The JBS N.V. articles of association provide that in the event of the absence or inability to act of one or more directors, the powers of the board of directors remain intact, provided that in the event of: (i) the absence or inability to act of all executive directors, the non-executive directors shall be temporarily

Removal of Directors

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies

Delaware corporations may specify in their certificate of incorporation or bylaws the

	JBS N.V.	Delaware Entity
	entrusted with the management with the authority to temporarily entrust the management to one or more non-executive directors and/or others, (ii) the absence or inability to act of all directors, our company secretary shall temporarily be responsible for the management of JBS N.V. until the vacancies have been filled, and will as soon as possible take the necessary measures required for a permanent solution.	procedure for addressing board vacancies, which may be filled by the board of directors or by the shareholders at a meeting.

Duties of Directors

Under Dutch law, the board of directors, consisting of executive directors and non-executive directors, is responsible for JBS N.V.’s management, the general affairs of the company’s business and the general affairs of its subsidiaries.

It is also charged with determining JBS N.V.’s strategy and outlining its policy. In the performance of their tasks, the directors shall be guided by the interests of JBS N.V. and the enterprise connected with it. Unlike under Delaware law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The JBS N.V. board of directors may divide its duties among the directors by one or more sets of regulations dealing with such matters as its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees and any other matters concerning the board of directors, the directors and the board committees.

Under the DGCL, a corporation’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its shareholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule,” which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in

	JBS N.V.	Delaware Entity

response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors

According to Dutch law, a director shall not take part in the deliberation and decision-making if he or she has a direct or indirect personal interest therein, which is in conflict with the interests of our company and its business. In case all directors have a conflict of interest, the resolutions will be adopted by the general meeting of shareholders, unless the articles of association provide otherwise. The JBS N.V. articles of association provide that if there is a personal conflict of interest in respect of all directors, the decision shall nevertheless be taken by the board of directors, and shall be disclosed and explained by the board of directors in the board report.

If a director does not comply with the provisions on conflicts of interest, the resolution concerned is subject to nullification and the director may be held liable towards our company. This nullification, however, only has

Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely for this reason if:

•  the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•  the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by

	JBS N.V.	Delaware Entity
internal effect and does not affect the external representation.

vote of the majority of shares entitled to vote thereon; or

•  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Indemnification of Officers and Directors

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the JBS N.V. articles of association, current and former directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

A director or former director shall not be entitled to any indemnification, if and to the extent: (a) Dutch law would not permit such indemnification; (b) a Dutch court, a judicial tribunal or,

Under the DGCL, a corporation has the power to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware court or

	JBS N.V.	Delaware Entity
in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director or former director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of such director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness; (c) the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or (d) JBS N.V. brought the procedure in question before a court.

the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL allows a corporation to purchase and maintain insurance on behalf of any person eligible for indemnification against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status, whether or not the corporation would have the power to indemnify such person against such liability.

Limitation on Director Liability

Under Dutch law, directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to our company for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

The JBS N.V. board of directors will be insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as a member of the board of directors.

Under the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages for breach of his fiduciary duties as a director, provided that it does not eliminate or limit the liability of a director:

•  for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of shares); or

•  for any transaction from which the director derived an improper personal benefit.

Annual Meetings of Shareholders	Under Dutch law, public limited liability companies are required to hold at least one physical meeting each year. This annual general	The DGCL provides that if a corporation has not held its annual meeting of shareholders for a period of 30 days after the date

	JBS N.V.	Delaware Entity

meeting must take place within six months from the end of the preceding financial year.

The general meeting of shareholders of JBS N.V. shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.

A subject for discussion at the general meeting that has been requested in writing by one or more shareholders who individually or jointly represent at least three percent of our company’s issued share capital shall be included in the notice of the general meeting, provided that our company has received the request no later than 60 days before the day of the meeting.

designated, or if no date has been designated, for a period of 13 months after its last annual meeting, a court may summarily order a meeting to be held upon the application of any shareholder or director.

The bylaws of a Delaware corporation generally provide for procedure for the determination of the date, time and place of the annual meeting of shareholders. The content of the meeting is dictated by the board of directors and included in the notice of a meeting. The bylaws also generally include advance notice provisions, which provide a means for a shareholder to raise a proposal at a meeting, and may further provide for proxy access, which enables a shareholder to include a proposal in the notice and proxy statement for a meeting.

Calling Special Meetings of Shareholders	Other general meetings of shareholders will be held if requested by the board of directors or the chairman, or by written request of one or more shareholders representing in aggregate at least 10% of our issued share capital.	Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

Notice Provisions	The convocation notice of the general meeting of shareholders of JBS N.V. shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of JBS N.V. and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication. The notice of the meeting shall also state the record date and the manner in which the persons entitled to attend or vote	Under the DGCL, without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by a corporation under any provision of the DGCL, its certificate of incorporation or its bylaws may be given in writing directed to the shareholder’s mailing address (or by electronic transmission directed to the shareholder’s electronic mail address, as applicable) as it appears on the records of the corporation.

	JBS N.V.	Delaware Entity
at a meeting may procure their registration and exercise their rights.

Quorum at Shareholder Meetings	Pursuant to Dutch law, the validity of a resolution of the general meeting of shareholders is not dependent on the question which part of the share capital is represented at such meeting, unless Dutch law or the articles of association describes otherwise.	Under the DGCL, and as typically provided for in certificates of incorporation or bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum at any meeting of shareholders, unless otherwise specified in the certificate of incorporation or bylaws. In no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Voting Rights	Each JBS N.V. Class A Common Share confers the right to cast one vote at a general meeting of shareholders and each JBS N.V. Class B Common Share confers the right to cast ten votes at a general meeting of shareholders of JBS N.V. If and to the extent voting rights are not suspended, each JBS N.V. Conversion Share confers the right on the holder to cast nine votes at a general meeting of shareholders of JBS N.V. Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS N.V. prescribe a larger majority.	Under the DGCL, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise.

Shareholder Action by Written Consent	The JBS N.V. articles of association do not provide that resolutions of the general meeting of shareholders can be adopted by written consent. However, for as long as JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable, are not admitted to listing and trading on a stock exchange with cooperation of JBS N.V., resolutions of the meeting of holders of JBS N.V. Class B Common Shares or holders of JBS N.V. Conversion Shares, as applicable, may be adopted in	Under the DGCL, shareholders may, unless the certificate of incorporation otherwise provides, act by written consent with the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of shareholders.

	JBS N.V.	Delaware Entity
writing without holding a meeting provided such resolutions are adopted by the unanimous vote of all holders of JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable.

Shareholder Suits	Under Dutch law, in the event that a third party is liable to JBS N.V., only JBS N.V. itself can bring civil action against that party. Shareholders of JBS N.V. do not have the right to bring an action on behalf of JBS N.V. Only in the event that the cause for the liability of a third party to JBS N.V. also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. See the section entitled “ —Enforcement of Civil Liabilities Against Foreign Persons” below.	Generally, Delaware corporations may be sued under federal securities law, and under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law.

Inspection of Books and Records

Under Dutch law, the board of directors is required to provide the general meeting of shareholders in good time with all information that a shareholder requires during a general meeting of shareholders, unless this would be contrary to an overriding interest of our company. If the board invokes an overriding interest, it must give reasons.

On application by a shareholder or a pledgee or usufructuary of Shares, the board of directors shall furnish an extract from the shareholders’ register, free of charge, insofar as it relates to the applicant’s right in respect of a share.

Under the DGCL, a shareholder or his or her agent has a right to inspect the corporation’s ledger, a list of all of its shareholders and its other books and records during the usual hours of business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a shareholder). If the corporation refuses to permit such inspection or fails to reply to the request within five business days after the demand, the shareholder may apply to a Delaware court for an order to compel such inspection.

Disclosure of Interests in Shares	Under Dutch law, each shareholder of a company admitted to listing and trading on an EU regulated market who holds a substantial holding in that company should forthwith notify the competent authority of such substantial holding. Substantial	Although the DGCL requires Delaware corporations to maintain a list of registered stockholders and record transfers of registered shares, there is no requirement under the DGCL for shareholders to provide notifications of their share ownership. Such notification

	JBS N.V.	Delaware Entity
	holding means the holding of at least 3% of the shares or the ability to vote on at least 3% of the voting rights of such shares. Because the Shares will not be admitted to listing and trading on an EU regulated market, these (EU-regulated) disclosure provisions do not apply.	requirements are governed by the U.S. federal securities laws.

Shareholder Approval of Transaction(s)	Under Dutch law, any important change in the identity or character of JBS N.V. must be approved by the general meeting of shareholders, including: (i) the transfer of the enterprise of JBS N.V. or practically the entire enterprise of JBS N.V. to a third party; (ii) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V.; and (iii) the acquisition or disposal by JBS N.V. or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of JBS N.V. The absence of any such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS N.V.

Under the DGCL, in general, the affirmative vote of a majority of the outstanding voting power of a corporation entitled to vote on the matter is required to amend the certificate of incorporation and approve mergers and consolidations involving the incorporation (with certain exceptions), the dissolution of the corporation and the sale, lease or exchange of all or substantially all of the assets of the corporation.

Under the DGCL, if a parent entity owns 90% of the outstanding shares of each class of shares of a subsidiary corporation that otherwise would be entitled to vote on such merger, such corporation may be merged into its parent without the approval of shareholders of either entity.

Rights of Dissenting Shareholders	The concept of dissenting rights does not exist under Dutch law other than in respect of a cross-border merger of JBS N.V. whereby the company acts as disappearing company and merges with and into a company governed by the laws of another EU	Under the DGCL, shareholders have appraisal rights in connection with mergers and consolidations, provided the shareholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares

	JBS N.V.	Delaware Entity
Member State. Any shareholder of JBS N.V. who voted against such proposal to merge the company is to file a request with JBS N.V. within one month after adoption of the resolution. The shares held by such shareholder and to which the request pertains will be cancelled as per the moment the merger becomes effective. Dutch law as it currently stands provides for the compensation granted to such shareholders to be determined by one or more independent experts.

of any class or series if, at the record date fixed to determine the shareholders entitled to receive notice of and to vote: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 shareholders.

However, even if the target corporation’s shares were listed on a national exchange or held by more than 2,000 holders, when the target shareholders receive consideration of any form other than shares, depository receipts in respect thereof, cash in lieu of fractional shares, or any combination thereof, the right to demand appraisal still applies.

Anti-Takeover Measures

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. Dutch law does not contain anti-takeover measures that are applicable by operation of law.

Our articles of association contain a dual-class share structure that gives greater voting power to the JBS N.V. Class B Common Shares owned by our ultimate controlling shareholders (through LuxCo) that, although do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of the JBS N.V. Class A Common Shares and adversely affect the trading price of the JBS N.V. Class A Common Shares and the voting and other rights of the holders of the JBS N.V. Class A Common Shares.

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

Under the DGCL, unless required by its certificate of incorporation, mergers in which 20% or less of a corporation’s shares are issued generally do not require shareholder approval. In addition, unless required by its certificate of incorporation, mergers in which one corporation owns 90% or more of each class of shares of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain

	JBS N.V.	Delaware Entity
number of the holders of a class or series of shares.

Variation of Rights Attaching to a Class or Series of Shares	Dutch law provides for different classes of shares with different voting rights or preferred entitlement to profits. However, a class of shares without voting or profit rights is not possible with regard to public limited liability companies such as JBS N.V.	Under the DGCL, Delaware corporations may provide for different rights for its different classes of shares and may provide such information in the corporation’s certificate of incorporation and/or bylaws.

Amendments of Governing Documents	The general meeting of shareholders of JBS N.V. may resolve to amend the JBS N.V. articles of association.	Under the DGCL, after a corporation has received payment for any of its shares, a corporation’s certificate of incorporation may be amended with approval of the board of directors and a majority of the outstanding shares entitled to vote.

Rights Upon Liquidation	The general meeting of shareholders may resolve to dissolve JBS N.V.

Under the DGCL, if a dissolution is initially approved by the board of directors, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Under the DGCL, if the board has not approved a proposal to dissolve, a dissolution must be approved by the written consent of shareholders holding 100% of the total voting power of the corporation.

Enforcement of Civil Liabilities Against Foreign Persons	Judgments in civil and commercial matters obtained from U.S. federal or state courts may be enforced in the Netherlands. However, no assurance can be given that such judgments will be enforceable.	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

COMPARISON OF THE RIGHTS OF HOLDERS OF JBS N.V. SHARES AND JBS S.A. COMMON SHARES

JBS S.A. is a corporation (sociedade por ações) incorporated under the laws of Brazil. As a result of the Proposed Transaction, JBS S.A. Shareholders and JBS S.A. ADS Holders will become shareholders of JBS N.V. (in some cases, initially through the holding of JBS N.V. BDRs, which can be cancelled to allow direct interest in JBS N.V. through holding JBS N.V. Class A Common Shares). JBS N.V. Shares will be governed by Dutch law and the JBS N.V. articles of association. Following the completion of the Proposed Transaction, former JBS S.A. Shareholders and JBS S.A. ADS Holders will have different rights as JBS N.V. shareholders than they did as JBS S.A. Shareholders or JBS S.A. ADS Holder. Each JBS N.V. Share will be issued in connection with, and will carry with it the rights and obligations set forth in the JBS N.V. articles of association and the applicable Dutch law.

This section summarizes some of the material differences between the rights of JBS S.A. Shareholders before completion of the Proposed Transaction and the rights of JBS N.V. shareholders after completion of the Proposed Transaction. These differences in shareholder rights result from the differences between the respective constitutional documents of JBS N.V. and JBS S.A., the listing rules applicable to each company, and the applicable governing law. The below overview in relation to JBS N.V. includes requirements following from the Dutch Corporate Governance Code (“DCGC”). The principles and best practice provisions as included in the DCGC will apply to JBS N.V. as from the admission to listing and trading of the JBS N.V. Class A Common Shares on the NYSE. The DCGC applies on a ‘comply or explain’ basis, meaning that in principle all principles and provisions need to be complied with but if the company deviates from one or more of the provisions as included in the DCGC, such deviation should be sufficiently explained in the company’s board report.

The following summary does not include a description of rights or obligations under the U.S. federal securities laws, Brazilian securities laws or NYSE listing requirements or standards.

The following summary is not a complete statement of the rights of the shareholders of JBS N.V. or JBS S.A. Shareholders (including JBS S.A. ADS Holders) or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to Dutch law, the Brazilian Corporation Law, CVM rulings, and JBS N.V.’s and JBS S.A.’s constitutional documents, which you are urged to read carefully.

We have attached JBS N.V.’s constitutional documents to this registration statement and we will send copies of both JBS N.V.’s and JBS S.A.’s constitutional documents to you, without charge, upon your request.

References in this section to JBS N.V.’s articles of association are references thereto as they will be in effect upon completion of the Proposed Transaction. If JBS N.V.’s articles of association are amended, the below summary may cease to accurately reflect them as so amended.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
Authorized Share Capital

It is anticipated that, immediately following the completion of the Proposed Transaction, JBS N.V.’s articles of association will provide for an authorized share capital in the amount of €152,700,000.90, consisting of 3,470,000,000 JBS N.V. Class A Common Shares with a nominal value of €0.01 each, 1,180,000,000 JBS N.V. Class B Common Shares with a

As of December 31, 2024, JBS S.A.’s share capital was US$13.2 billion divided into 2,218,116,370 common shares, with no par value.

Pursuant to the bylaws of JBS S.A.in effect as of the date of this registration statement, JBS S.A. is authorized to increase the share capital up to a limit of 1,375,853,183 common shares with no par value,

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
nominal value of €0.10 each and 10 JBS N.V. Conversion Shares with a nominal value of €0.09 each.	irrespective of any amendment to the JBS S.A. bylaws, upon resolution of the board of directors of JBS S.A.

Shareholders’ Voting Rights

Each JBS N.V. Class A Common Share confers the right to cast one vote at a general meeting of shareholders and each JBS N.V. Class B Common Share confers the right to cast ten votes at a general meeting of shareholders of JBS N.V. If and to the extent voting rights are not suspended, each JBS N.V. Conversion Share confers the right on the holder to cast nine votes at a general meeting of shareholders of JBS N.V.

It is not intended for the JBS N.V. Conversion Shares to be held by someone other than JBS N.V. This is achieved by (i) requiring a request by a shareholder to convert JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares to include an irrevocable and unconditional power of attorney to JBS N.V. to offer and transfer the JBS N.V. Conversion Shares resulting from such conversion to JBS N.V. against no consideration and (ii) requiring a shareholder holding JBS N.V. Conversion Shares following a mandatory conversion of JBS N.V. Class B Common Shares into JBS N.V. Class A Common Shares and JBS N.V. Conversion Shares to offer and transfer the JBS N.V. Conversion Shares to JBS N.V. against no consideration within 30 days from conversion, following which period JBS N.V. will be irrevocably empowered and authorized to offer and transfer such JBS N.V. Conversion Shares to JBS N.V. If and as long as a shareholder fails to offer and transfer JBS N.V. Conversion Shares held by it to JBS N.V. the rights attached to such shares will be suspended.

The voting rights attached to shares in JBS N.V. held by JBS N.V. or a subsidiary are suspended.

Resolutions are passed by a simple majority of the votes cast, unless Dutch law or the articles of association of JBS N.V. prescribe a larger majority.

Resolutions at a general meeting of shareholders can be adopted irrespective of the number of issued JBS N.V. Shares present or represented at such general meeting of shareholders, subject to any provision of mandatory Dutch law. Certain resolutions can only be adopted by an enhanced majority of the votes, representing a certain part of the issued share capital. A holder of JBS N.V.

Each JBS S.A. common share shall grant the right to one vote in the resolutions of the JBS S.A. shareholders’ meetings.

Other than the exceptions provided for in the JBS S.A. bylaws, the Brazilian Corporation Law or Novo Mercado Rules, as the case may be, the affirmative vote of JBS S.A. Shareholders representing at least the majority of its issued and outstanding common shares present in person or represented by a proxy at a shareholders’ meeting is required to approve any matter. Abstentions are not taken into account. However, the affirmative vote of JBS S.A. Shareholders representing at least 50% of the JBS S.A. issued and outstanding voting capital is required to approve certain enumerated matters.

A shareholder may be represented at a shareholders’ meeting by a proxy appointed less than a year before the meeting. Such proxy must be a shareholder, a JBS S.A. director or officer, a lawyer or a financial institution. An investment fund must be represented by its manager or a proxy.

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Shares may be represented at a general meeting of shareholders by a proxy in writing.

Transfer and Listing of Shares

Upon completion of the Proposed Transaction, the JBS N.V. Class A Common Shares will be listed on NYSE and the JBS N.V. BDRs will be listed on B3.

JBS N.V. Class B Common Shares will not be freely tradable and will not be listed on any exchange. Each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically as of the transfer of a JBS N.V. Class B Common Share upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge).

For a period starting on the first trading day of the JBS N.V. Class A Common Shares on the NYSE and ending on December 31, 2026, certain shareholders may request to convert all or a portion of the JBS N.V. Class A Common Shares held by them into JBS N.V. Class B Common Shares at a ratio of one JBS N.V. Class B Common Share for each JBS N.V. Class A Common Share held, subject to the Minimum Free Float requirement. For more information, see “The Proposed Transaction—Class A Conversion Period.”

Each JBS S.A. common share is listed on B3 and freely-transferable, subject to private agreements entered into by their respective holders and generally applicable regulatory limitations.

Structure of Board of Directors

JBS N.V. executive directors and non-executive directors shall be appointed by the general meeting of shareholders. The board of directors may nominate one or more candidates for each vacancy. The board of directors shall consist of a minimum of seven directors and a maximum of 11 directors. In addition, the number of executive directors and the number of non-executive directors shall be determined by the board of directors, provided that the board of directors shall consist of a minimum of one and a maximum of four executive directors and a minimum of three and a maximum of ten non-executive directors.

A director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual general meeting held in the year after his appointment. A

Pursuant to the JBS S.A. Bylaws, JBS S.A.’s board of directors must consist of a minimum of five and a maximum of eleven members, and alternates, if any, including one chairman and one vice-chairman, who may or may not be JBS S.A.’s shareholders.

The members of the JBS S.A.’s board of directors are elected at a general shareholders’ meeting and serve a term of up to two years, reelection permitted. Board members are subject to removal at any time by the JBS S.A.’s shareholders. The members of the JBS S.A.’s board of directors must remain in office until their successor is elected and takes office.

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director may be reappointed with due observance of the preceding sentence. A non-executive director may be in office for a period not exceeding 12 years, which period may or may not be interrupted, unless at the proposal of the board of directors the general meeting resolves otherwise.

Under the DCGC, if a non-executive director is reappointed after eight years in office, reasons for such reappointment should be given in the board report.

Chairperson

At the nomination of the board of directors, the general meeting of shareholders of JBS N.V. shall appoint one of the non-executive directors as chairman of the board of directors. Under the DCGC, the chairman of the board of directors must be independent.

A director may at any time be suspended or dismissed by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

The executive directors are primarily responsible for all day-to-day operations of the company. The non-executive directors supervise (i) the executive directors’ policy and performance of duties and (ii) the company’s general affairs and its business, and render advice and direction to the executive directors.

The chairman of JBS S.A.’s board of directors shall be elected by a majority of the board members present at the first meeting of the Board of Directors held immediately after the investiture of its members, or whenever he/she resigns or the function is vacant.

Shareholder’s Actions

Derivative actions are not recognized under Dutch law. In the event that a third party is liable to JBS N.V., only JBS N.V. itself can bring civil action against that party. Shareholders of JBS N.V. do not have the right to bring an action on behalf of JBS N.V. Only in the event that the cause for the liability of a third party to JBS N.V. also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. See the section entitled “—Enforcement of Civil Liabilities Against Foreign Persons” below.

Corporate disputes in the Netherlands are typically brought before the Dutch Enterprise Chamber of the Amsterdam Court of Appeal, a specialized business court with exclusive jurisdiction over certain statutory proceedings related to corporate disputes. In so-called inquiry proceedings, the Enterprise Chamber may, at the

The Brazilian Corporation Law provides that any shareholder that has suffered direct losses may individually file judicial proceedings against the company or its directors. The Brazilian Corporation Law also authorizes derivative actions against the company’s directors. Once the shareholders’ meeting resolves to file a derivative lawsuit, if the lawsuit has not been initiated within three months following this resolution, any shareholder may do so on behalf of the company. If the shareholders’ meeting votes against filing a derivative lawsuit, shareholders representing at least 5% of the company’s capital stock are entitled to file such lawsuit, notwithstanding the voting result.

Further, the Brazilian Corporation Law provides that shareholders representing at least 5% of the company’s capital stock may bring claims against the

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

request of one or more parties, order an inquiry into the policy and course of affairs of a company and provide injunctive relief by ordering a wide range of immediate measures (provided certain admissibility criteria are met).

In addition, general court proceedings existing under Dutch law are available to (minority) shareholders. This includes regular and preliminary relief proceedings, tort claims and requests for a declaration of right. Generally, Dutch law allows claims for both specific performance and damages. Also, court proceedings in other jurisdictions may be available, e.g. claims against a non-Dutch co-shareholder.

A shareholder may, for example, challenge a resolution adopted by a corporate body of the company.

controlling shareholder to recover damages caused by the breach of its fiduciary duties.

The Brazilian Corporation Law permits a wide variety of bases for shareholder lawsuits. For example, shareholders are entitled to file lawsuits to:

i. void the act of incorporation of the company (limitation period of one year);

ii. void decisions taken by irregular meetings (limitation period of two years);

iii. claim civil liabilities against experts and capital subscribers (limitation period of one year);

iv. claim the payment of dividends (limitation period of 3 years, calculated as from the date on which such dividends were made available to the shareholder);

v. claim civil liabilities against the founders, shareholders, managers, liquidators, auditors or controlling companies, in the case of violation of the law or bylaws (limitation period of 3 years); and

vi. claims against the company for whatever reason (limitation period of 3 years).

As prescribed by CVM Resolution No. 70, dated March 22, 2022, the threshold to file either a derivative action against the company’s directors or a claim against the controlling shareholder for the breach of its fiduciary duties, considering JBS S.A.’s current capital, is of 1% of JBS S.A.’s voting capital stock.

Approval of Mergers and Business Combinations

Under Dutch law, any important change in the identity or character of JBS N.V. must be approved by the general meeting of shareholders, including: (i) the transfer of the enterprise of JBS N.V. or practically the entire enterprise of JBS N.V. to a third party; (ii) the conclusion or cancellation of any long-lasting cooperation by JBS N.V. or its subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the cancellation thereof is of essential importance to JBS N.V.; and (iii) the acquisition or disposal by JBS N.V. or a subsidiary of a participating interest in the capital of a company with a value of at least one-third of the sum of our assets according to the consolidated balance sheet with explanatory notes thereto according to the last	The affirmative vote of shareholders representing at least 50% of JBS S.A.’s issued voting capital (including the vote of the preferred shares) is required to approve any merger into or consolidation with another company.

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adopted annual accounts of JBS N.V. The absence of any such approval of the general meeting of shareholders does not affect the authority of the board of directors or directors to represent JBS N.V.

Dutch law stipulates that with respect to certain resolutions if less than half of the issued capital is present or represented at a meeting, such resolution may only be adopted by a 2/3 majority. This applies to resolutions on (i) capital reduction, (ii) legal merger or demerger and (iii) approval of a resolution by the board of directors to grant a loan to a third party with the purpose of using such funds to acquire shares in the company.

Cumulative Voting

The holders of JBS N.V. Shares will not have the option of requesting cumulative voting rights.

The Brazilian Corporate Law permits the adoption of cumulative voting upon a request by shareholders representing a minimum percentage of JBS S.A.’s voting capital, according to which each share receives a number of votes corresponding to the number of members of the board of directors of JBS S.A. The shareholders holding, individually or jointly, at least 15% of the JBS S.A. common shares are entitled to vote separately to appoint one director.

As prescribed by CVM Resolution No. 70, dated March 22, 2022, the threshold to trigger cumulative voting rights may vary from 5% to 10% of the total voting capital stock. Taking into consideration JBS S.A.’s current capital, JBS S.A. Shareholders representing 5% of JBS S.A.’s voting capital stock may request the adoption of cumulative voting to elect the members of the board of directors of JBS S.A. If cumulative voting is not requested, the board of directors of JBS S.A. shall be elected by the majority vote of the holders of JBS S.A. common shares, in person or represented by a proxy. JBS S.A. directors are elected by JBS S.A. Shareholders at an annual shareholders meeting for a term of up to two years.

Nomination and Appointment of Directors

JBS N.V. executive directors and non-executive directors shall be appointed by the general meeting of shareholders. The board of directors, whether or not upon recommendation of the nominating committee, may nominate one or more candidates for each vacancy. Under the DCGC, at least a majority of the

Election and removal of members of the board of directors of JBS S.A. shall be approved exclusively in a JBS S.A. Shareholders meeting.

According to the Novo Mercado rules and JBS S.A. bylaws, at least 2 or 20%, whichever is greater, of the

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non-executive directors (including the chairman) should be independent within the meaning of such Code.

At the nomination of the board of directors, the general meeting of shareholders of JBS N.V. shall appoint one of the non-executive directors as chairman of the board of directors. Under the DCGC, the chairman of the board of directors should be independent.

The board of directors shall appoint one of the directors as vice-chairman. If the chairman is absent or unable to act, the vice-chairman, or, if the vice-chairman is an executive director, a non-executive director designated by the board, is entrusted with the duties of the chairman.

The board of directors may also grant other titles to directors, such as in case of an executive director, Global Chief Executive Officer (Global CEO), and/or in case of a non-executive director, lead independent director.

members of the board of directors of JBS S.A. must be independent directors.

Removal of Directors and Vacancies

A director may at any time be suspended or dismissed by the general meeting of shareholders by a simple majority vote. An executive director may also be suspended by the board of directors which shall require a unanimous vote by all directors except the executive director whose suspension is the subject of the motion.

In the event of a vacancy, a new director shall be appointed by the JBS N.V. general meeting of shareholders, for which vacancy the board of directors, whether or not upon recommendation of the nominating committee, may nominate one or more candidates. The JBS N.V. articles of association provide that in the event of the absence or inability to act of one or more directors, the powers of the board of directors remain intact, provided that in the event of: (i) the absence or inability to act of all executive directors, the non-executive directors shall be temporarily entrusted with the management with the authority to temporarily entrust the management to one or more non-executive directors and/or others, (ii) the absence or inability to act of all directors, our company secretary shall temporarily be responsible for the management of JBS N.V. until the vacancies have been filled, and will as soon as possible take the necessary measures required for a permanent solution.

If the chairman is absent or unable to act, the vice-chairman, or, if the vice-chairman is an executive

JBS S.A. directors hold office for two-year terms and may be reelected. Directors are subject to removal at any time by the JBS S.A. Shareholders. The members of the board of directors of JBS S.A. remain in office until their successor is elected and takes office.

In the case of permanent vacancy of a seat of the board of directors of JBS S.A. the alternate, if any, shall take his/her place. If there is no alternate, his/her replacement shall be appointed by the remaining board members. Such interim director will hold office until the next shareholders’ meeting.

The Vice-Chairman shall perform the duties of the Chairman in the event of his/her absence and temporary impediment, regardless of any formality. In the event of absence or temporary impediment of the Chairman or Vice-Chairman, the duties of the Chairman shall be performed by another Board Member appointed by the majority of members of the Board of Directors. If the absence is permanent, the directors shall elect a new chairperson.

In the case of absence of the chairperson of the board of directors of JBS S.A., the chairperson will nominate a director to perform the chairperson’s duties. If the chairperson does not make such nomination, the eldest director will exercise the chairperson’s duties during the chairperson’s

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director, a non-executive director designated by the board, is entrusted with the duties of the chairman.

JBS N.V. articles of association do not include a mandatory retirement age for directors.

A director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual general meeting of shareholders held in the year after his appointment.

absence. If the absence is permanent, the directors shall elect a new chairperson.

Permanent vacancy means, in relation to a director, the occurrence of any of the following events: (i) removal; (ii) resignation; (iii) permanent incapacity; or (iv) interdiction.

JBS S.A. bylaws do not include a mandatory retirement age for directors.

Executive Officers

Under Dutch law, the board of directors, consisting of executive directors and non-executive directors, is responsible for JBS N.V.’s management, the general affairs of the company’s business and the general affairs of its subsidiaries.

It is also charged with determining JBS N.V.’s strategy and outlining its policy. In the performance of their tasks, the directors shall be guided by the interests of JBS N.V. and the enterprise connected with it. Under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers.

The executive directors are primarily responsible for all day-to-day operations of the company. The non-executive directors supervise (i) the executive directors’ policy and performance of duties and (ii) the company’s general affairs and its business, and render advice and direction to the executive directors.

The JBS N.V. board of directors may divide its duties among the directors by one or more sets of regulations dealing with such matters as its internal organization, the manner in which decisions are taken, the composition, the duties and organization of committees and any other matters concerning the board of directors, the directors and the board committees.

The board of directors may allocate its duties and powers among the directors pursuant to the regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the executive directors:

•  supervising the performance of the executive directors;

•  making a nomination for the appointment of directors;

JBS S.A.’s executive officers are JBS S.A.’s legal representatives and are principally responsible for JBS S.A.’s day-to-day management and for implementing the policies and general guidelines established by the board of directors of JBS S.A.

JBS S.A. bylaws defines the roles and responsibilities of each JBS S.A. executive officer. The board of directors of JBS S.A. may further specify or create new roles for the executive officers.

JBS S.A.’s executive officers are elected at a meeting of the board of directors of JBS S.A. for three-year terms, reelection being permitted. The board of directors of JBS S.A. may elect to remove JBS S.A.’s executive officers at any time.

According to the JBS S.A. bylaws, JBS S.A. must have a minimum of 2 and a maximum of seven executive officers, each of whom need not own any JBS S.A. shares.

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• determining an executive director’s remuneration; and • instructing an auditor.

Fiscal Council

The concept of a fiscal council, being a corporate body consisting of professionals who are nominated by the minority and majority shareholders and whose main function is to monitor and supervise the activities and financial statements of the company, does not exist under Dutch law. The board of directors of the company will consist of executive directors and non-executive directors. The executive directors are primarily responsible for all day-to-day operations of the company. The non-executive directors supervise (i) the executive directors’ policy and performance of duties and (ii) the company’s general affairs and its business, and render advice and direction to the executive directors.

Under the Brazilian Corporate Law, the fiscal council (conselho fiscal) is an optional, non-permanent corporate governance body that, if constituted, must be independent from a company’s management and its external independent auditors. As such, it may not include members of the board of directors of JBS S.A. or executive officers or their spouses or relatives. In addition, a company’s fiscal council may not include employees of that company’s subsidiaries or of any entity that participates in its management.

The primary responsibility of the fiscal council is to review management’s activities and financial statements and to report its findings to shareholders. Members of a company’s fiscal council are entitled to at least 10% of the average compensation paid to that company’s executive officers, excluding benefits, representation fees and profit sharing.

Any fiscal council must be appointed at a JBS S.A. shareholders’ meeting, and its term ends at the first annual JBS S.A. shareholders meeting following its creation.

According to the JBS S.A. bylaws, JBS S.A.’s fiscal council is a permanent corporate governance body consisting of a minimum of three and a maximum of five members and an equal number of alternates, all of whom must be residents of Brazil.

Committees

Prior to the listing of JBS N.V. Class A Common Shares on the NYSE, the board of directors of JBS N.V. shall appoint from its non-executive directors an audit committee, a compensation committee, a nominating committee and an ESG committee. The board of directors shall remain collectively responsible for decisions prepared by committees. The board of directors may appoint additional committees from time to time, as it deems necessary and appropriate to carry out its responsibilities and oversight function.

JBS S.A. bylaws provides for a statutory audit committee.

JBS S.A.’s statutory audit committee consists of a minimum of three and a maximum of five members elected by the board of directors of JBS S.A., with a term of up to ten years each, reelection permitted. This committee assists the board of directors in issues related to, among others, selecting, monitoring, and removing the independent auditors; monitor the quality of any of JBS S.A.’s financial statements; and monitoring the effectiveness of internal compliance controls.

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The board of directors of JBS S.A. may further create other committees not provided for in the bylaws. Such committees may, but need not, have a director as a member.

Currently, the following committees are in place: Socio-Environmental Responsibility Committee, Financial and Risk Management Committee, Governance, Compensation and Nomination Committee, Related Parties Committee and Diversity and Inclusion Committee.

Annual Meetings of Shareholders

Under Dutch law, public limited liability companies are required to hold at least one physical meeting each year. This annual general meeting of shareholders must take place within six months from the end of the preceding financial year.

The general meeting of shareholders of JBS N.V. shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands.

The Brazilian Corporation Law requires corporations to hold an annual general meeting of shareholders within four months following the end of the fiscal year to deliberate on the following matters:

i.   management accounts and year-end financial statements;

ii.  allocation of the net profits for the fiscal year and distribution of dividends;

iii.   if applicable, election and associated remuneration of directors, and members of the fiscal council; and

iv. approval of the annual monetary adjustment to the capital stock, whenever applicable.

Notice of Shareholder Meetings

A JBS N.V. general meeting of shareholders may be requested in writing by one or more shareholders who individually or jointly represent at least three percent of JBS N.V.’s issued share capital; provided that JBS N.V. has received the request no later than 60 days before the day of the meeting.

Other general meetings of shareholders will be held if requested by the board of directors or the chairman, or by written request of one or more shareholders representing in aggregate at least 10% of our issued share capital.

The convocation notice of the general meeting of shareholders of JBS N.V. shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of JBS N.V. and, if applicable, the procedure for

Pursuant to the Brazilian Corporate Law, all of JBS S.A.’s general meetings of shareholders must be called by means of at least three publications in Jornal Valor Econômico. The first notice must be published no later than 21 days before the date of the meeting, and the second, no later than eight days before the date of the meeting.

The CVM may also, upon the request of any JBS S.A. Shareholder, suspend the summoning process for a particular shareholders’ meeting in order to understand and analyze the proposals to be submitted at the meeting. In any event, notices of JBS S.A. shareholders’ meetings must include the place, date, time and the agenda of the meeting and, in certain cases, a detailed description of the matters to be discussed.

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participating at the meeting and exercising one’s right to vote by electronic means of communication. The notice of the meeting shall also state the record date and the manner in which the persons entitled to attend or vote at a meeting may procure their registration and exercise their rights.

Quorum at Shareholder Meetings

Pursuant to Dutch law, the validity of a resolution of the general meeting of shareholders is not dependent on the question which part of the share capital is represented at such meeting, unless Dutch law or the articles of association describes otherwise.

Resolutions by the general meeting of shareholders are adopted by a simple majority of votes cast, unless Dutch law and/or the articles of association stipulate otherwise.

Dutch law stipulates that with respect to certain resolutions if less than half of the issued capital is present or represented at a meeting, such resolution may only be adopted by a 2/3 majority. This applies to resolutions on (i) capital reduction, (ii) legal merger or demerger and (iii) approval of a resolution by the board of directors to grant a loan to a third party with the purpose of using such funds to acquire shares in the company.

As a general rule, the Brazilian Corporate Law provides that a quorum for purposes of convening a shareholders’ meeting shall consist of shareholders representing at least 25% of a company’s issued and outstanding voting capital stock on the first call, and if that quorum is not reached, quorum consists of shareholders representing any percentage of the voting capital stock on the second call. JBS S.A. bylaws adopt this rule.

Other than certain exceptions provided for in the JBS S.A. bylaws, the Brazilian Corporation Law sets forth that the affirmative vote of shareholders representing at least the majority of the issued JBS S.A. shares entitled to vote in the matter at hand present in person or represented by a proxy at a JBS S.A. shareholders’ meeting is required to approve any matter. Abstentions are not taken into account. However, the affirmative vote of JBS S.A. Shareholders representing at least 50% of JBS S.A.’s issued capital entitled to vote in the matter at hand is required to approve the following:

•  a change in JBS S.A.’s corporate purpose;

•  a reduction in the percentage of minimum mandatory dividends to be distributed to JBS S.A. Shareholders;

•  any merger into or consolidation with another company;

•  any spin-off of JBS S.A.’s assets;

•  JBS S.A.’s participation in a centralized group of companies (as defined by the Brazilian Corporate Law);

•  application for cancellation of any voluntary liquidation;

•  JBS S.A.’s dissolution; and

•  merging all JBS S.A. shares into another company.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

In the case of Brazilian publicly held corporations with a significant free float, if the prior shareholders’ meetings of JBS S.A. were attended by JBS S.A. common shareholders representing less than 50% of its total voting capital stock, the CVM may authorize a reduction of such quorum.

Shareholder Action by Written Consent

The JBS N.V. articles of association do not provide that resolutions of the general meeting of shareholders can be adopted by written consent. However, for as long as JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable, are not admitted to listing and trading on a stock exchange with cooperation of JBS N.V., resolutions of the meeting of holders of JBS N.V. Class B Common Shares or holders of JBS N.V. Conversion Shares, as applicable, may be adopted in writing without holding a meeting provided such resolutions are adopted by the unanimous vote of all holders of JBS N.V. Class B Common Shares or JBS N.V. Conversion Shares, as applicable.	The Brazilian Corporation Law requires shareholders’ meetings to be held live, virtually or both live and virtually. Remote voting is also permitted for shareholders of publicly held companies. Publicly held companies are required to offer remote voting in connection with annual shareholders’ meetings, any shareholders’ meeting taking place on the same date as the annual meeting or any other shareholders’ meeting that will resolve on the election of board members or fiscal council members.

Mandatory Tender Offer

Considering the JBS N.V. Class A Common Shares will be admitted to listing and trading on the NYSE only, and not on an EU regulated market, no mandatory tender offer rules apply.

On the other hand, concurrently with the closing of the Proposed Transaction, JBS N.V. and LuxCo expect to enter into a tag along agreement that will establish LuxCo’s undertaking towards JBS N.V. that any transfer of the ability to exercise, directly or indirectly, more than 50% of the voting power at the general meeting of JBS N.V. by LuxCo to a third party purchaser (such excluding any affiliate of LuxCo), acting alone or acting in concert with others, either through a single transaction or through a number of successive transactions, shall be agreed on the condition that the third party purchaser (and its concert parties) undertakes to make a public offer for the acquisition of the shares in the capital of JBS N.V., having as object the shares in the capital of JBS N.V. held by the other shareholders of JBS N.V., at the same terms and conditions as the terms under which LuxCo transfers the control of JBS N.V. to the third party purchaser (and its concert parties), so as to ensure such other shareholders’ equal treatment as compared to LuxCo. For more information, see

Other than the general tender offer modalities set forth in CVM regulation applicable to publicly-held companies such as JBS S.A., the Novo Mercado rules provide that a change of control of JBS S.A., resulting from a transaction or a series of transactions is subject to the condition that a mandatory tender offer for all of the JBS S.A. shares is launched by the acquirer. The tender offer must bear the same terms and conditions of the transaction effecting the change of control and must comply with the terms and conditions under applicable law and the listing rules of the Novo Mercado.

In the event of an indirect change of control, the acquirer must disclose the value assigned to JBS S.A. for the purpose of defining the price of the tender offer, as well as the assumptions and calculations underlying such valuation.

Also, Article 47 of the bylaws of JBS S.A. provides that any shareholder or person that acquires or becomes the holder of an equity stake in JBS S.A. representing 20% or more of the JBS S.A. shares is required to launch a tender offer to acquire all of the remaining JBS S.A. shares in accordance with the provisions of the applicable regulations of the CVM, Novo Mercado Rules and JBS S.A. bylaws. The

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
“Principal Shareholders—Tag-Along Agreement with LuxCo.”	tender offer is not applicable under certain circumstances, such as the Transaction.

Related Party Proposed Transactions

A director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that director and JBS N.V. and the enterprise connected with it, in accordance with Dutch law and/or as further stipulated in the regulations of the board of directors. Such transaction must be concluded on terms which are customary in the market concerned and be approved by the board of directors. The chairman shall procure that transactions in respect of which directors have a conflict of interest will be referred to in the board report with reference to the conflict of interest and a declaration that the board regulations were complied with in this respect. If the board of directors is unable to adopt a resolution as a result of all directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, the decision shall nevertheless be taken by the board of directors.

The DCGC provides the following best practice recommendations in relation to conflicts of interests in respect of directors:

•  Directors are alert to conflicts of interest and should in any case refrain from the following: (i) competing with the company, (ii) demanding or accepting substantial gifts from JBS N.V. for themselves or their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree, (iii) providing unjustified advantages to third parties at JBS N.V.’s expense, (iv) taking advantage of business opportunities to which the company is entitled for themselves or for their spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree.

•  A director should report any potential conflict of interest in a transaction that is of material significance to JBS N.V. and/or to such director to the chairman and to the other members of the board of directors without delay. The director should provide all relevant information in that regard, including the information relevant to the situation concerning his spouse, registered partner or other life companion, foster child and relatives by blood

In accordance with the Brazilian Corporate Law and the JBS S.A. bylaws, decisions with respect to related party transactions are made by the JBS S.A. Shareholders or JBS S.A.’s board of directors, as the case may be. No director may participate in deliberations with respect to any transaction in which such director has a conflict of interest with JBS S.A.

In accordance with JBS S.A.’s related party transaction policy, all related party transactions must be entered into arm’s length terms, in written instruments and the approval of such transactions shall expressly describe the reasons why the transaction is not entered by and between JBS S.A. and third parties.

Under JBS S.A.’s related party transaction policy, the company’s financial reports are required to include information regarding related party transactions.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

or marriage up to the second degree. If the chairman has a conflict of interest, he or she should report this to the vice-chairman of the board of directors without delay.

•  The board of directors should decide, outside the presence of the director concerned, whether there is a conflict of interest.

•  All transactions in which there are conflicts of interest with directors should be agreed on terms that are customary in the market.

•  Decisions to enter into transactions in which there is a conflict of interest with a director that is of material significance to JBS N.V. and/or to such director, should require the approval of the board of directors. Such transactions should be published in JBS N.V.’s board report (included in the annual report), together with a statement of the conflict of interest and a declaration that the relevant best practice provisions of the DCGC have been complied with.

Appraisal and Dissenters’ Rights

The concept of dissenting rights does not exist under Dutch law other than in respect of a cross-border merger of JBS N.V. whereby the company acts as disappearing company and merges with and into a company governed by the laws of another EU Member State. Any shareholder of JBS N.V. who voted against such proposal to merge the company is to file a request with JBS N.V. within one month after adoption of the resolution. The shares held by such shareholder and to which the request pertains will be cancelled as per the moment the merger becomes effective. Dutch law as it currently stands provides for the compensation granted to such shareholders to be determined by one or more independent experts.

Any of the JBS S.A. Shareholders that disagree with certain decisions made in a shareholders’ meeting have the right to withdraw from JBS S.A. and receive reimbursement for the value of their shares.

Pursuant to the Brazilian Corporate Law, the right of withdrawal may be exercised under the following circumstances:

any spin-off in the circumstances described below;

•  a reduction of JBS S.A.’s minimum mandatory dividends;

•  a change in JBS S.A.’s corporate purpose;

•  the merger of shares involving JBS S.A., in accordance with article 252 of the Brazilian Corporate Law;

•  JBS S.A.’s participation in a corporate group (as defined in the Brazilian Corporate Law);

• the acquisition by JBS S.A. of the control of another company for a price that exceeds the limits established in paragraph two of article 256 of the Brazilian Corporate Law;

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

• a change in Banco JBS S.A.’s corporate form; or; • Banco JBS S.A.’s merger into or consolidation with another company.

However, under the Brazilian Corporate Law, a spin-off will not trigger withdrawal rights, unless it:

•  causes a change in JBS S.A.’s corporate purpose, except if the assets and liabilities spun off were transferred to a company whose primary activities are consistent with JBS S.A.’s corporate purpose;

•  reduces JBS S.A.’s minimum mandatory dividends; or

•  results in JBS S.A.’s participation in a centralized group of companies (as defined in the Brazilian Corporate Law).

In cases involving (i) JBS S.A.’s merger into or consolidation with another company, or (ii) JBS S.A.’s participation in a corporate group (as defined in the Brazilian Corporate Law), JBS S.A. Shareholders will not be entitled to withdrawal rights if the JBS S.A. Shares (such as the Proposed Transaction):

• are “liquid,” meaning they are part of B3 Index or other stock exchange index (as defined by the CVM); and

are widely held, such that JBS S.A.’s controlling shareholder or its affiliates hold less than 50% of the JBS S.A. shares.

The withdrawal right expires 30 days after publication of the minutes of the relevant JBS S.A. shareholders’ meeting. In addition, JBS S.A. is entitled to reconsider any action that may give rise to withdrawal rights for ten days after the expiration of the withdrawal right exercise period if JBS S.A. deems that the payment of the redemption amount to the dissenting shareholders would jeopardize JBS S.A.’s financial stability.

Upon the exercise of withdrawal rights, JBS S.A. Shareholders are entitled to receive the net worth of their JBS S.A. Shares, based on JBS S.A.’s most recent statement of financial position approved by the JBS S.A. Shareholders. If the resolution giving rise to the withdrawal rights is made later than 60 days after the date of JBS S.A.’s most recent approved

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)
statement of financial position, the shareholder may demand, together with the redemption, that his or her JBS S.A. shares be valued according to a new statement of financial position dated no more than 60 days before the resolution date. In this case, JBS S.A. must immediately pay 80% of the net worth of the JBS S.A. Shares, calculated on the basis of the most recent statement of financial position approved by the JBS S.A. Shareholders, and the balance must be paid within 120 days after the date of the resolution of the JBS S.A. shareholders’ meeting.

Shareholder Information Rights

Under Dutch law, the board of directors is required to provide the general meeting of shareholders in good time with all information that a shareholder requires during a general meeting of shareholders, unless this would be contrary to an overriding interest of our company. If the board invokes an overriding interest, it must give reasons.

On application by a shareholder or a pledgee or usufructuary of JBS N.V. Shares, the board of directors shall furnish an extract from the shareholders’ register, free of charge, insofar as it relates to the applicant’s right in respect of a share.

The DCGC requires the following documents to be made available on the company’s website:

•  policy regarding effective dialogue with stakeholder;

•  profile of the non-executive directors;

•  retirement/rotation schedule for the non-executive directors;

•  board regulations;

•  committee charters;

•  Code of Conduct;

•  whistleblowing policy;

•  key elements of an agreement between the company and a director; and

•  policy on bilateral contacts with shareholders.

Under the Brazilian Corporation Law, shareholders have the right to:

i.   request copies of the minutes of general meetings of shareholders and resolutions of JBS S.A.;

ii.  receive copies of support documents for resolutions in annual or extraordinary JBS S.A. general meetings (i.e., management and auditors’ reports and statements of financial position); and

iii.   receive certificates of corporate books if a certain share ownership threshold is met.

Amendments of Constituent Documents

The general meeting of shareholders of JBS N.V. may resolve to amend the JBS N.V. articles of association, at the proposal of the board of directors.	Amendment of JBS S.A. bylaws requires approval by an extraordinary shareholders’ meeting.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

Indemnification of Directors and Officers & Limitation on Personal Liability of Directors and Officers

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Pursuant to the JBS N.V. articles of association, current and former directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his or her mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of the director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

A director or former director shall not be entitled to any indemnification, if and to the extent: (a) Dutch law would not permit such indemnification; (b) a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director or former director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of such director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness; (c) the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or (d) JBS N.V. brought the procedure in question before a court.

Under Dutch law, directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to our company for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

The JBS N.V. board of directors will be insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as a member of the board of directors.

Subject to certain exceptions, JBS S.A. may, directly or through any of its subsidiaries, enter into indemnity agreements with the members of the board of directors of JBS S.A., of any advisory committees, of its executive board or of its direct and indirect subsidiaries, and all other employees with management powers in JBS S.A. and/or any of its direct or indirect subsidiaries, in the event of any damage or loss actually suffered by the beneficiaries as a result of the regular exercise of their duties at JBS S.A., without prejudice to the contracting of a specific insurance contract in favor of such beneficiaries.

JBS S.A. has also obtained third-party insurance coverage to protect its directors and officers against civil liabilities incurred by them while exercising their corporate functions during the coverage period, subject to certain exclusions.

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

Pre-emptive Rights

With respect to pre-emptive rights, under Dutch law, each shareholder has pre-emptive rights on any issue of shares pro rata to the aggregate nominal value of his shares, except inter alia if shares are issued for a non-cash contribution, if shares are issued to employees or if shares are issued to persons exercising a previously granted right to subscribe for shares. The general meeting of shareholders is in principle authorized to limit or exclude pre-emptive rights or to delegate such authority to the board of directors. The general meeting of shareholders of JBS N.V. can delegate such authority to the board of directors for a period not exceeding five years. No pre-emptive rights shall apply in respect of any issuance of JBS N.V. Conversion Shares.

The company shall announce the issue with pre-emptive rights and the period during which they may be exercised in the Dutch State Gazette and in a nationally distributed newspaper. The pre-emptive right can be exercised for at least two weeks from the day of announcement in the State Gazette.

No pre-emptive rights exist upon a transfer of shares in JBS N.V.

JBS S.A. shares are not entitled to pre-emptive rights upon transfer.

JBS S.A. Shareholders have a general pre-emptive right (subject to certain exceptions) to subscribe to shares in any capital increase in proportion to their shareholding at the time of such capital increase. JBS S.A. Shareholders also have a general pre-emptive right to subscribe to any debenture convertible into JBS S.A. Shares and subscription warrants that JBS S.A. may issue, no pre-emptive rights apply to actual conversions of debentures, acquisitions of shares resulting from the exercise of subscription warrants and granting of call options and issuance of shares as a result of their exercise. A period of at least 30 days following the publication of the notice of the capital increase or issuance of convertible debentures or subscription warrants is allowed for the exercise of the pre-emptive right. Shareholders may waive their pre-emptive rights.

However, pursuant to the Brazilian Corporate Law and the JBS S.A. bylaws, the board of directors of JBS S.A. is authorized to exclude pre-emptive rights or reduce their exercise period with respect to the issuance of new shares, convertible debentures and subscription warrants, up to the limit of the authorized stock capital, if the distribution of those shares, debentures or warrants is effected through a stock exchange, through a public offering or through an exchange of shares in a public offering the purpose of which is to acquire control of another company.

Dividends

JBS N.V. can only make distributions insofar its equity exceeds the aggregate of the paid up and called up part of the issued capital increased with the reserves to be maintained by law. This rule applies to both dividend distributions (out of profit) and distributions of freely distributable reserves (such as share premium).

The board of directors may determine which part of the profits shall be reserved for purposes of a distribution, and the general meeting of shareholders may subsequently resolve to distribute any part of such profits to shareholders as dividend after its adoption of our company’s annual accounts demonstrating that such distribution is legally permitted.

The Brazilian Corporate Law requires that the bylaws of a Brazilian corporation specify a minimum percentage of income available for the annual distribution of dividends, known as the mandatory dividend, which must be paid to shareholders either as dividends or interest on equity.

Pursuant to the Brazilian Corporate Law and JBS S.A. Bylaws, at least 25% of JBS S.A.’s adjusted net income should be allotted for the distribution and payment of the mandatory dividend to JBS S.A. Shareholders. JBS S.A.’s net income for this purpose is adjusted by reducing net income allocated to JBS S.A.’s legal reserve and other reserves, and by

JBS N.V. (a Dutch public limited liability company)	JBS S.A. (a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil)

From time to time during the course of the year, the board of directors may also make interim distributions or distributions from reserves, without shareholder approval but subject to certain conditions. Such distributions may only be made if there are sufficient freely distributable reserves available based on the (interim) financial statements. The interim financial statements should reflect the financial position of JBS N.V. no earlier than the first day of the third month before the resolution to distribute an interim dividend was made public.

increasing net income by any reversals of the reserves.

While JBS S.A. is required under the Brazilian Corporate Law to pay a mandatory distribution every year, JBS S.A. is also allowed to suspend the mandatory distribution of dividends if the board of directors of JBS S.A. reports to JBS S.A.’s annual shareholders’ meeting that the distribution would be inadvisable given JBS S.A.’s financial condition. In addition, JBS S.A.’s management must submit a report setting out the reasons for the suspension to the CVM. Net income not distributed by virtue of a suspension is allocated to a separate reserve and, if not absorbed by subsequent losses, is required to be distributed as soon as the financial condition of JBS S.A. permits such payments.

Repurchases and Redemptions

The board of directors may – subject to several capital protection rules – repurchase shares if authorized thereto by the general meeting of shareholders. No authorization of the general meeting of shareholders is required if shares are acquired by JBS N.V. with the intention of transferring such shares to employees of JBS N.V. or any group company of JBS N.V. under an equity compensation plan, provided that such shares are listed on a stock exchange.The general meeting of shareholders of JBS N.V. may each year authorize the board of directors to repurchase shares for a period of 18 months.	According to the Brazilian Corporate Law, JBS S.A. may redeem its shares subject to the approval of the JBS S.A. Shareholders at a special shareholders’ meeting, where JBS S.A. Shareholders representing at least 50% of the JBS S.A. shares that would be affected approve it. Redemption can be paid with JBS S.A.’s profits, profit reserves or capital reserve.

DESCRIPTION OF JBS N.V. BDRS AND DEPOSIT AGREEMENT

The rights of JBS N.V. BDR holders are set forth in the JBS N.V. BDR Deposit Agreement between us and Banco Bradesco S.A., as JBS N.V. BDR Depositary Bank. There are differences between holding JBS N.V. BDRs and holding JBS N.V. Common Shares.

In connection with the listing of JBS N.V. BDRs, JBS N.V. will be required to register with the CVM as a foreign issuer and, consequently, comply with certain disclosure requirements set forth in the Brazilian regulation, including annually filing a formulário de referência (a document which contains financial, legal and operating information about the filer), providing quarterly financial information and certain periodical filings disclosing material events.

Brazilian Depositary Receipts

Each JBS N.V. BDR will represent one JBS N.V. Class A Common Share, maintained in custody by the custodian in the offices of The Bank of New York Mellon, at 240 Greenwich Street New York, NY 10286, United States. Each JBS N.V. BDR will also represent other securities, cash or other property which may be held by the JBS N.V. BDR Depositary Bank. The JBS N.V. BDR Depositary Bank’s office at which the JBS N.V. BDRs will be administrated is located at Núcleo Cidade de Deus, Vila Yara, no number, Osasco, State of São Paulo, Brazil.

As a JBS N.V. BDR holder, you will not be treated as one of our shareholders and, as a result, you will not have any shareholder rights. The rights of JBS N.V. shareholders are governed by Dutch law and the provisions of our articles of association. See “Description of Share Capital.” The rights of JBS N.V. BDR holders are governed by the laws of Brazil and the provisions of the JBS N.V. BDR Deposit Agreement.

The following is a summary of the material provisions of the JBS N.V. BDR Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read:

•	the rules and regulations applicable to JBS N.V. BDRs, particularly Brazilian Central Bank Circular No. 277, of December 31, 2022, CVM Resolution No. 182, as amended and CVM Resolution No. 80; and

•	JBS N.V. BDR Deposit Agreement, copies of which are available for review, from the date of the offering.

JBS N.V. BDR Deposit Agreement

Scope

The JBS N.V. BDR Deposit Agreement governs the relationship between JBS N.V. and the JBS N.V. BDR Depositary Bank, with respect to the issuance, cancellation and registration, in Brazil, of the JBS N.V. BDRs representing JBS N.V. Class A Common Shares held by the JBS N.V. BDR Custodian. The JBS N.V. BDR Deposit Agreement also governs the actions of the JBS N.V. BDR Depositary Bank with respect to the management of the BDR program and the services to be performed by the JBS N.V. BDR Depositary Bank for holders of JBS N.V. BDRs.

JBS N.V. BDR registry book; ownership and trading of JBS N.V. BDRs

Pursuant to the JBS N.V. BDR Deposit Agreement, the JBS N.V. BDRs may be issued and cancelled, as the case may be, by means of entries in the JBS N.V. BDR registry book, which will be kept by the JBS N.V. BDR Depositary Bank. The JBS N.V. BDR registry book will record the total number of JBS N.V. BDRs issued in the name of the depository, the fiduciary holder of the JBS N.V. BDRs. The JBS N.V. BDRs will be held and blocked in a custody account with the B3 Central Depository (Central Depositária da B3) and held for trading on B3 after the offering.

Transfers of JBS N.V. BDRs (including transfers made by U.S. persons) will be conducted through broker or custodians or institutions authorized to operate on B3. Transfers may also be conducted through private transactions registered by the JBS N.V. BDR Depositary Bank on the JBS N.V. BDR registry book, subject to compliance with applicable law.

Ownership of the JBS N.V. BDRs is determined by: (1) entry of the beneficial holder’s name on the BDR registry book kept by the JBS N.V. BDR Depositary Bank; or (2) entry of the beneficial holder’s name in the B3 Central Depository records, and evidenced by the custodial account statement issued by the B3 Central Depository. The B3 Central Depository will inform the names of the JBS N.V. BDRs holders to the JBS N.V. BDR Depositary Bank.

Issuance and cancellation of JBS N.V. BDRs

The JBS N.V. BDR Depositary Bank will issue the JBS N.V. BDRs in Brazil after confirmation by the custodian that a corresponding number of JBS N.V. Class A Common Shares were deposited with the JBS N.V. BDR Custodian, and after confirmation that all fees and taxes due in connection with this services were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement.

As a result, an investor may at any time give instructions to a broker or custodian to purchase shares on the NYSE, to be further deposited with the JBS N.V. BDR Custodian in order to allow the JBS N.V. BDR Depositary Bank to issue JBS N.V. BDRs.

To settle a purchase of JBS N.V. Class A Common Shares in order to create a JBS N.V. BDR, an investor will need to enter into a foreign exchange agreement, which must be done based on the JBS N.V. BDR program certificate registered with the Brazilian Central Bank together with a broker certificate evidenced by the purchase of JBS N.V. Class A Common Shares.

A holder of JBS N.V. BDRs may at any time, and from time to time, on or after about two business days after the Closing Date, request the cancellation of all or part of their JBS N.V. BDRs, by giving instructions to a broker or custodian operating in Brazil to provide for the cancellation of the JBS N.V. BDRs with the JBS N.V. BDR Depositary Bank, and delivering evidence that all fees and potential taxes due in connection with this service were duly paid, as set forth in the JBS N.V. BDR Deposit Agreement.

Issuance of JBS N.V. BDRs without Underlying Shares

In no event may the JBS N.V. BDR Depositary Bank issue JBS N.V. BDRs without confirmation by the JBS N.V. BDR Custodian that a corresponding number of JBS N.V. Class A Common Shares were deposited with the JBS N.V. BDR Custodian.

Dividends and Other Cash Distributions

The JBS N.V. BDR Depositary Bank will distribute any dividends or other cash distributions paid by us in connection with the JBS N.V. Class A Common Shares. The dividends will be paid to the JBS N.V. BDR Depositary Bank who will transfer them to the JBS N.V. BDR beneficiary holders recorded in its books. The distributions will be made proportionately with the number of JBS N.V. Class A Common Shares represented by JBS N.V. BDRs. For distribution purposes, amounts in Brazilian reais will be rounded to the next lower whole cent.

Before making a distribution, any withholding taxes that must be paid under any applicable law will be deducted.

Share Distributions

In the event of distributions of JBS N.V. Class A Common Shares or a share split or reverse split, the JBS N.V. BDR Depositary Bank will issue new JBS N.V. BDRs corresponding to such new shares deposited with the JBS N.V. BDR Custodian and will credit them in the depositary account. The JBS N.V. BDR Depositary Bank, in turn, will credit new JBS N.V. BDRs to the beneficiary holders recorded in its books. The JBS N.V. BDR Depositary Bank will distribute only whole JBS N.V. BDRs. If any fractions of JBS N.V. BDRs result and are insufficient to purchase a whole JBS N.V. BDR, the JBS N.V. BDR Depositary Bank will use its best efforts to aggregate such fractions and sell them in an auction on B3, and the proceeds of the sale will be credited to JBS N.V. BDR holders, proportionally with their holdings recorded in the depositary books.

Other Distributions

The JBS N.V. BDR Depositary Bank will use its best efforts to distribute to JBS N.V. BDR holders any other distribution paid in connection with shares deposited with the JBS N.V. BDR Custodian.

The JBS N.V. BDR Depositary Bank is not responsible if it decides that it is unlawful or impractical to make a distribution available to any JBS N.V. BDR holder. We have no obligation to register JBS N.V. BDRs, shares, rights or other securities under Brazilian legislation. We also have no obligation to take any other action to permit the distribution of JBS N.V. BDRs, shares, rights or anything else to BDR holders. This means that you may not receive distributions we make on JBS N.V. Common Shares or any value for them if it is illegal or impractical for us to make them available to you.

Pre-emptive Rights

If we offer holders of JBS N.V. Class A Common Shares any rights to subscribe for additional shares or any other rights, the same rights will be offered to JBS N.V. BDR holders through the JBS N.V. BDR Depositary Bank, subject to applicable law. The JBS N.V. BDR Depositary Bank will exercise these rights directly or indirectly, in the name of the JBS N.V. BDR holders that have instructed the JBS N.V. BDR Depositary Bank to do so. A JBS N.V. BDR holder is free to exercise or negotiate such rights, subject to applicable law. Rights will not be offered to JBS N.V. BDR holders if it is unlawful or impractical to make such rights available under Brazilian law.

Changes Affecting Deposited Shares

If we do any of the following	Then all the following will apply

• Split up any of the deposited shares • Reverse split shares • Recapitalize, amalgamate, reorganize, merge, consolidate, sell all or substantially all of our assets or take any similar action

•  Each JBS N.V. BDR will automatically reflect its equal value of the new deposited shares.

•  The JBS N.V. BDR Depositary Bank will effect an immediate cancellation of the JBS N.V. BDRs required to reflect the new amount of JBS N.V. Class A Common Shares deposited with the JBS N.V. BDR Custodian.

Voting of Deposited Shares

You have the right to instruct the JBS N.V. BDR Depositary Bank to vote the amount of JBS N.V. Class A Common Shares represented by your JBS N.V. BDRs. See “Description of Share Capital.” However, you may

not know about a meeting sufficiently in advance to timely instruct the JBS N.V. BDR Depositary Bank to exercise your voting rights with respect to JBS N.V. Class A Common Shares held by the JBS N.V. BDR Custodian.

If we ask the JBS N.V. BDR Depositary Bank to ask for your instructions, the JBS N.V. BDR Depositary Bank will notify you of the upcoming meeting and will arrange to deliver our meeting materials to you. The materials will:

•	describe the matters to be voted on; and

•	explain how you, on a certain date, may instruct the JBS N.V. BDR Depositary Bank to vote the underlying shares as you direct.

For instructions to be valid, the JBS N.V. BDR Depositary Bank must receive them on or before the date specified in the notice to you. The JBS N.V. BDR Depositary Bank will try, to the extent practical, subject to Dutch law and the provisions of JBS N.V.’s articles of association, to vote the underlying shares or other deposited securities as you instruct.

The JBS N.V. BDR Depositary Bank will use its best efforts to vote or attempt to vote JBS N.V. Class A Common Shares held by the JBS N.V. BDR Custodian only if you have sent voting instructions and your instructions have been timely received. If we timely request the JBS N.V. BDR Depositary Bank to solicit your voting instructions but the JBS N.V. BDR Depositary Bank does not receive voting instructions from you by the specified date, it will consider that there is no voting instruction to be followed and will not exercise the voting rights related to our common shares that it holds on your behalf.

We cannot ensure that you will receive voting materials in time to allow you to timely deliver your voting instructions to the JBS N.V. BDR Depositary Bank. In addition, the JBS N.V. BDR Depositary Bank and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and you may not have any recourse if your JBS N.V. Class A Common Shares are not voted as you requested. In addition, your ability to bring an action against us may be limited.

Reports and Other Communications

The JBS N.V. BDR Depositary Bank will make available to you for inspection any reports and communications from us or made available by us at its principal executive office. The JBS N.V. BDR Depositary Bank will also, upon our written request, send to registered holders of JBS N.V. BDRs copies of such reports and communications furnished by us under the JBS N.V. BDR Deposit Agreement.

Any such reports and communications furnished to the JBS N.V. BDR Depositary Bank by us will be furnished in Portuguese when so required under any Brazilian legislation.

Fees and Expenses

Persons depositing or withdrawing JBS N.V. Class A Common Shares and JBS N.V. BDR holders must pay:	For:
• Up to R$0.10 per JBS N.V. BDR , subject to a minimum charge of up to R$40.00 per transaction

•  Issuance of JBS N.V. BDRs, including issuances resulting from a distribution of shares or rights or other property; and

•  Cancellation of JBS N.V. BDRs for the purpose of withdrawal, including if the JBS N.V. BDR Deposit Agreement terminates

• R$50.00 per transaction	• Any transfer of the final beneficiary of JBS N.V. BDRs not effected within B3

The cost of other services to be provided by the JBS N.V. BDR Depositary Bank to the holder of JBS N.V. BDRs will be agreed between the JBS N.V. BDR Depositary Bank and the JBS N.V. BDR holder requesting such services.

The JBS N.V. BDR Depositary Bank collects its fees for delivery and surrender of JBS N.V. BDRs directly from investors depositing shares or surrendering JBS N.V. BDRs for the purpose of withdrawal or from intermediaries acting for them. The JBS N.V. BDR Depositary Bank will charge for the services directly from the holder of JBS N.V. BDR.

The costs of the services described above will be adjusted yearly pursuant to the General Market Price Index disclosed by the Getúlio Vargas Foundation (IGPM – FGV) or by other index that substitutes it.

Amendment and Termination of the JBS N.V. BDR Deposit Agreement

Pursuant to Brazilian law, we may agree with the JBS N.V. BDR Depositary Bank for any reason to amend the JBS N.V. BDR Deposit Agreement and the rights granted by the JBS N.V. BDRs without your consent. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, SWIFT, e-mail or fax transmission costs, delivery costs or other such expenses, or prejudices an important right of BDR holders, it will become effective only 30 days after the JBS N.V. BDR Depositary Bank notifies you in writing of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your JBS N.V. BDRs, to agree to the amendment and to be bound by the new terms of the deposit agreement and the rights granted by the JBS N.V. BDRs.

The JBS N.V. BDR Depositary Bank will terminate the JBS N.V. BDR Deposit Agreement, if we ask it to do so, by mailing a notice of termination to you at least 90 days before termination. The JBS N.V. BDR Depositary Bank may also terminate the JBS N.V. BDR Deposit Agreement if the JBS N.V. BDR Depositary Bank has told us that it would like to resign, and we have not appointed a new depositary bank within 90 days.

Liability of Owner for Taxes

You will be responsible for any taxes or other governmental charges payable on your JBS N.V. BDRs or on JBS N.V. Class A Common Shares deposited with the JBS N.V. BDR Custodian. See “Taxation—Material Brazilian Tax Consequences.”

Limitations on Obligations and Liability to Holders of JBS N.V. BDRs

The JBS N.V. BDR Deposit Agreement expressly limits our obligations and the obligations of the JBS N.V. BDR Depositary Bank, as well as our liability and the liability of the JBS N.V. BDR Depositary Bank. We and the JBS N.V. BDR Depositary Bank:

•	are obligated only to take the actions specifically set forth in the JBS N.V. BDR Deposit Agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or by circumstances beyond our control from performing our obligations under the JBS N.V. BDR Deposit Agreement;

•	are not liable if either of us exercises discretion permitted under the JBS N.V. BDR Deposit Agreement; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Neither we nor the JBS N.V. BDR Depositary Bank will be liable for any failure to carry out any instructions to vote any of JBS N.V. Class A Common Shares deposited with the JBS N.V. BDR Custodian, or for the manner any vote is cast or the effect of any such vote, provided that any action or non-action is in good faith. The JBS N.V. BDR Depositary Bank has no obligation to become involved in a lawsuit or other proceeding related to the JBS N.V. BDRs or the JBS N.V. BDR Deposit Agreement on your behalf or on behalf of any other person.

In the JBS N.V. BDR Deposit Agreement, we and the JBS N.V. BDR Depositary Bank agree to indemnify each other under certain circumstances.

Requirements for Depositary Services

Before the JBS N.V. BDR Depositary Bank delivers or registers transfers of JBS N.V. BDRs, makes a distribution on JBS N.V. BDRs or permits withdrawal of JBS N.V. Class A Common Shares, the JBS N.V. BDR Depositary Bank may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of citizenship or residence, exchange control approval or other information it deems necessary or proper; and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The JBS N.V. BDR Depositary Bank may refuse to deliver, transfer or register transfers of JBS N.V. BDRs generally when the books of the JBS N.V. BDR Depositary Bank are closed or at any time if the JBS N.V. BDR Depositary Bank believes it advisable to do so.

General

Except as otherwise provided in the applicable rules and regulations, including the rules and regulations of the Brazilian Central Bank regarding registration of a JBS N.V. BDR program, neither we nor the JBS N.V. BDR Depositary Bank will have any liability or responsibility whatsoever or otherwise for any action or failure to act by any owner or holder of JBS N.V. BDRs relating to the owner’s or holder’s obligations under any applicable Brazilian law or regulation relating to foreign investment in Brazil in respect of a withdrawal or sale of shares deposited with the JBS N.V. BDR Custodian, including, without limitation, (i) any failure to comply with a requirement to register the investment pursuant to the terms of any applicable Brazilian law or regulation prior to such withdrawal, or (ii) any failure to report foreign exchange transactions to the Brazilian Central Bank, as the case may be. Each owner or holder of JBS N.V. BDRs will be responsible for the report of any false information relating to foreign exchange transactions to the JBS N.V. BDR Depositary Bank, the CVM or the Brazilian Central Bank in connection with deposits or withdrawals of shares deposited with the JBS N.V. BDR Custodian.

Service Requests to the JBS N.V. BDR Depositary

A JBS N.V. BDR holder may make any request for the services to be performed by the JBS N.V. BDR Depositary Bank provided for in the JBS N.V. BDR Deposit Agreement at the branches of the JBS N.V. BDR Depositary Bank located throughout Brazil.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Proposed Transaction, there has been no public market for JBS N.V. Class A Common Shares or JBS N.V. BDRs. Future sales, or the perception of future sales, of substantial amounts of JBS N.V. Class A Common Shares (including JBS N.V. Class A Common Shares issued upon the conversion of JBS N.V. Class B Common Shares) or JBS N.V. BDRs in the public market after the Proposed Transaction, or the possibility of these sales occurring, could adversely affect the prevailing market price for JBS N.V. Class A Common Shares or JBS N.V. BDRs or impair our ability to raise equity capital.

Assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025, immediately following the Class A Conversion Period, JBS N.V. will have between 221,811,637 and 814,216,001 JBS N.V. Class A Common Shares outstanding (including in the form of BDRs), representing between 20.00% and 73.42% of the then-outstanding JBS N.V. Common Shares. The JBS N.V. Class A Common Shares delivered pursuant to the Proposed Transaction will be freely tradable without restriction or further registration under the Securities Act, except for those JBS N.V. Class A Common Shares received by persons who are affiliates of JBS N.V., who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below.

JBS N.V. intends to apply to list the JBS N.V. Class A Common Shares on the NYSE. JBS N.V. Class B Common Shares will not be listed on any exchange and, pursuant to JBS N.V.’s articles of association, each JBS N.V. Class B Common Share may be converted into one JBS N.V. Class A Common Share and one JBS N.V. Conversion Share upon (i) a resolution by the board of directors following delivery of a conversion request to the board of directors, or (ii) automatically as of the transfer of a JBS N.V. Class B Common Share upon the enforcement of a security interest over such JBS N.V. Class B Common Share (including, but not limited to, a right of pledge).

Upon the completion of the Proposed Transaction, a total of 536,076,699 JBS N.V. Common Shares, representing 48.34% of the then-outstanding JBS N.V. Common Shares (assuming the ownership structure of JBS S.A. on the Last Trading Day is the same as on March 14, 2025), will be held indirectly by our ultimate controlling shareholders. These shares will be “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Holders of restricted shares will be entitled to sell these shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under the Securities Act. Sales of these shares in the public market (including sales of JBS N.V. Class B Common Shares, after converted into JBS N.V. Class A Common Shares), or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of the provisions of Rule 144 (as described below) or any other available exemption under the Securities Act, the restricted securities will be available for sale in the public market.

Resales of “Control Securities”

The JBS N.V. Class A Common Shares delivered pursuant to the Proposed Transaction will be freely transferable, except for those JBS N.V. Class A Common Shares received by persons who are affiliates of JBS N.V., Persons who may be considered affiliates of JBS N.V. include those who control, are controlled by or are under common control with JBS N.V., as those terms generally are interpreted for U.S. federal securities law purposes. LuxCo, BNDESPar and some or all of JBS N.V.’s directors and executive officers may be considered affiliates of JBS N.V. Such persons will hold “control securities” and will be permitted to sell their common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder (“Rule 144”). For example, under Rule 144, persons who hold “control securities” will be able to freely transfer their common shares if the conditions and restrictions applicable to resales of securities by affiliates of an issuer, as described below under “—Resales of “Restricted Securities—Rule 144,” are met, except that the initial six-month holding period will not apply to resales involving securities that are not also “restricted securities” as defined below.

Resales of “Restricted Securities”

“Restricted securities” are securities acquired in unregistered, private sales from an issuer or from an affiliate of an issuer. A person who receives “restricted securities” is permitted to sell such securities only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144.

Rule 144

Rule 144 allows public resales of “restricted securities” if a number of conditions are met. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a company subject to the reporting requirements of the Exchange Act may not sell such securities until such person has beneficially owned them for at least six months.

Affiliates

After the initial six-month holding period has passed, an affiliate beneficial owner of “restricted securities” of JBS N.V. may sell within any three-month period a number of our common shares of a particular class that do not exceed the greater of: (1) 1% of the then-outstanding common shares of such class as shown by the most recent report or statement published by JBS N.V. and (2) the average reported weekly trading volume of such class of shares on the NYSE during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale. Sales under Rule 144 will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about JBS N.V. and may be effected only through unsolicited brokers’ transactions.

Non-Affiliates

After the initial six-month holding period has passed, a non-affiliate beneficial owner of “restricted securities” of JBS N.V. (who has not been an affiliate for at least three months prior to the proposed resale) will be able to freely transfer such “restricted securities,” provided that JBS N.V. is current in its Exchange Act filings. After beneficially owning such “restricted securities” for at least one year, a non-affiliate beneficial holder of “restricted securities” of JBS N.V. may engage in unlimited resales thereof.

Equity Incentive Plan

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the JBS N.V. Class A Common Shares that JBS N.V. may issue upon exercise of stock options, share appreciation rights, restricted shares, restricted share units, and other shared-based awards or in connection with other equity compensation it may grant to employees, directors and consultants of JBS N.V. and group company members pursuant to an incentive award plan that JBS N.V. plans to adopt. Accordingly, shares registered under such registration statement may be available for sale in the open market following the effective date of such registration statement, if applicable. For more information about the incentive award plan, see “Information about JBS S.A.—Employees—Employee Compensation and Benefits—Incentive Award Plan.”

Sales of these shares in the public market or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Registration Rights Agreement with LuxCo

Pursuant to a registration rights agreement that is expected to be entered into with LuxCo concurrently with the closing of the Proposed Transaction, our ultimate controlling shareholders (through LuxCo) will be able to demand that we register the JBS N.V. Class A Common Shares that LuxCo will receive in the first step of the Corporate Restructuring (including those JBS N.V. Class A Common Shares that LuxCo will hold if it exercises its right to convert the JBS N.V. Class B Common Shares that it will receive in the first step of the Corporate Restructuring) and any other JBS N.V. Class A Common Shares acquired from the Company from time to time by LuxCo. If LuxCo exercises its registration rights pursuant to this registration rights agreement, purchasers of the JBS N.V. Class A Common Shares sold by LuxCo in connection therewith will receive freely tradeable shares, except for JBS N.V. Class A Common Shares received by persons who are affiliates of JBS N.V. Such persons will hold “control securities” and will be permitted to sell their JBS N.V. Class A Common Shares only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144, as described above. For more information about the registration rights agreement with LuxCo, see “Principal Shareholders—Registration Rights Agreement with LuxCo.”

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the Proposed Transaction or the acquisition, ownership and disposition of JBS N.V. Common Shares or JBS N.V. BDRs. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Proposed Transaction to a U.S. Holder (as defined below) of JBS S.A. Common Shares or JBS S.A. ADSs and of considerations that are likely to be relevant with respect to the purchase, ownership and disposition of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs by a U.S. Holder, the conversion by a U.S. Holder that is an Eligible Shareholder of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion and the ownership and disposition of JBS N.V. Class B Common Shares held as a result of the Conversion by a U.S. Holder. No assurance can be given that the IRS will not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the Proposed Transaction or regarding any matter discussed in this proxy statement/prospectus. Accordingly, U.S. Holders are urged to consult their own tax advisors with regard to the U.S. federal income tax consequences to U.S. Holders of the Proposed Transaction, as well as the effects of state, local and non-U.S. tax laws.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, available and in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular holder of JBS S.A. Common Shares or JBS S.A. ADSs with respect to the Proposed Transaction or to a particular investor’s decision to purchase, hold, or dispose of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs, participate in the Conversion or hold or dispose of JBS N.V. Class B Common Shares held as a result of the Conversion. In particular, this summary is directed only to U.S. Holders that hold the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion as capital assets and does not address the tax considerations relevant to a holder of JBS N.V. Class B Common Shares that does not hold its JBS N.V. Class B Common Shares as a result of the Conversion or particular tax consequences that may be applicable to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing the mark to market method of tax accounting, financial institutions, insurance companies, tax-exempt entities, regulated investment companies, real estate investment trusts, grantor trusts, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes (or partners therein), holders that own or are treated as owning 5% or more of our stock by vote or value, persons holding the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion as part of a hedge, straddle, conversion, constructive sale, integrated transaction, wash sale or similar transaction, persons owning the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion in connection with a trade or business conducted outside the United States, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of participating in the Proposed Transaction or the Conversion or of acquiring, holding or disposing of the JBS N.V.

Class A Common Shares, the JBS S.A. ADSs, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the JBS S.A. Common Shares, the JBS S.A. ADSs, the JBS N.V. Class A Common Shares, the JBS N.V. BDRs or JBS N.V. Class B Common Shares held as a result of the Conversion that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such JBS S.A. Common Shares, JBS S.A. ADSs, JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares.

The U.S. federal income tax treatment of depositary shares such as the JBS N.V. BDRs and JBS S.A. ADSs is unclear and the cancellation of depositary shares in exchange for the number of shares of common stock equal to the number of cancelled depositary shares is not specifically addressed in the Code, Treasury Regulations or administrative or judicial interpretations thereof. The IRS has ruled for various purposes of the Code that a holder of an American Depositary Receipt representing shares of a foreign corporation is treated as if such holder held the underlying shares of stock directly. This disclosure assumes that a holder of JBS N.V. BDRs will be treated for U.S. federal income tax purposes as the beneficial owner of the underlying JBS N.V. Class A Common Shares represented by those BDRs and that, accordingly, no gain or loss will be recognized if a U.S. Holder exchanges JBS N.V. BDRs for the underlying JBS N.V. Class A Common Shares represented by those BDRs. Except where indicated otherwise, this disclosure also assumes that a holder of JBS S.A. ADSs will be treated for U.S. federal income tax purposes as the beneficial owner of the underlying JBS S.A. Common Shares represented by those JBS S.A. ADSs and that, accordingly, the consequences of the Merger of Shares and Redemption for a holder of JBS S.A. ADSs generally will be the same as if such holder directly held the underlying JBS S.A. Common Shares. This tax treatment, however is not free from doubt and the IRS could disagree with this treatment.

Consequences of the Proposed Transaction

Consequences of the Merger of Shares and Redemption

The Merger of Shares and Redemption together generally are expected to be treated as a taxable transaction for U.S. federal income tax purposes. Based on the current structure of the Corporate Restructuring, the consideration that JBS S.A. Shareholders receive in exchange for their JBS S.A. Common Shares and JBS S.A. ADS Holders receive in exchange for their JBS S.A. ADSs, and assuming that the JBS S.A. ADS Holders are treated as the beneficial owners of the JBS S.A. Common Shares underlying their JBS S.A. ADSs, in general, except as described below with respect to the Cash Dividend, a U.S. Holder generally is expected to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and its tax basis in the JBS S.A. Common Shares or JBS S.A. ADSs exchanged, in each case determined in U.S. dollars. The amount realized on the exchange is expected to be the fair market value of any JBS. N.V. BDRs or JBS N.V. Class A Common Shares, as applicable, received on the date of exchange, as determined in U.S. dollars. A U.S. Holder is expected to have a tax basis in any JBS N.V. BDRs or JBS N.V. Class A Common Shares received in the exchange equal to the fair market value of such JBS N.V. BDRs or JBS N.V. Class A Common Shares on the date of the exchange, and its holding period with respect to such JBS N.V. BDRs or JBS N.V. Class A Common Shares is expected to begin on the day after the date of the exchange.

The Corporate Restructuring is a novel transaction, however, that is not clearly addressed by the Code, Treasury Regulations or guidance from the U.S. Department of the Treasury, and this tax treatment is not free from doubt and the IRS could disagree with this treatment. Thus, it is possible that certain steps of the Corporate Restructuring will be disregarded as transitory for U.S. federal income tax purposes and that the Merger of Shares and Redemption, together with other steps of the Corporate Restructuring, will be treated as part of an integrated transaction qualifying as a nonrecognition transaction.

To the extent that there are any Brazilian income taxes imposed upon the receipt of the consideration pursuant to the Merger of Shares and Redemption, a U.S. Holder generally would not be eligible to claim a foreign tax credit. A U.S. Holder may be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Brazilian income taxes imposed in connection with the Proposed Transaction.

Consequences if the Merger of Shares and Redemption Qualify as a Nonrecognition Transaction

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” if the Merger of Shares and Redemption, when taken together with certain other steps of the Corporate Restructuring, including the LuxCo transfer of shares of Brazil HoldCo to JBS N.V. in exchange for JBS N.V. Class A Common Shares and JBS N.V. Class B Common Shares, are treated as part of an integrated transaction qualifying as a nonrecognition transaction, then the Merger of Shares and Redemption would be expected to be treated as if a U.S. Holder of JBS S.A. Common Shares transferred its JBS S.A. Common Shares, or a U.S. Holder of JBS S.A. ADSs transferred the JBS S.A. Common Shares underlying its JBS S.A. ADSs, either (i) to JBS N.V. in exchange for JBS N.V. BDRs or JBS N.V. Class A Common Shares, as applicable, or (ii) to Brazil HoldCo in exchange for Brazil HoldCo Redeemable Shares, followed by a transfer of such Brazil HoldCo Redeemable Shares to JBS N.V. for JBS N.V. BDRs or JBS N.V. Class A Common Shares, as applicable, in a tax-deferred transaction.

In such case, in general, except as described below with respect to the Cash Dividend, (i) a U.S. Holder of JBS S.A. Common Shares or JBS S.A. ADSs would not be expected to recognize any taxable gain or loss with respect to the Merger of Shares and Redemption; and (ii) a U.S. Holder’s tax basis and holding period in any JBS N.V. BDRs or JBS N.V. Class A Common Shares received in the exchange, as the case may be, would be expected to reflect such U.S. Holder’s tax basis and holding period in the JBS S.A. Common Shares or JBS S.A. ADSs exchanged in the Merger of Shares. In addition, to the extent that there are any Brazilian income taxes imposed upon the receipt of the consideration pursuant to the Merger of Shares and Redemption, a U.S. Holder generally would not be eligible to claim a foreign tax credit but might be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Brazilian income taxes imposed in connection with the Proposed Transaction.

Even if the Merger of Shares and Redemption were treated as part of an integrated transaction qualifying as a nonrecognition transaction, if JBS S.A. were treated as a PFIC at any time during the U.S. Holder’s holding period, certain Proposed Treasury Regulations, if finalized, could cause the Merger of Shares and Redemption to be taxable with respect to a U.S. Holder that exchanges JBS S.A. Common Shares or JBS S.A. ADSs in the Proposed Transaction, unless an exception applied or JBS S.A. ceased to be a PFIC and the U.S. Holder made a special purging election. If these Proposed Treasury Regulations were finalized as currently drafted, however, an exception likely would apply to the Merger of Shares and Redemption and the Merger of Shares and Redemption likely would not be treated as taxable for U.S. federal income tax purposes under these Proposed Treasury Regulations.

Based on JBS S.A.’s financial statements, the composition of its income and assets, the sources and the nature of its income, and relevant market and shareholder data, the JBS Group does not believe that JBS S.A. was treated as a PFIC for U.S. federal income tax purposes for the 2021, 2022, 2023 or 2024 taxable years. U.S. Holders that held JBS S.A. shares in the 2020 taxable year or earlier years should consult their own tax advisors regarding JBS S.A.’s PFIC status and the application of the PFIC rules to their particular circumstances. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, the JBS Group does not anticipate that JBS S.A. will be treated as a PFIC for the current taxable year.

U.S. Holders should consult their tax advisors regarding the possible application of the PFIC rules to the Merger of Shares and Redemption under their particular circumstances, including the consequences to them if JBS S.A. was treated as a PFIC in a prior year.

If the Merger of Shares and Redemption were treated as part of an integrated transaction qualifying as a nonrecognition transaction but the U.S. Holders of JBS S.A. ADSs were not treated as the beneficial owners of the JBS S.A. Common Shares underlying such JBS S.A. ADSs, then the U.S. federal income tax consequences for a U.S. Holder of JBS S.A. ADSs with respect to its participation in the Merger of Shares and Redemption with respect to the JBS S.A. ADSs it contributes to would be unclear and such U.S. Holder may recognize gain as described above under “Consequences of the Merger of Shares and Redemption”.

Consequences of the Cash Dividend

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the Cash Distribution will be a distribution paid on the JBS S.A. Common Shares (including the JBS S.A. Common Shares held by the JBS S.A. ADS Depositary Bank on behalf of the JBS S.A. ADS Holders) which will be treated (i) as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), (ii) to the extent of any amount of such distribution in excess of our current and accumulated earnings and profits, as a non-taxable return of capital, thereby reducing a U.S. Holder’s adjusted tax basis in the JBS S.A. Common Shares (or JBS S.A. ADSs, for a JBS S.A. ADS Holder) (but not below zero), and (iii) thereafter as either long-term or short-term capital gain depending upon whether the U.S. Holder held the JBS S.A. Common Shares (or JBS S.A. ADSs, for a JBS S.A. ADS Holder) for more than one year as of the time such distribution is actually or constructively received. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that the Cash Distribution generally will be reported to U.S. Holders as a dividend, and taxable at ordinary income tax rates.

The amount of a dividend on the JBS S.A. Common Shares (or JBS S.A. ADSs, for a JBS S.A. ADS Holder) will include any amounts that we withhold in respect of Brazilian taxes. The amount of the dividend will be treated as foreign-source dividend income and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code or for the reduced rate of tax available to certain non- corporate U.S. Holders for “qualified dividend income”. A dividend will be included in a U.S. Holder’s income on the date the U.S. Holder actually or constructively receives the dividend, in the case of the JBS S.A. Common Shares, or the date the JBS S.A. ADS Depositary Bank actually or constructively receives the dividend, in the case of JBS S.A. ADSs. The amount of any dividend income paid in Brazilian reais will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the U.S. Holder or the depositary, respectively, regardless of whether the payment is in fact converted into U.S. dollars on that date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. In general, foreign currency gain or loss will be treated as U.S.-source ordinary income or loss.

As a result of certain Treasury Regulations that impose additional requirements for foreign taxes to be eligible for a foreign tax credit, there can be no assurance that a U.S. Holder will be able to claim a credit against its U.S. federal income tax liability for any Brazilian income taxes imposed upon the receipt of the Cash Dividend pursuant to the Proposed Transaction. A U.S. Holder may be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S.

Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Brazilian income taxes imposed in connection with the Proposed Transaction.

Consequences of the Ownership and Disposition of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs and Conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as Part of the Conversion

Taxation of Distributions

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property with respect to the JBS N.V. Class A Common Shares or the JBS N.V. BDRs, as the case may be, that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be includible in a U.S. Holder’s taxable income as ordinary dividend income on the day on which the U.S. Holder actually or constructively receives the dividend, in the case of the JBS N.V. Class A Common Shares, or the date the depositary actually or constructively receives the dividends, in the case of JBS N.V. BDRs, and will not be eligible for the dividends-received deduction allowed to corporations under the Code. We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

For a U.S. Holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs, dividends paid in a currency other than U.S. dollars generally will be includible in such U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the U.S. Holder receives the dividends, in the case of the JBS N.V. Class A Common Shares, or the date the depositary receives the dividends, in the case of the JBS N.V. BDRs. Any gain or loss on a subsequent sale, conversion or other disposition of such non-U.S. currency by such U.S. Holder generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States.

Subject to certain exceptions for short-term positions, the U.S. dollar amount of dividends received by a U.S. Holder that is an individual with respect to the JBS N.V. Class A Common Shares will be subject to taxation at a preferential rate if the dividends give rise to “qualified dividend income.” Dividends paid on the JBS N.V. Class A Common Shares or JBS N.V. BDRs will be treated as qualified dividends if:

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either (i) such shares or BDRs are readily tradable on an established securities market in the United States, or (ii) JBS N.V. is eligible for the benefits of a qualifying income tax treaty with the United States; and

•	we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC.

JBS N.V. Class A Common Shares will be listed on the NYSE and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. The determination whether JBS.N.V. is a PFIC must be made annually after the close of each taxable year and based on the facts and circumstances at that time, such as the valuation of our assets (including, following the Proposed Transaction, the assets of JBS S.A.), including goodwill and other intangible assets, which may depend on the value of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares and JBS N.V. BDRs which can be expected to vary from time to time. It is possible that JBS.N.V. was a PFIC in prior taxable years and there can be no assurance that we will not be treated as a PFIC for a given taxable year.

Although JBS N.V. BDRs are not listed on a U.S. exchange, per IRS guidance, the income tax treaty between The Netherlands and the United States (the “US–Netherlands Tax Treaty”) is a qualifying income tax treaty, and dividends received with respect to JBS N.V. BDRs may be treated as qualified dividends provided that JBS N.V. qualifies for the benefits of the US-Netherlands Tax Treaty and we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividend distributions with respect to the JBS N.V. Class A Common Shares or the JBS N.V. BDRs generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. The rules relating to the foreign tax credit or deduction, if elected, are complex and U.S. Holders should consult their own tax advisors concerning their availability in their particular circumstances.

U.S. Holders that receive distributions of additional JBS N.V. Class A Common Shares or JBS N.V. BDRs, or rights to subscribe for such shares or BDRs, as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.

Taxation of Dispositions of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” upon a sale, exchange or other taxable disposition of JBS N.V. Class A Common Shares or JBS N.V. BDRs, U.S. Holders will realize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such JBS N.V. Class A Common Shares or JBS N.V. BDRs, as determined in U.S. dollars as discussed below. Such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if such JBS N.V. Class A Common Shares or JBS N.V. BDRs, as applicable, have been held for more than one year. Long-term capital gain realized by a U.S. Holder that is an individual generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs generally will be treated as U.S. source income for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors concerning the creditability or deductibility of any non-U.S. tax imposed on the disposition of Class A Common Shares in their particular circumstances.

If a U.S. Holder sells or otherwise disposes of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs in exchange for currency other than U.S. dollars, the amount realized generally will be the U.S. dollar value of the currency received at the spot rate in effect on the date of sale or other disposition (or, if such shares or BDRs are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). An accrual basis U.S. Holder that does not elect to determine the amount realized using the spot exchange rate on the settlement date generally will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. A U.S. Holder generally will have a tax basis in the currency received equal to the U.S. dollar value of the currency received at the spot rate in effect on the settlement date. Any currency gain or loss realized on the settlement date or the subsequent sale, conversion, or other disposition of the non-U.S. currency received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If an accrual basis U.S. Holder makes the election described in the first sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to any currency received in a sale or other disposition of the shares.

Deposits and withdrawals of the JBS N.V. Class A Common Shares by U.S. Holders in exchange for the JBS N.V. BDRs are not expected to result in the realization of gain or loss for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

U.S. shareholders of passive foreign investment companies are subject to potentially adverse U.S. federal income tax consequences. In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Based on our financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, the JBS Group does not believe that JBS S.A. was treated as a PFIC for the 2021, 2022, 2023 or 2024 taxable years and the JBS Group does not anticipate that JBS S.A. will be treated as a PFIC for the current taxable year or in the reasonably foreseeable future. The determination whether JBS.N.V. (or JBS S.A.) is a PFIC must be made annually after the close of each taxable year and based on the facts and circumstances at that time, such as the valuation of our assets (including, following the Proposed Transaction, the assets of JBS S.A.), including goodwill and other intangible assets, which may depend on the value of the JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares and JBS N.V. BDRs which can be expected to vary from time to time. It is possible that JBS N.V. was a PFIC in prior taxable years and there can be no assurance that we will not be treated as a PFIC for a given taxable year.

If we are a PFIC, and a U.S. Holder does not make a mark-to-market election, as described below, such U.S. Holder will be subject to a special tax at ordinary income tax rates on “excess distributions,” including certain distributions by us. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period the U.S. Holder holds JBS N.V. Class A Common Shares or JBS N.V. BDRs.

“Excess distributions” generally are any distributions received by a U.S. Holder in a taxable year that are greater than 125 percent of the average annual distributions that such U.S. Holder has received in the preceding three taxable years, or the U.S. Holder’s holding period, if shorter. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs at death.

If a non-U.S. corporation is a PFIC for any taxable year that a U.S. Holder holds its shares (or BDRs), the non-U.S. corporation will continue to be treated as a PFIC with respect to such U.S. Holder’s investment unless (i) the non-U.S. corporation ceases to be a PFIC and (ii) the U.S. Holder makes a special “purging” election under the PFIC rules.

If we are a PFIC and have any direct, and in certain circumstances, indirect subsidiaries that are PFICs (each a “Subsidiary PFIC”), a U.S. Holder will be treated as owning its pro rata share of the stock of each such Subsidiary PFIC and will be subject to the PFIC rules with respect to each such Subsidiary PFIC.

A U.S. Holder can avoid the unfavorable rules described in the preceding paragraphs by electing to mark its JBS N.V. Class A Common Shares or JBS N.V. BDRs to market, provided such shares or BDRs are considered “marketable.” The JBS N.V. Class A Common Shares or the JBS N.V. BDRs will be marketable if they are regularly traded on certain qualifying U.S. stock exchanges, including the NYSE or on a foreign stock exchange that meets certain requirements. If a U.S. Holder makes this mark-to-market election, such U.S. Holder will be required in any year in which we are a PFIC to include as ordinary income the excess of the fair market value of the U.S. Holder’s JBS N.V. Class A Common Shares or JBS N.V. BDRs at the end of the U.S. Holder’s taxable year over the U.S. Holder’s basis in those shares or BDRs. If at the end of a U.S. Holder’s taxable year, such U.S. Holder’s basis in the JBS N.V. Class A Common Shares or the JBS N.V. BDRs exceeds their fair market value, the U.S. Holder will be entitled to deduct the excess as an ordinary loss, but only to the extent of the U.S. Holder’s net mark-to-market gains from previous years. A U.S. Holder’s adjusted tax basis in the JBS N.V. Class A Common Shares or the JBS N.V. BDRs will be adjusted to reflect any income or loss recognized under these rules. In addition, any gain a U.S. Holder recognizes upon the sale of its JBS N.V. Class A Common Shares or the JBS N.V. BDRs will be taxed as ordinary income in the year of sale and any loss will be treated as an ordinary loss to the extent of such U.S. Holder’s net mark-to-market gains from previous years.

A mark-to-market election, as described above, generally cannot be made for any Subsidiary PFICs. Consequently, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by JBS N.V. that are treated as Subsidiary PFICs for U.S. federal income tax purposes.

The JBS N.V. Class A Common Shares or the JBS N.V. BDRs, as applicable, will be considered to be regularly traded (i) during the current calendar year if they are traded, other than in de minimis quantities, on at least 1/6 of the days remaining in the quarter in which the offering occurs, and on at least 15 days during each remaining quarter of the calendar year; and (ii) during any other calendar year if they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. U.S. Holders should consult their own tax advisors regarding the availability to them of a mark-to-market election and the consequences to them of making such an election.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of US$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Foreign Account Tax Compliance Act

Under sections 1471 through 1474 of the Code, Treasury regulations promulgated thereunder, intergovernmental agreements entered into between the United States and other countries and implementing laws in respect of the foregoing (often referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), investors in the JBS N.V. Class A Common Shares or the JBS N.V. BDRs may be required to provide substantial information regarding their identities as well of that of their direct and indirect owners and this information may be reported to the IRS or other relevant tax authorities. In addition, it is possible that “passthru payments,” as defined under FATCA, on the JBS N.V. Class A Common Shares or the JBS N.V. BDRs may be subject to a withholding tax of 30%. Regulations implementing this rule have not yet been adopted or proposed and the IRS has indicated that any such regulations would not be effective for payments made prior to two years after the date on which final regulations on this issue are published. Holders of the JBS N.V. Class A Common Shares or the JBS N.V. BDRs should consult their own tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the JBS N.V. Class A Common Shares or the JBS N.V. BDRs to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

Consequences of Participation in the Conversion

In general, (i) a U.S. Holder that is an Eligible Shareholder and chooses to convert some or all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion is not expected to recognize any taxable gain or loss with respect to its conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion; and (ii) a U.S. Holder’s tax basis and holding period in any JBS N.V. Class B Common Shares held as a result of the Conversion will reflect such U.S. Holder’s tax basis and holding period in the JBS N.V. Class A Common Shares converted in the Conversion. To the extent that there are any Dutch income taxes imposed upon the receipt of JBS N.V. Class B Common Shares as part of the Conversion, a U.S. Holder generally would not be eligible to claim a foreign tax credit but might be able to elect to deduct such Dutch income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the application of the rules under their particular circumstances and their ability to claim a credit or deduction in respect of any Dutch income taxes imposed in connection with participation in the Conversion.

However, if JBS S.A. were treated as a PFIC at any time during the U.S. Holder’s holding period, certain Proposed Treasury Regulations, if finalized, could cause a U.S. Holder’s conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion to be taxable, unless an exception applied or JBS S.A. ceased to be a PFIC and the U.S. Holder made a special purging election. If these Proposed Treasury Regulations were finalized as currently drafted, however, an exception likely would apply to the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion and the conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares as part of the Conversion likely would not be treated as taxable for U.S. federal income tax purposes under these Proposed Treasury Regulations.

Based on JBS S.A.’s financial statements, the composition of its income and assets, the sources and the nature of its income, and relevant market and shareholder data, the JBS Group does not believe that JBS S.A. was treated as a PFIC for U.S. federal income tax purposes for the 2021, 2022, 2023 or 2024 taxable years. U.S. Holders that held JBS S.A. shares in the 2020 taxable year or earlier years should consult their own tax advisors regarding JBS S.A.’s PFIC status and the application of the PFIC rules to their particular circumstances. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, the JBS Group does not anticipate that JBS S.A. will be treated as a PFIC for the current taxable year.

U.S. Holders should consult their tax advisors regarding the possible application of the PFIC rules to their participation in the Conversion under their particular circumstances, including the consequences to them if JBS S.A. was treated as a PFIC in a prior year.

Consequences of the Ownership and Disposition of the JBS N.V. Class B Common Shares Held as a Result of the Conversion

The consequences of the ownership and disposition of the JBS N.V. Class B Common Shares held as a result of the Conversion generally are the same as the consequences of ownership and disposition of the JBS N.V. Class A Common Shares and JBS N.V. BDRs as described above under “—Taxation of Distributions,” “—Taxation of Dispositions of the JBS N.V. Class A Common Shares and the JBS N.V. BDRs,” “—Passive Foreign Investment Company Rules,” “—Foreign Financial Asset Reporting” and “—Foreign Account Tax Compliance Act.”

Material Brazilian Tax Consequences

The statements made in this section regarding Brazilian tax consequences are the opinion of Machado Meyer Sendacz e Opice Advogados, our Brazilian tax counsel, subject to the qualifications, assumptions and limitations set forth herein.

The Corporate Restructuring

Capital Gains

According to Brazilian tax rules, gains on the disposition of assets located in Brazil by a holder who resides in Brazil (a “Brazilian Holder”) or by a holder deemed to not be domiciled in Brazil for Brazilian tax purposes (a “Non-Brazilian Holder”) are subject to Brazilian taxation.

The Merger of Shares (incorporação de ações) of JBS S.A. Common Shares into HoldCo and the subsequent redemption of Brazil HoldCo Redeemable Shares may trigger the recognition of gains subject to taxation in Brazil. The applicable tax rates would depend on the type, domicile and regime of the corresponding holder (such as the special tax regime based on rules issued by CMN, such as the regime ruled by Resolution No. 4,373/2014, recently replaced by Joint Resolution No. 13/2014), including the liability for collection (and potential withholding of income tax by Brazil HoldCo).

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Brazilian Resident Investors. Potential gains earned by a Brazilian Holder, including individuals and legal entities, investment funds or other entities, may be subject to income tax and other taxes as a result of the Proposed Transaction, in accordance with the legal and regulatory rules applicable to each category of investor. Such investors should consult their advisors on the applicable taxation and shall be solely responsible for taxes payment due, if any.

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Non-Resident Investors: Brazil HoldCo is required to withhold taxes due with respect to capital gains from Non-Brazilian Holders, in accordance with the legal and regulatory rules applicable to each investor, as described below. The capital gain will correspond to the positive difference, if any, between (i) the book value of JBS S.A. Common Shares contributed into Brazil HoldCo as part of the Merger of Shares; and (ii) the acquisition cost of the JBS S.A. Common Shares. The capital gains tax withheld and collected by Brazil HoldCo will be deducted from the Cash Dividend due to such shareholders or, alternatively, Brazil HoldCo may retain a certain amount of BDRs, sell them in B3 and use the funds to withhold the income taxes over capital gains.

In connection with the Proposed Transaction, Brazil HoldCo may be required to withhold and collect Brazilian taxes imposed on capital gains assessed, if any, due by certain non-Brazilian JBS S.A. Shareholders that hold their investment under the special tax regime of the CMN, including the JBS S.A. ADS Depositary Bank (which is also subject to CMN rules and will receive JBS N.V. BDRs upon the settlement of the Proposed Transaction on B3).

•	In order to enable the calculation of any capital gain, Non-Brazilian Holders (CMN Holders) must deliver electronically to Brazil HoldCo certain information about the acquisition cost of the JBS S.A.

Common Shares such Non- Brazilian Holder holds, as well as their tax residence. Brazil HoldCo will use the information provided to it to calculate the income tax it is required to withhold, and the JBS S.A. Shareholders will be responsible for the veracity of such information.

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Such information must be provided after the JBS S.A. General Meeting, in accordance with the procedures that will be publicly announced prior to the date of the JBS S.A. General Meeting. The information that need be delivered to Brazil HoldCo will be available notice of the JBS S.A. General Meeting and/or in the documents relating thereto and also at JBS S.A.’s Investor Relations website (ri@jbs.com.br). If Brazil HoldCo determines based on such information that withholding will be required, or if such CMN Holder fails to provide such information, Brazil HoldCo has the right, at its sole discretion, to: (1) deduct any amount required to be withheld by Brazil HoldCo from the Cash Dividend payable by JBS S.A. to such CMN Holder; and (2) retain JBS N.V. BDRs which such CMN Holder is entitled to receive, in an amount sufficient to generate cash payment sufficient to cover any required tax withholding, and Brazil HoldCo will retain such amount upon sale of such BDRs.

Brazil HoldCo, pursuant to the provisions of the legislation and regulations of the Brazilian Internal Revenue Service: (i) will consider equal to zero the acquisition cost for non-resident JBS S.A. Shareholders who fail to deliver the appropriate information to Brazil HoldCo as indicated above; and (ii) will apply the 25% tax rate on the gains of Non-Brazilian Holders who within the same deadlines fail to inform their country or dependency of residence or tax domicile. None of JBS S.A., Brazil HoldCo or JBS N.V. will be liable, under any circumstances, to Non-Brazilian Holders for any adjustment or refund of any amount paid in excess of that provided.

The income tax rate applicable to a Non-Brazilian Holder generally varies from 15% to 22.5% (which are the same rates applicable, as general rule, on the disposition of rights and assets located in Brazil by Brazilian residents) or may be a flat rate of 25% in case of a Non-Brazilian Holder resident of or domiciled in a “No Taxation or Low Taxation Jurisdiction” (as defined pursuant to Brazilian law). The income tax rate for a Brazilian Holder may vary widely, for example, from 15% to 22.5% for individuals, or 34% for Brazilian companies not qualified as financial institutions. Law No. 13,259/16 currently provides the following rates: (i) 15% for the part of the gain that does not exceed R$5 million, (ii) 17.5% for the part of the gain that exceeds R$5 million but does not exceed R$10 million, (iii) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million and (iv) 22.5% for the part of the gain that exceeds R$30 million.

The Brazilian House of Representatives approved in September 2021 a first bill of Income Tax Reform. This bill of law is still subject to analysis and approval by the Brazilian Senate and sanction of the Brazilian President. This reform has a different scope from the Indirect Tax Reform recently approved by the Brazilian Congress enacted by the Constitutional Amendment No. 132/2023 (and its further regulation by Complementary Laws) that modified the taxes mainly applicable on consumption transactions (the new taxes created by this reform are still subject to a transition regime, among other aspects to be observed by taxpayers in Brazil).

The terms of the Income Tax Reform and their impact on JBS N.V. will not be known until the final version of the Tax Reform is approved by Congress and sanctioned by the Brazilian President, if that ever happens.

The Brazilian Congress is also reviewing Bill of Law N. 1,087/2025 proposed by the Brazilian Government that, if approved, would subject dividends paid to non-resident shareholders to WHT at 10% flat rate. This bill of law also proposes, among other aspects, the (i) imposition of a minimum income tax to the so-called “high income Brazilian individuals”; and (ii) the creation of a procedure to allow for a partial or total refund of the WHT in case the sum of the effective corporate income tax payable by the company distributing the dividends, added by the WHT on dividends, exceed the nominal rates of Brazilian corporate income taxes. This bill of law is still subject to analysis, with potential modification to its original content, and further approval by the Brazilian Congress, if that ever happens.

Due to the complexity of the Proposed Transaction and the detailed analysis and procedures relating to the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, including the application of potential tax exemptions, we advise such investors to consult their own lawyers and tax advisors for specific advice regarding their particular situation with respect to the Proposed Transaction.

Discussion of “No Taxation or Low Taxation Jurisdictions”

Brazilian tax rules set forth different concepts of “No Taxation or Low Taxation Jurisdictions” and “privileged tax regimes,” as per Law No. 9,430/96 recently amended by Law No. 14,596/2023 (in force as of January 1, 2024), which may impact the tax treatment applicable to Non-Brazilian Holders. Nevertheless, on June 7, 2010, the Brazilian Tax Authorities enacted Normative Ruling No. 1,037, as amended, listing on an exhaustive basis (i) the countries and jurisdictions considered to be “No Taxation or Low Taxation Jurisdictions” and (ii) the privileged tax regimes.

Accordingly, we recommend that prospective investors consult their own tax advisors for a more thorough analysis of whether they could face any possible tax consequences from a potential characterization of a “No Taxation or Low Taxation Jurisdiction” or a “privileged tax regime.”

Holders of JBS N.V. Class B Common Shares

As described above, the Merger of Shares and the Redemption are considered taxable events under Brazilian law. J&F and FIP Formosa will not participate in the Merger of Shares or the Redemption and, accordingly, with not be subject to taxation in connection therewith. Instead, as the first step in the Corporate Restructuring, they will receive JBS N.V. Class B Common Shares in a series of transactions that will take place prior to the completion of the Merger of Shares and the Redemption in two phases, as follows: (A) in the first phase, which took place on December 22, 2023: (1) J&F contributed and transferred a portion of its JBS S.A. Common Shares (or 369,918,510 JBS S.A. Common Shares), and FIP Formosa contributed and transferred all of its JBS S.A. Common Shares (or 180,010,329 JBS S.A. Common Shares) to Brazil HoldCo in exchange for newly-issued shares of Brazil HoldCo, ; (2) immediately thereafter, J&F and FIP Formosa contributed and transferred all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo contributed and transferred all such shares of Brazil HoldCo to JBS N.V.; and (B) in the second phase: (1) J&F will contribute and transfer all of its remaining JBS S.A. Common Shares (or 522,224,559 JBS S.A. Common Shares) to Brazil HoldCo as payment for previously issued but unpaid shares of Brazil HoldCo; (2) immediately thereafter, J&F will contribute and transfer all such shares of Brazil HoldCo to LuxCo; and (3) immediately thereafter, LuxCo will contribute and transfer all such shares of Brazil HoldCo to JBS N.V. Similarly to the contribution of JBS S.A. Common Shares by the non-controlling shareholders to Brazil HoldCo in connection with the Merger of Shares, the contribution of the JBS S.A. Common Shares by J&F and FIP Formosa has been and will be made at book value, subject to the same exchange ratio of one JBS N.V. Common Share for every two JBS S.A. Common Shares that will be applied to JBS S.A.’s non-controlling shareholders, which will result in each JBS S.A. Shareholder on the Last Trading Day and each JBS S.A. ADS Holder who surrenders their JBS S.A. ADSs after the Closing Date receiving the same economic interest in the total capital of JBS N.V. as such JBS S.A. Shareholder or JBS S.A. ADS Holder had in JBS S.A., except for the effect of the sale of any fractional JBS N.V. BDRs attributed to shareholders of JBS S.A. resulting from the Merger of Shares and the Redemption and the issuance or transfer of JBS N.V. Class A Common Shares to certain members of senior management as a performance bonus for the successful completion of the Proposed Transaction, as further described under “Management—Compensation of Executive Officers and Directors.” In addition, prior to the time the JBS S.A. General Meeting to approve the Merger of Shares is called, JBS N.V. will contribute a certain number of JBS N.V. Class A Common Shares to Brazil HoldCo, which shares Brazil HoldCo will deliver to our non-controlling shareholders in the form of JBS N.V. BDRs to complete the Redemption. The contributions of JBS S.A. Common Shares by J&F and FIP Formosa in connection with the first step of the Corporate Restructuring are not expected to generate taxable gains to them in Brazil. The Corporate Restructuring was structured in this manner to allow Brazil HoldCo to hold JBS N.V. BDRs in an amount sufficient to properly conduct the Redemption and implement the Merger of Shares and the Redemption

Investment in JBS N.V. Class A Common Shares and JBS N.V. BDRs

This section describes the main tax implications in Brazil for holders of JBS N.V. Class A Common Shares and JBS N.V. BDRs (owned by Brazilian Holders). For the avoidance of doubt, this section does not address tax implications in Brazil for holders of JBS N.V. Class B Common Shares.

Taking into consideration the peculiarities concerning the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, we advise such investors to consult their own lawyers and tax advisors for specific advice regarding their particular situation, including the new tax treatment introduced by Law No. 14,754/2023.

Non-Brazilian Holder of JBS N.V. Class A Common Shares

Dividends and Other Income

Dividends or other similar income arising from JBS N.V. Class A Common Shares and paid by JBS N.V. in favor of a Non-Brazilian Holder should not be subject to income tax in Brazil when paid in favor of a Non-Brazilian Holder.

Gains

According to Law No. 10,833/03, dated December 29, 2003, gains assessed on the sale or other disposition of assets located in Brazil are generally subject to income tax in Brazil, regardless of whether the sale or disposition is made by a Non-Brazilian Holder, to a resident or person domiciled in Brazil or to a non-resident.

As a general rule, gains realized as a result of a disposition or sale transaction are determined by the positive difference between the amount realized on the disposition or sale of the relevant common shares and their acquisition cost. It is unclear whether the capital gain realized by a Non-Resident Holder on a sale or disposition of shares in Brazil is to be determined in foreign or in local currency (the tax authorities clearly take the position that it has to be determined in local currency, but this position is debatable).

Regardless of potential discussions regarding the indirect sale of Brazilian assets, JBS N.V. Class A Common Shares should, in principle, not be treated as an asset located in Brazil and therefore, their disposal should not generate income tax in Brazil.

Brazilian Holder of JBS N.V. Class A Common Shares or JBS N.V. BDRs

Dividends and Other Income

Dividends or other similar income arising from JBS N.V. Class A Common Shares and JBS N.V. BDRs earned by Brazilian Holders are subject to income tax in accordance with applicable rules for financial investments held outside Brazil (not qualified as controlled foreign corporations).

For individual resident in Brazil, the Individual Income Tax (“IRPF”) is currently imposed at a 15% rate on dividends received from abroad, as ruled by Law No. 14,754/2023 in force as of January 1, 2024. This law modified, among other aspects, the tax regime applicable to foreign assets in the form of financial investments such as income tax rates, collection and calculation procedure with the Income Tax Return, possibility of offsetting losses and income tax paid abroad.

Until December 31, 2023, the IRPF was imposed according to progressive rates ranging from 0% to 27.5% or according to the progressive rates ranging from 15% to 22.5%, depending on the nature of the income from abroad. Please also refer to the Bill No. 1,087/2025 proposed by the Brazilian Government and under analysis by the Brazilian Congress that rules on the introduction of a minimum income tax to the so-called “high income Brazilian individuals”.

For Brazilian legal entities, dividends or other similar income arising from JBS N.V. Class A Common Shares and JBS N.V. BDRs are subject, as a general rule, to Corporate Income Taxes – Corporate Income Tax (Imposto de Renda Pessoa Jurídica) (“IRPJ”) and the Social Contribution on Net Income tax (Contribuição Social Sobre o Lucro Líquido) (“CSLL”) at a combined rate of 34% (potential impacts of Brazilian CFC Regime ruled by Law N. 12.973/2014 should be carefully evaluated by this type of investors). In the case of legal entities domiciled in Brazil, other similar income arising from JBS N.V. Class A Common Shares and JBS N.V. BDRs may be also subject to taxes on gross revenues (PIS/Cofins) up to a combined rate of 9.25%, depending on the applicable regime, accounting treatment and nature of recognized revenues.

Gains on the sale of JBS N.V. Class A Common Shares

Gains assessed by Brazilian Holder deriving from the direct sale of JBS N.V. Class A Common Shares (assuming its qualification as financial investments held outside Brazil, under the scope of Law No. 14,754/2023) are subject, as a general rule, to taxation in Brazil depending on the legal nature of such Brazilian Holder, including (i) IRPF at a 15% rate in case of individuals resident in Brazil (rather than progressive rates up to 22,5% that were in force until December 31, 2023, prior to the modifications introduced by Law No. 14,754/2023) , and (ii) IRPJ and CSLL at a combined 34% in case of JBS N.V. Class A Common Shares held by legal entities domiciled in Brazil. Depending on the nature of the investment for the legal entity, potential taxes on gross revenue (PIS/Cofins) may also be imposed.

Brazilian tax laws provide that gains deriving from the sale of assets in which the total sale value does not exceed R$35,000.00 in one month are exempted from income taxation. Brazilian tax authorities issued Consultation Procedure COSIT N. 320/2017 understanding that this exemption rule should be applicable to the sale of stocks abroad such as JBS N.V. Class A Common Shares. However, after the enactment of the new regime of Law No. 14,754/2023, it is understood that tax exemption for monthly proceeds of up to R$35,000.00 on the sale of foreign investments is no longer applicable. We strongly recommend that each investor consult its own tax advisor who can provide specific advice regarding their particular situation.

Gains on the sale of JBS N.V. BDRs

Gains assessed on the disposal of JBS N.V. BDRs performed on the Brazilian stock exchange are subject to taxation in Brazil. In case of individuals resident in Brazil, the sale of JBS N.V. BDRs should have the same tax treatment applicable to the sale of stocks performed on the Brazilian stock exchange, which are subject, as a rule, to income tax imposed at a 15% flat rate (and not progressive rates from 15% to 22.5%, depending on the amount of the capital gains assessed) on net gains (positive difference between the acquisition cost and disposal price supported by proper and reliable document).

Although Brazilian legislation is not clear regarding the application of exemptions rules to such transaction performed by individuals on the stock exchange such as (i) gains assessed on the sale of Brazilian stocks in which the total sale value does not exceed R$20,000.00 in one month; or (ii) gains deriving from the sale of assets in which the total sale value does not exceed R$35,000.00 in one month. Brazilian tax authorities issued Consultation Procedure COSIT N. 39/2022 ruling, under a formal and binding approach, that this exemption rules should not be applicable to the sale of BDRs performed on the Brazilian stock exchange by individuals. We strongly recommend that each investor consult its own tax advisor regarding this controversy, who can provide specific advice regarding their particular situation. If a Brazilian Holder decides to dispose BDRs in Brazil and considering that this disposal is carried out on the stock exchange or on the OTC market, this transaction may be subject to withholding tax at a rate of 0.005% on its corresponding disposal amount. In this case, the withholding tax paid can be offset with the income tax.

Gains assessed by legal entities domiciled in Brazil are subject, as rule, to IRPJ/CSLL at a combined 34% rate. Taxes on gross revenue (PIS/Cofins) may also be imposed depending on the nature and accounting treatment of recognized revenues.

IOF/FX

Conversions of Brazilian currency into foreign currency and foreign currency into Brazilian currency are subject to a tax on foreign exchange (“IOF/FX”). As a rule, a Brazilian Holder may be subject to IOF/FX currently at a rate of 0.38% (this general rate will be reduced to zero as of 2029, pursuant to Decree N. 10.997/2022 currently in force), including in the case of currency conversions in connection with the inflow of dividends or proceeds related to the sale of JBS N.V. Common Shares. The Brazilian Government is permitted to increase the rate of the IOF/FX at any time, up to 25% of the amount of the foreign exchange transaction. However, any increase in rates may only apply to transactions carried out after this increase in rate and not retroactively, including the potential reduction of the applicable rate.

Other Brazilian Taxes

Brazilian inheritance, gift or succession taxes might apply on the ownership, transfer or disposition of JBS N.V. Class A Common Shares by a Brazilian Holder, depending on the rules imposed by certain Brazilian states. There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of JBS N.V. Common Shares or JBS N.V. BDRs.

Conversion and Investment in JBS N.V. Class B Common Shares

Consequences of Participation in the Conversion

Although there is no clear rule regarding how the Conversion carried out abroad should be treated under Brazilian tax law, a holder that is an Eligible Shareholder and chooses to convert some or all of its JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares is not expected to be subject to Brazilian income tax pursuant to this specific event, assuming that the original acquisition cost would be maintained and no additional consideration would be paid in Brazil. We advise the Eligible Shareholders to consult their own lawyers and tax advisors for specific advice and confirmation regarding their situation.

Non-Brazilian Holder of JBS N.V. Class B Common Shares

The consequences of the ownership and disposition of the JBS N.V. Class B Common Shares received in the Conversion generally are the same as the consequences of ownership and disposition of the JBS N.V. Class A Common Shares by a Non-Brazilian Holder, as described above under “Investment in JBS N.V. Class A Common Shares and JBS N.V. BDRs—Non-Brazilian Holder of JBS N.V. Class A Common Shares—Dividends and Other Income” and “—Gains.”

Brazilian Holder of JBS N.V. Class B Common Shares

The consequences of the ownership and disposition of the JBS N.V. Class B Common Shares received in the Conversion generally are the same as the consequences of ownership and disposition of JBS N.V. Class A Common Shares by Brazilian Holder, as described above under “Investment in JBS N.V. Class A Common Shares and JBS N.V. BDRs—Brazilian Holder of JBS N.V. Class A Common Shares—Dividends and Other Income” and “—Gains on the sale of JBS N.V. Class A Common Shares.”

Offsetting of Taxes Potentially Withheld Abroad

We advise any Brazilian Holder to consult their own lawyers and tax advisors regarding the viability of offsetting Brazil taxes potentially withheld abroad because of the ownership and transactions involving JBS N.V. Common Shares and JBS N.V. BDRs.

Material Dutch Tax Consequences

The statements made in this section regarding Dutch tax consequences are the opinion of Ernst & Young Belastingadviseurs LLP, our Dutch tax counsel, subject to the qualifications, assumptions and limitations set forth herein.

This summary solely addresses the principal Dutch tax consequences of the Proposed Transaction and acquisition, ownership and disposal of JBS N.V. Class A Common Shares (including any JBS N.V. Class B Common Shares which are held by Eligible Shareholders after completion of the Proposed Transaction and post Conversion of JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares) or JBS N.V. BDRs and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the Proposed Transaction and the offer to a particular holder will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the Proposed Transaction and Conversion, including the applicability and effect of Dutch tax laws. Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law.

Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that JBS S.A., Brazil HoldCo and JBS N.V. are organized, and that their respective businesses will be conducted, in the manner outlined in this prospectus. A change to such organizational structure or to the manner in which JBS S.A., Brazil HoldCo or JBS N.V. conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this Material Dutch tax consequences paragraph does not address the Dutch tax consequences for a holder of JBS S.A. Common Shares, JBS S.A. ADSs, Brazil HoldCo Redeemable Shares, JBS N.V. Class A Common Shares JBS N.V. BDRs, and/or JBS N.V. Class B Common Shares after completion of the Proposed Transaction including after conversion of any JBS N.V. Class A Common Shares into JBS N.V. Class B Common Shares and conversion of JBS N.V. Class B Common Shares into JBS N.V. Conversion Shares (to be transferred to JBS N.V. at nil consideration) and JBS N.V. Class A Common Shares, who or which:

(i)

is a person who may be deemed an owner of JBS S.A. Common Shares, JBS S.A. ADSs, Brazil HoldCo Redeemable Shares, JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares, JBS N.V. Conversion Shares or JBS N.V. BDRs for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

(ii)

is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from JBS S.A. Common Shares, JBS S.A. ADSs, Brazil HoldCo Redeemable Shares, JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares, JBS N.V. Conversion Shares or JBS N.V. BDRs;

(iii)	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

(iv)	is an entity that, although in principle subject to Dutch corporation tax, is fully or partly exempt from Dutch corporation tax;

(v)

owns JBS S.A. Common Shares, JBS S.A. ADSs, Brazil HoldCo Redeemable Shares, JBS N.V. Class A Common Shares, JBS N.V. Class B Common Shares, JBS N.V. Conversion Shares or JBS N.V. BDRs in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

(vi)

has a substantial interest or a deemed substantial interest in JBS S.A., Brazil HoldCo or JBS N.V. for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person – either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the shares or of any class of shares of JBS S.A.,

Brazil HoldCo or JBS N.V., or rights to acquire, directly or indirectly, such an interest in the shares of JBS S.A., Brazil HoldCo or JBS N.V. or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of JBS S.A., Brazil HoldCo or JBS N.V., or (b) such person’s shares, rights to acquire shares or profit participating certificates in JBS S.A., Brazil HoldCo or JBS N.V. are held by him following the application of a non-recognition provision; or

(vii)	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

The Proposed Transaction

Taxes on Income and Capital Gains

Resident holders of JBS S.A. Common Shares, JBS S.A. ADSs and Brazil HoldCo Redeemable Shares

A holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, Brazil HoldCo Redeemable Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of Brazil HoldCo Redeemable Shares, that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares or Brazil HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of Brazil HoldCo Redeemable Shares, that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, Brazil HoldCo Redeemable Shares is an individual whose situation has not been discussed before in the section entitled “—Resident holders of JBS S.A. Common Shares or Brazil HoldCo Redeemable Shares,” the value of his JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, Brazil HoldCo Redeemable Shares forms part of the yield basis for purposes of tax on benefits from savings and investments.

The regime for the taxation on benefits from savings and investments is as follows. The deemed benefit rate that covers amongst other the income on shares or products derived from shares is (preliminary) determined at 6.04% of the asset value in 2024 (generally the FMV of the shares on January 1, 2024 less a certain threshold). This deemed benefit is taxed at the rate of 36% in 2024. As such, actual benefits derived from or in connection with the JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of Brazil HoldCo Redeemable Shares, are not subject to Dutch income tax in 2024.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of Brazil HoldCo Redeemable Shares, that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, Brazil HoldCo Redeemable Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the Proposed Transaction, including the redemption of the Brazil HoldCo Redeemable Shares in exchange for JBS N.V. BDRs.

Non-resident holders of JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares

Individuals

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, and following the Merger of Shares, Brazil HoldCo Redeemable Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of Brazil HoldCo Redeemable Shares, except if:

(i)

he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares are attributable to such permanent establishment or permanent representative;

(ii)

he derives benefits or is deemed to derive benefits from or in connection with JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

(iii)

he derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise his JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares are attributable.

Corporate entities

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, or following the Merger of Shares, Brazil HoldCo Redeemable Shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with JBS S.A. Common or Brazil HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of Brazil HoldCo Redeemable Shares, except if:

(i)

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares are attributable; or

(ii)

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its JBS S.A. Common Shares, JBS S.A. ADSs or Brazil HoldCo Redeemable Shares are attributable.

General

If a holder of JBS S.A. Common Shares or JBS S.A. ADSs, or following the Merger of Shares, Brazil HoldCo Redeemable Shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the Proposed Transaction, including the redemption of Brazil HoldCo Redeemable Shares in exchange for JBS N.V. BDRs.

Dividend Withholding Tax and Conditional Dividend Withholding Tax

The Proposed Transaction should not be subject to Dutch dividend withholding tax and conditional Dutch dividend withholding tax.

Conversion

The Conversion of one or more JBS N.V. Class A Common Shares into one or more JBS N.V. Class B Common Shares is not a taxable event and does not trigger any Dutch personal income tax, Dutch dividend withholding tax and conditional Dutch dividend withholding tax for resident and non-resident individuals.

For non-resident corporate entities, the Conversion is not a taxable event and does not trigger Dutch corporate income tax, Dutch dividend withholding tax and conditional Dutch dividend withholding tax.

For resident corporate entities and dependent on whether there is an increase or decrease of FMV of JBS N.V. Class B Common Shares upon Conversion of one or more JBS N.V. Class A Common Shares into one or more JBS N.V. Class B Common Shares such result realized is generally included in the taxable result of the resident corporate entity.

Ownership of JBS N.V. Class A Common Shares, JBV N.V. BDRs or JBS N.V. Class B Common Shares

Taxes on Income and Capital Gains

Resident holders of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares

A holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is an individual whose situation has not been discussed before in this section “Material Dutch Tax Consequences— Taxation of Holders of JBS N.V. Class A Common Shares—Taxes on income and capital gains—Resident holders of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares,” the value of his JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares forms part of the yield basis for purposes of tax on benefits from savings and investments.

The regime for the taxation on benefits from savings and investments is as follows. The deemed benefit rate that covers amongst other the income on shares or products derived from shares is (preliminary) determined at 6.04% of the asset value in 2024 (generally the FMV of the shares on January 1, 2024 less a certain threshold). This deemed benefit is taxed at the rate of 36% in 2024. As such, actual benefits derived from or in connection with the JBS S.A. Common Shares, JBS S.A. ADSs or HoldCo Redeemable Shares, including in connection with the Merger of Shares and the redemption of HoldCo Redeemable Shares, are not subject to Dutch income tax in 2024.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of JBS N.V. Class A Common Shares, JBS N.V. BDRs, or JBS N.V. Class B Common Shares or the performance by JBS N.V. of its obligations under such documents or under the JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares.

Non-resident holders of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares

Individuals

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, except if:

(i)

he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable to such permanent establishment or permanent representative;

(ii)

he derives benefits or is deemed to derive benefits from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

(iii)

he derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise his JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable.

Corporate entities

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, except if:

(i)

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable; or

(ii)

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares are attributable.

General

If a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of holding JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares or the performance by JBS N.V. of its obligations under the JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares.

Dividend Withholding Tax

General

JBS N.V. is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by JBS N.V., subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a particular holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs’ or JBS N.V. Class B Common Shares individual circumstances.

The concept “dividends distributed by JBS N.V.” as used in this material Dutch tax consequences paragraph includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

•

liquidation proceeds and proceeds of repurchase or redemption of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;

•	the par value of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares issued by JBS N.V. to a holder of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares or an

increase of the par value of JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting of shareholders of JBS N.V. has resolved in advance to make such repayment and (b) the par value of the JBS N.V. Class A Common Shares or JBS N.V. Class B Common Shares concerned has been reduced by an equal amount by way of an amendment to JBS N.V.’s articles of association.

Additional withholding tax

As from 1 January 2024, an additional Dutch withholding tax applies with respect to dividends distributed or deemed to be distributed by JBS N.V. if the dividends are distributed or deemed to be distributed to a related party (not individual), which (i) is resident in a low-tax or non-cooperative jurisdiction as specifically listed in an annually updated Dutch regulation, (ii) has a permanent establishment in any such jurisdiction as stated under (i) before to which the shares of JBS N.V. and thus dividend is attributable, (iii) is neither resident in the Netherlands nor in a low-tax or non-cooperative jurisdiction, and is entitled to the dividend with the main purpose or one of the main purposes to avoid withholding tax of another person, (iv) is a hybrid entity, or (v) is not resident in any jurisdiction, within the meaning of the Dutch Withholding Tax Act 2021. The additional Dutch withholding tax rate will be equal to the highest Dutch corporate income tax rate at the time of the dividend payment, which is currently 25.8%. Subject to further conditions, the additional Dutch withholding tax on dividends may be reduced by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution.

Gift and Inheritance Taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares by way of gift by, or upon the death of, a holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration Taxes and Duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, the performance by JBS N.V. of its obligations under such documents, or the transfer of JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares, except that Dutch real property transfer tax may be due upon an acquisition in connection with JBS N.V. Class A Common Shares, JBS N.V. BDRs or JBS N.V. Class B Common Shares of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands, or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

EXPENSES OF THE PROPOSED TRANSACTION

The following table sets forth all expenses payable by us in connection with the Proposed Transaction. All the amounts shown are estimates except for the SEC registration fee and the NYSE listing fee.

Amount (in U.S. dollars)
SEC registration fee
NYSE listing fee
Financial, legal, accounting and advisory fees
Printing and mailing expenses
Miscellaneous fees and expenses

Total

DETERMINATION OF OFFERING PRICE

For information about the consideration to be paid to JBS S.A. Shareholders and JBS S.A. ADS Holders pursuant to the Proposed Transaction, see “The Proposed Transaction.”

LEGAL MATTERS

We will receive an opinion from Loyens & Loeff N.V., Amsterdam, the Netherlands, with respect to the validity under Dutch law of the JBS N.V. Class A Common Shares to be issued in connection with the Proposed Transaction and the JBS N.V. Class B Common Shares into which JBS N.V. Class A Common Shares may be converted. We will receive an opinion from Machado Meyer Sendacz e Opice Advogados, São Paulo, Brazil, with respect to the validity under Brazilian law of the JBS N.V. BDRs to be issued in connection with the Proposed Transaction and with respect to certain Brazilian tax matters. We will receive an opinion from Ernst & Young Belastingadviseurs LLP, Amsterdam, the Netherlands, with respect to certain Dutch tax matters.

EXPERTS

The consolidated financial statements of JBS S.A. as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 have been included herein in reliance upon the report of KPMG Auditores Independentes Ltda., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Auditor Independence

In anticipation of the filing of the registration statement of which this prospectus is a part (this “Registration Statement”), we engaged KPMG Auditores Independentes Ltda. (“KPMG”) to perform audits of JBS S.A.’s consolidated financial statements as of December 31, 2022 and 2021 and January 1, 2021 and for each of the years in the three-year period ended December 31, 2022 (the “Audit Periods”) and we requested that KPMG affirm its independence relative to the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC (the “SEC/PCAOB Independence Rules”).

KPMG identified a former KPMG partner (the “Former Partner”) serving in a financial reporting oversight role at JBS S.A. – as a member of JBS S.A.’s Audit Committee and its Related Parties Committee and as an alternate member of its Fiscal Council (Conselho Fiscal) (“Fiscal Council”) — who had a financial relationship with KPMG during a portion of the Audit Periods. KPMG and/or its affiliated member firms, had previously served as external auditor for subsidiaries of JBS S.A. – JBS USA and Seara – under private company auditing standards. The Former Partner resigned from KPMG in 2018. In 2019, the Former Partner joined JBS S.A.’s Audit Committee and Related Parties Committee, joining JBS S.A.’s Fiscal Council as an alternate member in 2020.

KPMG has advised us that it retained an unremitted capital balance from the Former Partner as collateral against a contingent obligation of KPMG based on an outstanding legal matter involving certain KPMG partners, including the Former Partner, in a Brazilian court. None of JBS S.A. or any of its affiliates are involved in the underlying legal matter. KPMG has advised us that to date: (i) a final decision in the legal matter has not been made; (ii) on September 6, 2022, KPMG transferred the retained capital balance to an independent third party custodian and has instructed the custodian to release the funds only in accordance with the Brazilian court’s final decision in the underlying legal matter; and (iii) in the event that the amount due by KPMG exceeds the amount of the capital balance, the Former Partner, jointly with other KPMG partners, has agreed to indemnify KPMG for such additional amount.

Applicable SEC/PCAOB Independence Rules provide that an accountant is not independent if, at any point during the audit and professional engagement period, the accountant has an employment relationship with an audit client, such as if a former partner of an accounting firm who has a capital balance in the accounting firm is in an accounting role or financial reporting oversight role at an audit client. JBS S.A. and KPMG have considered various factors in the context of the applicability of the SEC/PCAOB Independence Rules and KPMG’s ability to exercise objective and impartial judgment. KPMG has further advised us that in all relevant periods the Former Partner did not have direct involvement or interaction with KPMG in the context of KPMG’s prior work on audits of JBS USA and Seara and did not participate in discussions relating to audit results, audit fees or auditor hiring processes or approvals in relation to such audits. The Former Partner will also recuse himself from any decision-making related to KPMG’s appointment and execution as auditor of the JBS Group in relation to KPMG’s audits of financial statements until such time that KPMG has completed the audit of the financial statements included in this Registration Statement. Moreover, we and KPMG have considered the Former Partner’s indemnification of KPMG. None of JBS S.A. or any affiliate or person in a financial reporting oversight role (including the Former Partner) is a party to the underlying litigation. As such, there is no adversarial relationship between KPMG and JBS S.A. There is also no adversarial relationship between KPMG and the Former Partner as these parties have previously agreed on the treatment of any claims resulting from the underlying litigation (i.e., via the retention of the capital balance and the indemnification arrangement).

Accordingly, each of KPMG and JBS S.A. has determined that there are no factors or conflicts, including the Former Partner’s relationship with KPMG, that would render KPMG incapable of exercising objective and impartial judgment on issues encompassed within KPMG’s engagement as the independent auditor of the JBS Group for the Audit Periods under SEC/PCAOB Independence Rules.

ENFORCEABILITY OF CIVIL LIABILITIES

The Netherlands

The issuer was incorporated on October 9, 2019 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with the name “Violet Holdings B.V.” On February 3, 2020, its name was changed to “Swift Foods B.V.” and, on November 17, 2022, its name was changed to “JBS B.V.” Prior to the Closing Date, the issuer will be converted into a public limited liability company (naamloze vennootschap) under Dutch law with the name “JBS N.V.” As of the date of this prospectus, the issuer is a wholly-owned subsidiary of LuxCo and holds, through Brazil HoldCo, 24.79% of the JBS S.A. Common Shares. Prior to the completion of the Proposed Transaction, J&F intends to transfer the remainder of its JBS S.A. Common Shares to Brazil HoldCo and to transfer the corresponding shares issued by Brazil Holdco to LuxCo for further transfer to JBS N.V., as a result of which the issuer will indirectly hold all of the shares of JBS S.A. that are currently indirectly held by our ultimate controlling shareholders. As further described in this prospectus, the JBS Group proposes that all remaining JBS S.A. Shareholders and JBS S.A. ADS Holders become shareholders of JBS N.V.

Some of JBS N.V.’s directors, executive officers and experts named herein are not residents of the United States. In addition, a substantial portion of our assets and some of the assets of our directors and executive officers are located outside the United States. Certain disputes between, among others, our (former) directors and us must be exclusively submitted to Dutch courts. As a result, investors in our common shares may have difficulty enforcing their rights.

The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by U.S. courts based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands, that party may submit to the Dutch court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States against us will neither be recognized nor enforced by a Dutch court but such judgment may serve as evidence in a similar action in a Dutch court. Additionally, based on Dutch Supreme Court case law, a Dutch court will generally grant the same judgment without a review of the merits of the underlying claim if that judgment: (1) resulted from legal proceedings compatible with Dutch notions of due process; (2) does not contravene public policy of the Netherlands; (3) was a decision of a court that has accepted its judgment on internationally accepted principles of private international law; and (5) is not incompatible with (a) a prior judgment of a Dutch court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that the prior judgment qualifies for recognition in the Netherlands.

Under Dutch law, in the event that a third party is liable to JBS N.V., only JBS N.V. itself can bring civil action against that party. Shareholders of JBS N.V. do not have the right to bring an action on behalf of JBS N.V. Only in the event that the cause for the liability of a third party to JBS N.V. also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can act as a class representative and has standing to commence proceedings if certain criteria are met. All members of the class who are residents of The Netherlands and who did not opt out will in principle be bound to the outcome of the case. Unless otherwise ordered by a competent court, residents of other countries must in principle actively opt in in order to be able to benefit from the class action. If a settlement is reached, a Dutch court may declare the settlement agreement binding upon the relevant class, subject to an opt-out choice. An individual injured party may also itself institute a civil claim for damages. Even though Dutch law does not provide for derivative suits, directors and officers can still be subject to liability under U.S. securities laws.

Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in the Netherlands judgments in civil and commercial matters obtained from U.S. federal or state courts. We believe that U.S. investors may originate actions in a court of competent jurisdiction in the Netherlands. There is doubt as to whether a Dutch court would impose civil liability on us, the members of our board of directors, our officers or certain experts named herein in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Netherlands against us or such members, officers or experts, respectively.

Brazil

Machado, Meyer, Sendacz e Opice Advogados, our counsel as to Brazilian law, have advised us that there is uncertainty as to whether the courts of Brazil would, respectively: (1) recognize or enforce judgments of United States courts obtained against JBS S.A., JBS N.V. or JBS S.A.’s or JBS N.V.’s directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (2) entertain original actions brought in Brazil against JBS S.A., JBS N.V. or JBS S.A.’s or JBS N.V.’s directors or officers predicated upon the securities laws of the United States or any state in the United States.

A substantial portion of our assets are located in Brazil. In addition, as of the date of this prospectus, a majority of the members of JBS S.A.’s and JBS N.V.’s board of directors and all of JBS N.V.’s officers are nationals or residents of Brazil and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon JBS N.V., JBS S.A. or these persons, or to enforce against JBS N.V. or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed JBS USA Food Company, located at 1770 Promontory Circle, Greeley, Colorado 80634, as JBS N.V.’s agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this Proposed Transaction.

A judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against JBS S.A., JBS N.V. or JBS S.A.’s or JBS N.V.’s directors or officers obtained in the United States would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a certain amount rendered by any such court, provided that such judgment has been previously recognized by the Brazilian Superior Tribunal of Justice (Superior Tribunal de Justiça) (“STJ”). That recognition will only be available, pursuant to Articles 963 and 964 of the Brazilian Code of Civil Procedure (Código de Processo Civil, Law No. 13,105, dated March 16, 2015, as amended), if the U.S. judgment:

•	complies with all formalities necessary for its enforcement;

•	is issued by a court of competent jurisdiction after proper service of process is made or after sufficient evidence of our absence has been given, as requested under the laws of the United States;

•	is not rendered in an action upon which Brazilian courts have exclusive jurisdiction, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure (Law No. 13,105/2015);

•	is final and, therefore, not subject to appeal (res judicata) in the United States;

•	creates no conflict between the United States judgment and a previous final and binding (res judicata) judgment on the same matter and involving the same parties issued in Brazil;

•	is duly apostilled by a competent authority of the United States, according to The Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated as of October 5, 1961 authentication (the “Hague Convention”). If such decision emanates from a country that is not a signatory of the Hague Convention, it must be duly authenticated by a Brazilian Diplomatic Office or Consulate;

•	is accompanied by a translation into Portuguese made by a certified translator in Brazil, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

•	is not contrary to Brazilian national sovereignty or public policy and does not violate the dignity of the human person, as set forth in Brazilian law.

The judicial recognition process may be time-consuming and may also give rise to difficulties in enforcing such foreign judgment in Brazil. Accordingly, we cannot assure you that judicial recognition of a foreign judgment would be successful, that the judicial recognition process would be conducted in a timely manner or that a Brazilian court would enforce a judgment of countries other than Brazil.

We believe original actions may be brought in connection with this offering predicated on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against JBS N.V., JBS S.A., or the members of either of their boards of directors or either of their executive officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil and who does not own real property in Brazil must post a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of money according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). This is so except in the case of: (1) claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), or enforcement of foreign judgments that have been duly recognized by the Superior Court of Justice; (2) counterclaims as established; and (3) when an exemption is provided by an international agreement or treaty to which Brazil is a signatory.

If proceedings are brought in Brazilian courts seeking to enforce our obligations with respect to JBS N.V. Class A Common Shares or with respect to JBS S.A.’s Common Shares, payment shall be made in Brazilian reais. Any judgment rendered in Brazilian courts in respect of any payment obligations with respect to JBS N.V. Class A Common Shares would be expressed in Brazilian reais. See “Risk Factors—Risks Relating to the Proposed Transaction, the JBS N.V. Common Shares and the JBS N.V. BDRs—Judgments of Brazilian courts to enforce our obligations with respect to JBS N.V. Class A Common Shares or JBS N.V. BDRs may be payable only in Brazilian reais.”

We have also been advised that the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant in Brazil is governed and limited by provisions of Brazilian law.

Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC on Form F-4 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. As soon as reasonably practicable after the completion of the Proposed Transaction, we plan to establish a website that will allow you to access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information that will be contained in, or that will be accessed through, our website is not part of this prospectus.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of the Proposed Transaction, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information will be available without charge on the SEC’s website. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, we will be required to promptly disclose on Form 6-K any material information that we (1) make or are required to make public pursuant to the law of our domicile, incorporation or organization, (2) file or are required to file with a stock exchange on which our securities are traded and which was made public by that exchange or (3) distribute or are required to distribute to our security holders.

As of the date of this prospectus, JBS S.A. is subject to the informational requirements of the Exchange Act. Accordingly, it is required to file reports and other information with the SEC, including annual reports on Form 20-F and periodic reports on Form 6-K. You may read JBS S.A.’s periodic reports on the SEC’s website at http://www.sec.gov. Except as otherwise expressly indicated herein, any such information does not form part of this prospectus or the registration statement. Those reports or other information are available without charge on the SEC’s website. In addition, JBS S.A. is subject to the informational requirements of the CVM and B3 and files reports and other information relating to its businesses, financial condition and other matters with the CVM and B3. You may read these reports, statements and other information about JBS S.A. at the public reference facilities maintained by the CVM at http://www.gov.br/cvm and the website maintained by B3 at http://www.b3.com.br. The public filings of JBS S.A. with the SEC and the CVM are also available to the public free of charge through JBS S.A.’s website at https://ri.jbs.com.br/en/. The information included on or that can be accessed through the mentioned websites is not included in this prospectus or the registration statement and is not incorporated into this prospectus or the registration statement by reference.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful and does not constitute an offer of securities to the public in the European Union within the meaning of Article 3(1) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, (the “Prospectus Regulation”). This prospectus is not a prospectus or an offer document within the meaning of the Prospectus Regulation.

INDEX TO FINANCIAL STATEMENTS

JBS S.A.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

JBS S.A.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of JBS

S.A. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of income or loss, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2024 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2024, in conformity with International Financial Reporting Standards (IFRS) Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

KPMG Auditores Independentes Ltda., uma sociedade simples brasileira, de responsabilidade limitada e firma-membro da organização global KPMG de firmas-membro independentes licenciadas da KPMG International Limited, uma empresa inglesa privada de responsabilidade limitada.	KPMG Auditores Independentes Ltda., a Brazilian limited liability company and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Evaluation of income tax expense

As discussed in Note 9 to the consolidated financial statements, the Company reported US$ 743,393 thousand of income tax expense for the year ended December 31, 2024 in the consolidated statements of income or loss. The Company is domiciled in Brazil and conducts business globally, consequently it is subject to income taxes in Brazil and foreign income taxes in many of the jurisdictions in which it operates. The income tax expense is an estimate based on the Company’s understanding of current enacted tax laws and tax rates and their application to the Company’s business.

We identified the evaluation of the income tax expense as a critical audit matter. Evaluating the application of the current tax regulations in various foreign jurisdictions to the Company’s business, including the Company´s assessment of the effects of certain transactions and changes to tax regulations on the income tax expense, required complex auditor judgment and the use of tax professionals with specialized skills.

The following are the primary procedures we performed to address this critical audit matter. We involved income tax professionals with specialized skills and knowledge in various tax jurisdictions, who assisted in evaluating the Company’s interpretation and application of tax regulations, including the associated income tax consequences of changes in those regulations. They also assisted in assessing certain transactions, including reviewing the underlying documentation and evaluating the impact on the Company’s income tax calculations.

Goodwill impairment assessment for certain cash-generating units

As discussed in Note 13 to the consolidated financial statements, the goodwill balance as of December 31, 2024 was US$ 5,417,134 thousand, of which US$ 1,097,642 thousand related to the European cash generating units within the Company’s Pilgrim’s Pride subsidiary. On July 1, 2024, the Company completed the reorganization of the cash-generating units (CGUs) at its subsidiary, Pilgrim’s Pride Corporation (PPC) in Europe. As a result of the reorganization, the Company reassigned assets and liabilities to the applicable CGUs and allocated goodwill using the relative net assets approach. The Company then performed an interim impairment test on the PPC CGUs on both a pre- and post-reorganization basis. There was no impairment recognized as a result of these tests.

We identified the evaluation of the post-reorganization goodwill impairment assessment on July 1, 2024 related to certain cash generating units within the Company’s PPC subsidiary as a critical audit matter. Subjective auditor judgment and specialized skills and knowledge were required to evaluate certain key assumptions used in measuring the fair value of the cash generating units. These key assumptions included forecasted revenue growth, forecasted margins, discount rates, and terminal growth rates. Changes in these assumptions could have had an impact on the fair value of the cash generating units.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s goodwill impairment assessments as of July 1, 2024 for certain cash generating units within the Company’s PPC subsidiary, including controls over the key assumptions listed above. We evaluated the Company’s assessments by:

•	assessing the Company’s forecasted revenue growth and forecasted margins against underlying business strategies, growth plans, and comparable companies; and

•	comparing historical revenue growth and margins to forecasts to assess the Company’s ability to forecast.

In addition, we involved valuation professionals with specialized skills and knowledge, who assisted in:

•	evaluating the discount rates used by comparing the Company’s inputs to the discount rates to publicly available data for comparable companies and assessing the resulting discount rates; and

•	comparing the selected terminal growth rates to the Company’s growth expectations using publicly available industry and economic data.

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda.

We have served as the Company’s auditor since 2022.

São Paulo, Brazil

March 25, 2025

Consolidated statements of financial position

In thousands of United States dollar - US$

	Note	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	3	5,613,672	4,569,517
Margin cash	3	136,554	132,461
Trade accounts receivable	4	3,735,540	3,390,856
Inventories	5	5,015,989	5,101,230
Biological assets	6	1,608,223	1,712,153
Recoverable taxes	7	637,728	919,120
Derivative assets		84,468	87,795
Other current assets		288,842	323,194

TOTAL CURRENT ASSETS		17,121,016	16,236,326

NON-CURRENT ASSETS
Recoverable taxes	7	1,412,455	1,744,275
Biological assets	6	518,234	531,477
Related party receivables	8	77,355	118,554
Deferred income taxes	9	651,178	774,861
Derivative assets		—	81,940
Other non-current assets		268,737	319,226

		2,927,959	3,570,333

Investments in equity-accounted investees		38,312	56,601
Property, plant and equipment	10	11,780,880	12,918,249
Right of use assets	11.1	1,596,873	1,705,710
Intangible assets	12	1,803,199	1,985,595
Goodwill	13	5,417,134	6,105,020

TOTAL NON-CURRENT ASSETS		23,564,357	26,341,508

TOTAL ASSETS		40,685,373	42,577,834

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of financial position

In thousands of United States dollar - US$

	Note	December 31, 2024	December 31, 2023
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	14	5,465,513	5,257,053
Supply chain finance	14	728,710	948,066
Loans and financing	15	2,084,225	891,570
Income taxes	16	233,027	83,247
Other taxes payable	16	113,734	144,002
Payroll and social charges	17	1,435,751	1,297,181
Lease liabilities	11.2	335,681	352,627
Dividends payable	18	358,621	400
Provisions for legal proceedings	19	280,804	197,440
Derivative liabilities		165,979	144,251
Other current liabilities		455,020	581,123

TOTAL CURRENT LIABILITIES		11,657,065	9,896,960

NON-CURRENT LIABILITIES
Loans and financings	15	17,242,571	19,107,567
Income and other taxes payable	16	406,655	94,368
Payroll and social charges	17	352,718	490,503
Lease liabilities	11.2	1,398,348	1,488,600
Deferred income taxes	9	1,095,291	1,360,257
Provisions for legal proceedings	19	216,659	315,953
Derivative liabilities		100,087
Other non-current liabilities		81,615	115,840

TOTAL NON-CURRENT LIABILITIES		20,893,944	22,973,088

EQUITY	20
Share capital - common shares		13,177,841	13,177,841
Capital reserve		(180,586)	(186,009)
Other reserves		(37,470)	(36,413)
Profit reserves		4,211,944	3,623,632
Accumulated other comprehensive loss		(10,077,264)	(7,554,007)

Attributable to company shareholders		7,094,465	9,025,044
Attributable to non-controlling interest		1,039,899	682,742

TOTAL EQUITY		8,134,364	9,707,786

TOTAL LIABILITIES AND EQUITY		40,685,373	42,577,834

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of income for the years ended December 31, 2024, 2023 and 2022

In thousands of United States dollar - US$ (except for earnings per share)

	Note	2024	2023	2022
NET REVENUE	21	77,182,547	72,918,123	72,613,910
Cost of sales	26	(65,594,321)	(64,950,972)	(61,070,237)

GROSS PROFIT		11,588,226	7,967,151	11,543,673

Selling expenses	26	(4,827,284)	(4,594,334)	(4,681,689)
General and administrative expenses	26	(2,278,392)	(2,315,074)	(2,290,031)
Other income	26.1	84,525	148,625	311,057
Other expenses	26.1	(189,254)	(122,228)	(99,619)

NET OPERATING EXPENSES		(7,210,405)	(6,883,011)	(6,760,282)

OPERATING PROFIT		4,377,821	1,084,140	4,783,391
Finance income	22	719,370	584,216	808,612
Finance expense	22	(2,389,133)	(1,937,621)	(2,050,310)

NET FINANCE EXPENSE		(1,669,763)	(1,353,405)	(1,241,698)

Share of profit of equity-accounted investees, net of tax		2,945	9,537	11,800

PROFIT (LOSS) BEFORE TAXES		2,711,003	(259,728)	3,553,493

Current income taxes	9	(870,474)	(69,460)	(515,264)
Deferred income taxes	9	127,081	197,453	105,308

TOTAL INCOME TAXES		(743,393)	127,993	(409,956)

NET INCOME (LOSS)		1,967,610	(131,735)	3,143,537

ATTRIBUTABLE TO:
Company shareholders		1,766,870	(198,869)	2,997,488
Non-controlling interest		200,740	67,134	146,049

		1,967,610	(131,735)	3,143,537

Basic and diluted earnings (loss) per share - common shares (US$)	23	0.80	(0.09)	1.34

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of comprehensive income for the years ended December 31, 2024, 2023 and 2022

In thousands of United States dollar - US$ (except for earnings per share)

	Note	2024	2023	2022
Net income (loss)		1,967,610	(131,735)	3,143,537
Other comprehensive income
Items that are or may be subsequently reclassified to statement of income:
Gain (loss) on net investment in foreign operations	20 e.1	(1,948,544)	179,612	137,499
Gain (loss) on foreign currency translation adjustments		(421,856)	560,954	(660,075)
Gain (loss) on cash flow hedge	27	796	6,873	(48,526)
Deferred income tax on gain (loss) on cash flow hedge		(202)	(1,744)	16,499
Other fair value adjustments through other comprehensive income		(2,786)	(13,143)	(6,360)
Items that will not be reclassified to statement of income:
Gains associated with pension and other postretirement benefit obligations		18,272	11,181	13,405
Income tax on gain associated with pension and other postretirement benefit obligations		(4,636)	(2,837)	(3,364)

Total other comprehensive income (loss)		(2,358,956)	740,896	(550,922)

Comprehensive Income (loss)		(391,346)	609,161	2,592,615

Total comprehensive income attributable to:
Company shareholders		(756,387)	567,326	2,506,090
Non-controlling interest		365,041	41,835	86,525

		(391,346)	609,161	2,592,615

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of changes in equity for the years ended December 31, 2024, 2023 and 2022

In thousands of United States dollar - US$

			Capital reserves				Profit reserves				Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Treasury shares	Legal Reserve	Reserve for investments	Tax-incentive reserve	VAE	FCTA	Retained earnings (loss)	Total	Non-controlling interest	Total equity
BALANCE ON JANUARY 1, 2022		13,177,841	36,321	(154,198)	10,145	(33,747)	(619,298)	455,474	2,963,982	—	92,305	(8,024,668)	—	7,904,157	660,795	8,564,952

Net income		—	—	—	—	—	—	—	—	—	—	—	2,997,488	2,997,488	146,049	3,143,537
Loss on foreign currency translation adjustments (4)		—	—	—	—	—	47,776	—	(110,117)	—	—	(523,602)	(12,339)	(598,282)	(61,793)	(660,075)
Gain on net investment in foreign operations (2)		—	—	—	—	—	—	—	—	—	—	137,499	—	137,499	—	137,499
Loss on cash flow hedge (5)		—	—	—	—	—	—	—	—	—	(32,027)	—	—	(32,027)	—	(32,027)
Valuation adjustments to equity in subsidiaries(3)		—	—	—	—	—	—	—	—	—	(6,514)	—	—	(6,514)	154	(6,360)
Loss associated with pension and other postretirement benefit obligations		—	—	—	—	—	—	—	—	—	7,926	—	—	7,926	2,115	10,041

Total comprehensive income (loss)		—	—	—	—	—	47,776	—	(110,117)	—	(30,615)	(386,103)	2,985,149	2,506,090	86,525	2,592,615
Purchase of treasury shares(1)	20 d1	—	—	—	—	—	(719,393)	—	—	—	—	—	—	(719,393)	—	(719,393)
Sale of treasury shares	20 d1	—	—	—	—	—	169,408	—	(1,903)	—	—	—	—	167,505	—	167,505
Cancellation of treasury shares	20 d1	—	—	—	—	—	1,121,507	—	(1,121,507)	—	—	—	—	—	—	—
Share-based compensation	24	—	—	6,219	—	—	—	—	—	—	—	—	—	6,219	1,396	7,615
Realization of other reserves	20 c	—	—	—	—	(1,430)	—	—	—	—	—	—	1,430	—	—	—
Proposed interim dividends		—	—	—	—	—	—	—	—	—	—	—	(450,767)	(450,767)	—	(450,767)
Distribution of proposed interim dividends	18	—	—	—	—	—	—	—	—	—	—	—	(422,033)	(422,033)	—	(422,033)
Prescribed dividends		—	—	—	—	—	—	—	—	—	—	—	3	3	—	3
Constitution legal reserve	20 d3	—	—	—	—	—	—	148,129	—	—	—	—	(148,129)	—	—	—
Constitution of investments statutory reserve	20 d4	—	—	—	—	—	—	—	1,694,844	—	—	—	(1,694,844)	—	—	—
Purchase of Pilgrim’s Pride Corporation treasury shares repurchase		—	—	(91,605)	—	—	—	—	—	—	—	—	—	(91,605)	(98,139)	(189,744)
Dividends to non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	—	(5,002)	(5,002)
Acquisitions of non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	—	3,034	3,034
Constitution of tax-incentive reserve	20 d5	—	—	—	—	—	—	—	(496,545)	767,354	—	—	(270,809)	—	—	—
Others		—	—	—	—	—	—	—	—	—	—	—	—	—	(2,639)	(2,639)

BALANCE ON DECEMBER 31, 2022		13,177,841	36,321	(239,584)	10,145	(35,177)	—	603,603	2,928,754	767,354	61,690	(8,410,771)	—	8,900,176	645,970	9,546,146

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of changes in equity for the years ended December 31, 2024, 2023 and 2022

In thousands of United States dollar - US$

			Capital reserves				Profit reserves			Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Legal Reserve	Reserve for investments	Tax-incentive reserve	VAE	FCTA	Retained earnings (loss)	Total	Non-controlling interest	Total equity
BALANCE ON JANUARY 1, 2023		13,177,841	36,321	(239,584)	10,145	(35,177)	603,603	2,928,754	767,354	61,690	(8,410,771)	—	8,900,176	645,970	9,546,146

Net income (loss)		—	—	—	—	—	—	—	—	—	—	(198,869)	(198,869)	67,134	(131,735)
Gains on foreign currency translation adjustments(4)		—	—	—	—	—	—	—	—	—	618,297	(30,467)	587,830	(26,876)	560,954
Gain on net investment in foreign operations (2)		—	—	—	—	—	—	—	—	—	179,612	—	179,612	—	179,612
Loss on cash flow hedge, net of tax (5)		—	—	—	—	—	—	—	—	5,129	—	—	5,129	—	5,129
Valuation adjustments to equity in subsidiaries (3)		—	—	—	—	—	—	—	—	(13,143)	—	—	(13,143)	—	(13,143)
Gain associated with pension and other postretirement benefit obligations, net of tax		—	—	—	—	—	—	—	—	6,767	—	—	6,767	1,577	8,344

Total comprehensive income (loss)		—	—	—	—	—	—	—	—	(1,247)	797,909	(229,336)	567,326	41,835	609,161
Share-based compensation	24	—	—	7,109	—	—	—	—	—	—	(1,588)	—	5,521	1,392	6,913
Realization of other reserves	20 c	—	—	—	—	(1,236)	—	—	—	—	—	1,236	—	—	—
Distribution of interim dividends		—	—	—	—	—	—	—	—	—	—	(447,979)	(447,979)	—	(447,979)
Constitution of investments statutory reserve	20 d4	—	—	—	—	—	—	(696,226)	—	—	—	696,226	—	—	—
Dividends to non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	(6,318)	(6,318)
Constitution of tax-incentive reserve	20 d5	—	—	—	—	—	—	—	20,147	—	—	(20,147)	—	—	—
Others		—	—	—	—	—	—	—	—	—	—	—	—	(137)	(137)

BALANCE ON DECEMBER 31, 2023		13,177,841	36,321	(232,475)	10,145	(36,413)	603,603	2,232,528	787,501	60,443	(7,614,450)	—	9,025,044	682,742	9,707,786

BALANCE ON JANUARY 1, 2024		13,177,841	36,321	(232,475)	10,145	(36,413)	603,603	2,232,528	787,501	60,443	(7,614,450)	—	9,025,044	682,742	9,707,786

Net income (loss)		—	—	—	—	—	—	—	—	—	—	1,766,870	1,766,870	200,740	1,967,610
Gain (Losses) on foreign currency translation adjustments(4)		—	—	—	—	—	—	—	—	—	(2,108,541)	—	(2,108,541)	159,997	(1,948,544)
Losses on net investment in foreign operations (2)		—	—	—	—	—	—	—	—	—	(421,856)	—	(421,856)	—	(421,856)
Gain (loss) on cash flow hedge, net of tax (5)		—	—	—	—	—	—	—	—	594	—	—	594	—	594
Other fair value adjustments through other comprehensive income (3)		—	—	—	—	—	—	—	—	(2,787)	—	—	(2,787)	—	(2,787)
Gain associated with pension and other postretirement benefit obligations, net of tax		—	—	—	—	—	—	—	—	9,333	—	—	9,333	4,304	13,637

Total comprehensive income (loss)		—	—	—	—	—	—	—	—	7,140	(2,530,397)	1,766,870	(756,387)	365,041	(391,346)

Consolidated statements of changes in equity for the years ended December 31, 2024, 2023 and 2022

In thousands of United States dollar - US$

			Capital reserves				Profit reserves			Other comprehensive income
	Note	Share capital	Premium on issue of shares	Capital transaction (1)	Stock options	Other reserves	Legal Reserve	Reserve for investments	Tax-incentive reserve	VAE	FCTA	Retained earnings (loss)	Total	Non-controlling interest	Total equity
Share-based compensation	24	—	—	13,037	—	—	—	—	—	—	—	—	13,037	2,756	15,793
Realization of other reserves	20 c	—	—	—	—	(1,057)	—	—	—	—	—	1,057	—	—	—
Distribution of interim dividends		—	—	—	—	—	—	(1,179,620)	—	—	—	—	(1,179,620)	—	(1,179,620)
Prescribed dividends		—	—	—	—	—		—	—	—	—	5	5	—	5
Legal Reserve		—	—	—	—	—	88,396	—	—	—	—	(88,396)	—	—	—
Constitution of investments statutory reserve	20 d4	—	—	—	—	—	—	1,017,205	—	—	—	(1,017,205)	—	—	—
Acquisition of Non-Controlling Interest in Diamond Valley Pork		—	—	(7,614)	—	—	—	—	—	—	—	—	(7,614)	(5,710)	(13,324)
Dividends to non-controlling interest		—	—	—	—	—	—	—	—	—	—	—	—	(4,293)	(4,293)
Constitution of tax-incentive reserve	20 d5	—	—	—	—	—	—	—	662,331	—	—	(662,331)	—	—	—
Business acquisitions		—	—	—	—	—	—	—	—	—	—	—	—	(674)	(674)
Others		—	—	—	—	—	—	—	—	—	—	—	—	37	37

BALANCE ON DECEMBER 31, 2024		13,177,841	36,321	(227,052)	10,145	(37,470)	691,999	2,070,113	1,449,832	67,583	(10,144,847)	—	7,094,465	1,039,899	8,134,364

(1)	Refers to the purchase of PPC treasury shares and share-based payment expenses incurred from subsidiaries.
(2)	Foreign Currency Translation Adjustments (FCTA) and exchange variation in subsidiaries
(3)	Mainly related to derivative financial instruments.
(4)

Refers to the net investment on foreign operations of intercompany balances between JBS S.A. and its indirect subsidiaries JBS Investments Luxembourg S.à.r.l.. Thus, since the balances are an extension of that entity’s investment, they are considered as equity instruments.

(5)	Refers to the hedge accounting mainly in the indirect subsidiary Seara Alimentos.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of cash flows for the years ended December 31, 2024, 2023 and 2022

In thousands of United States dollar - US$

	Note	2024	2023	2022
Cash flows from operating activities
Net income (loss)		1,967,610	(131,735)	3,143,537
Adjustments for:
Depreciation and amortization	6. 10. 11. 12	2,189,547	2,149,066	1,907,921
Expected credit losses	4	12,856	9,906	9,230
Share of profit of equity-accounted investees		(2,945)	(9,537)	(11,800)
Gain on sales of assets		(8,856)	(14,033)	(18,816)
Tax expense	9	743,393	(127,993)	409,956
Net finance expense	22	1,669,764	1,353,405	1,241,698
Share-based compensation		15,794	6,913	7,615
Provisions for legal proceedings	19	47,229	106,117	43,773
Impairment of goodwill and property, plant and equipment	10 and 13	28,264	30,250	19,846
Net realizable value inventory adjustments	5	13,957	(6,100)	13,164
DOJ (Department of Justice) and antitrust agreements	19	253,731	102,500	101,447
Fair value adjustment of biological assets	6	(158,600)	85,015	(36,107)
Leniency agreement		—	—	(103,346)
Gain from bargain purchase		—	—	(46,897)
Extemporaneous Litigation		61,016	—	—
Extemporaneous Reversal of Tax Credits		58,654	—	—

		6,891,414	3,553,774	6,681,221
Changes in assets and liabilities:
Trade accounts receivable		(333,628)	624,752	(269,553)
Inventories		(377,443)	480,524	(458,223)
Recoverable taxes		45,351	137,678	(708,996)
Other current and non-current assets		(7,606)	(40,938)	151,246
Biological assets		(520,541)	(529,365)	(864,782)
Trade accounts payable and supply chain finance		344,542	(787,017)	253,184
Taxes paid in installments		(60,993)	(48,091)	(78,029)
Other current and non-current liabilities		62,362	249,454	(124,872)
DOJ and Antitrust agreements payment		(170,573)	(90,300)	(167,046)
Income taxes paid		(348,666)	(70,918)	(1,039,421)

Changes in operating assets and liabilities		(1,367,195)	(74,221)	(3,306,492)

Cash provided by operating activities		5,524,219	3,479,553	3,374,729

Interest paid		(1,486,820)	(1,288,172)	(930,882)
Interest received		192,150	187,393	136,697

Net cash flows provided by operating activities		4,229,549	2,378,774	2,580,544

Consolidated statements of cash flows for the years ended December 31, 2024, 2023 and 2022

In thousands of United States dollar - US$

	Note	2024	2023	2022
Cash flows from investing activities
Purchases of property, plant and equipment		(1,480,298)	(1,502,137)	(2,172,596)
Purchases of intangible assets	12	(10,585)	(8,983)	(8,386)
Proceeds from sale of property, plant and equipment		47,216	71,980	48,765
Additional investments in equity-accounted investees		—	—	(2,066)
Acquisitions, net of cash acquired		(5,829)	(3,529)	(378,853)
Dividends received		10,672	12,593	2,669
Related party transactions		21,171	1,039	760
Others		—	20,625	(25,857)

Cash used in investing activities		(1,417,653)	(1,408,412)	(2,535,564)

Cash flows from financing activities
Proceeds from loans and financing		2,976,300	9,035,710	8,011,638
Payments of loans and financing		(2,990,311)	(7,091,698)	(7,473,186)
Derivative instruments received (settled)		(231,969)	(12,745)	(261,739)
Margin cash		20,099	(26,602)	109,732
Dividends paid		(759,301)	(447,979)	(872,802)
Dividends paid to non-controlling interest		(4,296)	(5,859)	(5,002)
Purchase of Diamond Pork treasury shares		(7,614)	—	(189,744)
Purchase of treasury shares		—	—	(719,393)
Sales of treasury shares		—	—	167,505
Payments of leasing contracts		(417,752)	(428,745)	(434,488)

Cash provided (used in) by financing activities		(1,414,844)	1,022,082	(1,667,479)

Effect of exchange rate changes on cash and cash equivalents		(352,896)	50,642	(15,419)

Net change in cash and cash equivalents		1,044,155	2,043,086	(1,637,918)
Cash and cash equivalents beginning of period		4,569,517	2,526,431	4,164,349

Cash and cash equivalents at the end of period		5,613,672	4,569,517	2,526,431

Non-cash transactions:
Non-cash additions to right of use assets and lease liabilities	11.2	504,963	483,698	483,201
Capitalized interest	10	31,695	68,164	(70,788)
Dividends Prescribed and payable		5	696	—
Interim dividends	18	379,637	—	—
Non-Cash additions to PP&E		12,529	—	—
Cancellation of treasury shares	20	—	—	(1,121,507)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

1 Background information

JBS S.A (“JBS”), is a corporation with its headquarters office in Brazil, at Avenue Marginal Direita do Tietê, no. 500, Vila Jaguara, in the City of São Paulo, and is controlled by J&F Investimentos S.A. Consolidated financial statements comprise JBS and its subsidiaries (collectively, the ‘Group’) as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, that were authorized by the Board of Directors on March 25, 2024. The Group has its shares publicly traded and listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (B3 - Brasil, Bolsa Balcão) under the ticker symbol “JBSS3”. In addition, American Depository Receipts related to shares issued by JBS are also publicly traded in the United States of America under the symbol “JBSAY”.

The Group operates in the processing of animal protein, such as beef, pork, lamb and chicken, and operates in the production of convenience foods and other products. In addition, it sells leather, hygiene and cleaning products, collagen, metal packaging, biodiesel, among others. The Group has a broad portfolio of brands including Seara, Doriana, Pilgrim’s, Moy Park, Primo, Adaptable Meals, Friboi, Maturatta and Swift.

These financial statements include the Group’s operations in Brazil as well as the activities of its subsidiaries. Below is a summary of the Group’s main operating activities by entity and geographic location, as well as the ownership percentage of interest in the main subsidiaries as of December 31, 2024.

Main activities Group:

Description	Activities	Units	Country
JBS S.A. (JBS, Company)	- Beef processing: slaughtering, refrigerating, industrializing and production of canned beef by-products.	69	Brazil
	- Leather production, processing and commercialization.

-  Production and commercialization of steel cans, plastic resin, soap base for production, soap bar, biodiesel, glycerin, olein, oily acid, collagen and wrapper derived from cattle tripe; industrial waste management; purchase and sale of soybeans, tallow, palm oil, caustic soda, stearin; transportation services; dog biscuits; electric power production, cogeneration and commercialization.

	- Distribution centers and harbors.	16

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Main activities in Brazil:
Description	Activities	Units	Country	Participation	December 31, 2024	December 31, 2023	December 31, 2022
Seara Alimentos Ltda. (Seara Alimentos)	- Chicken and pork processing: raising, slaughtering and processing of broiler chickens and hogs; production and commercialization of beef and food products; and production of pet food and concentrates.	50	Brazil	Indirect	100%	100%	100%
	- Distribution centers, transportation services and harbors.	27
	- Direct sales to customers of beef and by-products in stores named “Mercado da Carne”.	528
Meat Snacks Partners do Brasil Ltda (Meat Snacks)	- Beef Jerky production.	2		Indirect	50%	50%	50%
JBS Confinamento Ltda. (JBS Confinamento)	- Cattle fattening services.	10		Direct	100%	100%	100%
Via Rovigo Indústria, Comércio e Distribuição de Produtos Alimentícios S.A (Pot Of)	Manufacturing of frozen ready-made meals and food products.	1		Indirect	51%	—	—
	Wholesale trade of general food products.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Main activities outside of Brazil:

Description	Activities	Units	Country	Participation	December 31, 2024	December 31, 2023	December 31, 2022
JBS USA Holding Lux, S.à.r.l. (JBS USA)	- Beef processing: slaughtering, refrigerating, industrializing and, production of by-products; - Transportation services.	56	Australia, Canada, France, Mexico, New Zealand, Netherlands, United Kingdom and United States of America.	Indirect	100%	100%	100%
	- Pork processing: raising, slaughtering, industrializing and commercialization of by-products derived from processing operations.	64
	- Chicken processing: raising, slaughtering and processing of broiler chickens, production and commercialization of by-products derived and prepared meal from processing operations.	159
	- Fishing processing: raising, slaughtering, industrializing and commercialization of by-products derived from processing operations.	2
	- Plant based processing: industrializing and commercialization of by-products derived from processing operations.	3

JBS Global (UK) Ltd. (JBS Global UK)	- Trading fresh and processed beef, pork, lamb, chicken and fish products for the European market.	1	United Kingdom	Indirect	100%	100%	100%

JBS Toledo NV (Toledo)	-Tradingoperations for the European market; cooked frozen meat commercialization; logistic operations; warehousing.	1	Belgium	Direct	100%	100%	100%

Rigamonti Salumificio SpA (Rigamonti)	Production and commercialization of bresaola, Prosciutto di San Daniele D.O.P. (raw ham) and Prosciutto di Parma D.O.P.(raw ham) and pork products: ham, cooked ham, mortadella, among others.	9	Italy and United States of America.	Indirect	100%	100%	100%

Conceria Priante (Priante)	- Semi-finished and finished leather production.	1	Italy	Direct	100%	100%	100%

Notes	to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Description	Activities	Units	Country	Participation	December 31, 2024	December 31, 2023	December 31, 2022

JBS Leather International (Leather International)	- Wet blue, semi-finished and finished leather production.	7	Argentina, Germany, China, Mexico, Uruguay and Vietnam.	Direct	100%	100%	100%

Seara Holding Europe B.V. (Seara Holding)	- Animal protein products trading, industrializing and commercialization of by-products derived from processing operations.	14	China, Netherlands, Saudi Arabia, South Africa, United Arab Emirates, United Kingdom and Singapore.	Indirect	100%	100%	100%

1.1 Main events that occurred during the year:

1.1.1 Non-material acquisitions:

The Group has defined acquisitions with total assets exceeding US$50 million as material for the purposes of disclosing business combinations. During the fiscal year ended December 31, 2024, there were no significant acquisitions warranting disclosure in the business combination explanatory note. However, the Group carried out smaller-scale acquisitions, as detailed below:

Acquisition of Via Rovigo Indústria, Comércio e Distribuição de Produtos Alimentícios S.A. (Pot Of)

On March 12, 2024, the indirect subsidiary Seara Alimentos Ltda. acquired control of Via Rovigo Indústria, Comércio e Distribuição de Produtos Alimentícios S.A., a company specialized in the manufacturing and distribution of frozen foods and ready-to-eat meals. The transaction was completed through the subscription and payment of 376,154 registered common shares and acquisition of 480,006 common shares. As a result of this transaction, Seara now holds 51% of the company’s share capital.

Acquisition of Mada Araújo Asset & Port Management Ltda.

On May 24, 2024, the indirect subsidiary Seara Alimentos Ltda. acquired control of Mada Araujo Asset & Port Management Ltda. (JBS Terminais), acquiring 70% of its equity interest. The company operates as a temporary lessee of part of the Port of Itajaí – SC, having been selected in Public Selection Process No. 01/2023-ANTAQ to temporarily operate a public area and infrastructure designated for handling and storage of containerized and general cargo. Following the acquisition, the company’s corporate name was changed to JBS Terminais Ltda.

Acquisition of Agro Alfa Indústria e Comércio Ltda.

On May 29, 2024, the indirect subsidiary Seara Alimentos Ltda. acquired 100% of the equity interest in Agro Alfa Indústria e Comércio Ltda., an agribusiness company specializing in the processing, manufacturing, and commercialization of animal-based products, by-products, meals, and oils.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

1.2 Subsequent events:

1.2.1 New Senior Notes Issuances (Bonds): On January 6, 2025, the Company, through its indirect subsidiaries JBS USA Holding Lux S.a.r.l, JBS USA Food Company, and JBS USA Foods Group Holdings, Inc.,(“Issuers”) announced the pricing of its senior notes to be offered in the international market, totaling US$1.75 billion. The issuance was divided into two series: US$1.0 billion with an interest rate of 5.95% per year and maturing in 2035, and US$0.75 billion with an interest rate of 6.375% per year and maturing in 2055. The offering was completed on January 21, 2025, subject to customary closing conditions. Additionally, the Issuers have entered into a registration rights agreement, committing to register an exchange offer with the U.S. Securities and Exchange Commission (SEC) and complete it within 365 days. The proceeds were raised to be used for short-term debt repayment and other corporate purposes.

1.2.2 Investment in Mantiqueira Alimentos Ltda.: On January 27, 2025, the Company entered into an investment agreement with Mantiqueira Alimentos Ltda., to acquire 48.5% of its total share capital and 50% of its voting shares (joint venture). Mantiqueira Alimentos Ltda. operates in the organic egg industry, producing eggs without antibiotics or hormones from free-range hens. With a workforce of over 3,000 employees, the company achieves an annual production of approximately 4 billion eggs. This transaction marks the Company’s entry into the egg sector, aligning with its strategy of diversification and expansion of its global protein platform. On February 26, 2025, the acquisition was approved without restrictions by CADE (Administrative Council for Economic Defense). The completion of this transaction is subject to the fulfillment of the precedent conditions applicable to transactions of this nature.

1.2.3 Agribusiness Receivables Certificates (CRA): On January 28, 2025, an offering of three series of Agribusiness Receivables Certificates (CRAs) was made, issued by the indirect subsidiary Seara Alimentos Ltda. and guaranteed by JBS S.A., with maturities scheduled for 2035, 2045, and 2055, totaling a principal amount of US$130,000. The completion of the offering took place on March 6, 2025. The funds raised will be used to finance the purchase of grains.

1.2.4 Change in JBS S.A Structure: On February 13, 2025, the Company announced that Gilberto Xandó, President of JBS Brasil, has taken on the role of President of Wild Fork North America, an indirect subsidiary of JBS Investments Luxembourg. Wild Fork offers more than 700 products in its physical and online stores, including not only proteins but also side dishes, ready meals, vegetables, bread, desserts, seasonings, and sauces. Gilberto Tomazoni will continue to serve as the President of JBS Brasil in addition to his other responsibilities.

1.2.5 Conditional Partial Redemption of JBS USA’s 5.500% Senior Notes due 2030: On March 21, 2025, JBS USA Food Company sent a conditional notice of redemption to redeem US$850.0 million aggregate principal amount of its 5.500% Senior Notes due 2030 (the “2030 Notes”). The redemption is conditioned upon the payment by Pilgrim’s Pride to its shareholders of a special cash dividend of $6.30 per share, which will be payable on or around April 17, 2025. The redemption is expected to occur on May 1, 2025, subject to the payment of the cash dividend by Pilgrim’s Pride being satisfied. The redemption price for the 2030 Notes will be equal to 102.750% of the principal amount of the 2030 Notes to be redeemed plus, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

1.2.6 Proposal to Pay Dividends: On March 25, 2025, JBS S.A.’s board of directors approved a proposal to distribute dividends from profit reserves with respect to the 2024 fiscal year in the amount of R$4.4 billion (equivalent to US$716.4 million considering the exchange rate on December 31, 2024), corresponding to R$2.00 (equivalent to US$0.32 considering the exchange rate on December 31, 2024) per common share. These dividends are subject to approval at JBS S.A.’s annual general shareholders’ meeting expected to be held on April 29, 2025.

2 Basis of preparation

These consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

2.1 Functional and presentation currency

The financial statements of each subsidiary included in the consolidation are prepared using the functional currency of the main economic environment it operates.

These consolidated financial statements are presented in U.S dollar (US$). The Group selected the US$ as its presentation currency to facilitate a more direct comparison to other competitors.

2.2 Foreign currencies

Transactions in foreign currencies other than an entity’s functional currency are initially measured in the functional currency of the entity using the exchange rate effective at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the closing exchange rate at the reporting date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income, under the caption “Finance income” or “Finance expense”.

2.3 Translation of subsidiaries financial statements

The consolidated financial statements of foreign subsidiaries are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from its ultimate parent’s functional currency (R$) have been translated to R$ and then these financial statements have been translated from the parent´s functional currency (R$) into the Group’s presentation currency (US$). As follows:

i.	assets and liabilities are translated at the current rate at the date of each closing period;

ii.	income and expenses are translated at the average rate at the date of each closing period; and

iii.

all exchange rate translation differences are recognized in other comprehensive income (loss) and are presented in the statement of comprehensive income (loss) as foreign currency translation adjustments.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

2.4 Basis of consolidation

The Group consolidates all entities it controls. The Group controls an entity when the Group is exposed to or has rights to variable returns resulting with its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are consolidated from the date that the control is obtained by to the Group. Consolidation is discontinued from the date that control ceases.

Investments in equity-accounted investees are recognized using the equity method. An associate is an entity over which the Group has significant influence but does not exercise effective control. Joint ventures are all entities over which the Group shares control with one or more parties.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group. Intercompany transactions, balances, income and expenses transactions between group companies are eliminated in consolidation.

Non-controlling interests represent the portion of consolidated subsidiaries not owned by the Group and is presented in the consolidated financial statements as a part of shareholder’s equity. The net income (loss) attributable to non-controlling interests is presented in the statement of income.

When the Group acquires or disposes of non-controlling interest of an entity that it already controls, any gains or losses arising from the difference between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis is recognized in shareholder’s equity under the caption “Capital transactions”.

2.5 New standards, amendments and interpretations

Standards, amendments and interpretations recently issued and adopted by the Group

IAS 1 - Presentation of Financial Statements

The amendments issued in 2020 and 2023 aim to clarify the requirements for determining whether a liability is classified as current or non-current and mandate new disclosures for non-current liabilities subject to covenants within 12 months after the reporting period. The amendments apply to annual reporting periods beginning on or after January 1, 2024. The Group has monitored the amendments and has not identified any impacts resulting from this amendment.

IAS 7 and IFRS 7 - Supplier Financing Arrangements (“Supplier Financing”)

Starting on January 1, 2024, the changes aim to increase transparency and comparability of financial information in supplier financing arrangements, which involve financing suppliers through a financial institution. Companies will be required to disclose the terms and conditions of transactions with suppliers, the exposure to risk drawn in

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

the cash flow statement, and the factors affecting liquidity risk related to these operations. The Group adjusted the disclosure in the explanatory notes according to the standard’s requirements.

b. New accounting standards or amendments not yet effective.

IAS 21 - Effect of changes in exchange rates and translation of financial statements

Starting from January 1, 2025, this amendment establishes accounting requirements for situations where a functional currency cannot be converted into other currencies. In such cases, the Company must use the most recent observable exchange rate to translate the results and financial position of foreign operations into its presentation currency. The entity should also disclose this exchange rate, the date it was observed, and the reasons why the currency is non-exchangeable. The Group is monitoring discussions, and so far, no impacts have been identified due to this change.

IFRS 18 Presentation and Disclosure in Financial Statements

IFRS 18 will replace IAS 1 Presentation of Financial Statements and applies for annual reporting periods beginning on or after 1 January 2027. The new standard introduces the following key new requirements.

•

Entities are required to classify all income and expenses into five categories in the statement of profit or loss, namely the operating, investing, financing, discontinued operations and income tax categories. Entities are also required to present a newly-defined operating profit subtotal. Entities’ net profit will not change.

•	Management-defined performance measures are disclosed in a single note in the financial statements.

•	Enhanced guidance is provided on how to group information in the financial statements.

In addition, all entities are required to use the operating profit subtotal as the starting point for the statement of cash flows when presenting operating cash flows under the indirect method.

The Group is still in the process of assessing the impact of the new standard and will adjust its disclosures in the annual financial statements in accordance with the standard’s requirements once it becomes effective.

2.6 Significant accounting judgements and estimates

The preparation of these consolidated financial statements requires the use of estimates and judgment by management in the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Judgments: Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes:

•	Net revenue – transfer of control (note 21);

•	Share-based compensation (note 24);

•	Deferred and current income taxes – uncertain tax treatments (note 9)

Assumptions and estimation uncertainties: Information about assumptions and estimation uncertainties at the reporting date that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year is included in the following notes:

•	Fair value measurement for biological assets (note 6);

•	Recognition and recoverability of deferred income taxes assets (note 9);

•	Impairment of financial assets (note 4);

•	Key assumptions underlying the impairment test of property, plant and equipment, intangible assets and goodwill (note 10, 12 and 13);

•	Key assumptions about the likelihood and magnitude of an outflow of resources related to the provision for legal proceedings (note 19);

•	Derivative financial instruments and hedge accounting (note 27).

The Group periodically reviews the estimates and assumptions on an ongoing basis. Revisions to estimates are recognized prospectively.

3 Cash and cash equivalents and margin cash

Cash and Cash Equivalents

The Group considers all highly liquid investments with an original maturity of three months or less, readily convertible to known amounts of cash and which are subject to an immaterial risk of changes in fair value to be cash equivalents. The carrying amount of these assets approximates their fair values. They comprise cash on hand, bank balances, and highly liquid investments with an original maturity of three months or less, readily convertible into a known amount of cash, and subject to an insignificant risk of change in fair value.

Margin Cash

The Group is required to maintain cash balances with a broker as collateral for exchange-traded futures contracts. These balances are classified as restricted cash as they are not available for use by the Group to fund daily operations. The balance of restricted cash also includes investments in Treasury Bills, as required by the broker, to offset the obligation to return cash collateral. The bills hedge inflation (or deflation) risk when held to maturity. The cash is redeemable when the contracts are settled, therefore they are not considered as cash and cash equivalents.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Cash and cash equivalents	December 31, 2024	December 31, 2023
Cash on hand and at banks	2,197,822	1,830,814
CDB (bank certificates of deposit) and National Treasury Bills (Tesouro Selic) (1)	3,415,850	2,738,703

	5,613,672	4,569,517

Margin cash
Margin cash (Restricted cash)	104,220	18,191
Investments in Treasury Bills	32,334	114,270

	136,554	132,461

Total	5,750,226	4,701,978

(1)

CDBs are held at financial institutions and earn interest based on floating rates and are pegged to the Brazilian overnight interbank lending rate (Certificado de Depósito Interbancário - CDI). Tesouro Selic are bonds purchased from financial institutions having conditions and characteristics that are similar to CDB’s.

The availability of revolving credit facilities for JBS USA was US$2.9 billion as of December 31, 2024 (US$2.9 billion as of December 31, 2023). In Brazil, the availability of revolving credit facilities was US$500,000 as of December 31, 2024 (US$450,000 as of December 31, 2023).

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

4 Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business. If the receivable is due within one year or less the account receivable is classified as a current asset, otherwise the receivable is classified as a non-current asset. Accounts receivables are presented at amortized cost less any impairment. Accounts receivable denominated in currencies other than the entities’ functional currency are remeasured using the exchange rate in effect at the end of the reporting period. The age of accounts receivable along with the expected credit losses and present value adjustment are as follows:

	December 31, 2024	December 31, 2023
Current receivables
Domestic sales	1,994,667	1,920,310
Foreign sales	1,176,603	852,566

Subtotal	3,171,270	2,772,876

Overdue receivables:
From 1 to 30 days	444,687	397,753
From 31 to 60 days	61,314	93,175
From 61 to 90 days	20,603	29,490
Above 90 days	130,845	188,300
Expected credit losses	(89,060)	(84,913)
Present value adjustment (1)	(4,119)	(5,825)

Subtotal	564,270	617,980

Trade accounts receivable, net	3,735,540	3,390,856

(1)

The receivables are adjusted to present value using the interest rates applicable to the Group contracts present value using interest rates directly related to customer credit profiles. The weighted average discount rate used to calculate the present value of trade accounts receivable on December 31, 2024, was 0.46% per transaction, and 1.2% per transaction at December 31, 2023. Realization of the present value adjustment is recognized as deduction item to sales revenue.

The Group carries out credit assignment transactions with financial institutions, which these institutions acquire credits held against certain third-party customers in the domestic and foreign markets. The assignment transactions are negotiated with a transfer of the risks and benefits to the financial institutions - described within note 8 related party transactions.

Within trade accounts receivable, the diversity of the portfolio significantly reduces overall credit risk. To further mitigate credit risk, parameters have been put in place when credit is provided to customers such as requiring minimum financial ratios, analyzing the operational health of customers, and reviewing references from credit monitoring entities.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The Group does not have any customer that represents more than 10% of its trade receivables or revenues.

Expected credit losses are estimated based on an analysis of the age of the receivable balances and the client’s current credit rating status. The Group writes-off accounts receivables when it becomes apparent, based upon age or customer circumstances, that such amounts will not be collected. The resulting bad debt expense is recognized in the statement of income within “Selling Expenses”. Below are the changes in the allowance for expected credit losses:

Changes in expected credit losses:	December 31, 2024	December 31, 2023	December 31, 2022
Balance at the beginning of the period	(84,913)	(82,636)	(82,318)

Additions	(17,195)	(9,906)	(9,230)
Write-offs/Reversals	7,684	9,580	10,351
Exchange rate variation	5,364	(1,951)	(1,439)

Balance at the end of the period	(89,060)	(84,913)	(82,636)

5 Inventories

Inventories are stated at the lower of the average cost of acquisition or production and their net realizable value. In the case of finished products and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity, such as purchased raw materials, livestock purchase costs, livestock grow out costs (primarily feed, livestock grower pay and catch and haul costs), labor, manufacturing and production overheads. Biological assets are reclassified to work in progress inventory at the time of slaughter based on their carrying amounts, which is historical cost as described in accounting policies in Note 6 - Biological assets.

	December 31, 2024	December 31, 2023
Finished products	3,018,302	3,096,459
Work in process	492,015	586,036
Raw materials	847,909	759,035
Supplies	657,763	659,700

	5,015,989	5,101,230

As of December 30, 2024 and 2023, the Company recognized the net recognized adjustments to the net realizable value of inventories, including additions and write-offs recorded in the cost of goods sold, in the amounts of US$(13,957) and US$6,097, respectively.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

6 Biological assets

The Group’s live animals consist of chickens, cattle, hogs and fish and are segregated into consumables and bearer assets. The animals classified as consumables are those intended for slaughtering to produce in-natural meat or processed and by-products. Until they reach the appropriate weight for slaughtering, they are classified as immature. The slaughtering and production processes occur in a very short period of time and, as a consequence, only live animals transferred to slaughter are classified as mature. The animals designated as bearer assets (breeder chickens, hogs, fish), are those which are intended to produce other biological assets. Until they reach the age of reproduction they are classified as immature and when they are able to start the reproductive cycle are classified as mature.

Biological assets (live animals) are measured at their fair value, using the cost or income approach technique to live animals, depending on the nature and location of the asset (live animals). In determining the fair value of live animals, all losses inherent to the breeding process are already considered. For assets kept for production the cost is amortized over time, considering the reduction already recognized during its life cycle.

The fair value measurement of biological assets falls under Level 2 for assets where the availability of prices for similar assets in active markets or observable data that are not directly the prices of the specific asset exist and Level 3 for asset with unobservable inputs such as weight, storage costs, medications, among others.

The fair value of live animals may fluctuate due to increases or decreases in feed costs, storage costs, and integrated producer costs. For forests, changes may occur due to variations in discount rates, wood prices, or tree age.

Chicken and eggs:

Current (consumable) - are broiler chickens that will be slaughtered upon maturity. Broiler chickens remain in development for a period of 30 to 48 days to produce fresh meat and/or commercialized products. Eggs are kept in hatcheries from 21 to 25 days.

Non-current (bearer assets) - are breeder chickens that are set aside for breeding and have an estimated useful life of 68 weeks (476 days). The animals in this category are segregated between mature, when they are in the breeding stage and immature when they are under development. The costs associated to breeder chickens are accumulated up to the production stage (immature) and amortized over their productive lives based on an estimate of their capacity to produce eggs (mature). Amortization of the mature hen is included under the caption “Cost of sales” in the statement of income.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Cattle:

Current (consumable) - are owned cattle in feedlots and grass-fed cattle which remains under development for 90 to 120 days.

Non-current (bearer assets) - are breeder bulls that are set aside for breeding and have an estimated useful life of 5 years (1,825 days). The costs associated to breeder bulls are accumulated up to the production stage (immature) and amortized over their productive lives based on an estimate of their capacity to produce new assets (cattle). Amortization of mature bulls is included under the caption “Cost of sales” in the statement of income.

Hogs:

Current (consumable) - are hogs that will be slaughtered upon maturity. Hogs remain in development for a period of 170 to 175 days to produce fresh meat and/or industrialized products.

Non-current (bearer assets) - are hogs that are set aside for breeding which have an estimated useful life of 27 months (810 days). The costs associated with breeder hogs are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets (hogs). Amortization of breeder hogs is included under the caption “Cost of sales” in the statement of income.

Fish and eggs:

Current (consumable) - Refers to live finfish weighing more than approximately 1kg that are destined slaughter after the maturation period. Finfish at this stage are measured at fair value less cost to sell.

Non-current (developing stage) - Refers to eggs, juveniles, smolt and live finfish below approximately 1kg. The estimated time period for eggs to develop to fish being placed at sea is approximately 24 months. These biological assets are measured at cost.

Non-current (bearer assets) - Refers to breed stock that are set aside for breeding which have an estimated useful life of 36 months (1,095 days). The costs associated with breed stock fish are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets. Amortization of breed stock fish is included under the caption “Cost of goods sold” in the statement of income.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Current biological assets (consumable):	December 31, 2024		December 31, 2023
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Chicken and eggs	598,232	553,455	685,465	560,414
Cattle	68,789	64	62,556	19
Hogs	731,104	8,153	776,125	8,516
Lamb	189	1	126	1
Fish (biomass - kg)	209,909	23,525	187,881	21,678

Total current	1,608,223		1,712,153

Non-current biological assets (bearer assets):	December 31, 2024		December 31, 2023
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Mature chickens (breeding stage)	204,160	26,052	211,021	23,745
Immature chickens (in development) and eggs	189,763	16,362	182,741	16,867
Cattle	2,225	1	2,534	1
Hogs	106,793	680	116,160	670
Mature fish (biomass - kg)	1,178	51	2,343	84
Immature fish (biomass - kg) and eggs	12,372	574	14,140	514
Eucalyptus forests (hectares)	1,743	938	2,538	1,057

Total non-current	518,234		531,477

Total of biological assets:	2,126,457		2,243,630

Changes in biological assets:	Current			Non-current
	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2024	December 31, 2023	December 31, 2022
Balance at the beginning of the period	1,712,153	1,861,106	1,327,675	531,477	501,958	402,297
Business combination	—	(24,542)	171,362	—	—	38,020
Increase by reproduction (born) and cost absorption including death	10,680,387	12,721,303	12,143,982	1,366,906	818,182	775,306
Reduction for slaughter, sale or consumption	(12,129,791)	(13,522,290)	(12,545,787)	(67,825)	(66,503)	(82,344)
Purchases	435,186	397,946	536,267	235,677	180,727	164,921
Fair value adjustments	158,788	(85,715)	36,102	(189)	700	4
Reclassification from non-current to current	913,073	307,195	292,149	(913,073)	(307,195)	(292,149)
Exchange rate variation	(161,573)	57,150	(100,644)	(45,443)	12,426	602
Amortization	—	—	—	(589,296)	(608,818)	(504,699)

Balance at the end of the period	1,608,223	1,712,153	1,861,106	518,234	531,477	501,958

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

7 Recoverable taxes

Recoverable taxes as of December 31, 2024 and December 31, 2023 was comprised of the following:

	December 31, 2024	December 31, 2023
Value-added tax on sales and services – ICMS / IVA / VAT / GST	650,728	919,634
Social contribution on billings - PIS and COFINS	960,161	502,397
Withholding income tax – IRRF / IRPJ	16,176	1,196,502
Excise tax – IPI	404,673	22,004
Reintegra	7,657	8,905
Other	10,788	13,953

	2,050,183	2,663,395

Current	637,728	919,120
Non-current	1,412,455	1,744,275

	2,050,183	2,663,395

Value-added tax on sales and services (ICMS/ IVA / VAT / GST): Refers to excess credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales, since exports are exempt. Since these credits do not expire, the Group expects to recover the total amount of the tax credit, including Brazilian ICMS credits from other states (based on the difference between the statutory rate of tax and the effective rate for ICMS collection in the state of origin) either through offsetting tax charges on domestic sales or through purchases of fixed assets, packaging, electricity, and other vendors.

Social contribution on billings - PIS and COFINS: Refers to value added taxes (non-cumulative PIS and COFINS credits) arising from purchases of raw materials, packaging and other materials used in products sold in markets outside of Brazil. Such credits do not expire and can be offset against other federal taxes, such as income taxes, or used to settle, administrative or judicial proceedings. The Group started to offset the PIS and COFINS credits generated, starting in August 2018 with social security debts.

Withholding income tax - IRRF/IRPJ: Refers mainly to income tax paid by foreign subsidiaries, Brazilian withholding income tax on short-term investments, and income tax and social contribution prepayments made based on estimates. As of December 31, 2024, the amount of US$1.61 billion (US$1.89 billion as of December 31, 2023) relates to income tax credits from foreign subsidiaries, which have no expiration period. Additionally, US$760,622 (US$1.0 billion as of December 31, 2023) corresponds to provisions for income taxes on the taxable profits of foreign subsidiaries due to disputes over the taxation of earnings from affiliates in countries with international treaties. As a result, the net amount for the Group, representing the difference between the tax credit and the provision, is US$857,517 (US$886,126 as of December 31, 2023).

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Excise tax – IPI: Refers to value added taxes incurred upon the production of goods in Brazil. The rates may differ according to the type of product, volume or selling price. These credits do not expire and can be used to pay other federal taxes or reimbursed in cash.

Reintegration of the Special Tax Values - Reintegra: Refers to tax incentives for exports which can be fully or partially reimbursed in cash. Tax credit amounts are calculated by multiplying the statutory rate by gross revenue from the export of certain commercial products. These credits do not expire and can be offset against other federal taxes, such as income taxes, or reimbursed in cash.

8 Related party transactions

The main balances and transactions between related parties are presented and described below. Amounts charged include borrowing costs, interest and management fees, when applicable. Information on the Group’s structure is provided in Note 1.1 1 - Reporting entity. The J&F Investimentos S.A.is the ultimate controller party of the Group.

Related party receivables

	December 31, 2024	December 31, 2023
J&F Investimentos S.A. (1)	77,355	117,930
Flora Produtos de Higiene e Limpeza S.A. - Associate	—	624

	77,355	118,554

(1)

Refers to the agreement entered into between JBS S.A. and J&F Investimentos S.A. and certain former executives of the Group, which represents the definitive settlement of the dispute subject to Arbitration CAM n° 186/21, whereby J&F agreed to liquidate in accordance with the terms and conditions specified in the agreement. On December 27, 2024, the JBS S.A received the amount of US$19,339 million as a result of this settlement.

Other financial transactions in the Group

The Group entered into an assignment agreement with Banco Original S.A, direct subsidiary of the parent Group J&F, pursuant to which Banco Original S.A. acquires trade accounts receivables of certain or our customers in Brazil and abroad. The assignments are at the face value of the receivable less the discount applied by Banco Original through a transfer without recourse to JBS S.A. of all of the associated risks and benefits of such trade accounts receivables. For the year ended December 31, 2024, the Group incurred in a loss from the sale of the receivables of US$ 102,453 (US$ 97,325 and US$72,635 for the years ended December 31, 2023 and 2022 respectively), recognized as financial expenses.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

As of December 31, 2024, the Group held investments with Banco Original, of US$303,195 (US$781,523 as of December 31, 2023), recognized as cash and cash equivalents. The cash investments and cash equivalents have similar rates of return as CDIs (Certificado de Depósito Interbancário). For the year ended December 31, 2024, the Group earned interest from these investments of US$33,065 (US$26,205 and US$1,448 for the years ended December 31, 2023 and 2022, respectively), recognized as finance income.

The Group is the sponsor of Institute J&F, a youth-directed business school, whose goal is to educate future leaders by offering free, high-quality education. For the year ended December 31, 2024, the Group made donations of US$18,223 (US$22,535 and US$34,625 for the year ended December 31, 2023 and 2022, respectively), recognized as general and administrative expenses.

JBJ Agropecuária Ltda., or JBJ, a related party, supplies cattle to the Group’s slaughterhouses. Transactions with JBJ are recurrent and conducted in the normal course of The Group’s business, in accordance with its needs and JBJ’s capacity to deliver cattle. JBJ shared transportation services from the Group. The value of the transactions varies in accordance with the number of animals processed and pursuant to market conditions. As of December 31, 2024, the total amounts of accounts receivable and accounts payable were US$ 311 (US$878 as of December 31, 2023) and US$ 478 (US$ 401 as of December 31, 2023). For the year ended December 31, 2024, the total net revenue to JBJ was US$4,956 (US$5,039 and US$12,844 for the years ended December 31, 2023 and 2022, respectively) and the total amount of purchases made by JBJ from the Group for the year ended December 31, 2024, was US$243,418 (US$349,543 and US$658,638 for the years ended December 31, 2023 and 2022, respectively).

The Group has commitments to purchase cattle for future delivery signed with certain suppliers, including the related party JBJ, guaranteeing the acquisition of cattle for a fixed price, or to be fixed, with no cash effect on the Group until the cattle are delivered. Based on these future delivery contracts. As of December 31, 2024, the Company has these commitments agreements in the amount of US$48,318 (US$61,926 as of December 31, 2023).

On December 30, 2024, the Company entered into an agreement to sell its Hygiene and Beauty operations to its related party, Flora Produtos de Higiene e Limpeza S.A. The transaction includes the selling of assets and operations related to the manufacturing and commercialization of hygiene and beauty products, as per the terms agreed upon by the parties. The sale price was set at US$ 50,869 million, subject to working capital adjustments. The transaction will be completed upon the fulfillment of the precedent conditions stipulated in the agreement. The Group did not classify the operation as discontinued or the asset as held for sale as of December 31, 2024, as it does not represent a separately significant business line.

On June 26, 2024, the Group entered into an agreement with Âmbar Hidroenergia Ltda. to form a consortium with the objective of pooling the assets, technical resources, and financial resources of the consortium members for the joint exploitation of power plants aimed at generating electricity. The participation in the consortium was defined as 99% for JBS S.A. and 1% for Âmbar Hidroenergia Ltda.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

No expense for doubtful accounts or bad debts relating to related-party transactions were recorded during the for the year ended December 31, 2024.

Remuneration of key management

The Group’s key management is comprised of its executive officers and members of the Board of Directors. The aggregate amount of compensation received by the Company’s key management for the year ended December 31, 2024, 2023 and 2022 was:

	2024	2023	2022
Salaries and wages	8,989	8,179	7,678
Variable cash compensation (1)	23,390	18,658	18,727
Share-based payments	—	7,217	6,863

	32,379	34,054	33,268

(1)

The JBS S.A typically approves its executives’ profit-sharing program at the end of February each year, based on the results of the prior year. Accordingly, the profit-sharing amount presented in these financial statements reflects the actual payments made during the year ended December 31, 2024, related to prior periods

The Chief Executive Officer, the Administrative and Control Officer, the Chief Financial Officer and the Executive Officer are employed under the Brazilian employment contract regime referred to as CLT (Consolidation of Labor Laws), which sets legal prerogatives for employee benefits.

Except for those described above, the Board of Directors members are not party to any employment contract or any other contracts for additional employee benefits such as post-employment benefits, other long-term benefits or termination benefits that do not conform to Brazilian Labor Law.

9 Income taxes

Current taxes

The Group and its subsidiaries, located both in Brazil and abroad, are taxed in accordance with the tax legislation in effect in each country. The Group analyzes the results of each subsidiary to apply the relevant income tax legislation, in order to comply with treaties signed by Brazil and to avoid double taxation.

The current income tax charge is calculated using enacted or substantively enacted tax rates at the end of the reporting period in the countries where the Group’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in which applicable tax regulation is subject to interpretation and recognizes an accrual, if needed, for probable payments of income tax.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

In accordance with the technical interpretation IFRIC23, the Management assessed the relevant tax decisions, identifying any differences in relation to the tax positions adopted by the Group. Based on this analysis, and considering legal opinions and applicable jurisprudence, a provision amounting to US$ 759 million was recognized, pertaining to divergences in the taxation of profits from subsidiaries abroad in countries with international treaties. This provision was recorded, reducing the recoverable taxes line item to reflect the potential future realization of this value.

The Company periodically reviews its tax positions where there are uncertainties regarding the applied tax treatment and, whenever necessary, adjusts the provision in accordance with changes in the current regulatory and jurisprudential environment.

Deferred taxes

Deferred income tax is recognized using the asset and liability method, for temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be utilized. Such reductions are reversed when the probability of future taxable profits improves.

Deferred tax assets and liabilities are presented net in the statement of financial position when there is a legally enforceable right to offset current tax assets against liabilities and when they are related to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Foreign subsidiaries’ income before taxes, except for the foreign exchange, is taxed in Brazil at the statutory nominal rate of 34%. Income tax paid by a foreign subsidiary can be deducted up to the amount of tax payable in Brazil in relation to the foreign income.

The Group’s tax calculations relate to uncertainties due to judgment used to calculate tax liabilities in the application of complex and evolving tax regulations across the tax jurisdictions where it operates. Additionally, judgment is required to determine the appropriate tax treatment for certain significant transactions and restructurings in the Group. The Group analysis of unrecognized deferred tax assets contains uncertainties based on judgment used to apply the more likely than not recognition and measurement thresholds.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Changes in tax laws and rates might impact recorded deferred tax assets and liabilities in the future. However, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities or a change in the effective tax rate in a given financial statement period could be materially impacted. An unfavorable tax settlement would require an outflow of the Group´s cash and generally result in an increase in the effective tax rate in the period of resolution. A favorable tax settlement would generally be recognized as a reduction in the effective tax rate in the period of resolution.

	December 31, 2024	December 31, 2023
Deferred income taxes assets	651,178	774,861
Deferred income taxes liabilities	(1,095,291)	(1,360,257)

	(444,113)	(585,396)

Realization of deferred income tax and social contribution

Deferred tax assets arising from temporary differences will be realized as they are settled or realized. The period of settlement or realization of such differences is imprecise and is linked to several factors that are not under the control of the Group.

In estimating the realization of deferred tax assets, constituted on tax losses and negative basis of social contribution, the Group considers its adjusted budget and strategic plan, based on estimates of the main tax additions and exclusions. Based on this estimate, the Group believes that it is probable that these deferred tax credits will be realized.

a. Composition of deferred tax income and social contribution

a.1 The current balance of benefits related to the tax effects of accumulated tax losses and negative social contribution bases unrecognized by subsidiaries as of December 31, 2024, was US$ 531,305 (US$786,180 as of December 31, 2023). These amounts originate from companies that do not have a history of profitability or sufficient future profit projections to support their recognition.

	Balance at January 1, 2024	Statement of income	Exchange variation	Other Adjustments (1)	Balance at December 31, 2024
Tax Loss and Negative Social Contribution Base	840,172	(23,641)	(136,885)	(372)	679,274
Expected credit losses on trade accounts receivable	38,086	8,701	(4,483)	1	42,305
Provisions for contingencies	125,393	(8,595)	(22,310)	—	94,488

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2024	Statement of income	Exchange variation	Other Adjustments (1)	Balance at December 31, 2024
Fair Value Adjustment	(70,257)	(30,997)	(4,583)	—	(105,837)
Inventory valuation	(148,818)	66,559	(1,248)	—	(83,507)
Hedge Operations (2)	(25,365)	69,993	1,597	(265)	45,960
Tax Credits - Foreign Subsidiaries	23,684	(14,851)	(36)	—	8,797
Provision for Work Accident Insurance - Foreign Subsidiaries	7,927	1,163	(126)	—	8,964
Pension Plan - Foreign Subsidiaries	11,956	(7,497)	(1,104)	(147)	3,208
Trade accounts payable accrual	230,959	22,747	(3,891)	39	249,854
Non-Deductible Interest Portion - U.S. Tax Reform	211,958	64,576	3,037	—	279,571
Right of use assets	25,417	4,104	(3,592)	37	25,966
Other Temporary Differences	68,889	(2,555)	(11,406)	(2,032)	52,896
Goodwill amortization	(851,839)	(41,842)	166,304	—	(727,377)
Business Combinations	(444,250)	(26,269)	4,602	—	(465,917)
Realization of other reserves	(115,640)	2,435	25,092	—	(88,113)
Cut Off Adjustments (sales)	618	15,678	(1,019)	—	15,277
Accelerated depreciation and amortization	(514,286)	31,273	3,091	—	(479,922)

Deferred taxes, net	(585,396)	130,982	13,040	(2,739)	(444,113)

	Balance at January 1, 2023	Statement of income	Exchange variation	Other Adjustments (1)	Balance at December 31, 2023
Tax Loss and Negative Social Contribution Base	649,164	161,447	29,561	—	840,172
Expected credit losses on trade accounts receivable	31,572	4,768	1,746	—	38,086
Provisions for contingencies	137,347	(19,555)	7,601	—	125,393
Fair Value Adjustment	(79,680)	15,130	(5,707)	—	(70,257)
Inventory valuation	(54,902)	(100,031)	6,115	—	(148,818)
Hedge Operations (2)	8,209	(32,848)	(138)	(588)	(25,365)
Tax Credits - Foreign Subsidiaries	13,196	10,438	21	29	23,684
Provision for Work Accident Insurance - Foreign Subsidiaries	6,139	1,806	(18)	—	7,927
Pension Plan - Foreign Subsidiaries	10,485	3,755	(59)	(2,225)	11,956
Trade accounts payable accrual	241,040	(13,775)	3,694	—	230,959
Non-Deductible Interest Portion - U.S. Tax Reform	76,563	135,106	289	—	211,958

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2023	Statement of income	Exchange variation	Other Adjustments (1)	Balance at December 31, 2023
Right of use assets	22,583	2,163	671	—	25,417
Other Temporary Differences	105,696	(31,586)	(10,629)	6,026	69,507
Goodwill amortization	(785,958)	(11,297)	(54,584)	—	(851,839)
Business Combinations	(441,428)	(185)	(2,637)	—	(444,250)
Realization of other reserves	(110,379)	3,246	(8,507)	—	(115,640)
Accelerated depreciation and amortization	(586,839)	74,790	(2,237)	—	(514,286)

Deferred taxes, net	(757,192)	203,372	(34,818)	3,242	(585,396)

	Balance at January 1, 2022	Statement of income	Exchange variation	Other Adjustments (1)	Balance at December 31, 2022
Tax Loss and Negative Social Contribution Base	431,501	194,061	23,100	502	649,164
Expected credit losses on trade accounts receivable	26,260	3,817	1,495	—	31,572
Provisions for contingencies	97,506	32,822	7,019	—	137,347
Present Value Adjustment - Customers	(45,506)	(31,852)	(2,322)	—	(79,680)
Inventory valuation	72,060	(131,120)	4,158	—	(54,902)
Hedge Operations (2)	(27,002)	21,888	(1,435)	14,758	8,209
Tax Credits - Foreign Subsidiaries	13,438	(245)	55	(52)	13,196
Provision for Work Accident Insurance - Foreign Subsidiaries	39,203	(32,812)	(252)	—	6,139
Pension Plan - Foreign Subsidiaries	21,677	(5,484)	(171)	(5,537)	10,485
Trade accounts payable accrual	264,851	(25,124)	1,313	—	241,040
Non-Deductible Interest Portion - U.S. Tax Reform	5,894	70,455	214	—	76,563
Right of use assets	6,072	16,003	508	—	22,583
Other Active Temporary Differences	23,495	36,416	46,979	(1,194)	105,696
Goodwill amortization	(705,645)	(35,984)	(44,329)	—	(785,958)
Business Combinations	(473,421)	42,827	(1,089)	(9,745)	(441,428)
Provision for Customer Returns - Foreign Subsidiaries	(33,416)	33,285	131	—	—
Realization of other reserves	(106,120)	3,097	(7,356)	—	(110,379)
Accelerated depreciation and amortization	(492,570)	(96,067)	1,798	—	(586,839)

Deferred taxes, net	(881,723)	95,983	29,816	(1,268)	(757,192)

(1)

Changes in deferred tax balance sheet accounts that do not directly impact the income statement are presented in a specific column in the notes to the financial statements. These adjustments mainly refer to

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

deferred taxes on cash flow hedge transactions recognized in other comprehensive income, the settlement of a transaction with the Brazilian Federal Tax Authority involving deferred tax assets on tax loss carryforwards and negative bases, amounts related to the merger of Avetec, employee benefits recognized by the subsidiary Seara Alimentos, and the pension plan in the United States of America.
(2)	The hedge and hedge accounting operations are demonstrated in footnote 27 - Risk management and financial instruments.

b. Reconciliation of income tax and social contribution expense:

	2024	2023	2022
Profit (loss) before taxes	2,711,003	(259,728)	3,553,493
Brazilian statutory corporate tax rate	(34)%	(34)%	(34)%
Expected tax benefit (expense)	(921,741)	88,308	(1,208,188)
Adjustments to reconcile taxable income tax expense (benefit):
Share of profit of equity-accounted investees	1,001	3,243	4,013
Non-taxable tax benefits (1)	203,381	461,726	447,843
Difference of tax rates on taxable income from foreign subsidiaries	167,945	(16,299)	317,989
Transfer pricing adjustments	(952)	(12,265)	(34,145)
Profits taxed by-foreign jurisdictions (2)	(203,735)	(203,986)	(266,049)
Deferred income tax not recognized	(40,230)	(372,932)	94,238
Withholding tax expense	—	—	(172)
Non-taxable interest - Foreign subsidiaries	671	140,284	129,703
Donations and social programs expenses (3)	(891)	(7,524)	(114)
Research and development benefit	4,141	—	—
SELIC interest on tax credits	26,029	6,521	5,127
J&F Leniency expenses refund	—	—	35,138
Other permanent differences	20,988	40,917	64,661

Current and deferred income tax benefit (expense)	(743,393)	127,993	(409,956)

Current income tax	(870,474)	(69,460)	(515,264)
Deferred income tax	127,081	197,453	105,308

	(743,393)	127,993	(409,956)

Effective income tax rate	(27.42)%	49.28%	(11.54)%

According to IAS 12, the average effective tax rate is calculated by the ratio between the tax expense (income) and accounting profit. However, it is important to highlight that this rate can be influenced by operations that impact the tax expense (income) but have no direct relation to the net income for the period. Examples of such operations include the effects of unrecognized deferred taxes, income tax, and social contribution on the realization of the revaluation reserve.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

(1)

The Group recognize grants given by Brazilian state governments as a presumed credit, partial and full reduction of the ICMS calculation base of certain goods in its production chain, in accordance with the regulations of each state. The amounts appropriated from these tax incentives as revenue in the statement of income are excluded from the calculation of taxes on income, when the requirements set forth in current legislation are achieved. During the for the year ended December 31, 2024, the Group recorded the amount of government subsidies in the amount of US$ 516,770 (US$1,400,450 for the year ended December 31, 2023), of which US$516,770 relates presumed VAT tax credit (US$582,488 for the year ended December 31, 2023). The exclusion of this tax benefit from the income tax and social contribution calculation base on net income reflected a tax gain for the year ended December 31, 2024 of US$ 174,410 referring to the presumed credit (US$198,433 for the year ended December 31, 2023).

(2)

According to Law No. 12,973/14, the income from foreign subsidiaries must be taxed at the Brazilian statutory tax rate of 34%, and the income tax paid abroad by these subsidiaries may be used to compensate income taxes to be paid in Brazil. The results obtained from foreign subsidiaries are subject to taxation by the countries where they are based, according to applicable rates and legislation (profits taxed by-foreign jurisdictions included in the reconciliation of income tax and social contribution expense). The Group analyzes the results of each subsidiary for the application of its income tax legislation, in order to respect the treaties signed by Brazil and avoid double taxation.

(3)	Refers to the donations, as described in Note 26 – Expenses by nature.

Global Minimum Tax

The Organization for Economic Cooperation and Development (OECD) is an international organization composed of 38 member countries that work together to create international standards and seek solutions for various social, economic, and environmental challenges. These solutions range from improving economic performance and creating jobs to promoting sound education and combating international tax evasion.

Regarding the fight against tax evasion, the BEPS (Base Erosion and Profit Shifting) project was created in 2013. This initiative is a collaboration between the G20 (group of the twenty largest economies) and the OECD. The goal of the BEPS project is to implement 15 measures to combat tax evasion, improve the coherence of international tax rules, and ensure a more transparent tax environment on the international stage. The project aims to prevent the abuse of tax regulations that result in the erosion of the tax base, mainly through profit shifting to more favorable or zero-tax jurisdictions.

Pillar II is part of one of the OECD’s latest initiatives, known as BEPS 2.0. It aims to address tax-related issues arising from changes in business models in a globalized environment. The objective of Pillar II is to create a global minimum tax system for multinational companies with an annual global turnover exceeding EUR 750 million. This additional taxation aims to balance the global collection of income taxes from these companies and ensure the payment of a minimum effective global rate of 15% per jurisdiction where the multinational group operates.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

From the 2024 calendar year onward, Pillar II rules came into effect in various jurisdictions, impacting multinationals operating in these markets. However, during the first three years of implementation, transitional rules (Safe Harbor) were established to simplify the calculation of the effective tax rate per jurisdiction, facilitating the adaptation of multinational groups to the new requirements.

Since the Group operates in several jurisdictions that adopted the global minimum tax from 2024, including Australia, Canada, France, Ireland, Luxembourg, Malta, the Netherlands, and the United Kingdom, the Company assessed the potential impact of these regulations. Based on current assessments, the Company has not identified any significant tax exposure resulting from this tax.

Transfer Pricing

Transfer pricing regulations in Brazil have undergone significant changes with the enactment of Law No.14,596/2023 and Normative Instruction RFB No.2,132/2023, with the aim of aligning the country with international practices, such as the OECD guidelines. This new regulation, mandatory from the 2024 calendar year onwards, modifies the calculation methods and required documentation for transactions between related companies, directly impacting how multinational companies must determine and report their transfer pricing adjustments. For the 2024 calendar year, the Company evaluated the impacts of this change and measured the necessary adjustments, to ensure compliance with the requirements established by this new regulation.

10 Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses. Historical cost includes expenditures that are directly attributable to the purchase of the items and the costs attributable to bringing the asset to its working condition for its intended use. When parts of an item of property, plant and equipment have different useful lives, those components are accounted for as separate items of property, plant and equipment.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with these costs will flow to the Group and they can be measured reliably. The carrying amount of the replaced items or parts are recognized. All other repairs and maintenance costs are charged to the statement of income in the period in which they are incurred.

Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Assets are depreciated to their residual values. Land and construction in progress is not depreciated.

The Group assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When future undiscounted cash flows of assets are

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

estimated to be insufficient to recover their related carrying value, the Group compares the asset’s estimated future cash flows, discounted to present value using a risk-adjusted discount rate, to its current carrying value and records a provision for impairment as appropriate.

The assets’ residual values and useful lives are reviewed and adjusted, if needed, at the end of each reporting period and the effect of any change in estimates is accounted for prospectively.

Annually, the Group tests the recoverability of its assets that were identified as having any indicator of impairment using the concept of value in use through discounted cash flow models. The tests for recoverability of assets are applied at the end of each fiscal year on December 31, follow by indications of impairment during the year. For the year ended December 31, 2024 the Group recognized impairment in property, plant and equipment in the amount of US$26,414 (U$23,491 and US$3,559 for the year December 31, 2023 and 2022) related to the indirect subsidiary Planterra Foods Company, located at United States, due the closing of its operations

Gains and losses on disposals are determined by comparing the disposal proceeds with the carrying amount and are recognized within the statement of income. The Group’s construction in progress relates to investments for expansion, modernization and adaptation of plants for the purposes of increasing productivity and obtaining new certifications required by the regulatory authorities. When these assets are completed and placed in service, they are transferred to property, plant and equipment and depreciation commences.

As of December 31, 2024 the Group has entered several purchase commitments for machinery and equipment, vehicles and construction in progress in the amount of US$281,548 (US$388,325 as of December 31, 2023).

				Net amount
	Useful life	Cost	Accumulated depreciation	December 31, 2024	December 31, 2023
Buildings	5 to 60 years	6,056,821	(2,074,344)	3,982,477	4,305,145
Land	—	1,069,392	—	1,069,392	1,209,739
Machinery and equipment	3 to 30 years	9,303,273	(5,265,077)	4,038,196	4,310,590
Facilities	10 to 30 years	1,053,308	(370,960)	682,348	764,036
Computer equipment	2 to 15 years	500,079	(312,915)	187,164	166,291
Vehicles (land and air)	3 to 35 years	451,401	(175,819)	275,582	272,663
Construction in progress	—	1,238,785	—	1,238,785	1,636,719
Others	2 to 25 years	758,202	(451,266)	306,936	253,066

		20,431,261	(8,650,381)	11,780,880	12,918,249

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Changes in property, plant and equipment:

	Balance at January 1, 2024	Acquired in business combination	Additions net of transfers (1)	Disposals	Depreciation	Exchange rate variation	Balance at December 31, 2024
Buildings	4,305,145	656	389,071	(13,426)	(249,719)	(449,250)	3,982,477
Land	1,209,739	887	44,368	(4,535)	—	(181,067)	1,069,392
Machinery and equipment	4,310,590	1,387	773,330	(26,273)	(651,884)	(368,954)	4,038,196
Facilities	764,036	8	150,793	(483)	(52,546)	(179,460)	682,348
Computer equipment	166,291	12	97,172	(2,952)	(61,550)	(11,809)	187,164
Vehicles (land and air)	272,663	26	100,767	(13,116)	(44,931)	(39,827)	275,582
Construction in progress	1,636,719	826	(209,062)	(4,609)	—	(185,089)	1,238,785
Other	253,066	62	112,978	(1,197)	(42,804)	(15,169)	306,936

	12,918,249	3,864	1,459,417	(66,591)	(1,103,434)	(1,430,625)	11,780,880

	Balance at January 1, 2023	Acquired in business combination (3)	Additions net of transfers (1)	Disposals	Depreciation	Exchange rate variation	Balance at December 31, 2023
Buildings	3,779,963	4	680,142	(32,725)	(263,669)	141,430	4,305,145
Land	1,056,590	—	118,254	(14,345)	—	49,240	1,209,739
Machinery and equipment	3,832,826	10,180	989,430	(37,382)	(610,850)	126,386	4,310,590
Facilities	575,290	—	184,128	(2,783)	(44,024)	51,425	764,036
Computer equipment	116,263	—	90,951	(710)	(44,804)	4,591	166,291
Vehicles (land and air)	214,898	—	99,659	(8,736)	(43,559)	10,401	272,663
Construction in progress	2,124,483	—	(558,747)	(4,046)	—	75,029	1,636,719
Other	215,050	(15)	77,369	(9,105)	(36,973)	6,740	253,066

	11,915,363	10,169	1,681,186	(109,832)	(1,043,879)	465,242	12,918,249

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2022	Acquired in business combination (2)	Additions net of transfers	Disposals	Business combination adjustment	Depreciation	Exchange rate variation	Balance at December 31, 2022
Buildings	3,500,837	120,213	360,757	(3,900)	5	(235,102)	37,154	3,779,964
Land	944,922	81,496	25,770	(5,316)	—	—	9,718	1,056,590
Machinery and equipment	3,569,854	90,861	738,953	(6,308)	75	(569,888)	9,279	3,832,826
Facilities	487,028	854	86,100	(92)	—	(32,225)	33,625	575,290
Computer equipment	121,960	705	39,875	(4,299)	—	(41,298)	(679)	116,264
Vehicles (land and air)	180,960	12,306	61,945	(7,497)	12	(34,571)	1,743	214,898
Construction in progress	1,218,888	4,990	892,255	(980)	—	—	9,330	2,124,483
Other	183,840	6,198	61,123	(1,557)	12	(34,968)	400	215,048

	10,208,289	317,623	2,266,778	(29,949)	104	(948,052)	100,570	11,915,363

(1)	Additions for each category includes transfers from construction in progress during the period.
(2)	Refers to the acquisitions completed during the first half of 2022, such as King’s and Rivalea during the first quarter and, BioTech, during the second quarter.
(3)	Refers to the business combination adjustment of the acquisition of TriOak acquired for the year ended 2022 financial year.

For the year ended December 31, 2024, the amount of capitalized interest added to construction in progress and included in additions was US$27,262 (US$68,164 and US$70,788 for the years ended December 31, 2023 and 2022, respectively). For the year ended December 31, 2024, the capitalization rate used was 9.90% p.a., in Brazil and 4.90% p.a. in the United States (4.40% p.a., in Brazil and 4.40% p.a. in the United States; and 7.05% p.a., in Brazil and 3.70% p.a. in the United States for the year ended December 31, 2023 and 2022, respectively)

11 Leases

The Group recognizes a right of use asset and a lease liability at the lease commencement date. The right of use asset is initially measured at cost and subsequently, at cost less any accumulated depreciation and impairment and adjusted for certain remeasurement of lease liabilities.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The lease liability is initially measured at the present value of the lease payments that were not paid at the start date, discounted at the interest rate implicit in the lease agreement. When the implicit rate cannot be readily determined, the incremental borrowing rate is used as discount rate.

The Group when measuring and remeasuring its lease liabilities and the right of use, used the discounted cash flow technique without considering projected future inflation in the flows to be discounted. Such prohibition generates relevant distortions in the information to be provided, given the current reality of long-term interest rates in the Brazilian economic environment.

The nature of the expenses related to these leases is recognized as cost of depreciation of right of use assets. Financial expenses on lease obligations are recognized and demonstrated as interest expense.

The Group uses the optional exemption to not recognize a right of use asset and lease liability for short term (less than 12 months) and low value leases. The average discount rate used for measuring lease liabilities was 5.16% as of December 31, 2024 (5.85% and 7.30% as of December 31, 2023 and 2022 respectively).

11.1 Right of use asset

				Net amount
	range of lease terms	Cost	Accumulated amortization	December 31, 2024	December 31, 2023
Growing facilities	1 to 13 years	1,195,077	(562,810)	632,267	805,370
Buildings	2 to 30 years	923,663	(284,682)	638,981	532,104
Vehicles (land)	1 to 20 years	420,404	(231,368)	189,036	223,720
Machinery and equipment	1 to 10 years	244,946	(138,349)	106,597	90,101
Operating plants	1 to 11 years	18,257	(9,635)	8,622	19,695
Land	1 to 30 years	39,270	(23,271)	15,999	19,186
Computer equipment	1 to 5 years	22,178	(16,807)	5,371	15,534

		2,863,795	(1,266,922)	1,596,873	1,705,710

Changes in the right of use asset:

	Balance at January 1, 2024	Additions (3)	Terminated contracts	Amortization	Exchange rate variation	Balance at December 31, 2024
Growing facilities	805,370	98,774	(26,827)	(156,494)	(88,556)	632,267
Buildings	532,104	269,599	(17,259)	(93,897)	(51,566)	638,981
Vehicles (land)	223,720	47,390	(2,241)	(72,809)	(7,024)	189,036
Machinery and equipment	90,101	81,335	(5,233)	(47,299)	(12,307)	106,597
Operating plants	19,695	(108)	(4,035)	(4,099)	(2,831)	8,622
Land	19,186	727	(16)	(2,597)	(1,301)	15,999
Computer equipment	15,534	455	—	(8,327)	(2,291)	5,371

	1,705,710	498,172	(55,611)	(385,522)	(165,876)	1,596,873

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2023	Acquired in business combination (2)	Additions	Terminated contracts	Amortization	Exchange rate variation	Balance at December 31, 2023
Growing facilities	823,989	(10,552)	146,905	(16,458)	(167,078)	28,564	805,370
Buildings	426,996	—	190,185	(26,573)	(83,876)	25,372	532,104
Vehicles (land, air and sea)	201,655	—	94,448	(884)	(72,532)	1,033	223,720
Machinery and equipment	104,890	—	33,933	(1,120)	(51,140)	3,538	90,101
Operating plants	18,706	—	6,061	(138)	(6,317)	1,383	19,695
Land	19,641	—	1,438	(24)	(2,604)	735	19,186
Computer equipment	9,216	—	10,728	4	(5,225)	811	15,534

	1,605,093	(10,552)	483,698	(45,193)	(388,772)	61,436	1,705,710

	Balance at January 1, 2022	Acquired in business combination (1)	Adjustment in business combination (2)	Additions	Terminated contracts	Amortization	Exchange rate variation	Balance at December 31, 2022
Growing facilities	610,411	143,298	—	224,140	(39,393)	(130,460)	15,993	823,989
Buildings	396,209	63	—	127,081	(4,310)	(63,189)	(28,858)	426,996
Vehicles (land, air and sea)	220,607	585	—	84,994	(8,486)	(88,730)	(7,315)	201,655
Machinery and equipment	124,304	1,743	—	37,953	(4,349)	(54,279)	(482)	104,890
Operating plants	20,358	—	—	6,269	(4,396)	(4,492)	967	18,706
Land	19,698	824	48	2,761	(14)	(2,754)	(922)	19,641
Computer equipment	12,007	—	—	3	(52)	(3,482)	740	9,216
Furniture and appliances	15	—	—	—	(14)	(3)	2	—

	1,403,609	146,513	48	483,201	(61,014)	(347,389)	(19,875)	1,605,093

(1)	Refers to Rivalea’s, which was acquired during the first quarter of 2022.
(2)	Refers to the business combination adjustment of the acquisition of TriOak acquired during the 2022 financial year.
(3)	The amount of US$7,687 in additions refers to the acquisition of immaterial business combinations during the year by the indirect subsidiary Seara Alimentos Ltda.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

11.2 Lease liabilities

	December 31, 2024	December 31, 2023
Undiscounted lease payments	2,135,128	2,262,433
Present value adjustment	(401,099)	(421,206)

	1,734,029	1,841,227

Breakdown:
Current liabilities	335,681	352,627
Non-current liabilities	1,398,348	1,488,600

	1,734,029	1,841,227

Changes in the lease liability:

	Balance at January 1, 2024	Additions (1)	Interest accrual	Payments	Terminated contracts	Exchange rate variation	Balance at December 31, 2024
Lease liability	1,841,227	504,963	104,177	(473,098)	(60,463)	(182,777)	1,734,029

	Balance at January 1, 2023	Business Combination Adjustment	Additions	Interest accrual	Payments	Terminated contracts	Exchange rate variation	Balance at December 31, 2023
Lease liability	1,721,833	(10,401)	421,921	73,463	(354,947)	(7,456)	(3,186)	1,841,227

	Balance at January 1, 2022	Acquired in business combination (2)	Additions	Interest accrual	Payments	Terminated contracts	Exchange rate variation	Balance at December 31, 2022
Lease liability	1,506,043	146,446	489,251	82,403	(434,488)	(61,302)	(6,520)	1,721,833

(1)	The amount of US$8,522 in additions refers to the acquisition of immaterial business combinations during the year by the indirect subsidiary Seara Alimentos Ltda.
(2)	Refers to Rivalea’s, which was acquired during the first quarter of 2022.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The non-current portion of the lease liability schedule is as follows:

December 31, 2024
2026	291,280
2027	234,888
2028	182,274
2029	156,817
2030	133,687
Maturities after 2030	726,570

Total Future Minimum Lease Payments	1,725,516

Less: Imputed Interest	(327,168)

Present Value of Lease Liabilities	1,398,348

12 Intangible assets

Intangible assets are measured at acquisition cost and subsequently reduced by accumulated amortization and impairment losses, when applicable. Intangible assets are recognized when there is evidence of generating future economic benefits, considering their economic and technological viability, mainly consisting of brands and patents, customer base, exploitation rights, supplier supply contracts, software, and others.

Intangible assets with defined useful lives are amortized using the straight-line method or a method that reflects the economic benefit of the intangible asset. Amortized intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying amount is not recoverable. The residual value of intangible items is immediately written down to their recoverable amount when the residual balance exceeds the recoverable amount. The recoverable amount is the higher of the fair value less costs to sell an asset and its value in use.

The carrying amount of intangible assets with indefinite useful lives, relating to brands and patents and rights to exploit water use, is tested for recoverable amount annually or when events or changes in circumstances indicate impairment loss in the recoverable amount of these assets. If there is an impairment loss, it is recognized against the carrying amount of the asset.

The Group considers that certain brands and patents have an indefinite useful life due to their historical performance and the Group’s expected use. The acquired brands do not have legal or contractual limits linked to their use and are not dependent on the useful life of any asset or group of assets that have existed independently for a considerable time before the acquisitions. These brands are not related to sectors subject to technological obsolescence or other forms of value deterioration.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Intangible assets acquired in a business combination are recognized at fair value based on valuation methodologies and techniques that often involve the use of a third-party valuation firm’s expertise to calculate estimates of discounted cash flows. Intangible assets are composed as follows:

		Net amount
	Useful life	December 31, 2024	December 31, 2023
Trademarks	Undefined	1,025,095	1,092,793
Trademarks	2 to 20 years	293,519	341,183
Software	2 to 15 years	30,611	24,941
Water rights	Undefined	11,302	11,391
Customer relationships	3 to 20 years	408,149	486,166
Supplier contract	7 to 17 years	20,548	28,077
Other	2 to 17 years	13,975	1,044

		1,803,199	1,985,595

Changes in intangible assets:

	Balance at January 1, 2024	Additions (1)	Disposals	Amortization	Exchange rate variation	Balance at December 31, 2024
Amortizing:
Trademarks	341,183	689	—	(28,920)	(19,433)	293,519
Software	24,941	19,045	(28)	(6,294)	(7,053)	30,611
Customer relationships	486,166	—	—	(72,137)	(5,880)	408,149
Supplier contracts	28,077	—	—	(3,715)	(3,814)	20,548
Others	1,044	14,566	(506)	(232)	(897)	13,975
Non-amortizing:
Trademarks	1,092,793	563	—	—	(68,261)	1,025,095
Water rights	11,391	214	—	—	(303)	11,302

	1,985,595	35,077	(534)	(111,298)	(105,641)	1,803,199

	Balance at January 1, 2023	Additions	Disposals	Amortization	Exchange rate variation	Balance at December 31, 2023
Amortizing:
Trademarks	315,912	35,496	—	(24,166)	13,941	341,183
Software	21,079	7,527	(12)	(5,121)	1,468	24,941
Customer relationships	549,705	2,370	(2,434)	(74,213)	10,738	486,166
Supplier contracts	30,509	—	—	(3,822)	1,390	28,077
Others	833	501	(28)	(275)	13	1,044
Non-amortizing:
Trademarks	1,050,106	367	—	—	42,320	1,092,793
Water rights	11,347	—	—	—	44	11,391

	1,979,491	46,261	(2,474)	(107,597)	69,914	1,985,595

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	Balance at January 1, 2022	Acquired in business combination	Additions	Disposals	Amortization	Exchange rate variation	Balance at December 31, 2022
Amortizing:
Trademarks	335,452	21,138	6	—	(22,230)	(18,454)	315,912
Software	16,609	57	8,081	—	(4,503)	835	21,079
Customer relationships	645,509	2,804	—	1,099	(76,529)	(23,178)	549,705
Supplier contracts	32,967	—	—	—	(3,773)	1,315	30,509
Others	1,001	556	38	—	(746)	(16)	833
Non-amortizing:
Trademarks	1,107,993	3,793	331	834	—	(62,845)	1,050,106
Water rights	11,595	—	—	—	—	(248)	11,347

	2,151,126	28,348	8,456	1,933	(107,781)	(102,591)	1,979,491

(1)	The amount of US$10,782 in additions refers to the acquisition of immaterial business combinations during the year by the indirect subsidiary, Seara Alimentos Ltda.

13 Goodwill

Changes in goodwill:

	December 31, 2024	December 31, 2023	December 31, 2022
Balance at the beginning of the period	6,105,020	5,828,691	5,835,418

Acquired in business combination (1)	2,851	—	18,725
Business combinations adjustment (2)	—	11,842	5,955
Disposal	—	—	(16,358)
Exchange rate variation	(690,737)	264,487	(15,049)

Balance at the end of the period	5,417,134	6,105,020	5,828,691

(1)	Refers to non-material acquisitions in business combinations of the indirect subsidiary Seara Alimentos Ltda.
(2)	Refers to the business combination adjustment in TriOak.

Goodwill represents the positive difference between consideration paid to purchase a business and the net fair value of identifiable assets and liabilities of the acquired entity. Goodwill is recognized as an asset and included

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

in “Goodwill” in the Statement of Financial Position. Goodwill is related to an expectation of future earnings of the acquired subsidiary after assets and liabilities are combined with the Group and cost savings resulting from synergies expected to be achieved upon the integration of the acquired business.

Goodwill is an indefinite lived asset and is required to be tested for impairment annually or whenever there is evidence of a decline in fair value. Assets and liabilities are grouped into CGU’s (Cash generating units) for impairment testing purposes. Any impairment loss is recognized immediately in the statement of income and cannot be reversed.

Upon the sale of a business, the goodwill or corresponding portion of goodwill is included in the calculation of profit or loss on disposal.

For the year ended December 31, 2024, and 2023, the Group tested the recoverability of each CGU group containing goodwill to determine the recoverable amount (value in use or fair value) through discounted cash flow models. The determination of the recoverable amount involves using assumptions, such as revenue growth margins, costs and expenses, capital expenditures, working capital requirements terminal growth and discount rates.

Management projects cash flows for a maximum period of 5 years for the CGU of Brazil Beef and USA Pork, to better reflect the long cycle of each group when it refers to the useful life of the animals used in production. The terminal value was assigned based on an expected growth rate of perpetuity for the CGU groups. The weighted average rate of the cost of capital (WACC), used as the discount rate, was estimated on a post-tax basis based on the historical industry performance for to each CGU group and external sources of information regarding market risks.

For the purposes of impairment testing CGUs have been aggregated into the following groups representing the lowest level within the Group at which the goodwill is monitored for internal management purposes and that have significant amounts of goodwill allocated to them:

CGUs	December 31, 2024	December 31, 2023
Brazil Beef	1,464,710	1,873,448
Seara	602,869	766,970
USA Pork	694,534	694,534
Moy Park (1)	—	777,583
Pilgrim’s Food Masters (PFM) (1)	—	336,683
Australia Smallgoods	283,441	310,598
Australia Meat	256,395	280,915
PPC - Fresh Poultry (1)	401,396	—
PPC - Brands & Snacking (1)	262,431	—

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

CGUs	December 31, 2024	December 31, 2023
PPC - Fresh Pork/Lamb (1)	202,512	—
PPC - Food Service (1)	173,125	—
PPC - Meals (1)	58,178	—
Others CGUs without significant goodwill (2)	1,017,543	1,064,289

Total	5,417,134	6,105,020

For the year ended December 31, 2024 and 2023, the goodwill impairment test did not indicate impairment loss in any of the CGU groups.

(1)

On July 1, 2024, the Company effectively completed the reorganization of the cash-generating units (CGU) Moy Park and Pilgrim’s Food Masters, driven by restructuring initiatives at its indirect subsidiary, Pilgrim’s Pride Corporation (“PPC”) in Europe. The purpose of these activities is to integrate core operations and reallocate processing capacities across production facilities, resulting in the closure of some facilities in Europe. As a result of this reorganization, the Company reassigned assets and liabilities to the applicable CGUs and allocated goodwill using the relative net assets approach. The new CGUs are Fresh Pork/Lamb, Fresh Poultry, Food Service, Meals, and Brands & Snacking. As at December 31, 2024 the total carrying amount of these CGU’s is US$1,097,642. The Company then performed an impairment test on the CGUs on both a pre- and post reorganization basis. There was no impairment recognized as a result of this test.

(2)	They comprise about 19 Cash Generating Units (CGUs) that, due to their lower values, were allocated to the ‘other’ category as shown.

The Company additionally assessed if its reorganization indicated that any carrying amounts of its non-goodwill intangible assets might not be recoverable. The reorganization did not result in any change in business use for any of the intangible assets and therefore, the Company determined that no indicators were present that required the annual test of the recoverability of the asset group-level carrying amounts of its intangible assets.

The key assumptions used in the estimation of the recoverable amount are set out below.

	December 31, 2024
	Brazil Beef	Seara	USA Pork	Australia Smallgoods	Australia Meat	PPC - Fresh Poultry	PPC - Brands & Snacking	PPC - Fresh Pork/ Lamb	PPC - Food Service	PPC - Meals
Discount rate (pre tax)	14.4%	16.1%	9.5%	8.4%	8.4%	14.5%	14.6%	14.7%	14.8%	14.9%
Terminal value growth rate	3.6%	3.6%	2.5%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Estimated growth rate (average for the next 5 years)	6.2%	14.1%	1.5%	8.8%	2.3%	10.6%	6.1%	4.7%	2.8%	3.4%

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	December 31, 2023
	Brazil Beef	Seara	USA Pork	Moy Park	Pilgrim’s Food Masters (PFM)	Autralia Smallgoods	Australia Meat
Discount rate (pre tax)	13.5%	15.8%	9.8%	14.0%	13.0%	9.0%	9.1%
Terminal value growth rate	3.5%	3.3%	2.5%	2.0%	2.7%	2.0%	2.0%
Estimated growth rate (average for the next 5 years)	7.2%	13.2%	2.8%	7.4%	6.3%	8.6%	2.3%

Operation	Revenue source	Specific operating costs
Brazil Beef	Sales from the beef operation in Brazil.	Historical performance and price trends of raw materials, especially cattle and international freight.

Seara	Sales from pork, poultry, and prepared foods operations.	Historical performance and price trends of primary raw materials and international freight.

USA Suínos	Sales from pork operations.	Historical performance and raw material price trends.

Austrália Smallgoods	Sales from Primo Foods Pty Ltd and related operations.	Historical performance and hog price trends.

Australia Meat	Sales from beef operations.	Historical performance and raw material price trends.

PPC - Fresh Poultry	Sales from fresh chicken operations.	Historical performance and raw material price trends.

PPC - Brands & Snacking	Sales from branded and snack food operations.	Historical performance and raw material price trends.

PPC - Fresh Pork/Lamb	Sales from pork, lamb, and value-added operations.	Historical performance and raw material price trends.

PPC - Food Service	Sales from food service operations.	Historical performance and raw material price trends.

PPC - Meals	Sales from frozen entrees.	Historical performance and raw material price trends.

14 Trade accounts payable

Trade accounts payable correspond to the amounts owed to suppliers in the ordinary course of business. If the payment period is equivalent to one year or less, the amount is classified as current liabilities, otherwise the

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

corresponding amount is classified as non-current liabilities. Accounts payable are recognized initially at their fair value and are subsequently measured at amortized cost using the effective interest method. Accounts payable by major type of supplier is as follows:

	December 31, 2024	December 31, 2023
Domestic:
Commodities	1,961,391	1,761,470
Materials and services	3,138,734	3,123,140
Finished products	81,608	38,061
Present value adjustment	(9,685)	(19,642)

	5,172,048	4,903,029

Foreign:
Commodities	20,357	31,354
Materials and services	271,481	320,691
Finished products	1,627	1,979

	293,465	354,024

Total trade accounts payable	5,465,513	5,257,053

Supplier financing:
Domestic	718,884	940,344
Foreign	9,826	7,722

Total supplier financing	728,710	948,066

Total	6,194,223	6,205,119

Supplier financing

The Group engage in supplier financing operations with top-tier financial institutions alongside domestic suppliers. It should be noted that, apart from a relaxation of terms, there were no operational or commercial changes in the process. Additionally, this transaction does not impact the prices set by the suppliers, which remain unchanged compared to the pre-operation values.

The primary objective of the agreement is to optimize payment processing and enable the advancement of receivables to participating suppliers, compared to the original invoice due date. For the Company, this operation does not result in a significant extension of payment terms compared to those previously agreed upon with non-participating suppliers, but it offers the advantage of early receipt to those involved. Additionally, the Company does not incur additional interest on the amounts owed. Therefore, the amounts involved in the transaction are recorded as accounts payable, maintaining the same nature and function as the Company’s other obligations, and are classified as current liabilities as of December 31, 2024 and 2023.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Maturity Date Range:

Consolidated
Trade Payables under Supplier Financing Agreement (days after the invoice date)	10 - 120
Comparable Trade Payables (days after the invoice date)	1 - 120

Commitment to Purchase for Future Delivery

The Group has commitments to purchase cattle for future delivery signed with certain suppliers, in which the Group guarantees the acquisition of cattle for a fixed price, or to be fixed, with no cash effect on the Group until the cattle are delivered. Based on these future delivery contracts, JBJ has already advanced this operation with the banks under the supply chain finance method. As of December 31, 2024, the amount of this transaction was US$58,944 (US$61,926 at December 31, 2023), this operation is recognized as supply chain finance.

15 Loans and financing

Loans and financing are initially recognized at fair value upon receipt of the proceeds, net of transaction costs, and subsequently measured at amortized cost. Below is a schedule showing the Group’s loans and financing instruments by foreign and local currency. Local currency indicates loans denominated in the functional currency of the borrower. All borrowings denominated in currencies other than the presentation currency (Brazilian Reais) are translated to presentation currency each reporting period. Current amounts include accrued but unpaid interest at period-end. Premiums, discounts and transaction costs are amortized to finance expense using the effective interest method.

Debt Registration with the Securities and Exchange Commission (SEC): On October 25, 2024, following the declaration of effectiveness by the United States Securities and Exchange Commission (SEC), the Company announced commencement of the acceptance period for the Exchange Offer of the 13 existing series of debt securities (“Old Bonds”), unregistered with the SEC, for new registered debt securities (“New Bonds”).

	Average annual interest rate	Currency	Index	Payment terms / non-current debt	Current		Non-current
Type					December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Foreign currency
ACC – Advances on exchange contracts	5.94%	USD	—	2025	1,015,010	52,158	—	—
Prepayment	5.69%	USD	SOFR	2025 - 27	100,296	5,531	—	174,346
FINIMP – Import Financing	6.03%	USD and EUR	Euribor	2025	614	31,291	—	647

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	Average annual interest rate	Currency	Index	Payment terms / non-current debt	Current		Non-current
Type					December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
White Stripe credit facility	8.45%	USD and CAD	—	—	—	2,892	—	—
Working capital – Dollar	7.49%	USD	SOFR	2030	6,238	362	2,223	2,553
CRA – Agribusiness Credit Receivable Certificates	5.36%	USD	—	2029	719	442	65,189	38,464
Scott credit facilities	2.20%	USD	—	2030	—	—	—	1,815
Export credit note	6.96%	USD	SOFR	2025	102,367	—	—	—
Others	7.03%	Several	Several		3,584	—	1,691	—

					1,228,828	92,676	69,103	217,825

Local currency
FINAME (1)	6.00%	BRL	—	2025	5	478	—	6
Prepayment	7.09%	GBP, USD	BoE, SOFR	2025	—	54,906	—	60,000
Notes 2.50% JBS Lux 2027 (1)	2.50%	USD	—	2027	11,458	11,542	990,319	986,220
Notes 5.13% JBS Lux 2028 (1)	5.13%	USD	—	2028	19,085	19,219	889,288	886,398
Notes 6.5% JBS Lux 2029 (1)	6.50%	USD	—	2029	934	1,084	69,842	77,885
Notes 3.00% JBS Lux 2029 (1)	3.00%	USD	—	2029	7,399	7,458	588,860	586,210
Notes 5.50% JBS Lux 2030 (1)	5.50%	USD	—	2030	31,312	31,910	1,241,293	1,239,931
Notes 3.75% JBS Lux 2031 (1)	3.75%	USD	—	2031	1,489	1,563	488,985	495,338
Notes 3.00% JBS Lux 2032 (1)	3.00%	USD	—	2032	3,750	3,833	982,670	980,341
Notes 3.63% JBS Fin 2032 (1)	3.63%	USD	—	2032	16,096	16,729	955,546	984,472
Notes 5.75% JBS Lux 2033 (1)	5.75%	USD	—	2033	23,621	29,469	1,626,266	2,001,095
Notes 6.75% JBS Lux 2034 (1)	6.75%	USD	—	2034	30,068	30,900	1,485,757	1,576,065
Notes 4.38% JBS Lux 2052 (1)	4.38%	USD	—	2052	16,188	16,309	887,691	887,237
Notes 6.50% JBS Lux 2052 (1)	6.50%	USD	—	2052	8,106	8,396	1,526,099	1,527,284
Notes 7.25% JBS Lux 2053 (1)	7.25%	USD	—	2053	8,038	18,669	883,217	883,214
Notes 4.25% PPC 2031	4.25%	USD	—	2031	7,577	8,972	844,203	984,404
Notes 3.50% PPC 2032	3.50%	USD	—	2032	10,413	10,500	892,253	891,184
Notes 6.25% PPC 2033	6.25%	USD	—	2033	30,285	43,924	966,001	984,018
Notes 6.88% PPC 2034	6.88%	USD	—	2034	4,201	7,639	486,078	484,577
Working capital – Reais	10.99%	BRL	TJLP	2028	—	5,081	—	16,331
Working capital – Euros	3.78%	EUR	Euribor	2025 - 28	21,789	17,249	8,684	10,186
Export credit note	13.48%	BRL	CDI	2025 - 30	858	2,913	847	214,735
CDC – Direct Consumer Credit	15.29%	BRL	—	2028	9,346	21,296	815	9,020
Livestock financing – Pre	11.01%	BRL	—	2025	341,493	242,928	—	—
CRA – Agribusiness Receivables Certificate	6.85%	BRL	CDI and IPCA	—	11,415	149,060	1,218,300	2,013,297

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	Average annual interest rate	Currency	Index	Payment terms / non-current debt	Current		Non-current
Type					December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Credit line – Scott	7.69%	USD, EUR	—	2025 -37	—	20,087	—	529
Credit line – Beardstown Pace	3.65%	USD	—	2025	—	6,689	—	64,700
JBS Australia Confinement Agreement	2.76%	AUD	—	2050	—	993	—	34,053
Commercial Paper	5.10%	—	—	2028	202,144	—	—	—
Others	6.63%	Several	Several		38,327	9,098	140,454	11,012

					855,397	798,894	17,173,468	18,889,742

					2,084,225	891,570	17,242,571	19,107,567

(1)	Corresponds to the Debt Registration with the Securities and Exchange Commission (SEC) on October 25, 2024.

Average annual interest rate: Refers to the weighted average nominal cost of interest at the reporting date. The loans and financings are fixed by a fixed rate or indexed to rates: CDI, IPCA, TJLP (the Brazilian government’s long-term interest rate), and EURIBOR (Euro Interbank Offered Rate), among others.

The availability of revolving credit facilities for JBS USA was US$2.9 billion as of December 31, 2024 (US$2.9 billion as of December 31, 2023). In Brazil, the availability of revolving credit facilities was US$500 million as of December 31, 2024 (US$450,000 as of December 31, 2023).

The non-current portion of the principal payment schedule of loans and financing is as follows:

Maturity	December 31, 2024	December 31, 2023
2025	—	171,228
2026	37,853	18,998
2027	1,008,400	1,193,540
2028	982,940	1,102,778
2029	705,753	34,417
2030	1,365,829	—
Maturities after 2030	13,141,796	16,586,606

	17,242,571	19,107,567

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

15.1 Guarantees and contractual restrictions (“covenants”)

The Group was in compliance with all of its debt covenant restrictions at December 31, 2024 .

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

JBS USA Revolving Credit Facility

Issuer:

-JBS USA Holding Lux S.à.r.l.;

-JBS USA Food Company;

-JBS Australia Pty. Ltd.;

-JBS Food Canada ULC.

Guarantors:

-JBS S.A.;

-JBS Global Luxembourg S.à.r.l.;

-JBS Global Meat Holdings

Pty. Limited.

Usual and customary for investment grade facilities of this type and subject to customary exceptions, but limited to: (i) incurrence of “priority debt”, (ii) liens; (iii) fundamental changes, (iv) sale lease-backs, (v) sales of all or substantially all of the assets of the Borrowers and their subsidiaries, (vi) changes in line of business and (vii) changes in fiscal year.

The credit agreement also require compliance with a maximum total debt to capitalization of 55.0% (the “Financial Maintenance Covenant”). The Borrowers may give collateral cure notice to the administrative agent, electing to provide full unconditional guarantee perfected by first priority security interest in substantially all US assets. From and after the collateral cure date the financial maintenance covenant shall no longer be in effect, availability under the Revolving Credit Facility shall be limited to collateral coverage and there shall be limitations on 1) liens, 2) indebtedness, 3) sales and other dispositions of assets, 4) dividends, distributions and other payments in respect of equity interest, 5) investments, acquisitions, loans and advances, and 6) voluntary prepayments, redemptions or repurchases of unsecured subordinated material indebtedness. In each case, clauses 1 to 6 are subject to certain exceptions which can be material.

The facility contains customary events of default. (1)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Notes 2.50% JBS Lux 2027

Issuer:

JBS USA Holding Lux S.A. (JBS Lux);

JBS USA Food Company (JBS

USA);

-JBS USA Foods Group Holdings, Inc. (JBS USA)

Guarantor:

JBS S.A. (JBS S.A.);

JBS Global Luxembourg S.à.r.l

(JBS Global Lux);

JBS Global Meat Holdings Pty.

Limited (JBS Global Meat).

		These notes contain restrictive covenants applicable to the Group including limitation on liens, limitation on sale and leaseback transactions, limitation on merger, consolidation and sale of assets. These limitations are subject to certain exceptions, which can be material.	The notes customary events of default.(1)
Notes 5,13% JBS Lux 2028
Notes 6,50% JBS Lux 2029
Notes 3,00% JBS Lux 2029
Notes 5,50% JBS Lux 2030
Notes 3.75% JBS Lux 2031
Notes 3,00% JBS Lux 2032
Notes 3.63% JBS Lux 2032
Notes 5,75% JBS Lux 2033
Notes 6,75% JBS Lux 2034
Notes 4,38% JBS Lux 2052
Notes 6,50% JBS Lux 2052
Notes 7,25% JBS Lux 2053

Notes 4,25% PPC 2031	Issuer: -Pilgrim’s Pride Corporation. Guarantor: -Pilgrim’s Pride Corporation of West Virginia, Inc.;	These notes contain restrictive covenants applicable to the Issuer and its Significant subsidiaries including limitation on liens, limitation on sale and leaseback transactions, limitation on merger, consolidation and sale of assets. These limitations are subject to certain exceptions, which can be material.	The notes customary events of default.(1)
Notes 3,50% PPC 2032
Notes 6,25% PPC 2033
Notes 6,88% PPC 2034

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

PPC Revolving Credit Facility	Borrowers: -Pilgrim’s Pride Corporation; -To-Ricos Ltd. -To-Ricos Distribution, LTD.

On October 4, 2023, PPC and certain of its subsidiaries entered into an unsecured Revolving Credit Agreement with CoBank, ACB as administrative agent and other involved lenders that replaced the 2021 U.S. Credit Facility.

The credit agreement increased its availability under the revolving loan commitment from US$800.0 million to US$850.0 million, in addition to changes to clauses and the extension of the maturity date from August 2026 to October 2028.

The RCF (Revolving Credit Facility) also requires compliance with a minimum interest coverage ratio of 3.50:1.00 (the “Financial Maintenance Covenant”). The Borrowers may give collateral cure notice to the administrative agent, electing to provide full unconditional guarantee perfected by first priority security interest in substantially all U.S. assets. From and after the collateral cure date the financial maintenance covenant shall no longer be in effect, availability under the RCF shall be limited to collateral coverage, may be subject to a minimum fixed charge coverage ratio if utilization is above 80% and there shall be limitation on 1) liens, 2) indebtedness, 3) sales and other dispositions of assets, 4) dividends, distributions, and other payments in respect of equity interest, 5) investments, acquisitions, loans and advances, and 6) voluntary prepayments, redemptions or repurchases of unsecured subordinated material indebtedness. In each case, clauses 1 to 6 are subject to certain exceptions which can be material.

The facility also contains customary events of default. (1)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Moy Park Holdings (Europe) Limited Revolving Credit Facility

Borrowers:

-Moy Park Limited

-Pilgrim’s Pride Limited

-Pilgrim’s Food Masters UK Limited

- Pilgrim’s Food Masters Ireland Limited

- Pilgrim’s Shared Services Limited

Guarantors:

- Moy Park Limited

- Moy Park Holidings (Europe) Limited

- Consumer Foods Van Sales Limited

- Onix Investments UK Limited

- Rollover Limited

- Oakhouse Limited

- Attleborough Foods Limited

- Noon Products Limited

- Spurway Foods Limited

- Pilgrim’s Pride Limited

The RCF requires compliance with a minimum interest coverage ratio of 3.00:1.00 and Leverage ratio shall not exceed 3.00:1.00 as applicable to borrowers.

Customary covenants that may limit Moy Park Holdings (Europe) Limited ability and the ability of Borrowers or Guarantors to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the company;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

Primo ANZ credit facility

Borrowers:

- Primo Foods Pty Ltd.

Guarantors:

- Industry Park Pty Ltd;

-Primo Foods Pty Ltd;

-Australian Consolidated Food Holdings Pty Limited;

-Australian Consolidated Food Investments Pty Limited;

-Primo Group Holdings Pty Limited;

-Primo Meats Pty Ltd;

-Hans Continental Smallgoods Pty Ltd;

-P& H Investments 1 Pty Ltd;

-Hunter Valley Quality Meats Pty Limited;

-Seven Point Pork Pty Ltd;

-P&H Investments 2 Pty Ltd;

Customary covenants that may limit Primo’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the Group;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default
-Primo Retail Pty Ltd; -Primo Meats Admin Pty Ltd; -Premier Beehive Holdco Pty Ltd; -Premier Beehive NZ.

Huon credit facility

Borrowers:

Huon Aquaculture Group Limited

Guarantors:

-Industry Park Pty Ltd;

-Huon Aquaculture Group Limited;

-Huon Aquaculture Company Pty Ltd;

-Springs Smoked Seafoods Pty Ltd ;

-Springfield Hatcheries Pty Ltd;

-Huon Ocean Trout Pty Ltd;

-Meadow Bank Hatchery Pty Ltd;

-Morrison’s Seafood Pty Ltd;

-Southern Ocean Trout Pty Ltd;

-Huon Shellfish Co Pty Ltd;

-Spring Smoked Salmon Pty Ltd;

-Huon Salmon Pty Ltd;

-Huon Smoked Salmon Pty Ltd;

-Huon Smoked Seafoods Pty Ltd;

-Huon Seafoods Pty Ltd;

-Huon Tasmanian Salmon Pty Ltd.

Customary covenants that may limit Huon’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the Group;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

Credit facility JBS Australia & Rivalea

Borrowers:

-JBS Australia Pty Limited;

-Rivalea (Australia) Pty Ltd.

Guarantors:

-JBS Australia Pty Limited;

-Diamond Valley Pork Pty Ltd;

-Oxdale Dairy Enterprise Pty Ltd;

-Rivalea (Australia) Pty Ltd

Industry Park Pty Ltd.

Customary covenants that may limit JBS Australia´s and Rivalea’s ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the Group;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

Credit facility	Borrowers: -Andrews Meat Industries Pty Ltd.

Customary covenants that may limit JBS AMI ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the Group;

- incur certain additional indebtedness;

- declare certain dividends, share premiums, or repurchases of equity.

The facility also contains customary events of default. (1)

Credit facility	Borrowers: -White Stripe Foods Pty Ltd.

Customary covenants that may limit JBS WSF ability and the ability of certain subsidiaries to, among other things:

- sell or dispose of certain assets;

- change the general nature of the core business of the Group.

The facility also contains customary events of default. (1)

Credit facility Mexico	Borrowers: -Pilgrim’s Pride, S. de R.L. de C.V. Guarantors: -Avícola Pilgrim’s Pride de México, S.A. de C.V.	Customary covenants that may limit the Borrower´s ability to realize new investments and be a guarantor for third party loans, change the general nature of the core business of the company or line of business and initiate the liquidation process. These limitations are subject to certain exceptions, which may be material	The facility also contains customary events of default. (1)

Commercial Paper

Issuer:

JBS USA Holding Lux S.A. (JBS Lux);

JBS USA Food Company (JBS

USA);

-JBS USA Foods Group Holdings, Inc. (JBS USA)

Guarantor:

JBS S.A. (JBS S.A.);

JBS Global Luxembourg S.à r.l

(JBS Global Lux);

JBS Global Meat Holdings Pty.

Limited (JBS Global Meat).

		On December 10, 2024, the Group began issuing commercial paper allowing us to borrow funds for up to 397 days at competitive interest rates which vary based on the term of the notes. As of December 31, 2024, outstanding borrowings were $202.1 million, net of the related discount on issuance. The weighted average interest rate on the commercial paper outstanding was 5.1% with maturities of less than 30 days.	The facility also contains customary events of default. (1)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Type	Issuer and guarantors	Covenants / Guarantees	Events of default

8° issuance of debentures CRA	Borrowers: JBS S.A

Standard contractual restrictions that may limit the Group’s ability, among other things, to:

-create liens;

-sell or transfer to third parties all or substantially all assets;

-carry out spin-offs, mergers or incorporations of the Group and/or its Subsidiaries by third parties;

-pay dividends if the issuer is in default with respect to any of its pecuniary obligations under the indenture

The facility contains customary events of default. (1)
9° issuance of debentures CRA
10° issuance of debentures CRA
11° issuance of debentures CRA
1° issuance of Agribusiness Receivables Certificate (CRA)	Borrowers: Seara Alimentos Ltda. Guarantors: JBS S.A

Standard contractual restrictions that may limit the Group’s ability, among other things, to:

-create liens;

-sell or transfer to third parties all or substantially all assets;

-carry out spin-offs, mergers or incorporations of the Group and/or its Subsidiaries by third parties;

-pay dividends if the issuer is in default with respect to any of its pecuniary obligations under the indenture

The facility contains customary events of default. (1)

(1)

Customary events of default include failure to perform or observe terms, covenants or other agreements in the facility, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness unless waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiaries and certain events related to bankruptcy and insolvency matters.

The Group was in compliance with all of its debt financial covenant restrictions at December 31, 2024 and until the date that these financial statements were approved.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

15.2 Reconciliation of movement of liabilities to cash flows arising from financing activities

	Note	Balance at January 1, 2024	Cash flows	(Financial) Revenue	Non-cash transactions (1)	Balance at December 31, 2024
Loans and financing	15	(19,999,137)	1,209,621	(515,870)	(21,410)	(19,326,796)
Lease liability	11	(1,841,227)	473,098	(104,177)	(261,723)	(1,734,029)
Derivative liabilities		(56,456)	233,008	(477,887)	119,737	(181,598)
Margin cash	3	132,461	(21,099)	59,006	(33,814)	136,554
Profit reserves		(3,587,219)	(1,179,620)	—	592,365	(4,174,474)
Non-controlling interest		(682,742)	(4,296)	—	(352,861)	(1,039,899)

Total		(26,034,320)	710,712	(1,038,928)	42,294	(26,320,242)

	Note	Balance at January 1, 2023	Cash flows	(Financial) Revenue	Non-cash transactions (1)	Balance at December 31, 2023
Loans and financing	15	(17,700,148)	(907,975)	(1,322,258)	(68,756)	(19,999,137)
Lease liability	11	(1,721,833)	354,947	(70,277)	(404,064)	(1,841,227)
Derivative liabilities		1,267	12,745	(8,639)	(61,829)	(56,456)
Margin cash	3	130,209	(26,602)	28,854	—	132,461
Profit reserves		(4,264,534)	(447,979)	—	1,125,294	(3,587,219)
Non-controlling interest		(645,970)	(6,318)	—	(30,454)	(682,742)

Total		(24,201,009)	(1,021,182)	(1,372,320)	560,191	(26,034,320)

	Note	Balance at January 1, 2022	Cash flows	(Financial) Revenue	Non-cash transactions (1)	Balance at December 31, 2022
Loans and financing	15	(16,578,829)	187,123	(1,141,271)	(167,171)	(17,700,148)
Lease liability	11	(1,506,043)	434,488	(75,883)	(574,395)	(1,721,833)
Derivative liabilities		(10,444)	261,739	(250,028)	—	1,267
Margin cash	3	223,162	(109,732)	16,779	—	130,209
Treasure shares		619,298	551,888	—	(1,171,186)	—
Profit reserves		(3,385,709)	872,802	—	(1,751,627)	(4,264,534)
Non-controlling interest		(660,796)	103,141	—	(88,315)	(645,970)

Total		(21,299,361)	2,301,449	(1,450,403)	(3,752,694)	(24,201,009)

(1)	The values presented as non-cash transactions refer to lease liabilities, allocation of net profit, and provisions.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

16 Income and other taxes payable

Income and other taxes payable are comprised of the following:

	December 31, 2024	December 31, 2023
Taxes payable in installments	44,426	67,980
PIS / COFINS tax payable	15,378	32,835
ICMS / VAT / GST tax payable	37,868	35,335
Withholding income taxes (1)	346,785	10,527
Others	75,932	91,693

Subtotal	520,389	238,370

Income taxes payable	233,027	83,247

Total	753,416	321,617

Breakdown:
Current liabilities	346,761	227,249
Non-current liabilities	406,655	94,368

	753,416	321,617

(1)

During corporate restructuring of the indirect subsidiary JBS USA, the Company analyzed and concluded there is withholding tax (WHT) uncertainty in the jurisdiction of Luxembourg. The Company assessed the tax uncertainty in accordance with IFRIC 23, which provides guidance on the accounting and measurement of uncertain tax liabilities, and recognized a tax provision for the year ended December 31, 2024, in the amount of US$ 338,320.

17 Payroll and social charges

Payroll and social charges are comprised of the following:

	December 31, 2024	December 31, 2023
Social charges in installments	356,545	489,520
Bonus and vacation along with related social charges	804,551	736,138
Salaries and related social charges	561,990	503,400
Others	65,383	58,626

	1,788,469	1,787,684

Breakdown:
Current liabilities	1,435,751	1,297,181
Non-current liabilities	352,718	490,503

	1,788,469	1,787,684

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Labor taxes payable in installments: In December 2022, the Supreme Federal Court (STF), in a favorable decision regarding Direct Action of Unconstitutionality (ADI No. 4,395), declared the subrogation of the collection of social security contributions related to the Rural Worker Assistance Fund (FUNRURAL) from slaughterhouses, consumer companies, consignees, or production-acquiring cooperatives unconstitutional. As of December 31, 2024, the Group have recorded a provision of US$240,447 (US$353,000 as of December 31, 2023) under the heading “Social Charges Installments” related to FUNRURAL installments. Since 2018 to date, the Group and its subsidiaries settled the FUNRURAL payments installment in the total amount of US$251,349 in cash or through compensation of federal taxes recoverable.

The Group is still waiting for the final approval by STF regarding this matter, which will include among others, the definition of the period for which the decision will take effect.

18 Dividends payable

The Group’s bylaws requires the payment of dividends equal to at least 25% of the annual net income attributable to company shareholders, after the allocation of 5% for the legal reserve. The Group recognizes a liability at year-end for the minimum unpaid yearly dividend amount. Dividends payable are recognized as a liability at December 31 of each year.

	December 31, 2024	December 31, 2023
Declared dividends on 2020 - Residual	—	—
Declared dividends on 2021 - Residual	10	5
Declared dividends on 2022 - Residual	7	12
Declared dividends on 2023 - Residual	291	8
Declared dividends on 2024 - Residual	107	373
Interim dividends	358,206	—

Subtotal	358,621	398

The residual amount of dividends corresponds to the unpaid dividends due to a lack of updated payment information. This pending information related to some minority shareholders precludes the Group from fully paying the dividends declared. The Group sends notification to such shareholders to update their payment information so the amount can be paid. The reversal of dividends is absorbed under the caption “Profit reserves” due to the non-distribution after three years period. The liability will be maintained as a short-term obligation during the legal period, as once the registration is updated, the settlement is automatic.

On August 13, 2024, the Company approved the distribution of proposed interim dividends related to profit reserves, totaling US$ 717 million, corresponding to US$0,32 per common share. The interim dividends were paid to shareholders on October 7, 2024.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

On November 13, 2024, the Company approved the distribution of proposed interim dividends related to profit reserves, totaling US$ 358 million, corresponding to US$0,16 per common share. The interim dividends were paid to shareholders on January 15, 2025.

The approved dividends per share were:

	2024	2023
Approved dividends	1,074,617	458,165
Number of outstanding shares of share capital– ordinary shares	2,218,116,370	2,218,116,370
Dividends per share - US$	0.48	0.21

The Company distributed dividends based on the balance of profit reserves, amounting to a total of US$1,07 billion. The interim dividends were credited towards the mandatory minimum dividends for the fiscal year ended December 31, 2024.

19 Provisions for legal proceedings

The preparation of these consolidated financial statements requires Management to make estimates and assumptions regarding civil, labor and tax matters which affect the valuation of assets and liabilities at the reporting date, as well as the revenues and expenses during the reported period. Due to the uncertain nature of tax legislation, as well as litigation, the assessment of potential liabilities requires significant judgment from the Management and the outcome may differ when liabilities are actually realized.

The Group is subject to lawsuits, investigations and other claims related to employment, environmental, product, taxes and other matters. Management is required to assess the likelihood of any adverse judgments or outcomes, as well as the amount of estimated losses, for these matters.

Provisions are recognized as liabilities and administrative expenses, when losses are considered probable (i.e. more likely than not that an outflow of resources embodying economic benefits will be required to settle the obligation) and the amount can be reliably measured.

Where it is not probable that a present obligation exists, the Group discloses a contingent liability, unless the possibility of an outflow of resources embodying economic benefits is remote, in which case no provision or disclosure is made.

Additions, reversals and changes in the estimates of the provisions are presented as operating expenses, mainly within the General and administrative expenses line in the statements of income. Indexations are presented under the Finance expenses line in the statements of income. Exchange rate variations are presented as part of the foreign currency translation adjustments in the Statements of other comprehensive income.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The Company is engaged in several judicial and administrative proceedings, mainly in Brazil. The assessment of the likelihood of losses in these cases considers the available evidence, the hierarchy of laws, case law, the most recent court decisions and their relevance, as well as the opinions of internal lawyers. Provisions are adjusted for inflation and recorded under Net financial income (expenses). The average time to conclude the lawsuits are: labor approximately 2.5 year; civil approximately 4 years and tax and social security: between 5 to 10 years.

The Group is party to several lawsuits arising in the ordinary course of business for which provisions are recognized for these deemed probable based on estimated costs determined by management as follows:

Breakdown:

	December 31, 2024	December 31, 2023
Current liabilities	280,804	197,440
Non-current liabilities	216,659	315,953

	497,463	513,393

	December 31, 2024				December 31, 2023
	Labor	Civil	Tax and Social Security	Total	Labor	Civil	Tax and Social Security	Total
Brasil	87,075	59,796	68,516	215,387	107,940	73,502	133,006	314,448
USA	—	280,804	—	280,804	—	197,439	—	197,439
Others jurisdictions	52	44	1,176	1,272	64	48	1,394	1,506

Total	87,127	340,644	69,692	497,463	108,004	270,989	134,400	513,393

19.1 - Labor - Changes in provisions:

Jurisdiction	Balance at January 1, 2024	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2024
Brazil	107,940	65,901	(69,751)	6,913	(23,928)	87,075
Other jurisdictions	64	5	(4)	—	(13)	52

Total	108,004	65,906	(69,755)	6,913	(23,941)	87,127

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Jurisdiction	Balance at January 1, 2023	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2023
Brazil	99,187	61,302	(68,781)	9,864	6,368	107,940
Other jurisdictions	83	(467)	(669)	(210)	1,327	64

Total	99,270	60,835	(69,450)	9,654	7,695	108,004

Jurisdiction	Balance at January 1, 2022	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2022
Brazil	96,512	47,500	(61,130)	18,618	(2,313)	99,187
Other jurisdictions	39	271	(269)	(8,996)	9,038	83

Total	96,551	47,771	(61,399)	9,622	6,725	99,270

Labor legal proceedings (probable loss):

Brazil

As of December 31, 2024, the total amount of the provision classified as probable is US$87,075 (US$107,940 as of December 31, 2023). The potential loss associated with these proceedings, as assessed with the assistance of legal advisors, is classified as probable. There is a large quantity of individually low value lawsuits filed by former employees of the Company seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time.

19.2 - Civil - Changes in provisions:

Jurisdiction	Balance at January 1, 2024	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2024
Brazil	73,502	15,941	(19,414)	6,551	(16,784)	59,796
USA	197,439	259,515	(176,150)	—	—	280,804
Other jurisdictions	48	6	(4)	—	(6)	44

Total	270,989	275,462	(195,568)	6,551	(16,790)	340,644

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Jurisdiction	Balance at January 1, 2023	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2023
Brazil	48,539	28,407	(21,032)	14,234	3,354	73,502
USA	174,239	113,500	(90,300)	—	—	197,439
Other jurisdictions	22	1,102	(3,008)	758	1,174	48

Total	222,800	143,009	(114,340)	14,992	4,528	270,989

Jurisdiction	Balance at January 1, 2022	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2022
Brazil	41,291	5,377	(5,231)	4,325	2,777	48,539
USA	239,838	101,446	(167,045)	—	—	174,239
Other jurisdictions	6	8	(23)	4	27	22

Total	281,135	106,831	(172,299)	4,329	2,804	222,800

Civil legal proceedings (probable loss):

Brazil

As of December 31, 2024, the total amount of the provision classified as probable is US$59,796 (US$73,502 as of December 31, 2023). The potential loss associated with these proceedings, as assessed with the assistance of legal advisors, is classified as probable. There is a large quantity of individually low value lawsuits mainly related to indemnity for collective moral damage, moral damage for improper protest, repairing damages for poultry partnership or pigs integration, cancellation of industry or trade mark complaints and consumer contracts - product quality.

United States

As of December 31, 2024, the total amount of the provision classified as probable is US$280,804 (US$197,439 as of December 31, 2023). The main lawsuits are described below:

Broiler antitrust Litigation

Between September 2, 2016 and October 13, 2016, a series of federal class action lawsuits were filed with the U.S.District Court for the Northern District of Illinois (the “Illinois Court”) against PPC and other defendants by and on behalf of direct and indirect purchasers of broiler chickens alleging violations of antitrust and unfair competition laws and styled as In re Broiler Chicken Antitrust Litigation, Case No. 1:16-cv-08637 (the “Broiler Antitrust Litigation”). The complaints seek, among other relief, treble damages for an alleged conspiracy among

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

defendants to reduce output and increase prices of broiler chickens from the period of January 2008 to the present. PPC has entered into agreements to settle all claims made by the three certified classes for an aggregate total of US$195.5 million, each of which has received final approval from the Illinois Court and paid in 2021. PPC continues to defend itself against the direct-action plaintiffs as well as parties that have opted out of the class settlements (collectively, the “Broiler Opt Outs”). PPC will seek reasonable settlements where they are available. To date, the group has recognized an expense of US$582.5 million, including a US$45.0 million incremental increase in the year ended December 31, 2024, to cover settlements with various Broiler Opt Outs and paid an aggregate total of US$512.2 million to Broiler Opt Outs, of which US$13.6 million was paid in 2024. As of December 31, 2024 the Group has a provision of US$70.3 million (US$ 38,9 million as of December 31, 2023) for these settlements. These settlement expenses were recognized within general and administrative expense in the consolidated statement of income.

On January 27, 2017, a purported class action on behalf of broiler chicken farmers was brought against PPC and other chicken producers in the U.S. District Court for the Eastern District of Oklahoma alleging, among other things, a conspiracy to reduce competition for grower services and depress the price paid to growers. The complaint was consolidated with several subsequently filed consolidated amended class action complaints and styled as In re Broiler Chicken Grower Litigation, Case No. CIV-17-033. On June 24, 2024, a settlement agreement was reached in the amount of US$100.0 million. The settlement was paid on October 28, 2024. A US$71.0 million incremental increase in settlement amount was recognized in the year ended December 31,2024. These settlement expenses were recognized within general and administrative expense in the consolidated statement of profit or loss. On January 7, 2025, the Court granted final approval of the group settlement and dismissed the case.

Pork Antitrust Litigation

Between June 28, 2018 and July 23, 2018, a series of purported class action lawsuits were filed against JBS USA, a number of other pork producers, and Agri Stats, Inc. in the U.S. District Court for the District of Minnesota (the “Minnesota Court”) on behalf of direct and indirect purchasers of pork alleging violations of federal and state antitrust, unfair competition, unjust enrichment, deceptive trade practice, and consumer protection laws, which were consolidated and styled as In re Pork Antitrust Litigation, Case No. 0:18- cv-01776 (the “Pork Antitrust Litigation”). JBS USA has entered into agreements to settle all claims made by the three certified classes, for an aggregate total of US$57.3 million, each of which has received final approval from the Minnesota Court and was paid in 2021. JBS USA continues to defend itself against the direct action plaintiffs as well as parties that have opted out of the class settlements (collectively, the “Pork Opt Outs”). JBS USA will seek reasonable settlements where they are available. To date, the Group has recognized expense of US$83.7 million to cover negotiated settlements with various Pork Opt Outs and paid an aggregate total of US$59.5 million to pork Opt Outs and as of December 31, 2024 JBS USA has a provision of US$24.2 million (US$ 36,7 million as of December 31, 2023) for these settlements. During 2024, the Group recognized expense of US$3.5 million for negotiated settlements with various Pork Opt Outs and paid US$16.0 million to Pork Opt Outs. The Group recognized these settlement expenses within general and administrative expenses in the consolidated statement of income.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Beef Antitrust Litigation

Between April 23, 2019 and June 18, 2020, a series of purported class action lawsuits were filed against JBS USA, Swift Beef Company, JBS Packerland, Inc., JBS S.A., and certain other beef processors in the Minnesota Court, each alleging, among other things, violations of the Sherman Antitrust Act, which were coordinated in the Minnesota Court for pre-trial purposes and styled as In re Cattle and Beef Antitrust Litigation, Case No. 0:20- cv-1319 (the “US Beef Antitrust Litigation”).In the US Beef Antitrust Litigation.To date, JBS USA has settled with three of the purported classes, for an aggregate expenses of US$161.0 million, of which US$83.5 million remains unpaid as of December 31, 2024 (zero as of December 31, 2023). JBS Food Company’s settlements with the putative Direct Purchaser Plaintiff class and the Commercial Indirect Purchaser Plaintiff class have received final approval from the Minnesota Court. JBS USA Food Company’s settlement with the putative cattle class is subject to court approval. During 2024, the Group recognized these expenses in the amount of US$83.5 million (US$53 million in 2023) within general and administrative expenses in the consolidated statement of income.

The Group continues to defend itself against the remaining classes and the direct-action plaintiffs (those parties that have opted out of the class settlements (collectively, the “Beef Opt Outs”)) in the US Beef Antitrust Litigation, but will continue to seek reasonable settlements in the US Beef Antitrust Litigation where available. During 2024, the Group expensed US$1.7 million (zero in 2023) for negotiated settlements with various Beef Opt Outs and paid all claims made by the plaintiffs in the amount of US$23.1 million to Beef Opt Outs. These expenses are recognized within general and administrative expenses in the consolidated statement of income.

Between February 18, 2022 and March 24, 2022, two purported class action lawsuits were filed in Canada against JBS USA, Swift Beef Company, JBS Packerland, Inc., JBS Food Canada ULC (“JBS Canada”), and a number of other beef processors alleging similar claims to those in the Beef Antitrust Litigation (the “Canadian Beef Antitrust Litigation”). In the Canadian Beef Antitrust Litigation, JBS Food Canada has entered into an agreement to settle all claims made by the plaintiffs for US$5.5 million, which was paid in 2024, though the agreement is still subject to final approval by the court. During 2024, the Group recognized these expenses in the amount of US$5.5 million (zero in 2023) within general and administrative expenses in the consolidated statement of income.

US Litigation

On October 20, 2016, Patrick Hogan, acting on behalf of himself and a putative class of certain PPC stockholders, filed a class action complaint in the Colorado Court against PPC and its named executive officers styled as Hogan v. Pilgrim’s Pride Corporation, et al., No. 16-CV-02611. The complaint alleges, among other things, that PPC’s Securities and Exchange Commission (“SEC”) filings contained statements that were rendered materially false and misleading. On December 6, 2024,the Group entered into a settlement agreement in principal with the putative class in the amount of US$41.5 million (zero as of December 31, 2023), which is subject to court approval. No amount was paid and as of December 31, 2024 PPC has a provision of US$41.5 million (zero as of December 31, 2023) for these settlements. The Group recognized these settlement expenses within the 2024 general and administrative expenses in the consolidated statement of income.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Poultry Workers Class Action

Between August 30, 2019 and October 16, 2019, a series of purported class action lawsuits were filed in the US District Court for the District of Maryland (the “Maryland Court”) against PPC and a number of other chicken producers, as well as Webber, Meng, Sahl & Company and Agri Stats, styled as Jien, et al. v. Perdue Farms, Inc., et al., No. 19- cv-02521. The plaintiffs are a putative class of poultry processing plant production and maintenance workers (the “Poultry Workers Class”) and allege that the defendants conspired to fix and depress the compensation paid to Poultry Workers Class in violation of the Sherman Antitrust Act. The Group entered into an agreement to settle all claims made by the Poultry Workers Class for US$29.0 million and expensed and paid the plaintiffs this amount during 2021, though the agreement is still subject to final approval by the Maryland Court. PPC recognizes these settlement expenses within general and administrative expense in the consolidated statement of income.

Colorado Court Compensation Class Action

On November 11, 2022, a purported class action lawsuit was filed against JBS USA and a number of other meatpackers as well as Webber, Meng, Sahl & Company and Agri Stats, Inc. in the U.S. District Court for the District of Colorado (the “Colorado Court”). The plaintiffs allege that the defendants conspired to fix and depress the compensation paid to pork and beef plant workers in violation of the Sherman Act and seek damages from January 1, 2014 to the present. In 2023 JBS Food Company agreed to settle all claims made by the purported class for $55.0 million, which has been preliminarily approved by the Colorado Court. The Group recognized these settlement expenses within general and administrative expense in the consolidated statement of income in 2023, which remains unpaid as of December 31, 2024.

U.S. State Matters

On September 1, 2020, February 22, 2021, and October 28, 2021, the Attorneys General in New Mexico (State of New Mexico v. Koch Foods, et al., D-101-CV-2020-01891), Alaska (State of Alaska v. Agri Stats, Inc., et al., 3AN-21-04632), and Washington (State of Washington v. Tyson Foods Inc., et al., 21-2-14174-5), respectively, filed complaints against PPC and others based on allegations similar to those asserted in the Broiler Antitrust Litigation. On March 9, 2023, the Group entered into an agreement to settle all claims made by the State of Washington for $11.0 million. The State of Washington claim was paid in the second quarter of 2023. On June 24, 2024, the Group entered into an agreement to settle with the Attorney General in New Mexico for $5.2 million, and this amount was paid on September 18, 2024. On July 3, 2024, the Group entered into an agreement to settle with the Attorney General in Alaska for $1.25 million, and this amount was paid on July 10, 2024. These amounts were fully paid in the corresponding years and there is no provision recognized as of December 31, 2024.

On June 29, 2021 and October 25, 2021, the Attorneys General of New Mexico and Alaska, respectively, filed complaints against JBS USA based on allegations similar to those asserted in the Pork Antitrust Litigation. On

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

October 16, 2024, JBS USA entered into a settlement with the Attorney General of Alaska for $0.8 million. This settlement was recognized within general and administrative expense in the consolidated statement of income and remains unpaid as of December 31, 2024.

19.3 - Tax and Social Security - Changes in provision:

Jurisdiction	Balance at January 1, 2024	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2024
Brazil	133,006	(39,353)	(5,491)	5,631	(25,277)	68,516
Other jurisdictions	1,394	270	—	(218)	(270)	1,176

Total	134,400	(39,083)	(5,491)	5,413	(25,547)	69,692

Jurisdiction	Balance at January 1, 2023	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2023
Brazil	104,126	4,514	(603)	14,085	10,884	133,006
Other jurisdictions	1,294	259	(101)	2,142	(2,200)	1,394

Total	105,420	4,773	(704)	16,227	8,684	134,400

Jurisdiction	Balance at January 1, 2022	Additions, reversals and changes in estimates	Payments	Indexation	Exchange rate variation	Balance at December 31, 2022
Brazil	99,621	(9,671)	(3,018)	10,501	6,693	104,126
Other jurisdictions	758	288	—	39	209	1,294

Total	100,379	(9,383)	(3,018)	10,540	6,902	105,420

Tax and social security legal proceedings (probable loss):

a) Brazil

As of December 31, 2024, the total amount of the provision classified as probable is US$68,613 (US$133,006 as of December 31, 2023), that none of which are individually material. Most of these lawsuits were filed by issues involving Brazilian taxes such as ICMS (Value-added tax on sales and services), PIS/ COFINS (Social contribution on billings) and CSLL (Social Contribution on net income).

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Disclosure - possible loss contingent liabilities

Considering management’s assessment, supported by the opinion of legal advisors, contingencies listed below have the probability of loss considered as possible (but not more likely than not) and due to this classification, no provisions were recognized:

	December 31, 2024	December 31, 2023
Labor	211,591	267,044
Civil	334,851	405,148
Tax	5,773,162	5,346,009

Total	6,319,604	6,018,201

Labor:

As of December 31, 2024, the amount of US$334,851 (US$267,044 as of December 31, 2023) refers to claims for which losses are possible (i.e. not more likely than not, but more than remote). Most of these lawsuits were filed by former employees of the Company seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time. There is no individually significant claim in the total amount of possible losses.

Civil:

As of December 31, 2024, the amount of US$211,591 (US$405,148 as of December 31, 2023) refers to civil legal proceedings for which losses are possible (i.e. not more likely than not, but more than remote). Most of these lawsuits are related to indemnity for collective moral damage, moral damage for improper protest, repairing damages for poultry partnership or pork integration, cancellation of industry or trade mark complaints and consumer contracts - product quality. Except for the processes described below, there are no individually relevant processes.

a) United States

US Federal Matters

On December 23, 2020 and October 29, 2021, the Group received civil investigative demands (“CIDs”) from the U.S. Department of Justice (“DOJ”) related to the fed cattle and beef packing industry. The Group cooperated with the DOJ in producing documents and information pursuant to the CIDs. The Attorneys General for multiple states participated in the investigation and coordinated with the DOJ. No loss related to this matter can be reasonably estimated.

On February 9, 2022, PPC learned that the DOJ opened a civil investigation into human resources antitrust matters, and on October 6, 2022, PPC learned that the DOJ opened a civil investigation into grower contracts and

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

payment practices and on October 2, 2023, received a CID requesting information from PPC. PPC is cooperating with the DOJ in its investigations and CID. The DOJ has informed PPC that it is likely to file a civil complaint pursuant to at least one of these investigations. No loss related to this matter can be reasonably estimated.

U.S. State Matters

From February 21, 2017 through May 4, 2021, the Attorneys General for multiple U.S. states have issued civil investigative demands (“CIDs”). The CIDs request, among other things, data and information related to the acquisition and processing of broiler chickens and the sale of chicken products. The group is cooperating with the Attorneys General in these states in producing documents pursuant to the CIDs.

On February 28, 2024, the Attorney General of the State of New York filed a civil complaint against our subsidiaries, JBS Food Company and JBS USA Food Company Holdings, in the Supreme Court of the State of New York, County of New York, alleging that consumers in New York were misled by statements in which JBS Food Company expressed its goal of reducing greenhouse gas emissions and striving to achieve Net Zero by 2040. The complaint seeks an injunction, disgorgement of profits, civil penalties, attorney’s fees and other relief. On January 10, 2025, the New York Court granted the Company’s Motion to Dismiss and dismissed the Attorney General’s claims against the Company without prejudice.

Tax:

As of December 31, 2024, the amount of US$5.77 billion (US$5.35 billion as of December 31, 2023) relates to tax and social security proceedings for which losses are possible (i.e. not more likely than not), but more than remote. These ongoing proceedings refers to disallowed credit of PIS/COFINS (Social contribution on billings), ICMS (Value-added tax on sales and services) and IPI (tax on industrialized products) credits, fines for alleged non-compliance with ancillary obligations, assessments resulting from alleged non-compliance with requirements for deducting state and federal tax benefits. Most of these lawsuits are not individually significant, except the lawsuits described below:

b) Brazil

Profits earned by foreign subsidiaries

Between the calendar years 2006 and 2018, the Company received tax assessments related to the taxation of profits earned abroad, which were allegedly required to be included in the calculation base for Corporate Income Tax (IRPJ) and Social Contribution on Net Profit (CSLL). These assessments also included the disallowance of tax payment slips from foreign subsidiaries, based on the argument that they could not have been used to offset IRPJ and CSLL due in Brazil. Additionally, the assessments imposed fines, penalties, and interest charges.

The Company clarifies that a significant portion of the IRPJ and CSLL assessments on foreign profits relates to earnings from subsidiaries located in jurisdictions with which Brazil has tax treaties to avoid double taxation.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Moreover, a relevant portion of the assessments concerns formal requirements imposed by tax authorities for consolidating the results of its direct or indirect subsidiaries abroad. The Company disagrees with the criteria applied by the tax authorities and has presented its defense. For nearly all of the amounts assessed, the Company is defending itself in administrative proceedings and awaiting judgment.

As of December 31, 2024, Management considers that, for approximately US$122,128 (US$144,575 as of December 31, 2023), the likelihood of loss is remote, while for approximately US$3,32 billion (US$2,33 billion as of December 31, 2023), the likelihood of loss is possible.

In accordance with IFRIC/23, management has evaluated relevant tax rulings, identifying any discrepancies concerning the Company’s tax positions. Based on this analysis, as well as legal opinions and applicable case law, the Company recognized a provision of US$759 million related to differing interpretations regarding the taxation of profits from foreign subsidiaries in countries with international treaties. This provision was recorded by reducing the taxes recoverable line item, reflecting the potential future realization of these amounts.

Tax entries arising from the plea agreement

The Company received infraction notices relating to the period from 2013 to 2016, primarily intended to collect withholding income tax on payments associated with transactions that were subsequently included in a plea agreement. The tax assessment is based on the alleged absence of a valid basis for the payment or the failure to properly identify its beneficiary. No provision was recorded in this case, as both the beneficiary’s identification and the rationale for the payment were duly provided to the tax authorities and documented in the plea agreement, which is further corroborated by an independent technical report. The potential loss is estimated at US$ 151 million.

Disallowance of PIS and COFINS Tax Credits

The Company is a defendant in legal proceedings disputing its right to claim PIS and COFINS tax credits under the non-cumulative regime. The controversy involves several complex issues, including proving that the expenses are essential and relevant to the Company’s core economic activities, interpreting tax regulations across various sectors in which the Company operates, and providing documentary evidence of the actual incurrence of the expenses that support the credit claim. The decision not to record a provision is based on the fact that the claimed credits are well-supported by thorough documentation, a point further reinforced by independent technical reports. The potential loss in this matter is estimated at US$ 302 million.

c) Australia

Australia tax matters

During 2017, the Australian Tax Office (“ATO”) opened a review of JBS Australia Pty. Ltd. for income tax years 2015 through 2017 in connection with a corporate reorganization. On September 30, 2020, the ATO issued a tax assessment for income tax year 2015 for an immaterial amount while it continues to investigate tax years 2016 and 2017. No loss related to this matter can be reasonably estimated.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

d) Mexico

Mexico tax matters

On May 12, 2022, the SAT issued tax assessments against Pilgrim’s Pride, S. de R.L. de C.V. and Provemex Holdings, LLC in connection with PPC’s acquisition of Tyson de México. The Mexican subsidiaries of PPC filed a petition to nullify these assessments. The District Court issued a judgement on January 20, 2025, in which the court now claims that the seller owed tax due to the indirect transfer of Mexican assets in connection with the sale, and that PPC or its subsidiaries should have withheld such taxes, but also noted that only one of the assessments will proceed. PPC will appeal and will continue to defend this matter. The amount under appeal for the remaining assessment is approximately $269.5 million. No expense has been recorded for this amount at this time, and PPC have submitted an indemnification claim notice pursuant to the definitive agreement to acquire Tyson de Mexico. There can be no assurances as to whether the indemnification claim will be successful or in what amounts.

e) United Kingdom

UK tax matters

In 2019 and 2020, the UK Revenue & Customs Authority (HMRC) opened reviews of the 2017 and 2018 tax returns of Onix Investments UK Ltd in which HMRC evaluated the deductibility of certain interest related expenses incurred by Onix Investments UK Ltd (the “Deductions”). The Deductions total $7.9 million for tax year 2017 and $32.1 million for tax year 2018. On April 12, 2024, HMRC concluded that the Deductions should be disallowed and Onix Investments UK Ltd appealed. On October 8, 2024, HMRC issued a Review Conclusion Letter affirming the prior decision to disallow the Deductions. Onix Investments UK Ltd has timely filed a Grounds of Appeal and will continue to defend this matter. No loss related to this matter can be reasonably estimated.

20 Equity

a. Share capital: The subscribed and fully paid-in capital as of December 31, 2024 and 2023 was US$13,177,841, represented by 2,218,116,370 common shares with no par value as of December 31, 2024 and 2023. The Group is authorized to increase its share capital by up to an additional 1,375,853 common, registered, book-entry shares with no par value. According to the bylaws, the Board of Directors will determine the number, price, subscription period, and other conditions for the issuance of shares. The Group may grant stock options to Directors, employees, or individuals who provide services to the Company, or to directors, employees, or individuals who provide services to companies under its control.

	December 31, 2024		December 31, 2023		December 31, 2022
	Quantity	US$ thousand	Quantity	US$ thousand	Quantity	US$ thousand
Initial balance	2,218,116,370	13,177,841	2,218,116,370	13,177,841	2,373,866,570	13,177,841

Cancellation of treasury shares	—	—	—	—	(155,750,200)	—

Final balance	2,218,116,370	13,177,841	2,218,116,370	13,177,841	2,218,116,370	13,177,841

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

b. Capital reserves:

b1. Premium on issue of shares: Refers to the difference between the subscription price that the stockholders pay for the shares and their fair value;

b2. Capital transaction: Includes transactions resulting from equity changes resulting from the repurchase of PPC shares and the compensation plan with shares of subsidiaries.

c. Other reserves: Refers to revaluations of fixed assets prior to IFRS adoption. Other reserves are transferred to retained earnings in proportion with the realization of revalued assets through depreciation, disposal and retirement.

d. Profit reserve:

d1. Treasury shares:

Treasury share activity were as follows:

	December 31, 2022
	Quantity	US$ thousand
Balance at the beginning of the period	80,062,600	619,298

Purchase of treasury shares	97,687,600	719,393
Disposal of treasury shares	(22,000,000)	(169,408)
Cancellation of treasury shares	(155,750,200)	(1,121,507)
Exchange variation	—	(47,776)

Balance at the end of the period	—	—

During the periods ended December 31, 2024, and 2023, there were no transactions related to share repurchases.

For the year ended at 31 December, 2024 there were no treasury shares transactions.

d2. Dividends: On August 13, 2024, the Company approved the distribution of proposed interim dividends related to profit reserves, totaling US$ 717 million, corresponding to R$2.00 per common share, based on the shareholder base as of June 30, 2024. The interim dividends were paid to shareholders on October 7, 2024.

On November 13, 2024, the Company approved the distribution of proposed interim dividends related to profit reserves, totaling US$ 358 million, corresponding to R$1.00 per common share. The interim dividends were paid to shareholders on January 15, 2025.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The Company distributed dividends based on the balance of profit reserves, amounting to a total of US$1.07 billion. The interim dividends were credited towards the mandatory minimum dividends for the fiscal year ended December 31, 2024.

d3. Legal reserve: In accordance with the Brazilian Corporate Law and the Group’s by-laws, 5% of the net profits must be allocated for each fiscal year to the legal reserve until the aggregate amount of the reserve equals 20% of the share capital.

d4. Investments statutory: Consists of the remaining balance of the net income accumulated over time after the computation of the legal reserve and dividend distribution. The purpose of this reserve is to provide funds for the investment in operating assets, absorb losses and repurchase of the own shares (to remain in treasury or cancelation) and this reserve cannot exceed the share capital.

d5. Tax incentive reserve: The Company and its subsidiaries have subsidies granted by state governments in the form of presumed credit, partial or full reduction of the ICMS tax base for certain goods in their production chain, in accordance with the regulations of each State.

As of December 31, 2024, the total amount of government subsidies used by the Group and its subsidiaries amounted to US$1.28 billion.

e. Other comprehensive income: Composed by gain (loss) on cash flow hedge, gains associated with pension and other postretirement benefit obligations, valuation adjustments to equity in subsidiaries, gain (loss) on net investment in foreign operations and gain (loss) on foreign currency translation adjustments. In the financial statement which includes the foreign entity, such exchange variations must be recognized, initially, in other comprehensive income in a specific equity account, and must be transferred from equity to the income statement when the net investment is written off.

e1. Net investment in foreign operations: The Group has certain intercompany loans balances with a foreign subsidiary which will not be settled through cash but with equity transactions, such as capital increase or reduction. Therefore, these balances are an extension of the subsidiary’s investment, thus they are considered as net investment on foreign operations. The exchange variation is recognized in other comprehensive income and reclassified from equity to profit or loss on disposal of net investment, during the period.

f. Non-controlling interest: Material non-controlling interest as of December 31, 2024 consisted of the 17.6% (17.5% as of December 31, 2023) of PPC common stock not owned by JBS USA. JBS USA’s voting rights in PPC are limited to 82.4% as of December 31, 2024 (82.5% as of December 31, 2023) of the total. The profit allocated to the PPC non-controlling interest was US$199.9 million, and US$67.1 million and US$69 million for the years ended December 31, 2024, 2023 and 2022, respectively. The accumulated non-controlling interest in

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

PPC was US$880.8 million as of December 31, 2024 (US$728.5 million as of December 31, 2023). Below are the PPC total net sales, net income, cash provided by operations, total assets and total liabilities for the years indicated.

	2024	2023	2022
Net Revenue	17,878,291	17,362,217	17,468,377
Net Income	1,087,200	322,317	746,538
Net cash provided by operating activities	1,990,100	677,877	669,863

Total assets	10,650,576	9,810,361	9,255,769
Total liabilities	6,397,180	6,465,784	6,402,493
Total equity	4,253,396	3,344,577	2,853,276

21 Net revenue

The vast majority of the Group’s revenue is derived from contracts which are based upon a customer ordering our products. Revenues are recognized when there is a contract with the customer, the transaction price is reliably measurable and when the control over the goods sold is transferred to the customer. The Group accounts for a contract, which may be verbal or written, when it is approved and committed by both parties, the rights of the parties are identified along with payment terms, the contract has commercial substance and collectability is probable. While there may be master agreements, the contract is only established when the customer’s order is accepted by the Group.

The Group evaluates the transaction for distinct performance obligations, which are the sale of its products to customers. Each performance obligation is recognized based upon a pattern of recognition that reflects the transfer of control to the customer at a point in time, which is upon destination (customer location or port of destination), which faithfully depicts the transfer of control and recognition of revenue. There are instances of customer pick-up at the Group’s facility, in which case control transfers to the customer at that point and the Group recognizes revenue. The Group’s performance obligations are typically fulfilled within days to weeks of the acceptance of the order.

The measurability of the transaction price can be impacted by variable consideration i.e. discounts, rebates, incentives and the customer’s right to return products. Some or all of the estimated amount of variable consideration is included in the transaction price but only to the extent that it is highly probable a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. This is usually at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. However, due to the nature of our business, there is minimal variable consideration.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Shipping and handling activities are performed before a customer obtains control of the goods and its obligation is fulfilled upon transfer of the goods to a customer. Shipping and handling costs are recorded within cost of sales. The Group may incur incremental costs to obtain or fulfill a contract such as broker expenses which are not expected to be recovered. The amortization period for such expenses is less than one year; therefore, the costs are expensed as incurred and included in deductions from sales.

The Group receives payments from customers based on terms established with the customer. Payments are typically due within 25 days of delivery for domestic accounts and 39 days for international accounts.

The Group disaggregates its revenues by (i) domestic sales, (ii) export sales and (iii) segment information:

(i) Domestic sales refers to internal sales of each geographical location;

(ii) Export sales refers to external sales of each geographical location;

(iii) Segment information as disclosed in Note 25.

The Group also disaggregated its revenues between Brazil, Seara, Beef North America, Pork USA, Chicken Pilgrim’s Pride, Australia and Others to align with our segment presentation in Note 25.

Revenue by significant category are as follows:

	2024	2023	2022
Domestic sales	57,186,180	54,501,282	53,478,460
Export sales	19,996,367	18,416,841	19,135,450

NET REVENUE	77,182,547	72,918,123	72,613,910

Contract balances - Advances from customers

Customer advance revenues are related to payments received in advance of satisfying the performance obligation under the contract. Moreover, a contract liability is recognized when the Group has an obligation to transfer products to a customer from whom the consideration has already been received. The recognition of the contractual liability occurs at the time when the consideration is received and settled. The Group recognizes revenue upon fulfilling the related performance obligation. Contract liabilities are presented as advances from customers in the balance sheet.

The following table provides information about trade accounts receivable and contract liabilities from contracts with customers:

	Note	2024	2023
Trade accounts receivable	4	3,735,540	3,390,856
Contract liabilities		(151,947)	(324,598)

Total customer contract revenue		3,583,593	3,066,258

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

22 Net finance expense

Net finance expense includes (i) interest payable on lease liabilities and borrowings and direct issue costs; (ii) results from the daily settlements of future contracts used to protect assets and liabilities, as well as the fair value adjustments for derivative instruments that are described within Note 27 - Risk management and financial instruments, (iii) interest receivable on funds invested which is recognized in profit or loss as it accrues using effective interest method; and (iv) gains and losses associated with transactions denominated in foreign currencies.

	2024	2023	2022
Gains / (losses) from exchange rate variation (3)	138,377	57,525	415,570
Fair value adjustments on derivatives	(502,644)	82,928	(343,573)
Interest expense (1)	(1,647,112)	(1,732,928)	(1,342,486)
Interest income (2)	453,731	326,442	268,418
Bank fees and others (3)	(112,115)	(87,372)	(239,627)

	(1,669,763)	(1,353,405)	(1,241,698)

Finance income	719,370	584,216	808,612
Finance expense	(2,389,133)	(1,937,621)	(2,050,310)

	(1,669,763)	(1,353,405)	(1,241,698)

(1)	For the year ended December 31, 2024, 2023 and 2022 the amount of US$1,152,892, US$1,183,852 and US$909,942, respectively, refers to interest expenses from loans and financings.
(2)

For the year ended December 31, 2024,2023 and 2022 the amount of US$97,980, US$117,866 and US$110,677 , respectively, refers to interest income from present value adjustments. In addition, for the year ended December 31, 2024, the amount of US$182,812 (US$105,839 and US$68,478 for the year ended December 31, 2023 and 2022 respectively), refers to interest income from short-term investments.

(3)	Includes indexation for legal expenses

23 Earnings (loss) per share

Basic: Earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the year, excluding common shares purchased and held as treasury shares (shares in thousands).

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Diluted: Diluted earnings (loss) per share is calculated by dividing net income (loss) of the period attributable to common shareholders by the weighted average number of common shares outstanding during the year, adjusted for the effects of all potential common shares that are dilutive and adjusted for treasury shares held.

	2024	2023	2022
Net income (loss) attributable to Company shareholders	1,766,870	(198,869)	2,997,488

Weighted average common shares	2,218,116	2,218,116	2,254,345
Weighted average - treasury shares	—	—	(23,933)

Weighted average - common shares outstanding	2,218,116	2,218,116	2,230,412

Basic and diluted earnings (loss) per share - (US$)	0.80	(0.09)	1.34

24 Share-based compensation

JBS and Seara - Share Based Compensation Plan

In the variable compensation plan, the Company’s directors and executive officers receive compensation based on the Company’s share price, which is paid on a deferred basis—one-third per year over three years.

These plans consist of cash settlement, as there is no actual trading of the Company’s shares, nor the issuance and/or transfer of shares for the settlement of the plan. The determination of the unit value equivalent to the number of shares used as the calculation basis is defined with reference to the eligible participant’s monthly salary, a salary multiple, and the average closing price of the Company’s common shares traded on the B3 stock exchange over the last 30 trading sessions prior to the disclosure of the annual results.

An amount of US$10,704 as of December 31, 2024 (US$8,217 as of December 31, 2023) was recognized under “General and administrative expenses” in the consolidated statement of income.

PPC - Share Based Compensation Plan

PPC operates an employee performance-based compensation plan, which provides for the granting of share-based awards to directors and other employees of PPC, members of the Board of Directors and any consultants. The awards granted consist of “incentive stock options,” which are nonqualified stock options (NSO), appreciation shares, restricted stock awards (“RSAs”) and restricted stock units (“RSUs”).

Share-based awards are converted into shares of PPC common stock shortly after the award is granted. The cost of remuneration to be recognized in the case of granting shares is determined by multiplying the number of

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

awards granted by the closing price of a common share of PPC on the award grant date. Share-based awards (phantom shares) are converted into cash shortly after the award is granted. The cost of compensation to be recognized in the case of cash payment is determined by first multiplying the number of awards granted by the closing price of a share of PPC common stock on the award grant date. However, the same is adjusted on each subsequent date (i.e., expiration date, vesting date or period end date) by multiplying the number of awards granted by the closing price of a share of PPC common stock on that date. The President of the PPC establishes the criteria for granting options and selecting employees. The number of grantable shares authorized by the plan is limited to 2% of PPC’s share capital.

For the year ended December 31, 2024, the expenses recognized related to compensation plans with payment in shares and cash were US$11,684 and (US$1,480), respectively US$5,728 and US$1,888 respectively for the year ended December 31, 2023).

During 2024, the liability-based awards in PPC’ Europe and Mexico segments for the 2023 performance year were determined to have not met the performance threshold for payout, therefore PPC reversed the prior and current year recognized compensation costs related to these awards.

The following table presents the changes of restricted stock units (“RSUs”):

	December 31, 2024		December 31, 2023
Equity-based compensation, paid in shares	Number	Price	Number	Price
Initial balance	911	22.40	993	22.00

Grants	979	26.80	324	23.67
Exercised	(187)	21.76	(378)	22.25
Shares reissued	(131)	21.70	(28)	24.99

Ending balance	1,572	25.27	911	22.4

	December 31, 2024		December 31, 2023
Equity-based compensation, cash-settled	Number	Price	Number	Price
Initial balance	242	27.66	377	23.8

Grants	—	—	158	24.21
Exercised	—	—	(196)	25.27
Cancelled	(218)	34.32	(97)	22.81

Ending balance	24	45.92	242	27.66

There were no changes to premiums in the years ended December 31, 2024 and 2023.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The total fair values of equity awards and equity-based awards were US$7,100 on December 31, 2024 (US$9,300 on December 31,2023), no liability-based awards were vested during 2024 (US$5,600 on December 31, 2023), respectively. As of December 31, 2024, the total unrecognized compensation cost related to all unexercised share-based awards was US$9,000 (US$10,161 on December 31,2023), whose cost must be recognized over a weighted average period of 1.91 years (1.93 years on December 31, 2023). As of December 31, 2024, the total unrecognized compensation cost related to all nonvested liability-based awards was immaterial (US$4,100 on December 31, 2023), the cost of which must be recognized over a weighted average period of 1 year (1.73 years on December 31, 2023).

Historically, PPC has issued new shares, rather than treasury shares, for the share-based award.

The expected life of stock options is based on historical data and current expectations that are not necessarily indicative of exercises that may occur in the future. Expected volatility reflects the premise that historical volatility is indicative of future trends, which may not be the case.

25 Operating segments

The Group’s Management has defined operating segments based on the reports that are used to make strategic decisions, analyzed by the Chief Operating Decision Maker (CODM) - our Chief Executive Officer (CEO), there are seven reportable segments: Brazil, Seara, Beef North America, Pork USA, Pilgrim’s Pride, Australia and Others. The segment performance is evaluated by the CODM, based on Adjusted EBITDA.

Adjusted EBITDA consists of profit or loss before taxes, applying the same accounting policies described in these financial statements, except for the following adjustments as described below: exclusion of financial income and expenses, exclusion of depreciation and amortization expenses, exclusion of profit sharing from equity investments, net of taxes, exclusion of expenses with antitrust agreements described in explanatory note 19, exclusion of donations and social programs, exclusion J&F leniency expenses, exclusion of asset impairments, exclusion fiscal payments and installments, exclusion of expenses related to restructuring projects, exclusion of expenses incurred as a result of the floods in Rio Grande do Sul, exclusion of extemporaneous litigation, write-off tax credits, and exclusion of some other income (expenses).

Brazil: this segment includes all the operating activities of the Group, mainly represented by slaughter facilities, cold storage and meat processing, fat, feed and production of beef by-products such as leather, collagen and other products produced in Brazil. Revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chains.

Seara: this segment includes all the operating activities of Seara and its subsidiaries, mainly represented by chicken and pork processing, production and commercialization of food products and value-added products. Revenues are generated from the sale of products predominantly to restaurant chains, food processing companies, distributors, supermarket chains, wholesale supermarket and other significant food chains.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Beef North America: this segment includes JBS USA beef processing operations in North America and the plant-based businesses in Europe. Beef also sells by-products to the variety meat, feed processing, fertilizer, automotive and pet food industries and also produces value-added meat products including toppings for pizzas. Finally, Sampco LLC imports processed meats and other foods such as canned fish, fruits and vegetables to the US and Vivera produces and sells plant-based protein products in Europe.

Pork USA: this segment includes JBS USA’s pork operations, including Swift Prepared Foods. Revenues are generated from the sale of products predominantly to retailers of fresh pork including trimmed cuts such as loins, roasts, chops, butts, picnics and ribs. Other pork products, including hams, bellies and trimmings, are sold predominantly to further processors who, in turn, manufacture bacon, sausage, and deli and luncheon meats. In addition, revenues are generated from the sale of case ready products, including the recently acquired TriOak business. As a complement to our pork processing business, we also conduct business through our hog production operations, including four hog farms and five feed mills, from which, JBS Lux will source live hogs for its pork processing operations.

Pilgrim’s Pride: this segment includes PPC’s operations, including Moy Park, Tulip and Pilgrim’s Consumer Foods as well, mainly represented by chicken processing, production and commercialization of food products and prepared foods in the United States of America, Mexico, United Kingdom and France. The fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken in various combinations of freshly refrigerated, whole chickens and chicken parts. The prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. The segment also generates revenue from the sale of prepared pork products through PPL, a subsidiary acquired by PPC in October 2019. The segment includes PPC’s PFM subsidiary, acquired in September 2021, and generates revenues from branded and private label meats, meat snacks, food-to-go products, and ethnic chilled and frozen ready meals.

Australia: This segment includes our fresh, frozen, value-added and branded beef, lamb, pork and fish products in Australia and New Zealand. The majority of our beef revenues from our operations in Australia are generated from the sale of fresh beef products (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products). This segment also sells value-added and branded beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). This segment also operates lamb, pork, and fish, processing facilities in Australia and New Zealand including Huon and Rivalea businesses. JBS Australia also generates revenues through their cattle hoteling business. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

Others: Includes certain operations not directly attributable to the primary segments, such as corporate expenses, international leather operations and other operations in Europe. There are no revenues arising out of transactions with any single customer that represents 10% or more of the total revenues.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The Group manages its loans and financing and income taxes at the corporate level and not by segment.

The information by operating segment are as follows:

	2024
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	12,590,503	8,774,541	24,285,826	8,115,549	17,863,075	6,648,051	526,323	78,803,868	(1,621,321)	77,182,547
Adjusted EBITDA(1)	964,993	1,538,634	247,278	1,071,208	2,703,375	664,256	3,452	7,193,196	(1,325)	7,191,871

	2023
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	11,141,171	8,272,546	23,303,052	7,713,828	17,347,956	6,209,012	893,459	74,881,024	(1,962,901)	72,918,123
Adjusted EBITDA(1)	469,250	364,494	114,236	526,949	1,536,039	454,707	(5,207)	3,460,468	(2,583)	3,457,885

	2022
	Brazil	Seara	Beef North America	Pork USA	Pilgrim’s Pride	Australia	Others	Total reportable segments	Elimination (*)	Total
Net revenue	11,414,350	8,324,233	22,069,092	8,153,051	17,455,092	6,323,297	842,036	74,581,151	(1,967,241)	72,613,910
Adjusted EBITDA(1)	468,933	896,744	2,081,676	756,284	2,084,557	443,880	(7,887)	6,724,187	(2,182)	6,722,005

(*)	Includes intercompany and intersegment transactions.
(1)	The Adjusted EBITDA is reconciled with the consolidated profit (loss) before taxes, as follows:

	2024	2023	2022
Profit (loss) before taxes	2,711,003	(259,728)	3,553,493
Share of profit of equity-accounted investees, net of tax	(2,945)	(9,537)	(11,800)
Net finance expense	1,669,763	1,353,405	1,241,698
Depreciation and amortization	2,189,547	2,149,066	1,907,923
Antitrust agreements (1)	253,731	102,500	101,447
Donations and social programs (2)	22,467	18,166	23,942
J&F Leniency expenses refund (3)	—	—	(93,786)
Impairment of assets (4)	—	26,268	17,396
Restructuring (9)	95,556	52,235	—
Fiscal payments and installments (6)	81,766	—	—

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	2024	2023	2022
Rio Grande do Sul floods (5)	19,313	—	—
Extemporaneous litigation (7)	61,016	—	—
Reversal of tax credits (8)	58,654	—	—
Other operating income (expense), net (10)	32,000	25,510	(18,308)
Elimination	1,325	2,583	2,182

Total Adjusted EBITDA for operating segments	7,193,196	3,460,468	6,724,187

(1)	Refers to the Agreements entered by JBS USA and its subsidiaries as described in Note 19 – Provisions for legal proceedings.
(2)	Refers to the donations, for Instituto J&F and Fundo Amazônia.
(3)	Refers to the amount that J&F agreed to pay to JBS in connection with the settlement agreement between the parties to Arbitration Proceeding No. 186/21, net of PIS/COFINS social contribution tax
(4)	Refers to the impairment of assets related to Planterra’s plant on December 31, 2023.
(5)	This refers to the loss incurred as a result of the floods that occurred in Rio Grande do Sul.
(6)	This refers to the special payment program for installment plans of tax processes with penalty exemption and interest reduction.
(7)	This refers to extemporaneous litigation arising from debts of companies acquired by the Group and recognizes these settlement expenses within general and administrative.
(8)	This refers to the reversal of ICMS credits on sales operations disallowed in the state of Santa Catarina.
(9)

Refers to multiple restructuring initiatives, primarily those in the indirect subsidiary Pilgrim’s Pride Corporation (PPC), which are registered as Other expenses, as well as other non-significant restructuring projects that are registered as General and administrative expenses.

(10)	Refers to various adjustments, mainly abroad, such as expenses related to acquisitions, insurance indemnities, among others.

Below is net revenue and total assets based on geography, presented for supplemental information.

	2024
	North and Central America (2)	South America	Australia	Europe	Others	Total	Intercompany elimination (1)	Total
Net revenue	45,104,352	21,658,326	6,105,791	5,999,271	375,961	79,243,701	(2,061,154)	77,182,547
Total assets	18,488,384	13,926,766	4,827,633	5,002,706	309,238	42,554,727	(1,869,354)	40,685,373

	2023
	North and Central America (2)	South America	Australia	Europe	Others	Total	Intercompany elimination (1)	Total
Net revenue	43,121,198	18,160,466	5,771,385	5,979,750	264,904	73,297,703	(379,579)	72,918,124
Total assets	19,639,926	17,674,813	3,764,222	5,297,784	2,088,346	48,465,091	(5,887,257)	42,577,834

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	2022
	North and Central America (2)	South America	Australia	Europe	Others	Total	Intercompany elimination (1)	Total
Net revenue	42,934,979	19,022,041	6,373,122	5,588,847	189,715	74,108,704	(1,494,794)	72,613,910
Total assets	28,967,943	16,883,845	3,611,682	5,036,017	2,158,279	56,657,766	(16,772,255)	39,885,511

(1)	Includes intercompany and intersegment transactions.
(2)	Including the holdings located in Europe that are part of the North American operation.

26 Expenses by nature

The Group’s policy is to present expenses by function in the statement of income. Expenses by nature are disclosed below:

	2024	2023	2022
Cost of sales
Cost of inventories, raw materials and production inputs	(55,402,817)	(55,435,841)	(52,469,159)
Salaries and benefits	(8,260,103)	(7,641,355)	(6,951,628)
Depreciation and amortization	(1,931,401)	(1,873,776)	(1,649,450)

	(65,594,321)	(64,950,972)	(61,070,237)

Selling
Freight and selling expenses	(3,637,983)	(3,848,089)	(3,970,687)
Salaries and benefits	(715,562)	(302,395)	(242,342)
Depreciation and amortization	(71,114)	(63,990)	(62,188)
Advertising and marketing	(319,018)	(313,736)	(337,873)
Net impairment losses	(10,588)	(7,748)	(2,477)
Commissions	(73,019)	(58,376)	(66,122)

	(4,827,284)	(4,594,334)	(4,681,689)

General and administrative
Salaries and benefits	(903,731)	(1,247,927)	(1,297,972)
Fees, services purchased and general expenses (2)	(911,428)	(735,386)	(670,385)
Depreciation and amortization	(187,035)	(211,095)	(196,288)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	2024	2023	2022
DOJ - department of justice and Antitrust agreements (2)	(253,731)	(102,500)	(101,446)
Donations and social programs (1)	(22,467)	(18,166)	(22,891)
JBS Fund For The Amazon	—	—	(1,049)

	(2,278,392)	(2,315,074)	(2,290,031)

(1)

Refers to donations made to Instituto J&F regarding improvements on school’s building, the social program “Fazer o Bem Faz Bem” created by the Group to support actions for social transformation where the Group is present and donations to the JBS Fund For The Amazon.

(2)	Includes additions, reversals and changes in estimates of legal expenses.

For the year ended December 31, 2024, the Group incurred expenses with internal research and development, in the amount of US$1,185 (US$5,135 and US$8,311 for the year ended December 31, 2023 and 2022).

For the year ended December 31, 2024 and 2023, other income (expenses) includes gain (losses) of sale of assets, insurance recovery, asset impairment expenses, restructuring expenses, among others.

26.1 - Other income and expenses

Other income: For the year ended December 31, 2024, the Group recognized other income in the amount of US$ 84,525 (US$148,625 and US$311,057 for the year ended December 31, 2023 and 2022), that mainly relates to results on sale of assets totaling US$22,467 (US$19,617 and US$40,554 for the year ended December 31, 2023 and 2022), insurance recovery totaling US$50 (US$21,305 and US$16,182 for the year ended December 31, 2023 and 2022), tax refund and extemporaneous tax credit totaling US$6,993 (US$48,825 and US$51,532 for the year ended December 31, 2023 and 2022), leniency expenses refund zero (zero and U$93,786 for the year ended December 31, 2023 and 2022), among other non-significant items.

Other expenses: For the year ended December 31, 2024, the Group has recorded other expenses amounting to US$189,254 (US$122,228 and US$99,619 for the year ended December 31, 2023 and 2022), that mainly related to PPC restructuring expenses totaling US$93,388 (US$44,338 and US$30,466 for the year ended December 31, 2023 and 2022), loss on the sale of assets totaling US$16,859 (US$37,652 and US$27,396 for the year ended December 31, 2023 and 2022), reversal of tax extemporaneous credits amounting to US$58,654, among other non-significant items.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Restructuring related expenses

In the year ended December 31, 2024 the Group recognized US$96,616 (US$53,275 for the year in 2023 and zero in 2022), related to restructuring expenses, of witch US$ 93,388 relates to the subsidiary PPC, as described below.

In 2022, PPC began restructuring initiatives in its European operations. Additional restructuring initiatives also commenced in 2023 and 2024. The purpose of the ongoing restructuring activities is to integrate central operations and reallocate processing capacities between production facilities resulting in closures of some facilities in the European operations.

The following table provides a summary of PPC’s estimates of timelines and costs associated with these restructuring initiatives by major type of cost:

	Moy Park	Pilgrim’s Pride Ltd.	Pilgrim’s Food Masters	Pilgrim’s Europe Central	Total
Earliest implementation date	2022	2022	2022	2024
Expected predominant completion date	2023	2024	2025	2025
Costs incurred and expected to be incurred:
Employee-related costs	11,103	21,814	37,145	43,236	113,298
Asset impairment costs	3,481	15,938	14,949	1,824	36,192
Contract termination costs	248	144	846	1,747	2,985
Other exit and disposal costs (1)	6,135	7,920	16,265	3,807	34,127

Total exit and disposal costs	20,967	45,816	69,205	50,614	186,602

Costs incurred since earliest implementation date:
Employee-related costs	11,103	21,814	37,145	27,956	98,018
Asset impairment costs	3,481	15,938	14,949	1,824	36,192
Contract termination costs	248	144	846	1,747	2,985
Other exit and disposal costs (1)	6,135	7,920	15,783	1,166	31,004

Total exit and disposal costs	20,967	45,816	68,723	32,693	168,199

(1)

Comprised of other costs directly related to the restructuring initiatives, including Moy Park flock depletion, the write-off of Pilgrim’s Pride Ltd. prepaid maintenance costs and Pilgrim’s Food Masters consulting fees.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

During the year ended December 31, 2024, PPC recognized the following expenses and paid the following cash related to each restructuring initiative:

	2024
	Provisions	Expenses	Cash Outlays
Pilgrims Europe Central	4,204	32,692	26,490
Pilgrim’s Food Masters	7,123	40,735	25,909
Pilgrim’s Pride Ltd.	571	20,066	4,678
Moy Park	1,784	(105)	869

Total	13,682	93,388	57,946

The following table reconciles liabilities and reserves associated with each restructuring initiative from December 31, 2023 to December 31, 2024 and from December 31, 2022 to December 31, 2023. Ending liability balances for employee termination benefits and other charges are reported in accrued payroll and social charges in the Consolidated Statements of financial position. The ending reserve balance for inventory adjustments is reported in inventories, net in the Consolidated Statements of financial position. The ending reserve balance for asset impairments is reported in property, plant and equipment, net in the Consolidated Statements of financial position.

	Liability reserve as of December 31, 2023	Restructuring charges incurred	Cash payments and disposals	Currency translation	Liability reserve as of December 31, 2024
Severance	3,651	46,474	(45,267)	(77)	4,781
Contract termination	1,597	2,854	(2,684)	(49)	1,718
Asset impairment	359	29,392	(29,655)	(5)	91
Other	4,631	14,663	(12,050)	(152)	7,092

Total	10,238	93,383	(89,656)	(283)	13,682

	Liability reserve as of December 31, 2022	Restructuring charges incurred	Cash payments and disposals	Currency translation	Liability reserve as of December 31, 2023
Severance	6,142	25,619	(28,363)	253	3,651
Contract termination	922	1,109	(707)	273	1,597
Asset impairment	3,007	5,270	(8,392)	474	359
Other	6,526	12,340	(13,900)	(335)	4,631

Total	16,597	44,338	(51,362)	665	10,238

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

27 Risk management and financial instruments

Financial instruments:

The Group recognizes financial assets and liabilities at fair value upon initial recognition, except for trade accounts receivable that are measured at the transaction price and subsequently classified at amortized cost or at fair value through profit or loss based on the business model for asset management and the contractual cash flow characteristics of the financial asset. Purchases or sales of financial assets or liabilities are recognized on the trade date.

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (OCI), and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them:

1.

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated at initial recognition at fair value through profit or loss. In this category the Group classifies mainly “CDBs and treasury bills” and “Derivative financial instruments”.

2.

Amortized cost: Represent financial assets and liabilities which Group’s business model is to maintain financial assets in order to receive contractual cash flows and that exclusively constitute principal and interest payments on the principal amount outstanding. Financial assets at amortized cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognized when the asset is written off, modified or due to changes in the expected credit losses. In this category the Group classifies mainly “Trade accounts receivable”, “Cash and cash equivalents”, “Trade accounts payable” and “Loans and financing”.

Financial assets and liabilities are offset and presented net in the balance sheet when there is a legal right to offset the amounts recognized and there is an intention to liquidate them on a net basis or to realize the asset and settle the liability simultaneously. The legal right should not be contingent on future events and should be applicable in the normal course of business and in the event of default, insolvency or bankruptcy of the Group or the counterparty.

The Group uses the measurement principles described in Note 2.6 – Significant accounting judgements and estimates at each statement of financial position date for each classification type of financial assets and liabilities.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Financial instruments:

Financial instruments are recognized in the consolidated financial statements as follows:

	Note	December 31, 2024	December 31, 2023
Assets
Fair value through profit or loss (1)
Financial investments	3	3,350,654	2,642,258
National treasury bills	3	65,197	96,446
Margin cash	3	32,334	114,270
Derivative assets		84,468	169,736
Amortized cost (2)
Cash at banks	3	2,197,822	1,830,814
Margin cash	3	104,220	18,191
Trade accounts receivable	4	3,735,540	3,390,856
Related party receivables	8	77,355	118,554

Total		9,647,590	8,381,125

Liabilities
Amortized cost
Loans and financing	15	(19,326,796)	(19,999,137)
Trade accounts payable and supply chain finance	14	(6,194,223)	(6,205,119)
Lease		(1,734,029)	(1,841,227)
Other financial liabilities		(56,872)	(104,043)
Fair value through profit or loss
Derivative liabilities		(266,066)	(144,251)

Total		(27,577,986)	(28,293,777)

(1)

CDBs are updated at the contractual rate but have a short-term and the counterparties are financial institutions, and their carrying amount is approximate to fair value. National treasury bill are measured at fair value.

(2)	Loans and receivables are classified as amortized cost. The trade accounts receivable are short-term and net of expected losses.

Fair value of assets and liabilities through profit or loss: The Group determine fair value measurements in accordance with the hierarchical levels that reflect the significance of the inputs used in the measurement, with the exception of those maturing in the short term, equity instruments without an active market and contracts with discretionary characteristics that the fair value cannot be measured reliably, according to the following levels:

Level 1 - Quoted prices in active markets (unadjusted) for identical assets or liabilities;

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Level 2 - Inputs other than Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly through valuation techniques that use data from active markets;

	December 31, 2024			December 31, 2023
	Level 1	Level 2	Total	Level 1	Level 2	Total
Financial assets
Financial investments	—	3,350,654	3,350,654	206,650	2,435,608	2,642,258
National treasury bills	65,197	—	65,197	210,716	—	210,716
Margin Cash	32,334		32,334	—	—	—
Derivative assets	—	84,468	84,468	—	169,736	169,736
Financial liabilities
Derivative liabilities	—	266,066	266,066	—	144,251	144,251

Fair value of assets and liabilities carried at amortized cost: The fair value of the Notes under Rule 144-A and Regulation S, are estimated using the closing sale price of these securities informed by a financial newswire on December 31, 2024 and December 31, 2023, considering there is an active market for these financial instruments. The book value of the remaining fixed-rate loans approximates fair value since the interest rate market, the Group’s credit quality, and other market factors have not significantly changed since entering into the loans. The book value of variable-rate loans and financings approximates fair value given the interest rates adjust for changes in market conditions and the quality of the Group’s credit rating has not substantially changed. For all other financial assets and liabilities, book value approximates fair value due to the short duration of the instruments. The following details the estimated fair value of the notes:

Description	December 31, 2024			December 31, 2023
	Principal	Price (% of the Principal)	Fair value	Principal	Price (% of the Principal)	Fair value
Notes 2,50% JBS Lux 2027	1,000,000	94.98%	949,770	1,000,000	92.10%	920,960
Notes 5,13% JBS Lux 2028	899,740	99.50%	895,205	900,000	99.66%	896,931
Notes 3,00% JBS Lux 2029	599,957	91.20%	547,161	600,000	88.24%	529,440
Notes 6,5% JBS Lux 2029	69,906	100.52%	70,273	77,973	99.27%	77,406
Notes 5,5% JBS Lux 2030	1,249,685	99.77%	1,246,786	1,250,000	98.55%	1,231,875
Notes 3,75% JBS Lux 2031	493,000	88.93%	438,435	500,000	86.45%	432,250
Notes 3,00% JBS Lux 2032	1,000,000	83.22%	832,210	1,000,000	81.66%	816,560
Notes 3,625% JBS Lux 2032	968,780	87.96%	852,178	1,000,000	85.60%	856,030
Notes 5,75% JBS Lux 2033	1,661,675	99.54%	1,654,048	2,050,000	99.35%	2,036,736
Notes 6,75% JBS Lux 2034	1,507,046	105.85%	1,595,148	1,600,000	105.27%	1,684,368
Notes 4,375% JBS Lux 2052	900,000	110.50%	994,482	900,000	74.36%	669,204
Notes 6,50% JBS Lux 2052	1,548,000	101.53%	1,571,731	1,550,000	100.71%	1,560,989
Notes 7.25% JBS Lux 2053	900,000	74.94%	674,487	900,000	109.34%	984,060

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Description	December 31, 2024			December 31, 2023
	Principal	Price (% of the Principal)	Fair value	Principal	Price (% of the Principal)	Fair value
Notes 4,25% PPC 2031	855,725	92.24%	789,303	1,000,000	90.27%	902,650
Notes 3,5% PPC 2032	900,000	86.34%	777,033	900,000	84.47%	760,203
Notes 6,25% PPC 2033	980,000	102.16%	1,001,178	1,000,000	102.90%	1,029,020
Notes 6,875% PPC 2034	500,000	106.73%	533,650	499,999	108.05%	540,230

	16,033,514		15,423,078	16,727,972		15,928,912

Finance income (expense) by category of financial instrument:

	2024	2023	2022
Fair value through profit or loss	(256,499)	204,573	(277,875)
Amortized cost	(1,413,264)	(1,566,845)	(963,823)

Total	(1,669,763)	(1,362,272)	(1,241,698)

Risk management:

The Group during the regular course of its operations is exposed to market, credit and liquidity risks. These exposures are managed by the Risk Management Department, following the Financial and Commodities Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors. The Risk Management Department is responsible for identifying all the risk factors that may cause adverse financial results for the Group and proposing strategies to mitigate those risks. Their proposals are submitted to the Risk Management Committee for submission to the Board of Directors, who supervises the implementation of new solutions, noting limitations of scope and guidelines of the Financial and Commodities Risk Management Policy.

Below are the risks and operations to which the Group is exposed and a sensitivity analysis for each type of risk, consisting in the presentation of the effects in the finance income (expense), net, when subjected to possible changes, of 25% to 50%, in the relevant variables for each risk. For each probable scenario, the Group utilizes the Value at Risk Methodology (VaR),for the confidence interval (C.I.) of 99% and a horizon of one day.

a Market Risk:

The exposure to market risk is monitored, especially the risks related to foreign exchange, interest rates and commodity prices, which directly affect the value of financial assets and liabilities, future cash flows and net investments in foreign subsidiaries. In these cases, Group may use financial hedge instruments, including derivatives, with the approval by the Board of Directors.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

It is the responsibility of the Risk Management Department to ensure that other areas are within the risk exposure limits set by Management to protect against volatility in price, centralize the exposures and apply the Financial and Commodities Risk Management policy.

The Risk Management Department uses proprietary and third-party information systems specially developed to control and manage market risk, applying stress scenario and Value at Risk analysis (VaR) to measure Group’s net exposure as well as the cash flow risk with the B3 and the Chicago Mercantile Exchange.

a1. Interest rate risk

Interest rate risk is related to potentially adverse results that Group may realize from changes in interest rates, which may be caused by economic crisis, changes in sovereign monetary policy, or market movements. The Group primarily has assets and mainly liabilities exposed to variable interest rates like the CDI Interbank Deposit Certificate), IPCA (Extended National Consumer Price Index) and TJLP (Long Term Interest Rate), among others. The Group’s Financial and Commodities Risk Management Policy does not define the proportion between float and fixed exposures, but the Risk Management Department monitors market conditions and may propose to the Risk Management Committee strategies to rebalance the exposure.

The quantitative data referring to the risk of exposure to the Group’s interest rates on December 31, 2024 and December 31, 2023, are in accordance with the Financial and Commodity Risk Management Policy of the Group and are representative of the exposure incurred during the period. The main exposure to financial risks as of December 31, 2024 and December 31, 2023 are shown below:

	December 31, 2024	December 31, 2023
Net exposure to the CDI rate:
CRA - Agribusiness Credit Receivable Certificates	—	(60,676)
Credit note - export	(1,704)	(217,648)
Rural - Credit note - Prefixed	—	(1,208)
Related party transactions	527	624
CDB-DI (Bank certificates of deposit)	790,370	943,526
Margin cash	132,687	31,566

Subtotal	921,880	696,184

Derivatives (Swap)	(1,285,133)	(1,427,374)

Total	(363,253)	(731,190)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	December 31, 2024	December 31, 2023
Net exposure to the IPCA rate:
Treasury bills	35,127	27,716
CRA - Agribusiness Credit Receivable Certificates	(1,163,028)	(2,101,681)
Margin cash	3,867	51,751
Related party transactions	77,336	117,930

Subtotal	(1,046,698)	(1,904,284)

Derivatives (Swap)	906,886	1,423,667

Total	(139,812)	(480,617)

Assets exposure to the CPI rate:
Margin cash	—	49,144

Total	—	49,144

Liabilities exposure to the SOFR rate:
Export credit note	(102,367)	—
Prepayment	(100,296)	(280,971)
Prepayment - exchange agreement	(2,599)	(2,915)

Total	(205,262)	(283,886)

Liabilities exposure to the TJLP rate:
Working Capital	—	(771)

Total	—	(771)

Sensitivity analysis as of December 31, 2024:

			Scenario (I) VaR 99% C.I. 1 day		Scenario (II) Interest rate variation - 50%		Scenario (III) Interest rate variation -100%
Contracts exposure	Risk	Current scenario	Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
CDI	Increase	12.15%	12.22%	(271)	18.23%	(23,388)	24.30%	(46,775)

				(271)		(23,388)		(46,775)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

			Scenario (I) VaR 99% C.I. 1 day		Scenario (II) Interest rate variation - 25%		Scenario (III) Interest rate variation - 50%
Contracts exposure	Risk	Current scenario	Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
IPCA	Increase	4.87%	4.88%	(10)	6.09%	(1,805)	7.31%	(3,608)
SOFR	Increase	4.37%	4.37%	(11)	5.46%	(2,378)	6.56%	(4,753)

				(21)		(4,183)		(8,361)

			December 31, 2024				December 31, 2023
Instrument	Risk factor	Maturity	Notional	Fair value (Asset) -US$	Fair value (Liability) -US$	Fair value	Notional	Fair value (Asset) - US$	Fair value (Liability) -US$	Fair value
Swap	CDI	2024	—	—	—	—	181,769	189,067	(189,571)	(504)
	IPCA	2024	—	—	—	—	111,031	142,472	(111,625)	30,847
	IPCA	2027	158,004	162,453	(171,479)	(9,026)	79,937	94,520	(85,402)	9,118
	IPCA	2028	—	—	—	—	91,298	108,777	(100,034)	8,743
	IPCA	2030	—	—	—	—	289,179	350,639	(328,591)	22,048
	IPCA	2031	189,071	212,403	(224,840)	(12,437)	288,874	333,981	(326,029)	7,952
	IPCA	2032	183,123	192,464	(216,650)	(24,186)	87,821	103,620	(105,459)	(1,839)
	IPCA	2034	127,416	124,373	(135,650)	(11,277)	—	—	—	—
	IPCA	2036	—	—	—	—	18,824	23,487	(24,650)	(1,163)
	IPCA	2037	189,239	215,192	(263,254)	(48,062)	214,822	266,169	(267,639)	(1,470)
	IPCA	2038	142,320	143,557	(159,263)	(15,706)	—	—	—	—
	IPCA	2039	20,854	20,363	(21,830)	(1,467)	—	—	—	—
	IPCA	2044	80,745	79,880	(92,168)	(12,288)	—	—	—	—

			1,090,772	1,150,685	(1,285,134)	(134,449)	1,363,555	1,612,732	(1,539,000)	73,732

a2. Exchange rate risk

Exchange rate risk relates to potentially adverse results that the Group may face from fluctuations in foreign currency exchange rates from economic crisis, sovereign monetary policy alterations, or market movements.

The Risk Management Department enters into transaction with derivative instruments previously approved by the Board of Directors to protect financial assets and liabilities and future cash flow from commercial activities and net investments in foreign operations. The Board of Directors has approved the use of future contracts, NDFs (non deliverable forwards), DFs (Deliverable forwards), and swaps that may be applied to hedge loans, investments, cash flows from interest payments, export estimate, acquisition of raw material, and other transactions, whenever they are quoted in currencies different than the entity’s. functional currency. The primary exposures to exchange rate risk are in US Dollars (US$), Euro (€), British Pound (£), Australian Dollars (AU$), Canadian dollar and Chinese Renminbi Yuan.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The carrying amounts of assets and liabilities and other positions exposed to foreign currency risk at December 31, 2024, and 2022 are presented below along with the notional amounts of derivative contracts intended to offset the exposure, in accordance with the Group’s Financial and Commodities Risk Management Policy. The exposure is related to Brazilian Real.

	USD		EUR		GBP		MEX	AUD		CAD		CNY
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2023 (1)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
OPERATING
Cash and cash equivalents	1,639,584	1,570,813	50,341	68,154	16,097	20,102	271,503	90	42	483	550	7,051	5,506
Trade accounts receivable	1,073,398	579,651	165,016	147,839	65,684	49,743	134,113	543	241	14,387	8,106	2,964	5,885
Sales orders	1,062,765	916,595	78,854	73,564	54,370	217,509	—	—	—	2,896	68	7,197	4,316
Trade accounts payable	(297,536)	(174,781)	(78,268)	(74,963)	(16,271)	(15,846)	(267,433)	(2,535)	(320)	—	—	—	—
Purchase orders	(83,493)	(56,710)	(8,928)	(18,012)	—	—	—	—	—	—	—	—	—

Operating subtotal	3,394,718	2,835,568	207,015	196,582	119,880	271,508	138,183	(1,902)	(37)	17,766	8,724	17,212	15,707

FINANCIAL
Margin cash	220	—	—	—	—	—	—	—	—	—	—	—	—
Advances to customers	(4,683)	(111,368)	(1,562)	(12,621)	(191)	(511)	—	—	—	—	—	(118)	(2,696)
Loans and financing	(1,290,871)	(306,798)	(614)	(3,218)	—	—	—	—	—	(585)	(379)	—	—

Financial subtotal	(1,295,334)	(418,166)	(2,176)	(15,839)	(191)	(511)	—	—	—	(585)	(379)	(118)	(2,696)

Operating financial subtotal	2,099,384	2,417,402	204,839	180,743	119,689	270,997	138,183	(1,902)	(37)	17,181	8,345	17,094	13,011

Total exposure	2,099,384	2,417,402	204,839	180,743	119,689	270,997	138,183	(1,902)	(37)	17,181	8,345	17,094	13,011

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

	USD		EUR		GBP		MEX	AUD		CAD		CNY
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2023 (1)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
DERIVATIVES
Future contracts	1,840	(250,788)	(85,595)	(137,070)	(34,095)	(44,142)	—	—	—	(8,000)	—	(21,600)	(11,727)
Deliverable Forwards (DF´s)	(664,084)	(398,024)	70,949	67,303	(26,785)	(14,369)	—	2,760	2,846	(29,612)	82,182	—	(5,503)
Non-Deliverable Forwards (NDF´s)	(417,158)	(1,306,760)	(19,559)	5,071	(6,262)	(97,124)	—	—	—	—	—	—	—

Total derivatives	(1,079,402)	(1,955,572)	(34,205)	(64,696)	(67,142)	(155,635)	—	2,760	2,846	(37,612)	82,182	(21,600)	(17,230)

NET EXPOSURE IN US$	1,019,982	461,830	170,634	116,047	52,547	115,362	138,183	858	2,809	(20,431)	90,527	(4,506)	(4,219)

(1)	There is no exposure in 2024 as we have changed the functional currency of the indirect subsidiary, PPC Mexico.

a2.1. Sensitivity analysis and derivative financial instruments breakdown:

a2.1.1 US Dollar (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 15%		Scenario (iii) Interest rate variation - 30%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	6.1923	6.0748	(68,290)	5.2635	(539,693)	4.3346	(1,079,393)
Financial	Depreciation	6.1923	6.0748	26,056	5.2635	205,924	4.3346	411,850
Derivatives	Depreciation	6.1923	6.0748	21,713	5.2635	171,596	4.3346	343,195

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Quantity	Notional (US$)	Fair value	Quantity	Notional (US$)	Fair value
Future Contract	American dollar	Long	4,765	1,840	12	52,199	(250,788)	(2,078)

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (US$)	Notional (US$)	Fair value	Notional (US$)	Notional (US$)	Fair value
Deliverable Forwards	American dollar	Short	(664,084)	(664,084)	(16,868)	(398,024)	(398,024)	29,150
Non-Deliverable Forwards	American dollar	Short	(417,158)	(417,158)	(950)	(1,306,760)	(1,306,760)	13,975

a2.1.2 € - EURO (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 15%		Scenario (iii) Interest rate variation - 30%
Exposure of US$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	6.4363	6.3203	(3,956)	5.4709	(32,910)	4.5054	(65,820)
Financial	Depreciation	6.4363	6.3203	42	5.4709	346	4.5054	692
Derivatives	Depreciation	6.4363	6.3203	654	5.4709	5,438	4.5054	10,875

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (EUR)	Notional (US$)	Fair value	Notional (EUR)	Notional (US$)	Fair value
Future Contract	Euro	Long	2,074	(85,595)	49	(5,600)	(137,070)	513
Deliverable Forwards	Euro	Short	68,259	70,949	2,376	60,885	67,303	(1,885)
Non-Deliverable Forwards	Euro	Long	(18,818)	(19,559)	420	4,587	5,071	513

a2.1.3 £ - British Pound (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 15%		Scenario (iii) Interest rate variation - 30%
Exposure of US$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	7.7620	7.6173	(2,368)	6.5977	(19,058)	5.4334	(38,116)
Financial	Depreciation	7.7620	7.6173	4	6.5977	30	5.4334	61
Derivatives	Depreciation	7.7620	7.6173	1,326	6.5977	10,674	5.4334	21,348

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (GBP)	Notional (US$)	Fair value	Notional (GBP)	Notional (US$)	Fair value
Future Contract	British pound	Short	1,219	(34,095)	12	(1,470)	(44,142)	221

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (GBP)	Notional (US$)	Fair value	Notional (GBP)	Notional (US$)	Fair value
Deliverable Forwards	British pound	Short	(21,368)	(26,785)	(675)	(2,333)	(14,369)	202
Non-Deliverable Forwards	British pound	Short	(4,996)	(6,262)	(128)	(15,771)	(97,124)	(579)

a2.1.4 AUD - Australian Dollar (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 15%		Scenario (iii) Interest rate variation - 30%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Depreciation	3.8392	3.7729	35	3.2633	302	2.6874	605
Derivatives	Appreciation	3.8392	3.7729	(50)	3.2633	(439)	2.6874	(878)

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (AUD)	Notional (US$)	Fair value	Notional (AUD)	Notional (US$)	Fair value
Deliverable Forwards	Australian dollar	Long	4,452	2,760	2	4,190	2,846	(1)

a2.1.5 CAD - Canadian Dollar (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 15%		Scenario (iii) Interest rate variation - 30%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	4.3047	4.3762	247	4.9504	2,231	5.5961	4,461
Financial	Depreciation	4.3047	4.3762	(10)	4.9504	(88)	5.5961	(176)
Derivatives	Depreciation	4.3047	4.3762	(625)	4.9504	(5,642)	5.5961	(11,284)

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (CAD)	Notional (US$)	Fair value	Notional (CAD)	Notional (US$)	Fair value
Future Contract	Canadian dollar	Long	(800)	(8,000)	—	—	—	—

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (CAD)	Notional (US$)	Fair value	Notional (CAD)	Notional (US$)	Fair value
Deliverable Forwards	Canadian dollar	Long	(42,597)	(29,611)	(675)	139,339	105,115	5,053

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

a2.1.6 CNY - Yuan (amounts in thousands of US$):

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Interest rate variation - 15%		Scenario (iii) Interest rate variation - 30%
Exposure of US$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	0.8483	0.8644	327	0.9756	2,582	1.1028	5,164
Financial	Depreciation	0.8483	0.8644	(2)	0.9756	(18)	1.1028	(35)
Derivatives	Depreciation	0.8483	0.8644	(410)	0.9756	(3,240)	1.1028	(6,480)

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (CNY)	Notional (US$)	Fair value	Notional (CNY)	Notional (US$)	Fair value
Future Contract	Chinese Renminbi Yuan	Long	158,000	(21,600)	(3)	(1,500)	(15,000)	68

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (CNY)	Notional (US$)	Fair value	Notional (CNY)	Notional (US$)	Fair value
Non Deliverable Forwards	Chinese Renminbi Yuan	Long	—	—	—	(50,000)	(7,038)	82

b. Commodity price risk

The Group operates globally (the entire livestock protein chain and related business) and during the regular course of its operations is exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybeans, and energy, especially in the North American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies and storage costs, among others. The Risk Management Department is responsible for mapping the exposures to commodity prices of the Group and proposing strategies to the Risk Management Committee, in order to mitigate such exposures.

Biological assets are a very important raw material used by the Group. In order to maintain future supply of these materials, the Group participates in forward contracts to anticipate purchases with suppliers. To complement these forward purchases, the Group use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuations—on inventories and sales contracts. The Group takes the historical average amount spent on materials as an indication of the operational value to be protected by firm contracts.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

b.1 Position balance in commodities (cattle) and corn (grain) contracts of JBS S.A.:

Given the nature of its operations, the Group is exposed to volatility in cattle prices and corn, where price fluctuations arise from factors beyond the Group’s control, such as climate, cattle supply, transportation costs and agricultural policies among others. Forward purchases of cattle can be negotiated at floating (prices marked at the delivery day current price) or fixed prices. The Group may use future contracts traded at the B3 to balance these exposures.

The factors that influence the commodity price risk reduction strategy are the timing of term contracts for cattle purchases considering any negotiated values and terms.

The Group’s exposure to cattle price fluctuation as of December 31, 2024, are presented below in accordance with the Group’s Financial and Commodities Risk Management Policy and are representative of the exposure at each period end.

Exposure in Commodities (Cattle)	December 31, 2024	December 31, 2023
DERIVATIVES
Future contracts	111	(101)

Subtotal	111	(101)

NET EXPOSURE	111	(101)

Exposure in Corn (Grain)	December 31, 2024	December 31, 2023
DERIVATIVES
Future contracts	15	(46)

Subtotal	15	(46)

NET EXPOSURE	15	(46)

Sensitivity analysis as of December 31, 2024:

			Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) @ Variation -25%		Scenario (ii) @ Variation -50%
Exposure	Risk	Current price (USD per head)	Price	Effect on income	Price	Effect on income	Price	Effect on income
Derivatives	Cattle depreciation	44	44	(2)	33	(29)	22	(59)

		Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) @ Variation -25%		Scenario (ii) @ Variation -50%
Exposure	Risk	Price	Effect on income	Price	Effect on income	Price	Effect on income
Derivatives	Corn depreciation	(1.07)%	—	25%	(4)	50%	(8)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Derivatives financial instruments breakdown:

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts	Commodities (Cattle)	Long	6,548	111	(2,718)	(6)	(101)	—

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts	Grain	Long	4,161	15	(1)	(7)	(46,724)	930

b2.	Position balance in commodities (grain) derivatives financial instruments of Seara Alimentos:

Seara Alimentos is exposed to price volatility of grain, which changes based on factors beyond the management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others.

Seara Alimentos, in accordance with its policy of inventory management, started the strategy of managing the risk of grain’s price by actively monitoring the Group´s grains needs, including expectations of future consumption, anticipated purchases, combined with future market operations, by hedging with grain futures on B3, CME and Over the Counter (OTC), through Non-Deliverable Forwards (NDFs), in order reduce price volatility.

Management’s estimate o the exposure risk to grain’s price changes at Seara Alimentos at December 31, 2024, 2023 and, 2022 are presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of the exposure incurred during the period.

EXPOSURE in Commodities (Grain)	December 31, 2024	December 31, 2023	December 31, 2022
OPERATING
Purchase orders	57,260	114,097	224,766

Subtotal	57,260	114,097	224,766

DERIVATIVES
Future contracts	17,769	—	(948)
Non-Deliverable Forwards	—	—	(30,990)

Subtotal	17,769	—	(31,938)

NET EXPOSURE	75,029	114,097	192,828

Sensitivity analysis as of December 31, 2024:

		Scenario (i) VaR 99% C.I. 1 day		Scenario (ii) Price variation - 25%		Scenario (ii) Price variation -50%
Exposure	Risk	Price (USD per tonne)	Effect on income	Price	Effect on income	Price	Effect on income
Operating	Depreciation	(1.066)%	(647)	(25.00)%	(15,171)	(50.00)%	(30,343)
Derivatives	Appreciation	(1.066)%	(201)	(25.00)%	(4,708)	(50.00)%	(9,416)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Derivatives financial instruments breakdown:

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future contracts	Commodities (Grains)	Short	2,788	17,769	84	—	—	—

b3.	Hedge accounting of Seara Alimentos:

b3.1.	Hedge accounting:

The Group applies hedge accounting for grain purchases by the subsidiary Seara Alimentos, aiming at bringing stability to the results. The designation of these instruments is based on the guidelines outlined in the Financial and Commodity Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors.

Financial instruments designated for hedge accounting were classified as cash flow hedge. The effective amount of the instrument’s gain or loss is recognized under “Other comprehensive income (expense)” and the ineffective amount under “Financial income (expense), net”, and the accumulated gains and losses are reclassified to profit and loss or to the statement of financial position when the object is recognized, adjusting the item in which the hedged object was recorded.

In these hedge relationships, the main sources of ineffectiveness are the effect of the counterparties and the Group’s own credit risk on the fair value of the forward foreign exchange contracts, which is not reflected in the change in the fair value of the hedged cash flows attributable to the change in exchange rates; changes in commodities prices; and changes in the timing of the hedged transactions.

Below are the effects on the statement of income, after the adoption of hedge accounting:

	December 31, 2024	December 31, 2023
Statements of income:
Cost of sales before hedge accounting adoption	(6,585,192)	(7,798,858)

Derivatives operating income (loss)	(787)	31,693
Currency	—	1,441
Commodities	(787)	30,252

Cost of sales with hedge accounting	(6,585,979)	(7,767,165)

Financial income (expense), net excluding derivatives	(246,602)	(77,411)

Derivatives financial income (expense), net	(90,340)	14,405
Currency	(79,296)	39,968
Commodities	(10,760)	(24,357)
Interest	(284)	(1,206)

Financial income (expense), net	(336,942)	(63,006)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Below are the effects on other comprehensive income (expense), after the adoption of hedge accounting:

	December 31, 2024	December 31, 2023
Statements of other comprehensive income (expense):
Financial instruments designated as hedge accounting:	324	(537)
Currency	—	39
Commodities	324	(576)

Gain (loss) on cash flow hedge	779	7,882

Deferred income tax on hedge accounting		—

Total of other comprehensive income (expense)	779	7,882

	December 31, 2023	OCI	December 31, 2024
Hedge cash flow movement
Hedge accounting operations at the parent company	(549)	735	186
(-) Income Tax	187	(250)	(63)

Impact of Hedge Operations on Subsidiaries	(362)	485	123

Below are the effects on the statement of financial position, after the adoption of hedge accounting:

	December 31, 2024	December 31, 2023
Statement of financial position:
Derivative (liabilities)/assets	84	—

Financial instruments designated as hedge accounting:
Commodities	84	—
Derivative (liabilities)/assets	69	4,473

Financial instruments not designated as hedge accounting:
Exchange	69	4,977
Interest	—	(504)
Other comprehensive income (expense)	306	(550)

Currency	—	39
Commodities	306	(589)
Inventories	20	6,577

Currency	—	136
Commodities	20	6,441

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Open amounts in statement of financial position of derivative assets and liabilities:

	December 31, 2024	December 31, 2023
Assets:
Not designated as hedge accounting	84	—

Interest	—	—

Current assets	153	4,977

(Liabilities):
Designated as hedge accounting	—	750

interest	—	750

Not designated as hedge accounting Currency	—	504

interest	—	504

b4.	Position balance in commodities derivatives financial instruments of JBS USA:

Exposure in Commodities	December 31, 2024	December 31, 2023
OPERATIONAL
Firm contracts of cattle purchase	3,699,290	3,230,355

Subtotal	3,699,290	3,230,355

DERIVATIVES
Deliverable Forwards	8,534,720	389,130

Subtotal	8,534,720	389,130

NET EXPOSURE	12,234,010	3,619,485

Sensitivity analysis as of December 31, 2024:

		Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation - 15%		Scenario (iii) Price variation - 30%
Exposure	Risk	Price (US$ per head)	Effect on income	Price	Effect on income	Price	Effect on income
Operating	Depreciation	(2.10)%	(82,215)	(15.00)%	(588,093)	(30.00)%	(1,176,185)
Derivatives	Appreciation	(2.10)%	(189,681)	(15.00)%	(1,356,802)	(30.00)%	(2,713,605)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

Derivatives financial instruments breakdown:

			December 31, 2024			December 31, 2023
Instrument	Risk factor	Nature	Notional (US$)	Notional (R$)	Fair value	Notional (US$)	Notional (R$)	Fair value
Deliverable Forwards	Commodities (Cattle)	Short	1,378,279	8,534,720	(60,240)	80,377	389,130	(1,982)

c.	Credit risk

The Group is potentially subject to credit risk related to accounts receivable, financial investments and derivative contracts. For the receivable account the Financial and Commodities Risk Policy significantly understand the diversification of the portfolio contribute significantly to the reduction of credit, but also sets parameters for the credit granting observing the measures, financial and operational, supported by consultations with agencies that also monitor credit. The impairment of these financial assets is carried out based on credit analyses. If the counter party of a financial transaction is a financial institution (financial investments and derivative contracts), the Group establishes exposure limits set by the Risk Management Committee, based on the risk ratings of specialized international agencies.

The Group considers a financial asset to be in default when:

1.	the debtor is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or

2.	the losses are expected based on the client’s operational history and credit.

Category	% Equity	Maximum horizon
AAA	2.00	5 years
AA	1.00	3 years
A	0.50	2 years
BBB	0.25	1 year

The information about the exposure to weighted average loss rate, gross carrying amount, impairment losses recognized in profit or loss were as follows:

	Weighted average loss rate	Gross carrying amount	Expected credit loss
December 31, 2024
Cash and cash equivalents	—	5,613,672	—
Margin cash	—	136,554	—
Trade accounts receivable	2.38%	3,735,540	(89,060)
Related party receivables	—	77,355	—

	—	9,563,121	(89,060)

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

d.	Liquidity risk

Liquidity risk arises from the Group’s working capital management and obligations to pay interest and principal on its financing, especially debt instruments. Liquidity risk is the risk that the Company may not have available liquidity to meet its financial obligations when they are due.

The Group’s key management personnel manage liquidity risk primarily by assessing the Group’s overall leverage by monitoring the net debt ratio. This ratio compares the Group’s net debt (total loans and financing less the total of cash and cash equivalents) to “Adjusted EBITDA” for the preceding 12 months. The Group’s working capital management strategy includes maintaining its leverage at or below its target leverage ratio in order to ensure that the Group can meet its financial obligations while achieving efficiency in its cost of funding.

The leverage ratio is shown below:

	December 31, 2024	December 31, 2023
Leverage indicator (USD)	1.89x	4.42x

The table below shows the contractual obligation amounts from financial liabilities of the Group according to their maturities:

	December 31, 2024					December 31, 2023
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable and supply chain finance	6,194,223	—	—	—	6,194,223	6,205,119	—	—	—	6,205,119
Loans and financing	2,084,225	2,029,192	2,071,582	13,141,797	19,326,796	891,570	171,228	1,212,538	17,723,802	19,999,138
Estimated interest on loans and financing (1)	2,458,318	2,440,620	839,949	5,670,017	11,408,904	1,362,896	1,052,488	1,910,116	7,390,262	11,715,762
Derivatives liabilities (assets)	165,979	100,087	—	—	266,066	144,251	—	—	—	144,251
Other liabilities	16,297	16,351	—	24,224	56,872	21,162	20,914	—	61,967	104,043
Payments of leases	335,681	574,118	235,423	588,807	1,734,029	(2,796)	293,444	442,272	1,108,307	1,841,227
Total	11,254,723	5,160,368	3,146,954	19,424,845	38,986,890	8,622,202	1,538,074	3,564,926	26,284,338	40,009,540

(1)

Includes interest on all loans and financing outstanding. Payments are estimated for variable rate debt based on effective interest rates at December 31, 2024 and December 31, 2023. Payments in foreign currencies are estimated using the December 31, 2024 and December 31, 2023 exchange rates.

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

The Group has future commitment for purchase of grains and cattle whose balances at December 31, 2024 is US$33,5 billion (December 31, 2023 is US$35.6 billion).

The Group has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2024 is US$28,687 (US$13,575 at December 31, 2023). This guarantee exceeds the amount of the collateral.

The indirect subsidiary JBS USA and its subsidiaries, has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2024 is US$104,000 (US$67,335 at December 31, 2023). This guarantee exceeds the amount of the collateral.

Also, the direct subsidiary Seara Alimentos has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2024 is US$3,867 (US$51,751 at December 31, 2023). This guarantee exceeds the amount of the collateral.

As disclosed in Note 15 Loans and financing, the Group has multiple bank loans that contains a loan covenants. A future breach of covenant may require the Group to repay the loan earlier than indicated in the above table.

The interest payments on variable interest rate loans and bond issues in the table above reflect market forward interest rates at the reporting date and these amounts may change as market interest rates change. The future cash flows on derivative instruments may be different from the amount in the above table as interest rates and exchange rates or the relevant conditions underlying the derivative change. Except for these financial liabilities, it is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.

e.	Risks linked to climate change and the sustainability strategy

In view of the Group’s operations, there is inherent exposure to risks related to climate change. Certain Group assets, including biological assets that can be measured at fair value, may be impacted by climate change which is considered in the preparation process of these financial statements.

For the year ended December 31, 2024, Management considered as main risk the data and assumptions highlighted below:

(i) possible impacts on the determination of fair value in biological assets due to the effects of climate change, such as temperature rise, scarcity of water resources, may impact some assumptions used in accounting estimates related to the Company’s biological assets, as follows:

•	losses of biological assets due to heat waves and droughts which occur with greater frequency and intensity;

•	reduction in the expected growth of our biological assets due to natural disasters, fires, pandemics or changes in rainfall patterns; and

Notes to the financial statements for the years ended at December 31, 2024, 2023 and 2022

(Expressed in thousands of United States dollar)

•	interruption in the production chain due to adverse weather events, causing power outages, fuel shortages, disruption of transportation channels, among other things.

(ii) structural changes and their impacts on the business, such as:

•

regulatory and legal: regulation and legislation arising from Brazilian and/or international authorities that encourage the transition to a low-carbon economy and/or with greater biodiversity and that increase the risk of litigation and/or commercial restrictions related to the alleged contribution, even if indirect, for the intensification of climate change;

•	reputational: related to customers’ perceptions and the society in general regarding the positive or negative contribution of an organization to a low carbon economy.

PROSPECTUS

, 2025

Part II

Information not required in prospectus

Item 20. Indemnification of Directors and Officers

Members of the Registrant’s board of directors, including former members, will have the benefit of the following indemnification provisions in the Registrant’s articles of association:

Current and former members of the Registrant’s board of directors shall be reimbursed for all expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnification shall be made only (unless ordered by a court) upon a determination that indemnification of a director or former director is proper under the circumstances because he or she had met the applicable standard of conduct set.

Expenses that a director or former director has incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding, upon a resolution of the board of directors with respect to the specific case upon receipt of an undertaking by or on behalf of the director to repay such amount, unless it is ultimately determined that such director is entitled to be indemnified by us.

A director or former director of the Registrant shall not be entitled to any indemnification, if and to the extent:

•	Dutch law would not permit such indemnification;

•

a Dutch court, a judicial tribunal or, in case of an arbitration, an arbitrator has established by final judgment that is not open to challenge or appeal, that the acts or omissions of the director can be considered intentional, fraudulent, grossly negligent, willfully reckless, seriously culpable, or willful misconduct on the part of the director, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

•	the costs or the decrease in assets of the director are covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

•	the Registrant brought up the procedure in question before a court.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description

2.1*	Form of Merger of Shares Protocol (Protocolo e Justificação de Incorporação de Ações) (English translation).

3.1†	Articles of Association of the Registrant currently in effect (English translation).

3.2*	Articles of Association of the Registrant upon completion of the Proposed Transaction (English translation).

4.1†	JBS N.V. BDR Deposit Agreement (English translation).

4.2†	Form of Registration Rights Agreement to be entered into between the Registrant and J&F Investments Luxembourg S.à r.l.

Exhibit No.	Description

4.3†	Form of Tag Along Agreement to be entered into between the Registrant and J&F Investments Luxembourg S.à r.l.

4.4†	Registration Rights Agreement, dated as of January 21, 2025, by and between JBS USA Holding Lux S.à r.l., and BBVA Securities, Inc., Mizuho Securities USA LLC and RBC Capital Markets, LLC, as representatives on behalf of certain initial purchasers.

4.5	Indenture, dated as of August 19, 2022, among JBS USA Lux S.A., JBS USA Food Company and JBS USA Finance Inc., as Co-Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 2.500% Senior Notes due 2027, including the form of 2.500% Notes due 2027 (incorporated by reference to Exhibit 4.3 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.6	First Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 2.500% Senior Notes due 2027 (incorporated by reference to Exhibit 2.3 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.7	Second Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 2.500% Senior Notes due 2027 (incorporated by reference to Exhibit 2.4 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.8	Indenture, dated as of June 21, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 5.125% Senior Notes due 2028, including the form of 5.125% Senior Notes due 2028 (incorporated by reference to Exhibit 4.5 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.9	First Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 5.125% Senior Notes due 2028 (incorporated by reference to Exhibit 2.6 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.10	Second Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 5.125% Senior Notes due 2028 (incorporated by reference to Exhibit 2.7 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.11	Indenture, dated as of February 2, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 3.000% Senior Notes due 2029, including the form of 3.000% Senior Notes due 2029 (incorporated by reference to Exhibit 4.7 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.12	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 3.000% Senior Notes due 2029 (incorporated by reference to Exhibit 4.8 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.13

Second Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 3.000% Senior Notes due 2029 (incorporated by reference to Exhibit 2.10 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

Exhibit No.	Description

4.14

Third Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 3.000% Senior Notes due 2029 (incorporated by reference to Exhibit 2.11 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.15	Indenture, dated as of April 15, 2019, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the Guarantors party thereto, and U.S. National Bank Association, as Trustee, relating to 6.500% Senior Notes due 2029, including the form of 6.500% Senior Notes due 2029 (incorporated by reference to Exhibit 4.10 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.16	First Supplemental Indenture, dated as of June 29, 2021, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 6.500% Senior Notes due 2029 (incorporated by reference to Exhibit 4.11 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.17	Second Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 6.500% Senior Notes due 2029 (incorporated by reference to Exhibit 4.12 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.18

Third Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 6.500% Senior Notes due 2029 (incorporated by reference to Exhibit 2.15 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.19

Fourth Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 6.500% Senior Notes due 2029 (incorporated by reference to Exhibit 2.16 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.20	Indenture, dated as of August 6, 2019, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the guarantors party thereto, and U.S. National Bank Association, as Trustee, relating to 5.500% Senior Notes due 2030, including the form of 5.500% Senior Notes due 2030 (incorporated by reference to Exhibit 4.14 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.21	First Supplemental Indenture, dated as of June 29, 2021, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 5.500% Senior Notes due 2030 (incorporated by reference to Exhibit 4.15 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.22	Second Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 5.500% Senior Notes due 2030 (incorporated by reference to Exhibit 4.16 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.23

Third Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 5.500% Senior Notes due 2030 (incorporated by reference to Exhibit 2.20 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.24

Fourth Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 5.50% Senior Notes due 2030 (incorporated by reference to Exhibit 2.21 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

Exhibit No.	Description

4.25	Indenture, dated as of May 28, 2021, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Co-Issuers, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 3.750% Senior Notes due 2031, including the form of 3.750% Senior Notes due 2031 (incorporated by reference to Exhibit 4.18 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.26	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 3.750% Senior Notes due 2031 (incorporated by reference to Exhibit 4.19 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.27

Second Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 3.750% Senior Notes due 2031 (incorporated by reference to Exhibit 2.24 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.28

Third Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 3.750% Senior Notes due 2031 (incorporated by reference to Exhibit 2.25 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.29	Indenture, dated as of August 19, 2022, among JBS USA Lux S.A., JBS USA Food Company and JBS USA Finance Inc., as Co-Issuers, the guarantors names therein, and Regions Bank, as Trustee, relating to 3.625% Sustainability-Linked Senior Notes due 2032, including the form of 3.625% Sustainability-Linked Senior Notes due 2032 (incorporated by reference to Exhibit 4.21 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.30

First Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 3.625% Sustainability-Linked Senior Notes due 2032 (incorporated by reference to Exhibit 2.27 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.31

Second Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 3.625% Sustainability-Linked Senior Notes due 2032 (incorporated by reference to Exhibit 2.28 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.32	Indenture, dated as of December 1, 2021, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 3.000% Sustainability-Linked Senior Notes due 2032, including the form of 3.000% Sustainability-Linked Senior Notes due 2032 (incorporated by reference to Exhibit 4.23 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.33	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 3.000% Sustainability-Linked Senior Notes due 2032 (incorporated by reference to Exhibit 4.24 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.34

Second Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 3.000% Sustainability-Linked Senior Notes due 2032 (incorporated by reference to Exhibit 2.31 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

Exhibit No.	Description

4.35

Third Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 3.000% Sustainability-Linked Senior Notes due 2032 (incorporated by reference to Exhibit 2.32 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.36	Indenture, dated as of June 21, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 5.750% Senior Notes due 2033, including the form of 5.750% Senior Notes due 2033 (incorporated by reference to Exhibit 4.26 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.37

First Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 5.750% Senior Notes due 2033 (incorporated by reference to Exhibit 2.34 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.38

Second Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 5.750% Senior Notes due 2033 (incorporated by reference to Exhibit 2.35 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.39

Indenture, dated as of September 19, 2023, among JBS USA Lux S.A., JBS USA Food Company, JBS Luxembourg S.à r.l., as Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 6.750% Senior Notes due 2034, including the form of 6.750% Senior Notes due 2034 (incorporated by reference to Exhibit 2.36 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.40

First Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 6.750% Senior Notes due 2034 (incorporated by reference to Exhibit 2.37 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.41	Indenture, dated as of February 2, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Issuers, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 4.375% Senior Notes due 2052, including the form of 4.375% Senior Notes due 2052 (incorporated by reference to Exhibit 4.28 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.42	First Supplemental Indenture, dated as of August 15, 2022, between JBS USA Lux S.A. and Regions Bank, as Trustee, relating to 4.375% Senior Notes due 2052 (incorporated by reference to Exhibit 4.29 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.43

Second Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 4.375% Senior Notes due 2052 (incorporated by reference to Exhibit 2.40 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.44

Third Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 4.375% Senior Notes due 2052 (incorporated by reference to Exhibit 2.41 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

Exhibit No.	Description

4.45	Indenture, dated as of June 21, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, as Issuers, each of the Guarantors party thereto, and Regions Bank, as Trustee, relating to 6.500% Senior Notes due 2052, including the form of 6.500% Senior Notes due 2052 (incorporated by reference to Exhibit 4.31 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

4.46

First Supplemental Indenture, dated as of December 13, 2023, by and among JBS USA Lux S.A., JBS Luxembourg S.à r.l., and Regions Bank, as trustee, relating to 6.500% Senior Notes due 2052 (incorporated by reference to Exhibit 2.43 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.47

Second Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 6.500% Senior Notes due 2052 (incorporated by reference to Exhibit 2.44 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.48

Indenture, dated as of September 19, 2023, among JBS USA Lux S.A., JBS USA Food Company, JBS Luxembourg S.à r.l., as Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 7.250% Senior Notes due 2053, including the form of 7.250% Senior Notes due 2053 (incorporated by reference to Exhibit 2.45 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.49

First Supplemental Indenture, dated as of January 11, 2024, between JBS USA Holding Lux S.à r.l., and Regions Bank, as trustee, relating to 7.250% Senior Notes due 2053 (incorporated by reference to Exhibit 2.46 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

4.50	Indenture dated as of September 29, 2017 among Pilgrim’s Pride Corporation, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC, JFC LLC and U.S. Bank National Association, as Trustee, relating to 5.875% Senior Notes due 2027, including the form of 5.875% Senior Notes due 2027 (incorporated by reference from Exhibit 4.2 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on October 3, 2017).

4.51	Indenture dated as of April 8, 2021 among Pilgrim’s Pride Corporation, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC, JFC LLC and Regions Bank, as Trustee, relating to 4.250% Sustainability-Linked Senior Notes due 2031, including the form of 4.250% Sustainability-Linked Senior Notes due 2031 (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on April 9, 2021).

4.52	First Supplemental Indenture, dated as of September 22, 2022 among Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee, relating to 4.250% Sustainability-Linked Senior Notes due 2031 (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on September 26, 2022).

4.53	Indenture, dated as of September 2, 2021 among Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee, relating to 3.500% Senior Notes due 2032, including the form of 3.500% Senior Notes due 2032 (incorporated by reference from Exhibit 4.1 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on September 2, 2021).

Exhibit No.	Description

4.54	First Supplemental Indenture, dated as of September 22, 2022 among Pilgrim’s Pride Corporation, as issuer, Pilgrim’s Pride Corporation of West Virginia, Inc., Gold’n Plump Poultry, LLC, Gold’n Plump Farms, LLC and JFC LLC, as Guarantors, and Regions Bank, as Trustee, relating to 3.500% Senior Notes due 2032 (incorporated by reference from Exhibit 4.2 of Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed on September 26, 2022).

4.55†	Indenture, dated as of January 21, 2025, among JBS USA Holding Lux S.à r.l., JBS USA Food Company, JBS USA Foods Group Holdings, Inc., as Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 5.950% Senior Notes due 2035, including the form of 5.950% Senior Notes due 2035.

4.56†	Indenture, dated as of January 21, 2025, among JBS USA Holding Lux S.à r.l., JBS USA Food Company, JBS USA Foods Group Holdings, Inc., as Issuers, each of the guarantors party thereto, and Regions Bank, as Trustee, relating to 6.375% Senior Notes due 2055, including the form of 6.375% Senior Notes due 2055.

5.1*	Form of Opinion of Loyens & Loeff, N.V. Dutch counsel to the Registrant, as to the validity of the Registrant’s Common Shares (including consent).

5.2†	Form of Opinion of Machado Meyer Sendacz e Opice Advogados, Brazilian counsel to the Registrant, as to the validity of the JBS N.V. BDRs (including consent).

8.1	[Reserved]

8.2†	Form of Opinion of Machado Meyer Sendacz e Opice Advogados as to certain Brazilian tax matters (including consent).

8.3†	Form of Opinion of Ernst & Young Belastingadviseurs LLP as to certain Dutch tax matters (including consent).

10.1	Revolving Credit Facility Agreement, dated as of August 5, 2022, among JBS S.A., JBS Investments Luxembourg S.à r.l., Seara Meats B.V., and Seara Alimentos Ltda., as the Borrowers and as Guarantors, the Lenders defined therein, and Mizuho Bank, Ltd., as the Administrative Agent (incorporated by reference to Exhibit 10.1 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

10.2	Revolving Syndicated Facility Agreement, dated as of November 1, 2022, among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, Inc., JBS Australia Pty Limited, and JBS Food Canada ULC, as Borrowers, the Lenders from time to time party thereto, and Bank of Montreal, as the Administrative Agent, as an Issuing Bank and as Swingline Lender (incorporated by reference to Exhibit 10.2 to the Form F-4 Registration Statement under the Securities Act of 1933 of JBS S.A. (File No. 333-272099) filed with the Securities and Exchange Commission on May 19, 2023).

10.3

Supplement, Borrower Assumption and Technical Amendment, dated as of January 19, 2024, by and among JBS USA Lux S.A., JBS USA Food Company, JBS USA Finance, Inc., JBS Australia Pty Limited, JBS Food Canada ULC, the other borrowers from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto and Bank of Montreal, as administrative agent (incorporated by reference to Exhibit 4.3 to the Form 20-F Annual Report under the Securities Act of 1933 of JBS S.A. filed with the Securities and Exchange Commission on March 27, 2024).

10.4	Fifth Amended and Restated Credit Agreement, dated as of August 9, 2021, by and among Pilgrim’s Pride Corporation, certain of its subsidiaries, CoBank, ACB, as administrative agent and collateral agent, and the other lenders party thereto (incorporated by reference to Exhibit 10.1 of the Pilgrim’s Pride Corporation’s Current Report on Form 8-K (No. 001-09273) filed with the Securities and Exchange Commission on August 11, 2021, as amended on August 16, 2021).

21.1*	List of subsidiaries of the Registrant expected upon completion of the Proposed Transaction.

Exhibit No.	Description

23.1*	Consent of KPMG Auditores Independentes Ltda.

23.2*	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1).

23.3†	Consent of Machado Meyer Sendacz e Opice Advogados (included in Exhibit 5.2).

23.4	[Reserved]

23.5†	Consent of Machado Meyer Sendacz e Opice Advogados (included in Exhibit 8.2).

23.6†	Consent of Ernst & Young Belastingadviseurs LLP (included in Exhibit 8.3).

24.1†	Power of Attorney (included in signature page of Amendment No. 4 to this Registration Statement).

99.1†	Consent of Jeremiah O’Callaghan to be named as a director nominee.

99.2†	Consent of Carlos Hamilton Vasconcelos Araújo to be named as a director nominee.

99.3†	Consent of Raul Alfredo Padilla to be named as a director nominee.

99.4†	Consent of Henrique de Campos Meirelles to be named as a director nominee.

99.5†	Consent of Gilberto Tomazoni to be named as a director nominee.

99.6†	Consent of Wesley Mendonça Batista to be named as a director nominee.

99.7†	Consent of Joesley Mendonça Batista to be named as a director nominee.

99.8†	Registrant’s Representation under Item 8.A.4 of Form 20-F.

99.9*	Consent of Kátia Regina de Abreu Gomes to be named as a director nominee.

99.10*	Consent of Paulo Bernardo Silva to be named as a director nominee.

107*	Filing Fee Table.

*	Filed herewith.
†	Previously filed.

Certain debt instruments of the Registrant and its subsidiaries have been omitted as exhibits because the amounts involved in such debt instruments are less than 10% of the Registrant’s total assets. Copies of debt instruments for which the related debt is less than 10% of the Registrant’s total assets will be furnished to the Commission upon request.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Actor Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of that are incorporated by reference in this registration statement;

(e)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(f)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(i)

That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in this paragraph includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)

To supply by means of a post-effective amendment all information concerning a transaction and our company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(l)

That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil on this 25th day of March, 2025.

JBS B.V.

By:	/s/ Gilberto Tomazoni
Name: Gilberto Tomazoni
Title: Chief Executive Officer

By:	/s/ Guilherme Cavalcanti
Name: Guilherme Cavalcanti
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on March 25, 2025 in the capacities indicated:

Signatures	Title

/s/ Gilberto Tomazoni	Gilberto Tomazoni (Principal Executive Officer)

/s/ Guilherme Cavalcanti	Guilherme Cavalcanti (Principal Financial Officer and Principal Accounting Officer)

*	Andre Alcantara Ocampos Director

*	Aguinaldo Gomes Ramos Filho Director

By:	/s/ Wesley Mendonça Batista Filho	JBS USA Food Company Authorized Representative in the United States
Name: Wesley Mendonça Batista Filho
Title: Chief Executive Officer

*By:	/s/ Guilherme Cavalcanti
Name: Guilherme Cavalcanti
Title: Attorney-in-Fact